Form 10-K405, Exhibit 13
period 1996-12-31
FIDELITY NATIONAL CORP /GA/
filed 1997-04-15
CIK 822662

ABOUT THE COMPANY

     Fidelity National Corporation ("FNC", "Fidelity National," or "the Company,") is a Georgia corporation which was incorporated on August 3, 1979, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     Through Fidelity National companies, FNC provides a wide range of personal and corporate banking services, including trust and investment management, mortgage banking, and credit cards, as well as traditional deposit and credit services, to a growing customer base. Fidelity National Bank, Fidelity National Mortgage Corporation and Fidelity National Capital Investors, Inc. are referred to as "Subsidiaries."

     Fidelity National Bank ("the Bank"), a national banking association, which opened February 10, 1974, has sixteen full-service offices in Georgia, two indirect auto-mobile lending offices in Florida. There is a construction lending office in Florida. The Bank's subsidiary, Fidelity National Mortgage Corporation, is a Georgia corporation, organized in 1979, engaged in the residential mortgage origination and servicing business. There are two mortgage offices in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

     As of December 31, 1996, Fidelity National Corporation and its subsidiaries had total assets and shareholders' equity of $605 million and $21 million, respectively.

     The Company is an equal opportunity employer which had 436 full-time employees at December 31, 1996. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, and a 401(k) retirement plan.


================================================================================
TABLE OF CONTENTS

To Our Shareholders

Financial Highlights

Consolidated Financial Review

Report of Independent Auditors

Financial Statements

Corporate Information
================================================================================

BOARDS OF DIRECTORS:

FIDELITY NATIONAL CORPORATION

JAMES W. ANDERSON, JR.
     President Emeritus, Jim Anderson & Co.
     Insurance

DR. EDWARD G. BOWEN
     Gynecology and Obstetrics

DR. MARVIN C. GOLDSTEIN
     Orthodontist and Chief Executive Officer of Atlanta
     American Motor Hotel

JAMES B. MILLER, JR.
     Chairman of the Board, President and Chief Executive Officer, Fidelity National Corporation
     President and Chief Executive Officer,
     Fidelity National Bank, and Chairman of the Boards of
     Fidelity National Mortgage Corporation and
     Fidelity National Capital Investors, Inc.

DR. MANNING M. PATTILLO, JR.
     President Emeritus, Oglethorpe University

ROBERT J. RUTLAND
     President and Director, Allied Holdings, Inc.

W. CLYDE SHEPHERD, JR.
     Chairman of the Board, Fidelity National Bank
     Secretary/Treasurer, Shepherd Construction Company

R. PHILLIP SHINALL III
     Attorney, Glass, McCullough, Sherrill & Harrold, LLP

RANKIN M. SMITH, JR.
     Advisor to Atlanta Falcons

FELKER W. WARD, JR.
   President, Ward and Associates, Inc.; President, Ward
   Bradford & Co.; Chairman, Pinnacle Investment  Advisors, Inc.

MRS. ALICE SHINALL
   Director Emeritus

FIDELITY NATIONAL BANK
   Same Board as Fidelity National Corporation

FIDELITY NATIONAL MORTGAGE CORPORATION
   James B. Miller, Jr., Chairman
   James W. Anderson, Jr.
   Dr. Marvin C. Goldstein
   B. Jefferson Russell

FIDELITY NATIONAL CAPITAL INVESTORS, INC.
   James B. Miller, Jr., Chairman
   Amelia James
   Norman R. Hess
   Karina L. Miller
   W. Clyde Shepherd III

                        FIDELITY NATIONAL CORPORATION
                             FINANCIAL HIGHLIGHTS

(Dollars in Thousands Except Per Share data)

                                                                            December 31,
                                                 -------------------------------------------------------------------

FOR THE YEAR                                         1996         1995          1994          1993          1992
                                                 ------------  -----------  ------------  ------------  ------------
 Interest income                                  $   59,800   $   48,080    $   35,887    $   29,399    $   25,486
 Net interest income                                  33,073       29,209        24,122        19,709        14,915
 Provision for loan losses                            25,127        8,090         4,125         4,200         4,325
 Noninterest income, including securities gains       18,305       11,679         8,769         9,620         8,126
 Securities gains, net (realized)                        604          853           124            44            72
 Noninterest expense                                  35,489       25,583        22,375        18,641        14,308
 (Loss) income before cumulative effect
  of change in accounting principle                   (5,742)       4,649         4,299         4,271         2,838
 Net (loss) income                                    (5,742)       4,649         4,299         4,545         2,838
 Dividends declared                                      693          644           628           472           420

PER SHARE DATA
 (Loss) income before cumulative effect
  of change in accounting principle               $    (1.24)  $     1.01    $      .93    $      .92    $      .61
 Net (loss) income                                     (1.24)        1.01           .93           .98           .61
 Book value                                             4.53         6.02          4.65          4.58          3.33
 Dividends paid                                          .15          .14           .14           .10           .09
 Dividend payout ratio                                     *%       13.85%        14.62%        10.39%        14.80%
 Average shares outstanding                        4,619,530    4,608,383     4,608,383     4,613,775     4,200,600

PROFITABILITY RATIOS
 Return on average assets                                  *%        1.01%         1.15%         1.50%         1.08%
 Return on average equity                                  *        18.91         20.40         26.26         20.80
 Net interest margin                                    5.97         6.87          6.95          6.49          6.14

ASSET QUALITY RATIOS
 Net charge-offs to average loans                       3.00%        2.37%         1.54%         1.65%         2.23%
 Allowance to period-end loans                          3.85         1.54          1.31          1.97          2.15
 Nonperforming assets to total loans and OREO            .85         1.22           .87          1.14          2.54
 Allowance to nonperforming loans                       5.62x        1.80 x        3.65x         7.20x         1.55x
 Allowance to nonperforming assets                      4.71         1.25          1.50          1.72           .84

LIQUIDITY RATIOS
 Total loans to total deposits                         85.80%       87.30%        87.10%        82.40%        77.60%
 Average total loans to average earning assets         85.00        84.60         80.60         78.80         79.50
 Noninterest-bearing deposits to total deposits        13.56        16.10         15.80         16.00         14.60
CAPITAL RATIOS
 Leverage                                               2.67%        5.42%         5.51%         5.73%         5.28%
 Risk-based capital
  Tier 1                                                3.40         6.15          6.49          7.39          6.99
  Total                                                 6.38        10.47          8.25          9.06          8.75
 Average equity to average assets                       4.50         5.35          5.64          5.73          5.21

SELECTED DATA (AT END OF PERIOD)
 Assets                                           $  605,420   $  524,822    $  429,927    $  331,956    $  283,240
 Earning assets                                      545,375      428,714       393,980       308,499       261,247
 Total loans                                         467,389      407,289       333,786       249,989       202,447
 Total deposits                                      544,713      466,507       383,016       303,297       260,907
 Long-term debt                                       16,500       16,750         2,491         1,815         2,065
 Shareholders' equity                                 21,073       27,762        21,430        21,131        15,393
 Realized shareholders' equity                        21,213       27,073        23,067        19,396        15,393

* Not meaningful.

                        CONSOLIDATED FINANCIAL REVIEW

     The following management's discussion and analysis reviews important factors affecting the financial condition and results of operations of Fidelity National Corporation and its subsidiaries (the "Company") for the periods shown. The consolidated financial statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW. Since its inception, the Company has pursued a strategy of growth through internal expansion built on providing quality financial services in selected market areas. At December 31, 1996, the Company had grown to $605 million in total assets from $283 million in total assets at December 31, 1992. The Company currently operates through 16 locations in the metropolitan
Atlanta area and one each in Jacksonville and Tampa, Florida.

     Loans comprise the largest single component of the Company's interest-earning assets. At December 31, 1996, the Company's loan portfolio, excluding loans held for sale, totaled $429 million. At December 31, 1996, credit card loans made up 33.5% of the Company's loan portfolio and have been the primary reason for the Company's higher-than-peer group net interest margin. At December 31, 1996, the Company's net interest margin was 5.97% compared to 6.87% for the year ended December 31, 1995.

     Historically, credit card loans have been an important part of the Company's total loan portfolio. At December 31, 1992, credit card loans represented 53.8% of the Company's loan portfolio of $186 million. During 1992 and 1993, the outstanding balance of credit card loans remained relatively flat and declined as a percentage of total loans to 39.3% at December 31, 1994. In 1994, as a result of additional affinity programs and the introduction of the Company's Olympic card, credit card loans outstanding once again began growing. This growth continued through 1995 and into 1996, and at December 31, 1996, credit card loans totaled $144 million. During 1996, the Company's net losses on its credit card loan portfolio increased significantly, reflecting a national trend and credit quality issues related to a new program introduced in late 1995 which was subsequently discontinued in May 1996.

     The Company has experienced significant growth in indirect automobile lending since it implemented a strategy in 1993 to expand this activity. At December 31, 1996, these loans, including $25 million held-for-sale, totaled $139 million compared to $12 million at December 31, 1992. During 1996, the Company sold, either through whole loan sales or securitization, approximately $136 million of indirect automobile loans with servicing retained to take advantage of its ability to produce indirect automobile loans and to enhance other noninterest income. In addition, during 1996, the Company sold $39 million of indirect automobile loans, servicing released. The Company anticipates that it will continue to sell, periodically either through whole loan sales or securitization, a substantial portion of its indirect automobile loan production to enhance fee income and manage the relative level of indirect automobile loans in the Company's loan portfolio.

     Net loss for the year ended December 31, 1996, was $5.7 million compared to net income of $4.6 million for the comparable period in 1995. The net loss for 1996 was primarily attributable to higher loan loss provisions on credit cards and accrued interest and rate-related fee income reversals resulting from higher levels of charge-offs in the Company's credit card portfolio.

     As a result of the net loss for 1996 and the overall growth of the Company, the capital ratios of the Company and its primary operating subsidiary, Fidelity National Bank (the "Bank"), declined significantly and were not in compliance with the minimum capital requirements prescribed by the Federal Reserve Bank ("FRB") and the Office of the Comptroller of the Currency ("OCC") at December 31, 1996. See the discussion of "Shareholders' Equity" which follows in this section and Note 2 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS.

NET INCOME. The Company's net loss was $5.7 million for the year ended December 31, 1996, compared to net income of $4.6 million for 1995. The net loss per share was $1.24 for 1996, compared to net income per share of $1.01 for 1995. The major factor contributing to the loss for 1996 was higher loan loss provisions on credit cards and accrued interest and rate-related fee income reversals resulting from higher levels of charge-offs in the Company's credit card loan portfolio. 1996 earnings were also adversly affected by recent corporate expansion.

     For 1996, the provision for loan losses was $25.1 million compared to $8.1 million for the same period in 1995, an increase of 210.6%. During the second and third quarters of 1996, the trends in credit card bankruptcies, charge-offs and delinquencies significantly worsened. Net charge-offs for credit card loans during 1996 were $12.6 million and total net charge-offs were $14.2 million for 1996.

     Increases in interest income and noninterest income in 1996 over 1995 were offset by increases in the provision for loan losses and increases in noninterest expense.

     The Company's net income for 1995 was $4.6 million or $1.01 per share, an increase of $350,000 or 8.2% from 1994. During 1995, increases in net interest income and noninterest income were partially offset by increases in the provision for loan losses and noninterest expense.

NET INTEREST INCOME/MARGIN. Taxable-equivalent net interest income increased $3.8 million or 13.1% in 1996 to $33.1 million from $29.2 million in 1995.
This increase resulted from a $127 million increase in average interest earning assets to $554 million partially offset by a decrease in the yield on interest-earning assets to 10.80% from 11.29%. Average total loans increased $110 million or 30.6% over average total loans in 1995. While the increase in loan volume was primarily attributable to indirect automobile and real estate construction loan growth, increased loan volume occurred in all major loan categories as the economy continued to grow.

     The 1996 $7.9 million increase in total interest expense was attributable primarily to volume as rates paid on average total interest-bearing liabilities increased 15 basis points.

     The average balance of noninterest bearing demand deposits increased 16.5% to $70 million during 1996. Interest on earning assets benefited from the 5 basis point higher yield realized on investment securities and a 22.2% increase in the average balance of investment securities to $73 million for 1996.

     In summary, the increase in volume of every significant category of earning assets in 1996 provided a $14.0 million increase in income on interest earning assets, which was partially offset by a $2.3 million decrease due to declining yields. This provided a net $11.7 million increase in income from interest earning assets.

     Average interest-bearing liabilities grew 37.7% or $139 million to $507 million in 1996. This growth primarily occurred in deposits. The rates paid on average interest-bearing liabilities increased 15 basis points in 1996 to 5.27%, as market rates on deposits were fairly stable during the year.

     Taxable-equivalent net interest income was $29.3 million in 1995, an increase of 21.0% over the $24.2 million in 1994. This was primarily the result of a $78.2 million, or 22.5%, increase in average interest earning assets, offset slightly by an 8 basis point decrease in net interest margin between the two years.

AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1





(Dollars in Thousands)                                              For the Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                           1996                                           1995
                                          --------------------------------------------  ---------------------------------------
                                          Average          Income/        Yield/        Average           Income/        Yield/
ASSETS                                    Balance          Expense        Rate          Balance           Expense        Rate
                                          -------          -------        ----          -------           -------        ----
Interest earning assets:
 Loans, net of unearned income (1) (2)
 Taxable                                $469,846           $54,254        11.55%        $358,685          $43,572        12.15%
 Tax-exempt (3)                            l,355               127         9.36            2,230              227        10.18
                                        --------           -------                      --------          -------
  Total loans                            471,201            54,381        11.54          360,915           43,799        12.14
Investment securities
 Taxable                                  73,433             4,956         6.75           60,060            4,025         6.70
 Tax-exempt (3)                                -                 -            -               10                1         5.62
                                        --------           -------                      --------          -------
  Total investment securities             73,433             4,956         6.75           60,070            4,026         6.70
Interest-bearing deposits                  1,431                74         5.17              129                9         6.98
Federal funds sold                         8,289               437         5.27            5,411              324         5.99
                                        --------           -------                      --------          -------
  Total interest-earning assets          554,354            59,848        10.80          426,525           48,158        11.29
Cash and due from banks                   22,011                                          14,645
Allowance for loan losses                 (6,829)                                         (4,487)
Premises and equipment                    14,164                                           9,259
Other real estate owned                    1,246                                           1,458
Other assets                              26,598                                          11,851
                                        --------                                        --------
 Total assets                           $611,544                                        $459,251
                                        ========                                        ========



(Dollars in Thousands)                          For the Years Ended December 31,
                                         --------------------------------------------
                                                             1994
                                         --------------------------------------------
                                           Average         Income/            Yield/
ASSETS                                     Balance         Expense            Rate
Interest earning assets:
Loans, net of unearned income (1) (2)
Taxable                                  $277,933          $31,953              11.50%
Tax-exempt (3)                              2,660              253               9.51
                                         --------          -------
Total loans                               280,593           32,206              11.48
Investment securities
Taxable                                    58,433            3,424               5.86
Tax-exempt (3)                                133                9               6.77
                                         --------          -------
Total investment securities                58,566            3,433               5.86
Interest-bearing deposits                     350               13               3.71
Federal funds sold                          8,803              323               3.67
                                         --------          -------
Total interest-earning assets             348,312           35,975              10.33
Cash and due from banks                    13,614
Allowance for loan losses                  (4,384)
Premises and equipment                      8,104
Other real estate owned                     1,705
Other assets                                6,518
                                         --------
Total assets                             $373,869
                                         ========

LIABILITIES AND SHAREHOLDERS' EQUITY



(Dollars in Thousands)                                              For the Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                           1996                                           1995
                                          --------------------------------------------  ---------------------------------------
                                          Average          Income/        Yield/        Average           Income/        Yield/
ASSETS                                    Balance          Expense        Rate          Balance           Expense        Rate
                                          -------          -------        ----          -------           -------        ----
Interest-bearing liabilities
 Demand deposits                           $100,966       3,542     3.51% $ 92,107        $ 3,148    3.42%     $ 88,530
 Savings deposits                            26,516       1,058     3.99    15,292            520    3.40        20,914
 Time deposits                              344,551      19,933     5.79   243,617         14,260    5.85       176,381
                                           --------      ------            -------         ------               -------
  Total interest-bearing deposits           472,033      24,533     5.20   351,016         17,928    5.11       285,825
Federal funds purchased                       2,306         144     6.24     1,786            106    5.94         1,357
Securities sold under agreements to
 repurchase                                  13,305         390     2.94     8,053            236    2.93         4,725
Other short-term borrowings                   3,296         159     4.83     4,349            247    5.68         4,923
Long-term debt                               16,500       1,501     9.10     3,439            354   10.29         1,684
                                           --------      ------            -------         ------               -------
  Total interest-bearing liabilities        507,440      26,727     5.27   368,643         18,871    5.12       298,514
Noninterest-bearing demand
 deposits                                    70,073                         60,131                               50,637
Other liabilities                             6,520                          5,888                                3,641
Shareholders' equity                         27,511                         24,589                               21,077
                                           --------                        -------                              -------
  Total liabilities and
  shareholders' equity                     $611,544                       $459,251                             $373,869
                                           ========                       ========                             ========
Net interest income/spread                              $33,121     5.53%                  $29,287   6.17%
                                                        =======                            =======
Net interest rate margin                                            5.97%                            6.87%

(Dollars in Thousands)

ASSETS
                                            Income/      Yield/
                                            Expense      Rate
                                            -------      ----

Interest-bearing liabilities
 Demand deposits                              $ 2,386    2.70%
 Savings deposits                                 630    3.01
 Time deposits                                  8,152    4.62
  Total interest-bearing deposits              11,168    3.91
Federal funds purchased                            73    5.38
Securities sold under agreements to
 repurchase                                       129    2.73
Other short-term borrowings                       264    5.36
Long-term debt                                    131    7.78
                                               ------
  Total interest-bearing liabilities           11,765    3.94
Noninterest-bearing demand
 deposits
Other liabilities
Shareholders' equity
  Total liabilities and
  shareholders' equity

Net interest income/spread                    $24,210    6.39%
                                              =======
Net interest rate margin                                 6.95%


(1) Fee income relating to loans of $4,007 in 1996, $3,854 in 1995, and $2,710 in 1994 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $48, $77 and $89 for each of the three years ended December 31, 1996, using a federal tax rate of 34%.

RATE/VOLUME ANALYSIS                                                     TABLE 2

(Dollars in Thousands)


                                       1996 Compared to 1995                         1995 Compared to 1994
                                      Variance Attributed To (1)                   Variance Attributed To (1)
                                  --------------------------------                 -------------------------------
                                   Volume      Rate     Net Change                 Volume       Rate    Net Change
                                  ---------  ---------  ----------                 ------       -----   ----------
Net loans:
 Taxable                            $12,927    $(2,245)  $10,682                   $9,724      $1,895    $ 11,619
 Tax-exempt (2)                         (83)       (17)     (100)                     (43)         17         (26)
Investment securities:
 Taxable                                902         29       931                       98         503         601
 Tax-exempt (2)                         (1)         -         (1)                      (7)         (1)         (8)
Federal funds sold                     156        (43)       113                     (154)        155           1
Interest bearing deposits               68         (3)        65                      (11)          7          (4)
                                   -------    -------    -------                   ------      ------     -------
Total interest-earning assets      $13,969    $(2,279)   $11,690                   $9,607      $2,576     $12,183
                                  =======    ========    =======                   ======      ======    ========
Interest-bearing deposits:
Demand                            $    309    $    85  $     394                     $100     $   662  $      762
Savings                                435        103        538                     (184)         74        (110)
Time                                 5,841       (168)     5,673                    3,595       2,513       6,108
                                   -------    -------    -------                   ------      ------     -------
  Total interest-bearing
   deposits                         6,585          20      6,605                    3,511       3,249       6,760
Federal funds purchased                33           5         38                       25           8          33
Securities sold under agreements
 to repurchase                        154           -        154                       97          10         107
Other short-term borrowings           (54)        (34)       (88)                     (32)         15         (17)
Long-term debt                      1,192         (45)     l,147                      170          53         223
                                   -------    -------    -------                   ------      ------     -------
  Total interest-bearing
   liabilities                    $ 7,910    $    (54)   $ 7,856                   $3,771      $3,335    $  7,106
                                  =======    ========    =======                   ======      ======    ========

(1) The change in interest due to both rate and volume has been allocated to the components in proportion to the relationship of the dollar amounts of the change in each.
(2) Reflects fully taxable equivalent adjustments using a Federal tax rate of 34%.


PROVISION FOR LOAN LOSSES. Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Management's evaluation process to determine inherent losses includes consideration of financial services industry trends, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes.

     For the year ended December 31, 1996, the provision for loan losses was $25.1 million compared to $8.1 million in 1995, an increase of 210.6%. The increase in the provision for loan losses was the most significant factor contributing to the decline in earnings of the Company. Net charge-offs were $14.2 million in 1996 compared to $6.9 million in 1995. Net charge-offs to average loans for 1996 were 3.00% compared to 1.91% in 1995. Approximately 88.8% of the loan charge-offs in 1996 were attributable to credit card loans. This significant increase in credit card losses in 1996 was due to several factors. Nationally, credit card charge-offs reached record highs as consumers found themselves unable to meet their credit card obligations. Many of these filed bankruptcy and bankruptcies hit record levels. Moreover, a significant portion of the Company's credit card portfolio's charge-offs were attributable to one specific program which the Company initiated in the middle of 1995 and discontinued in May 1996. While it was, and continues to be, the Company's policy not to issue credit cards without first conducting a credit review, the Company initially issued preapproved credit cards under this specific program without such a review. The reason for this policy exception was that these customers had recently completed a credit review necessary to secure a residential mortgage from a third-party lender. In May 1996, the Company ceased issuing preapproved credit cards under this program. A substantial portion of the additional provision for loan losses recorded in 1996 was to provide for losses deemed inherent in this portfolio as of year end.

     In the third quarter of 1996, the Company revised its procedures related to charge-offs for past due credit card and other loans. Prior to June
30, 1996, the Company recorded
charge-offs monthly only after obtaining Board approval. While these loans were included in the determination of the adequacy of the allowance for loan losses, this procedure resulted in a one month delay in processing charge-offs based on the date on which they were identified. The implementation of the new procedure increased charge-offs for the year ended December 31, 1996, by $1.1 million. The ratio of net charge-offs to average loans was 3.00% for 1996. Excluding the impact of the implementation of the new charge-off procedure, the ratio would have been 2.77%.

  In 1995 the provision for loan losses was $8.1 million compared to $4.1 million in 1994. The increase in the provision for loan losses in 1995 over 1994 was due primarily to credit card loan growth and increases in credit card charge-offs during 1995. Net charge-offs were $6.9 million for 1995 compared to $4.3 million in 1994.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3


(Dollars in Thousands)                                   December 31,
                                         --------------------------------------------
                                           1996     1995     1994     1993     1992
                                         --------  -------  -------  -------  -------
Balance at beginning of year             $ 5,537   $4,344   $4,550   $4,007   $4,011
Charge-offs:
 Commercial, financial and agricultural        3       60      226       18       68
 Real estate-construction                      -        -        -        -       13
 Real estate-mortgage                          -        -        -       34      341
 Consumer installment                      1,657      328       88       36       80
 Credit cards                             13,156    7,051    4,466    4,091    4,345
                                         -------   ------   ------   ------   ------
 Total charge-offs                        14,816    7,439    4,780    4,179    4,847
Recoveries:
 Commercial, financial and agricultural       31       42       29      122       89
 Real estate-construction                      -        -        -        -        -
 Real estate-mortgage                          -        -        2       35       88
 Consumer installment                         64       38       24       11       21
 Credit cards                                568      462      394      354      320
                                         -------   -------  ------   -------  ------
 Total recoveries                            663      542      449      522      518
                                         -------   -------  -------  -------  ------
 Net charge-offs                          14,153    6,897    4,331    3,657    4,329
Provision for loan losses                 25,127    8,090    4,125    4,200    4,325
                                         -------   -------  -------  -------  ------
Balance at end of year                   $16,511   $5,537   $4,344   $4,550   $4,007
                                         =======   ======   ======   ======   ======

Ratio of net charge-offs during year to
 average loans outstanding, net             3.00%    1.91%    1.54%    1.65%    2.23%

Allowance for loan losses as
 a percentage of loans                      3.85%    1.54%    1.31%    1.97%    2.15%

NONINTEREST INCOME. Noninterest income for 1996 was $18.3 million compared to $11.7 million in 1995. This increase resulted primarily from growth in residential mortgage banking activities, brokerage operations, gains on loan sales and a loan securitization, sale of mortgage servicing rights and increased fee income from servicing indirect automobile loans which were sold. For 1996, noninterest income benefited from a $2.1 million gain on sales of mortgage servicing rights and a $672 gain on sales of $204 million of indirect automobile and credit card loans. There were no such sales in 1995. Year-to-date noninterest income also benefited from a $1.0 million increase in brokerage fee income, a $467,000 increase in mortgage servicing fee income, and a $707,000 increase in indirect automobile loan servicing fees.

     The profits from the sales of mortgage servicing rights in 1996 mitigated the losses in the mortgage business due to declining loan production and reduced the Company's exposure to mortgage servicing rights impairment due to mortgage loan prepayments.

     Noninterest income for 1995 was $11.7 million compared to $8.8 million in 1994. This increase resulted primarily from growth in residential mortgage banking activities, brokerage operations and net gains from securities transactions. During 1995, income from residential mortgage banking activities increased 91.8% to $3.3 million and income from brokerage activities increased to $2.2 million in 1995 from $1.6 million in 1994. Reflecting the Company's commitment to increase noninterest fee income, late in 1994, the Company began to make bulk purchases of mortgage servicing rights to increase noninterest income from mortgage banking activities. As noted above, beginning in 1996, the Company began selling portions of its mortgage servicing rights portfolio.

     The Company adopted Statement of Financial Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1995. Accordingly, the Company capitalized the cost of originated mortgage servicing rights beginning in 1995. The adoption of this new accounting standard had a significant favorable impact on 1996 and 1995 noninterest income. During 1996 and 1995, the Company capitalized originated mortgage servicing rights and recorded related amortization of $.6 million and $1.0 million and $573,000 and $61,000, respectively. The Company measures the value of mortgage servicing rights for impairment based on loan type and rate structure. At December 31, 1996 and 1995, the fair value of these rights approximated net book value.

NONINTEREST EXPENSE. Noninterest expense increased $9.9 million or 38.7% in 1996 to $35.5 million from $25.6 million in 1995. Salaries and employee benefits, which accounted for 46.6% of the total increase in noninterest
expense, were up 39.1% in 1996 to $16.4 million.   The increase  in salaries
and employee benefits during 1996 was primarily attributable to expansion in traditional banking activities and general corporate growth.

     Expenses related to the amortization of mortgage servicing rights were $1.9 million in 1996 compared to $1.1 million and $364,000 in 1995 and 1994, respectively. Excluding mortgage servicing, expenses related to mortgage banking activities were $4.5 million in 1996 compared to $2.8 million in 1995. Expenses related to securities brokerage activities were $3.1 million in 1996 compared to $2.4 million in 1995.

     Furniture and equipment expense and net occupancy costs increased during 1996 due to general corporate growth including branch bank expansion, the opening of a new operations center, and the opening of loan production offices.

     Noninterest expense for 1995 was $25.6 million compared to $22.4 million for 1994, a 14.3% increase. The increase in salaries and benefits accounted for 59.5% of the total increase in noninterest expense. The increase in noninterest expense was primarily attributable to general corporate growth in traditional banking activities, requiring an increase in full-time equivalent employees.

PROVISION FOR INCOME TAXES. In 1996, a tax benefit of $3.5 million was recorded compared to a $2.6 million provision for income taxes for 1995. The provision for income taxes for 1995 was $2.6 million compared to $2.1 million for the same period in 1994. The provision for income taxes consists of provisions for Federal and state income taxes. The Company's effective tax rate approximated statutory rates for all periods.

FINANCIAL CONDITION. The Company manages its assets and liabilities to maximize long-term earnings opportunities while maintaining the integrity of its financial position and the quality of earnings. To accomplish this objective, management strives to effect efficient management of interest rate risk and liquidity needs. The primary objectives of interest-sensitivity management are to minimize the effect of interest rate changes on the net interest margin and to manage the exposure to risk while maintaining net interest income at acceptable levels. Liquidity is provided by carefully structuring the balance sheet. The decline in capital ratios to below statutory minimums at December 31, 1996, (see Shareholders' Equity - Regulatory Capital Re-quirements) has reduced the Company's liquidity position and funding alternatives. The Company's Asset Liability Committee meets regularly to review both the Company's interest rate sensitivity positions and liquidity.

INTEREST RATE SENSITIVITY. The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of assets and liabilities. It is the Company's policy not to invest in derivatives in the ordinary course of business. The Company performs a monthly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. There are two exceptions. Fixed rate residential mortgage loans in the amount of $5 million at December 31, 1996, are included based on scheduled payments, and credit card loans in the amount of $115 million with a fixed rate are spread based on historical run-off rates over an eight month period. Through such analysis, the Company monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

     The interest rate sensitivity structure within the Company's balance sheet at December 31, 1996, indicated a net interest sensitive liability gap of 6.65% when projecting out one year. In the near term, defined as 90 days, the Company had a net interest sensitivity asset gap of 19.09%. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in interest rates. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interests rate changes on net interest income.


INTEREST RATE SENSITIVITY ANALYSIS (1) TABLE 4


                                                                                  December 31, 1996
                                           ----------------------------------------------------------------------------------------
Repricing Within                                                                                                             Over
                                               0-30         31-60              61-90                91-120                121-150
(Dollars in Thousands)                         Days          Days               Days                  Days                   Days
Interest-earning assets
 Investment securities available-for-sale   $ 17,993              $0             $1,553              $6,451                   $0
 Investment securities held-to-maturity            0               0                  0                   0                    0
 Loans                                       179,094           6,755              5,979               5,738                5,545
 Loans held for sale                          13,106               0             25,000                   0                    0
 Federal funds sold                              343               0                  0                   0                    0
 Due from banks-interest earning               3,301               0                  0                   0                    0
                                           ---------        --------          ---------           ---------            ---------
  Total interest-earning assets              213,837           6,755             32,532              12,189                5,545
Interest-bearing liabilities
 Demand deposit accounts                       7,388           7,388              7,388               2,463                2,463
 Savings and NOW accounts                      1,258           1,258              1,258               1,258                1,258
 Money market                                  1,161           1,161              1,161               1,161                1,161
 Time Deposits > $100,000                     21,884           6,343             10,125               6,996                6,341
 Time Deposits < $100,000                     19,375          16,579             26,019              26,445               18,594
 Long-term debt                                1,500               0                  0                   0                    0
 Short-term borrowings                        17,184               0                  0                   0                    0
  Total interest-bearing liabilities          69,750          32,729             45,951              38,323               29,817
                                           ---------        --------          ---------           ---------            ---------
Interest-sensitivity gap                    $144,087       $(25,974)          $(13,419)           $(26,134)             $(24,272)
                                           =========       ========           ========            ========            ==========
Cumulative                                  $144,087        $118,113           $104,694            $78,560               $54,288
                                           =========       =========           ========           ========            ==========
Ratio of cumulative gap to
 total interest-earning assets                 26.26%          21.53%           19.09%              14.32%                  9.90%
Ratio of interest-sensitive assets to
 interest-sensitive liabilities                306.58%         20.64%           70.80%              31.81%                 18.60%


                                                                            December 31, 1996
                                           ----------------------------------------------------------------------------------
                                                                             Repricing Within
                                                  151-180                 Over                      One
(Dollars in Thousands)                              Days                  Year                      Year             Total
                                                    ----                  ----                      ----             -----
Interest-earning assets
 Investment securities available-for-sale       $      0              $  11,754                  $ 33,480          $71,231
 Investment securities held-to-maturity                0                    301                     5,979            6,280
 Loans                                             5,487                 32,924                  $187,762          429,284
 Loans held for sale                                   0                      0                         0           38,106
 Federal funds sold                                    0                      0                         0              343
 Due from banks-interest earning                       0                      0                         0            3,301
                                                --------              ---------                  --------         --------
  Total interest-earning assets                    5,487                 44,979                   227,221          548,545
Interest-bearing liabilities
 Demand deposit accounts                           2,463                 14,773                    29,551           73,877
 Savings and NOW accounts                          1,258                  7,557                    60,407           75,512
 Money market                                      1,161                  6,968                    27,873           41,807
 Time Deposits > $100,000                          3,249                 16,048                    15,644           86,630
 Time Deposits < $100,000                         12,282                 75,489                    72,104          266,887
 Long-term debt                                        0                      0                    15,000           16,500
 Short-term borrowings                                 0                      0                         0           17,184
  Total interest-bearing liabilities              20,413                120,835                   220,579          578,397
                                                --------              ---------                  --------         --------
Interest-sensitivity gap                        $(14,926)             $ (75,856)                 $  6,642         $(29,852)
                                                ========              =========                  ========         =========
Cumulative                                      $ 39,362              $ (36,494)                 $(29,852)
                                                ========              =========                  ========
Ratio of cumulative gap to
 total interest-earning assets                      7.18%                 (6.65)%                   (5.44)%
Ratio of interest-sensitive assets to
 interest-sensitive liabilities                    26.88%                 37.22%                   103.01%

(1) The Company adopted FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

LIQUIDITY. Market and public confidence in the financial strength of the Bank and financial institutions in general will largely determine the Bank's access to appropriate levels of liquidity. This confidence is significantly dependent on the Bank's ability to maintain sound asset credit quality and appropriate levels of capital resources.

     Liquidity is defined as the ability of the Bank to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the Bank's liquidity position by giving consideration to both on-and off-balance sheet sources of and demands for funds on a daily and weekly basis.

     Sources of liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits, and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. During 1996 the Company sold or
securitized $204 million in indirect automobile and credit card loans.    In
addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At
December 31, 1996, capital ratios had declined below regulatory minimums. This decline has tightened the Company's liquidity position and reduced funding sources available to it in the past. These include unsecured federal funds lines and warehouse borrowing from the Federal Home Loan Bank.

     Management of the Bank seeks to maintain a stable net liquidity position while optimizing operating results, as reflected in net interest income, the net yield on earning assets and the cost of interest-bearing liabilities in particular. Key management meets regularly to review the Bank's current and projected net liquidity position and to review actions taken by management to achieve this liquidity objective.

     The Company's consolidated statements of cash flows included in the accompanying consolidated financial statements present certain information about cash flows from operating, investing and financing activities. The Company's principal cash flows relate to investing and financing activities of the Bank, rather than operating activities. While the statement presents the periods' net cash flows from lending and deposit activities, it does not reflect certain important aspects of the Bank's liquidity described above, including (i) anticipated liquidity requirements under outstanding credit commitments to customers, (ii) intraperiod volatility of deposits, particularly fluctuations in the volume of commercial customers' noninterest-bearing demand deposits, and (iii) unused borrowings available under federal funds lines, repurchase agreements, and other arrangements. The Bank's principal source of operating cash flows is net interest income.

     Fidelity National Corporation's liquidity is limited. Fidelity National Corporation primarily relies on equity sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. Currently the Bank is prohibited from paying cash dividends without the prior written consent of the OCC.

     Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses and depreciation and amortization. Net cash provided by operations was negatively impacted in 1995 by the increase in indirect automobile loans held for sale of $35 million. This followed an increase in net cash provided by operations of $17 million in 1994 when loans held for sale declined, due primarily to a decrease in mortgage loan production. Cash was available during 1996 to increase earning assets and to pay dividends of $692,909.

     Significant financing activities include growth in core deposits, short-term borrowings, and long-term debt. In 1995 the Company sold $16.2 million in subordinated notes and retired $1.7 million in subordinated debt. The resulting increase in subordinated notes enhanced the Company's total risk-based capital ratio. The Company plans to meet immediate capital needs from the anticipated issuance of equity securities. In addition, the Company anticipates that additional capital will be provided by growth in retained earnings, and if appropriate, from the issuance of additional subordinated debt.

     Cash flows from deposits, which increased to $545 million in 1996 from $467 million in 1995 were primarily used to support loan growth. In addition, during the year ended December 31, 1996, the Company routinely utilized brokered deposits to fund interim period loan growth for loan sales and a securitization. No such deposits were outstanding as of year end. Due to its capital ratios at year-end, the Company no longer meets the requirements to utilize such deposits. The Company had unused sources of liquidity in the form of unused unsecured federal funds lines of $20 million at December 31, 1996.
As stated above, such lines now require security. The Company manages asset and liability growth through pricing strategies within regulatory capital constraints.

     Except for the possible adverse effects arising out of the FRB and OCC Agreements, discussed in "Shareholders' Equity - Regulatory Capital Requirements," the Company's current capital position and the increase in credit card delinquencies and charge-offs, there are no known trends, events, or uncertainties of which the Company is aware that will have or that are likely to have a material adverse effect on the Company's liquidity, capital resources or operations.

LOANS. During 1996 and 1995, the Company experienced increases in every major loan category. At December 31, 1996, total loans outstanding, including loans held for sale, were $467 million, compared to $407 million at year end 1995, a 14.8% increase. Average total loans during 1996 increased $110 million or 30.6%, to $471 million. The most significant increases in 1996 occurred in real estate construction loans which were up $15 million, or 37.5%, to $56 million; real estate- mortgage loans which were up $10 million, or 17.1%, to $72 million; and consumer installment loans which were up $25 million, or 21.7%, to $139 million.

     Total loans at December 31, 1995 were $407 million, an increase of 22.1% over year end 1994. This increase was attributable primarily to significant increases in credit card and indirect automobile, residential construction and commercial loans.


LOANS, NET BY CATEGORY                                                   TABLE 5


                                                             December 31,
                                         -----------------------------------------------------
                                           1996       1995       1994       1993       1992
                                         ---------  ---------  ---------  ---------  ---------
Commercial:
 Commercial, financial and agricultural   $ 43,247   $ 37,778   $ 29,831   $ 19,732   $ 15,817
 Tax exempt                                    698      1,518      2,091      2,435      1,584
                                          --------   --------   --------   --------   --------
  Total commercial                          43,945     39,296     31,922     22,167     17,401
Real estate-construction                    56,325     40,955     32,355     20,012     10,687
Real estate-mortgage                        71,719     61,247     66,707     47,064     45,722
Consumer installment                       113,513     78,806     89,595     43,115     12,323
Credit cards                               143,782    139,873    110,870     98,135    100,153
                                          --------   --------   --------   --------   --------
 Loans                                     429,284    360,177    331,449    230,493    186,286
Allowance for loan losses                   16,511      5,537      4,344      4,550      4,007
                                          --------   --------   --------   --------   --------
 Loans, net                               $412,773   $354,640   $327,105   $225,943   $182,279
                                          ========   ========   ========   ========   ========
TOTAL LOANS
Loans                                     $429,284   $360,177   $331,449   $230,493   $186,286
Loans held-for-sale:
 Mortgage loans                             13,106     12,113      2,225     19,419     16,271
 Consumer installment                       25,000     35,000          -          -          -
                                          --------   --------   --------   --------   --------
  Total loans held-for-sale                 38,106     47,113      2,225     19,419     16,271
                                          --------   --------   --------   --------   --------
  Total loans                             $467,390   $407,290   $333,674   $249,912   $202,557
                                          ========   ========   ========   ========   ========

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6

(Dollars in Thousands)

                                                                  December 31, 1996
                                               -------------------------------------------------------
                                                   Within     One Through      Over
                                                  One Year    Five Years    Five Years         Total
Loan Maturity
 Commercial, financial and agricultural            $12,563      $45,160      $1,760           $ 59,483
 Real estate-construction                           17,204       18,804       4,673             40,681
                                                   -------      -------      ------           --------
    Total                                          $29,767      $63,964      $6,433           $100,164
                                                   =======      =======      ======           ========
Interest Rate Sensitivity
 Selected loans with:
  Predetermined interest rates:
   Commercial, financial and agricultural          $     -      $   413        $137           $    550
   Real estate-construction                          1,463        4,514       2,721              8,698
  Floating or adjustable interest rates:
   Commercial, financial and agricultural           12,563       44,747       1,623             58,933
   Real estate-construction                         15,741       14,290       1,952             31,983
                                                   -------      -------      ------           --------
    Total                                          $29,767      $63,964      $6,433           $100,164
                                                   =======      =======      ======           ========

NONPERFORMING ASSETS. Nonperforming assets consist of nonaccrual and restructured loans and other real estate owned. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated or after full principal has been recovered when collection of interest is in question. Restructured loans are those loans whose terms have been modified, because of economic or legal reasons related to the debtor's financial difficulties, to provide for a reduction in principal, change in terms, or modification of interest rates to below market levels. Other real estate owned is real property acquired by foreclosure or directly by title or deed transfer in settlement of debt.

     Nonperforming assets at December 31, 1996, were $3.5 million, a decrease of $.9 million, or 20.7%, from December 31, 1995. During 1996, other real estate owned declined $772,000 to $557,000. At December 31, 1996 and 1995, there were no restructured loans. Nonperforming assets increased $1.5 million in 1995 from $2.9 million at December 31, 1994.

     At December 31, 1996, the ratio of loans past due 90 days and still accruing to loans increased significantly to 1.66%, from .85% and .64% at December 31, 1995 and 1994, respectively.

     At December 31, 1996 and 1995, the Company increased the allowance for loan losses as a percentage of loans to 3.85% and 1.54%, respectively, compared to 1.31% at December 31, 1994. The increases were due primarily to unfavorable delinquency and charge-off trends related to credit card
loans.   Although  credit card balances increased nominally in 1996, this ratio was significantly increased in 1996, as credit card delinquencies and net charge-offs increased. Management believes the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio.

     When a loan is classified as nonaccrual, previously accrued interest is reversed and interest income is decreased to the extent of all interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is decreased and a charge for that amount is made to the allowance for loan losses. For 1996, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was $278,000.

     Beginning January 1, 1996, the Company commenced recording reversals of current period accrued interest and rate-related fee income on credit card accounts meeting Company policy for charge-offs as a charge to interest income. This amount totaled $2.0 million for 1996. This charge-off policy is consistent with industry practice. Such amounts previously were charged against the allowance for loan losses

     Credit card accounts are sampled on a quarterly basis and reviewed to assure compliance with the Bank's credit policy. Review procedures include determination that the appropriate verification process has been completed, recalculation of the borrower's debt ratio, and analysis of the borrower's credit history to determine if it meets established Bank criteria. Policy exceptions are analyzed monthly. Delinquent accounts are monitored daily and charged off after 180 days, which is the industry standard. Prior to charge-off, interest on credit card loans continues to accrue.


NONPERFORMING ASSETS                                                    TABLE  7


(Dollars in Thousands)                                                     December 31,
                                                    --------------------------------------------------------
                                                       1996        1995        1994        1993       1992
                                                    ----------  ----------  ----------  ----------  --------
Nonperforming Assets
 Nonaccrual loans                                      $2,940      $3,084      $1,189      $  632    $2,314
 Restructured loans                                         -           -           -           -       267
 Other real estate owned                                  567       1,339       1,714       2,016     2,213
                                                       ------      ------      ------      ------    ------
 Total nonperforming assets                            $3,507      $4,423      $2,903      $2,648    $4,794
                                                       ======      ======      ======      ======    ======
Loans past due 90 days or more and still accruing      $6,890      $3,077      $2,134      $1,422    $1,297
                                                       ======      ======      ======      ======    ======
Ratio of past due loans to total loans                   1.66%        .85%        .64%        .62%      .70%
Ratio of nonperforming assets to total                 ======      ======      ======      ======    ======
 loans and other real estate owned                        .85%       1.22%        .87%       1.14%     2.54%
                                                       ======      ======      ======      ======    ======


Management is not aware of any potential problem loans other than those disclosed in the table above, which includes all loans recommended for such classification by regulators, which would have a material impact on asset quality. The adverse trends impacting the consumer portfolio, primarily credit cards and indirect auto loans, have been discussed elsewhere herein.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. Allocation of the allowance for loan losses is based primarily on historical loan loss experience, utilizing loss migration analysis where appropriate, adjusted for changes in the risk characteristics of each loan category. Additional amounts are allocated based on the evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Since the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

     At December 31, 1996, credit card loans totaled $144 million or 33.5% of loans compared to $140 million or 38.8% at December 31, 1995. The portion of the allowance for loan losses allocated to credit cards increased 1.82% during 1996. See "Provision for Loan Losses."


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8


                           December 31, 1996             December 31, 1995            December 31, 1994
                          --------------------          --------------------         --------------------
                          Allowance      %              Allowance      %             Allowance      %
                          ---------  ---------  -----------------  ---------  ----------------  ---------
Commercial, financial
 and agricultural           $    98    10.24%                 $97     10.99%            $   54    9.64%
Real estate-construction         35    13.12                   30     11.37                 26    9.85
Real estate-mortgage            350    16.71                    8     16.92                 16   20.10
Consumer installment          2,282    26.44                  357     21.88                402   26.96
Credit cards                 13,746    33.49                4,875     38.84              3,750   33.45
Unallocated                       -        -                  169         -                 96       -
                            -------   ------               ------    ------             ------  ------
 Total                      $16,511   100.00%              $5,536    100.00%            $4,344  100.00%
                            =======   ======               ======    ======             ======  ======

                           December 31, 1993             December 31, 1992
                          --------------------          --------------------
                          Allowance      %              Allowance      %
                          ---------  ---------  -----------------  ---------
Commercial, financial
 and agricultural           $    52     8.86%             $   80      9.29%
Real estate-construction         17     8.04                  50      5.74
Real estate-mortgage             24    26.59                 180     24.56
Consumer installment            270    17.25                  60      6.62
Credit cards                  3,252    39.26               3,249     53.79
Unallocated                     935        -                 388         -
                            -------   ------              ------    ------
 Total                      $ 4,550   100.00%             $4,007    100.00%
                            =======   ======              ======    ======

INVESTMENT SECURITIES. The levels of taxable and tax-exempt securities and short-term investments reflect the Company's strategy of maximizing portfolio yields while providing for liquidity needs. Investment securities totaled $78 million and $58 million at December 31, 1996 and 1995, respectively. The majority of the holdings are backed by U.S. Government or federal agency guarantees limiting the credit risks associated with these securities. The increase at December 31, 1996, compared to December 31, 1995, was primarily attributable to an $18 million short-term investment in U.S. Treasury Bills at December 31, 1996. Excluding these bills, the average maturity of the Company's securities portfolio was 6.4 years at December 31, 1996. Including these bills, the average maturity was 4.8 years. At year end 1996, approximately $71 million of investment securities were classified as available-for-sale, compared to $53 million at December 31, 1995. The net unrealized loss on these securities at December 31, 1996, was $226,000 before taxes compared to an unrealized gain of $1.1 million before taxes at December 31, 1995.

     At December 31, 1996, the Company classified all but $6 million of its investment securities as available-for-sale. The Company maintains a relatively high percentage of its investment portfolio as available-for-sale as a result of possible liquidity needs required by loan production and credit card activities.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9


(Dollars in Thousands)                                            December 31,
                                 -------------------------------------------------------------------------------
                                        1996                        1995                          1994
                                 ------------------        ----------------------        -----------------------
                                 Amortized   Fair          Amortized        Fair         Amortized      Fair
                                   Cost      Value           Cost           Value          Cost        Value
U.S.Treasury securities and
 obligations of U.S. Government    $54,128  $53,798          $30,950      $31,623          $29,830       $29,202
 corporations and agencies
State and municipal                      -        -                -            -               60            60
Mortgage-backed securities          21,754   21,740           24,780       25,248           31,299        29,286
Other investments                    1,854    1,854            1,588        1,588            1,539         1,539
                                   -------  -------          -------      -------          -------       -------
  Total                            $77,736  $77,392          $57,318      $58,459          $62,728       $60,087
                                   =======  =======          =======      =======          =======       =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS (1)   TABLE 10



(Dollars in Thousands)                                   December 31, 1996                                December 31, 1995
                                                -----------------------------------         ----------------------------------------
                                                Amortized     Fair       Average              Amortized       Fair          Average
                                                   Cost       Value     Yield (2)                Cost         Value        Yield (2)
                                                ---------     -----     ---------                ----         -----        ---------
AVAILABLE-FOR-SALE
U.S.Treasury securities and obligations of
 U.S. Government corporations and agencies
 Due in less than one year                      $17,993      $17,993      4.87%                $     -       $     -            -%
 Due in one year through five years                   -            -         -                   1,987         2,147         5.35
 Due after five years through ten years          17,436       17,362      6.96                  15,973        16,457         6.27
 Due after ten years                             12,721       12,583      7.54                   8,000         8,000         7.34
Mortgage-backed securities                       21,754       21,740      5.73                  24,780        25,248         6.31
                                                -------      -------                           -------       -------
  Total                                         $69,904      $69,678                           $50,740       $51,852
                                                =======      =======                           =======       =======
HELD-TO-MATURITY
U.S.Treasury securities and obligations of
 U.S. Government corporations and agencies
 Due in one year or less                        $     -      $     -       -%                   $4,991        $5,019         7.23%
 Due after ten years                              5,979        5,860    7.19                         -             -            -
                                                -------      -------                            ------  ------------
  Total                                         $ 5,979      $ 5,860                            $4,991        $5,019
                                                =======      =======                            ======  ============

-----------------
(1) This table excludes equity investments which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security. The weighted average yields on tax-exempt obligations are computed on a fully taxable-equivalent basis assuming a federal tax rate of 34%.


DEPOSITS AND FUNDS PURCHASED. Total deposits as of December 31, 1996, of $545 million increased $78 million or 16.8% from $467 million as of December 31, 1995. On an average balance basis, all categories of deposits reflected volume increases. Core deposits, the Company's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000. Core deposits are obtained from a broad range of customers. Average interest- bearing core deposits grew 16.4% to reach $406 million in 1996.

     Noninterest-bearing deposits are comprised of business accounts, including correspondent bank accounts, escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits repre-sented 17.3% of average core deposits in 1996 compared to 17.2% in 1995.

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11

(Dollars in Thousands)

                                                             December 31,
                                     ------------------------------------------------------------
                                           1996                  1995                 1994
                                     -----------------  ----------------------  -----------------
                                       Average                 Average             Average
                                       Amount    Rate          Amount    Rate       Amount   Rate
                                       ------    ----          ------    ----       ------   ----
Noninterest-bearing demand deposits    $ 70,074     -%         $ 60,131     -%    $ 50,637     -%
Interest-bearing demand deposits        100,966  3.51            92,107  3.42       88,530  2.70
Savings deposits                         26,516  3.99            15,292  4.30       20,914  3.01
Time deposits                           344,551  5.79           243,617  5.85      176,381  4.62
                                       --------                --------           --------
 Total average deposits                $542,107  4.53%         $411,147  4.36%    $336,462  3.32%
                                       ========                ========           ========

(Dollars in Thousands)

                     December 31, 1996
  Maturity Distribution of Time Deposits $100,000 or More
------------------------------------------------------------
Three months or less                                 $37,945
Over three through six months                         16,213
Over six through twelve months                        23,270
Over twelve                                            9,202
                                                     -------
 Total                                               $86,630
                                                     =======

SCHEDULE OF SHORT-TERM BORROWINGS (1)                                   TABLE 12


(Dollars in Thousands)

                                                                                                         Weighted
                            Maximum                            Average Interest                           Average
Year ended               Outstanding at          Average          Rate During            Ending      Interest Rate at
December 31,             any Month-End           Balance              Year               Balance         Year-End
------------            ---------------          -------       ---------------          --------          --------
1996                        $25,760              $18,907              3.67%              $17,184            3.06%

1995                         23,939               14,188              4.15                 8,245            2.96

1994                         33,092               11,005              4.23                18,940            5.00


(1) Consists of federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank that mature either overnight or on a fixed maturity not to exceed three months.

LONG-TERM DEBT. On December 12, 1995, the Company issued $15 million in Subordinated Notes. The Company loaned $7 million in 1995 and an additional $3 million in 1996 of the proceeds to the Bank to enhance the Bank's total capital ratio. The balance of the proceeds was used to retire certain previously issued subordinated notes and for general corporate purposes.

     The provisions of the Subordinated Notes prohibit the Company from declaring or paying any dividend on its capital stock, including any preferred stock, or from redeeming any of its capital stock if the cumulative amounts of the dividends paid and amounts paid upon redemption for the three-year period ending on the dividend declaration date or redemption date exceeds the cumulative consolidated net income of the Company for the three-year period ending on such date. The cumulative consolidated net income of the Company for the three-year period ended December 31, 1996, was $5.0 million and the dividends paid during such period were $2.0 million.

     In addition, no dividend can be declared on the capital stock if an event of default has occurred and is continuing under the Subordinated Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million.

SHAREHOLDERS' EQUITY. Shareholders' equity at December 31, 1996, was $21.1 million, a decrease of $6.7 million or 24.1% from $27.8 million at December 31, 1995. Realized shareholders' equity (shareholders' equity excluding unrealized gains or losses on investment securities available-for-sale) decreased $6.0 million or 21.6% to $21.2 million at December 31, 1996, from $27.1 million at December 31, 1995.

     The decline in shareholders' equity was primarily attributable to the $5.7 million decrease in retained earnings from the net loss for 1996 and the $830,000 decrease in the unrealized gain on investment securities available-for-sale, net of tax.

     In 1996, the Company's dividend payout was $693,000 compared to $644,000 and $628,000 in 1995 and 1994, respectively.

     On October 9, 1995, the Company paid a 10% stock dividend to shareholders of record on September 28, 1995. The following table reflects the Company's dividend payout for the past three years.



                  1996     1995     1994
                -------  -------  -------
First Quarter    $.0375   $.0341   $.0341
Second Quarter    .0375    .0341    .0341
Third Quarter     .0375    .0341    .0341
Fourth Quarter    .0375    .0375    .0341
For the Year      .15      .1398    .1364


Regulatory Capital Requirements. The Bank is a national banking association and is subject to Federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency (the OCC) have established capital adequacy guidelines for bank holding companies and national banks.

     In 1991 the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act") was adopted. Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     To implement the prompt corrective action provisions of the 1991 Act, the OCC adopted regulations, which became effective on December 19, 1992, placing financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 3%; (iii) an "undercapitalized" institution has a total risk-based ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 3%; (iv) a "significantly undercapitalized" institution has a total risk-based ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories are prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

     At December 31, 1996, the Company and the Bank did not meet the minimum capital ratios and were considered "undercapitalized" under the provisions of the Federal Deposit Insurance Improvement Act of 1991. (See "Regulatory Agreements" section.)

     Capital leverage ratio standards require a minimum ratio of capital to adjusted total assets ("leverage ratio") for the Company of 3.0% and for the Bank of 4.0%. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles may be expected to maintain capital above the minimum levels.

     The risk-based capital ratios of the Company and the Bank are calculated under the guidelines by dividing their respective qualifying total capital by their respective total risk-weighted assets. The Company's qualifying total capital and total risk-weighted assets are determined on a fully consolidated basis. Total qualifying capital is comprised of the sum of core capital elements ("Tier 1 capital") and supplementary capital elements ("Tier 2 capital). Tier 1 capital excludes any net unrealized gains or losses resulting from the implementation of SFAS No. 115. Tier 2 capital includes the allowance for credit losses, subject to limitations.

     Under the guidelines, total risk-weighted assets of the Company and the Bank are determined by assigning balance sheet assets and credit equivalent amounts of off-balance sheet financial instruments to one of four broad risk categories having risk weights ranging from zero % to 100%. The aggregate dollar amount of each category is multiplied by the risk weight associated with that category and the resulting weighted values from each category are summed to determine total risk-weighted assets.

     Each bank holding company and national bank must maintain (i) a minimum ratio of Tier 1 capital ("Tier 1 Capital") to total risk-weighted assets of 4.0% and (ii) a minimum ratio of total qualifying capital to total qualifying assets ("total risk-based capital ratio") of 8.0% with the amount of the allowance for credit losses that may be included in supplementary capital ("Tier 2 Capital") limited to 1.25% of total risk-weighted assets.

Regulatory Agreements. The FRB is the Company's principal regulator. The Bank's principal regulator is the OCC. At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities.

     On November 14, 1996, the Bank entered into an agreement with the OCC ("OCC Agreement") which provides that the Bank (i) will appoint an "Oversight Committee"; (ii) will achieve and maintain specified higher capital levels
(see below); (iii) will develop a three-year capital program which will include, among other things, certain restrictions on dividend payments by the Bank; and (iv) will revise and amend its strategic plan. On April 3, 1997, the OCC notified the Bank that since it did not meet the minimum capital levels established for an "adequately capitalized" bank, the Bank was deemed to be "undercapitalized" and is subject to prompt corrective action pursuant to 12 U.S.C. Sec. 1831o. As a result, the Bank is subject to restrictions on its ability to pay dividends and management fees and to restrictions on asset growth and expansion. The OCC may also impose other supervisory actions. The Bank is also required to file a capital restoration plan with the OCC before May 19, 1997 which is subject to acceptance by the OCC. Failure to submit an acceptable capital restoration plan may result in the imposition of various supervisory actions. There can be no assurances that the capital restoration plan submitted to the OCC will be approved as submitted or that the Bank will be able to achieve the objectives of the plan as submitted or as revised from time to time. See "Capital."

     The Oversight Committee is comprised of three members of the board of directors of the Bank, a majority of whom are not employees of the Company. The Oversight Committee, which will meet and report monthly to the Board of Directors, is responsible for monitoring and coordinating compliance by the Bank with the OCC Agreement.

     The Board of Directors of the Bank has submitted to the OCC a three-year capital program which was approved. The capital program includes projections for growth and capital requirements, projections of the sources and timing of additional capital to meet the current and future capital needs of the Bank and contingency plans in the event the primary sources of capital projected are not available. The OCC Agreement permits the Bank to declare dividends on preferred stock held by the Company only when the Bank is "adequately capitalized." The Bank may also declare dividends on its common stock held by the Company only when the Bank is in compliance with its approved capital program and with the prior written approval of the OCC.

     The Board of Directors of the Bank has revised its strategic plan in light of the revised levels of capital required and its growth plans. The strategic plan established objectives for earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments which the Bank intends to promote or develop together with strategies to achieve these objectives. The strategic plan was submitted to the OCC for review.

     The Bank periodically submits reports to the OCC evidencing compliance with the OCC Agreement. The OCC Agreement continues in effect until it is amended or terminated; however, it is not unusual for the OCC to grant extensions of time in situations in which the financial institution has evidenced good faith progress towards meeting the terms of the written agreement. If the Bank continues to fail to meet its required capital levels, the operations and future prospects of the Bank will depend principally on regulatory attitudes and actions at the time, within applicable legal constraints. Such failure could result in such operating restrictions as growth limitations, prohibitions on dividend payments, increased supervisory monitoring, limitations on executive compensation, restrictions on deposit interest rates, forced merger, or regulatory seizure.

     The Board of Directors of the Company adopted a resolution ("FRB Agreement") on February 13, 1997, as requested by the Federal Reserve Bank of Atlanta, that prohibits the Company from paying dividends and incurring debt without prior approval of the FRB.

     The OCC Agreement establishes higher capital requirements than those applicable to an adequately capitalized Bank under the OCC regulations. Specified capital levels are to be achieved by the Bank by April 30, 1997 and maintained until November 30, 1997. At November 30, 1997, higher capital levels become effective and are applicable thereafter. The table below sets forth the capital requirements for the Bank under the OCC regulations, and under the OCC Agreement and the Bank's actual capital ratios at December 31, 1996.

                              OCC Regulations                  OCC Agreement
                       ---------------------------   ----------------------------------
                        Adequately         Well                                                Actual
Capital Ratios         Capitalized     Capitalized   April 30, 1997   November 30, 1997  December 31, 1996
--------------         -----------     -----------   --------------   -----------------  -----------------
Leverage                   4.00%          5.00%          5.00%              6.00%              3.27%
Risk-Based Capital:
 Tier 1                    4.00           6.00           6.00               7.00               4.16
 Total                     8.00          10.00          10.00              11.00               7.43

Set forth below are pertinent capital ratios for the Company as of December 31, 1996 under the FRB regulations:


Capital Ratios       Minimum Capital Requirement  Actual
--------------       ---------------------------  ------
Leverage
Risk-Based Capital:             3.00%              2.67%

 Tier 1                         4.00               3.40
 Total                          8.00               6.38

Generally, dividends that may be paid by the Bank to the Company are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. At December 31, 1996, total shareholders' equity of the Bank was $24.6 million. At December 31, 1996, payment of future dividends is precluded by the OCC Agreement until the Bank is in compliance with its approved capital program and it has received written aproval from the OCC.

     Absent sales of equity securities or subordinated debt by the Company, capital will increase only through the retention of earnings. To meet the capital requirements in the OCC Agreement, management has estimated that an additional $14 million of capital will be needed to reach the April 30, 1997, requirements and an additional $5 million to reach the November 30, 1997, requirements.

LEGAL PROCEEDINGS. The Company and its subsidiaries are parties to claims and lawsuits arising in the course of normal business activities. Although the ultimate outcome of these claims and lawsuits cannot be ascertained at this time, it is the opinion of management that none of these matters when resolved will have a material adverse effect on the Company's consolidated results of operations or financial position.

RECENT ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1996, the Company prospectively adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Adoption of SFAS No. 121 was not material.

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS No. 125 is effective for transactions occuring after December 31, 1996, except for certain transactions which have been delayed until after December 31, 1997. This standard will be adopted as required in 1997 and 1998 and is not expected to have a material impact on the Company's financial position or results of operations.

FOURTH QUARTER REPORT. Net loss per share for the fourth quarter of 1996 was $1.24 compared to net income of $.27 per share for the same period of 1995. The net loss was $5.7 million compared to net income of $1.3 million in the fourth quarter of 1995.
     The main factors influencing the results in 1996 compared to 1995 were:
       The provision for loan losses increased $11.0 million due primarily to increases in delinquencies and charge-offs related to the credit card portfolio.
       An increase in the average volume of earning assets primarily attributable to growth in every major loan category.

     Noninterest income increased approximately $1.7 million. Most categories of noninterest income increased over the prior year same quarter due to general corporate growth. Additionally, mortgage banking activity benefited due to a $1.0 million gain from the sale of mortgage servicing rights.

     Noninterest expense was $9.3 million in the fourth quarter of 1996 compared to $7.1 million for the same quarter of 1995. This increase was a result of higher salaries and benefits and net occupancy costs driven by overall corporate growth.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth, for the periods indicated, certain consolidated quarterly financial information of the Company. This information is derived from unaudited consolidated financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13


                                                        1996                                            1995
                                   -----------------------------------------------  --------------------------------------------
(Dollars in Thousands)               Fourth         Third       Second      First       Fourth       Third   Second      First
                                     Quarter       Quarter      Quarter    Quarter      Quarter     Quarter  Quarter    Quarter
                                     -------       -------     -------     -------      -------     -------  -------     -------
Interest income                      $15,475       $15,644     $14,963     $13,718      $13,180     $12,322  $11,650     $10,928
Interest expense                       6,963         7,151       6,776       5,837        5,181       5,019    4,682       3,989
                                     -------       -------     -------     -------      -------     -------  -------     -------
 Net interest income                   8,512         8,493       8,187       7,881        7,999       7,303    6,968       6,939
Provision for loan losses             14,027         5,700       3,000       2,400        3,000       2,000    1,710       1,380
Noninterest income before
 securities gain                       5,450         4,053       4,830       3,368        3,582       2,876    2,484       1,882
Securities gains                         243            79         195          87          408         206      139         102
                                     -------       -------     -------     -------      -------     -------  -------     -------
Total noninterest income               5,693         4,132       5,025       3,455        3,990       3,082    2,623       1,984
Noninterest expense                    9,341         9,521       8,621       8,005        7,058       6,458    6,193       5,874
                                     -------       -------     -------     -------      -------     -------  -------     -------
(Loss) income before income taxes     (9,163)       (2,596)      1,591         931        1,931       1,927    1,688       1,669
Income tax (benefit) expense          (3,417)         (992)        586         328          680         691      599         596
                                     -------       -------     -------     -------      -------     -------  -------     -------
Net (loss) income                    $(5,745)      $(1,604)    $ 1,005     $   603      $ 1,251     $ 1,236  $ 1,089     $ 1,073
                                     =======       =======     =======     =======      =======     =======  =======     =======
Net (loss)  income per share         $ (1.24)      $  (.35)    $   .22     $   .13      $   .27     $   .27  $   .24     $    23
                                     =======       =======     =======     =======      =======     =======  =======     =======

                        FIDELITY NATIONAL CORPORATION
                              ATLANTA, GEORGIA


                       REPORT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Fidelity National Corporation

We have audited the consolidated statements of condition of Fidelity National Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Fidelity National Corporation and subsidiaries for the year ended December 31, 1994 were audited by other auditors whose report dated January 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. These restrictions are based on an institution's FDICIA defined capital category and become increasingly severe as an institution's capital category declines. The Company and its wholly owned subsidiary, Fidelity National Bank (Bank), are operating under regulatory agreements with the Federal Reserve Bank of Atlanta (FRB) and the Office of the Comptroller of the Currency (OCC) that require them to meet prescribed requirements. The Company and the Bank were deemed "undercapitalized" based upon their respective capital positions at December 31, 1996. The Company and the Bank have filed a capital plan with the OCC and FRB outlining plans for attaining the required levels of regulatory capital. The Company was notified on April 3, 1997 that it would be required to file, in addition to the capital plan, a capital restoration plan with the OCC within 45 days. Failure to increase their capital ratios in accordance with their capital plans would expose the Company and the Bank to regulatory sanctions that may include restrictions on operations and growth, mandatory asset dispositions and seizure. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon many factors, including regulatory action and the ability of management to achieve its capital restoration plan. Management's plans in regard to these matters are described in Note 2 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for certain mortgage banking activities.

Atlanta, Georgia                                          /s/ Ernst & Young LLP
April 3, 1997

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CONDITION


                                                                     December 31,
                                                         ------------------------------------
                                                             1996                    1995
                                                         -------------           ------------
ASSETS
Cash and due from banks - Note 13                        $ 29,311,690            $ 27,356,936
Interest-bearing deposits with banks                        3,300,708                       -
Federal funds sold                                            343,019              10,002,754
Investment securities available-for-sale - Note 3          71,230,743              53,139,161
Investment securities held-to-maturity
  (fair values of $6,161,119 and
  $5,320,209 for 1996 and 1995,
  respectively) - Note 3                                    6,279,816               5,291,733
Loans held for sale                                        38,105,868              47,112,535
Loans, net of unearned income - Note 4                    429,283,563             360,176,486
Allowance for loan losses - Note 4                        (16,510,842)             (5,536,504)
                                                         ------------            ------------
Loans, net                                                412,772,721             354,639,982
Premises and equipment, net - Note 5                       19,799,079              10,588,433
Other real estate - Note 4                                    566,751               1,339,318
Accrued interest receivable                                 5,007,876               3,577,862
Other assets                                               18,702,026              11,773,101
                                                         ------------            ------------
    Total assets                                         $605,420,297            $524,821,815
                                                         ============            ============
LIABILITIES
Deposits - Note 6
 Noninterest-bearing demand deposits                     $ 73,877,369            $ 75,120,501
 Interest-bearing deposits:
  Demand and money market                                  78,451,267             107,475,974
  Savings                                                  38,867,549              14,293,402
  Time deposits, $100,000 and over                         86,630,315              65,503,961
  Other time deposits                                     266,886,829             204,113,471
                                                         ------------            ------------
    Total deposits                                        544,713,329             466,507,309
Short-term borrowings - Note 7                             17,183,769               8,245,191
Long-term debt - Note 8                                    16,500,000              16,750,000
Accrued interest payable                                    3,502,631               2,606,802
    Other liabilities                                       2,447,752               2,950,233
                                                         ------------            ------------
    Total liabilities                                     584,347,481             497,059,535
Commitments and contingencies - Notes 13 and 14

SHAREHOLDERS' EQUITY - Notes 2 and 11
  Common stock, no par value. Authorized
  50,000,000 and 5,000,000;  issued 4,665,256
  and 4,619,475; outstanding 4,654,164 and
  4,608,383, in 1996 and 1995, respectively                11,878,597              11,303,406
  Treasury stock                                              (69,325)                (69,325)
  Net unrealized (losses) gains on investment
   securities available-for-sale, net of tax                 (140,241)                689,774
  Retained earnings                                         9,403,785              15,838,425
                                                         ------------            ------------
    Total shareholders' equity                             21,072,816              27,762,280
                                                         ------------            ------------
   Total liabilities and shareholders' equity            $605,420,297            $524,821,815
                                                         ============            ============

See accompanying notes to consolidated financial statements.

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                     Years ended December 31,
                                                     --------------------------------------------------------
                                                           1996               1995                1994
                                                     -----------------  -----------------  ------------------
INTEREST INCOME
 Loans, including fees                                    $54,333,446         $43,722,346         $32,120,759
 Investment securities:
  Taxable                                                   4,956,072           4,024,715           3,423,612
  Tax-exempt                                                        -                 360               6,222
 Federal funds sold                                           436,649             323,622             322,542
 Deposits with other banks                                     74,104               8,947              13,460
                                                          -----------         -----------         -----------
  Total interest income                                    59,800,271          48,079,990          35,886,595
INTEREST EXPENSE
 Deposits - Note 6                                         24,532,698          17,927,967          11,167,526
 Short-term borrowings                                        692,591             589,733             466,138
 Long-term debt                                             1,501,487             353,116             131,220
                                                          -----------         -----------         -----------
  Total interest expense                                   26,726,776          18,870,816          11,764,884

NET INTEREST INCOME                                        33,073,495          29,209,174          24,121,711
 Provision for loan losses - Note 4                        25,127,000           8,090,000           4,125,000
                                                          -----------         -----------         -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         7,946,495          21,119,174          19,996,711

NONINTEREST INCOME
 Service charges on deposit accounts                        1,737,145           1,484,835           1,427,626
 Credit card fees                                           2,927,992           2,470,531           2,607,968
 Mortgage banking activities                                6,900,260           3,337,767           1,740,343
 Securities gains, net - Note 3                               603,977             854,919             123,832
 Other - Note 15                                            6,135,848           3,531,359           2,869,005
                                                          -----------         -----------         -----------
  Total noninterest income                                 18,305,222          11,679,411           8,768,774

NONINTEREST EXPENSE
 Salaries and employee benefits - Note 10                  16,411,631          11,794,559           9,884,058
 Furniture and equipment                                    1,722,979           1,389,858           1,235,464
 Net occupancy                                              2,596,155           1,905,762           1,575,822
 Credit card processing and transaction fees                3,030,290           1,973,557           2,382,252
 Amortization of mortgage servicing rights                  1,927,250           1,136,299             364,461
 Other - Note 15                                            9,800,355           7,383,149           6,932,730
                                                          -----------         -----------         -----------
  Total noninterest expense                                35,488,660          25,583,184          22,374,787
                                                          -----------         -----------         -----------
  (Loss) income before income taxes                        (9,236,943)          7,215,401           6,390,698

  Income tax (benefit) expense - Note 9                    (3,495,212)          2,566,019           2,091,689
                                                          -----------         -----------         -----------
NET (LOSS) INCOME                                         $(5,741,731)        $ 4,649,382         $ 4,299,009
                                                          ===========         ===========         ===========

NET (LOSS) INCOME PER SHARE                               $     (1.24)        $      1.01         $       .93
                                                          ===========         ===========         ===========

Weighted average shares outstanding                         4,619,530           4,608,383           4,608,383
                                                          ===========         ===========         ===========

See accompanying notes to consolidated financial statements.

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     Years ended December 31,
                                                                          ----------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES                                            1996            1995            1994
                                                                          ---------------  -------------  --------------
  Net (loss) income                                                        $  (5,741,731)  $  4,649,382   $   4,299,009
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Provision for loan losses                                                  25,127,000      8,090,000       4,125,000
   Depreciation and amortization of premises and equipment                     1,481,379      1,097,090         990,554
   Amortization of mortgage servicing rights                                   1,927,250      1,136,299         364,461
   Additions of originated mortgage servicing rights                            (893,878)    (1,031,548)              -
   Purchases of investments held in trading accounts                                   -              -        (952,000)
   Sales of investments held in trading accounts                                       -              -         941,382
   Securities gains, net                                                        (603,977)      (854,919)       (123,832)
   Gain on loan sales and securitization                                        (672,012)      (228,641)       (221,216)
   Decrease (increase) in loans held-for-sale                                  9,006,667    (44,887,263)     17,193,912
   Net increase in accrued interest receivable                                (1,430,014)      (984,844)       (902,789)
   Net increase in accrued interest payable                                      895,829        838,033         324,447
   Net increase (decrease) in other liabilities                                  502,481       (757,175)        714,112
   Net (increase) decrease in other assets                                    (6,928,925)       229,358      (1,488,941)
   Other, net                                                                     54,117        (87,167)       (123,752)
                                                                           -------------   ------------   -------------
     Net cash flows provided by (used in) operating activities                22,724,186    (32,791,395)     25,140,347

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities held-to-maturity                        (33,294,485)   (11,038,682)     (3,993,750)
  Maturities of investment securities held-to-maturity                        30,375,000     14,056,006         400,000
  Sales of investment securities available-for-sale                           43,781,536     34,233,853      13,116,453
  Purchases of investment securities available-for-sale                      (65,077,185)   (43,826,318)    (25,444,864)
  Maturities of investment securities available-for-sale                       3,728,880     12,956,531       6,880,913
  Net increase in loans                                                     (286,040,758)   (57,917,324)   (109,215,310)
  Purchases of mortgage servicing rights                                               -     (4,981,096)     (1,333,283)
  Purchases of premises and equipment                                        (10,692,025)    (2,863,948)     (2,564,690)
  Proceeds from sale of loans                                                203,543,314     21,125,520       4,060,528
  Proceeds from sale of equipment                                                      -              -          21,445
  Proceeds from sales of other real estate                                       345,575        961,712         390,876
                                                                           -------------   ------------   -------------
    Net cash flows used in investing activities                             (113,330,148)   (37,293,746)   (117,681,682)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in demand deposits, money market accounts,
   and savings accounts                                                       (5,693,692)    30,392,930      15,911,481
  Net increase in time deposits                                               83,899,712     53,098,658      63,807,089
  Proceeds from issuance of long-term debt                                             -     16,250,000         926,000
  Repayment of long-term debt                                                   (250,000)    (1,991,000)       (250,000)
  Increase (decrease) in short-term borrowings                                 8,938,578    (10,695,102)     18,071,368
  Dividends paid                                                                (692,909)      (644,135)       (628,411)
  Sale of treasury stock                                                               -              -           1,250
                                                                           -------------   ------------   -------------
    Net cash flows provided by financing activities                           86,201,689     86,411,351      97,838,777
                                                                           -------------   ------------   -------------
    Net (decrease) increase in cash and cash equivalents                      (4,404,273)    16,326,210       5,297,442

Cash and cash equivalents, beginning of year                                  37,359,690     21,033,480      15,736,038
                                                                           -------------   ------------   -------------
Cash and cash equivalents, end of year                                     $  32,955,417   $ 37,359,690   $  21,033,480
                                                                           =============   ============   =============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                               $  25,830,947   $ 18,032,783   $  11,440,437
                                                                           =============   ============   =============
    Income taxes                                                           $   1,375,000   $  2,163,000   $   1,528,000
                                                                           =============   ============   =============

See accompanying notes to consolidated financial statements.

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY






                                                                                              Net unrealized
                                                                                              gains (losses)
                                              Common Stock                Treasury Stock      on Investment
                                         ----------------------         ------------------      Securities            Retained
                                          Shares      Amount             Shares    Amount    Available-for-Sale        Earnings
                                         ---------  -----------         -------  ---------  ------------------  ----------------
BALANCE JANUARY 1, 1994                  4,200,600  $ 5,125,000         11,292   $(70,575)        $ 1,735,091        $14,340,986
Net income                                       -            -              -          -                   -          4,299,009
Dividends declared ($.1364 per
 share)                                          -            -              -          -                   -           (628,411)
Sale of treasury shares                          -            -           (200)     1,250                   -                  -
Change in net unrealized gains
 (losses) on investment
 securities available-for-sale,
 net of tax                                      -            -              -          -          (3,372,268)                 -
                                         ---------  -----------         ------   --------         -----------        -----------
BALANCE DECEMBER 31, 1994                4,200,600    5,125,000         11,092    (69,325)         (1,637,177)        18,011,584
Net income                                       -            -              -          -                   -          4,649,382
Dividends declared ($.1398 per
 share)                                          -            -              -          -                   -           (644,135)
10% stock dividend                         418,875    6,178,406              -          -                   -         (6,178,406)
Change in net unrealized gains
 (losses) on investment                          -            -              -          -                   -                  -
 securities available-for-sale,
 net of tax                                      -            -              -          -           2,326,951                  -
                                         ---------  -----------         ------   --------         -----------        -----------
BALANCE DECEMBER 31, 1995                4,619,475   11,303,406         11,092    (69,325)            689,774         15,838,425
Net loss                                         -            -              -          -                   -         (5,741,731)
Dividends declared ($.15 per
 share)                                          -            -              -          -                   -           (692,909)
Common Stock issued under
 Employee Stock Purchase Plan                1,766       19,502              -          -                   -                  -
Issuance of Common Stock to Directors       44,015      555,689              -          -                   -                  -
Change in net unrealized gains (losses)
 on investment securities available-
 for-sale, net of tax                            -            -              -          -            (830,015)                 -
                                         ---------  -----------         ------   --------         -----------        -----------
BALANCE DECEMBER 31, 1996                4,665,256  $11,878,597         11,092   $(69,325)        $  (140,241)       $ 9,403,785
                                         =========  ===========         ======   ========         ===========        ===========



                                                        Total
                                                    Shareholders'
                                                       Equity
                                                    -----------
BALANCE JANUARY 1, 1994                             $21,130,502
Net income                                            4,299,009
Dividends declared ($.1364 per
 share)                                               (628,411)
Sale of treasury shares                                   1,250
Change in net unrealized gains
 (losses) on investment
 securities available-for-sale,
 net of tax                                         (3,372,268)
                                                   ------------
BALANCE DECEMBER 31, 1994                            21,430,082
Net income                                            4,649,382
Dividends declared ($.1398 per
 share)                                               (644,135)
10% stock dividend                                            -
Change in net unrealized gains
 (losses) on investment                                       -
 securities available-for-sale,
 net of tax                                           2,326,951
                                                   ------------
BALANCE DECEMBER 31, 1995                            27,762,280
Net loss                                            (5,741,731)
Dividends declared ($.15 per
 share)                                               (692,909)
Common Stock issued under
 Employee Stock Purchase Plan                            19,502
Issuance of Common Stock to Directors                   555,689
Change in net unrealized gains (losses)
 on investment securities available-
 for-sale, net of tax                                 (830,015)
                                                   ------------
BALANCE DECEMBER 31, 1996                          $ 21,072,816
                                                   ============


See accompanying notes to consolidated financial statements.

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fidelity National Corporation and subsidiaries (collectively the "Company") conform to generally accepted accounting principles and to general practices within the financial services industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries. Fidelity National Corporation ("Fidelity") owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity National Mortgage Corporation is a wholly owned subsidiary of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with generally accepted accounting principles followed within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold within one-day periods.

INVESTMENT SECURITIES. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. The Company had no trading securities at December 31, 1996 or 1995. Held-to-maturity securities are those securities for which the Company has the ability and positive intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses, net of related income taxes, on available-for-sale securities are excluded from income and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in income for transfers into trading securities. The unrealized gains or losses included in the separate component of shareholders' equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into income over the remaining life of the related security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the security.

     A decline in the fair value below cost of any available-for-sale or held-to-maturity security that is deemed other than temporary results in a charge to income and the establishment of a new cost basis for the security.

     Purchase premiums and discounts are amortized or accreted over the life of the related investment securities as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities sold are included in income and are derived using the specific identification method for determining the cost of securities sold.

LOANS AND INTEREST INCOME. Loans are reported at principal amounts outstanding net of unearned income, and deferred loan fees and costs. Interest income is recognized in a manner that results in a level yield on principal amounts outstanding. The accrual of interest is discontinued when, in management's judgment, it is determined that the collectibility of interest is doubtful.

     Rate related loan fee income is included in interest income. Loan origination and commitment fees and certain direct origination costs are being deferred and the net amount amortized as an adjustment of the yield over the contractual lives of the related loans, taking into consideration assumed prepayments.

     Effective January 1, 1996, the Company modified its classification of credit card current period interest charge-offs. In prior years, the Company recorded credit card current period accrued interest meeting Company policy for charge-off as a charge against the allowance for loan losses. Beginning January 1, 1996, the Company commenced reversing current period accrued interest-related income on credit card loans being charged off to interest income. For the year ended December 31, 1996, $1,965,202 of such interest had been reversed. Prior period statements do not reflect this reclassification. The reclassification was made to conform to industry practice.

     Annual fees collected for credit cards are recognized on a straight-line basis over the period the fee entitles the cardholder to use the card.

     Effective January 1, 1995, the Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting for Impairment of a Loan - Income Recognition and Disclosure." These standards require impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

     Impaired loans are loans on which the accrual of interest has been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated, or after full principal has been recovered when collection of interest is in question. The adoption of these standards did not have a material impact on the Company's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan and credit card loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     A substantial portion of the Company's loans is secured by real estate in metropolitan Atlanta, Georgia. In addition, a substantial portion of the Company's other real estate is located in this same market area. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate are susceptible to changes in market conditions in this market area.

LOANS HELD-FOR-SALE. Loans held-for-sale include mortgage loans and certain indirect automobile loans. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 1996 or 1995, and fair values for such loans held-for-sale approximated or exceeded their carrying values.

     Gains and losses on sales of loans are recognized at the settlement date. Gains and losses are determined by the difference between the net sales proceeds, including the estimated value associated with excess or deficient servicing fees to be received, and the carrying value of the loans sold.

PREMISES AND EQUIPMENT. Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the lease term or estimated useful life, whichever is shorter.

OTHER REAL ESTATE. Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of cost or fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income.

INCOME TAXES.  The Company files a consolidated federal income tax return.

Taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER COMMON SHARE. Income per common share is computed based on the weighted average number of shares outstanding, adjusted for any stock splits or stock dividends.

     MORTGAGE BANKING ACTIVITIES. Effective January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." SFAS No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Prior to the issuance of SFAS No. 122, capitalization of mortgage servicing rights was limited to servicing rights purchased from third parties. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows determined using assumptions that market participants would use in estimating future net servicing income which includes discount rate, prepayment estimate, and per loan cost to service. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the amortized capitalized mortgage servicing rights for each stratum exceeds the current fair value. Impairment losses are recognized as reductions in the carrying value of the asset, through the use of a valuation allowance.

     During 1996 and 1995, the Company capitalized approximately $894,000 and $1,032,000, respectively of originated servicing rights and recorded amortization of approximately $573,000 and $61,000, respectively and recorded a valuation allowance of approximately $49,000 and $37,000, respectively related to those rights. These amounts are included in other assets. The estimated fair value of originated and purchased mortgage servicing rights at December 31, 1996 and 1995, was approximately $7,400,000 and $7,800,000, respectively.

     RECENT ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption did not have a material impact on the financial position or results of operations of the Company.

     In June 1996, the Financial Accounting Standards Board issued "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," SFAS No. 125, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS No. 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997, by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of FASB Statement No. 125."
These standards will be adopted as required in 1997 and 1998, and are not expected to have a material impact on the Company's financial position or results of operations.

2 - REGULATORY MATTERS

GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $5.7 million during the year ended December 31, 1996.
At December 31, 1996, Fidelity and the Bank were not in compliance with the minimum capital requirements prescribed by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC) and were considered "undercapitalized" under the provisions of the Federal Deposit Insurance Improvement Act of 1991. In addition, Fidelity and the Bank entered into agreements with the FRB and OCC, respectively. The agreements and regulatory capital requirements are described below. If Fidelity and the Bank are unable to meet the minimum capital requirements of the agreements, one or more regulatory sanctions may result. These sanctions include such operating restrictions as growth limitations, prohibitions on dividend payments, increased supervisory monitoring, limitations on executive compensation, restrictions on deposit interest rates, and regulatory seizure. Management's plans concerning these matters and a description of Fidelity's and the Bank's capital plan which was submitted to the FRB and OCC, including plans to raise additional capital, are described below.

     These factors, among others, may indicate that the Company will be unable to continue as a going concern. The consolidated financial statements do not include the adjustments, if any, that might have been required had the outcome of the above-mentioned uncertainties been known, or any adjustments relating to the recoverability of recorded asset amounts or the amount of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to comply with the terms of the agreements, maintain sufficient liquidity, and ultimately, return to profitable operations.

MANAGEMENT'S PLANS

     The Company incurred significant losses which have eroded capital. Accordingly, management's primary focus is to obtain additional capital and to return the Company to profitability. In the fourth quarter of 1996, the Bank increased rates charged on credit card products demonstrating higher loss exposure, brought credit card collections in-house, and strengthened its credit card management team while consolidating and downsizing in selected areas.

     Fidelity has neither adequate cash flow nor the financial flexibility to enable it to act as a source of financial strength to the Bank. The Company is pursuing options to raise additional capital which, if raised, will enable the Company and the Bank to exceed all minimum capital requirements and the ratio levels required under the OCC Agreement. A capital plan, subject to amendment, was filed with the OCC as required under the OCC Agreement.

REGULATORY AGREEMENTS

     The Bank is a national banking association and is subject to Federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency (the OCC) have established capital adequacy guidelines for bank holding companies and national banks.

     The Bank's principal regulator is the OCC. At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities. Based on its examinations, the OCC can direct a national bank to adjust its financial statements in accordance with the examination's findings. In view of the regulatory environment in which banks operate, the extent, if any, to which future OCC examinations may ultimately result in adjustments to the consolidated financial statements cannot presently be determined.

     In 1991 the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act") was adopted. Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     To implement the prompt corrective action provisions of the 1991 Act, the OCC adopted regulations, which became effective on December 19, 1992, placing financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%, (ii) an "adequately capitalized" institution has a total risk-based ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 3%; (iii) an "undercapitalized" institution has a total risk-based ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 3%; (iv) a "significantly undercapitalized" institution has a total risk-based ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories are prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

     The OCC and the Bank entered into an Agreement dated November 14, 1996, ("OCC Agreement"). The OCC Agreement provides that the Bank (i) appoint an "Oversight Committee;" (ii) achieve and maintain specified higher capital levels; (iii) develop a three-year capital program which will include, among other things, certain restrictions on dividend payments by the Bank; and (iv) revise and amend its strategic plan. On April 3, 1997, the Company was notified that it would be required to file, in addition to the capital plan, a capital restoration plan with the OCC within 45 days.

     Fidelity's Board of Directors on February 13, 1997, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("FRB Agreement"). The FRB Agreement, among other things, prohibits Fidelity from paying dividends and incurring debt without prior approval of the FRB.

     The OCC Agreement will impair the ability of the Bank to declare and pay dividends to Fidelity since the Bank currently intends to retain any earnings to augment its capital. As dividends from the Bank are the principal source of income to Fidelity, and because the payment of dividends by Fidelity is subject to prior approval of the Federal Reserve, it is unlikely that Fidelity will declare and pay dividends absent the increases in capital obtained through the sale of equity securities.

     The OCC Agreement establishes higher capital requirements than those applicable under OCC regulations for an "adequately capitalized" bank. Specified capital levels are to be achieved by the Bank by April 30, 1997, and maintained until November 30, 1997. At November 30, 1997, higher capital levels become effective and are applicable thereafter.

     The table below sets forth the capital requirements for the Bank under OCC regulations, and under the OCC Agreement and the Bank's capital ratios at December 31, 1996.



                                OCC Regulations               OCC Agreement
                       ---------------------------   ----------------------------------
                        Adequately        Well                                                Actual
Capital Ratios         Capitalized     Capitalized   April 30, 1997   November 30, 1997  December 31,1996
--------------         -----------     -----------   --------------   -----------------  ----------------
Leverage                   4.00%           5.00%          5.00%             6.00%             3.27%
Risk-Based Capital:
 Tier 1                    4.00            6.00           6.00              7.00              4.16
 Total                     8.00           10.00          10.00             11.00              7.43

Under the terms of the OCC Agreement, should the Bank capital be obtained as preferred stock, for the purposes of paying dividends on the Preferred Stock, the Bank's capital ratios must be at least 4% for leverage, 4% for Tier 1 risk-based capital and 8% for total risk-based capital.


     Set forth below are pertinent capital ratios for the Company as of December 31, 1996, under the FRB regulation:


Capital Ratios       Minimum Capital Requirement  Actual
--------------       ---------------------------  ------
Leverage                        3.00%              2.67%
Risk-Based Capital:
 Tier 1                         4.00               3.40
 Total                          8.00               6.38

     Absent sales of equity securities or subordinated debt by the Company, capital will increase only through the retention of earnings.

     To meet the capital requirements in the formal agreements, management has estimated that an additional $14 million of capital will be needed to reach the April 30, 1997, requirements and an additional $5 million will be needed to reach the November 30, 1997, requirements.

     As of December 31, 1995, the Bank was considered to be "adequately capitalized" by the OCC.The following table represents the regulatory capital position of the Company and the Bank at December 31, 1996 and 1995 (dollars in thousands):


                                                  Company                    Bank
                                            ------------------         -----------------
                                             1996       1995            1996      1995
                                            -------    -------        --------  --------
Tier 1 capital                              $17,052    $26,606        $ 20,799   $28,867
Tier 1 capital required                      20,059     17,309          20,003    17,027
                                            -------    -------        --------   -------
 Excess (deficit) over required amount      $(3,007)   $ 9,297        $    796   $11,840
                                            =======    =======        ========   =======
Total risk-based capital                    $31,976    $45,323        $ 37,180   $41,194
Total risk-based capital required            40,118     34,619          40,007    34,055
                                            -------    -------        --------   -------
 Excess (deficiency) over required amount   $(8,142)   $10,704        $ (2,827)  $ 7,139
                                            =======    =======        ========   =======

REGULATORY CAPITAL REQUIREMENTS

     The Federal Reserve Board ("FRB") and the OCC have issued guidelines (the "guidelines") regarding the capital leverage ratio and risk-based capital requirements. The guidelines provide detailed definitions of regulatory capital and assign different weights to various assets and credit equivalent amounts of off-balance sheet financial instruments, depending upon the perceived degree of credit risk to which they expose such entities. Each banking organization is required to maintain a specified minimum ratio of capital to the total of such risk-adjusted assets and off-balance sheet financial instruments.

     The risk-based capital ratios of Fidelity and the Bank are calculated under the guidelines by dividing their respective qualifying total capital by their respective total risk-weighted assets. Fidelity's and the Bank's qualifying total capital and total risk-weighted assets are determined on a fully consolidated basis. Total qualifying capital is comprised of the sum of core capital elements ("Tier 1 capital") and supplementary capital elements ("Tier 2 capital). Tier 1 capital excludes any net unrealized gains or losses resulting from the implementation of SFAS No. 115. Tier 2 capital includes the allowance for loan losses, subject to limitations.

     Under the guidelines, total risk-weighted assets of Fidelity and the Bank are determined by assigning balance sheet assets and credit equivalent amounts of off-balance sheet financial instruments to one of four broad risk categories having risk weights ranging from zero % to 100%. The aggregate dollar amount of each category is multiplied by the risk weight associated with that category and the resulting weighted values from each category are summed to determine total risk-weighted assets.

     Each bank holding company and national bank must maintain (i) a minimum ratio of core capital ("Tier 1 Capital") to total risk-weighted assets of 4.0% and (ii) a minimum ratio of total qualifying capital to total qualifying assets ("total risk-based capital ratio") of 8.0% with the amount of the allowance for loan losses that may be included in supplemental capital ("Tier 2 Capital") limited to 1.25% of total risk-weighted assets.

     Capital leverage ratio standards require a minimum ratio of Tier 1 capital to adjusted average total assets ("capital leverage ratio") of 3.0%. The leverage ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles will be expected to maintain capital well above the minimum levels.

     For additional information, see Note 11 - Shareholders' Equity.

3 - INVESTMENT SECURITIES
     Investment securities at December 31, 1996 and 1995, are summarized as follows:


                                                       Amortized     Gross Unrealized   Gross Unrealized   Fair
                                                         Cost              Gains             Losses       Value
                                                     -----------        ----------          --------   -----------
Securities available-for-sale at December 31, 1996
 U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies               $48,149,420        $   89,187          $301,169   $47,937,438
 Mortgage-backed securities                           21,754,422            63,558            77,775    21,740,205
 Other securities                                      1,553,100                 -                 -     1,553,100
                                                     -----------        ----------          --------   -----------
  Total                                              $71,456,942        $  152,745          $378,944   $71,230,743
                                                     ===========        ==========          ========   ===========
Securities available-for-sale at December 31, 1995
 U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies               $25,959,600        $  644,259          $      -   $26,603,859
 Mortgage-backed securities                           24,780,224           468,278                 -    25,248,502
 Other securities                                      1,286,800                 -                 -     1,286,800
                                                     -----------        ----------          --------   -----------
  Total                                              $52,026,624        $1,112,537          $      -   $53,139,161
                                                     ===========        ==========          ========   ===========
Securities held-to-maturity at December 31, 1996
 U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies               $ 5,979,017        $        -          $118,697   $ 5,860,320
 Other securities                                        300,799                 -                 -       300,799
                                                     -----------        ----------          --------   -----------
  Total                                              $ 6,279,816        $        -          $118,697   $ 6,161,119
                                                     ===========        ==========          ========   ===========
Securities held-to-maturity at December 31, 1995
 U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies               $ 4,990,274        $   28,476          $      -   $ 5,018,750
 Other securities                                        301,459                 -                 -       301,459
                                                     -----------        ----------          --------   -----------
  Total                                              $ 5,291,733        $   28,476          $      -   $ 5,320,209
                                                     ===========        ==========          ========   ===========

     Proceeds from sales of investment securities available-for-sale during 1996 and 1995 were $43,781,536 and $34,233,853, respectively. Gross gains of $603,977 and $917,786 for 1996 and 1995, respectively, were realized on those sales. Gross losses in 1996 and 1995 were $0 and $62,867, respectively. Proceeds from the sale of investment securities were $13,116,453 in 1994 with related gross gains of $169,804 and gross losses of $35,354. Income tax expense related to the sale of securities was $214,776, $304,036 and $40,530 in 1996, 1995 and 1994, respectively.

     There were no investments held in trading accounts during 1996 or 1995. Proceeds from the sale of investments held in trading accounts were $941,382 in 1994. Gross gains of $750 and gross losses of $11,368 were realized on those sales.

     The following table depicts amortized cost and estimated fair value of investment securities at December 31, 1996 and 1995, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which primarily consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock, are not included in the following table as they have no stated maturity.



                                                                  December 31, 1996                       December 31, 1995
                                                          -------------------------------          -------------------------------
                                                            Amortized             Fair              Amortized             Fair
                                                              Cost               Value                Cost                Value
                                                          -----------         -----------          -----------         -----------
AVAILABLE-FOR-SALE
 U.S. Treasury Securities and obligations of U.S.
  Government corporations and agencies
  Due in one year or less                                 $17,992,660         $17,992,660          $         -         $         -
  Due after one year through five years                             -                   -            1,986,449           2,146,880
  Due after five years through ten years                   17,436,200          17,361,645           15,973,151          16,456,979
  Due after ten years or more                              12,720,560          12,583,133            8,000,000           8,000,000
                                                          -----------         -----------          -----------         -----------
                                                           48,149,420          47,937,438           25,959,600          26,603,859
 Mortgage-backed securities                                21,754,422          21,740,205           24,780,224          25,248,502
                                                          -----------         -----------          -----------         -----------
   Total                                                  $69,903,842         $69,677,643          $50,739,824         $51,852,361
                                                          ===========         ===========          ===========         ===========
HELD-TO-MATURITY
 U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies
  Due in one year or less                                 $         -         $         -          $ 4,990,274         $ 5,018,750
  Due after ten years                                       5,979,017           5,860,320                    -                   -
                                                          -----------         -----------          -----------         -----------
   Total                                                  $ 5,979,017         $ 5,860,320          $ 4,990,274         $ 5,018,750
                                                          ===========         ===========          ===========         ===========

Investment securities with a carrying value of approximately $56,280,000 and $51,207,000 at December 31, 1996 and 1995, respectively, were pledged as collateral for public deposits, securities sold under agreements to repurchase, and for other purposes required by law.

4.  LOANS
       Loans outstanding, by classification, are summarized as follows:


                                               December 31,
                                        --------------------------
                                            1996          1995
                                        ------------  ------------
Credit cards                            $143,781,711  $139,873,437
Real estate-mortgage                      71,718,792    61,246,732
Real estate-construction                  56,325,014    40,955,261
Commercial, financial and agricultural    43,945,706    39,295,512
Consumer installment                     113,512,340    78,805,544
                                        ------------  ------------
 Total loans                             429,283,563   360,176,486
Less:
 Allowance for loan losses                16,510,842     5,536,504
 Loans, net                             $412,772,721  $354,639,982
                                        ============  ============

     Loans held for sale at December 31, 1996, totaled $38,105,868 which included $13,105,868 of mortgage loans and $25,000,000 of indirect automobile loans. The Company, through one of its subsidiaries, had loan participations sold without recourse in the amount of $7.5 million and $10 million at December 31, 1996 and 1995, respectively. The Company, through its mortgage subsidiary, was servicing loans for others of approximately $580.0 million, $882.6 million, and $523.3 million at December 31, 1996, 1995 and 1994, respectively.

     Loans in nonaccrual status amounted to approximately $2,940,000, $3,105,000 and $1,189,000 at December 31, 1996, 1995 and 1994, respectively.
The allowance for loan losses related to these impaired loans was $561,000 and $383,000 at December 31, 1996 and 1995. The average recorded investment in impaired loans during 1996 and 1995 was $3,135,000 and $1,689,028, respectively. If such impaired loans had been on a full accruing basis, interest income on these loans would have been approximately $278,000, $51,000 and $55,000 in 1996, 1995 and 1994, respectively.

     Loans totaling approximately $237,600, $554,500 and $241,500 were transferred to other real estate in 1996, 1995 and 1994, respectively. There were no other real estate sales in 1996 financed by the Company. The Company financed other real estate sales of approximately $401,000 and $323,000 in 1995 and 1994, respectively. Loans are reported net of deferred loan fees of $104,669, $389,355 and $112,759 at December 31, 1996, 1995 and 1994,
respectively.

     The Company has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk. The following is a summary of activity during 1996 for such loans:


Loan balances at December 31, 1995  $ 5,707,711
New loans                             2,234,789
Loan repayments                      (4,671,759)
                                    -----------
Loan balances at December 31, 1996  $ 3,270,741
                                    ===========

     The following is a summary of activity in the allowance for loan losses:


                                      1996            1995           1994
                                 -------------   -------------   ------------
Balance at beginning of year      $  5,536,504     $ 4,343,657    $ 4,549,548
Provision for loan losses           25,127,000       8,090,000      4,125,000
Loans charged off:
 Credit cards                      (13,156,340)     (7,051,268)    (4,465,609)
 Other loans                        (1,659,492)       (388,119)      (314,405)
Recoveries on loans charged off        663,170         542,234        449,123
                                  ------------     -----------    -----------
 Balance at end of year           $ 16,510,842     $ 5,536,504    $ 4,343,657
                                  ============     ===========    ===========

5 - PREMISES AND EQUIPMENT
     Premises and equipment is summarized as follows:


                                                          December 31,
                                                  --------------------------
                                                      1996          1995
                                                  ------------  ------------
  Land                                             $ 2,735,320   $ 2,110,321
  Buildings and improvements                        11,219,182     5,778,322
  Furniture and equipment                           13,543,963     8,934,164
                                                   -----------   -----------
                                                    27,498,465    16,822,807
  Less accumulated depreciation and amortization     7,699,386     6,234,374
                                                   -----------
   Premises and equipment, net                     $19,799,079   $10,588,433
                                                   ===========   ===========

     At December 31, 1996, the Company had entered into two leases at market terms with a general partnership, of which a director is a general partner, and a corporation of which a director is a majority shareholder. The partnership lease is for a bank branch, general office, and storage space. This lease is for approximately 35,000 square feet at an approximate annual rate of $17 per square foot, subject to pro rata increases for any increases in taxes, insurance, utilities, and maintenance. The corporate lease is for a 2,200 square foot bank branch at an approximate annual rate of $11 per square foot, subject to pro rata increases for any increases in taxes and insurance.

6 - DEPOSITS
     Time deposits over $100,000 as of December 31, 1996 and 1995 were $86,630,315 and $65,503,961, respectively. Related interest expense was $5,042,964, $3,920,000 and $2,385,000 for the years ended December 31, 1996,
1995 and 1994 respectively. Included in demand and money market deposits were NOW accounts totaling $37,322,255 and $37,701,876 at December 31, 1996 and 1995, respectively.

7 - SHORT-TERM BORROWINGS
     Short-term borrowings are summarized as follows:


                                                           December 31,
                                                  -----------------------------
                                                      1996              1995
                                                  -----------        ----------
Federal funds purchased                           $   500,000        $        -
Securities sold under agreements to repurchase     16,683,769         8,245,191
                                                  -----------        ----------
    Total                                         $17,183,769        $8,245,191
                                                  ===========        ==========

     The above borrowings mature either overnight or on a fixed maturity not to exceed three months. At December 31, 1996, the Company had a line of credit with the Federal Home Loan Bank to borrow up to a maximum of $10 million. In March 1997, the availability of borrowings on this line was suspended until the Company achieves appropriate capital levels. Interest expense on Federal Home Loan Bank advances was $158,838 in 1996 and $267,777 in 1995. The weighted average rate on short term borrowings outstanding at December 31, 1996 and 1995 was 3.06% and 2.96%, respectively.

7 - SHORT-TERM BORROWINGS
     Short-term borrowings are summarized as follows:


                                                         December 31,
                                                  -----------------------------
                                                      1996              1995
                                                  -----------        ----------
Federal funds purchased                           $   500,000        $        -
Securities sold under agreements to repurchase     16,683,769         8,245,191
  Total                                           $17,183,769        $8,245,191
                                                  ===========        ==========

     The above borrowings mature either overnight or on a fixed maturity not to exceed three months. At December 31, 1996, the Company had a line of credit with the Federal Home Loan Bank to borrow up to a maximum of $10 million. In March 1997, the availability of borrowings on this line was suspended until the Company achieves appropriate capital levels. Interest expense on Federal Home Loan Bank advances was $158,838 in 1996 and $267,777 in 1995. The weighted average rate on short term borrowings outstanding at December 31, 1996 and 1995 was 3.06% and 2.96%, respectively.

8 - LONG-TERM DEBT
     Long-term debt is summarized as follows:


                                                                                                December 31,
                                                                                         --------------------------
                                                                                            1996            1995
                                                                                         -----------    -----------
Note payable with interest at prime plus 1/4%, secured by Bank stock;
 principal and interest payable in annual installments through 1996                      $         -    $   250,000
Junior subordinated Series A capital notes with interest at prime plus 2%
 due December 15, 1999; interest payable quarterly                                           250,000        250,000
Subordinated capital notes with interest at 11% through March 27, 2000,
 and at prime plus 2% thereafter, due March 27, 2002, interest payable quarterly           1,000,000      1,000,000
Subordinated capital notes with interest at prime due October 1, 2002,
 interest payable quarterly                                                                  250,000        250,000
8.5% subordinated notes due January 31, 2006, interest payable quarterly                  15,000,000     15,000,000
                                                                                         -----------    -----------
  Total                                                                                  $16,500,000    $16,750,000
                                                                                         ===========    ===========
 Note maturities as of December 31, 1996, are summarized as follows:
                                                                                           Amount
                                                                                         -----------
           1997                                                                          $         -
           1998                                                                                    -
           1999                                                                              250,000
           2000                                                                                    -
           2001                                                                                    -
           Thereafter                                                                     16,250,000
                                                                                         -----------
             Total                                                                       $16,500,000
                                                                                         ===========

     The $250,000 note payable was paid off in 1996 in accordance with original terms.

     On December 12, 1995, the Company issued $15,000,000 in 8.5% subordinated notes due January 31, 2006. Under the terms of the notes, the Company has the right to redeem them on or after January 31, 2001, at 100% of the principal amount plus accrued interest to the date of redemption.

     The subordinated notes due March 27, 2002, may be redeemed at the option of the Company at any time after March 27, 2000, without penalty. All other subordinated notes may be redeemed at the option of the Company without penalty.

     There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 1996.

9.  INCOME TAXES
     Income tax (benefit) expense attributable to income from continuing operations consists of:


                                Current      Deferred        Total
                                -------      --------        -----
Year ended December 31, 1996:
  Federal                      $1,006,128  $(4,124,579)  $(3,118,451)
  State                                 -     (376,761)     (376,761)
                               ----------  -----------   -----------
                               $1,006,128  $(4,501,340)  $(3,495,212)
                               ==========  ============  ===========
Year ended December 31, 1995:
  Federal                      $2,366,181  $   184,265   $ 2,550,446
  State                                 -       15,573        15,573
                               ----------  -----------   -----------
                               $2,366,181  $   199,838   $ 2,566,019
                               ==========  ===========   ===========
Year ended December 31, 1994:
Federal                        $1,309,532  $   694,301   $ 2,003,833
State                                   -       87,856        87,856
                               ----------  -----------   -----------
                               $1,309,532  $   782,157   $ 2,091,689
                               ==========  ===========   ===========

     Income tax expense differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:



                                                                   1996         1995         1994
                                                              ------------  -----------   ----------
Taxes at statutory rate                                       $ (3,140,561)  $2,453,236   $2,172,837
Increase (reduction) in income taxes resulting from:
 State income tax expense, net of Federal income tax benefit      (248,662)      10,278       57,985
 Tax exempt income                                                 (22,770)     (35,848)     (58,855)
 Other, net                                                        (83,219)     138,353      (80,278)
                                                              ------------   ----------   ----------
  Income tax expense                                          $ (3,495,212)  $2,566,019   $2,091,689
                                                              ============   ==========   ==========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:


                                                     1996                          1995
                                                 Deferred Tax                  Deferred Tax
                                         ----------------------------  --------------------------
                                          Assets       Liabilities      Assets     Liabilities
                                         ----------  ----------------  --------  ----------------
State tax credit carryforwards           $  208,091        $        -  $309,983        $        -
Allowance for loan losses                 4,010,988                 -         -           502,961
Accelerated depreciation                          -           514,645         -           420,252
Accretion on U.S. Treasury securities             -            29,440         -            34,749
Deferred loan fees                                -           289,598         -           355,741
Other real estate                            41,050                 -    41,050                 -
FHLB stock dividends                              -                 -         -            23,038
Unearned income                             296,975                 -    92,885                 -
Unrealized holding gains on securities
 securities available-for-sale               85,865                 -         -           422,320
Capitalized mortgage servicing rights             -           284,329         -                 -
Other                                        94,722             2,497    86,017                 -
                                         ----------        ----------  --------        ----------
                                         $4,737,691        $1,120,509  $529,935        $1,759,061
                                         ==========        ==========  ========        ==========

10 - EMPLOYEE BENEFITS

     The Bank provides a split-dollar insurance benefit plan for the President of the Bank for which the life insurance benefit is $2,000,000. The President's irrevocable insurance trust is designated as owner and beneficiary. Upon termination of the plan, the Bank receives the portion of the insurance proceeds equal to the total amount of premiums paid by the Bank. The Bank paid premiums of $39,582 in 1996, 1995 and 1994, under the terms of the plan.

     The Company maintains a 401(k) defined contribution retirement savings plan for employees age 18 or older who have obtained ninety days of service. Employee contributions to the plan are voluntary. The Company matches up to 15% of the participants' eligible contributions. For the years ended December 31, 1996, 1995 and 1994, the Company contributed $71,873, $136,187 and $86,014, respectively, to the plan.

11 - SHAREHOLDERS' EQUITY

     In addition to the previously mentioned regulatory agreements, dividends that may be paid by the Bank to Fidelity are subject to certain other regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. At December 31, 1996, total shareholders' equity of the Bank was approximately $24.6 million. Payment of dividends is restricted without violating regulatory capital requirements. Also, under current Federal Reserve System regulations, the Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 1996, there were no loans outstanding from the Bank to Fidelity.

12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying amounts reported in the Statements of Condition for cash, due from banks, and Federal fund sold, approximates those assets' fair values. For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the remaining maturities using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

     Fair value for significant nonperforming loans is estimated taking into consideration recent external appraisals of the underlying collateral for loans that are collateral dependent. If appraisals are not available or if the loan is not collateral dependent, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     The fair value of deposits with stated maturity, such as noninterest-bearing demand deposits, savings, interest-bearing demand, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows based on the discount rates currently offered for deposits of similar remaining maturities.

     The carrying amounts reported in the balance sheet for short-term debt approximate those liabilities' fair values.

     The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of long-term debt approximates its estimated fair value.


                                                                             December 31,
                                              ---------------------------------------------------------------------------
                                                            1996                                       1995
                                              ---------------------------------         ---------------------------------
                                                Carrying                                  Carrying
                                                 Amount             Fair Value             Amount             Fair Value
                                              ------------         ------------         ------------         ------------
Financial instruments (assets)
 Cash and due from banks                      $ 32,612,398         $ 32,612,398         $ 27,356,936         $ 27,356,936
 Federal funds sold                                343,019              343,019           10,002,754           10,002,754
 Investment securities available-for-sale       71,230,743           71,230,743           53,139,161           53,139,161
 Investment securities held-to-maturity          6,279,816            6,161,119            5,291,733            5,320,209
 Loans, net of unearned income                 467,389,431          468,578,264          407,289,021          408,622,292
                                              ------------         ------------         ------------         ------------
 Total financial instruments  (assets)         577,855,407         $578,925,543          503,079,605         $504,441,352
                                                                   ============                              ============
 Non-financial instruments (assets)             27,564,890                                21,742,210
                                              ------------                              ------------
  Total assets                                $605,420,297                              $524,821,815
                                              ============                              ============
Financial instruments (liabilities)
 Noninterest-bearing demand deposits          $ 73,877,369         $ 73,877,369         $ 75,120,501         $ 75,120,501
 Interest-bearing deposits                     470,835,960          471,954,804          391,386,808          393,178,992
                                              ------------         ------------         ------------         ------------
  Total deposits                               544,713,329          545,832,173          466,507,309          468,299,493
 Short-term borrowings                          17,183,769           17,183,769            8,245,191            8,245,191
 Long-term debt                                 16,500,000           16,500,000           16,750,000           16,750,000
                                              ------------         ------------         ------------         ------------
 Total financial instruments (liabilities)     578,397,098         $579,515,942          491,502,500         $493,294,684
                                                                   ============                              ============
 Non-financial instruments
  (liabilities and shareholders' equity)        27,023,199                                33,319,315
                                              ------------                              ------------
 Total liabilities and shareholders' equity   $605,420,297                              $524,821,815
                                              ============                              ============


For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair vaues of the Company's off-balance sheet financial instruments as of December 31 are summarized below.


                             1996        1995
                          Estimated   Estimated
(Dollars in Thousands)    Fair Value  Fair Value
                          ----------  ----------
Unfunded commitments to
 extend credit             $388,711    $412,971
Letters of credit             3,767       2,135

     This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

13 - COMMITMENTS AND CONTINGENCIES
     The approximate future minimum rental commitments as of December 31, 1996, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:


                    Amount
                  -----------
1997              $ 2,946,000
1998                2,940,000
1999                3,052,000
2000                3,075,000
Thereafter         12,993,000
                  -----------
Total             $25,006,000
                  ===========

     Rental expense for all leases amounted to approximately $1,740,000, $1,550,000, and $1,250,000 in 1996, 1995, and 1994, respectively.

     Due to the nature of their activities, Fidelity and the Bank are at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 1996. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect the Company's financial position.

     The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on their average deposits. The Bank's reserve requirements at December 31, 1996 and 1995, were $5,429,000 and $5,280,000, respectively.

14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, and forward sales contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss, in the event of nonperforming by the customer for commitments to extend credit and letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded loans. For forward sales contracts, the contract or notional amounts do not represent exposure to credit loss; however, these financial instruments represent interest rate risk to the Company. The Company controls the interest rate risk of its forward sales contracts through management approvals, dollar limits, and monitoring procedures.

     A summary of the Company's financial instruments with off-balance sheet risk at December 31, 1996, is as follows (in thousands):


Financial instruments whose contract amounts represent credit risk:
 Loan commitments
  Credit card lines                                                   $309,338
  Home equity                                                            9,039
  Commercial real estate, construction and land development             33,532
  Commercial                                                            21,792
  Mortgage loans                                                        14,110
  Lines of credit                                                          900
  Standby letters of credit                                              3,766
                                                                      --------
   Total loan commitments                                             $392,477
                                                                      ========
Financial instruments whose notional or contractual amounts
  represent interest rate risk -
  Forward sales contracts                                             $ 13,122
                                                                      ========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments as deemed necessary.

     Forward sales contracts are contracts for delayed delivery of mortgage loans in which the Company agrees to make delivery at a specified future date
at a specified price.   Risks arise from the inability of counterparties to
meet the terms of their contracts and from movements in interest rates.

15 -  SUPPLEMENTAL FINANCIAL DATA
     Components of other income and expense in excess of 1% of total revenues for any of the respective periods are as follows:



                                    Years Ended December 31,
                               ----------------------------------
                                  1996        1995        1994
                               ----------  ----------  ----------
Other income:
 Brokerage commissions         $3,201,220  $2,172,171  $1,580,814
 Trust income                     845,794     563,375     462,326

Other expense:
 Stationery and supplies          930,816     734,876     544,036
 Postage                          640,499     486,624     383,336
 Deposit insurance premiums       556,771     684,375     884,209
 Telephone                        831,670     502,148     492,250

16 - CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION
     (PARENT COMPANY ONLY)

                      CONDENSED STATEMENTS OF CONDITION



                                                                                    December 31,
                                                                             -------------------------
                                                                                 1996          1995
                                                                             -----------   -----------
ASSETS
 Cash                                                                        $ 1,157,191   $   445,415
 Land                                                                            419,418       419,418
 Investment in bank subsidiary                                                24,822,351    30,007,881
 Investments in and amounts due from nonbank subsidiaries                        359,018       276,128
 Subordinated loan to bank subsidiary                                         10,000,000     7,000,000
 Commercial loan participations                                                        -     5,574,770
 Other assets                                                                  1,050,888       948,379
                                                                             -----------   -----------
  Total assets                                                               $37,808,866   $44,671,991
                                                                             ===========   ===========
LIABILITIES
 Long-term debt                                                              $16,500,000   $16,750,000
 Other liabilities                                                               236,050       159,711
                                                                             -----------   -----------
  Total liabilities                                                           16,736,050    16,909,711
SHAREHOLDERS' EQUITY
 Common stock                                                                 11,878,597    11,303,406
 Treasury stock                                                                  (69,325)      (69,325)
 Net unrealized (losses) gains on investment securities available-for-sale,
  net of tax                                                                    (140,241)      689,774
 Retained earnings                                                             9,403,785    15,838,425
                                                                             -----------   -----------
  Total shareholders' equity                                                  21,072,816    27,762,280
                                                                             -----------   -----------
  Total liabilities and shareholders' equity                                 $37,808,866   $44,671,991
                                                                             ===========   ===========

Note 16 continued
                      CONDENSED STATEMENTS OF OPERATIONS


                                                                                     Years ended December 31
                                                                            ------------------------------------------
                                                                               1996           1995            1994
                                                                            -----------  ---------------  ------------
INTEREST INCOME
 Loans                                                                     $   272,941       $    5,973     $      207
 Deposits in bank                                                               46,315            5,630          1,310
 Subordinated loan to bank                                                     768,542           40,164              -
                                                                           -----------       ----------     -----------
 Total interests income                                                      1,087,798           51,767          1,517
INTEREST EXPENSE - Long-term debt                                            1,501,488          353,284        131,220
                                                                           -----------       ----------     ----------
NET INTEREST EXPENSE                                                          (413,690)        (301,517)      (129,703)

OTHER INCOME
 Lease income                                                                  120,000          120,000         92,000
 Dividend from subsidiaries                                                  1,600,000          950,000        850,000
 Management fees                                                                91,740          130,680         42,000
 Other                                                                           3,157            6,525              -
                                                                           -----------       ----------     ----------
  Total other income                                                         1,814,897        1,207,205        984,000

OTHER EXPENSES                                                                 185,462           49,929         92,050
                                                                           -----------       ----------     ----------
 Income before income taxes and undistributed (loss) income of subsidiary    1,215,745          855,759        762,247
Income tax benefit                                                             146,017           38,045         47,685
                                                                           -----------       ----------     ----------
 Income before equity in undistributed (loss) income of subsidiaries         1,361,762          893,804        809,932
Equity in undistributed (loss) income of subsidiaries                       (7,103,493)       3,755,578      3,489,077
                                                                           -----------       ----------     ----------
NET (LOSS) INCOME                                                          $(5,741,731)      $4,649,382     $4,299,009
                                                                           ============      ==========     ==========

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                     Years ended December 31,
                                                             ----------------------------------------
                                                                 1996          1995          1994
                                                             ------------  -------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net (loss) income                                           $(5,741,731)   $ 4,649,382   $4,299,009
 Equity in undistributed income of subsidiaries                7,103,493     (3,755,578)  (3,489,077)
 (Increase) decrease in other assets                            (102,509)      (944,615)      43,935
 Increase in other liabilities                                    76,341        130,084       26,299
                                                             -----------   ------------   ----------
  Net cash flows provided by operating activities              1,335,594         79,273      880,166

CASH FLOWS FROM INVESTING ACTIVITIES
 Sale (purchase) of commercial loans                           5,574,770     (5,574,770)           -
 Net increase in loans to and investment in subsidiaries      (5,830,870)    (8,071,122)    (825,000)
                                                             -----------   ------------   ----------
  Net cash flows used in investing activities                   (256,100)   (13,645,892)    (825,000)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds of long-term debt                                            -     16,250,000      926,000
 Repayment of long-term-debt                                    (250,000)    (1,991,000)    (250,000)
 Issuance of Common Stock                                        575,191              -            -
 Dividends paid                                                 (692,909)      (644,135)    (628,411)
 Sale of treasury stock                                                -              -        1,250
                                                             -----------   ------------   ----------
  Net cash flows (used in) provided by financing activities     (367,718)    13,614,865       48,839
                                                             -----------   ------------   ----------
  Net increase in cash                                           711,776         48,246      104,005
Cash, beginning of year                                          445,415        397,169      293,164
                                                             -----------   ------------   ----------
Cash, end of year                                            $ 1,157,191    $   445,415   $  397,169
                                                             ===========   ============   ==========

                           SHAREHOLDER INFORMATION


STOCK

Fidelity National Corporation's Common Stock is registered with the Securities and Exchange Commission. It is included in the NASDAQ National Market System under the symbol "LION." It is listed in The Wall Street Journal under "FidNtl."

FINANCIAL INFORMATION

Analysts, investors and others seeking financial information about the Company should contact:

Martha Fleming (404) 240-1504
or write:
Fidelity National Corporation
P.O. Box 105075
Atlanta, GA  30348

SHAREHOLDER ASSISTANCE

Shareholders requiring a change of address, records or infor-mation about lost certificates or dividend checks may contact the Company's transfer agent:

The Bank of New York
Investor Relations Department
P.O. Box 11258
Church Street Station
New York, NY 10286-1258
1-800-524-4458

MARKET PRICES - COMMON STOCK



    1996            High      Low
    ----            -----     ---
    Fourth Quarter  12-3/8     9-3/4
    Third Quarter   14-3/4    11-7/8
    Second Quarter  16-1/4    13-7/8
    First Quarter   16-3/4    14-1/2

    1995
    ----
    Fourth Quarter  17-1/2    14-3/4
    Third Quarter   15-1/4    10-3/4
    Second Quarter  10-3/4     9-3/4
    First Quarter   10-1/2     9-1/4


As of February 28, 1997, there were approximately 370 shareholders of record. In addition, shares of approximately 250 beneficial owners of the Company's Common Stock are held by brokers, dealers and their nominees.

MARKET MAKERS

Sterne, Agee & Leach

Alex. Brown & Sons Inc.

G.V.R. Company

Herzog, Heine, Geduld, Inc.

Knight Securities LP