Form 10-K405/A, Exhibit 13
period 1996-12-31
FIDELITY NATIONAL CORP /GA/
filed 1997-12-04
CIK 822662

                                                                   EXHIBIT 13(b)


                        CONSOLIDATED FINANCIAL REVIEW

     The following management's discussion and analysis reviews important factors affecting the results of operations and financial condition of the Company for the periods shown. The Consolidated Financial Statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW

     Fidelity National Corporation is a bank holding company headquartered in Atlanta, Georgia. The Company, which commenced operations as FNB in 1973, provides traditional deposit, lending, mortgage, securities brokerage, international trade services and trust products and services to its commercial and retail customers through its subsidiaries. FNB is a full-service banking operation; FNMC is a full-service residential mortgage banking operation; and FNCI is a securities brokerage operation. The Company currently conducts full-service banking and residential mortgage lending businesses through 16 locations in the metropolitan Atlanta area. The Company conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers), residential mortgage lending and residential construction lending through certain of its Atlanta offices and its Jacksonville, Florida location. Indirect automobile lending is also conducted at the Tampa, Florida location which was opened in 1995.

     Historically, credit card loans have been an important part of the Company's total loan portfolio. At December 31, 1992, credit card loans represented 53.8% of the Company's loan portfolio of $186 million. During 1992 and 1993, the outstanding balance of credit card loans remained relatively flat and declined as a percentage of total loans to 33.4% at December 31, 1994. In 1994, as a result of additional affinity programs and the introduction of the Company's Olympic card, credit card loans outstanding increased. The Company's affinity programs include colleges, associations and other entities which contract to assist the Company in marketing the Company's credit cards in return for issuance and transaction fee income. This growth continued through 1995 and into 1996, and at December 31, 1996, credit card loans totaled $144 million. During late 1996, the Company's net losses on its credit card loan portfolio increased significantly, reflecting a national trend and credit quality issues related to an affinity program introduced in the middle of 1995 which was subsequently discontinued in May 1996.

     The Company has experienced significant growth in indirect automobile lending since it implemented a strategy in 1993 to expand this activity. At December 31, 1996, these loans, including $25 million held-for-sale, totaled $139 million compared to $12 million at December 31, 1992. During 1996, the Company sold, either through whole loan sales or securitization, approximately $137 million of indirect automobile loans with servicing retained to take advantage of its ability to produce indirect automobile loans and to enhance other noninterest income. In addition, during 1996, the Company sold $38 million of indirect automobile loans, servicing released. The Company anticipates that it will continue to sell periodically, either through whole loan sales or securitization, a substantial portion of its indirect automobile loan production to enhance fee income and manage the relative level of indirect automobile loans in the Company's loan portfolio.

     Going Concern. The independent auditors' report on the Company's Consolidated Financial Statements for the year ended December 31, 1996 includes an explanatory paragraph indicating that the Company's and the Bank's ability to continue as a going concern is dependent upon its ability to increase the capital ratios of the Bank in accordance with the OCC Agreement. See
"-- Regulatory Agreements."

     The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $5.7 million during the year ended December 31, 1996. At December 31, 1996, Fidelity and the Bank were not in compliance with the minimum capital requirements prescribed by the FRB and the OCC and were considered "undercapitalized" under the provisions of the Federal Deposit Insurance Improvement Act of 1991. In addition, Fidelity and the Bank entered into agreements with the FRB and OCC, respectively. If Fidelity and the Bank are unable to meet the minimum capital requirements of the agreements, one or more regulatory sanctions may result. These sanctions include such operating restrictions as growth limitations, prohibitions on dividend payments, increased supervisory monitoring, limitations on executive compensation, restrictions on deposit interest rates, and regulatory seizure. No such regulatory sanctions have been imposed. Management's plans concerning these matters and a description of Fidelity's and the Bank's capital plan which was submitted to the FRB and OCC, including plans to raise additional capital, are described below.

     These factors, among others, may indicate that the Company will be unable to continue as a going concern. The consolidated financial statements do not include the adjustments, if any, that might have been required had the outcome of the above-mentioned uncertainties been known, or any adjustments relating to the recoverability of recorded asset amounts or the amount of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to comply with the terms of the agreements, maintain sufficient liquidity, and operate profitably. See "-- Regulatory Agreements" and "-- Liquidity."

     Management's Plans. The Company incurred significant losses which have eroded capital. Accordingly, management's primary focus is to obtain additional capital and to return the Company to profitability. In the fourth quarter of 1996, the Bank increased rates charged on credit card products demonstrating higher loss exposure, brought credit card collections in-house, and strengthened its credit card management team while consolidating and downsizing in selected areas.

     Fidelity has neither adequate cash flow nor the financial flexibility to enable it to act as a source of financial strength to the Bank. The Company is pursuing the Offering to raise additional capital, which will enable the Company and the Bank to exceed all minimum capital requirements and the ratio levels required under the OCC Agreement. A capital plan, subject to amendment, was filed with the OCC as required under the OCC Agreement.

     As discussed previously, the Company's net loss for 1996 and the overall growth of the Company, the capital ratios of the Company and its primary operating subsidiary, the Bank, declined significantly and were not in compliance with the minimum capital requirements prescribed by the FRB and the OCC at December 31, 1996.

RESULTS OF OPERATIONS.

NET INCOME. The Company's net loss was $5.7 million for the year ended December 31, 1996, compared to net income of $4.6 million for 1995. The net loss per share was $1.24 for 1996, compared to net income per share of $1.01 for 1995. The major factor contributing to the loss for 1996 was higher loan loss provision resulting from higher levels of delinquencies and charge-offs in the Company's credit card loan portfolio. During 1996, earnings were also adversly affected by expenses attributable to recent corporate consolidation and systems upgrade.

     The Company's net income for 1995 was $4.6 million or $1.01 per share, an increase of $350,000 or $.08 per share. During 1995, increases in net interest income and noninterest income were partially offset by increases in the provision for loan losses and noninterest expense.

NET INTEREST INCOME/MARGIN. Taxable-equivalent net interest income increased $3.9 million or 13.2% in 1996 to $33.1 million from $29.2 million in 1995.
This increase resulted from a $128 million increase in average interest earning assets to $554 million partially offset by a decrease in the yield on interest-earning assets to 10.79% from 11.29%. Average total loans increased $110 million or 30.6% over average total loans in 1995. While the increase in loan volume was primarily attributable to indirect automobile and real estate construction loan growth, increased loan volume occurred in all major loan categories as the economy continued to grow.

     The $7.9 million increase in total interest expense in 1996 over 1995 was attributable primarily to an increase in the volume of interest-bearing liabilities as rates paid on average total interest-bearing liabilities only increased 15 basis points.

     The average balance of noninterest bearing demand deposits increased 16.5% to $70 million during 1996. Interest on earning assets benefited from a 5 basis point higher yield realized on investment securities and a 22.2% increase in the average balance of investment securities to $73 million for 1996.

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

     Taxable-equivalent net interest income was $29.3 million in 1995, an increase of 21.0% over the $24.2 million in 1994. This was primarily the result of a $78.2 million, or 22.5%, increase in average interest earning assets, offset slightly by an 8 basis point decrease in net interest margin.

AVERAGE BALANCES, INTEREST AND YIELDS





(Dollars in Thousands)                                              For the Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                           1996                                           1995
                                          --------------------------------------------  ---------------------------------------
                                          Average          Income/        Yield/        Average           Income/        Yield/
ASSETS                                    Balance          Expense        Rate          Balance           Expense        Rate
                                          -------          -------        ----          -------           -------        ----
Interest earning assets:
 Loans, net of unearned income (1) (2)
 Taxable                                $469,846           $54,206        11.54%        $358,685          $43,572        12.15%
 Tax-exempt (3)                            l,355               127         9.36            2,230              227        10.18
                                        --------           -------                      --------          -------
  Total loans                            471,201            54,333        11.53          360,915           43,799        12.14
Investment securities
 Taxable                                  73,433             4,956         6.75           60,060            4,025         6.70
 Tax-exempt (3)                                -                 -            -               10                1         5.62
                                        --------           -------                      --------          -------
  Total investment securities             73,433             4,956         6.75           60,070            4,026         6.70
Interest-bearing deposits                  1,431                74         5.17              129                9         6.98
Federal funds sold                         8,289               437         5.27            5,411              324         5.99
                                        --------           -------                      --------          -------
  Total interest-earning assets          554,354            59,800        10.79          426,525           48,158        11.29
Cash and due from banks                   22,011                                          14,645
Allowance for loan losses                 (6,829)                                         (4,487)
Premises and equipment                    14,164                                           9,259
Other real estate owned                    1,246                                           1,458
Other assets                              26,598                                          11,851
                                        --------                                        --------
 Total assets                           $611,544                                        $459,251
                                        ========                                        ========



(Dollars in Thousands)                          For the Years Ended December 31,
                                         --------------------------------------------
                                                             1994
                                         --------------------------------------------
                                           Average         Income/            Yield/
ASSETS                                     Balance         Expense            Rate
Interest earning assets:
Loans, net of unearned income (1) (2)
Taxable                                  $277,933          $31,953              11.50%
Tax-exempt (3)                              2,660              253               9.51
                                         --------          -------
Total loans                               280,593           32,206              11.48
Investment securities
Taxable                                    58,433            3,424               5.86
Tax-exempt (3)                                133                9               6.77
                                         --------          -------
Total investment securities                58,566            3,433               5.86
Interest-bearing deposits                     350               13               3.71
Federal funds sold                          8,803              323               3.67
                                         --------          -------
Total interest-earning assets             348,312           35,975              10.33
Cash and due from banks                    13,614
Allowance for loan losses                  (4,384)
Premises and equipment                      8,104
Other real estate owned                     1,705
Other assets                                6,518
                                         --------
Total assets                             $373,869
                                         ========




                                                                    For the Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                           1996                                           1995
                                          --------------------------------------------  ---------------------------------------
                                          Average          Income/        Yield/        Average           Income/        Yield/
LIABILITIES AND SHAREHOLDERS' EQUITY      Balance          Expense        Rate          Balance           Expense        Rate
                                          -------          -------        ----          -------           -------        ----
Interest-bearing liabilities
 Demand deposits                           $100,966          3,542        3.51%        $ 92,107           $ 3,148         3.42%
 Savings deposits                            26,516          1,058        3.99           15,292               520         3.40
 Time deposits                              344,551         19,933        5.79          243,617            14,260         5.85
                                           --------        -------                      -------           -------
  Total interest-bearing deposits           472,033         24,533        5.20          351,016            17,928         5.11
Federal funds purchased                       2,306            144        6.24            1,786               106         5.94
Securities sold under agreements to
 repurchase                                  13,305            390        2.94            8,053               236         2.93
Other short-term borrowings                   3,296            159        4.83            4,349               247         5.68
Long-term debt                               16,500          1,501        9.10            3,439               354        10.29
                                           --------        -------                      -------           -------
  Total interest-bearing liabilities        507,440         26,727        5.27          368,643            18,871         5.12
Noninterest-bearing demand
 deposits                                    70,073                                      60,131
Other liabilities                             6,520                                       5,888
Shareholders' equity                         27,484                                      24,589
                                           --------                                     -------
  Total liabilities and
  shareholders' equity                     $611,517                                    $459,251
                                           ========                                    ========
Net interest income/spread                                 $33,121        5.52%                           $29,287         6.17%
                                                           =======                                        =======
Net interest rate margin                                                  5.97%                                           6.87%




                                             For The Years Ended December 31,
                                          -------------------------------------
                                                           1994
                                          -------------------------------------
                                           Average        Income/       Yield/
                                           Balance        Expense       Rate
                                           -------        -------       ----
LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
 Demand deposits                          $ 88,530        $ 2,386       2.70%
 Savings deposits                           20,914            630       3.01
 Time deposits                             176,381          8,152       4.62
  Total interest-bearing deposits          285,825         11,168       3.91
Federal funds purchased                      1,357             73       5.38
Securities sold under agreements to
 repurchase                                  4,725            129       2.73
Other short-term borrowings                  4,923            264       5.36
Long-term debt                               1,684            131       7.78
                                           -------         ------
  Total interest-bearing liabilities       298,514         11,765       3.94
Noninterest-bearing demand
 deposits                                   50,637
Other liabilities                            3,641
Shareholders' equity                        21,077
  Total liabilities and
  shareholders' equity                    $373,869
                                          ========
Net interest income/spread                                $24,210       6.39%
                                                          =======
Net interest rate margin                                                6.95%


(1) Fee income relating to loans of $3,720 in 1996, $3,854 in 1995, and $2,710 in 1994 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $48, $77 and $89 for each of the three years ended December 31, 1996, using a federal tax rate of 34%.

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


PROVISION FOR LOAN LOSSES. Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. In determining inherent losses, management considers financial services industry trends, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes.

     For the year ended December 31, 1996, the provision for loan losses was $25.1 million compared to $8.1 million in 1995, an increase of 209.9%. The increase in the provision for loan losses was the most significant factor contributing to the decline in earnings of the Company. Net charge-offs were $14.2 million in 1996 compared to $6.9 million in 1995. Net charge-offs to average loans for 1996 were 3.00% compared to 2.37% in 1995. Approximately 88.8% of the loan charge-offs in 1996 were attributable to credit card loans. This significant increase in credit card losses in 1996 was due to several factors. Nationally, credit card charge-offs reached record highs as consumers found themselves unable to meet their credit card obligations. Many of these filed bankruptcy and bankruptcies hit record levels. Moreover, a significant portion of the Company's credit card portfolio's charge-offs were attributable to one specific program. Under this program, which the Company initiated in the middle of 1995 and discontinued in May 1996, the Company issued to recent home buyers credit cards with a $3,000 credit limit, no annual fee in the first year, a $30 annual fee thereafter and an interest rate of 14.9%. While it was, and continues to be, the Company's policy not to issue credit cards without first conducting a credit review, the Company initially issued preapproved credit cards under this specific program without such a review. The reason for this policy exception was that these customers had recently completed a credit review necessary to secure residential mortgages from unrelated third-party lenders. There have been no other changes to the Company's credit card issuance policy and no changes to the Company's credit card non-accrual and charge-off policies. In May 1996, the Company ceased issuing preapproved credit cards under this program. A substantial portion of the additional provision for loan losses recorded in 1996 was to provide for losses deemed inherent in this portfolio as of year end. As a result of the higher risk inherent in the preapproved program, the rate on those cards was increased to 17.9% in November 1996.

  In 1995 the provision for loan losses was $8.1 million compared to $4.1 million in 1994. The increase in the provision for loan losses in 1995 over 1994 was due primarily to credit card loan growth and increases in credit card charge-offs during 1995. Net charge-offs were $6.9 million for 1995 compared to $4.3 million in 1994.


                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                                             DECEMBER 31,
                                                  ------------------------------------------------------------------
                                                   1996           1995           1994           1993           1992
                                                  -------        -------        -------        -------        ------
Balance at beginning of period.................  $5,537          $4,344         $4,550         $4,007         $4,011
Charge-offs:
     Commercial, financial and agricultural....        3             60            226             18             68
     Real estate-construction..................        -              -              -              -             13
     Real estate-mortgage......................        -              -              -             34            341
     Consumer installment......................    1,657            328             88             36             80
     Credit cards..............................   13,156          7,051          4,466          4,091          4,345
                                                 -------         ------         ------         ------         ------
               Total charge-offs...............   14,816          7,439          4,780          4,179          4,847
Recoveries:
     Commercial, financial and agricultural....       31             42             29            122             89
     Real estate-construction..................        -              -              -              -              -
     Real estate-mortgage......................        -              -              2             35             88
     Consumer installment......................       64             38             24             11             21
     Credit cards..............................      568            462            394            354            320
                                                 -------         ------         ------         ------         ------
               Total recoveries................      663            542            449            522            518
                                                 -------         ------         ------         ------         ------
Net charge-offs................................   14,153          6,897          4,331          3,657          4,329
Provision for loan losses......................   25,127          8,090          4,125          4,200          4,325
                                                 -------         ------         ------         ------         ------
Balance at end of period.......................  $16,511         $5,537         $4,344         $4,550         $4,007
                                                 =======         ======         ======         ======         ======
Ratio of net charge-offs during period to
     average loans outstanding, net............     3.00%          1.91%          1.54%          1.65%          2.23%
Allowance for loan losses as a percentage
     of loans..................................     3.85           1.54           1.31           1.97           2.15

NONINTEREST INCOME. Noninterest income for 1996 was $18.3 million compared to $11.7 million in 1995. This increase resulted primarily from growth in residential mortgage banking activities, brokerage operations, gains on loan sales and a loan securitization, sale of mortgage servicing rights and increased fee income from servicing indirect automobile loans which were sold. For 1996, noninterest income benefited from a $2.1 million gain on sales of $286 million in mortgage servicing rights and a $672,000 gain on sales of $195 million of indirect automobile and credit card loans. There were no such sales in 1995. The profits from the sales of mortgage servicing rights in 1996 partially offset the losses in the mortgage business due to declining loan production and reduced the Company's exposure to mortgage servicing rights impairment due to mortgage loan prepayments. Noninterest income in 1996 also benefited from a $1.0 million increase in brokerage fee income, a $402,000 increase in mortgage servicing fee income, and a $707,000 increase in indirect automobile loan servicing fees.


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

     The Company adopted Statement of Financial Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1995. Accordingly, the Company capitalized the cost of originated mortgage servicing rights beginning in 1995. The adoption of this new accounting standard had a significant favorable impact on 1996 and 1995 noninterest income. During 1996 and 1995, the Company capitalized originated mortgage servicing rights and recorded related amortization of $900,000 million and $1.0 million and $573,000 and $247,000, respectively. The Company measures the value of mortgage servicing rights for impairment based on loan type and rate structure. At December 31, 1996 and 1995, the fair value of these rights approximated net book value.

NONINTEREST EXPENSE.

     The following schedule summarizes the change in mortgage servicing rights for the three years ended December 31, 1996:


                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                      ------------------
                                                      1996   1995   1994
                                                      ----   ----   ----
                                                     (DOLLARS IN MILLIONS)
Beginning balance..................................   $7.8   $3.0   $ .7
Add:
  Purchased loans..................................      -      -    1.3
  Bulk purchases...................................      -    4.9    1.3
  Originated servicing rights......................     .9    1.0      -
                                                      ----   ----   ----
                                                       8.7    8.9    3.3
Less:
  Amortization.....................................     .8     .7     .2
  Loan payoff......................................     .8     .4     .1
  Bulk sale........................................    1.6      -      -
                                                      ----   ----   ----
Ending balance.....................................   $5.5   $7.8   $3.0
                                                      ====   ====   ====

     Noninterest expense increased $9.9 million or 38.7% in 1996 to $35.5 million from $25.6 million in 1995. Salaries and employee benefits, which accounted for 46.2% of the total increase in noninterest expense, increased 39.1% in 1996 to $16.4 million from $11.8 million in 1995. The number of full time equivalent employees at December 31, 1996 was 436 compared to 311 at December 31, 1995. The increase in salaries and employee benefits during 1996 was primarily attributable to expansion in traditional banking activities and general corporate growth.

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

FINANCIAL CONDITION. The Company manages its assets and liabilities to maximize long-term earnings opportunities while maintaining the integrity of its financial position and the quality of earnings. To accomplish this objective, management strives to effect efficient management of interest rate risk and liquidity needs. The primary objectives of interest-sensitivity management are to minimize the effect of interest rate changes on the net interest margin and to manage the exposure to risk while maintaining net interest income at acceptable levels. Liquidity is provided by carefully structuring the balance sheet. The decline in capital ratios to below statutory minimums at December 31, 1996, (see Shareholders' Equity - Regulatory Capital Requirements) reduced the Company's liquidity position and funding alternatives.

     The Company's Asset Liability Committee meets regularly to review both the Company's interest rate sensitivity positions and liquidity.

LOANS. During 1996 and 1995, the Company experienced increases in every major loan category. At December 31, 1996, total loans outstanding, including loans held for sale, were $467 million, compared to $407 million at year end 1995, a 14.8% increase. Average total loans during 1996 increased $110 million or 30.6%, to $471 million. The most significant increases in 1996 occurred in real estate construction loans which were up $15 million, or 37.5%, to $56 million; real estate-mortgage loans which increased $10 million, or 17.1%, to $72 million; and consumer installment loans which increased $25 million, or 21.7%, to $139 million.

     Total loans at December 31, 1995 were $407 million, an increase of 22.1% over year end 1994. This increase was attributable primarily to significant increases in credit card and indirect automobile, residential construction and commercial loans.

Loan Portfolio Composition

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
                                          ========   ========   ========   ========   ========

     The following table shows the maturity distribution and interest rate sensitivity of the Company's loan portfolio at December 31, 1996:

LOAN MATURITY AND INTEREST RATE SENSITIVITY

(Dollars in Thousands)

                                                                  December 31, 1996
                                               -------------------------------------------------------
                                                   Within     One Through      Over
                                                  One Year    Five Years    Five Years         Total
                                                  --------    -----------   ----------        --------
                                                                  (Dollars In Thousands)
Loan Maturity
 Commercial, financial and agricultural            $12,576      $45,215      $1,692           $ 59,483
 Real estate-construction                           17,204       18,804       4,673             40,681
                                                   -------      -------      ------           --------
    Total                                          $29,780      $64,019      $6,365           $100,164
                                                   =======      =======      ======           ========
Interest Rate Sensitivity
 Selected loans with:
  Predetermined interest rates:
   Commercial, financial and agricultural          $    13      $   468      $   69           $    550
   Real estate-construction                          1,463        4,514       2,721              8,698
  Floating or adjustable interest rates:
   Commercial, financial and agricultural           12,563       44,747       1,623             58,933
   Real estate-construction                         15,741       14,290       1,952             31,983
                                                   -------      -------      ------           --------
    Total                                          $29,780      $64,019      $6,365           $100,164
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

     Nonperforming assets at December 31, 1996, were $3.5 million. Since December 31, 1995, nonperforming assets have declined $914,000, or 20.6%.
During 1996, other real estate owned declined $772,000 to $567,000. At December 31, 1996 and 1995, there were no restructured loans. Nonperforming assets increased $1.5 million in 1995 from $2.9 million at December 31, 1994.

     The ratio of loans past due 90 days and still accruing to total loans was 1.60% at December 31, 1996. This ratio was .87% and .64% at December 31, 1995 and 1994, respectively.

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

     Credit card accounts are sampled on a quarterly basis and reviewed to assure compliance with the Bank's credit policy. Review procedures include determination that the appropriate verification process has been completed, recalculation of the borrower's debt ratio, and analysis of the borrower's credit history to determine if it meets established Bank criteria. Policy exceptions are analyzed monthly. Delinquent accounts are monitored daily and charged off after 180 days, which is the industry standard. Prior to charge-off, interest on credit card loans continues to accrue. Upon charge-off, all current period interest income and related fees are charged against interest income.


NONPERFORMING ASSETS

(Dollars in Thousands)                                                     December 31,
                                                    --------------------------------------------------------
                                                       1996        1995        1994        1993       1992
                                                    ----------  ----------  ----------  ----------  --------
 Nonaccrual loans                                      $2,940      $3,105      $1,189      $  632    $2,314
 Restructured loans                                         -           -           -           -       267
 Other real estate owned                                  567       1,339       1,714       2,016     2,213
                                                       ------      ------      ------      ------    ------
 Total nonperforming assets                            $3,507      $4,444      $2,903      $2,648    $4,794
                                                       ======      ======      ======      ======    ======
Loans past due 90 days or more and still accruing      $6,890      $3,091      $2,134      $1,422    $1,297
                                                       ======      ======      ======      ======    ======
Ratio of past due loans to total loans                   1.60%        .87%        .64%        .62%      .70%
Ratio of nonperforming assets to total                 ======      ======      ======      ======    ======
 loans and other real estate owned                        .82%       1.24%        .87%       1.14%     2.54%
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

     At December 31, 1996, credit card loans totaled $144 million or 33.5% of loans compared to $140 million or 38.8% at December 31, 1995. The amount of the allowance for loan losses allocated to credit cards decreased 5.46% during 1996. See "-- Provision for Loan Losses."

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

     The table below presents an allocation of the allowance for loan losses by category as of December 31 for each of the last five years. The allocation is based on a number of qualitative factors, and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                           December 31, 1996             December 31, 1995            December 31, 1994
                          --------------------          --------------------         --------------------
                          Allowance      %              Allowance      %             Allowance      %
                          ---------  ---------          ---------  ---------         ---------  ---------
Commercial, financial
 and agricultural           $    98    10.24%              $   97     10.91%            $   54    9.64%
Real estate-construction         35    13.12                   30     11.37                 26    9.85
Real estate-mortgage            350    16.71                    8     17.00                 16   20.10
Consumer installment          2,282    26.44                  357     21.88                402   26.96
Credit cards                 13,746    33.49                4,875     38.84              3,750   33.45
Unallocated                       -        -                  169         -                 96       -
                            -------   ------               ------    ------             ------  ------
 Total                      $16,511   100.00%              $5,536    100.00%            $4,344  100.00%
                            =======   ======               ======    ======             ======  ======

                           December 31, 1993             December 31, 1992
                          --------------------          --------------------
                          Allowance      %              Allowance      %
                          ---------  ---------          ---------  ---------
Commercial, financial
 and agricultural           $    52     8.86%             $   80      9.29%
Real estate-construction         17     8.04                  50      5.74
Real estate-mortgage             24    26.59                 180     24.56
Consumer installment            270    17.25                  60      6.62
Credit cards                  3,252    39.26               3,249     53.79
Unallocated                     935        -                 388         -
                            -------   ------              ------    ------
 Total                      $ 4,550   100.00%             $4,007    100.00%
                            =======   ======              ======    ======

     The following table summarizes data related to the Company's preapproved and other credit card activities:

                            SUMMARY CREDIT CARD DATA

                                                      DECEMBER 31,
                                             ------------------------------
                                               1996       1995       1994
                                             --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)
Loans outstanding:
  Preapproved..............................  $ 57,980   $ 30,690   $      -
  Other....................................    85,802    109,183    110,870
                                             --------   --------   --------
          Total............................  $143,782   $139,873   $110,870
                                             ========   ========   ========
Delinquencies:
  Preapproved..............................  $  8,665   $  1,724   $      -
  Other....................................     6,715      6,055      5,553
                                             --------   --------   --------
          Total............................  $ 15,380   $  7,779   $  5,553
                                             ========   ========   ========


                                                YEAR ENDED DECEMBER 31,
                                             ------------------------------
                                               1996       1995       1994
                                             --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)
Net charge-offs:
  Preapproved..............................  $  5,078   $     52   $      -
  Other....................................     7,510      6,537      4,072
                                             --------   --------   --------
          Total............................  $ 12,588   $  6,589   $  4,072
                                             ========   ========   ========


     The following table depicts credit card delinquencies 30 days or greater past due by quarter:

                           CREDIT CARD DELINQUENCIES

QUARTER ENDED                                              PREAPPROVED   OTHER     TOTAL
-------------                                              -----------   ------   -------
                                                               (DOLLARS IN THOUSANDS)
March 31, 1994...........................................    $    -      $3,928   $ 3,928
June 30, 1994............................................         -       3,707     3,707
September 30, 1994.......................................         -       4,256     4,256
December 31, 1994........................................         -       5,553     5,553
March 31, 1995...........................................         -       5,946     5,946
June 30, 1995............................................         -       5,208     5,208
September 30, 1995.......................................       107       5,440     5,547
December 31, 1995........................................     1,724       6,055     7,779
March 31, 1996...........................................     3,596       6,334     9,930
June 30, 1996............................................     5,052       6,597    11,649
September 30, 1996.......................................     6,430       6,111    12,541
December 31, 1996........................................     8,665       6,715    15,380

     As shown in the chart above, credit card delinquencies rose significantly during the fourth quarter of 1996. As a result, the provision for loan losses associated with losses inherent in that portfolio increased significantly in the fourth quarter of 1996.

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

     There were no investments and no obligations of any one state or municipality that exceeded 10% of the Company's shareholders' equity at December 31, 1996 or 1995.

     At December 31, 1996, the Company classified all but $6 million of its investment securities as available-for-sale. The Company maintains a relatively high percentage of its investment portfolio as available-for-sale as a result of possible liquidity needs required by loan production and credit card activities.

The following table shows the distribution of investment securities for the three years ended December 31, 1996.

DISTRIBUTION OF INVESTMENT SECURITIES

(Dollars in Thousands)                                            December 31,
                                 -------------------------------------------------------------------------------
                                        1996                        1995                          1994
                                 ------------------        ----------------------        -----------------------
                                 Amortized   Fair          Amortized        Fair         Amortized      Fair
                                   Cost      Value           Cost           Value          Cost        Value
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
                                   =======  =======          =======      =======          =======       =======

     The following table shows the maturity distribution of investment securities and average yields for the two years ended December 31, 1996.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS (1)


(Dollars in Thousands)                                   December 31, 1996                                December 31, 1995
                                                -----------------------------------         ----------------------------------------
                                                Amortized     Fair       Average              Amortized       Fair          Average
                                                   Cost       Value     Yield (2)                Cost         Value        Yield (2)
                                                ---------     -----     ---------                ----         -----        ---------
AVAILABLE-FOR-SALE
securities and obligations of
 U.S. Government corporations and agencies
 Due in less than one year                      $17,993      $17,993      4.87%                $     -       $     -            -%
 Due in one year through five years                   -            -         -                   1,987         2,147         5.35
 Due after five years through ten years          17,436       17,362      6.96                  15,973        16,457         6.27
 Due after ten years                             12,721       12,583      7.54                   8,000         8,000         7.34
Mortgage-backed securities                       21,754       21,740      5.73                  24,780        25,248         6.31
                                                -------      -------                           -------       -------
  Total                                         $69,904      $69,678                           $50,740       $51,852
                                                =======      =======                           =======       =======
HELD-TO-MATURITY
securities and obligations of
 U.S. Government corporations and agencies
 Due in one year or less                        $     -      $     -         -%                $ 4,990       $ 5,019         7.23%
 Due after ten years                              5,979        5,860      7.19                      -              -            -
                                                -------      -------                           -------       -------
  Total                                         $ 5,979      $ 5,860                           $ 4,990       $ 5,019
                                                =======      =======                           =======       =======

-----------------
(1) This table excludes equity investments which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security. The weighted average yields on tax-exempt obligations are computed on a fully taxable-equivalent basis assuming a federal tax rate of 34%.

DEPOSITS AND FUNDS PURCHASED. Total deposits as of December 31, 1996, were $545. Total deposits as of December 31, 1996 increased $78 million or 16.8% from $467 million as of December 31, 1995. On an average balance basis, all categories of deposits reflected volume increases. Core deposits, the Company's largest source of funding, consist of all interest-bearing and deposits except time deposits over $100,000. Core deposits are obtained from a broad range of customers. Average interest-bearing core deposits grew 36.9% to reach $438 million in 1996.

     Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts, escrow deposits, as well as individual accounts. Average demand deposits represented 15.4% of average core deposits in 1996 compared to 17.2% in 1995. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

                 SELECTED STATISTICAL INFORMATION FOR DEPOSITS


                                                                                 DECEMBER 31,
                                                              ---------------------------------------------------
                                                                   1996              1995              1994
                                                              ---------------   ---------------   ---------------
                                                              AVERAGE           AVERAGE           AVERAGE
                                                               AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                                              --------   ----   --------   ----   --------   ----
Noninterest-bearing demand deposits.........................  $ 70,074    --%   $ 60,131    --%   $ 50,637     --%
Interest-bearing demand deposits............................   100,966   3.51     92,107   3.42     88,530   2.70
Savings deposits............................................    26,516   3.99     15,292   4.30     20,914   3.01
Time deposits...............................................   344,551   5.79    243,617   5.85    176,381   4.62
                                                              --------          --------          --------
        Total average deposits..............................  $542,107   4.53   $411,147   4.36   $336,462   3.32
                                                              ========          ========          ========

                                                              DECEMBER 31,
MATURITY DISTRIBUTION OF TIME DEPOSITS $100,000 OR MORE           1996
-------------------------------------------------------       ------------
Three months or less........................................    $37,943
Over three through six months...............................     16,213
Over six through twelve months..............................     23,270
Over twelve months..........................................      9,202
                                                                -------
        Total...............................................    $86,630
                                                                =======

     The following table shows the maximum amount of short-term borrowings and the average and year-end amount of borrowings, as well as average interest rates at year-end for the last three years:

SCHEDULE OF SHORT-TERM BORROWINGS (1)


(Dollars in Thousands)

                                                                                                         Weighted
                            Maximum                            Average Interest                           Average
Year ended               Outstanding at          Average          Rate During            Ending      Interest Rate at
December 31,             any Month-End           Balance              Year               Balance         Year-End
------------            ---------------          -------       ---------------          --------          --------
1996                        $25,760              $18,907              3.67%              $17,184            3.06%

1995                         23,939               14,188              4.15                 8,245            2.96

1994                         33,093               11,005              4.23                18,940            5.00


(1) Consists of federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank that mature either overnight or on a fixed maturity not to exceed three months.


     Except for securities sold under agreements to repurchase, which were 79.2% of shareholders' equity as of December 31, 1996, no other category of short-term borrowings exceeded 30% of shareholders' equity for any period shown.

LONG-TERM DEBT.  On December 12, 1995, the Company issued $15 million in
Notes. The Company loaned $7 million in 1995 and an additional $3 million in 1996 of the proceeds to the Bank to enhance the Bank's total capital ratio. The balance of the proceeds was used to retire certain previously issued subordinated notes and for general corporate purposes.

     The provisions of the Notes and Indenture prohibit the Company from declaring or paying any dividend on its capital stock, including any preferred stock, or from redeeming any of its capital stock if the cumulative amounts of the dividends paid and amounts paid upon redemption for the three-year period ending on the dividend declaration date or redemption date exceeds the cumulative consolidated net income of the Company for the three-year period ending on such date. The cumulative consolidated net income of the Company for the three-year period ended December 31, 1996, was $5.0 million and the dividends paid during such period were $2.0 million. In addition, no dividend can be declared on the capital stock if an event of default has occurred and is continuing under the Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million.

     SHAREHOLDERS' EQUITY. Shareholders' equity at December 31, 1996, was $21.1 million, a decrease of $6.7 million or 24.1% from $27.8 million at December 31, 1995. Realized shareholders' equity (shareholders' equity excluding unrealized gains or losses on investment securities available-for-sale) was $21.2 million at December 31, 1996, and $27.1 million at December 31, 1995.

     The 1996 decline in shareholders' equity was primarily attributable to the $5.7 million decrease in retained earnings from the net loss for 1996 and the $830,000 decrease in the unrealized gain on investment securities available-for-sale, net of tax.

     In 1996, the Company's dividend payout was $693,000 compared to $644,000 and $628,000 in 1995 and 1994, respectively. In addition, on October 9, 1995, the Company paid a 10% Common Stock dividend to shareholders of record on September 28, 1995. The following table reflects the Company's dividend payout for the past three years restated to reflect the 10% Common Stock dividend.



                  1996     1995     1994
                -------  -------  -------
First Quarter    $.0375   $.0341   $.0341
Second Quarter    .0375    .0341    .0341
Third Quarter     .0375    .0341    .0341
Fourth Quarter    .0375    .0375    .0341
For the Year      .1500    .1398    .1364


Regulatory Capital Requirements. The Bank is a national banking association and is subject to Federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The FRB and the OCC have established capital adequacy guidelines for bank holding companies and national banks.

     In 1991 Congress adopted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act"). Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     To implement the prompt corrective action provisions of the 1991 Act, the OCC adopted regulations, which became effective on December 19, 1992, placing financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 3%; (iii) an "undercapitalized" institution has a total risk-based ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 3%; (iv) a "significantly undercapitalized" institution has a total risk-based ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories are prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. See "Regulatory Matters -- OCC Agreement."

     Capital leverage ratio standards require a minimum ratio of capital to adjusted total assets ("leverage ratio") for the Bank of 4.0%. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles may be expected to maintain capital above the minimum levels.

     The FRB establishes capital requirements for the Company as a function of its oversight of bank holding companies. Each bank holding company must maintain
(i) a minimum ratio of Tier 1 capital ("Tier 1 Capital") to total risk-weighted assets of 4.0% and (ii) a minimum ratio of total qualifying capital to total qualifying assets ("total risk-based capital ratio") of 8.0% with the amount of the allowance for credit losses that may be included in supplementary capital ("Tier 2 Capital") limited to 1.25% of total risk-weighted assets. The leverage ratio established for a bank holding company is 3.0%.

     The following table depicts the Company's capital ratios at December 31, 1995 and 1996 in relation to the minimum capital ratios established by the regulations of the FRB:

                                    December 31, 1996      December 31, 1995
                                    -----------------      -----------------
                                    Amount    Percent      Amount    Percent
                                    -------   -------      -------   -------
                                  (Dollars In Thousands)
Tier 1 Capital:
  Actual........................    $17,052     3.40%      $26,606     6.15%
  Minimum.......................     20,059     4.00        17,309     4.00
                                    -------   ------       -------   ------
  Excess (Deficiency)...........    $(3,007)    (.60)%     $ 9,297     2.15%
                                    =======   ======       =======   ======
Total risk-based capital:
  Actual........................    $31,976     6.38%      $45,323    10.47%
  Minimum.......................     40,118     8.00        34,619     8.00
                                    -------   ------       -------   ------
  Excess (Deficiency)...........    $(8,142)   (1.62)%     $10,704     2.47%
                                    =======   ======       =======   ======
Tier 1 Capital Leverage Ratio:
  Actual........................                2.67%                  5.42%
  Minimum.......................                3.00                   3.00
                                              ------                 ------
  Excess (Deficiency)...........                (.33)%                 2.42%
                                              ======                 ======

     The risk-based capital ratios of the Company and the Bank are calculated under the guidelines by dividing their respective qualifying total capital by their respective total risk-weighted assets. The Company's qualifying total capital and total risk-weighted assets are determined on a fully consolidated basis. Total qualifying capital is comprised of the sum of core capital elements and supplementary capital elements. Tier 1 capital excludes any net unrealized gains or losses resulting from the implementation of SFAS No. 115. Tier 2 capital includes the allowance for credit losses, subject to limitations.

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

Regulatory Agreements. The Company and the Bank are principally regulated by the FRB and the OCC, respectively. At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities.

     On November 14, 1996, the Bank entered into an agreement with the OCC ("OCC Agreement") which provides that the Bank (i) will appoint an "Oversight Committee"; (ii) will achieve and maintain specified higher capital levels
(see below); (iii) will develop a three-year capital program which will include, among other things, certain restrictions on dividend payments by the Bank; and (iv) will revise and amend its strategic plan. On April 3, 1997, the OCC notified the Bank that since it did not meet the minimum capital levels established for an "adequately capitalized" bank, the Bank was deemed to be "undercapitalized" and is subject to prompt corrective action pursuant to 12 U.S.C. Sec. 1831o. As a result, the Bank is subject to restrictions on its ability to pay dividends and management fees and to restrictions on asset growth and expansion. The OCC may also impose other supervisory actions. The Bank was also required to file a capital restoration plan with the OCC before May 19, 1997, which was submitted and approved by the OCC. On June
24, 1997, the Company issued $4.7 million in Preferred Stock, the net cash proceeds of which were invested in preferred stock of the Bank. As a result of the issuance of the Preferred Stock and subsequent investment in the Bank, on September 30, 1997, the Company and the Bank were adequately capitalized and no longer subject to such prompt corrective action.

     The Oversight Committee is comprised of three members of the board of directors of the Bank, a majority of whom are not employees of the Company. The Oversight Committee, which will meet and report monthly to the Board of Directors, is responsible for monitoring and coordinating compliance by the Bank with the OCC Agreement.

     The Board of Directors of the Bank submitted to the OCC a three-year capital program which was approved. The capital program includes projections for growth and capital requirements, projections of the sources and timing of additional capital to meet the current and future capital needs of the Bank and contingency plans in the event the primary sources of capital projected are not available. The OCC Agreement permits the Bank to declare dividends on preferred stock held by the Company only when the Bank is "adequately capitalized." The Bank may also declare dividends on its common stock held by the Company only when the Bank is in compliance with its approved capital program and with the prior written approval of the OCC.

     The Board of Directors of the Bank is revising its strategic plan in light of the revised levels of capital required and its growth plans. The revised strategic plan will include objectives for earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments which the Bank intends to promote or develop together with strategies to achieve these objectives. The strategic plan when revised will be submitted to the OCC for approval.

     The Bank periodically submits reports to the OCC evidencing compliance with the OCC Agreement. The OCC Agreement continues in effect until it is amended or terminated. If the Bank continues to fail to meet its required capital levels, the operations and future prospects of the Bank will depend principally on regulatory attitudes and actions at the time, within applicable legal constraints. Such failure could result in such operating restrictions as growth limitations, prohibitions on dividend payments, increased supervisory monitoring, limitations on executive compensation, restrictions on deposit interest rates, forced merger, or regulatory seizure.

     The OCC Agreement establishes higher capital requirements than those applicable to an adequately capitalized Bank under the OCC regulations. Specified capital levels are to be achieved by the Bank by April 30, 1997 and are to be maintained until November 30, 1997. At November 30, 1997, higher capital levels become effective and are applicable thereafter. The table below sets forth the capital requirements for the Bank under the OCC regulations, and under the OCC Agreement and the Bank's actual capital ratios at December 31, 1996.

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

Set forth below are pertinent capital ratios for the Company as of December 31, 1996 under the FRB regulations:


                                                  Actual
                                               ------------
                            Minimum Capital    December 31,
Capital Ratios                Requirement         1996
--------------              ---------------    ------------
Leverage
Risk-Based Capital:             3.00%              2.67%

 Tier 1                         4.00               3.40
 Total                          8.00               6.38

Generally, dividends that may be paid by the Bank to the Company are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. At December 31, 1996, total shareholders' equity of the Bank was $25 million. At December 31, 1996, payment of future dividends was precluded by the OCC Agreement until the Bank is in compliance with its approved capital program and it has received written aproval from the OCC.

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

INTEREST RATE SENSITIVITY. The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of assets and liabilities. It is the Company's policy not to invest in derivatives in the ordinary course of business. The Company performs a monthly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances generally are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. However, fixed rate residential mortgage loans are included based on scheduled payments, and credit card loans with a fixed rate are spread based on historical run-off experience over an eight month period. Through such analysis, the Company monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

     The interest rate sensitivity structure within the Company's balance sheet at December 31, 1996, indicated a cumulative net interest sensitive liability gap of 14.20% when projecting out one year. In the near term, defined as 90 days, the Company had a cumulative net interest sensitivity asset gap of 20.61% as of December 31, 1996. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interests rate changes on net interest income.

     At December 31, 1996, the 90 day and 0-30 day windows included $25 million of indirect automobile loans classified as held-for-sale. By selling these loans the Bank becomes less interest sensitive. The Company's policy states that the cumulative gap at the six month and one year period should not exceed 10%. The Company interest rate shock analysis indicates that the Company is relatively insensitive to an interest rate shock of plus or minus 200 basis points.

     The following table illustrates the Company's interest rate sensitivity at December 31, 1996 as well as the cumulative position at December 31, 1996:

                     INTEREST RATE SENSITIVITY ANALYSIS(1)

                                                                     December 31, 1996
                             -------------------------------------------------------------------------------------------------
                                                                     Repricing Within
                             -------------------------------------------------------------------------------------------------
                               0-30      31-60      61-90      91-120    121-150    151-180                  Over
                               Days       Days       Days       Days       Days       Days     One Year    One Year    Total
                             --------   --------   --------   --------   --------   --------   ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Investment securities
  available-for-sale.......  $ 17,993   $      -   $      -   $      -   $      -   $      -   $       -   $53,238    $ 71,231
Investment securities
  held-to-maturity.........         -          -          -          -          -          -         301     5,979       6,280
Loans......................   184,918      5,902      5,145      4,905      4,712      4,630      29,216   189,395     428,823
Loans held for sale........    13,106          -     25,000          -          -          -           -         -      38,106
Federal funds sold.........       343          -          -          -          -          -           -         -         343
Due from banks - interest
  earning..................     3,301          -          -          -          -          -           -         -       3,301
                             --------   --------   --------   --------   --------   --------   ---------   -------    --------
        Total
          interest-earning
          assets...........   219,661      5,902     30,145      4,905      4,712      4,630      29,517   248,612     548,084
INTEREST-BEARING
  LIABILITIES
Demand deposit accounts....     3,694      3,694      3,694      3,694      3,694      3,694      22,164    29,549      73,877
Savings and NOW accounts...     1,258      1,258      1,258      1,258      1,258      1,258       7,557    60,404      75,509
Money market...............     2,090      2,090      2,090      2,090      2,090      2,090      12,543    16,727      41,810
Time Deposits>$100,000.....    21,892      8,102      8,376      5,919      6,691      3,179      22,906     9,565      86,630
Time Deposits<$100,000.....    19,931     17,389     27,262     25,746     17,602     12,411      76,694    64,852     266,887
Long-term debt.............     1,500          -          -          -          -          -           -    15,000      16,500
Short-term borrowings......    17,184          -          -          -          -          -           -         -      17,184
                             --------   --------   --------   --------   --------   --------   ---------   -------    --------
        Total
          interest-bearing
          liabilities......    67,549     32,533     42,680     38,707     31,335     22,632     141,864   201,097     578,397
                             --------   --------   --------   --------   --------   --------   ---------   -------    --------
Interest-sensitivity gap...  $152,112   $(26,631)  $(12,535)  $(33,802)  $(26,623)  $(18,002)  $(112,347)  $47,515    $(30,313)
                             ========   ========   ========   ========   ========   ========   =========   =======    ========
Cumulative gap at
  12/31/96.................  $152,112   $125,481   $112,946   $ 79,144   $ 52,521   $ 34,519   $ (77,828) $(30,313)
                             ========   ========   ========   ========   ========   ========   =========   =======
Ratio of cumulative gap to
  total interest-earning
  assets...................     27.75%     22.89%     20.61%     14.44%      9.58%      6.30%     (14.20)%   (5.53)%
Ratio of interest-sensitive
  assets to
  interest-sensitive
  liabilities (12/31/96)...    325.19      18.14      70.63      12.67      15.04      20.46       20.81    123.63

---------------

(1) The Company follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

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

     Sources of liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits, and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. During 1996 the Company sold or
securitized $195 million in indirect automobile and credit card loans.    In
addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 1996, capital ratios had declined below regulatory minimums. This decline has tightened the Company's liquidity position and reduced the availability of traditional funding sources, including warehouse borrowing from the Federal Home Loan Bank (FHLB), the ability to acquire brokered deposits, and unsecured federal funds lines.

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

     FNC's liquidity is limited, and it primarily relies on equity sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. Currently the Bank can pay interest on its subordinated debt and cash dividends on its preferred stock without the prior written consent of the OCC. As discussed previously, FNC and the Bank have entered into agreements which also impact their overall liquidity position. See "-- Regulatory Agreements." In accordance with those agreements, dividends on the common stock of the Bank can only be paid when the Bank is in compliance with the OCC Agreement and with the prior written consent of the OCC. In addition, FNC is prohibited from incurring additional debt without the prior approval of the FRB.

     Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses and depreciation and amortization. Net cash provided by operations was negatively impacted in 1995 by the increase in indirect automobile loans held for sale of $35 million. This followed an increase in net cash provided by operations of $19 million in 1994 when loans held for sale declined, due primarily to a decrease in mortgage loan production. Cash was available during 1996 to increase earning assets and to pay dividends of $692,909.

     Significant financing activities include growth in core deposits, short-term borrowings, and long-term debt. In 1995 the Company sold $16.2 million in subordinated notes and retired $1.5 million in subordinated debt. The resulting increase in subordinated notes enhanced the Company's total risk-based capital ratio. The Company plans to meet immediate capital needs from the anticipated issuance of equity securities. In addition, the Company anticipates that additional capital will be provided by growth in retained earnings, and if appropriate, from the issuance of additional subordinated debt.

     Cash flows from time deposits, which increased to $84 million in 1996 were primarily used to support loan growth. In addition, during the year ended December 31, 1996, the Company routinely utilized brokered deposits to fund interim period loan growth for loan sales and a securitization. No such deposits were outstanding as of year end. Due to its capital ratios at year-end, the Company no longer meets the requirements to utilize such deposits. The Company had unused sources of liquidity in the form of unused unsecured federal funds lines of $20 million at December 31, 1996. As stated above, such lines now require security. The Company manages asset and liability growth through pricing strategies within regulatory capital constraints.

     Except for the possible adverse effects arising out of the FRB and OCC Agreements, discussed in "-- Regulatory Capital Requirements," and "-- Regulatory Agreements," and the level of the credit card and indirect automobile loan delinquencies and charge-offs, there are no known trends, events, or uncertainties of which the Company is aware that will have or that are likely to have a material adverse effect on the Company's liquidity, capital resources or operations.

RECENT ACCOUNTING PRONOUNCEMENTS.

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption did not have a material impact on the financial position or results of operations of the Company.

     Beginning on January 1, 1997, the Company adopted the provisions of "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," SFAS No. 125, which provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets and extinguishments of liabilities and supersedes SFAS 122. SFAS No. 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of FASB Statement No. 125."

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." The statement revises standards for computing and presenting net income per share by (a) replacing primary net income per share with basic net income per share, (b) requiring dual presentation of basic and diluted net income per share for entities with complex capital structures, and
(c) requiring a reconciliation of the basic net income per share computation to diluted net income per share. Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share includes the effect of potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common shares. The adoption of SFAS No. 128 will not have a material effect on the Company's earnings per share calculations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods ending after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods ending after December 15, 1997. This statement establishes standards for the method that public entities are to use to report information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth, for the periods indicated, certain consolidated quarterly financial information of the Company. This information is derived from unaudited consolidated financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus. The results for any quarter are not necessarily indicative of results for any future period.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                        1996                                            1995
                                   -----------------------------------------------  --------------------------------------------
(Dollars in Thousands)               Fourth         Third       Second      First       Fourth       Third   Second      First
                                     Quarter       Quarter      Quarter    Quarter      Quarter     Quarter  Quarter    Quarter
                                     -------       -------     -------     -------      -------     -------  -------     -------
Interest income                      $15,475       $15,644     $14,963     $13,718      $13,180     $12,322  $11,650     $10,928
Interest expense                       6,963         7,151       6,776       5,837        5,181       5,019    4,682       3,989
                                     -------       -------     -------     -------      -------     -------  -------     -------
 Net interest income                   8,512         8,493       8,187       7,881        7,999       7,303    6,968       6,939
Provision for loan losses             14,027         5,700       3,000       2,400        3,000       2,000    1,710       1,380
Noninterest income before
 securities gain                       5,450         4,053       4,830       3,368        3,582       2,876    2,484       1,882
Securities gains                         243            79         195          87          408         206      139         102
                                     -------       -------     -------     -------      -------     -------  -------     -------
Total noninterest income               5,693         4,132       5,025       3,455        3,990       3,082    2,623       1,984
Noninterest expense                    9,341         9,521       8,621       8,005        7,058       6,458    6,193       5,874
                                     -------       -------     -------     -------      -------     -------  -------     -------
(Loss) income before income taxes     (9,163)       (2,596)      1,591         931        1,931       1,927    1,688       1,669
Income tax (benefit) expense          (3,417)         (992)        586         328          680         691      599         596
                                     -------       -------     -------     -------      -------     -------  -------     -------
Net (loss) income                    $(5,745)      $(1,604)    $ 1,005     $   603      $ 1,251     $ 1,236  $ 1,089     $ 1,073
                                     =======       =======     =======     =======      =======     =======  =======     =======
Net (loss)  income per share         $ (1.24)      $  (.35)    $   .22     $   .13      $   .27     $   .27  $   .24     $   .23
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

Atlanta, Georgia                                          /s/ Ernst & Young LLP
April 3, 1997

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1996 AND 1995

                                                                              DECEMBER 31,
                                                                      ---------------------------
                                                                          1996           1995
                                                                      ------------   ------------

ASSETS
Cash and due from banks - Note 13....................                 $ 29,311,690   $ 27,356,936
Interest-bearing deposits with banks.................                    3,300,708              -
Federal funds sold...................................                      343,019     10,002,754
Investment securities available-for-sale - Note 3....                   71,230,743     53,139,161
Investment securities held-to-maturity (fair values
  of $5,320,209 and $6,161,119 for 1995 and 1996
  respectively) - Note 3.............................                    6,279,816      5,291,733
Loans held-for-sale..................................                   38,105,868     47,112,535
Loans, net of unearned income - Note 4...............                  429,283,563    360,176,486
Allowance for loan losses - Note 4...................                  (16,510,842)    (5,536,504)
                                                                      ------------   ------------
Loans, net...........................................                  412,772,721    354,639,982
Premises and equipment, net - Note 5.................                   19,799,079     10,588,433
Other real estate - Note 4...........................                      566,751      1,339,318
Accrued interest receivable..........................                    5,007,876      3,577,862
Other assets.........................................                   18,702,026     11,773,101
                                                                      ------------   ------------
          Total assets...............................                 $605,420,297   $524,821,815
                                                                      ============   ============
LIABILITIES
Deposits - Note 6
  Noninterest-bearing demand deposits................                 $ 73,877,369   $ 75,120,501
  Interest-bearing deposits:
  Demand and money market............................                   78,451,267    107,475,974
     Savings.........................................                   38,867,549     14,293,402
     Time deposits, $100,000 and over................                   86,630,315     65,503,961
     Other time deposits.............................                  266,886,829    204,113,471
                                                                      ------------   ------------
          Total deposits.............................                  544,713,329    466,507,309
  Short-term borrowings - Note 7.....................                   17,183,769      8,245,191
  Long-term debt - Note 8............................                   16,500,000     16,750,000
  Accrued interest payable...........................                    3,502,631      2,606,802
  Other liabilities..................................                    2,447,752      2,950,233
                                                                      ------------   ------------
          Total liabilities..........................                  584,347,481    497,059,535
Commitments and contingencies - Notes 13 and 14
SHAREHOLDERS' EQUITY - Notes 2 and 11
  Common Stock, no par value. Authorized 5,000,000,
     and 50,000,000; issued 4,619,475 and 4,665,256;
     outstanding 4,608,383 and 4,654,164 in 1995,
     and 1996........................................                   11,878,597     11,303,406
  Treasury stock.....................................                      (69,325)       (69,325)
  Net unrealized gains (losses) on investment
     securities available-for-sale, net of tax.......                     (140,241)       689,774
  Retained earnings..................................                    9,403,785     15,838,425
                                                                      ------------   ------------
          Total shareholders' equity.................                   21,072,816     27,762,280
                                                                      ------------   ------------
          Total liabilities and shareholders'
            equity...................................                 $605,420,297   $524,821,815
                                                                      ============   ============

          See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                 1996             1995                  1994
                                              -----------      -----------           -----------

INTEREST INCOME
  Loans, including fees...................    $54,333,446      $43,722,346           $32,120,759
  Investment securities:
    Taxable...............................      4,956,072        4,024,715             3,423,612
    Tax-exempt............................              -              360                 6,222
  Federal funds sold......................        436,649          323,622               322,542
  Deposits with other banks...............         74,104            8,947                13,460
                                              -----------      -----------           -----------
         Total interest income............     59,800,271       48,079,990            35,886,595
INTEREST EXPENSE
  Deposits - Note 6.......................     24,532,698       17,927,967            11,167,526
  Short-term borrowings...................        692,591          589,733               466,138
  Long-term debt..........................      1,501,487          353,116               131,220
                                              -----------      -----------           -----------
         Total interest expense...........     26,726,776       18,870,816            11,764,884
                                              -----------      -----------           -----------
NET INTEREST INCOME.......................     33,073,495       29,209,174            24,121,711
  Provision for loan losses - Note 4......     25,127,000        8,090,000             4,125,000
                                              -----------      -----------           -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES.............................      7,946,495       21,119,174            19,996,711
NONINTEREST INCOME
  Service charges on deposit accounts.....      1,737,145        1,484,835             1,427,626
  Credit card fees........................      2,927,992        2,470,531             2,607,968
  Mortgage banking activities.............      6,900,260        3,337,767             1,740,343
  Securities gains, net - Note 3..........        603,977          854,919               123,832
  Other - Note 15.........................      6,135,848        3,531,359             2,869,005
                                              -----------      -----------           -----------
         Total noninterest income.........     18,305,222       11,679,411             8,768,774
NONINTEREST EXPENSE
  Salaries and employee benefits - Note
    10....................................     16,411,631       11,794,559             9,884,058
  Furniture and equipment.................      1,722,979        1,389,858             1,235,464
  Net occupancy...........................      2,596,155        1,905,762             1,575,822
  Credit card processing and transaction
    fees..................................      3,030,290        1,973,557             2,382,252
  Amortization of mortgage servicing
    rights................................      1,927,250        1,136,299               364,461
  Other - Note 15.........................      9,800,355        7,383,149             6,932,730
                                              -----------      -----------           -----------
         Total noninterest expense........     35,488,660       25,583,184            22,374,787
                                              -----------      -----------           -----------
         (Loss) income before income
           taxes..........................     (9,236,943)       7,215,401             6,390,698
         Income tax (benefit)
           expense - Note 9...............     (3,495,212)       2,566,019             2,091,689
                                              -----------      -----------           -----------
NET (LOSS) INCOME.........................    $(5,741,731)     $ 4,649,382           $ 4,299,009
                                              ===========      ===========           ===========
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCK...................................    $(5,741,731)     $ 4,649,382           $ 4,299,009
                                              ===========      ===========           ===========
EARNINGS PER SHARE........................    $     (1.24)     $      1.01           $       .93
                                              ===========      ===========           ===========
Average Common Shares.....................      4,619,530        4,608,383             4,608,383
                                              ===========      ===========           ===========

          See accompanying notes to consolidated financial statements.

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1996, 1995 and 1994

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

                   For Years December 31, 1996, 1995 and 1994




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

                FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fidelity National Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the financial services industry. The following is a description of the more significant of those policies.

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

     Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment. SFAS No. 114 does not apply to large groups of smaller balance, homogeneous loans, which are consumer installment and credit card loans, and which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of the statement. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated, or after full principal has been recovered when collection of interest is in question. The adoption of these standards did not have a material impact on the Company's financial position or results of operations.

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

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

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

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

     During 1995 and 1996, the Company capitalized approximately $1,032,000 and $894,000, respectively of originated servicing rights and recorded amortization of approximately $61,000 and $573,000, respectively and recorded a valuation allowance of approximately $37,000 and $49,000, respectively related to those rights. These amounts are included in other assets. The estimated fair value of originated and purchased mortgage servicing rights at December 31, 1995 and 1996, was approximately $7,800,000 and $7,400,000, respectively.

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

2 -- REGULATORY MATTERS

     Going Concern. The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $5.7 million during the year ended December 31, 1996. At December 31, 1996, Fidelity and the Bank were not in compliance with the minimum capital requirements prescribed by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC) and were considered "undercapitalized" under the provisions of the Federal Deposit Insurance Improvement Act of 1991. In addition, Fidelity and the Bank entered into agreements with the FRB and OCC, respectively. The agreements and regulatory capital requirements are described below. If Fidelity and the Bank are unable to meet the minimum capital requirements of the agreements, one or more regulatory sanctions may result. These sanctions include such operating restrictions as growth limitations, prohibitions on dividend payments, increased supervisory monitoring, limitations on executive compensation, restrictions on deposit interest rates, and regulatory seizure. Management's plans concerning these matters and a description of Fidelity's and the Bank's capital plan which was submitted to the FRB and OCC, including plans to raise additional capital, are described below.

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

     Management's Plans. The Company incurred significant losses which have eroded capital. Accordingly, management's primary focus is to obtain additional capital and to return the Company to profitability. In the fourth quarter of 1996, the Bank increased rates charged on credit card products demonstrating higher loss exposure, brought credit card collections in-house, and strengthened its credit card management team while consolidating and downsizing in selected areas.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

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

     Regulatory Agreements. The Bank is a national banking association and is subject to Federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency (the OCC) have established capital adequacy guidelines for bank holding companies and national banks.

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

     The OCC Agreement will impair the ability of the Bank to declare and pay dividends to Fidelity since the Bank currently intends to retain any earnings to augment its capital. As dividends from the Bank are the

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES principal source of income to Fidelity, and because the payment of dividends by Fidelity is subject to prior approval of the Federal Reserve, it is unlikely that Fidelity will declare and pay dividends absent the increases in capital obtained through the sale of equity securities.

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

                                                OCC REGULATIONS             OCC AGREEMENT
                                           -------------------------   ------------------------      ACTUAL
                                           ADEQUATELY       WELL       APRIL 30,   NOVEMBER 30,   DECEMBER 31,
CAPITAL RATIOS                             CAPITALIZED   CAPITALIZED     1997          1997           1996
--------------                             -----------   -----------   ---------   ------------   ------------
Leverage.................................     4.00%          5.00%        5.00%        6.00%          3.27%
Risk-Based Capital:
  Tier 1.................................     4.00           6.00         6.00         7.00           4.16
  Total..................................     8.00          10.00        10.00        11.00           7.43

     Under the terms of the OCC Agreement, should the Bank capital be obtained as preferred stock, for the purposes of paying dividends on the Preferred Stock, the Bank's capital ratios must be at least 4% for leverage, 4% for Tier 1 risk-based capital and 8% for total risk-based capital.

     Set forth below are pertinent capital ratios for the Company as of December 31, 1996, under the FRB regulation:

                                                                    MINIMUM
CAPITAL RATIOS                                                CAPITAL REQUIREMENT   ACTUAL
--------------                                                -------------------   ------
Leverage....................................................         3.00%           2.67%
Risk-Based Capital:
  Tier 1....................................................         4.00            3.40
  Total.....................................................         8.00            6.38

     Absent sales of equity securities or subordinated debt by the Company, capital will increase only through the retention of earnings.

     To meet the capital requirements in the formal agreements, management has estimated that at December 31, 1996, an additional $14 million of capital will be needed to reach the April 30, 1997, requirements and an additional $5 million will be needed to reach the November 30, 1997, requirements.

     As of December 31, 1995, the Bank was considered to be "adequately capitalized" by the OCC. The following table represents the regulatory capital position of the Company and the Bank at December 31, 1996 and 1995 (dollars in thousands):

                                                             COMPANY                       BANK
                                                       ------------------           ---------------------
                                                        1996        1995              1996          1995
                                                       -------    -------           -------       -------
Tier 1 capital....................................     $17,052    $26,606           $20,799       $28,867
Tier 1 capital required...........................      20,059     17,309            20,003        17,027
                                                       -------    -------           -------       -------
  Excess (deficit) over required amount...........     $(3,007)   $ 9,297           $   796       $11,840
                                                       =======    =======           =======       =======
Total risk-based capital..........................     $31,976    $45,323           $37,180       $41,194
Total risk-based capital required.................      40,118     34,619            40,007        34,055
                                                       -------    -------           -------       -------
  Excess (deficiency) over required amount........     $(8,142)   $10,704           $(2,827)      $ 7,139
                                                       =======    =======           =======       =======

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

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

     The risk-based capital ratios of Fidelity and the Bank are calculated under the guidelines by dividing their respective qualifying total capital by their respective total risk-weighted assets. Fidelity's and the Bank's qualifying total capital and total risk-weighted assets are determined on a fully consolidated basis. Total qualifying capital is comprised of the sum of core capital elements ("Tier 1 capital") and supplementary capital elements ("Tier 2 capital"). Tier 1 capital excludes any net unrealized gains or losses resulting from the implementation of SFAS No. 115. Tier 2 capital includes the allowance for loan losses, subject to limitations.

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

     Each bank holding company and national bank must maintain (i) a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and (ii) a minimum ratio of total qualifying capital to total qualifying assets ("total risk-based capital ratio") of 8.0% with the amount of the allowance for loan losses that may be included in Tier 2 capital limited to 1.25% of total risk-weighted assets.

     Capital leverage ratio standards require a minimum ratio of Tier 1 capital to adjusted average total assets ("capital leverage ratio") of 3.0%. The leverage ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles will be expected to maintain capital well above the minimum levels.

     For additional information, see Note 11 -- Shareholders' Equity.

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