Form 10-K405, Exhibit 13
period 1997-12-31
FIDELITY NATIONAL CORP /GA/
filed 1998-03-31
CIK 822662

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

         Fidelity National Bank ("the Bank"), a national banking association, which opened February 10, 1974, has sixteen full-service offices in Georgia, and two indirect car loan offices in Florida. There is a construction lending office in Florida. The Bank's subsidiary, Fidelity National Mortgage Corporation, is a Georgia corporation, organized in 1979, engaged in the residential mortgage origination and servicing business. There are three mortgage offices in Georgia and one in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

         As of December 31, 1997, Fidelity National Corporation and its subsidiaries had total assets and shareholders' equity of $658 million and $52 million, respectively.

         The Company is an equal opportunity employer which had 375 full-time employees at December 31, 1997. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, and a 401(k) retirement plan.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
To Our Shareholders                                             1

Financial Highlights                                            3

Consolidated Financial Review                                   4

Report of Independent Auditors.                                20

Financial Statements                                           21

Corporate Information                                          42


BOARDS OF DIRECTORS:

FIDELITY NATIONAL CORPORATION

DAVID R. BOCKEL
   President, Bockel & Company

DR. EDWARD G. BOWEN
   Gynecology and Obstetrics

KEVIN S. KING
   Attorney, King & Carragher

JAMES B. MILLER, JR.
   Chairman and CEO, Fidelity National Corporation Chairman, Fidelity National Bank, Fidelity National Mortgage Corporation, and Fidelity National Capital Investors, Inc.

LARRY D. PETERSON
   President and CEO,
   Fidelity National Bank

ROBERT J. RUTLAND
   Chairman and CEO, Allied Holdings, Inc.

W. CLYDE SHEPHERD, JR.
    Secretary/Treasurer, Shepherd Construction Company

GORDON M. SHERMAN
   Regional Commissioner, Social Security Administration

R. PHILLIP SHINALL III
   Attorney, Holland & Knight LLP

RANKIN M. SMITH, JR.
   Advisor to Atlanta Falcons

FELKER W. WARD, JR.
   President, Ward & Associates, Inc.;
   Principal, Pinnacle Investment Advisors, Inc.

DIRECTORS EMERITUS
   James W. Anderson, Jr.
   Mrs. Alice Shinall

FIDELITY NATIONAL BANK
James B. Miller, Jr., Chairman
David R. Bockel
Dr. Edward G. Bowen
Kevin S. King
Larry D. Peterson
Robert J. Rutland
W. Clyde Shepherd III
Gordon M. Sherman
R. Phillip Shinall III
Rankin M. Smith, Jr.
Felker W. Ward, Jr.


FIDELITY NATIONAL MORTGAGE CORPORATION
James B. Miller, Jr., Chairman
James W. Anderson, Jr.
Benjamin C. Bishop III
A. J. Facchinetti
B. Jefferson Russell


FIDELITY NATIONAL CAPITAL INVESTORS, INC.
James B. Miller, Jr., Chairman
Sharon R. Denney
Norman R. Hess
Amelia James
Karina L. Miller
W. Clyde Shepherd III

TO OUR SHAREHOLDERS AND FRIENDS:



DR. MARVIN GOLDSTEIN, DIRECTOR

         Marvin Goldstein's life was that of the honorable man who does God's bidding. His work in the civil rights movement of our time is legendary. He also had a pretty keen insight into business which those who knew him know he did not hesitate putting to work. His interest in this Company and in insuring its success helped greatly over the last two years. He never doubted that a quick recovery would come because he knew the facts and the people involved. We are grateful for the enduring presence of his friendship and example.

CAPITAL

         A private placement of $6,150,000 Preferred Stock was completed in June and July. In December, $25,875,000 in Common Stock was sold through Raymond James & Associates, Inc. The stock is now fairly heavily traded.

MANAGEMENT

         We continue to add strength to our management team. A few are noted here. Larry Peterson joined us last fall as President of the Bank after a long stint with KeyCorp. Rod Marlow, a CPA with 25 years of experience, joined the Bank as Controller. Bill Fallaw will be the Company's Chief Credit Officer. He has long experience at C & S and NationsBank in consumer and commercial lending.

NEW DIRECTORS

         We were also fortunate to add four new directors to the Bank board:
Gordon Sherman, long-time Southeastern Regional Commissioner of the Social Security Administration; David Bockel, President of Bockel & Company Advertising; Kevin King, an attorney with King & Carragher; and Clyde Shepherd III, Vice President of Toco Hill, Inc. Messrs. Sherman, Bockel and King will also serve on the Holding Company board. Dr. Manning Pattillo retired from our boards and we are thankful for his service.

FOUNDING DIRECTORS

         Jim Anderson has become Director Emeritus of the Bank and Holding Company. He continues to be on the board of the Mortgage Company. Clyde Shepherd, Jr. has become Director Emeritus of the Bank. He continues to serve on the Holding Company board.

EARNINGS

         Atlanta is ready for its own full service community bank and the time is right for our plan to be a major financial company in Atlanta. Our focus on building solid long-term value will be rewarded. As we go forward, the two years of correction and reflection we've been through will prove to have been of value more than equal to the cost we have incurred.

         The problem in one of our affinity credit card programs is not over yet but past dues and charge-offs are rapidly improving. Earnings will steadily improve due to that and due to the fact that we can now permit the Company to grow so that we can begin using the Company's excess capacity. Three branches which we have owned and carried will open this year. Most important, our people are relieved to be out calling for new business again.

REFLECTIONS

         There is purpose in everything that happens. A couple who would not want to be named stepped forward and increased their deposits by $15 million last spring. Our customers, almost to the person, were steadfast. Our employees believed in what they were building and rallied. Your directors provided the solid, consistent leadership you expect of them. Friendship, steadfastness, determination, honor, responsibility, never quitting, are qualities we can not directly see or touch. Once experienced, however, they enrich us immeasurably and forever.

                                             Sincerely,


                                             /s/ James B. Miller, Jr.


                                             James B. Miller, Jr.
                                             Chairman

                          FIDELITY NATIONAL CORPORATION
                              FINANCIAL HIGHLIGHTS

(Dollars in Thousands Except Per Share data)


                                                                                        December 31,
                                                         ------------------------------------------------------------------------
FOR THE YEAR                                                 1997           1996            1995           1994           1993
                                                         -----------    -----------     -----------    -----------    -----------
    Interest income                                      $    62,153    $    59,800     $    48,080    $    35,887    $    29,399
    Net interest income                                       35,943         33,073          29,209         24,122         19,709
    Provision for loan losses                                 14,435         25,127           8,090          4,125          4,200
    Noninterest income, including securities gains            17,379         18,305          11,679          8,769          9,620
    Securities gains, net                                        140            604             853            124             44
    Noninterest expense                                       36,080         35,489          25,583         22,375         18,641
    Income (loss) before cumulative effective of
       change in accounting principle                          1,834         (5,742)          4,649          4,299          4,271
    Net Income (loss)                                          1,834         (5,742)          4,649          4,299          4,545
    Dividends declared                                           251            693             644            628            472

  PER SHARE DATA
    Net Income loss before cumulative effect of
       change in accounting principle                    $       .33    $     (1.24)    $      1.01    $       .93    $        92
    Net income (loss)                                            .33          (1.24)           1.01            .93            .98
    Book value                                                  5.68           4.53            6.02           4.65           4.58
    Dividends paid common                                         --            .15             .14            .14            .10
    Dividend payout ratio                                      13.61%             *%          13.85%         14.62%         10.39%
    Average shares outstanding                             4,831,364      4,619,530       4,608,383      4,608,383      4,613,775

PROFITABILITY RATIOS
    Return on average assets                                     .30%             *%           1.01%          1.15%          1.50%
    Return on average equity                                    6.97              *           18.91          20.40          26.26
    Net interest margin                                         6.41           5.97            6.87           6.95           6.49
    Efficiency ratio                                           69.99          69.07           62.57          68.03          63.56

ASSET QUALITY RATIOS
    Net charge-offs to average loans                            3.58%          3.00%           2.37%          1.54%          1.65%
    Allowance to period-end loans                               3.31           3.85            1.54           1.31           1.97
    Nonperforming assets to total loans and OREO                 .85            .85            1.22            .87           1.14
    Allowance to nonperforming loans                           10.07x          5.62x           1.80x          3.65x          7.20x
    Allowance to nonperforming assets                           3.89           4.71            1.25           1.50           1.72

LIQUIDITY RATIOS
    Total loans to total deposits                              76.90%         85.80%          87.30%         87.10%         82.40%
    Average total loans to average earning assets              82.70          85.00           84.60          80.60          78.80
    Noninterest-bearing deposits to total deposits             15.30          13.56           16.10          15.80          16.00

CAPITAL RATIOS
    Leverage                                                    7.77%          2.67%           5.42%          5.51%          5.73%
    Risk-based capital
       Tier 1                                                   9.90           3.40            6.15           6.49           7.39
       Total                                                   14.36           6.38           10.47           8.25           9.06
    Average equity to average assets                            4.63           4.50            5.35           5.64           5.73

BALANCE SHEET DATA (AT END OF PERIOD)
    Assets                                               $   657,804    $   605,420     $   524,822    $   429,927    $   331,956
    Earnings assets                                          606,533        545,375         428,714        393,980        308,499
    Total loans, net                                         437,182        467,390         407,290        333,674        249,912
    Total deposits                                           568,317        544,713         466,507        383,016        303,297
    Long-term debt                                            15,800         15,500          16,750          2,491          1,815
    Shareholders' equity                                      52,219         21,073          27,762         21,430         21,131
    Realized shareholders' equity                             52,010         21,213          27,073         23,067         19,396

DAILY AVERAGE
    Assets                                               $   608,569    $   611,517     $   459,251    $   373,869    $   302,267
    Earnings assets                                          560,617        554,354         426,525        348,312        281,237
    Total loans                                              463,898        471,200         360,915        280,593        221,745
    Long-term debt                                            15,558         16,500           3,439          1,684          1,857
    Shareholders' equity                                      26,330         27,484          24,589         21,077         17,310


*NOT MEANINGFUL

                          CONSOLIDATED FINANCIAL REVIEW


The following management's discussion and analysis reviews important factors affecting the results of operations and financial condition of Fidelity National Corporation and its subsidiaries (the "Company") for the periods shown. The consolidated financial statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW.

         Fidelity National Corporation is a bank holding company headquarters in Atlanta, Georgia. The Company commenced operations as Fidelity National Bank
(FNB), a full-service banking operation, in 1974. FNB provides traditional deposit, lending, mortgage, securities brokerage, international trade services and trust products and services to its commercial and retail customers. FNB's wholly owned mortgage subsidiary, Fidelity National Mortgage Company is a full-service residential mortgage banking operation; and Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc. is a securities brokerage operation. The Company currently conducts full-service banking and residential mortgage lending businesses through 16 locations in the metropolitan Atlanta area. The Company conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers), residential mortgage lending and residential construction lending through certain of its Atlanta offices and its Jacksonville, Florida location. Indirect automobile lending is also conducted at the Tampa, Florida location.

         Since its inception, the Company has pursued a strategy of growth through internal expansion built on providing quality financial services in selected market areas. At December 31, 1997, the Company had grown to $658 million in total assets from $332 million in total assets at December 31, 1993.

         Historically, credit card loans have been an important part of the Company's total loan portfolio. At December 31, 1993, credit card loans represented 39.3% of the Company's total loan portfolio of $250 million. Credit card loans declined as a percentage of total loans to 33.2% at December 31, 1994. In 1994, as a result of additional affinity programs and the introduction of the Company's Olympic card, credit card loans outstandings increased. The Company's affinity programs include colleges, associations and other entities which contract to assist the Company in marketing the Company's credit cards in return for issuance and transaction fee income. This growth continued through 1995 and into 1996, and at December 31, 1996, credit card loans totaled $144 million. During late 1996 and the first quarter of 1997, the Company's net losses on its credit card loan portfolio increased significantly, reflecting a national trend and credit quality issues related to an affinity program introduced in the middle of 1995. This affinity program was subsequently discontinued in May 1996. Since March of 1997, credit card net losses have significantly declined. At December 31, 1997, credit card loans represented 27.4% of the Company's total loan portfolio of $437 million.

         The Company has experienced significant growth in indirect automobile lending since it implemented a strategy in 1993 to expand this activity. At December 31, 1997, these loans totaled $152 million compared to $43 million at December 31, 1993. During 1997 and 1996, the Company sold, either through whole loan sales or securitization, approximately $92 million and $137 million, respectively of indirect automobile loans with servicing retained to take advantage of its ability to produce indirect automobile loans and to enhance other noninterest income. In addition, during 1997 and 1996, the Company sold $33 million and $38 million, respectively of indirect automobile loans, servicing released. The Company anticipates that it will continue to sell periodically, either through whole loan sales or securitization, a substantial portion of its indirect automobile loan production to enhance noninterest income and manage the relative level of indirect automobile loans in the Company's loan portfolio.

         Growth during 1997 was restricted until the Company increased the Company's and FNB's capital ratios. During June and July 1997, the Company issued through a private placement $6.15 million Non-Cumulative 1997 8% Convertible Preferred Stock, Series A. In December 1997, the Company sold in a public offering 3,450,000 shares of Common Stock at a price of $7.50 per share. The proceeds of these offerings, net of issuance costs, were used to increase FNB's capital ratios and for general corporate purposes.

RESULTS OF OPERATIONS.

NET INCOME. The Company's net income for the year ended December 31, 1997, was $1.8 million or $.33 per share, compared to a net loss of $5.7 million or a $1.24 loss per share for 1996. The major factors contributing to the improved earnings for 1997 were a $10.7 million reduction in the provision for loan losses and a $2.9 million increase in net interest income. The loss for 1996 was due to a higher loan loss provision resulting from higher levels of delinquencies and charge-offs in the Company's credit card loan portfolio. During 1996, earnings were also adversely affected by expenses attributable to recent corporate consolidation and systems upgrades. The Company's net income for 1995 was $4.6 million or $1.01 per share.

NET INTEREST INCOME/MARGIN. Taxable-equivalent net interest income was $36.0 million in 1997, an increase of $2.9 million or 8.8% over the $33.1 million in 1996. This was primarily the result of a $2.7 million increase in yield on earning assets due to a 55 basis point increase in the yield on loans and an 8 basis point decline in the cost of interest-bearing liabilities.


AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1


(Dollars in Thousands)                                              For the Years Ended December 31,
                                      -------------------------------------------------------------------------------------------
                                                  1997                           1996                          1995
                                      -----------------------------  -----------------------------  -----------------------------
                                       Average   Income/     Yield/   Average   Income/     Yield/   Average   Income/     Yield/
ASSETS                                 Balance   Expense      Rate    Balance   Expense      Rate    Balance   Expense      Rate
                                      --------  --------     ------  --------  --------     ------  --------  --------     ------
Interest earning assets:
  Loans, net of unearned
    income(1)(2)
  Taxable                             $462,495  $ 55,928     12.09%  $469,846  $ 54,206     11.55%  $ 58,685  $ 43,572     12.15%
  Tax-exempt(3)                          1,495       134      8.96      1,355       127      9.37      2,230       227     10.18
                                      --------  --------             --------  --------             --------  --------
    Total loans                        463,990    56,062     12.08    471,201    54,333     11.53    360,915    43,799     12.14
Investment securities
  Taxable                               71,548     4,835      6.76     73,433     4,956      6.75     60,060     4,025      6.70
  Tax-exempt(3)                             --        --        --         --        --        --         10         1      5.62
                                      --------  --------             --------  --------             --------  --------
    Total investment securities         71,548     4,835      6.76     73,433     4,956      6.75     60,070     4,026      6.70
Interest-bearing deposits                2,712        68      2.51      1,431        74      5.17        129         9      6.98
Federal funds sold                      22,568     1,239      5.49      8,289       437      5.27      5,411       324      5.99
                                      --------  --------             --------  --------             --------  --------
  Total interest-earning assets        560,818    62,204     11.09    554,354    59,800     10.79    426,525    48,158     11.29
Cash and due from banks                 20,438
Allowance for loan losses              (15,865)                        (6,829)                        (4,487)
Premises and equipment                  20,734                         14,164                          9,259
Other real estate owned                  2,010                          1,246                          1,458
Other assets                            20,436                         26,598                         11,851
                                      --------                       --------                       --------
     Total assets                     $608,569                       $611,544                       $459,251
                                      ========                       ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
  Demand deposits                     $ 82,298     2,298      2.79%  $100,966     3,542      3.51%  $ 92,107     3,148      3.42%
  Savings deposits                      28,963     1,032      3.56     26,516     1,058      3.99     15,292       520      3.40
  Time deposits                        363,148    20,906      5.76    344,551    19,933      5.79    243,617    14,260      5.85
                                      --------  --------             --------  --------             --------  --------
    Total interest-bearing deposits    474,409    24,236      5.11    472,033    24,533      5.20    351,016    17,928      5.11
Federal funds purchased                    715        39      5.46      2,306       144      6.24      1,786       106      5.94
Securities sold under agreements
  to repurchase                         13,266       412      3.11     13,305       390      2.94      8,053       236      2.93
Other short-term borrowings              1,341        35      2.61      3,296       159      4.83      4,349       247      5.68
Long-term debt                          15,558     1,488      9.56     16,500     1,501      9.10      3,439       354     10.29
                                      --------  --------             --------  --------             --------  --------
    Total interest-bearing
      liabilities                      505,289    26,210      5.19    507,440    26,727      5.27    368,643    18,871      5.12
                                                --------                       --------                       --------
Noninterest-bearing demand
  deposits                              72,807                         70,073                         60,131
Other liabilities                        4,144                          6,520                          5,888
Shareholders' equity                    26,330                         27,484                         24,589
                                      --------                       --------                       --------
    Total liabilities and
    shareholders' equity              $608,569                       $611,517                       $459,251
                                      ========                       ========                       ========

Net interest income/spread                      $ 35,994      5.90%            $ 33,121      5.52%            $ 29,287      6.17%
                                                ========                       ========                       ========

Net interest rate margin                                      6.42%                          5.97%                          6.87%

(1) Fee income relating to loans of $3,720 in 1997, $4,007 in 1996, and $3,854 in 1995 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $50, $48 and, $77 for each of the three years ended December 31, 1997, 1996 and 1995, respectively using a Federal tax rate of 34%.

Average total loans declined $7.2 million during 1997, as the Company had to restrict loan growth as a result of capital constraints. The public offering in December 1997 significantly improved the Company's capital position. The decline in loans was principally in credit card and construction loans, partially offset by an increase in indirect automobile loans. The decline in average loans and the $1.9 million decline in average investment securities was more than offset by the $14.3 million average increase in Federal funds sold.

         The $517,000 decrease in total interest expense in 1997 compared to 1996 was attributable primarily to an 8 basis point decrease in the rates paid on average total interest-bearing liabilities, partially offset by a slight increase in interest-bearing liabilities.

         Taxable-equivalent net interest income increased $3.9 million or 13.4% in 1996 to $33.1 million from $29.2 million in 1995. This increase resulted from a $128 million increase in average interest-earning assets to $554 million, partially offset by a decrease in the yield on interest-earning assets to 10.79% from 11.29%. Average total loans increased $103 million or 30.6% over average total loans in 1995. While the increase in loan volume was primarily attributable to indirect automobile and real estate construction loan growth, increased loan volume occurred in all major loan categories as the economy continued to grow. In summary, the increase in volume of every significant category of earning assets in 1996 provided a $14.0 million increase in income on interest earning assets, which was partially offset by a $2.3 million decrease due to declining yields. This provided a net $11.7 million increase in income from interest earning assets.

         Average interest-bearing liabilities declined $2 million or 0.4% following an increase of 37.7% or $139 million to $507 million in 1996. This growth during 1996 primarily occurred in deposits. The rates paid on average interest-bearing liabilities declined 8 basis points to 5.19% in 1997 after increasing 15 basis points in 1996 to 5.27%, as market rates on deposits were fairly stable during both years.

RATE/VOLUME ANALYSIS                                                     TABLE 2

(Dollars in Thousands)

                                               1997 Compared to 1996                       1996 Compared to 1995
                                             Variance Attributed To(1)                   Variance Attributed To(1)
                                       ---------------------------------------      ---------------------------------------
                                        Volume          Rate        Net Change       Volume          Rate        Net Change
                                       --------       --------      ----------      --------       --------      ----------
Net loans:
  Taxable                              $   (642)      $  2,316       $  1,674       $ 12,927       $ (2,245)      $ 10,682
  Tax-exempt(2)                              10             (3)             7            (83)           (17)          (100)
Investment securities:
  Taxable                                   (95)           (26)          (121)           902             29            931
  Tax-exempt(2)                              --             --             --             (1)            --             (1)
Federal funds sold                          388            414            802            156            (43)           113
Interest-bearing deposits                    22             28             (6)            68             (3)            65
                                       --------       --------       --------       --------       --------       --------

Total interest-earning assets          $   (317)      $  2,673       $  2,356       $ 13,969       $ (2,279)      $ 11,690
                                       ========       ========       ========       ========       ========       ========
Interest-bearing deposits:
Demand                                 $   (293)      $   (950)      $ (1,243)      $    309       $     85       $    394
Savings                                      46            (73)           (27)           435            103            538
Time                                        531            442            973          5,841           (168)         5,673
                                       --------       --------       --------       --------       --------       --------
  Total interest-bearing deposits           284           (581)          (297)         6,585             20          6,605
Federal funds purchased                     (44)           (61)          (105)            33              5             38
Securities sold under agreements
  to repurchase                             174           (152)            22            154             --            154
Other short-term borrowings                 (35)           (89)          (124)           (54)           (34)           (88)
Long-term debt                              (44)            31            (13)         1,192            (45)         l,147
                                       --------       --------       --------       --------       --------       --------
  Total interest-bearing
    liabilities                        $    335       $   (852)      $   (517)      $  7,910       $    (54)      $  7,856
                                       ========       ========       ========       ========       ========       ========

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

         The provision for loan losses was $14.4 million for 1997 compared to $25.1 million in 1996.

         The Company was able to reduce the provision for loan losses during 1997 as a result of declining credit card net charge-offs which peaked in March of 1997.

         For the same reason, during 1997, the Company was able to reduce the allowance for loan losses and the allowance for loan losses allocated to credit card loans during 1997. This decline in credit card net charge-offs was primarily due to bringing credit card collections in-house, the discontinuance of issuing preapproved credit cards to recent home buyers and the maturing of the pre-approved credit cards in the portfolio.

         The following schedule summarizes credit card and total net charge-offs for the past 3 years by quarter:

                                         Net Charge-offs
-------------------------------------------------------------------------------------------------
     Quarter                                           Quarter
      Ended            Credit Card      Total            Ended             Credit Card      Total
------------------     -----------     ------       ------------------     -----------     ------
                                      (Dollars in Thousands)
March 31, 1995           $1,348        $1,424       September 30, 1996        $4,471       $5,225
June 30, 1995             1,738         1,766       December 31, 1996          4,025        4,413
September 30, 1995        1,697         1,749       March 30, 1997             4,165        5,262
December 31, 1995         1,806         1,958       June 30, 1997              3,748        4,563
March 31, 1996            1,653         1,825       September 30, 1997         3,021        3,597
June 30, 1996             2,439         2,690       December 31, 1997          2,466        3,204

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3
(Dollars in Thousands)

                                                                                December 31,
                                                        -----------------------------------------------------------
                                                          1997         1996         1995        1994          1993
                                                        -------      -------      -------      -------      -------
Balance at beginning of period                          $16,511      $ 5,537      $ 4,344      $ 4,550      $ 4,007
Charge-offs:
  Commercial, financial and agricultural                    154            3           60          226           18
  Real estate-construction                                   --           --           --           --           --
  Real estate-mortgage                                       --           --           --           --           34
  Consumer installment                                    3,367        1,657          328           88           36
  Credit cards                                           14,735       13,156        7,051        4,466        4,091
                                                        -------      -------      -------      -------      -------
    Total charge-offs                                    18,256       14,816        7,439        4,780        4,179
Recoveries:
  Commercial, financial and agricultural                    103           31           42           29          122
  Real estate-construction                                   --           --           --           --           --
  Real estate-mortgage                                       --           --           --            2           35
  Consumer installment                                      192           64           38           24           11
  Credit cards                                            1,335          568          462          394          354
                                                        -------      -------      -------      -------      -------
    Total recoveries                                      1,630          663          542          449          522
Net charge-offs                                          16,626       14,153        6,897        4,331        3,657
Provision for loan losses                                14,435       25,127        8,090        4,125        4,200
                                                        -------      -------      -------      -------      -------
Balance at end of period                                $14,320      $16,511      $ 5,537      $ 4,344      $ 4,550
                                                        =======      =======      =======      =======      =======

Ratio of net charge-offs during period to
  average loans outstanding, net                           3.58%        3.00%        1.91%        1.54%        1.65%
Allowance for loan losses as a percentage of loans         3.31         3.85         1.54         1.31         1.97


         For the year ended December 31, 1996, the provision for loan losses was $25.1 million compared to $8.1 million in 1995, an increase of 209.9%. The increase in the provision for loan losses was the most significant factor contributing to the decline in 1996 earnings of the Company. Net charge-offs were $14.2 million in 1996 compared to $6.9 million in 1995. Net charge-offs to average loans for 1996 were 3.00% compared to 2.37% in 1995. Approximately 88.9% of the loan charge-offs in 1996 were attributable to credit card loans. This significant increase in credit card losses in 1996 was due to several factors. Nationally, credit card charge-offs reached record highs as consumers found themselves unable to meet their credit card obligations. Many of these consumers filed for bankruptcy and bankruptcies hit record levels. Moreover, a significant portion of the Company's credit card portfolio's charge-offs were attributable to one specific program. Under this program, which the Company initiated in the middle of 1995 and discontinued in May 1996, the Company issued to recent home buyers credit cards with a $3,000 credit limit, no annual fee in the first year, a $30 annual fee thereafter and an interest rate of 14.9%. While it was, and continues to be, the Company's policy not to issue credit cards without first conducting a credit review, the Company initially issued preapproved credit cards under this specific program without such a review. The reason for this policy exception was that these customers had recently completed a credit review necessary to secure residential mortgages from unrelated third-party lenders. In May 1996, the Company ceased issuing preapproved credit cards under this program. A substantial portion of the additional provision for loan losses recorded in 1996 was to provide for losses deemed inherent in this portfolio as of year end. As a result of the higher risk inherent in the preapproved program, the rate on those cards was increased to 17.9% in November 1996.

NONINTEREST INCOME. Noninterest income for 1997 was $17.4 million compared to $18.3 million in 1996. The $1.5 million increase in service charge income, credit card fees and other operating income during 1997 was more than offset by the $2.0 million decline in income from mortgage banking activities and a $464,000 decline in securities gains. For 1997 noninterest income benefited from a $1.5 million gain on the sale of mortgage servicing rights, compared to $2.1 million in such gains during 1996. Primarily as a result of the sales of mortgage servicing rights, mortgage servicing income declined $1.1 million in 1997. The 1997 gains from loan sales was $921,000 compared to a $672,000 gain on sales of indirect automobile loans in 1996. There were no such sales in 1995. Year-to-date noninterest income also benefited from a $620,000 increase in indirect automobile loan servicing fees.

         The profits from the sales of mortgage servicing rights in 1997 and 1996 mitigated the losses in the mortgage business due to declining loan production and the sales reduced the Company's exposure to mortgage servicing rights impairment due to mortgage loan prepayments.

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

         The Company adopted Statement of Financial Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1995. On January 1, 1997, the Company adopted SFAS No. 125, which supersedes SFAS No. 122. Accordingly, the Company capitalized the cost of originated mortgage servicing rights beginning in 1995. During 1997 and 1996, the Company capitalized originated mortgage servicing rights and recorded related amortization of $343,000 and $894,000 and $429,000 and $573,000, respectively. The Company measures the value of mortgage servicing rights for impairment based on loan type and rate structure. At December 31, 1997 and 1996, the fair value of these rights approximated net book value.

NONINTEREST EXPENSE. Noninterest expense increased $591,000 or 1.7% in 1997 to $36.1 million from $35.5 million in 1996. Salaries and employee benefits were up 3.7% in 1997 to $17.0 million. The increase in salaries and employee benefits during 1997 was primarily due to normal salary increases, strengthening the management team and bringing credit card collections in-house more than offsetting employee reductions in other areas. The number of full time equivalent employees at December 31, 1997, was 375 compared to 436 at December 31, 1996.

         Noninterest expense increased $9.9 million or 38.7% in 1996 to $35.5 million from $25.6 million in 1995. Salaries and employee benefits, which accounted for 46.2% of the total increase in noninterest expense, increased 39.1% in 1996 to $16.4 million from $11.8 million in 1995. The number of full time equivalent employees was 311 at December 31, 1995. The increase in salaries and employee benefits during 1996 was primarily attributable to expansion in traditional banking activities and general corporate growth.

         Expenses related to the amortization of mortgage servicing rights declined to $788,000 in 1997 compared to $1.9 million in 1996 due to the 1996 and 1997 sales of mortgage servicing rights. Excluding mortgage servicing rights, expenses related to mortgage banking activities were $3.8 million in 1997 compared to $4.5 million in 1996. Expenses related to securities brokerage activities were $3.1 million in both 1997 and 1996.

The following schedule summarizes the change in mortgage servicing rights for the three years ended December 31, 1997:

                                                           Years Ended
                                                           December 31,
                                                  ------------------------------
                                                  1997         1996         1995
                                                  ----         ----         ----
                                                      (Dollars In Millions)
Beginning balance                                 $5.5         $7.8         $3.0
Add:
   Bulk purchases                                   --           --          4.9
   Originated servicing rights                      .3           .9          1.0
                                                  ----         ----         ----
                                                   5.8          8.7          8.9
Less:
   Amortization                                     .5           .8           .7
   Loan payoff                                      .3           .8           .4
   Bulk sale                                       2.8          1.6           --
                                                  ----         ----         ----
Ending balance                                    $2.2         $5.5         $7.8
                                                  ====         ====         ====

         Furniture and equipment expense and net occupancy costs increased $950,000 during 1997 and $1.0 million during 1996 due to general corporate growth including branch bank expansion, the consolidation of several departments into a new operations center, and the opening of loan production offices. During 1997, the Company also absorbed the carrying cost of three complete full service bank branches which could not be opened until the Company increased its capital. The Company plans to open these branches in the middle of 1998. Other expenses were also impacted by increased FDIC insurance and SAIF assessments which, for the three years ended December 31, 1997, were $795,000, $427,000 and $1,065,000, respectively.

         The Company is implementing a program designed to ensure that its operational and financial systems will be Year 2000 compliant. The program involves examining both the Company's proprietary operating systems and the Company's vendor-provided systems. The majority of application systems used by the Company are products of established national vendors, which the Company is working with to ensure that these systems are Year 2000 compliant.

         The vendor providing midrange hardware and operating system software is Year 2000 compliant and the Company is in the process of testing the modifications and the interfaces to the operating system. The vendor providing primary applications software which includes lending, deposit and general ledger accounting is scheduled to deliver Year 2000 compliant modifications by mid-year 1998 and testing of these modifications will begin immediately upon receipt of the modifications. All other major vendors have indicated that they will deliver Year 2000 compliant modifications before the end of 1998 and the Company expects to have testing completed or well underway on all major systems by December 31, 1998.

         Based on currently available information, management does not anticipate that the cost to address the Year 2000 issues will have a material adverse impact on the Company's financial condition, results of operations, or liquidity.

PROVISION FOR INCOME TAXES. The provision for income taxes consists of provisions for Federal and state income taxes. The provision for income taxes for 1997 was $1.0 million compared to a $3.5 million tax benefit for the same period in 1996. In 1995, a $2.6 million provision for income taxes was recorded. The Company's effective tax rate approximated statutory rates for all periods.

FINANCIAL CONDITION.

         The Company manages its assets and liabilities to maximize long-term earnings opportunities while maintaining the integrity of its financial position and the quality of earnings. To accomplish this objective, management strives to effect efficient management of interest rate risk and liquidity needs. The primary objectives of interest-sensitivity management are to minimize the effect of interest rate changes on the net interest margin and to manage the exposure to risk while maintaining net interest income at acceptable levels. Liquidity is provided by carefully structuring the balance sheet. The decline in capital ratios to below statutory minimums at December 31, 1996, reduced the Company's liquidity position and funding alternatives. As a result of the public offering in December 1997, the Company has increased its funding alternatives and significantly improved its capital and liquidity position at December 31, 1997.

         The Company's Asset Liability Committee meets regularly to review both the Company's interest rate sensitivity positions and liquidity.

MARKET RISK. The Company's primary market risk exposure is interest rate risk and, to a lesser extent, credit risk and liquidity risk. The Company has little or no risk related to trading accounts, commodities or foreign exchange.

         Interest rate risk is the exposure of a banking organization's financial condition and earnings ability to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk can pose a significant threat to the Company's assets, earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Company's success.

         The Company's Asset/Liability Management Committee ("ALCO"), which includes senior management representatives, monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in portfolio values and net interest income with changes in interest rates. A primary purpose of the ALCO is to manage interest rate risk, to effectively invest the Company's capital, and to preserve the value created by its core business operations. The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors.

         Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization's quantitative levels of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

         The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit

Insurance Corporation, adopted a Joint Agency Policy Statement on Interest Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk.

         Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in earnings and the net present value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net present value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained two hundred basis point increase or decrease in market interest rates.

         The Company utilizes a statistical research firm specializing in the banking industry to provide various quarterly analyses related to its current and projected financial performance, including a Rate Shock Analysis.

         Data sources for this and other analyses include quarterly FDIC Call Reports and the Federal Reserve 4-9C, management assumptions, industry norms and financial markets data. The standard algebraic formula for calculating present value is used. Present value is the future cash flows of a financial investment, or portfolio of financial instruments, discounted to the present. For purposes of evaluating rate shock, rate change induced sensitivity tables are used in determining repayments, prepayments and early withdrawals.

         The following schedule sets forth an analysis of the Company's assumed earnings market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest-rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Assumptions have been made as to appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in assumptions significantly affect the estimates and, as such, the derived earnings and fair value may not be indicative of the value negotiated in an actual sale or comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         Rate shock analysis provides only a limited, point in time view of the Company's interest rate sensitivity. The gap analysis also does not reflect factors such as the magnitude (versus the timing) of future interest rate changes and asset prepayments. The actual impact of interest rate changes upon the Company's earnings and net present value may differ from that implied by any static rate shock measurement. In addition, the Company's net interest income and net present value under various future interest rate scenarios are affected by multiple other factors not embodied in a static rate shock analysis, including competition, changes in the shape of the Treasury yield curve, divergent movement among various interest rate indices, and the speed with which interest rates change.

         The following schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of the Company's assets, liabilities and off-balance sheet items as a result of an immediate increase and an immediate decrease of 200 basis points in market rates of interest:


RATE SHOCK ANALYSIS
(Dollars in Thousands)

                                                      DECEMBER 31, 1997                         DECEMBER 31, 1996
                                           --------------------------------------    --------------------------------------
Market rates of interest                   +200 Basis Points    -200 Basis Points    +200 Basis Points    -200 Basis Points
                                           -----------------    -----------------    -----------------    -----------------
Change in net present value                    $  (6,491)            $   4,536            $  (3,503)           $   1,707
                                               =========             =========            =========            =========

Percent change in net interest income               1.49%                (1.76)%               3.57%               (1.63)%
                                               =========             =========            =========            =========

Percent change in net income                        4.01%                (4.73)%                  *%                   *%
                                               =========             =========            =========            =========

* Not meaningful due to 1996 operating loss


         The analysis indicates that an immediate 200 basis point increase in market rates of interest would reduce the net present value of the Company, while an immediate 200 basis point decrease in market rates of interest would increase the net present value. The impact on net present value has increased under both scenarios when compared to 1996, primarily because of an increase in asset maturities over one year and a decline in liability maturities over one year. The analysis indicates that a similar rate increase would increase both net interest income and net income over a one year period, while a similar decrease would reduce both net interest income and net income. The projected impact on earnings reflects the asset sensitive characteristics of the Company in the short term. (See "Interest Rate Sensitivity"). The impact on percent change in net interest income for 1997 is similar to that for 1996 and reflects the asset sensitivity of the Company over a six month time horizon and the liability sensitivity of the Company over a six to twelve month time horizon. The analysis indicates that the effects of either an immediate and sustained increase or decrease in market rates of interest of 200 basis points would not be material to the Company's net present value or operating results over a one year period.

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

         The interest rate sensitivity structure within the Company's balance sheet at December 31, 1997, indicated a cumulative net interest sensitivity asset gap of 17.77% when projecting out one year. In the near term, defined as 90 days, the Company had a cumulative net interest sensitivity asset gap of 12.19% as of December 31, 1997. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income.

         The Company's policy states that the cumulative gap at the six month and one year period should not exceed 10%. The Company interest rate shock analysis indicates that the Company is relatively insensitive to an interest rate shock of plus or minus 200 basis points. See "Market Risk" on the proceeding page. The following table illustrates the Company's interest rate sensitivity at December 31, 1997 as well as the cumulative position at December 31, 1997:


INTEREST RATE SENSITIVITY ANALYSIS(1)                                    TABLE 4

                                                                        December 31, 1997
                                       -------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                   Repricing Within
                                         0-30      31-60     61-90    91-120   121-150    151-180     One       Over
                                         Days      Days      Days      Days      Days      Days       Year     One Year     Total
                                       --------  --------  --------  --------  --------  --------   ---------  --------   --------
Interest-earning assets
  Investment securities
    available-for-sale                 $ 34,850  $     --  $     --  $     --  $     --  $     --    $     --  $ 53,158   $ 88,008
  Investment securities
    held-to-maturity                         --        --        --        --        --        --          --    37,925     37,925
  Loans                                 147,999     6,876     4,837     5,914     5,322     4,837      28,453   228,583    432,821
  Loans held for sale                     4,361        --        --        --        --        --          --        --      4,361
  Federal funds sold                     41,069        --        --        --        --        --          --        --     41,069
  Due from banks - interest earning       2,349        --        --        --        --        --          --        --      2,349
                                       --------  --------  --------  --------  --------  --------    --------- --------   --------
  Total interest-earning assets         230,628     6,876     4,837     5,914     5,322     4,837      28,453   319,666    606,533
                                       --------  --------  --------  --------  --------  --------    --------- --------   --------

Interest-bearing  liabilities

  Demand deposit accounts                 4,530     4,530     4,530     4,530     4,530     4,530      27,181    33,143     87,504
  Savings and NOW accounts                1,024     1,024     1,024     1,024     1,024     1,024       6,142    49,136     61,422
  Money market                            2,248     2,248     2,248     2,248     2,248     2,248      13,491    16,652     43,633
  Time Deposits > $100,000               18,474    10,190    10,466     6,765     6,694     4,447      25,753    15,402     98,190
  Time Deposits < $100,000               22,469    20,361    21,423    26,180    24,774    17,485      87,511    57,366    277,568
  Long-term debt                             --        --        --        --        --        --          --    15,800     15,800
  Short-term borrowings                  16,368        --        --        --        --        --          --        --     16,368
                                       --------  --------  --------  --------  --------  --------    --------- --------   --------

    Total interest-bearing
      liabilities                        65,113    38,353    39,691    40,747    39,270    29,734     160,078   187,499    600,485
                                       --------  --------  --------  --------  --------  --------    --------- --------   --------

Interest-sensitivity gap               $165,515  $(31,477) $(34,854) $(34,833) $(33,948) $(24,897)  $(131,625) $132,167   $  6,048
                                       ========  ========  ========  ========  ========  ========   =========  ========   ========

Cumulative gap at 12/31/97             $165,515  $134,038  $ 99,184  $ 64,351  $ 30,403  $  5,506   $(126,119) $  6,048
                                       ========  ========  ========  ========  ========  ========   =========  ========

Ratio of cumulative gap to total
  interest-earning  assets                27.29%    22.10%    16.35%    10.61%     5.01%     0.91%     (20.79)%    1.00%

Ratio of interest-sensitive assets
  to interest-sensitive liabilities
  (12/31/97)                             354.20     17.93     12.19     14.51     13.55     16.27       17.77    170.49

--------------------
(1) The Company follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

LIQUIDITY. Market and public confidence in the financial strength of the Bank and financial institutions in general will largely determine the Bank's access to appropriate levels of liquidity. This confidence is significantly dependent on the Bank's ability to maintain sound asset credit quality and appropriate levels of capital resources.

         Liquidity is defined as the ability of the Bank to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the Bank's liquidity position by giving consideration to both on-balance sheet and off-balance sheet sources of and demands for funds on a daily and weekly basis.

         Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits, and certain interest rate-sensitive deposits; and borrowings under overnight Federal Fund lines available from correspondent banks. During 1997 and 1996, the Company sold or securitized $125 million and $195 million, respectively in indirect automobile and credit card loans. In addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

         Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 1997, capital ratios exceeded regulatory levels for a well capitalized institution.

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

         The Company's liquidity is limited, and it primarily relies on equity sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. Currently the Bank can pay interest on its subordinated debt and cash dividends on its preferred stock without the prior written consent of the OCC. As discussed later, FNC and the Bank have entered into agreements which also impact their overall liquidity position. See "Regulatory Agreements." In accordance with those agreements, dividends on the Common Stock of the Bank can only be paid when the Bank is in compliance with the OCC Agreement and with the prior written consent of the OCC. In addition, FNC is prohibited from incurring additional debt and paying any dividend on the Common Stock of the Company without the prior approval of the FRB.

         Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses and depreciation and amortization. Net cash provided by operations was positively impacted in 1997 by the reduction in loans held-for-sale of $34 million. Net cash flows provided by investing activities was negatively impacted by the net purchases of investment securities of $48 million and a net increase in loans of $146, million, offset in part by $125 million in proceeds from the sale of loans. Net cash flows from financing activities was positively impacted by an increase in deposits of $24 million, proceeds from the issuance of Preferred Stock of $6 million and proceeds from the issuance of Common Stock of $23 million.

         Cash increased by $36 million during the year and was available for the purchase of earning assets to include investment securities and loans and for other corporate purposes.

         Cash flows from time deposits, which increased to $84 million in 1996, were primarily used to support loan growth. In addition, during the year ended December 31, 1996, the Company routinely utilized brokered deposits to fund interim period loan growth for loan sales and a securitization. No such deposits were outstanding as of December 31, 1997. The Company had unused sources of liquidity in the form of unused unsecured Federal funds lines of $12 million at December 31, 1997. The Company manages asset and liability growth through pricing strategies within regulatory capital constraints.

         Net cash provided by operations was negatively impacted in 1995 by an increase in indirect automobile loans held-for-sale of $35 million. Significant financing activities included growth in core deposits, short-term borrowings, and long-term debt. In 1995, the Company sold $16.2 million in subordinated notes and retired $1.5 million in subordinated debt. The resulting increase in subordinated notes enhanced the Company's total risk-based capital ratio.

         Except for the possible adverse effects arising out of the FRB and OCC Agreements, discussed in "Regulatory Agreements," and the level of the credit card and indirect automobile loan delinquencies and charge-offs, there are no known trends, events, or uncertainties of which the Company is aware that will have or that are likely to have a material adverse effect on the Company's liquidity, capital resources or operations.

LOANS. During 1997, total loans outstanding, including loans held-for-sale, declined $30 million to $437 million. The decline in loans outstanding was attributable to capital restraints on growth, not market conditions. By year end 1997, credit card loans had declined $24 million or 16.6%, real estate-construction loans had declined $12 million or 20.9% and real estate-mortgage loans had declined $7 million or 9.9%. These declines were partially offset by increases in commercial and consumer installment loans.

         Average loan balances for 1997 declined $7.2 million.


LOANS, BY CATEGORY                                                       TABLE 5

(Dollars in Thousands)

                                                                        December 31,
                                              ----------------------------------------------------------------
                                                1997          1996          1995          1994          1993
                                              --------      --------      --------      --------      --------
Commercial:
  Commercial, financial and agricultural      $ 50,169      $ 43,247      $ 37,778      $ 29,831      $ 19,732
  Tax exempt                                     1,527           698         1,517         2,091         2,435
                                              --------      --------      --------      --------      --------
    Total commercial                            51,696        43,945        39,295        31,922        22,167
Real estate-construction                        44,536        56,325        40,955        32,355        20,012
Real estate-mortgage                            64,602        71,719        61,247        66,707        47,064
Consumer installment                           152,123       113,513        78,806        89,595        43,115
Credit cards                                   119,864       143,782       139,873       110,870        98,135
                                              --------      --------      --------      --------      --------
  Loans                                        432,821       429,284       360,176       331,449       230,493
Allowance for loan losses                       14,320        16,511         5,536         4,344         4,550
                                              --------      --------      --------      --------      --------
Loans, net                                    $418,501      $412,773      $354,640      $327,105      $225,943
                                              ========      ========      ========      ========      ========
TOTAL LOANS
Loans                                         $432,821      $429,284      $360,177      $331,449      $230,493
Loans held-for-sale:
  Mortgage loans                                 4,361        13,106        12,113         2,225        19,419
  Consumer installment                              --        25,000        35,000            --            --
                                              --------      --------      --------      --------      --------
    Total loans held-for-sale                    4,361        38,106        47,113         2,225        19,419
                                              --------      --------      --------      --------      --------
    Total loans                               $437,182      $467,390      $407,290      $333,674      $249,912
                                              ========      ========      ========      ========      ========

         The following table shows the maturity distribution and interest rate sensitivity of the Company's loan portfolio at December 31, 1997:

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6

(Dollars in Thousands)

                                                                 December 31, 1997
                                                  ----------------------------------------------
                                                   Within    One Through     Over
                                                  One Year    Five Years   Five Years     Total
                                                  --------   -----------   ----------    -------
Loan Maturity
   Commercial, financial and agricultural         $20,414      $23,941      $ 7,341      $51,696
   Real estate-construction                        39,913        3,404        1,219       44,536
                                                  -------      -------      -------      -------
      Total                                       $60,327      $27,345      $ 8,560      $96,232
                                                  =======      =======      =======      =======
Interest Rate Sensitivity
   Selected loans with:
   Predetermined interest rates:
      Commercial, financial and agricultural      $ 1,002      $ 2,447      $ 3,834      $ 7,283
      Real estate-construction                         --           --           66           66
   Floating or adjustable interest rates:
      Commercial, financial and agricultural       19,412       21,494        3,507       44,413
      Real estate-construction                     39,913        3,404        1,153       44,470
                                                  -------      -------      -------      -------
        Total                                     $60,327      $27,345      $ 8,560      $96,232
                                                  =======      =======      =======      =======

         During 1996, the Company experienced increases in every major loan category. At December 31, 1996, total loans outstanding were $467 million compared to $407 million at year end 1995, a 14.8% increase. Average total loans during 1996 increased $110 million or 30.6%, to $471 million. The most significant increases in 1996 occurred in real estate-construction loans which increased $15 million, or 37.5%, to $56 million; real estate-mortgage loans which increased $10 million, or 17.1%, to $72 million; and consumer installment loans which increased $25 million, or 21.7%, to $139 million.

NONPERFORMING ASSETS. Nonperforming assets consist of nonaccrual and restructured loans and other real estate. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated or after full principal has been recovered when collection of interest is in question. Restructured loans are those loans whose terms have been modified, because of economic or legal reasons related to the debtor's financial difficulties, to provide for a reduction in principal, change in terms, or modification of interest rates to below market levels. Other real estate is real property acquired by foreclosure or directly by title or deed transfer in settlement of debt.

         Nonperforming assets at December 31, 1997, were $3.7 million. Since December 31, 1996, nonperforming assets have increased $175,000, or 5.0%. During 1997, other real estate increased $1.7 million to $2.3 million. At December 31, 1997 and 1996, there were no restructured loans. Nonperforming assets decreased $.9 million in 1996 from $4.4 million at December 31, 1995. The ratio of nonperforming assets to total loans and other real estate was 0.85% at December 31, 1997, compared to 0.82% and 1.24% at December 31, 1996 and 1995, respectively. The ratio of loans past due 90 days and still accruing to total loans was 1.43% at December 31, 1997. This ratio was 1.60% and .87% at December 31, 1996 and 1995, respectively.

         When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is decreased to the extent of all interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is decreased and a charge for that amount is made to the allowance for loan losses. For 1997, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was $73,000.

         Credit card accounts are sampled on a quarterly basis and reviewed to assure compliance with the Company's credit policy. Review procedures include determination that the appropriate verification process has been completed, recalculation of the borrower's debt ratio, and analysis of the borrower's credit history to determine if it meets established Bank criteria. Policy exceptions are analyzed monthly. Delinquent accounts are monitored daily and charged off after 180 days past due, which is the industry standard. Prior to charge-off, interest on credit card loans continues to accrue. Upon charge-off, all current period interest income and related fees are charged against interest income.


NONPERFORMING ASSETS                                                     TABLE 7

(Dollars in Thousands)                                                        December 31,
                                                       ----------------------------------------------------------
                                                        1997         1996         1995         1994         1993
                                                       ------       ------       ------       ------       ------
Nonperforming Assets
  Nonaccrual loans                                     $1,422       $2,940       $3,105       $1,189       $  632
  Restructured loans                                       --           --           --           --           --
  Other real estate                                     2,260          567        1,339        1,714        2,016
                                                       ------       ------       ------       ------       ------
  Total nonperforming assets                           $3,682       $3,507       $4,444       $2,903       $2,648
                                                       ======       ======       ======       ======       ======
Loans past due 90 days or more and still accruing      $6,194       $6,890       $3,091       $2,134       $1,422
                                                       ======       ======       ======       ======       ======
Ratio of past due loans to total loans                   1.43%        1.60%         .87%         .64%         .62%
Ratio of nonperforming assets to total
  loans and other real estate                             .85%         .82%        1.24%         .87%        1.14%


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

         At December 31,1997, the allowance for loan losses was $14.3 million, or 3.31%, of loans compared to $16.5 million, or 3.85%, at December 31, 1996. At December 31, 1997 and 1996, credit card loans totaled $120 million and $144 million, respectively or 27.7% and 33.5% of loans, respectively, compared to $140 million, or 38.8%, at December 31, 1995. The amount of the allowance for loan losses allocated to credit cards was $9.4 million at December 31, 1997, compared to $13.7 million at December 31, 1996. The Company has reduced its allowance for loans losses and particularly the allowance allocated to credit card loans due to the decline in credit card loans outstanding, declining net charge-offs and delinquencies and the projected decline in net charge-offs on credit card loans. See "Provision for Loan Losses."

         At December 31, 1995, the Company's allowance for loan losses as a percentage of loans was 1.54%. The 1996 increase was due primarily to unfavorable delinquency and charge-off trends related to credit card loans. Although credit card balances increased nominally in 1996, this ratio was significantly increased in 1996, as credit card delinquencies and net charge-offs increased. During 1997, credit card delinquencies and credit card charge-offs declined. See "Provision for Loan Losses". Management believes the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8

(Dollars in Thousands)

                               December 31, 1997         December 31, 1996         December 31, 1995
                             ---------------------     ---------------------     ---------------------
                             Allowance        %        Allowance        %        Allowance        %
                             ---------     -------     ---------     -------     ---------     -------
Commercial, financial
  and agricultural            $   154       11.94%      $    98       10.24%      $    97       10.91%
Real estate-construction           48       10.29            35       13.12            30       11.37
Real estate-mortgage               65       14.93           350       16.71             8       17.00
Consumer installment            3,442       35.15         2,282       26.44           357       21.88
Credit cards                    9,436       27.69        13,746       33.49         4,875       38.84
Unallocated                     1,175          --            --          --           169          --
                              -------      ------       -------      ------       -------      ------
    Total                     $14,320      100.00%      $16,511      100.00%      $ 5,536      100.00%
                              =======      ======       =======      ======       =======      ======

                               December 31, 1994         December 31, 1993
                             ---------------------     ---------------------
                             Allowance        %        Allowance        %
                             ---------     -------     ---------     -------
Commercial, financial
  and agricultural            $    54        9.64%      $    52        8.86%
Real estate-construction           26        9.85            17        8.04
Real estate-mortgage               16       20.10            24       26.59
Consumer installment              402       26.96           270       17.25
Credit cards                    3,750       33.45         3,252       39.26
Unallocated                        96          --           935          --
                              -------      ------       -------      ------
  Total                       $ 4,344      100.00%      $ 4,550      100.00%
                              =======      ======       =======      ======


         The following table summarizes data related to the Company's preapproved and other credit card activities:

                                                 December 31,
                              --------------------------------------------------
                                1997          1996          1995          1994
                              --------      --------      --------      --------
                                            (Dollars in Thousands)
Loans outstanding:
   Preapproved                $ 46,868      $ 57,980      $ 30,690      $     --
   Other                        72,996        85,802       109,183       110,870
                              --------      --------      --------      --------
      Total                   $119,864      $143,782      $139,873      $110,870
                              ========      ========      ========      ========

Delinquencies 30+ days:
   Preapproved                $  6,855      $  8,665      $  1,724      $     --
   Other                         4,197         6,715         6,055         5,553
                              --------      --------      --------      --------
      Total                   $ 11,052      $ 15,380      $  7,779      $  5,553
                              ========      ========      ========      ========

Net charge-offs:
   Preapproved                $  7,810      $  5,078      $     52      $  6,330
   Other                         5,590         7,510         6,537         4,605
                              --------      --------      --------      --------
      Total                   $ 13,400      $ 12,588      $  6,589      $ 10,935
                              ========      ========      ========      ========


INVESTMENT SECURITIES. The levels of taxable securities and short-term investments reflect the Company's strategy of maximizing portfolio yields while providing for liquidity needs. Investment securities totaled $126 million and $78 million at December 31, 1997 and 1996, respectively. The majority of the holdings are backed by U.S. Government or Federal agency guarantees limiting the credit risks associated with these securities. The increase at December 31, 1997, compared to December 31, 1996, was primarily attributable to the purchase of short-term discount notes totaling $35 million for the available-for-sale portfolio and the purchase of $15 million in medium-term callable agency securities and $14 million in mortgage-backed securities for the held-to-maturity portfolio. The funds generated to purchase these securities were provided from the sale of consumer installment loans, the sale of mortgage-backed securities and the proceeds of the common stock offering. Excluding the discount notes, the average maturity of the Company's securities portfolio was 3.5 years at December 31, 1997. Including the discount notes, the average maturity was 2.7 years. At year end 1997, approximately $88 million of investment securities were classified as available-for-sale, compared to $70 million at December 31, 1996. The net unrealized gains on these securities at December 31, 1997, was $.3 million before taxes compared to an unrealized loss of $.2 million before taxes at December 31, 1996.

         At December 31, 1997, the Company classified all but $38 million of its investment securities as available-for-sale. The Company maintains a relatively high percentage of its investment portfolio as available-for-sale for possible liquidity needs related to loan production and credit card activities.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9

(Dollars in Thousands)                                                 December 31,
                                           --------------------------------------------------------------------
                                                    1997                   1996                    1995
                                           ---------------------  ----------------------   --------------------
                                           Amortized      Fair     Amortized      Fair     Amortized      Fair
                                              Cost        Value       Cost        Value       Cost        Value
                                           ---------    --------   ---------    --------   ---------    --------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies                 $ 94,272    $ 94,486    $ 54,128    $ 53,798    $ 30,950    $ 31,623
Mortgage-backed securities                    28,899      29,022      21,754      21,740      24,780      25,248
Other investments                              2,425       2,425       1,854       1,854       1,588       1,588
                                            --------    --------    --------    --------    --------    --------
  Total                                     $125,596    $125,933    $ 77,736    $ 77,392    $ 57,318    $ 58,459
                                            ========    ========    ========    ========    ========    ========


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS(1)    TABLE 10

(Dollars in Thousands)

                                                         December 31, 1997                    December 31, 1996
                                                ----------------------------------   ----------------------------------
                                                Amortized      Fair       Average    Amortized      Fair       Average
                                                  Cost         Value      Yield(2)      Cost        Value      Yield(2)
                                                ---------     -------     --------   ---------     -------     --------
AVAILABLE-FOR-SALE
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies
  Due in less than one year                      $34,850      $34,857      5.75%      $17,993      $17,993      4.87%
  Due after five years through ten years          25,442       25,578      6.96        17,436       17,362      6.96
  Due after ten years                             12,970       13,025      7.47        12,721       12,583      7.54
Mortgage-backed securities                        14,409       14,548      6.61        21,754       21,740      5.73
                                                 -------      -------                 -------      -------
  Total                                          $87,671      $88,008                 $69,904      $69,678
                                                 =======      =======                 =======      =======

HELD-TO-MATURITY
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies
  Due after ten years                            $21,010      $21,026      6.93       $ 5,979      $ 5,860      7.19
Mortgage-backed securities                        14,490       14,474      6.05            --           --        --
                                                 -------      -------                 -------      -------
  Total                                          $35,500      $35,500                 $ 5,979      $ 5,860
                                                 =======      =======                 =======      =======

--------------------
(1)      This table excludes equity investments which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.


DEPOSITS AND FUNDS PURCHASED. Total deposits increased during 1997 to $568 million or 4.3%, from $545 million at December 31, 1996. On an average balance basis, interest-bearing demand deposits declined $19 million, savings deposits grew $2 million and time deposits grew $19 million. During 1996, brokered deposits were used to support loan growth for loan sales. Brokered deposits were not used during 1997. Core deposits, the Company's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000. Core deposits are obtained from a broad range of customers. Average interest-bearing core deposits were $384 million and $406 at December 31, 1997 and 1996, respectively.

         Total deposits as of December 31, 1996, increased $78 million or 16.8% from $467 million as of December 31, 1995. On an average balance basis, all categories of deposits except interest-bearing demand deposits reflected volume increases.

         Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts, escrow deposits, as well as individual accounts. Average demand deposits noninterest bearing represented 18.96% of average core deposits in 1997 compared to 17.3% in 1996. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11

(Dollars in Thousands)                                                 December 31,
                                            ----------------------------------------------------------------
                                                    1997                    1996                  1995
                                            -------------------    -------------------    ------------------
                                             Average                Average                Average
                                             Amount       Rate      Amount       Rate      Amount      Rate
                                            -------------------    -------------------    ------------------
Noninterest-bearing demand deposits         $ 72,807        --%    $ 70,074        --%    $ 60,131       --%
Interest-bearing demand deposits              82,298      2.81      100,966      3.51       92,107     3.42
Savings deposits                              28,963      3.56       26,516      3.99       15,292     4.30
Time deposits                                363,148      5.75      344,551      5.79      243,617     5.85
                                            --------               --------               --------
    Total average deposits                  $547,216      5.10     $542,107      4.53     $411,147     4.36
                                            ========               ========               ========

(Dollars in Thousands)

                                December 31, 1997
             Maturity Distribution of Time Deposits $100,000 or More
        -------------------------------------------------------------
         Three months or less                            $ 39,130
         Over three through six months                     17,905
         Over six through twelve months                    25,753
         Over twelve months                                15,402
                                                         --------
            Total                                        $ 98,190
                                                         ========


SCHEDULE OF  SHORT - TERM BORROWINGS(1)                                 TABLE 12
(Dollars in Thousands)

                                                                                   Weighted
                         Maximum                  Average Interest                  Average
    Year Ended       Outstanding at     Average      Rate During     Ending    Interest Rate at
   December 31,      any Month-End      Balance         Year         Balance       Year-End
   ------------      -------------      -------   ----------------   -------   ----------------
       1997             $29,020         $15,322         3.17%        $16,368          2.96%
       1996              25,760          18,907         3.67          17,184          3.06
       1995              23,939          14,188         4.15           8,245          2.96

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank that mature either overnight or on a fixed maturity not to exceed three months.


         No average balance of any single category of short-term borrowings exceeded 30% of shareholders' equity for any period shown.

LONG-TERM DEBT. On December 12, 1995, the Company issued $15 million in 8.5% Subordinated Notes due January 31, 2006. The Company loaned $10 million of the proceeds to FNB to enhance FNB's total capital ratio. The balance of the proceeds was used to retire certain previously issued subordinated notes and for general corporate purposes.

SHAREHOLDERS' EQUITY. Shareholders' equity at December 31, 1997, was $52 million, an increase of $31 million, or 147.6%, from $21 million at December 31, 1996. Realized shareholders' equity (shareholders' equity excluding unrealized gains or losses on investment securities available-for-sale) was $52 million at December 31, 1997, and $21 million at December 31, 1996.

         The 1997 increase in shareholders' equity was primarily attributable to the net proceeds of $5,650,000 from the issuance of 984,000 shares, at $6.25 per share, of Non-Cumulative 8% Convertible Preferred Stock and the net proceeds of $23,467,000 from the issuance of 3,450,000 shares, at $7.50 per share, of Common Stock through a public stock offering.

         In 1997, the Company paid dividends of $251,000 on the preferred stock. During 1997, the Company paid no dividends on Common Stock compared to $693,000 and $644,000 in 1996 and 1995, respectively. In addition, on October 9, 1995, the Company paid a 10% Common Stock dividend to shareholders of record on September 28, 1995. The following schedule reflects the Company's Common Stock dividend payout for the past three years as restated to reflect the 10% Common Stock dividend.

                                                 1997         1996         1995
                                                ------       ------       ------
                  First Quarter                 $   --       $.0375       $.0341
                  Second Quarter                    --        .0375        .0341
                  Third Quarter                     --        .0375        .0341
                  Fourth Quarter                    --        .0375        .0375
                  For the Year                      --        .1500        .1398


REGULATORY AGREEMENTS. The Company and the Bank are principally regulated by the FRB and the OCC, respectively. At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities

         On November 14, 1996, the Bank entered into an agreement with the OCC ("OCC Agreement") which provides that the Bank (i) will appoint an "Oversight Committee"; (ii) will achieve and maintain specified higher capital levels;
(iii) will develop a three-year capital program which will include, among other things, certain restrictions on dividend payments by the Bank; and (iv) will revise and amend its strategic plan.

         On April 3, 1997, the OCC notified the Bank that since it did not meet the minimum capital levels established for an "adequately capitalized" bank, the Bank was deemed to be "undercapitalized" and was subject to prompt corrective action pursuant to 12 U.S.C. Sec. 1831. As a result, the Bank was subject to restrictions on its ability to pay dividends and management fees and to restrictions on asset growth and expansion. The OCC may also impose other supervisory actions. The Bank was also required to file a capital restoration plan with the OCC before May 19, 1997, which was submitted and approved by the OCC. In June and July, the Company issued $6.2 million in Preferred Stock, the net cash proceeds of which were invested in preferred stock of the Bank. As a result of the issuance of the Preferred Stock and subsequent investment in the Bank, on September 30, 1997, the Company and the Bank were adequately capitalized and no longer subject to such prompt corrective action.

         The Oversight Committee is comprised of three members of the Board of Directors of the Bank, a majority of whom are not employees of the Company. The Oversight Committee, which meets and reports monthly to the Board of Directors, is responsible for monitoring and coordinating compliance by the Bank with the OCC Agreement.

         On February 26, 1998, the Board of Directors of the Bank submitted the Bank's revised strategic plan reflecting the Bank's December 31, 1997, capital ratios. The strategic plan includes objectives for earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments which the Bank intends to promote or develop together with strategies to achieve these objectives. With the submission of the Bank's strategic plan, management believes that it is in compliance with all tenants of the OCC Agreement.

         The Bank periodically submits reports to the OCC evidencing compliance with the OCC Agreement. Even though the Bank meets the required capital levels, the OCC Agreement continues in effect until it is amended or terminated. The OCC Agreement can impair the ability of the Bank to declare and pay dividends to Fidelity on its common stock without the approval of the OCC.

         The OCC Agreement requires the Bank to maintain higher capital ratios than those applicable under OCC regulations for an "adequately capitalized" bank. At December 31, 1997, the capital ratios of the Bank exceed those prescribed by the OCC Agreement.

         For additional information, see Note 2 "Regulatory Agreements" of the Notes to Consolidated Financial Statements.

         The Board of Directors of the Company adopted a resolution ("FRB Agreement") on February 13, 1997, as requested by the Federal Reserve Bank of Atlanta, that prohibits the Company from redeeming its capital stock, paying dividends on Common Stock or incurring debt without prior approval of the FRB.

RECENT ACCOUNTING PRONOUNCEMENTS

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." SFAS 123 encourages companies to adopt the fair value method for expense recognition for all stock-based compensation plans. The Company, in accordance with SFAS 123, has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options.

Beginning on January 1, 1997, the Company adopted the provisions of "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," SFAS No. 125, which provides new accounting and reporting standards for sales, securitizations and servicing of receivable and other financial assets and extinguishments of liabilities and supersedes SFAS 122. SFAS No. 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997, by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of FASB Statement No. 125."

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The statement revises standards for computing and presenting net income per share by (a) replacing primary net income per share with basic net income per share, (b) requiring dual presentation of basic and diluted net income per share for entities with complex capital structures, and
(c) requiring a reconciliation of the basic net income per share computation to diluted net income per share. Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share includes the effect of potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into common shares. The adoption of SFAS No. 128 did not have a material effect on the Company's earnings per share calculations.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities are to use to report information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers.

QUARTERLY FINANCIAL INFORMATION

The following table sets forth, for the periods indicated, certain consolidated quarterly financial information of the Company. This information is derived from unaudited Consolidated Financial Statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this report. The results for any quarter are not necessarily indicative of results for any future period.


CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13

                                                             1997                                       1996
                                          -----------------------------------------   -----------------------------------------
(Dollars in Thousands)                     Fourth      Third     Second      First     Fourth     Third      Second     First
                                           Quarter    Quarter    Quarter    Quarter    Quarter    Quarter   Quarter     Quarter
                                          --------   --------   --------   --------   --------   --------   --------   --------
Interest income                           $ 15,343   $ 15,953   $ 15,611   $ 15,246   $ 15,475   $ 15,644   $ 14,963   $ 13,718
Interest expense                             6,610      6,650      6,429      6,521      6,963      7,151      6,776      5,837
                                          --------   --------   --------   --------   --------   --------   --------   --------
  Net interest income                        8,733      9,303      9,182      8,725      8,512      8,493      8,187      7,881
Provision for loan losses                    2,765      3,400      3,500      4,770     14,027      5,700      3,000      2,400
Noninterest income before
  securities gain                            4,251      4,173      3,581      5,234      5,450      4,053      4,830      3,368
Securities gains                               140         --         --         --        243         79        195         87
                                          --------   --------   --------   --------   --------   --------   --------   --------
Total noninterest income                     4,391      4,173      3,581      5,234      5,693      4,132      5,025      3,455
Noninterest expense                          9,345      9,247      8,771      8,717      9,341      9,521      8,621      8,005
                                          --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes            1,014        829        492        472     (9,163)    (2,596)     1,591        931
Income tax expense (benefit)                   368        288        154        163     (3,417)      (992)       586        328
                                          --------   --------   --------   --------   --------   --------   --------   --------
Net Income (loss)                         $    646   $    541   $    338   $    309   $ (5,745)  $ (1,604)  $  1,005   $    603
                                          ========   ========   ========   ========   ========   ========   ========   ========
Basic and diluted earnings per share      $    .10   $    .09   $    .07   $    .07   $  (1.24)  $   (.35)  $    .22   $    .13
                                          ========   ========   ========   ========   ========   ========   ========   ========

                         REPORT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Directors
Fidelity National Corporation

We have audited the accompanying consolidated statements of condition of Fidelity National Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                        /s/ Ernst & Young LLP
                                                        ---------------------
                                                        Ernst & Young LLP

February 26, 1998

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CONDITION


                                                                    December 31,
                                                         ---------------------------------
                                                              1997                1996
                                                         -------------       -------------
ASSETS

  Cash and due from banks - Note 13                      $  25,843,295       $  29,311,690
  Interest-bearing deposits with banks                       2,349,419           3,300,708
  Federal funds sold                                        41,068,827             343,019
  Investment securities available-for-sale - Note 3         88,007,985          69,677,643
  Investment securities held-to-maturity
      (fair values of $37,924,411 and $7,714,219
      for 1997 and 1996, respectively) - Note 3             37,925,224           7,832,916
  Loans held-for-sale                                        4,360,765          38,105,868
  Loans, net of unearned income - Note 4                   432,820,665         429,283,563
  Allowance for loan losses - Note 4                       (14,319,591)        (16,510,842)
                                                         -------------       -------------
  Loans, net                                               418,501,074         412,772,721
  Premises and equipment, net - Note 5                      20,517,650          19,799,079
  Other real estate - Note 4                                 2,259,704             566,751
  Accrued interest receivable                                4,492,422           5,007,876
  Other assets                                              12,477,638          18,702,026
                                                         -------------       -------------
      Total assets                                       $ 657,804,003       $ 605,420,297
                                                         =============       =============
LIABILITIES
  Deposits - Note 6
      Noninterest-bearing demand deposits                $  87,054,288       $  73,877,369
      Interest-bearing deposits:
          Demand and money market                           83,756,126          78,451,267
          Savings                                           21,748,732          38,867,549
          Time deposits, $100,000 and over                  98,190,352          94,465,163
          Other time deposits                              277,567,827         259,051,981
                                                         -------------       -------------
               Total deposits                              568,317,325         544,713,329
  Short-term borrowings - Note 7                            16,367,839          17,183,769
  Long-term debt - Note 8                                   15,800,000          16,500,000
  Accrued interest payable                                   3,192,701           3,502,631
  Other liabilities                                          1,906,800           2,447,752
                                                         -------------       -------------
               Total liabilities                           605,584,665         584,347,481
                                                         -------------       -------------
Commitments and contingencies - Notes 13 and 14

SHAREHOLDERS' EQUITY - Notes 2 and 11
  Preferred Stock, no par value. Authorized
    10,000,000 and none in 1996; 984,000 shares
    of Non-cumulative 8% Convertible Preferred
    Stock - Series A, stated value $6.25 in 1997;
    none in 1996                                             6,150,000                  --
  Common Stock, no par value. Authorized
    50,000,000; issued 8,125,499 and 4,665,256;
    outstanding 8,114,407 and 4,654,164 in 1997
    and 1996, respectively                                  34,943,110          11,878,597
  Treasury stock                                               (69,325)            (69,325)
  Net unrealized gains (losses) on investment
    securities available-for-sale, net of tax                  208,694            (140,241)
  Retained earnings                                         10,986,859           9,403,785
                                                         -------------       -------------
               Total shareholders' equity                   52,219,338          21,072,816
                                                         -------------       -------------
    Total liabilities and shareholders' equity           $ 657,804,003       $ 605,420,297
                                                         =============       =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Years ended December 31,
                                                         -------------------------------------------------
                                                             1997              1996               1995
                                                         ------------      ------------       ------------
INTEREST INCOME
    Loans, including fees                                $ 56,010,450      $ 54,333,446       $ 43,722,346
    Investment securities:
         Taxable                                            4,835,128         4,956,072          4,024,715
         Tax-exempt
                                                                   --                --                360
    Federal funds sold                                      1,238,941           436,649            323,622
    Deposits with other banks                                  68,463            74,104              8,947
                                                         ------------      ------------       ------------
         Total interest income                             62,152,982        59,800,271         48,079,990

INTEREST EXPENSE
    Deposits - Note 6                                      24,236,294        24,532,698         17,927,967
    Short-term borrowings                                     485,593           692,591            589,733
    Long-term debt                                          1,487,673         1,501,487            353,116
                                                         ------------      ------------       ------------
         Total interest expense                            26,209,560        26,726,776         18,870,816

NET INTEREST INCOME                                        35,943,422        33,073,495         29,209,174
    Provision for loan losses - Note 4                     14,435,000        25,127,000          8,090,000
                                                         ------------      ------------       ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        21,508,422         7,946,495         21,119,174

NONINTEREST INCOME
    Service charges on deposit accounts                     2,096,948         1,737,145          1,484,835
    Credit card fees                                        3,083,913         2,927,992          2,470,531
    Mortgage banking activities                             4,902,945         6,900,260          3,337,767
    Securities gains, net - Note 3                            140,090           603,977            854,919
    Other - Note 15                                         7,154,860         6,135,848          3,531,359
                                                         ------------      ------------       ------------
         Total noninterest income                          17,378,756        18,305,222         11,679,411

NONINTEREST EXPENSE
    Salaries and employee benefits - Note 10               17,012,788        16,411,631         11,794,559
    Furniture and equipment                                 2,293,866         1,722,979          1,389,858
    Net occupancy                                           2,974,877         2,596,155          1,905,762
    Credit card processing and transaction fees             2,814,563         3,030,290          1,973,557
    Amortization of mortgage servicing rights                 788,201         1,927,250          1,136,299
    Other - Note 15                                        10,195,859         9,800,355          7,383,149
                                                         ------------      ------------       ------------
         Total noninterest expense                         36,080,154        35,488,660         25,583,184
                                                         ------------      ------------       ------------

         Income (loss) before income taxes                  2,807,024        (9,236,943)         7,215,401

         Income tax expense (benefit) - Note 9                972,875        (3,495,212)         2,566,019
                                                         ------------      ------------       ------------

NET INCOME (LOSS)                                        $  1,834,149      $ (5,741,731)      $  4,649,382
                                                         ============      ============       ============

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS       $  1,583,074      $ (5,741,731)      $  4,649,382
                                                         ============      ============       ============

BASIC AND DILUTED EARNINGS PER SHARE                     $       0.33      $      (1.24)      $       1.01
                                                         ============      ============       ============

Weighted average shares outstanding                         4,831,364         4,619,530          4,608,383
                                                         ============      ============       ============


See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      Years ended December 31,
                                                                        -----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                         1997                1996                1995
                                                                        -------------       -------------       -------------
  Net income (loss)                                                     $   1,834,149       $  (5,741,731)      $   4,649,382
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Provision for loan losses                                              14,435,000          25,127,000           8,090,000
    Depreciation and amortization of premises and equipment                 1,979,847           1,481,379           1,097,090
    Amortization of mortgage servicing rights                                 788,201           1,927,250           1,136,299
    Additions of originated mortgage servicing rights                        (343,974)           (893,878)         (1,031,548)
    Purchases of investments held in trading accounts                              --                  --                  --
    Securities gains, net                                                    (140,090)           (603,977)           (854,919)
    Gain on loan sales and securitization                                    (920,983)           (672,012)           (228,641)
    Decrease (increase) in loans held-for-sale                             33,745,103           9,006,667         (44,887,263)
    Net decrease (increase) in accrued interest receivable                    515,454          (1,430,014)           (984,844)
    Net (decrease) increase in accrued interest payable                      (309,930)            895,829             838,033
    Net (decrease) increase in other liabilities                             (540,952)            502,481            (757,175)
    Net decrease (increase) in other assets                                 5,780,161          (7,504,116)            229,358
    Other, net                                                                (21,403)             54,117             (87,167)
                                                                        -------------       -------------       -------------
         Net cash flows provided by (used in) operating activities         56,800,583          22,148,995         (32,791,395)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of investment securities held-to-maturity                   (30,092,474)        (33,294,485)        (11,038,682)
    Maturities of investment securities held-to-maturity                           --          30,375,000          14,056,006
    Sales of investment securities available-for-sale                       9,117,568          43,781,536          34,233,853
    Purchases of investment securities available-for-sale                 (79,833,616)        (65,077,185)        (43,826,318)
    Maturities of investment securities available-for-sale                 52,983,590           3,728,880          12,956,531
    Net increase in loans                                                (146,410,725)       (286,040,758)        (57,917,324)
    Purchases of mortgage servicing rights                                         --                  --          (4,981,096)
    Purchases of premises and equipment                                    (2,698,418)        (10,692,025)         (2,863,948)
    Proceeds from sale of loans                                           125,158,018         203,543,314          21,125,520
    Proceeds from sales of other real estate                                  327,644             345,575             961,712
                                                                        -------------       -------------       -------------
         Net cash flows used in investing activities                      (71,448,413)       (113,330,148)        (37,293,746)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand deposits, money market
       accounts, and savings accounts                                       1,362,961          (5,693,692)         30,392,930
    Net increase in time deposits                                          22,241,035          83,899,712          53,098,658
    Proceeds from issuance of long-term debt                                       --                  --          16,250,000
    Proceeds from issuance of Preferred Stock                               5,650,000                  --                  --
    Proceeds from issuance of Common Stock                                 23,466,963             575,191                  --
    Repayment of long-term debt                                              (700,000)           (250,000)         (1,991,000)
    (Decrease) increase in short-term borrowings                             (815,930)          8,938,578         (10,695,102)
    Dividends paid                                                           (251,075)           (692,909)           (644,135)
                                                                        -------------       -------------       -------------
         Net cash flows provided by financing activities                   50,953,954          86,776,880          86,411,351
                                                                        -------------       -------------       -------------
         Net increase (decrease) in cash and cash equivalents              36,306,124          (4,404,273)         16,326,210

Cash and cash equivalents, beginning of year                               32,955,417          37,359,690          21,033,480
                                                                        -------------       -------------       -------------
Cash and cash equivalents, end of year                                  $  69,261,541       $  32,955,417       $  37,359,690
                                                                        =============       =============       =============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
           Interest                                                     $  26,519,490       $  25,830,947       $  18,032,783
                                                                        =============       =============       =============
           Income taxes                                                 $     700,000       $   1,375,000       $   2,163,000
                                                                        =============       =============       =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                Net
                                                                                             unrealized
                                                                                                gains
                                                                                             (losses) on
                                Preferred Stock         Common Stock       Treasury Stock    Investment
                              -------------------  ----------------------  ----------------  Securities                   Total
                                                                                              Available-    Retained   Shareholders'
                               Shares    Amount      Shares      Amount    Shares   Amount     for-Sale     Earnings      Equity
                              -------  ----------  ---------  -----------  ------  --------  ------------  ----------  ------------
BALANCE JANUARY 1, 1995            --  $       --  4,200,600  $ 5,125,000  11,092  $(69,325) $(1,637,177)  $18,838,42  $21,430,082
Net income                         --          --         --           --      --        --           --    4,649,382    4,649,382
Dividends declared ($.1398
  per share)                       --          --         --           --      --        --           --     (644,135)    (641,135)
10% stock dividend                 --          --    418,875    6,178,406      --        --           --   (6,178,406)          --
Change in net unrealized
  gains (losses) on
  investment securities
  available-for-sale,
  net of tax                       --          --         --           --      --        --    2,326,951           --    2,326,951
                              -------  ----------  ---------  -----------  ------  --------  -----------  -----------  -----------

BALANCE DECEMBER 31, 1995          --          --  4,619,475   11,303,406  11,092   (69,325)     689,774   15,838,425   27,762,280
Net loss                           --          --         --           --      --        --           --   (5,741,731)  (5,741,731)
Dividends declared ($.15
  per share)                       --          --         --           --      --        --           --     (692,909)    (692,909)
Common Stock issued under
  Employee Stock
  Purchase Plan                    --          --      1,766       19,502      --        --           --           --       19,502
Issuance of Common Stock
  to Directors                     --          --     44,015      555,689      --        --           --           --      555,689
Change in net unrealized
  gains (losses) on
  investment securities
  available-for-sale,
  net of tax                       --          --         --           --      --        --     (830,015)          --     (830,015)
                              -------  ----------  ---------  -----------  ------  --------  -----------  -----------  -----------

BALANCE DECEMBER 31, 1996          --          --  4,665,256   11,878,597  11,092   (69,325)    (140,241)   9,403,785   21,072,816
Net income                         --          --         --           --      --        --           --    1,834,149    1,834,149
Preferred Stock issued        984,000   6,150,000         --     (500,000)     --        --           --           --    5,650,000
Common Stock issued through
  public offering                  --          --  3,450,000   23,466,963      --        --           --           --   23,466,963
Common Stock issued under
  Employee Stock
  Purchase Plan                    --          --     10,243       97,550      --        --           --           --       97,550
Preferred Dividends
  declared ($.26 per
  share)                           --          --         --           --      --        --           --     (251,075)    (251,075)
Change in net unrealized
  gains (losses) on
  investment securities
  available-for-sale,
  net of tax                       --          --         --           --      --        --      348,935           --      348,935
                              -------  ----------  ---------  -----------  ------  --------  -----------  -----------  -----------
BALANCE DECEMBER 31, 1997     984,000  $6,150,000  8,125,499  $34,943,110  11,092  $(69,325) $   208,694  $10,986,859  $52,219,338
                              =======  ==========  =========  ===========  ======  ========  ===========  ===========  ===========


See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries (collectively the "Company"). Fidelity National Corporation ("Fidelity") owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity National Mortgage Corporation is a wholly owned subsidiary of the Bank. The Company is engaged in the financial services industry and offers traditional banking, mortgage, trust, and investment services to its customers, who are generally individuals and small to medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The financial statements have been prepared in conformity with generally accepted accounting principles followed within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, servicing assets and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold within one-day periods.

INVESTMENT SECURITIES. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" the Company classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. The Company had no trading securities at December 31, 1997 or 1996. Held-to-maturity securities are those securities for which the Company has the ability and positive intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

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

LOANS AND INTEREST INCOME. Loans are reported at principal amounts outstanding net of unearned income and deferred loan fees and costs. Interest income is recognized in a manner that results in a level yield on principal amounts outstanding. The accrual of interest is discontinued when, in management's judgment, it is determined that the collectibility of interest or principal is doubtful.

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

         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment. SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," does not apply to large groups of smaller balance, homogeneous loans, which are consumer installment and credit card loans, and which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of the statement. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated, or after full principal has been recovered when collection of interest is in question.

CREDIT CARDS. Costs related to the origination of credit cards are capitalized and amortized over one year using the straight-line method. The net amount of capitalized costs remaining as of December 31, 1997 and 1996 is $38,000 and $219,000, respectively.

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

LOANS HELD-FOR-SALE. Loans held-for-sale include mortgage loans at December 31, 1997, and mortgage loans and certain indirect automobile loans at December 31, 1996. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 1997 or 1996, and fair values for such loans held-for-sale approximated or exceeded their carrying values.

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

INCOME PER COMMON SHARE. The Company has adopted the provisions of SFAS No. 128, "Earnings Per Share." SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the requirements of SFAS 128.

MORTGAGE BANKING ACTIVITIES. Effective January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which superseded SFAS No. 122. SFAS No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Prior to the issuance of SFAS No. 122, capitalization of mortgage servicing rights was limited to servicing rights purchased from third parties. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows determined using assumptions that market participants would use in estimating future net servicing income which includes discount rate, prepayment estimate, and per loan cost to service. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the amortized capitalized mortgage servicing rights for each stratum exceeds the current fair value. Impairment losses are recognized as reductions in the carrying value of the asset, through the use of a valuation allowance.

         During 1997 and 1996, the Company capitalized approximately $343,000 and $894,000, respectively of originated servicing rights and recorded amortization of approximately $429,000 and $573,000, respectively and recorded a valuation allowance of approximately $14,000 and $49,000, respectively related to those rights. These amounts are included in other assets. The estimated fair value of originated and purchased mortgage servicing rights at December 31, 1997 and 1996, was approximately $3,200,000 and $7,400,000, respectively.

STOCK OPTIONS. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1996, the Financial Accounting Standards Board issued "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS No. 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997, by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of FASB Statement No. 125." These standards were adopted as required in 1997, and did not have a material impact on the Company's financial position or results of operations.

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities are to use to report information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers.

2 - REGULATORY AGREEMENTS

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

         In 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act") was adopted. Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital.

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

         The following table depicts the Company's capital ratios at December 31, 1997 and 1996, in relation to the minimum capital ratios established by the regulations of the FRB (Dollars In Thousands):


                                     December 31, 1997         December 31, 1996
                                    -------------------      ---------------------
                                     Amount     Percent       Amount       Percent
                                    -------     -------      --------      -------
Tier 1 Capital:
  Actual                            $48,979       9.91%      $ 17,052        3.40%
  Minimum                            19,761       4.00         20,059        4.00
                                    -------      -----       --------       -----
  Excess (Deficiency)               $29,218       5.91%      $ (3,007)       (.60)%
                                    =======      =====       ========       =====
Total risk-based capital:
  Actual                            $71,075      14.38%      $ 31,976        6.38%
  Minimum                            39,582       8.00         40,118        8.00
                                    -------      -----       --------       -----
  Excess (Deficiency)               $31,443       6.38%      $ (8,142)      (1.62)%
                                    =======      =====       ========       =====
Tier 1 Capital Leverage Ratio:
  Actual                                          8.00%                      2.67%
  Minimum                                         3.00                       3.00
                                                 -----                      -----
  Excess (Deficiency)                             5.00%                      (.33)%
                                                 =====                      =====

         The risk-based capital ratios of the Company and the Bank are calculated under the guidelines by dividing their respective qualifying total capital by their respective total risk-weighted assets. The Company's qualifying total capital and total risk-weighted assets are determined on a fully consolidated basis. Total qualifying capital is comprised of the sum of core capital elements and supplementary capital elements. Tier 1 capital excludes any net unrealized gains or losses resulting from the implementation of SFAS No.
115. Tier 2 capital includes subordinated debt and the allowance for credit losses, subject to limitations.

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

         On April 3, 1997, the OCC notified the Bank that since it did not meet the minimum capital levels established for an "adequately capitalized" bank as of December 31, 1996, the Bank was deemed to be "undercapitalized" and was subject to prompt corrective action pursuant to 12 U.S.C. Sec. 1831. As a result, the Bank was subject to restrictions on its ability to pay dividends and management fees and to restrictions on asset growth and expansion. In June and July 1997, the Company issued $6.15 million in Preferred Stock, the net cash proceeds of which were invested in preferred stock of the Bank.

         In December 1997, the Company sold in a public offering 3,450,000 shares of Common Stock at a price of $7.50 per share. The proceeds of this offering, net of issuance costs, were used to increase FNB's capital ratios and for general corporate purposes.

         The Oversight Committee is comprised of three members of the Board of Directors of the Bank, a majority of whom are not employees of the Company. The Oversight Committee, which meets and reports monthly to the Board of Directors, is responsible for monitoring and coordinating compliance by the Bank with the OCC Agreement.

         On February 26, 1998, the Board of Directors of the Bank submitted the Bank's revised strategic plan reflecting the Bank's December 31, 1997, capital ratios. The strategic plan includes objectives for earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments which the Bank intends to promote or develop together with strategies to achieve these objectives.

         The Bank periodically submits reports to the OCC evidencing compliance with the OCC Agreement. Even though the Bank meets the required capital levels, the OCC Agreement continues in effect until it is amended or terminated. The OCC Agreement can impair the ability of the Bank to declare and pay dividends to the Company.

         The OCC Agreement requires the Bank to maintain higher capital ratios than those applicable under OCC regulations for an "adequately capitalized" bank. At December 31, 1997, the capital ratios of the Bank exceed those prescribed by the OCC Agreement. As of its most recent notification from the OCC, the Bank is considered by the OCC to be "adequately capitalized." Management is aware of no events or conditions since that notification that would change such category. The table below sets forth the capital requirements for the Bank under OCC regulations, under the OCC Agreement and the Bank's capital ratios at December 31, 1997:


                                     OCC Regulations
                                -------------------------
                                 Adequately       Well            OCC            Actual
Capital Ratios                  Capitalized   Capitalized      Agreement   December 31, 1997
-------------------             -----------   -----------      ---------   -----------------
Leverage                            4.00%         5.00%          6.00%             7.46%
Risk-Based Capital:
  Tier 1                            4.00          6.00           7.00              9.23
  Total                             8.00         10.00          11.00             12.53

         Under the terms of the OCC Agreement, the Bank is permitted to pay dividends on the preferred stock issued by the Bank to the Company, so long as the Bank's capital ratios are at least 4% for leverage, 4% for Tier 1 risk-based capital and 8% for total risk-based capital.

         Fidelity's Board of Directors on February 13, 1997, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("FRB Agreement"). The FRB Agreement, among other things, prohibits Fidelity from redeeming its capital stocks, paying dividends on the Common Stock or incurring debt without prior approval of the FRB. The FRB agreement continues until cancelled by the FRB. Set forth below are pertinent capital ratios for the Company under the FRB regulation as of December 31, 1997:


                                     Adequately         Well               Actual
Capital Ratios                      Capitalized     Capitalized      December 31, 1997
-------------------                 -----------     -----------      -----------------
Leverage                                3.00%           5.00%               8.00%
Risk-Based Capital:
  Tier 1                                4.00            6.00                9.91
  Total                                 8.00           10.00               14.38

         Generally, dividends that may be paid by the Bank to the Company are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. At December 31, 1997, total shareholders' equity of the Bank was $49 million.

3 - INVESTMENT SECURITIES

         Investment securities at December 31, 1997 and 1996, are summarized as follows:

                                                                           Gross         Gross
                                                         Amortized      Unrealized    Unrealized          Fair
                                                            Cost           Gains         Losses           Value
                                                        -----------     ----------    ----------       -----------
Securities available-for-sale at December 31, 1997
  U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                $73,261,961      $212,240      $ (14,376)      $73,459,825
  Mortgage-backed securities                             14,409,423       141,440         (2,703)       14,548,160
                                                        -----------      --------      ---------       -----------
    Total                                               $87,671,384      $353,680      $ (17,079)      $88,007,985
                                                        ===========      ========      =========       ===========

Securities available-for-sale at December 31, 1996
  U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                $48,149,420      $ 89,187      $(301,169)      $47,937,438
  Mortgage-backed securities                             21,754,422        63,558        (77,775)       21,740,205
                                                        -----------      --------      ---------       -----------
    Total                                               $69,903,842      $152,745      $(378,944)      $69,677,643
                                                        ===========      ========      =========       ===========

Securities held-to-maturity December 31, 1997
  U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies                $21,010,285      $ 15,540      $      --       $21,025,825
  Mortgage-backed securities                             14,489,939            --        (16,353)       14,473,586
  Other securities                                        2,425,000            --             --         2,425,000
                                                        -----------      --------      ---------       -----------
    Total                                               $37,925,224      $ 15,540      $ (16,353)      $37,924,411
                                                        ===========      ========      =========       ===========

Securities held-to-maturity at December 1996
  U.S. Treasury securities and obligations of U.S.
    Government corporation and agencies                 $ 5,979,017      $     --      $(118,697)      $ 5,860,320
  Other securities                                        1,853,899            --             --         1,853,899
                                                        -----------      --------      ---------       -----------
      Total                                             $ 7,832,916      $     --      $(118,697)      $ 7,714,219
                                                        ===========      ========      =========       ===========

         Proceeds from sales of investment securities available-for-sale during 1997 and 1996 were $9,117,568 and $43,781,536, respectively. Gross gains of $140,090 and $603,977 for 1997 and 1996, respectively, were realized on those sales. Proceeds from the sale of investment securities were $34,233,853 in 1995 with related gross gains of $917,786 and gross losses of $62,867. Income tax expense related to the sale of securities was $49,816, $214,776 and $304,036 in 1997, 1996 and 1995, respectively. There were no investments held in trading accounts during 1997, 1996 or 1995.

         The following table depicts amortized cost and estimated fair value of investment securities at December 31, 1997 and 1996 by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which primarily consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock, are not included in the following table as they have no stated maturity.


                                                             December 31, 1997                 December 31, 1996
                                                        ----------------------------      ----------------------------
                                                         Amortized          Fair           Amortized          Fair
                                                            Cost            Value            Cost             Value
                                                        -----------      -----------      -----------      -----------
AVAILABLE-FOR-SALE
  U.S. Treasury Securities and obligations of U.S.
    Government corporations and agencies
    Due in one year or less                             $34,850,094      $34,856,375      $17,992,660      $17,992,660
    Due after five years through ten years               25,441,677       25,577,705       17,436,200       17,361,645
    Due after ten years or more                          12,970,190       13,025,745       12,720,560       12,583,133
                                                        -----------      -----------      -----------      -----------
                                                         73,261,961       73,459,825       48,149,420       47,937,438
  Mortgage-backed securities                             14,409,423       14,548,160       21,754,422       21,740,205
                                                        -----------      -----------      -----------      -----------
    Total                                               $87,671,384      $88,007,985      $69,903,842      $69,677,643
                                                        ===========      ===========      ===========      ===========

HELD-TO-MATURITY
  U.S. Treasury securities and obligations of U.S.
    Government corporations and agencies
    Due after ten years                                 $21,010,285      $21,025,825      $ 5,979,017      $ 5,860,320
  Mortgage-backed securities
                                                         14,489,939       14,473,586               --               --
                                                        -----------      -----------      -----------      -----------
    Total                                               $35,500,224      $35,499,411      $ 5,979,017      $ 5,860,320
                                                        ===========      ===========      ===========      ===========


         Investment securities with a carrying value of approximately $58,330,000 and $56,280,000 at December 31, 1997 and 1996, respectively, were pledged as collateral for public deposits, securities sold under agreements to repurchase, and for other purposes required by law.

4 - LOANS

         Loans outstanding, by classification, are summarized as follows:

                                                                    December 31,
                                                           ------------------------------
                                                               1997              1996
                                                           ------------      ------------
                  Credit cards                             $119,864,009      $143,781,711
                  Real estate-mortgage                       64,601,854        71,718,792
                  Real estate-construction                   44,535,553        56,325,014
                  Commercial, financial and agricultural     51,696,075        43,945,706
                  Consumer installment                      152,123,174       113,512,340
                                                           ------------      ------------
                    Total loans                             432,820,665       429,283,563

                  Less:
                    Allowance for loan losses                14,319,591        16,510,842
                                                           ------------      ------------
                    Loans, net                             $418,501,074      $412,772,721
                                                           ============      ============


         Loans held for sale at December 31, 1997, totaled $4,360,765, all of which were mortgage loans. The Company, through one of its subsidiaries, had loan participations sold without recourse in the amount of $6.3 and $7.5 million at December 31, 1997 and 1996, respectively. The Company, through its mortgage subsidiary, was servicing loans for others of approximately $233.2 million, $580.0 million, and $882.6 million at December 31, 1997, 1996 and 1995, respectively.

         Loans in nonaccrual status amounted to approximately $1,422,000, $2,940,000 and $3,105,000 at December 31, 1997, 1996 and 1995, respectively. The allowance for loan losses related to these impaired loans was $56,000, $561,000 and $383,000 at December 31, 1997, 1996 and 1995. The average recorded investment in impaired loans during 1997, 1996 and 1995 was $1,592,000, $3,135,000 and $1,689,028, respectively. If such impaired loans had been on a full accruing basis, interest income on these loans would have been approximately $73,000, $278,000 and $51,000 in 1997, 1996 and 1995,
respectively.

         Loans totaling approximately $2,011,000, $237,600 and $554,500 were transferred to other real estate in 1997, 1996 and 1995, respectively. There were no sales of other real estate in 1997 and 1996 financed by the Company. The Company financed other real estate sales of approximately $401,000 in 1995. Loans are reported net of deferred loan fees of $63,591, $104,669 and $389,355 at December 31, 1997, 1996 and 1995, respectively.

         The Company has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk. The following is a summary of activity during 1997 for such loans:


     Loan balances at December 31, 1996                          $ 3,270,741
     New loans                                                     1,945,862
     Loan repayments                                              (1,797,970)
                                                                 -----------
     Loan balances at December 31, 1997                          $ 3,418,633
                                                                 ===========


The following is a summary of activity in the allowance for loan losses:


                                         1997               1996               1995
                                     ------------       ------------       -----------
Balance at beginning of year         $ 16,510,842       $  5,536,504       $ 4,343,657
Provision for loan losses              14,435,000         25,127,000         8,090,000
Loans charged off:
 Credit cards                         (14,734,739)       (13,156,340)       (7,051,268)
 Other loans                           (3,521,443)        (1,659,492)         (388,119)
Recoveries on loans charged off         1,629,931            663,170           542,234
                                     ------------       ------------       -----------
Balance at end of year               $ 14,319,591       $ 16,510,842       $ 5,536,504
                                     ============       ============       ===========

5 - PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:

                                                              December 31,
                                                      --------------------------
                                                          1997           1996
                                                      -----------    -----------
     Land                                             $ 2,735,320    $ 2,735,320
     Buildings and improvements                        11,014,127     11,219,182
     Furniture and equipment                           16,411,152     13,543,963
                                                      -----------    -----------
                                                       30,160,599     27,498,465
     Less accumulated depreciation and amortization     9,642,949      7,699,386
                                                      -----------    -----------
     Premises and equipment, net                      $20,517,650    $19,799,079
                                                      ===========    ===========

         At December 31, 1997, the Company had entered into two leases at market terms with two corporations, one of which a director of the Company is a director and the chief executive officer , and the other corporation of which a director of the Company is a majority shareholder. The first lease is a bank branch, for approximately 35,000 square feet at an approximate annual rate of $17 per square foot, subject to pro rata increases for any increases in taxes, insurance, utilities, and maintenance. The second lease is for a 2,200 square foot bank branch at an approximate annual rate of $11 per square foot, subject to pro rata increases for any increases in taxes and insurance.

6 - DEPOSITS

         Time deposits over $100,000 as of December 31, 1997 and 1996, were $98,190,352 and $94,465,163, respectively. Maturities for time deposits over $100,000 as of December 31, 1997, in excess of one year are as follows:
$6,627,052 in one to two years, $3,937,313 in two to three years, $3,517,492 in three to five years, and $1,319,932 after five years. Related interest expense was $5,131,909, $5,042,964 and $3,920,000 for the years ended December 31, 1997,
1996 and 1995 respectively. Included in demand and money market deposits were NOW accounts totaling $39,673,545 and $37,322,255 at December 31, 1997 and 1996, respectively.

7 - SHORT-TERM BORROWINGS

     Short-term borrowings are summarized as follows:

                                                                     December 31,
                                                             ---------------------------
                                                                 1997            1996
                                                             -----------     -----------
     Federal funds purchased                                 $        --     $   500,000
     Securities sold under agreements to repurchase           16,367,839      16,683,769
                                                             -----------     -----------
      Total                                                  $16,367,839     $17,183,769
                                                             ===========     ===========

         The above borrowings mature either overnight or on a fixed maturity not to exceed three months. At December 31, 1997, the Company had a line of credit with the Federal Home Loan Bank to borrow up to a maximum of $10 million under a warehouse line of credit and a maximum additional line of credit of $50 million, both of which require loans secured by real estate, investment securities or other acceptable collateral. The Bank also has unsecured short term lines of credit available with several financial institutions totaling $12 million. Interest expense on Federal Home Loan Bank advances was $36,720 in 1997 and $158,838 in 1996. The weighted average rate on short-term borrowings outstanding at December 31, 1997 and 1996, was 3.17% and 3.06%, respectively.

8 - LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                                             December 31,
                                                                                     ----------------------------
                                                                                         1997             1996
                                                                                     -----------      -----------
     Junior subordinated Series A capital notes with interest at prime plus 2%
          due December 15, 1999; interest payable quarterly                          $    50,000      $   250,000
     Subordinated capital notes with interest at 11% through March 27, 2000, and at prime plus 2% thereafter, due March 27, 2002, interest payable
          quarterly                                                                      750,000        1,000,000
     Subordinated capital notes with interest at prime due October 1, 2002,
          interest payable quarterly                                                          --          250,000
     8.5% subordinated notes due January 31, 2006, interest payable quarterly         15,000,000       15,000,000
                                                                                     -----------      -----------
              Total                                                                  $15,800,000      $16,500,000
                                                                                     ===========      ===========

     Note maturities as of December 31, 1997, are summarized as follows:

                                                                                        Amount
                                                                                     -----------
         1998                                                                        $        --
         1999                                                                             50,000
         2000                                                                                 --
         2001                                                                                 --
         2002                                                                            750,000
         Thereafter                                                                   15,000,000
                                                                                     -----------
           Total                                                                     $15,800,000
                                                                                     ===========

         On December 12, 1995, the Company issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, the Company has the right to redeem them on or after January 31, 2001, at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, the Company may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of the Company for the three-year period ending on the applicable declaration date. The cumulative consolidated net income of the Company for the three-year period ended December 31, 1997, was $742,000 and the dividends paid during such period were $1.6 million. In addition, no dividend can be declared on the capital stock of the Company if an event of default has occurred and is continuing under the Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million. The Company violated this provision during 1997 with the declaration of a preferred stock dividend. Although a technical event of default has occurred under the provisions of the Notes, the remedies available do not include acceleration of the debt.

         The subordinated notes due March 27, 2002, may be redeemed at the option of the Company at any time after March 27, 2000, without penalty. All other subordinated notes may be redeemed at the option of the Company without penalty.

         There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 1997.

9 - INCOME TAXES

Income tax expense (benefit) attributable to income from continuing operations consists of:

                                         Current           Deferred            Total
                                       -----------       -----------       -----------
    Year ended December 31, 1997:
         Federal                       $   702,777       $   153,069       $   855,846
         State                                  --           117,029           117,029
                                       -----------       -----------       -----------
                                       $   702,777       $   270,098       $   972,875
                                       ===========       ===========       ===========

    Year ended December 31, 1996:
         Federal                       $ 1,006,128       $(4,124,579)      $(3,118,451)
         State                                  --          (376,761)         (376,761)
                                       -----------       -----------       -----------
                                       $ 1,006,128       $(4,501,340)      $(3,495,212)
                                       ===========       ===========       ===========

    Year ended December 31, 1995:
         Federal                       $ 2,366,181       $   184,263       $ 2,550,446
         State                                  --            15,573            15,573
                                       -----------       -----------       -----------
                                       $ 2,366,181       $   199,838       $ 2,566,019
                                       ===========       ===========       ===========

         Income tax expense (benefit) differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                       1997              1996              1995
                                                                   -----------       -----------       -----------
Taxes at statutory rate                                            $   954,388       $(3,140,561)      $ 2,453,236
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of Federal income tax benefit           77,239          (248,662)           10,278
  Tax exempt income                                                    (23,014)          (22,770)          (35,848)
  Other, net                                                           (35,738)          (83,219)          138,353
                                                                   -----------       -----------       -----------
    Income tax expense (benefit)                                   $   972,875       $(3,495,212)      $ 2,566,019
                                                                   ===========       ===========       ===========

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                   Deferred Tax
                                            -----------------------------------------------------------
                                                       1997                           1996
                                            ---------------------------     ---------------------------
                                              Assets        Liabilities       Assets        Liabilities
                                            ----------      -----------     ----------      -----------
State tax credit carryforwards              $  242,893      $       --      $  208,091      $       --
Allowance for loan losses                    3,762,518              --       4,010,988              --
Accelerated depreciation                            --         465,718              --         514,645
Accretion on U.S. Treasury securities               --          37,391              --          29,440
Deferred loan fees                                  --         122,912              --         289,598
Other real estate                               41,050              --          41,050              --
Unearned income                                151,683              --         296,975              --
Unrealized holding gains on securities
    securities available-for-sale                   --          63,579          85,865              --
Capitalized mortgage servicing rights               --         206,521              --         284,329
Other                                           78,463          14,572          94,722           2,497
                                            ----------      ----------      ----------      ----------
                                            $4,276,607      $  910,693      $4,737,691      $1,120,509
                                            ==========      ==========      ==========      ==========

10 - EMPLOYEE BENEFITS

         The Chairman and the President of the Bank have entered into employment agreements with the Bank for three-year periods commencing January 1, 1998, and September 15, 1997, respectively, providing for the payment of or reimbursement of certain split-dollar life, term life and disability insurance plans.

         The Company maintains a 401(k) defined contribution retirement savings plan for employees age 18 or older who have obtained ninety days of service. Employee contributions to the plan are voluntary. The Company matches up to 15% of the participants' eligible contributions. For the years ended December 31, 1997, 1996 and 1995, the Company contributed $62,348, $71,873 and $136,187, respectively, to the plan.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         The Company's 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 500,000 shares of the Company's Common Stock. All options granted have 5 to 7 year terms and vest and become fully exercisable at the end of 4 to 5 years of continued employment.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                                                       Weighted
                                                                        Average
                                                          Number    Exercise Price
                                                         -------    --------------
                  Under option, January 1, 1997               --        $  --
                  Granted                                250,000         9.15
                  Exercised                                   --           --
                  Expired                                     --           --
                                                         -------        -----
                  Under option, December 31, 1997        250,000        $9.15
                                                         =======        =====

         At December 31, 1997 there were 250,000 options outstanding at a price ranging from $9.00 to $9.90, with a weighted average price of $9.15. The weighted average remaining contractual term of the options is six years.

                                                                     Year Ended December 31, 1997
                                                               -----------------------------------------
                                                                              Net Income      Net Income
                                                                   Net         Per Share      Per Share
                                                                 Income          Basic         Diluted
                                                               ----------     ----------      ----------
                  As reported                                  $1,834,149       $ 0.33         $ 0.33
                  Stock based compensation net of related
                        tax effect                                (25,662)       (0.01)         (0.01)
                                                               ----------       ------         ------
                  As adjusted                                  $1,808,487       $ 0.32         $ 0.32
                                                               ==========       ======         ======

         The per share weighted fair value of stock options granted during 1997 was $2.77 using the Black-Scholes option pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of options using the following assumptions:

                                                                                           1997
                                                                                          ------
                  Risk-free rate                                                           5.12%
                  Expected life of the options (in years)                                   5-7
                  Expected dividends (as a percent of the fair value of the stock)            0%
                  Volatility                                                              27.50%

11 - SHAREHOLDERS' EQUITY

         In addition to the previously mentioned regulatory agreements, dividends that may be paid by the Bank to Fidelity are subject to certain other regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. For additional dividend restrictions see
Note 8. At December 31, 1997, total shareholders' equity of the Bank was approximately $48.6 million. Also, under current Federal Reserve System regulations, the Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 1997, there were no loans outstanding from the Bank to Fidelity.

         During mid-1997 the Company sold, in a private placement, $6.15 million Non-Cumulative 8% Convertible Preferred Stock, Series A ("Preferred Stock"). In December 1997, the Company sold in a public offering 3,450,000 shares of Common Stock at a price of $7.50 per share. The proceeds, net of stock issuance costs, from the Preferred Stock and Common Stock offerings were $5.6 million and $23.5 million, respectively. The proceeds were used to provide additional capital to the Bank and for general corporate purposes. In connection with the public offering, the Company agreed to issue to Raymond James & Associates, Inc. warrants to purchase 150,000 shares of Common Stock at a purchase price of $8.25 per share. The warrants are exercisable during the four-year period commencing December 12, 1998.

         As of December 31, 1997, there were 984,000 shares of Preferred Stock issued and outstanding. Each share of Preferred Stock may be converted by the holder thereof at any time into .86926 of a share of Common Stock. Holders of Preferred Stock are entitled to vote on each matter on which holders of Common Stock are entitled to vote and are accorded all voting powers and rights of holders of Common Stock. Each share of Preferred Stock has the number of votes equal to the number of shares of Common Stock into which it is convertible.

         The Preferred Stock is redeemable by the Company at its stated value of $6.25, in whole or in part, at the Company's option, at any time after the later of (i) the second anniversary of its issuance or (ii) the last day of a period of ten (10) consecutive trading dates on which the closing price of a share of Common Stock on each such day shall equal or exceed $10.00. Any redemption is also subject to the prior approval of the FRB.

         The Company has accorded each holder of Preferred Stock one demand registration right covering the shares of Common Stock acquired upon the conversion of the Preferred Stock into Common Stock.


12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The carrying amounts reported in the Statements of Condition for cash, due from banks, and Federal funds sold, approximate those assets' fair values. For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

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

                                                                             December 31,
                                                   ------------------------------------------------------------------
                                                                1997                                1996
                                                   ------------------------------      ------------------------------
                                                     Carrying           Fair             Carrying
                                                      Amount            Value             Amount          Fair Value
                                                   ------------      ------------      ------------      ------------
Financial instruments (assets)
   Cash and due from banks                         $ 28,192,714      $ 28,192,714      $ 32,612,398      $ 32,612,398
   Federal funds sold                                41,068,827        41,068,827           343,019           343,019
   Investment securities available-for-sale          88,007,985        88,007,985        71,230,743        71,230,743
   Investment securities held-to-maturity            37,925,224        37,924,411         6,279,816         6,161,119
   Loans, net of unearned income                    437,181,430       438,831,812       467,389,431       468,578,264
                                                   ------------      ------------      ------------      ------------
   Total financial instruments (assets)             632,376,180      $634,025,749       577,855,407      $578,925,543
                                                                     ============                        ============
   Non-financial instruments (assets)                25,427,823                          27,564,890
                                                   ------------                        ------------
      Total assets                                 $657,804,003                        $605,420,297
                                                   ============                        ============

Financial instruments (liabilities)
   Noninterest-bearing demand deposits             $ 87,054,288      $ 87,054,288      $ 73,877,369      $ 73,877,369
   Interest-bearing deposits                        481,263,037       482,896,887       470,835,960       471,954,804
                                                   ------------      ------------      ------------      ------------
      Total deposits                                568,317,325       569,951,175       544,713,329       545,832,173
   Short-term borrowings                             16,367,839        16,376,839        17,183,769        17,183,769
   Long-term debt                                    15,800,000        15,800,000        16,500,000        16,500,000
                                                   ------------      ------------      ------------      ------------
   Total financial instruments (liabilities)        600,485,164      $602,128,014       578,397,098      $579,515,942
                                                                     ============                        ============
   Non-financial instruments
      (liabilities and shareholders' equity)         57,318,839                          27,023,199
                                                   ------------                        ------------
   Total liabilities and shareholders' equity      $657,804,003                        $605,420,297
                                                   ============                        ============


         For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of the Company's off-balance sheet financial instruments as of December 31, 1997 and 1996, are summarized below.


                                                   1997           1996
                                                 Estimated     Estimated
         (Dollars in Thousands)                 Fair Value     Fair Value
                                                ----------     ----------
         Unfunded commitments to
               extend credit                     $355,552       $388,711
         Standby letters of credit                  3,465          3,767


         This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

13 - COMMITMENTS AND CONTINGENCIES

         The approximate future minimum rental commitments as of December 31, 1997, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:

                                                                       Amount
                                                                    -----------
                  1998                                              $ 2,156,000
                  1999                                                2,255,000
                  2000                                                2,283,000
                  2001                                                2,108,000
                  Thereafter                                          8,368,000
                                                                    -----------
                     Total                                          $17,170,000
                                                                    ===========

         Rental expense for all leases amounted to approximately $2,282,000, $1,740,000, and $1,550,000, in 1997, 1996 and 1995, respectively.

         Due to the nature of their activities, Fidelity and the Bank are at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 1997. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect the Company's financial position.

         The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the Bank's average deposits. The Bank's reserve requirements at December 31, 1997 and 1996, were $6,625,000 and $5,429,000 respectively.

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

         A summary of the Company's financial instruments with off-balance sheet risk at December 31, 1997, is as follows (in thousands):

           Financial instruments whose contract amounts represent credit risk:
              Loan commitments
                Credit card lines                                                           $302,622
                Home equity                                                                    9,236
                Commercial real estate, construction and land development                     23,415
                Commercial                                                                    16,645
                Mortgage loans                                                                 2,734
                Lines of credit                                                                  900
                Standby letters of credit                                                      3,465
                                                                                            --------
                   Total loan commitments                                                   $359,017
                                                                                            ========

           Financial instruments whose notional or contractual amounts represent interest rate risk -
              Forward sales contracts                                                       $  3,320
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

15 - SUPPLEMENTAL FINANCIAL DATA

      Components of other income and expense in excess of 1% of total revenues for any of the respective periods are as follows:

                                                      Year Ended December 31,
                                            --------------------------------------------
                                               1997             1996             1995
                                            ----------       ----------       ----------
      Other income:
         Brokerage commissions              $3,276,210       $3,201,220       $2,172,171
         Trust income                        1,131,220          845,794          563,375
         Servicing fee income                1,326,958          707,342           24,434
         Gain on sale of loans                 920,983          672,012          228,641

      Other expense:
         Stationery and supplies               819,085          930,816          734,876
         Postage                               542,745          640,499          486,624
         Deposit insurance premiums          1,196,001          556,771          684,375
         Telephone                             975,637          831,670          502,148
         Credit card processing              2,814,563        3,030,290        1,973,557

16 - CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION
     (PARENT COMPANY ONLY)


                        CONDENSED STATEMENTS OF CONDITION

                                                                            December 31,
                                                                  -------------------------------
                                                                      1997               1996
                                                                  ------------       ------------
ASSETS
    Cash                                                          $  8,345,809       $  1,157,191
    Land                                                               419,418            419,418
    Investment in bank subsidiary                                   48,782,803         24,822,351
    Investments in and amounts due from nonbank subsidiaries           501,974            359,018
    Subordinated loan to bank subsidiary                            10,000,000         10,000,000
    Other assets                                                       482,790          1,050,888
                                                                  ------------       ------------
      Total assets                                                $ 68,532,794       $ 37,808,866
                                                                  ============       ============

LIABILITIES
    Long-term debt                                                $ 15,800,000       $ 16,500,000
    Other liabilities                                                  513,456            236,050
                                                                  ------------       ------------
      Total liabilities                                             16,313,456         16,736,050

SHAREHOLDERS' EQUITY
    Preferred Stock                                                  6,150,000                 --
    Common stock                                                    34,943,110         11,878,597
    Treasury stock                                                     (69,325)           (69,325)
    Net unrealized gains (losses) on investment securities
      available-for-sale, net of tax                                   208,694           (140,241)
    Retained earnings                                               10,986,859          9,403,785
                                                                  ------------       ------------
      Total shareholders' equity                                    52,219,338         21,072,816
                                                                  ------------       ------------
      Total liabilities and shareholders' equity                  $ 68,532,794       $ 37,808,866
                                                                  ============       ============


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 Years ended December 31,
                                                         -----------------------------------------
                                                             1997           1996           1995
                                                         -----------    -----------    -----------
INTEREST INCOME
   Loans                                                 $        --    $   272,941    $     5,973
   Deposits in bank                                           66,828         46,315          5,630
   Subordinated loan to bank                                 850,000        768,542         40,164
                                                         -----------    -----------    -----------
        Total interest income                                916,828      1,087,798         51,767
INTEREST EXPENSE - Long-term debt                          1,431,971      1,501,488        353,284
                                                         -----------    -----------    -----------

NET INTEREST EXPENSE                                        (515,143)      (413,690)      (301,517)
OTHER INCOME
   Lease income                                              120,000        120,000        120,000
   Dividend from subsidiaries                                428,444      1,600,000        950,000
   Management fees                                           108,000         91,740        130,680
   Other                                                          --          3,157          6,525
                                                         -----------    -----------    -----------
     Total other income                                      656,444      1,814,897      1,207,205

OTHER EXPENSES                                               275,378        185,462         49,929
                                                         -----------    -----------    -----------
(Loss) Income before income taxes and undistributed
   income (loss) of subsidiary                              (134,077)     1,215,745        855,759
Income tax benefit                                           213,758        146,017         38,045
                                                         -----------    -----------    -----------
   Income before equity in undistributed income (loss)
     of subsidiaries                                          79,681      1,361,762        893,804
Equity in undistributed income (loss) of subsidiaries      1,754,468     (7,103,493)     3,755,578
                                                         -----------    -----------    -----------

NET INCOME (LOSS)                                        $ 1,834,149    $(5,741,731)   $ 4,649,382
                                                         ===========    ===========    ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           Years ended December 31,
                                                                 --------------------------------------------
                                                                     1997            1996            1995
                                                                 ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                             $  1,834,149    $ (5,741,731)   $  4,649,382
   Equity in undistributed income of subsidiaries                  (1,754,468)      7,103,493      (3,755,578)
   (Increase) decrease in other assets                                568,097        (102,509)       (944,615)
   Increase in other liabilities                                      277,406          76,341         130,084
                                                                 ------------    ------------    ------------
     Net cash flows provided by operating activities                  925,184       1,335,594          79,273

CASH  FLOWS FROM INVESTING ACTIVITIES
   Sale (purchase) of commercial loans                                     --       5,574,770      (5,574,770)
   Net increase in loans to and investment in subsidiaries        (20,745,263)     (5,830,870)     (8,071,122)
                                                                 ------------    ------------    ------------
     Net cash flows used in investing activities                  (20,745,263)       (256,100)    (13,645,892)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds of long-term debt                                              --              --      16,250,000
   Repayment of long-term-debt                                       (700,000)       (250,000)     (1,991,000)
   Issuance of common stock                                        23,466,963         575,191              --
   Issuance of preferred Stock                                      5,650,000              --              --
   Dividends paid                                                    (251,075)       (692,909)       (644,135)
                                                                 ------------    ------------    ------------
     Net cash flows provided by (used in) financing activities     28,165,888        (367,718)     13,614,865
                                                                 ------------    ------------    ------------
     Net increase in cash                                           7,188,618         711,776          48,246
Cash, beginning of year                                             1,157,191         445,415         397,169
                                                                 ------------    ------------    ------------
Cash, end of year                                                $  8,345,809    $  1,157,191    $    445,415
                                                                 ============    ============    ============

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS
Mailing Address
P.O. Box 105075
Atlanta, GA 30348-5075
(404) 639-6500

FIDELITY NATIONAL CORPORATION 3490 Piedmont Rd.
Suite 1550
Atlanta, GA 30305
(404) 639-6500

FIDELITY NATIONAL BANK
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(404) 639-6500

FIDELITY NATIONAL MORTGAGE
CORPORATION
3 Corporate Square
Suite 700
Atlanta, GA 30329
(404) 639-6555

FIDELITY NATIONAL CAPITAL
INVESTORS, INC.
3490 Piedmont Rd.
Suite 1450
Atlanta, GA 30305
(404) 240-1600

AUDITORS
Ernst & Young LLP
Suite 2800
600 Peachtree St.
Atlanta, GA 30308-2215

ATTORNEYS
Miller & Martin LLP
100 Galleria Parkway, N.W.
Atlanta, GA 30339-3122

Holland & Knight LLP
One Atlantic Center
1201 West Peachtree St, N.E.
Suite 2000
Atlanta, GA 30309-3400

Kilpatrick & Stockton LLP
1100 Peachtree St.
Atlanta, GA 30309-4530

Schreeder, Wheeler & Flint
The Candler Building
Sixteenth Floor
127 Peachtree St., N.E.
Atlanta, GA 30303-1845

--------------------------------------------------------------------------------

ANNUAL REPORTS AND FORM 10-K
Copies of Fidelity National Corporation's financial reports and form 10-K filed with the Securities and Exchange Commission and supplemental quarterly information are available on request.

ANNUAL MEETING
The annual meeting of shareholders will be held on Thursday, April 16th at three p.m. in the Board Room of the Company in Suite 1550 at 3490 Piedmont Road, Atlanta, GA.

--------------------------------------------------------------------------------


                               SENIOR MANAGEMENT

JAMES B. MILLER, JR.
Chairman and CEO

LARRY D. PETERSON
President and CEO  FNB
Vice President FNC

SHARON R. DENNEY
Executive Vice President

M. HOWARD GRIFFITH, JR.
Chief Financial Officer

H. PALMER PROCTOR, JR.
Vice President


                             AFFILIATE INFORMATION

BANKING SERVICES
Mailing Address
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500

BUCKHEAD
3490 Piedmont Rd.
Atlanta, GA 30305
(404) 814-8114

CANTON ROAD
830 Old Piedmont Rd.
Marietta, GA 30066
(770) 919-0175

CRABAPPLE
10920 Crabapple Rd.
Roswell, GA 30075
(770) 993-3438

DECATUR
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333

DUNWOODY
1425 Dunwoody Village Pkwy
Atlanta, GA 30338
(770) 668-0527

LAWRENCEVILLE
415 Grayson Hwy.
Lawrenceville, GA 30245
(770) 237-0121

MERCHANT'S WALK
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-5494

NORTHLAKE
2255 Northlake Pkwy.
Tucker, GA 30084
(770) 491-7770

PEACHTREE CENTER
235 Peachtree St., NE
Atlanta, GA 30303
(404) 524-1171

PEACHTREE CORNERS
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(770) 448-0554

PERIMETER CENTER
2 Perimeter Center East
Atlanta, GA 30346
(770) 551-8662

ROSWELL
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797

SANDY SPRINGS
225 Sandy Springs Cir.
Sandy Springs, GA 30328
(404) 252-3602

TERRELL MILL
1371 Powers Ferry Rd., SE
Marietta, GA 30067
(770) 952-0212

TOCO HILLS
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595

VININGS
4200 Paces Ferry Rd.
Atlanta, GA 30339
(770) 434-7800

JACKSONVILLE, FL
10151 Deerwood Park Blvd
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000

TAMPA BAY, FL
905 MLK Drive
Tarpon Springs, FL 34689
1-800-689-8852




MORTGAGE SERVICES

ATLANTA
3 Corporate Square Suite
700Atlanta, GA 30329
(404) 639-6555

LAWRENCEVILLE
415 Grayson Hwy.
Lawrenceville, GA 30245
(770) 237-0533

MARIETTA
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-6192

JACKSONVILLE, FL
10151 Deerwood Park Blvd
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000




TRUST SERVICES
BUCKHEAD
3490 Piedmont Rd.
Suite 1450
Atlanta, GA 30305
(404) 240-1519




INVESTMENT BROKERAGE
BUCKHEAD
3490 Piedmont Rd.
Suite 1450
Atlanta, GA 30305
(404) 240-1600

                             SHAREHOLDER INFORMATION

COMMON STOCK
Fidelity National Corporation's Common Stock is registered with the Securities and Exchange Commission. It is included in the NASDAQ National Market System under the symbol "LION." It is listed in The Wall Street Journal under "FidNtl."

FINANCIAL INFORMATION
Analysts, investors and others seeking financial information about the Company should contact:

    Martha Fleming (404) 240-1504
    or write:
    Fidelity National Corporation
    P.O. Box 105075
    Atlanta, GA 30348


MARKET PRICES - COMMON STOCK

    1997                    High              Low
    ----                    ----              ---
    Fourth Quarter         9-3/4             7-1/2
    Third Quarter          9-3/8             8-3/4
    Second Quarter         9-5/8             7
    First Quarter          13                8-1/2

    1996
    ----
    Fourth Quarter         12-3/8            9-3/4
    Third Quarter          14-3/4            11-7/8
    Second Quarter         16-1/4            13-7/8
    First Quarter          16-3/4            14-1/2

As of March 10, 1998, there were approximately 575 shareholders of record. In addition, shares of approximately 1,970 beneficial owners of the Company's Common Stock were held by brokers, dealers and their nominees.


SHAREHOLDER ASSISTANCE
Shareholders requiring a change of address, records or infor-mation about lost certificates or dividend checks may contact the Company's transfer agent:

    The Bank of New York
    Investor Relations Department
    P.O. Box 11258
    Church Street Station
    New York, NY 10286-1258
    1-800-524-4458




MARKET MAKERS

Raymond James & Associates, Inc.

Sterne, Agee & Leach

BT Alex. Brown & Sons Inc.

Allen C. Ewing & Co.

Herzog, Heine, Geduld, Inc.

Knight Securities LP

Mayer & Schweitzer, Inc.

M. H. Meyerson & Co.

Nash Weiss/Div. of Shatkin Inv.




                                       43