Form 10-K405, Exhibit 13
period 1998-12-31
FIDELITY NATIONAL CORP /GA/
filed 1999-03-26
CIK 822662

         Fidelity National Corporation ("Fidelity") is a Georgia corporation incorporated on August 3, 1979, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

         Through its subsidiaries, Fidelity provides a wide range of personal and corporate banking services, including trust and investment management, mortgage banking, and credit cards, as well as traditional deposit and credit services, to a growing customer base. Fidelity National Bank, Fidelity National Mortgage Corporation and Fidelity National Capital Investors, Inc. are Subsidiaries.

         Fidelity National Bank ("the Bank"), a national banking association which opened February 10, 1974, has 19 full-service offices in Georgia, and two residential construction lending and two indirect car loan offices in Florida. The Bank's subsidiary, Fidelity National Mortgage Corporation, is a Georgia corporation organized in 1979 and engaged in the residential mortgage origination and servicing business. There are three mortgage offices in Georgia and two in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

         As of December 31, 1998, Fidelity had total assets and shareholders' equity of $713 million and $55 million, respectively.

         Fidelity is an equal opportunity employer and had 410 full-time employees at December 31, 1998. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, and a 401(k) retirement plan.


   BOARDS OF DIRECTORS:
   FIDELITY NATIONAL CORPORATION

   DAVID R. BOCKEL
       President, Bockel & Company

   DR. EDWARD G. BOWEN
       Gynecologist and Obstetrician

   KEVIN S. KING
       Attorney, King & Carragher

   JAMES B. MILLER, JR.
       Chairman, President and CEO, Fidelity National
       Corporation Chairman, Fidelity National Bank; Fidelity National Mortgage Corporation; and Fidelity National Capital Investors, Inc.

   LARRY D. PETERSON
       President and CEO, Fidelity National Bank

   ROBERT J. RUTLAND
       Chairman and CEO, Allied Holdings, Inc.

   W. CLYDE SHEPHERD, JR.
       Secretary/Treasurer, Shepherd Construction Company

   GORDON M. SHERMAN
       Retired December 1998, as Regional Commissioner,
       Social Security Administration

   R. PHILLIP SHINALL, III
       Attorney, Holland & Knight LLP

   RANKIN M. SMITH, JR.
       Advisor to Atlanta Falcons

   FELKER W. WARD, JR.
       Chairman, Pinnacle Investment Advisors, Inc.


   DIRECTORS EMERITUS
       James W. Anderson, Jr.
       Mrs. Alice Shinall


  FIDELITY NATIONAL BANK                 FIDELITY NATIONAL MORTGAGE CORPORATION
  James B. Miller, Jr., Chairman         James B. Miller, Jr., Chairman
  David R. Bockel                        James W. Anderson, Jr.
  Dr. Edward G. Bowen                    Benjamin C. Bishop, III
  Kevin S. King                          A.J. Facchinetti
  Larry D. Peterson                      B. Jefferson Russell
  Robert J. Rutland
  W. Clyde Shepherd, III                 FIDELITY NATIONAL CAPITAL
  Gordon M. Sherman                      INVESTORS, INC.
  R. Phillip Shinall, III                James B. Miller, Jr., Chairman
  Rankin M. Smith, Jr.                   Sharon R. Denney
  Felker W. Ward, Jr.                    Norman R. Hess
                                         Amelia James
                                         Karina L. Miller
                                         W. Clyde Shepherd, III



TABLE OF CONTENTS


To Our Shareholders                                   1

Financial Highlights                                  3

Consolidated Financial Review                         4

Report of Independent Auditors                       21

Consolidated Financial Statements                    22

Corporate Information                                43

DEAR FELLOW SHAREHOLDERS,


               Atlanta, Georgia, and Jacksonville, Florida, are two of the best markets in the world, and we are fortunate to be doing business in them. It gives flexibility which contributed to several of Fidelity's 1998 significant accomplishments.

               The year's highlights include:

        -     Enhanced Profitability
        -     Reconfigured Balance Sheet
        -     Renewed Loan Growth
        -     Improved Asset Quality
        -     Increased Core Noninterest Income
        -     Opened Three Branches
        -     Secured Release of Regulatory Agreement
        -     Renewed Dividend Payout

               Enhanced Profitability. One of management's goals is to continually enhance shareholder value through substantially improved earnings. Significant strides were made to achieve this goal as net income for 1998 was $3.9 million, a 300% increase over 1997's results. Fidelity's 1998 return on assets was .57% compared to .16% for 1997.

               Reconfigured Balance Sheet. Beginning with Fidelity's 1997 strategic plan and continuing through 1998, many steps were taken to reduce balance sheet risk while maintaining Fidelity's strong net interest margins. The following are some of the changes that have resulted from this effort:

       - Fidelity's net interest margin was 5.78% in 1998, placing it in the top 90% of its peer financial institutions.

       - Higher risk credit card loans have declined from 34.3% of total loans at December 31, 1995, to 19.5% of total loans at December 31, 1998.

       - Lower yielding investment securities have declined from 20.8% of earning assets at December 31, 1997, to 11.1% of earning assets at December 31, 1998, while higher yielding total loans have grown to 81.7% of earning assets compared to 72.1% at December 31, 1997.

               Renewed Loan Growth. During 1998, total loans, excluding credit card loans, grew 36%. While credit card outstandings declined, commercial and real estate mortgage loans and real estate construction loans grew 38.6% and 36.3%, respectively. Overall, total loans grew 22.6% during 1998.

               Improved Asset Quality. During this period of significant loan growth, key nonperforming ratios declined not only in relation to the loan portfolio, but also in real terms. Some of the more notable changes were:

       -      loans past due 90 days or more declined 29.1%;
       -      nonperforming assets declined 20.1%; and
       -      net charge-offs declined 28.7%.

               Increased Noninterest Income. Core noninterest income grew 14.6% in 1998 over 1997. Core noninterest income excludes securities gains and losses, gains on sale of mortgage servicing rights and other significant non-recurring items.

               Opened Three New Branches. During the summer of 1998, we opened three branches, bringing our total number of bank branches to 19. Supported by targeted advertising, the openings benefited Fidelity's entire branch network. The openings gave Fidelity a stronger market penetration in the rapidly growing Lawrenceville suburb of Atlanta and the company's first office in south Atlanta.

               Secured Release from Regulatory Agreement. On December 1, 1998, following its annual examination of Fidelity National Bank, the OCC terminated the formal agreement dated November 14, 1996, which included, among other things, certain restrictions on dividend payments by the Bank. Another benefit of securing release from the agreement should be a significant reduction in regulatory related costs in 1999 and thereafter.

               Renewed Dividend Payout. In December 1998, Fidelity paid its first common stock dividend since the fourth quarter of 1996. The dividend was $.04 per share.

               Capital. Thanks to our successful public offering providing $23 million of new capital in late 1997, we are capitalized to support significant growth. At December 31, 1998, the Tier 1 risk-based capital ratio was 9.25%; the leverage ratio was 7.57%; and the total risk-based capital ratio was 13.14%.

               Thank You. The significant improvements listed above could not have been achieved without the support and investments in our company by our shareholders, directors and employees. Thank you all, and a special thank you to Fidelity's customers who are the source of all of our business and most of our referrals.

               Reflections - Sharon Denney, Dan Ford. This is our 25th anniversary. Our history has been about change. I preach change, but practicing is sometimes harder than preaching. Sharon joined Fidelity in 1979. We were still in the trailer. His coming made it possible for us to begin growing. He knows people and he knows how to get things done. He is my dearest friend. Dan joined us in 1987. His knowledge of credit and character is without equal in Atlanta. We three, along with Curtis James, were a team. We complemented each other. We supported each other. The growth and success of this company are the result. What a reward it has been to work with and be a friend to these great gentlemen. They retired in 1998, but inspired us to do more.

                              Sincerely,

                              /s/ James B. Miller, Jr.

                              James B. Miller, Jr.
                              Chairman

                          FIDELITY NATIONAL CORPORATION
                              FINANCIAL HIGHLIGHTS


(Dollars in Thousands Except Per Share data)

                                                                               December 31,
                                                      --------------------------------------------------------------------
For the Year                                             1998         1997(1)        1996           1995          1994
                                                      ----------    ----------    -----------     ----------    ----------
    Interest income                                   $   63,772    $   62,153    $    59,800     $   48,080    $   35,887
    Net interest income                                   36,028        35,943         33,073         29,209        24,122
    Provision for loan losses                              9,450        14,435         25,127          8,090         4,125
    Noninterest income, including  securities gains       18,940        17,379         18,305         11,679         8,769
    Securities gains, net                                    255           140            604            853           124
    Noninterest expense                                   39,448        37,420         35,489         25,583        22,375
    Net income (loss)                                      3,853           963         (5,742)         4,649         4,299
    Dividends declared common                                325             -            693            644           628
    Dividends declared preferred                             369           251              -              -             -

  PER SHARE DATA
    Net income (loss) - basic                         $      .43    $      .15    $     (1.24)    $     1.01    $      .93
    Net income (loss) - diluted                              .42           .15          (1.24)          1.01           .93
    Book value                                              5.95          5.57           4.53           6.02          4.65
    Dividends paid common                                    .04             -            .15            .14           .14
    Dividend payout ratio                                  18.02%        26.07%             *%         13.85%        14.62%
    Average common shares outstanding                  8,123,049     4,831,364      4,619,530      4,608,383     4,608,383

PROFITABILITY RATIOS
    Return on average assets                                 .57%          .16%             *%          1.01%         1.15%
    Return on average equity                                7.26          3.66              *          18.91         20.40
    Net interest margin                                     5.78          6.42           5.97           6.87          6.95
    Efficiency ratio                                       71.77         70.18          69.07          62.57         68.03

ASSET QUALITY RATIOS
    Net charge-offs to average loans                        2.42%         3.58%          3.00%          1.91%         1.54%
    Allowance to period-end loans                           2.40          3.31           3.85           1.54          1.31
    Nonperforming assets to total loans and OREO             .73           .85            .85           1.22           .87
    Allowance to nonperforming loans                        6.45x        10.07x          5.62x          1.80x         3.65x
    Allowance to nonperforming assets                       3.29          3.89           4.71           1.25          1.50

LIQUIDITY RATIOS
    Total loans to total deposits                          86.26%        76.90%         85.80%         87.30%        87.10%
    Average total loans to average earning assets          73.02         82.73          85.00          84.60         80.60
    Noninterest-bearing deposits to total deposits         16.49         15.30          13.56          16.10         15.80

CAPITAL RATIOS
    Leverage                                                7.57%         8.05%          2.67%          5.42%         5.51%
    Risk-based capital
       Tier 1                                               9.25          9.99           3.40           6.15          6.49
       Total                                               13.14         14.46           6.38          10.47          8.25
    Average equity to average assets                        7.85          4.63           4.50           5.35          5.64


BALANCE SHEET DATA (AT END OF PERIOD)
    Assets                                            $  712,878    $  656,933    $   605,420     $  524,822    $  429,927
    Earnings assets                                      656,137       606,533        545,375        428,714       393,980
    Total loans, net                                     535,876       437,182        467,390        407,290       333,674
    Total deposits                                       621,264       568,317        544,713        466,507       383,016
    Long-term debt                                        15,650        15,800         15,500         16,750         2,491
    Shareholders' equity                                  54,555        51,348         21,073         27,762        21,430
    Realized shareholders' equity                         54,479        51,139         21,213         27,073        23,067

DAILY AVERAGE
    Assets                                            $  675,769    $  608,569    $   611,517     $  459,251    $  373,869
    Earning assets                                       623,837       560,617        554,354        426,525       348,312
    Total loans                                          488,697       463,898        471,200        360,915       280,593
    Long-term debt                                        15,701        15,558         16,500          3,439         1,684
    Shareholders' equity                                  53,053        26,330         27,484         24,589        21,077

*NOT MEANINGFUL

 (1) As restated, see  Note 1 to the Consolidated Financial Statements.

                          CONSOLIDATED FINANCIAL REVIEW

The following management's discussion and analysis reviews important factors affecting the results of operations and financial condition of Fidelity National Corporation and its subsidiaries ("Fidelity") for the periods shown. The consolidated financial statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW

      Fidelity National Corporation is a bank holding company with headquarters in Atlanta, Georgia. Fidelity commenced operations as Fidelity National Bank ("the Bank"), a full-service banking operation, in 1974. Fidelity National Bank provides traditional deposit, lending, mortgage, international trade services and trust products and services to its commercial and retail customers. The Bank's wholly owned subsidiary, Fidelity National Mortgage Corporation, is a full-service residential mortgage banking operation; and Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc., is a securities brokerage operation. Fidelity currently conducts full-service banking and residential mortgage lending businesses through 19 locations in the metropolitan Atlanta area. Fidelity conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers) at its Atlanta, Georgia and Jacksonville and Tampa, Florida offices. Residential mortgage lending and residential construction lending are conducted through certain of its Atlanta offices and from loan production offices in Jacksonville and Tampa, Florida.

      The year 1998 was the beginning of a period of renewed growth. Since its inception, Fidelity has pursued a strategy of growth primarily through internal expansion built on providing quality financial services in selected market areas. At December 31, 1998, Fidelity had grown to $713 million in total assets from $430 million in total assets at December 31, 1994.

      Loan growth is a key component of Fidelity's strategic plan and was the primary growth driver in 1998. During 1998, total loans grew $99 million, or 22.6%. This growth was experienced in every major loan category except credit card loans. Loan categories excluding credit card loans grew 36.0%.

      Commercial and real estate mortgage loans grew steadily during 1998, increasing $45 million or 38.6% compared to 1997. Real estate construction loans grew $16 million or 36.3% compared to 1997, with most of the increase coming late in 1998.

        Fidelity has experienced significant growth in indirect automobile lending since it implemented a strategy to expand this activity. In 1995, Fidelity modified its strategic plan for indirect lending to take advantage of its ability to produce indirect automobile loans and to enhance other noninterest income. At December 31, 1998, these loans totaled $179 million, compared to $78 million at December 31, 1994. During 1998, 1997 and 1996, Fidelity sold, either through whole loan sales or securitization, approximately $158 million, $92 million and $137 million, respectively, of indirect automobile loans with servicing retained. In addition, during 1997 and 1996, Fidelity sold $33 million and $38 million, respectively, of indirect automobile loans servicing released. Fidelity anticipates that it will continue to sell periodically, through whole loan sales, a substantial portion of its indirect automobile loan production to enhance noninterest income and manage the relative level of indirect automobile loans in its portfolio.

      Historically, credit card loans have been an important part of Fidelity's total loan portfolio. At December 31, 1994, credit card loans represented 33.2% of the total loan portfolio of $327 million. In 1994, as a result of additional affinity programs and the introduction of Fidelity's Olympic card, credit card loans outstanding and balances began to increase. The affinity programs include colleges, associations and other entities which contract to assist in the marketing of Fidelity's credit cards in return for issuance and transaction fee income. At December 31, 1996, credit card loans totaled $144 million or 30.8% of total loans. During late 1996 and the first quarter of 1997, net credit card losses increased significantly, reflecting a national trend and credit quality issues related to an affinity program introduced in the middle of 1995. This affinity program was subsequently discontinued in May 1996. Since March 1997, credit card net losses have significantly declined and net credit card loans have declined. At December 31, 1998, credit card loans were $104 million or 21.0% of the total loan portfolio.

      During 1997, Fidelity raised $29.1 million in capital, including $6.15 million from a private placement of non-cumulative 8% convertible preferred stock, series A. The balance of the new capital was raised in a public offering of 3,450,000 shares of common stock in December 1997. The proceeds of these offerings, net of issuance costs, were used to increase Fidelity National Bank's capital ratios and for general corporate purposes.

      On December 1, 1998, the Office of the Comptroller of the Currency ("OCC") lifted a formal agreement between Fidelity National Bank and the OCC. The formal agreement, dated November 14, 1996, among other things placed certain restrictions on Fidelity National Bank's capital levels and dividend payments. For additional information see Note 2 of the Notes to Consolidated Financial Statements.

While closing its books for 1998, management discovered an error which had resulted in an overstatement of the value of its only securitization asset at year-end 1997. The asset's lower valuation resulted from higher than expected loan prepayments and credit losses. The restatement of fourth quarter results for 1997 reduced earnings by $871,236 or $.18 per share. For additional information see Note 1 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

NET INCOME Fidelity National Corporation's net income for the year ended December 31, 1998, was $3.9 million or $.43 earnings per share - basic, compared to $963,000 or $.15 per share for 1997, as restated. Earnings per share -diluted for 1998 were $.42 compared to $.15 for 1997, as restated. The major factors contributing to the improved earnings for 1998 were a $5.0 million reduction in the provision for loan losses and a $1.6 million increase in noninterest income. Fidelity had a net loss in 1996 of $5.7 million or $1.24 per share. The loss for 1996 was primarily due to a higher loan loss provision resulting from higher levels of delinquencies and charge-offs in Fidelity's credit card loan portfolio.


AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1

(Dollars in Thousands)                                             For the Years Ended December 31,
                                       ------------------------------------------------------------------------------------------
                                                  1998                            1997                             1996
                                       ---------------------------    -----------------------------  ----------------------------
                                       Average    Income/   Yield/    Average     Income/    Yield/  Average     Income/   Yield/
ASSETS                                 Balance    Expense    Rate     Balance     Expense     Rate   Balance     Expense    Rate
                                       -------   --------   ------    --------    -------    ------  --------    --------  ------
Interest-earning assets
Loans, net of unearned income (1)(2)
  Taxable                              $487,293  $ 55,216    11.33%   $462,495    $ 55,928   12.09%  $469,846    $ 54,254   11.55%
  Tax-exempt (3)                          1,404       128     9.11       1,495         134    8.96      1,355         127    9.37
                                       --------  --------             --------    --------           --------    --------
     Total loans                        488,697    55,344    11.32     463,990      56,062   12.08    471,201      54,381   11.54
Investment securities-taxable           100,539     6,631     6.60      71,548       4,835    6.76     73,433       4,956    6.75
Interest-bearing deposits                 3,483       156     4.49       2,712          68    2.51      1,431          74    5.17
Federal funds sold                       31,118     1,689     5.43      22,568       1,239    5.49      8,289         437    5.27
                                       --------  --------             --------    --------           --------    --------
  Total interest-earning assets         623,837    63,820    10.23     560,818      62,204   11.09    554,354      59,848   10.80
Noninterest-earning assets:
Cash and due from banks                  27,474                         20,438                         22,011
Allowance for loan losses               (13,208)                       (15,865)                        (6,829)
Premises and equipment                   20,055                         20,734                         14,164
Other real estate owned                   2,136                          2,010                          1,246
Other assets                             15,475                         20,435                         26,598
                                       --------                       --------                       --------
     Total assets                      $675,769                       $608,570                       $611,544
                                       ========                       ========                       ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
  Demand deposits                      $103,912  $  3,590     3.46%   $ 82,298    $  2,298    2.79%  $100,966     $ 3,542    3.51%
  Savings deposits                       22,649       762     3.36      28,963       1,032    3.56     26,516       1,058    3.99
  Time deposits                         367,484    21,198     5.77     363,148      20,906    5.76    344,551      19,933    5.79
                                       --------  --------             --------    --------           --------     -------
     Total interest-bearing deposits    494,045    25,550     5.17     474,409      24,236    5.11    472,033      24,533    5.20
Federal funds purchased                     672        36     5.35         715          39    5.46      2,306         144    6.24
Securities sold under agreements to
  repurchase                             20,756       678     3.26      13,266         412    3.11     13,305         390    2.93
Other short-term borrowings                 744        27     3.60       1,341          35    2.61      3,296         159    4.82
Long-term debt                           15,701     1,454     9.26      15,558       1,488    9.56     16,500       1,501    9.10
                                       --------  --------             --------    --------           --------    --------
     Total interest-bearing             531,918    27,745     5.22     505,289      26,210    5.19    507,440      26,727    5.27
     liabilities                                 --------                         --------                       --------
Noninterest-bearing
     Demand deposits                     85,720                         72,807                         70,073
     Other liabilities                    5,078                          4,144                          6,520
Shareholders' equity                     53,053                         26,330                         27,511
                                       --------                       --------                       --------
     Total liabilities and
     shareholders' equity              $675,769                       $608,570                       $611,544
                                       ========                       ========                       ========
Net interest income/spread                       $ 36,075     5.01%               $ 35,994    5.90%               $33,121    5.53%
                                                 ========                         ========                        =======
Net interest rate margin                                      5.78%                           6.42%                          5.97%


(1) Fee income relating to loans of $4,310 in 1998, $3,720 in 1997 and $4,007 in 1996 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $49, $50, and $48 for each of the three years ended December 31, 1998, 1997 and 1996, respectively, using a combined tax rate of 38%.

NET INTEREST INCOME/MARGIN Taxable-equivalent net interest income was $36.0 million in 1998 compared to $36.0 million in 1997. The $5.3 million increase in interest income attributable to net growth in interest earnings assets was offset by an 86 basis point decline in the yield on loans and the $27 million growth in balances and two basis point increase in the cost of interest-bearing liabilities. The 86 basis point interest rate decline negatively impacted earnings by $3.7 million and was primarily attributable to the decline in yield and volume in Fidelity's credit card portfolio.

        Average interest-earning assets grew $63 million in 1998 to $624 million, an 11.2% increase. Increases in interest-earning assets occurred in every major category. As a result of Fidelity's public offering in December 1997, Fidelity's and the Bank's capital position was significantly improved. The renewed growth in average interest-earning assets throughout 1998 was made possible by Fidelity's strengthened capital position. Asset growth during 1997 and most of 1996 had been restricted due to Fidelity's capital position during that period.

        For 1998, total average loans increased $25 million or 5.3%, average investment securities grew $29 million or 40.5% and average Federal funds purchased and interest-bearing deposits grew $19 million or 36.9% over 1997. These increases provided a $5.3 million increase in interest income. During 1998, the average yield on interest-earning assets declined 86 basis points, reducing interest income by $3.7 million. This decrease was caused by the following:

        1) Management's decision to reduce the percentage of credit card loans as a percent of Fidelity's total loan portfolio.

        2) The initial deployment of the proceeds of the December 1997, public offering in lower yielding investment securities.

        3) The 75 basis point reduction in prime rate during the fourth quarter of 1998 resulting from interest rate actions taken by the Board of Governors of the Federal Reserve.

        A portion of the growth in average loans was funded by reducing Fidelity's lower yielding investment portfolio. This offset some of the effects of the $16 million decline in the higher yielding credit card loans during 1998.

        The cost of interest-bearing liabilities increased $1.5 million during 1998 over 1997. The increase was due to a $27 million or 5.3% increase in interest bearing liabilities and a three basis point increase in the cost of interest-bearing liabilities.

        Average total loans declined $7.2 million during 1997. The decline in loans was principally in credit card and construction loans, partially offset by an increase in indirect automobile loans. The decline in average loans and the $1.9 million decline in average investment securities was more than offset by the $14.3 million average increase in Federal funds sold.

        The $517,000 decrease in total interest expense in 1997 compared to 1996 was attributable primarily to an eight basis point decrease in the rates paid on average total interest-bearing liabilities, partially offset by a slight decrease in interest-bearing liabilities.

RATE/VOLUME ANALYSIS                                                     TABLE 2

(Dollars in Thousands)

                                                             1998 Compared to 1997                1997 Compared to 1996
                                                           Variance Attributed To (1)           Variance Attributed To (1)
                                                     ----------------------------------    ------------------------------------
                                                      Volume       Rate      Net Change     Volume        Rate       Net Change
                                                     --------    --------    ----------    ---------    --------    -----------
  Net loans:
     Taxable                                         $  2,906    $ (3,618)   $     (712)   $    (642)   $  2,316    $     1,674
     Tax-exempt (2)                                        (8)          2            (6)          10          (3)             7
  Investment securities-taxable                         1,900        (104)        1,796          (95)        (26)          (121)
  Federal funds sold                                      464         (14)          450          388         414            802
  Interest-bearing deposits                                23          65            88           22         (28)            (6)
                                                     --------    --------    ----------    ---------    --------    -----------
       Total interest-earning assets                 $  5,285    $ (3,669)   $    1,616    $    (317)   $  2,673    $     2,356
                                                     ========    ========    ==========    =========    ========    ===========
  Interest-bearing deposits:
       Demand                                        $    678    $    615    $    1,293    $    (293)   $   (950)   $    (1,243)
       Savings                                           (216)        (54)         (270)          46         (73)           (27)
       Time                                               260          32           292          531         442            973
                                                     --------    --------    ----------    ---------    --------    -----------
      Total interest-bearing deposits                     722         593         1,315          284        (581)          (297)
  Federal funds purchased                                  (2)         (1)           (3)         (44)        (61)          (105)
  Securities sold under agreements
    to repurchase                                         245          21           266          174        (152)            22
  Other short-term borrowings                             (19)         11            (8)         (35)        (89)          (124)
  Long-term debt                                           13         (48)          (35)         (44)         31            (13)
                                                     --------    --------    ----------    ---------    --------    -----------
      Total interest-bearing liabilities             $    959    $    576    $    1,535    $     335    $   (852)   $      (517)
                                                     ========    ========    ==========    =========    ========    ===========

(1) The change in interest due to both rate and volume has been allocated to the components in proportion to the relationship of the dollar amounts of the change in each.
(2) Reflects fully taxable equivalent adjustments using a combined tax rate of 38%.

PROVISION FOR LOAN LOSSES Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. In determining inherent losses, management considers financial services industry trends, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes.

        The provision for loan losses was $9.5 million in 1998, $14.4 million in 1997 and $25.1 million in 1996. Fidelity was able to reduce the provision for loan losses during 1998 and 1997 as a result of declining credit card and consumer loan net charge-offs, which peaked in 1997, and declining delinquencies. Net charge-offs were $11.9 million in 1998 compared to $16.6 million in 1997. Net charge-offs to average loans was 2.60% in 1998 compared to 3.58% in 1997.

        For the same reason, Fidelity was able to reduce the allowance for loan losses and the allowance for loan losses allocated to credit card loans during 1997. The decline in credit card net charge-offs was primarily due to bringing credit card collections in-house, the discontinuance of issuing preapproved credit cards in May 1996 to recent home buyers, and the maturing of the pre-approved credit cards in the portfolio.

The following schedule summarizes credit card and total net charge-offs for the past four years by quarter:

                                                       Net Charge-offs
      ------------------------------------------------------------------------------------------------------------------
          Quarter Ended         Credit Card       Total            Quarter Ended          Credit Card          Total
      ---------------------    -------------   -----------    ----------------------     -------------     -------------
                                                   (Dollars in Thousands)
      March 31, 1995             $  1,348       $  1,424       March 30, 1997              $   4,165         $  5,262
      June 30, 1995                 1,738          1,766       June 30, 1997                   3,748            4,563
      September 30, 1995            1,697          1,749       September 30, 1997              3,021            3,597
      December 31, 1995             1,806          1,958       December 31, 1997               2,466            3,204
      March 31, 1996                1,653          1,825       March 31, 1998                  2,657            3,282
      June 30, 1996                 2,439          2,690       June 30, 1998                   3,015            3,522
      September 30, 1996            4,471          5,225       September 30, 1998              1,690            2,263
      December 31, 1996             4,025          4,413       December 31, 1998               2,375            2,792

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                               TABLE 3

(Dollars in Thousands)

                                                                                         December 31,
                                                              ----------------------------------------------------------------
                                                                1998          1997           1996          1995         1994
                                                              ---------     --------       ---------     --------     --------
Balance at beginning of period                                $  14,320     $ 16,511       $   5,537     $  4,344     $  4,550

Charge-offs:
  Commercial, financial and agricultural                             28          154               3           60          226
  Real estate-construction                                            -            -               -            -            -
  Real estate-mortgage                                                -            -               -            -            -
  Consumer installment                                            2,444        3,367           1,657          328           88
  Credit cards                                                   12,092       14,735          13,156        7,051        4,466
                                                              ---------     --------       ---------     --------     --------
     Total charge-offs                                           14,564       18,256          14,816        7,439        4,780

Recoveries:
  Commercial, financial and agricultural                             29          103              31           42           29
  Real estate-construction                                            -            -               -            -            -
  Real estate-mortgage                                                -            -               -            -            2
  Consumer installment                                              321          192              64           38           24
  Credit cards                                                    2,355        1,335             568          462          394
                                                              ---------     --------       ---------     --------     --------
     Total recoveries                                             2,705        1,630             663          542          449
                                                              ---------     --------       ---------     --------     --------
Net charge-offs                                                  11,859       16,626          14,153        6,897        4,331
Provision for loan losses                                         9,450       14,435          25,127        8,090        4,125
                                                              ---------     --------       ---------     --------     --------
Balance at end of period                                      $  11,911     $ 14,320       $  16,511     $  5,537     $  4,344
                                                              =========     ========       =========     ========     ========
Ratio of net charge-offs during period to
  average loans outstanding, net                                   2.42%        3.58%           3.00%        1.91%        1.54%
Allowance for loan losses as a percentage of loans                 2.40         3.31            3.85         1.54         1.31

        In 1996, the provision for loan losses of $25.1 million was the most significant factor contributing to Fidelity's loss. Net charge-offs were $14.2 million in 1996. Net charge-offs to average loans were 3.00%. Approximately 88.9% of the loan charge-offs were attributable to credit card loans. This significant increase in credit card losses in 1996 was due to several factors. Nationally, credit card charge-offs reached record highs as consumers found themselves unable to meet their credit card obligations. Many of these consumers filed for bankruptcy and bankruptcies hit record levels. Moreover, a significant portion of Fidelity's credit card portfolio's charge-offs was attributable to one specific program. Under this program, which Fidelity initiated in the middle of 1995 and discontinued in May 1996, Fidelity issued to recent home buyers credit cards with a $3,000 credit limit, no annual fee in the first year, a $30 annual fee thereafter and an interest rate of 14.9%. While it was, and continues to be, Fidelity's policy not to issue credit cards without first conducting a credit review, Fidelity initially issued preapproved credit cards under this specific program without such a review. The reason for this policy exception was that these customers had recently completed a credit review necessary to secure residential mortgages from unrelated third-party lenders. In May 1996, Fidelity ceased issuing preapproved credit cards under this program. A substantial portion of the additional provision for loan losses recorded in 1996 was to provide for losses deemed inherent in this portfolio as of that year end. As a result of the higher risk inherent in the preapproved program, the rate on those cards was increased to 17.9% in November 1996.

NONINTEREST INCOME Noninterest income for 1998 was $18.9 million compared to $17.4 million in 1997. Noninterest income in 1998 and 1997 benefited from $255,000 and $140,000 in securities gains, respectively. In 1998, noninterest income also benefited from a non-recurring gain of $654,000 and in 1997 noninterest income benefited from a $1.5 million gain on the sale of mortgage servicing rights. Excluding those non-recurring items, noninterest income for 1998 was $18.0 million compared to $15.7 million in 1997, a 14.6% increase. Fidelity's 1998 indirect automobile lending activities income increased $1.5 million or 68.5% over 1997. This was the primary contributor to the growth in noninterest income during 1998.

        Fidelity's strategic plan calls for increasing noninterest income as a percentage of total revenues (net interest income plus noninterest income). A key component of that growth comes from expanding Fidelity's indirect automobile lending loan sales and indirect automobile loan servicing. During 1998, Fidelity sold $158 million of its indirect automobile loan production, servicing retained. This compares to sales of $125 million in 1997, of which $92.1 million was sold servicing retained. The 1998 gains from loan sales were $1.9 million compared to $921,000 for 1997. At December 31, 1998, Fidelity was servicing $236.0 million of indirect automobile loans it had sold, compared to $168.3 million at December 31, 1997. The balance of the 1998 increase in noninterest income was attributable to increased fee generating banking activities.

        Noninterest income for 1997 declined $900,000 from 1996. The $1.5 million increase in service charge income, credit card fees and other operating income during 1997 was more than offset by the $2.0 million decline in income from mortgage banking activities and a $464,000 decline in securities gains. Noninterest income during 1997 benefited from a $1.5 million gain on the sale of mortgage servicing rights, compared to $2.1 million in such gains during 1996. Primarily as a result of the sales of mortgage servicing rights, mortgage servicing income declined $1.1 million in 1997. Gains from loan sales increased $249,000 to $921,000 in 1997 compared to 1996.

        The profits from the sales of mortgage servicing rights in 1997 and 1996 offset losses in the mortgage business due to declining loan production and the sales reduced Fidelity's exposure to mortgage servicing rights impairment due to mortgage loan prepayments.

NONINTEREST EXPENSE Noninterest expense increased $2.0 million or 5.4% in 1998 to $39.4 million from a restated $37.4 million in 1997. Restated noninterest expense in 1997 increased $1.9 million or 5.4% to $37.4 million when compared to 1996.

        Salaries and employee benefits increased only 0.9% in 1998 to $17.2 million. The nominal increase in salaries and employee benefits during 1998, while Fidelity experienced branch expansion and strong loan growth, was primarily due to cost controls and strong personnel resource management. The number of full time equivalent employees at December 31, 1998, was 410 compared to 375 at December 31, 1997. Salaries and employee benefits increased 3.7% in 1997 to $17.0 million when compared to 1996. This was a result of salary increases, the staffing of several new management positions and bringing credit card collections in-house.

        Furniture and equipment expense and net occupancy costs increased $714,000 during 1998 and $950,000 during 1997 due to general corporate growth including branch bank expansion, the consolidation of departments into an operations center, and the opening of loan production offices.

        Professional and other outside services increased 22.1% to $2.9 million in 1998 when compared to 1997. Consulting expenses of approximately $816,000 relating to the mitigation of potential risks related to the Year 2000 ("Y2K") testing accounted for much of this increase. (See the discussion of the Year 2000 risks under "Market Risks".) The increase of $673,000 in 1997 to $1.2 million is primarily the result of a $424,000 increase in outside services provided and an increase in audit and legal fees related to the losses incurred in 1996 and the resulting regulatory and capital adequacy issues which were resolved in 1997 and 1998.

        Regulatory assessments increased $185,000 during 1998 to $1.4 million when compared to 1997, primarily as a result of deposit growth. The increase of $673,000 to $1.2 million in 1997 compared to 1996 was primarily the result of regulatory and capital adequacy issues. These issues were substantially resolved in 1997 and 1998.

        Expenses related to the amortization of mortgage servicing rights increased 15.5% to $910,000 in 1998 when compared to 1997, primarily because of substantial loan refinancing activity during the low mortgage interest rate environment experienced in 1998 and an 18.1% increase in mortgage servicing rights assets in 1998 compared to 1997 as a result of an 11.6% increase in mortgage production volume in 1998. Expenses related to the amortization of mortgage servicing rights declined to $788,000 in 1997 compared to $1.9 million in 1996 due to the 1996 and 1997 sales of mortgage servicing rights.

        Excluding mortgage servicing rights, expenses related to mortgage banking activities were $3.5 million in 1998 compared to $3.8 million in 1997 and $4.5 million in 1996.

        The following schedule summarizes the change in mortgage servicing rights for the three years ended December 31, 1998:

                                           Years Ended
                                           December 31,
                                    --------------------------
                                     1998      1997      1996
                                    ------    ------    ------
                                      (Dollars In Millions)
Beginning balance                   $  2.2    $  5.5    $  7.8
Add:
   Originated servicing rights         1.3       0.3       0.9
                                    ------    ------    ------
                                       3.5       5.8       8.7
Less:
   Amortization                        0.4       0.5       0.8
   Loan payoff                         0.5       0.3       0.8
   Bulk sale                             -       2.8       1.6
                                    ------    ------    ------
Ending balance                      $  2.6    $  2.2    $  5.5
                                    ======    ======    ======

        Expenses related to retail brokerage and securities related services totaled $2.9 million in 1998 compared to $3.1 million in both 1997 and 1996.

        Other expenses in 1998 totaled $6.0 million, which is approximately the same amount as in restated 1997. Fidelity recorded a $671,000 write-down of a commercial real estate owned property in 1998 as a result of an impairment to its value, while in 1997, Fidelity restated its financial results to reflect a $1.3 million impairment of an asset related to a 1996 indirect automobile loan securitization. (See "Restatement" discussion in Note 1 to Consolidated Financial Statements.) Advertising and promotion expenses increased $244,000 to $370,000 and collection fees increased $253,000 to $345,000 in 1998 when compared to 1997.

PROVISION FOR INCOME TAXES The provision for income taxes consists of provisions for Federal and state income taxes. The provision for income taxes for 1998 and 1997 was $2.2 million and $0.5 million, respectively, compared to a $3.5 million tax benefit for the same period in 1996. Fidelity's effective tax rate approximated statutory rates for all periods.


FINANCIAL CONDITION

        Fidelity manages its assets and liabilities to maximize long-term earnings opportunities while maintaining the integrity of its financial position and the quality of earnings. To accomplish this objective, management strives to effect efficient management of interest rate risk and liquidity needs. The primary objectives of interest-sensitivity management are to minimize the effect of interest rate changes on the net interest margin and to manage the exposure to risk while maintaining net interest income at acceptable levels. Liquidity is provided by carefully structuring the balance sheet. As a result of the public offering in December 1997, Fidelity has increased its funding alternatives and significantly improved its capital and liquidity position.

        Fidelity's Asset/Liability Management Committee ("ALCO") meets regularly to review Fidelity's interest rate sensitivity positions and its current and projected liquidity.

MARKET RISK Fidelity's primary risk exposures are interest rate risk and credit risk and, to a lesser extent, liquidity risk. Over the next twelve months, an additional primary risk exposure is that which is associated with the Y2K issues discussed below. These risk exposures relate to computer operations and automated information systems and controls and liquidity issues that may evolve from market behaviors caused by Y2K concerns. Fidelity has little or no risk related to trading accounts, commodities or foreign exchange.

        Interest rate risk is the exposure of a banking organization's financial condition and earnings ability to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk can pose a significant threat to Fidelity's assets, earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Fidelity's success.

        Fidelity's ALCO, which includes senior management representatives, monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in portfolio values and net interest income with changes in interest rates. A primary purpose of the ALCO is to manage interest rate risk, to effectively invest Fidelity's capital, and to preserve the value created by its core business operations. Fidelity's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors.

        Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization's quantitative levels of exposure. When assessing the interest rate risk management process, Fidelity seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires Fidelity to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

      The Board of Governors of the Federal Reserve, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk.

      Interest rate sensitivity analysis is used to measure Fidelity's interest rate risk by computing estimated changes in earnings and the net present value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net present value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 200 basis point increase or decrease in market interest rates.

      Fidelity utilizes a statistical research firm specializing in the banking industry to provide various quarterly analyses related to its current and projected financial performance, including a rate shock analysis.

      Data sources for this and other analyses include quarterly FDIC Call Reports and the Federal Reserve Y-9C, management assumptions, industry norms and financial markets data. The standard algebraic formula for calculating present value is used. Present value is the future cash flows of a financial investment, or portfolio of financial instruments, discounted to the present. For purposes of evaluating rate shock, rate change induced sensitivity tables are used in determining repayments, prepayments and early withdrawals.

      The schedule below sets forth an analysis of Fidelity's assumed earnings market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest-rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Assumptions have been made as to appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in assumptions significantly affect the estimates and, as such, the derived earnings and fair value may not be indicative of the value negotiated in an actual sale or comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

      Rate shock analysis provides only a limited, point in time view of Fidelity's interest rate sensitivity. The gap analysis also does not reflect factors such as the magnitude (versus the timing) of future interest rate changes and asset prepayments. The actual impact of interest rate changes upon Fidelity's earnings and net present value may differ from that implied by any static rate shock measurement. In addition, Fidelity's net interest income and net present value under various future interest rate scenarios are affected by multiple other factors not embodied in a static rate shock analysis, including competition, changes in the shape of the Treasury yield curve, divergent movement among various interest rate indices, and the speed with which interest rates change.

      The following schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of Fidelity's assets, liabilities and off-balance sheet items as a result of an immediate increase and an immediate decrease of 200 basis points in market rates of interest:

RATE SHOCK ANALYSIS
(Dollars in Thousands)

                                                       December 31, 1998                              December 31, 1997
                                           -----------------------------------------   -------------------------------------------
Market rates of interest                   +200 Basis Points      -200 Basis Points    +200 Basis Points        -200 Basis Points
                                           -------------------    ------------------   -------------------     -------------------
Change in net present value                     $(2,993)                 $301               $(6,491)                $ 4,536
                                           ===================    ==================   ===================     ===================
Percent change in net interest income              1.22%                (1.46)%                1.49%                  (1.76)%
                                           ===================    ==================   ===================     ===================
Percent change in net income                       7.53%                (8.96)%                4.01%                  (4.73)%
                                           ===================    ==================   ===================     ===================

      The analysis indicates that an immediate 200 basis point increase in market rates of interest would reduce the net present value of Fidelity, while an immediate 200 basis point decrease in market rates of interest would increase the net present value. The impact on net present value has decreased under both scenarios when compared to 1997, primarily because of the relative balance between asset sensitivity and liability sensitivity over time. The analysis indicates that a similar rate increase would increase both net interest income and net income over a one year period, while a similar decrease would reduce both net interest income and net income. The projected impact on earnings reflects the asset sensitive characteristics of Fidelity in the short term. (See "Interest Rate Sensitivity".) The impact on percent change in net interest income for 1998 is similar to that for 1997 and reflects the asset sensitivity of Fidelity over a six month time horizon and the liability sensitivity of Fidelity over a six to twelve month time horizon. The analysis indicates that the effects of either an immediate and sustained increase or decrease in market rates of interest of 200 basis points would not be material to Fidelity's net present value or operating results over a one year period.

INTEREST RATE SENSITIVITY The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of assets and liabilities. It is Fidelity's policy not to invest in derivatives in the ordinary course of business. Fidelity performs a monthly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances generally are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. However, fixed rate residential mortgage loans are primarily included based on scheduled payments with a minor prepayment factor incorporated, and credit card loans with a fixed rate are spread based on historical run-off experience over an eight month period. Through such analysis, Fidelity monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

        The interest rate sensitivity structure within Fidelity's balance sheet at December 31, 1998, indicated a cumulative net interest sensitivity liability gap of 12.07% when projecting out one year. In the near term, defined as six months, Fidelity had a cumulative net interest sensitivity asset gap of 10.47% as of December 31, 1998. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income.

        Fidelity's policy states that the cumulative gap at the six month and one year period should not exceed 10%. Any interest rate risk associated with greater cumulative gap positions was mitigated in 1998 because of the net interest sensitivity asset gap in the near term and the net interest sensitivity liability gap at one year. Fidelity's interest rate shock analysis indicates that Fidelity was relatively insensitive to an interest rate shock of plus or minus 200 basis points. (See "Market Risk" on the preceeding page.) The following table illustrates Fidelity's interest rate sensitivity at December 31, 1998, as well as the cumulative position at December 31, 1998:

INTEREST RATE SENSITIVITY ANALYSIS (1)                                  TABLE 4



(Dollars in Thousands)
                                                                    December 31, 1998
                                        ----------------------------------------------------------------------------
                                                                    Repricing Within
                                          0-30       31-60      61-90     91-120    121-150    151-180     181-365
                                          Days       Days       Days       Days       Days       Days        Days
                                        --------   --------   --------   ---------  --------   --------    ---------
Interest-earning assets
  Investment securities
    available-for-sale                  $  1,150   $ 21,100   $   1,050  $   1,000  $   2,950  $     900   $   5,400
  Investment securities
    held-to-maturity                         630        620         600        585        570        550      13,000
  Loans                                  155,510      7,604       5,339      6,329      6,398      7,539      34,954
  Loans held for sale                      9,655     30,000           -          -          -          -           -
  Federal funds sold                      45,786          -           -          -          -          -           -
  Due from banks - interest earning        1,418          -           -          -          -          -           -
                                        --------   --------   ---------  ---------  ---------  ---------   ---------
      Total interest-earning assets      214,149     59,324       6,989      7,914      9,918      8,989      53,354
                                        --------   --------   ---------  ---------  ---------  ---------   ---------

Interest-bearing liabilities

  Demand deposit accounts                  5,121      5,121       5,121      5,121      5,121      5,121      30,727
  Savings and NOW accounts                 1,188      1,188       1,188      1,188      1,188      1,188       7,130
  Money market                             3,931      3,931       3,931      3,931      3,931      3,931      23,587
  Time Deposits>$100,000                  24,878      7,893       7,269      5,880      6,891      3,579      33,661
  Time Deposits <$100,000                 20,240     15,831      18,448     20,580     16,998     12,132     106,077
  Long-term debt                               -          -           -          -          -          -          50
  Short-term borrowings                   16,516          -           -          -          -          -           -
                                        --------   --------   ---------  ---------  ---------  ---------   ---------
    Total interest-bearing liabilities    71,874     33,964      35,957     36,700     34,129     25,951     201,232
                                        --------   --------   ---------  ---------  ---------  ---------   ---------

Interest-sensitivity gap                $142,275   $ 25,360   $ (28,968) $ (28,787) $ (24,211) $ (16,963)  $(147,880)
                                        ========   ========   =========  =========  =========  =========   =========

Cumulative gap at 12/31/98              $142,275   $167,625   $ 138,667  $ 109,880  $  85,669  $  68,706   $ (79,174)
                                        ========   ========   =========  =========  =========  =========   =========
Ratio of cumulative gap to total
  interest-earning assets                  21.68%     25.55%      21.13%     16.75%     13.06%      10.47%    (12.07)%

Ratio of interest-sensitive assets to
 interest-sensitive liabilities
  (12/31/98)                              297.95     174.67       19.44      21.56      29.06      34.64       26.51

                                          December 31, 1998
                                         -------------------
                                           Repricing Within
                                            Over
                                          One Year     Total
                                         ----------  --------
Interest-earning assets
  Investment securities                  $   9,855   $ 43,405
    available-for-sale
  Investment securities                     13,098     29,653
    held-to-maturity
  Loans                                    272,549    496,221
  Loans held for sale                            -     39,655
  Federal funds sold                             -     45,786
  Due from banks - interest earning              -      1,418
                                         ---------   --------
      Total interest-earning assets        295,501    656,137
                                         ---------   --------

Interest-bearing liabilities

  Demand deposit accounts                   40,970    102,425
  Savings and NOW accounts                  57,037     71,296
  Money market                              31,450     78,625
  Time Deposits>$100,000                    17,549    107,600
  Time Deposits <$100,000                   51,014    261,318
  Long-term debt                            15,600     15,650
  Short-term borrowings                          -     16,516
                                         ---------   --------
    Total interest-bearing liabilities     213,620    653,429
                                         ---------   --------

Interest-sensitivity gap                  $ 81,881   $  2,708
                                          ========   ========

Cumulative gap at 12/31/98                $  2,708
                                          ========
Ratio of cumulative gap to total
  interest-earning assets                     0.41%

Ratio of interest-sensitive assets to
  interest-sensitive liabilities
  (12/31/98)                                138.33

--------------
(1) Fidelity follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

YEAR 2000 RISK Y2K technology risk exposure arises primarily as a result of many computer operating systems and computer application programs utilizing only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with a 20 rather than a 19 (for example, the year 2000). If not corrected, many computer applications could fail or create erroneous results. This problem could affect any computer hardware or software, or computerized environmental systems (including elevators, security systems, vault doors, etc.) Certain computer software could be affected by other upcoming dates. For example, September 9, 1999, could affect software which recognizes 99 or 999 as a command to void or cease certain operations.

        Financial institutions are highly automated and computerized applications are critical to their operations and controls. The financial regulators, including the Federal Financial Institutions Examination Council ("FFIEC") are acutely aware of the potential problems associated with Y2K and the effects they could have on individual financial institutions and, indeed, on the entire financial system. The FFIEC has issued numerous recommended and mandatory guidelines and timetables which financial institutions must meet in order to assure that all Y2K issues are timely addressed and resolved. The FFIEC has mandated that the primary regulator of each financial institution will conduct quarterly reviews to assess the progress made in identifying and rectifying any and all issues related to the Y2K problem.

        The operating systems and the large majority of application systems used by Fidelity are products of established national vendors which provide software and services to numerous users. Fidelity is primarily utilizing the services of consultants dedicated to working with Fidelity's data processing staff to conduct its Y2K program. The Y2K program consists of a five-phase methodology employed throughout the organization and addresses all automated processes. This methodology includes awareness, assessment, renovation, validation and implementation.

        Fidelity has identified approximately 80 different programs or applications which must be processed through the above five-phase methodology, 10 of which have been identified as mission-critical, or essential to the daily operations of Fidelity. It is anticipated that all of these mission-critical programs or applications will be certified as complete and Y2K compliant no later than the target dates established by the FFIEC. The remaining programs or applications are in various stages of completion and it is anticipated that these systems will be compliant by June 30, 1999.

        Fidelity is assessing any potentially material Y2K risks associated with customers, suppliers, correspondents and counterparties and is conducting inquiries, tests, evaluations and other due diligence procedures to mitigate or eliminate these risks as deemed appropriate. No single customer, supplier, correspondent or counterparty is considered to be critical to the business of Fidelity. Legal documents and contracts such as those for new loans, equipment purchases, service providers, etc. are being evaluated and modified on an on-going basis as appropriate to mitigate any Y2K risks. Fidelity is also developing contingency plans for its mission-critical systems if Y2K compliance does not occur timely. Additionally, Fidelity has developed a contingency liquidity plan should concerns about Y2K issues cause some customers to deviate from normal banking behaviors. Finally, a detailed plan is being developed for the week preceding and the week following December 31, 1999, which will detail contingency and back-up procedures to address any possible internal or external problems resulting from Y2K.

        Procedures are in place to assure that all systems certified as Y2K compliant remain compliant, that any new or revised systems or software is tested for Y2K compliance before purchase or implementation, that customers, correspondents or counterparties identified as having a possible material impact on Fidelity as a result of potential Y2K problems are monitored on a periodic basis to identify any changes in their Y2K risks profiles, and that all new customers, correspondents or counterparties are evaluated for potential Y2K risks.

        Fidelity has incurred expenses of approximately $816,000 related to Y2K issues for the twelve months ended December 31, 1998, primarily consisting of consulting fees. It is anticipated that the total expenses associated with the Y2K project during 1998 and 1999 will be approximately $1.2 million. An additional $170,000 has been expended during 1998 for hardware, software and software upgrades which are Y2K compliant. These expenditures will provide operating enhancements or operating efficiencies and would have been made during 1998 or 1999 irrespective of the Y2K compliance issue.

        Fidelity believes that it is taking all necessary actions to mitigate Y2K technology issues and that the probability of significant Y2K problems in 1999 and thereafter is low. However, the occurrence of significant Y2K problems could result in material operating and legal expenses, material disruption of the operations of Fidelity and/or its customers and suppliers, material liquidity problems and material charge-offs, which amounts cannot be quantified.

LIQUIDITY Market and public confidence in the financial strength of the Bank and financial institutions in general will largely determine the Bank's access to appropriate levels of liquidity. This confidence is significantly dependent on the Bank's ability to maintain sound asset credit quality and appropriate levels of capital resources.

      Liquidity is defined as the ability of the Bank to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the Bank's liquidity position by giving consideration to both on-balance sheet and off-balance sheet sources of and demands for funds on a daily and weekly basis.

        Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits and certain interest rate-sensitive deposits; a collateralized line of credit at the Federal Reserve Bank discount window: a collateralized line of credit from the Federal Home Loan Bank of Atlanta; a secured line of credit from a correspondent bank; and borrowings under unsecured overnight Federal funds lines available from correspondent banks. During 1998 and 1997, Fidelity sold $158 million and $125 million, respectively in indirect automobile loans. In addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

        Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 1998, capital ratios exceeded those regulatory levels required for a well capitalized institution.

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

        Fidelity's Consolidated Statements of Cash Flows included in the accompanying Consolidated Financial Statements present certain information about cash flows from operating, investing and financing activities. Fidelity's principal cash flows relate to investing and financing activities of the Bank, rather than operating activities. While the statement presents the periods' net cash flows from lending and deposit activities, it does not reflect certain important aspects of the Bank's liquidity described above, including (i) anticipated liquidity requirements under outstanding credit commitments to customers, (ii) intraperiod volatility of deposits, particularly fluctuations in the volume of commercial customers' noninterest-bearing demand deposits, and
(iii) unused borrowings available under unsecured Federal funds lines, secured or collateralized lines, repurchase agreements, and other arrangements. The Bank's principal source of operating cash flows is net interest income.

        Fidelity National Corporation's ("the Parent Company") liquidity is limited, and it relies primarily on equity sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. Currently the Bank can pay interest on its subordinated debt and cash dividends on its preferred stock and common stock. (See "Regulatory Agreements" in Note 2 of the Notes to Consolidated Financial Statements.) The Parent Company is currently prohibited from incurring additional debt and from paying any dividend on the common stock of Fidelity without the prior approval of the FRB.

        Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses and depreciation and amortization. Net cash provided by operations was negatively impacted in 1998 by the increase in loans held-for-sale of $35 million. Net cash flows provided by investing activities was positively impacted by the net sales and calls of investment securities of $53 million and negatively impacted by a net increase in loans of $233 million, offset in part by $160 million in proceeds from the sale of loans. Net cash flows from financing activities was positively impacted by an increase in deposits of $53 million.

        Cash increased by $11 million during 1998 and was available for the purchase of earning assets, including investment securities and loans and for other corporate purposes.

        Net cash provided by operations was positively impacted in 1997 by the reduction in loans held-for-sale of $34 million when compared to 1996. Net cash flows provided by investing activities were negatively impacted by the net purchases of investment securities of $48 million and a net increase in loans of $146 million, offset in part by $125 million in proceeds from the sale of loans. Net cash flows from financing activities were positively impacted by an increase in deposits of $24 million, proceeds from the issuance of preferred stock of $6 million and proceeds from the issuance of common stock of $23 million.

        Net cash provided by operations was positively impacted in 1996 by the reduction in loans held-for-sale of $9 million. Net cash flows provided by investing activities were negatively impacted by the net purchases of investment securities of $24 million and a net increase in loans of $286 million, offset in part by $204 million in proceeds from the sale of loans. Net cash flows from financing activities were positively impacted by an increase in deposits of $78 million and proceeds from an increase in short-term borrowings of $9 million.

        Fidelity has adopted a contingency liquidity plan that addresses liquidity issues which may evolve from market behaviors caused by Y2K concerns. These items include additional credit lines, maintaining a higher than normal liquidity position late in 1999 and higher than normal balances in cash and due from banks.

        Except for the possible adverse effects arising out of the FRB Agreement, discussed in "Regulatory Agreement," the Y2K risks discussed above and under "Market Risks" and the level of the credit card and indirect automobile loan delinquencies and charge-offs, there are no known trends, events, or uncertainties of which Fidelity is aware that may have or that are likely to have a material adverse effect on Fidelity's liquidity, capital resources or operations.

LOANS During 1998, total loans outstanding, including loans held-for-sale, increased $99 million or 22.6%, to $536 million. The increase in loans outstanding was attributable to an aggressive lending focus, a strong lending market and an improved capital position which allowed Fidelity to begin to grow its loan portfolios. This followed a period of capital restraint on growth that ended at year-end 1997. By year-end 1998, commercial loans increased $21 million or 40.8%, consumer installment loans increased $48 or 31.4%, real estate construction loans increased $16 million or 36.3%, and real estate mortgage loans increased $24 million or 36.9%. These increases were partially offset by a $16 million or 12.9% decline in credit card loans. Average total loans for 1998 increased $25 million to $489 million or 5.3%.

        During 1997, total loans outstanding, including loans held-for-sale, declined $30 million to $437 million. By year- end 1997, credit card loans declined $24 million or 16.6%, real estate construction loans declined $12 million or 20.9% and real estate mortgage loans declined $7 million or 9.9%. These declines were partially offset by increases in commercial and consumer installment loans

NONPERFORMING ASSETS Nonperforming assets consist of nonaccrual and restructured loans and other real estate. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated or after full principal has been recovered when



LOANS, BY CATEGORY                                                      TABLE 5

(Dollars in Thousands)

                                                                 December 31,
                                           ----------------------------------------------------
                                             1998       1997       1996       1995       1994
                                           --------   --------   --------   --------   --------
Commercial:
  Commercial, financial and agricultural   $ 71,542   $ 50,169   $ 43,247   $ 37,778   $ 29,831
  Tax exempt                                  1,259      1,527        698      1,517      2,091
                                           --------   --------   --------   --------   --------
     Total commercial                        72,801     51,696     43,945     39,295     31,922
Real estate-construction                     60,695     44,536     56,325     40,955     32,355
Real estate-mortgage                         88,430     64,602     71,719     61,247     66,707
Consumer installment                        169,938    152,123    113,513     78,806     89,595
Credit cards                                104,357    119,864    143,782    139,873    110,870
                                           --------   --------   --------   --------   --------
  Loans                                     496,221    432,821    429,284    360,176    331,449
Allowance for loan losses                    11,911     14,320     16,511      5,536      4,344
                                           --------   --------   --------   --------   --------
Loans, net                                 $484,310   $418,501   $412,773   $354,640   $327,105
                                           ========   ========   ========   ========   ========

Total Loans
Loans                                      $496,221   $432,821   $429,284   $360,177   $331,449
Loans held-for-sale:
  Mortgage loans                              9,655      4,361     13,106     12,113      2,225
  Consumer installment                       30,000          -     25,000     35,000          -
                                           --------   --------   --------   --------   --------
     Total loans held-for-sale               39,655      4,361     38,106     47,113      2,225
                                           --------   --------   --------   --------   --------
     Total loans                           $535,876   $437,182   $467,390   $407,290   $333,674
                                           ========   ========   ========   ========   ========


LOAN MATURITY AND INTEREST RATE SENSITIVITY                             TABLE 6
(Dollars in Thousands)


                                                                      December 31, 1998
                                                    --------------------------------------------------
                                                     Within     One Through      Over
                                                    One Year     Five Years   Five Years       Total
                                                    --------     ----------   -----------     --------
Loan Maturity
    Commercial, financial and agricultural          $33,268       $27,760       $11,774       $ 72,802
    Real estate-construction                         43,467        15,744         1,484         60,695
                                                    -------       -------       -------       --------
         Total                                      $76,735       $43,504       $13,258       $133,497
                                                    =======       =======       =======       ========
Interest Rate Sensitivity
    Selected loans with:
    Predetermined interest rates:
       Commercial, financial and agricultural       $ 6,795       $12,930       $ 6,968       $ 26,693
       Real estate-construction                           -             -           135            135
    Floating or adjustable interest rates:
       Commercial, financial and agricultural        26,473        14,830         4,806         46,109
       Real estate-construction                      43,467        15,744         1,349         60,560
                                                    -------       -------       -------       --------
         Total                                      $76,735       $43,504       $13,258       $133,497
                                                    =======       =======       =======       ========

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

      Nonperforming assets at December 31, 1998, were $2.9 million. Since December 31, 1997, nonperforming assets have declined $741,000, or 20.1%. During 1998, other real estate declined $1.2 million to $1.1 million. This decline was due in part to a write-down of approximately $671,000 on a commercial real estate property as a result of a reduction in its appraised value. At December 31, 1998 and 1997, there were no restructured loans. Nonperforming assets increased $175,000 in 1997 from $3.5 million at December 31, 1996. The ratio of nonperforming assets to total loans and other real estate was .55% at December 31, 1998, compared to 0.84% and 0.75% at December 31, 1997 and 1996, respectively. The ratio of loans past due 90 days and still accruing to total loans was .82% at December 31, 1998. This ratio was 1.42% and 1.47% at December 31, 1997 and 1996, respectively.

      When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is reduced by the interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is reduced and a charge for that amount is made to the allowance for loan losses. For 1998, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was approximately $110,000.

      Credit card accounts are sampled on a quarterly basis and reviewed to assure compliance with Fidelity's credit policy. Review procedures include a determination that the appropriate verification process has been completed, a recalculation of the borrower's debt ratio has been performed, and an analysis of the borrower's credit history has been conducted to determine if it meets established bank criteria. Policy exceptions are analyzed monthly. Delinquent accounts are monitored daily and charged off after 180 days past due, which is the industry standard. Prior to charge-off, interest on credit card loans continues to accrue. Upon charge-off, all current period interest income and related fees are charged against interest income.


NONPERFORMING ASSETS                                                    TABLE 7

(Dollars in Thousands)                                                        December 31,
                                                            ----------------------------------------------
                                                             1998      1997      1996      1995      1994
                                                            ------    ------    ------    ------    ------
Nonperforming Assets
  Nonaccrual loans                                          $1,848    $1,422    $2,940    $3,105    $1,189
  Restructured loans                                             -         -         -         -         -
  Other real estate and repossessions                        1,093     2,260       567     1,339     1,714
                                                            ------    ======    ======    ======    ======
  Total nonperforming assets                                $2,941    $3,682    $3,507    $4,444    $2,903
                                                            ======    ======    ======    ======    ======

Loans past due 90 days or more and still accruing           $4,393    $6,194    $6,890    $3,091    $2,134
                                                            ======    ======    ======    ======    ======
Ratio of past due loans to total loans                         .82%     1.42%     1.47%      .76%      .64%
Ratio of nonperforming assets to total
   loans and other real estate                                 .55%      .84%      .75%     1.09%      .87%

      Management is not aware of any potential problem loans other than those disclosed in the table above, which includes all loans recommended for such classification by regulators, which would have a material impact on asset quality. The adverse trends impacting the consumer portfolio, primarily credit cards and indirect auto loans, have been discussed elsewhere herein.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES Allocation of the allowance for loan losses is based primarily on historical loan loss experience, utilizing loss migration analysis where appropriate, adjusted for changes in the risk characteristics of each loan category. Additional amounts are allocated based on the evaluation of the loss potential of individual troubled loans and the anticipated affect of economic conditions on both individual loans and loan categories. Since the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

      At December 31, 1998, the allowance for loan losses was $11.9 million, or 2.40% of loans compared to $14.3 million, or 3.31% of loans at December 31, 1997. At December 31, 1998 and 1997, credit card loans totaled $104 million and $120 million, respectively, or 19.5% and 27.4% of total loans, respectively. This is compared to $144 million, or 30.8%, at December 31, 1996. The amount of the allowance for loan losses allocated to credit cards was $7.8 million at December 31, 1998, compared to $9.4 million at December 31, 1997. Fidelity has reduced its allowance for loan losses and particularly the allowance allocated to credit card loans due to the decline in credit card loans outstanding, declining credit card net charge-offs and delinquencies and the projected decline in net charge-offs on credit card loans. See "Provision for Loan Losses."

      At December 31, 1996, Fidelity's allowance for loan losses as a percentage of loans was 3.85%. A significant portion of the allowance was allocated to Fidelity's credit card portfolio. During 1997 and 1998, credit card delinquencies and credit card charge-offs declined. As a result, the allowance for loan losses as a percentage of loans declined to 2.40% at December 31, 1998. Management believes the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8

(Dollars in Thousands)

                           December 31, 1998    December 31, 1997    December 31, 1996
                           -----------------    -----------------    -----------------
                           Allowance    %*      Allowance     %*     Allowance    %*
                           ---------   -----    ---------   -----    ---------  ------
Commercial, financial
    and agricultural       $    174    14.67%   $    154    11.94%   $     98    10.24%
Real estate-construction         63    12.23          48    10.29          35    13.12
Real estate-mortgage             60    17.82          65    14.93         350    16.71
Consumer installment          3,458    34.25       3,442    35.15       2,282    26.44
Credit cards                  7,779    21.03       9,436    27.69      13,746    33.49
Unallocated                     377        -       1,175        -           -        -
                           --------   ------    --------   ------    --------   ------
    Total                  $ 11,911   100.00%   $ 14,320   100.00%   $ 16,511   100.00%
                           ========   ======    ========   ======    ========   ======

                                 December 31, 1995         December 31, 1994
                               --------------------     ---------------------
                               Allowance       %*        Allowance        %*
                               ---------      -----      ---------     ------
Commercial, financial
    and agricultural            $   97        10.91%      $   54         9.64%
Real estate-construction            30        11.37           26         9.85
Real estate-mortgage                 8        17.00           16        20.10
Consumer installment               357        21.88          402        26.96
Credit cards                     4,875        38.84        3,750        33.45
Unallocated                        169            -           96            -
                                ------       ------       ------       ------
    Total                       $5,536       100.00%      $4,344       100.00%
                                ======       ======       ======       ======

* Percentage of respective loan type to total loans.


The following schedule summarizes data related to Fidelity's preapproved and other credit card activities:


                                               December 31,
                          ----------------------------------------------------
                            1998       1997       1996       1995       1994
                          --------   --------   --------   --------   --------
                                          (Dollars in Thousands)
Loans outstanding:
    Preapproved           $ 38,156   $ 46,868   $ 57,980   $ 30,690   $      -
    Other                   66,201     72,996     85,802    109,183    110,870
                          --------   --------   --------   --------   --------
        Total             $104,357   $119,864   $143,782   $139,873   $110,870
                          ========   ========   ========   ========   ========

Delinquencies 30+ days:
    Preapproved           $  5,093   $  6,855   $  8,665   $  1,724   $      -
    Other                    3,511      4,197      6,715      6,055      5,553
                          --------   --------   --------   --------   --------
        Total             $  8,604   $ 11,052   $ 15,380   $  7,779   $  5,553
                          ========   ========   ========   ========   ========

Net charge-offs:
    Preapproved           $  5,554   $  7,810   $  5,078   $     52   $      -
    Other                    4,183      5,590      7,510      6,537      4,072
                          --------   --------   --------   --------   --------
        Total             $  9,737   $ 13,400   $ 12,588   $  6,589   $  4,072
                          ========   ========   ========   ========   ========

INVESTMENT SECURITIES The levels of taxable securities and short-term investments reflect Fidelity's strategy of maximizing portfolio yields within overall asset and liability management parameters while providing for liquidity needs. Investment securities totaled $73 million and $126 million at December 31, 1998 and 1997, respectively. A significant percentage of the holdings are backed by U.S. Government or Federal agency guarantees limiting the credit risks associated with these securities. The decrease at December 31, 1998, compared to December 31, 1997, was attributable to securities sales proceeds of $4.2 million, $52.5 million in securities called by the issuing agencies, $35.0 million in maturities and $10.5 million in principal payments on mortgage backed securities for a total decline of $102 million in investment securities only partially offset by purchases of investment securities totaling $49.0 million. The decline in investment securities was the result of a decision to fund loan growth in part through a decline in balances of lower yielding investment securities, mitigating in part the decline in the average yield on interest-earning assets during 1998. (See "Results of Operations".) The average life of Fidelity's securities portfolio was 2.9 years at December 31, 1998. At year-end 1998, approximately $43 million of investment securities were classified as available-for-sale, compared to $88 million at December 31, 1997. The net unrealized gains on these securities at December 31, 1998, were $0.1 million before taxes compared to net unrealized gains of $0.3 million before taxes at December 31, 1997.

      At December 31, 1998, Fidelity classified all but $30 million of its investment securities as available-for-sale. Fidelity maintains a relatively high percentage of its investment portfolio as available-for-sale for possible liquidity needs related to loan production.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9


(Dollars in Thousands)                                                   December 31,
                                   ------------------------------------------------------------------------------------
                                              1998                        1997                           1996
                                   -----------------------      ------------------------         ----------------------
                                   Amortized        Fair        Amortized         Fair           Amortized       Fair
                                     Cost           Value         Cost            Value            Cost          Value
                                   ---------      --------      ---------        -------         ---------      -------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies        $ 32,978       $ 33,108       $ 94,272        $ 94,486        $ 54,128       $ 53,798
Mortgage-backed securities           36,942         37,037         28,899          29,022          21,754         21,740
Other investments                     3,015          3,015          2,425           2,425           1,854          1,854
                                   --------       --------       --------        --------        --------       --------
  Total                            $ 72,935       $ 73,160       $125,596        $125,933        $ 77,736       $ 77,392
                                   ========       ========       ========        ========        ========       ========


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS (1)   TABLE 10


(Dollars in Thousands)

                                                              December 31, 1998                      December 31, 1997
                                                  ---------------------------------------    ------------------------------------
                                                  Amortized         Fair         Average     Amortized       Fair       Average
                                                    Cost            Value       Yield (2)       Cost         Value      Yield (2)
                                                  --------         -------      ---------    ---------       -----      ---------

AVAILABLE-FOR-SALE
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies
   Due in less than one year                        $     -        $     -           -%      $34,850        $34,857      5.75%
   Due after five years through ten years            23,000         23,058        6.75        25,442         25,578      6.96
   Due after ten years                                    -              -           -        12,970         13,025      7.47
Mortgage-backed securities                           20,282         20,347        6.13        14,409         14,548      6.61
                                                    -------        -------                   -------        -------
   Total                                            $43,282        $43,405                   $87,671        $88,008
                                                    =======        =======                   =======        =======
HELD-TO-MATURITY
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies
   Due after five years through ten years           $ 9,978        $10,050       6.54%       $     -        $     -          -%
   Due after ten years                                    -              -          -         21,010         21,026       6.93
Mortgage-backed securities                           16,659         16,691       6.26         14,490         14,474       6.05
                                                    -------        -------                   -------        -------
  Total                                             $26,637        $26,741                   $35,500        $35,500
                                                    =======        =======                   =======        =======

----------
(1) This table excludes equity investments which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.

DEPOSITS AND FUNDS PURCHASED Total deposits increased during 1998 to $622 million, or 9.6%, from $568 million at December 31, 1997. On an average balance basis, interest-bearing demand deposits grew $22 million, savings deposits declined $6 million and time deposits grew $4 million. During 1996, brokered deposits were used to support loan growth for loan sales. Brokered deposits were not used during 1997 or 1998. Core deposits, Fidelity's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000. Core deposits are obtained from a broad range of customers. Average interest-bearing core deposits were $396 million and $384 at December 31, 1998 and 1997, respectively.

      Total deposits as of December 31, 1997, increased $23 million or 4.3% from $545 million as of December 31, 1996. On an average balance basis, all categories of deposits except interest-bearing demand deposits reflected volume increases.

      Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts and escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits represented 17.72% of average core deposits in 1998 compared to 18.96% in 1997. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11


 (Dollars in Thousands)                                                  December 31,
                                         ---------------------------------------------------------------------------
                                                  1998                      1997                       1996
                                         ----------------------    ----------------------    -----------------------
                                         Average                   Average                   Average
                                         Amount          Rate      Amount           Rate     Amount            Rate
                                         ---------------------     ----------------------    -----------------------
Noninterest-bearing demand deposits      $ 85,720           -      $ 72,807            -%    $ 70,073            -%
Interest-bearing demand deposits          103,912        3.46%       82,298         2.81      100,966         3.51
Savings deposits                           22,649        3.36        28,963         3.56       26,516         3.99
Time deposits                             367,484        5.77       363,148         5.75      344,551         5.79
                                         --------                  --------                  --------
       Total average deposits            $579,765        5.17      $547,216         5.10     $542,106         4.53
                                         ========                  ========                  ========



 (Dollars in Thousands)

                                          December 31, 1998
                        Maturity Distribution of Time Deposits $100,000 or More
                        -------------------------------------------------------
                        Three months or less                        $ 40,039
                        Over three through six months                 16,238
                        Over six through twelve months                33,774
                        Over twelve months                            17,549
                                                                    --------
                                Total                               $107,600
                                                                    ========

 SCHEDULE OF SHORT-TERM BORROWINGS (1)                                  TABLE 12
 (Dollars in Thousands)

                                                                                                      Weighted
                              Maximum                             Average Interest                    Average
       Year Ended          Outstanding at           Average         Rate During       Ending      Interest Rate at
       December 31,        any Month-End            Balance            Year           Balance         Year-End
       ------------        -------------           --------       ----------------   ---------    ----------------
          1998               $  46,909             $ 22,172            3.33%         $  16,516        3.16%

          1997               $  29,020             $ 15,322            3.17%         $  16,368        3.17%

          1996               $  25,760             $ 18,907            3.67%         $  17,184        3.06%

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank that mature either overnight or on a fixed maturity not to exceed three months.

LONG-TERM DEBT On December 12, 1995, Fidelity issued $15 million in 8.5% Subordinated Notes due January 31, 2006. Fidelity loaned $10 million of the proceeds to Fidelity National Bank to enhance the Bank's total capital ratio. The balance of the proceeds was used to retire certain previously issued subordinated notes and for general corporate purposes. The balance of the long term debt consists of subordinated notes payable to individuals.

SHAREHOLDERS' EQUITY Shareholders' equity at December 31, 1998, was $55 million, an increase of $4 million, or 6.2%, from $51 million at December 31, 1997. Realized shareholders' equity (shareholders' equity excluding unrealized gains or losses on investment securities available-for-sale) was $55 million at December 31, 1998, and $51 million at December 31, 1997. The increase in 1998 was due to net income and common stock issued under employee benefit plans, offset primarily by the declaration of common stock and preferred stock dividends.

      The 1997 increase in shareholders' equity compared to 1996 was primarily attributable to the net proceeds of $5,650,000 from the issuance of 984,000 shares, at $6.25 per share, of Non-Cumulative 8% Convertible Preferred Stock and the net proceeds of $23,467,000 from the issuance of 3,450,000 shares, at $7.50 per share, of common stock through a public stock offering.

      Fidelity paid preferred stock dividends of $492,000 and $128,000 in 1998 and 1997, respectively. During 1998 Fidelity paid $325,000 in dividends on common stock compared to no dividends in 1997 and $693,000 in dividends in 1996. The following schedule summarizes per share common stock dividends paid for the last three years:


                                 Dividends Paid
                       ---------------------------------
                           1998        1997       1996
                       -----------  ---------  ---------
First Quarter          $    -        $  -      $   .0375
Second Quarter              -           -          .0375
Third Quarter               -           -          .0375
Fourth Quarter          .0400           -          .0375
For the Year            .0400           -          .1500

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Fidelity adopted the new standard in 1998. Fidelity has elected to present comprehensive income (loss) in a separate financial statement. See Consolidated Financial Statements.

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities are to use to report information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. Because Fidelity generally operates in a single business segment, the adoption of this standard did not have a significant impact on Fidelity's financial disclosures.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". ("SFAS No. 133"). SFAS No.133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Company's December 31, 2000, financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Adoption is not expected to result in a material financial impact based on Fidelity's limited use of derivatives.

      In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software of Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance as to when it is or is not appropriate to capitalized the cost of software developed or obtained for internal use. The effect of the adoption of SOP 98-1 was not material to Fidelity's financial position or results of operations.


FORWARD-LOOKING STATEMENTS

      This review contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Fidelity's assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins,
(ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets,
(iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity's market,
(vi) delay and/or increased costs in achieving Y2K compliance, and (vii) greater than anticipated credit losses. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission, including the Annual Report and 10K for 1998.

QUARTERLY FINANCIAL INFORMATION

        The following table sets forth, for the periods indicated, certain consolidated quarterly financial information of Fidelity. This information is derived from unaudited Consolidated Financial Statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with Fidelity's Consolidated Financial Statements and the Notes thereto included elsewhere in this report.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13


(Dollars in Thousands)
                                                             1998                                        1997
                                         -------------------------------------------  -----------------------------------------
                                         Fourth        Third      Second     First     Fourth      Third    Second      First
                                         Quarter      Quarter     Quarter   Quarter    Quarter    Quarter   Quarter    Quarter
                                         ---------   ---------    --------  --------  ---------  --------   --------   -------
 Interest income                         $16,299     $16,578      $15,465   $15,430   $15,343    $15,953    $15,611    $15,246
 Interest expense                          7,264       7,298        6,606     6,577     6,610      6,650      6,429      6,521
                                         -------     -------      -------   -------   -------    -------    -------    -------
   Net interest income                     9,035       9,280        8,859     8,853     8,733      9,303      9,182      8,725
 Provision for loan losses                 2,700        2000        2,850     1,900     2,765      3,400      3,500      4,770
 Noninterest income before
   securities gains                        4,775       4,617        5,201     4,092     4,251      4,173      3,581      5,234
 Securities gains                            121          41           93         -       140          -          -          -
                                         -------     -------      -------   -------   -------    -------    -------    -------
     Total noninterest income              4,896       4,658        5,294     4,092     4,391      4,173      3,581      5,234
 Noninterest expense                      10,428      10,091        9,564     9,365    10,685      9,247      8,771      8,717
                                         -------     -------      -------   -------   -------    -------    -------    -------
     Income (loss) before income taxes       803       1,847        1,739     1,680      (326)       829        492        472
 Income tax expense (benefit)                299         680          623       615      (101)       288        154        163
                                         -------     -------      -------   -------   -------    -------    -------    -------
     Net Income (loss)                   $   504     $ 1,167      $ 1,116   $ 1,065   $  (225)   $   541    $   338    $   309
                                         =======     =======      =======   =======   =======    =======    =======    =======
 Basic earnings per share                $   .06     $   .13      $   .12   $   .12   $   .08    $   .09    $   .07    $   .07
                                         =======     =======      =======   =======   =======    =======    =======    =======
 Diluted earnings per share              $   .05     $   .13      $   .12   $   .12   $   .08    $   .09    $   .07    $   .07
                                         =======     =======      =======   =======   =======    =======    =======    =======

                         REPORT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors
Fidelity National Corporation

We have audited the accompanying consolidated statements of condition of Fidelity National Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income
(loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                       /s/ Ernst & Young LLP

Atlanta, Georgia
January 29, 1999

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                                  December 31,
                                                                      ------------------------------------
                                                                          1998                   1997 (1)
                                                                      -------------          -------------

ASSETS
   Cash and due from banks - Note 13                                  $  32,726,501          $  25,843,295
   Interest-bearing deposits with banks                                   1,417,679              2,349,419
   Federal funds sold                                                    45,785,746             41,068,827
   Investment securities available-for-sale - Note 3                     43,404,870             88,007,985
   Investment securities held-to-maturity  (fair values
       of  $29,755,873 and $37,924,411 for 1998
       and 1997, respectively) - Note 3                                  29,652,667             37,925,224
   Loans held-for-sale                                                   39,655,259              4,360,765
   Loans, net of unearned income - Note 4                               496,220,907            432,820,665
   Allowance for loan losses - Note 4                                   (11,910,601)           (14,319,591)
                                                                       -------------          -------------
   Loans, net                                                           484,310,306            418,501,074
   Premises and equipment, net - Note 5                                  19,643,697             20,517,650
   Other real estate - Note 4                                             1,093,264              2,259,704
   Accrued interest receivable                                            4,560,617              3,917,066
   Other assets                                                          10,626,947             12,181,758
                                                                      -------------          -------------
          Total assets                                                $ 712,877,553          $ 656,932,767
                                                                      =============          =============
LIABILITIES
   Deposits - Note 6
       Noninterest-bearing demand deposits                            $ 102,424,607          $  87,054,288
       Interest-bearing deposits:
            Demand and money market                                     128,053,878             83,756,126
            Savings                                                      21,867,183             21,748,732
            Time deposits, $100,000 and over                            107,599,557             98,190,352
            Other time deposits                                         261,318,402            277,567,827
                                                                      -------------          -------------
                    Total deposits                                      621,263,627            568,317,325
     Short-term borrowings - Note 7                                      16,515,867             16,367,839
     Long-term debt - Note 8                                             15,650,000             15,800,000
     Accrued interest payable                                             3,189,129              3,192,701
     Other liabilities                                                    1,703,450              1,906,800
                                                                      -------------          -------------
                    Total liabilities                                   658,322,073            605,584,665
                                                                      -------------          -------------
Commitments and contingencies - Notes 13 and 14

SHAREHOLDERS' EQUITY - Notes 2 and 11
   Preferred stock, no par value.  Authorized
     10,000,000; issued and outstanding  984,000 shares
     of Non-cumulative 8% Convertible Preferred
     Stock - Series A, stated value $6.25                                 6,150,000              6,150,000
   Common Stock, no par value. Authorized
     50,000,000; issued  8,144,958 and 8,125,499; outstanding
     8,133,866 and 8,114,407 in 1998 and 1997, respectively              35,124,941             34,943,110
  Treasury stock                                                            (69,325)               (69,325)
  Net unrealized gains on investment
     securities available-for-sale, net of tax                               75,968                208,694
  Retained earnings                                                      13,273,896             10,115,623
                                                                      -------------          -------------
                 Total shareholders' equity                              54,555,480             51,348,102
                                                                      -------------          -------------
      Total liabilities and shareholders' equity                      $ 712,877,553          $ 656,932,767
                                                                      =============          =============


See accompanying notes to consolidated financial statements.

(1)  As restated, see Note 1.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Years ended December 31,
                                                          ------------------------------------------------
                                                             1998             1997 (1)            1996
                                                          -----------       -----------       ------------

INTEREST INCOME
    Loans, including fees                                 $55,295,291       $56,010,450       $ 54,333,446
    Investment securities (taxable)                         6,631,283         4,835,128          4,956,072
    Federal funds sold                                      1,689,132         1,238,941            436,649
    Deposits with other banks                                 156,465            68,463             74,104
                                                          -----------       -----------       ------------
         Total interest income                             63,772,171        62,152,982         59,800,271

INTEREST EXPENSE
    Deposits - Note 6                                      25,550,474        24,236,294         24,532,698
    Short-term borrowings                                     759,736           485,593            692,591
    Long-term debt                                          1,434,390         1,487,673          1,501,487
                                                          -----------       -----------       ------------
         Total interest expense                            27,744,600        26,209,560         26,726,776

NET INTEREST INCOME                                        36,027,571        35,943,422         33,073,495
    Provision for loan losses - Note 4                      9,450,000        14,435,000         25,127,000
                                                          -----------       -----------       ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        26,577,571        21,508,422          7,946,495

NONINTEREST INCOME
    Service charges on deposit accounts                     2,376,002         2,096,948          1,737,145
    Credit card fees                                        3,277,781         3,083,913          2,927,992
    Mortgage banking activities                             3,345,774         4,902,945          6,900,260
    Brokerage activities                                    3,032,084         3,276,829          3,201,220
    Indirect lending activities                             3,786,746         2,247,941          1,379,354
    Trust activities                                        1,107,639         1,131,220            845,794
    Securities gains, net - Note 3                            254,737           140,090            603,977
    Other                                                   1,758,834           498,870            709,480
                                                          -----------       -----------       ------------
         Total noninterest income                          18,939,597        17,378,756         18,305,222


NONINTEREST EXPENSE
    Salaries and employee benefits - Note 10               17,162,862        17,012,788         16,411,631
    Furniture and equipment                                 2,757,686         2,293,866          1,722,979
    Net occupancy                                           3,225,106         2,974,877          2,596,155
    Credit card processing and transaction fees             3,011,844         2,814,563          3,030,290
    Communication expenses                                  2,091,842         1,968,448          1,684,176
    Professional and other services                         2,926,444         2,397,399          1,383,890
    Regulatory assessments                                  1,381,174         1,196,001            522,658
    Amortization of mortgage servicing rights                 910,207           788,201          1,927,250
    Other                                                   5,980,785         5,974,374          6,209,631
                                                          -----------       -----------       ------------
         Total noninterest expense                         39,447,950        37,420,517         35,488,660
                                                          -----------       -----------       ------------

         Income (loss) before income taxes                  6,069,218         1,466,661         (9,236,943)

         Income tax expense (benefit) - Note 9              2,216,630           503,748         (3,495,212)
                                                          -----------       -----------       ------------

NET INCOME (LOSS)                                         $ 3,852,588       $   962,913       $ (5,741,731)
                                                          ===========       ===========       ============

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS        $ 3,483,588       $   711,835       $ (5,741,731)
                                                          ===========       ===========       ============

BASIC EARNINGS  (LOSS)  PER SHARE                         $      0.43       $      0.15       $      (1.24)
                                                          ===========       ===========       ============

DILUTED EARNINGS  (LOSS)  PER SHARE                       $      0.42       $      0.15       $      (1.24)
                                                          ===========       ===========       ============

Weighted average shares outstanding                         8,123,049         4,831,364          4,619,530
                                                          ===========       ===========       ============


See accompanying notes to consolidated financial statements.

(1)  As restated, see Note 1.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                                         Years ended December 31,
                                                                            -------------------------------------------------
                                                                               1998              1997 (1)            1996
                                                                            -----------        -----------        -----------

NET INCOME (LOSS)                                                           $ 3,852,588        $   962,913        $(5,741,731)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX: - Note 1
    Net unrealized (losses) gains on investment securities
           available-for-sale arising during the year                          (132,726)           348,935           (830,015)
    Less reclassification adjustment for gains included in net income          (168,850)          (116,578)          (496,433)
                                                                            -----------        -----------        -----------
          Other comprehensive (loss) income                                    (301,576)           232,357         (1,326,448)
                                                                            -----------        -----------        -----------
COMPREHENSIVE INCOME (LOSS)                                                 $ 3,551,012        $ 1,195,270        $(7,068,179)
                                                                            ===========        ===========        ===========


See accompanying notes to consolidated financial statements.

(1)  As restated, see Note 1.




                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     Preferred Stock              Common Stock              Treasury Stock
                                                  ----------------------    -------------------------     ------------------

                                                  Shares        Amount       Shares         Amount        Shares     Amount
                                                  -------     ----------    ---------    ------------     ------    --------

BALANCE  JANUARY 1, 1996                               --             --    4,619,475    $ 11,303,406     11,092    $(69,325)
Net loss                                               --             --           --              --         --          --
Dividends declared ($.15 per share)                    --             --           --              --         --          --
Common Stock issued under
    Employee Stock Purchase Plan                       --             --        1,766          19,502         --          --
    Issuance of Common Stock to Directors              --             --       44,015         555,689         --          --
Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                     --             --           --              --         --          --
                                                  -------     ----------    ---------    ------------     ------    --------

BALANCE DECEMBER 31, 1996                              --             --    4,665,256      11,878,597     11,092     (69,325)
 Net income (1)                                        --             --           --              --         --          --
Preferred stock issued                            984,000      6,150,000           --        (500,000)        --          --
 Common Stock issued through
    public offering                                    --             --    3,450,000      23,466,963         --          --
Common Stock issued under
    Employee Stock Purchase Plan                       --             --       10,243          97,550         --          --
Preferred dividends declared ($.26 per share)          --             --           --              --         --          --
Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                     --             --           --              --         --          --
                                                   -------     ----------    ---------    ------------     ------    --------

BALANCE DECEMBER 31, 1997                         984,000      6,150,000    8,125,499      34,943,110     11,092     (69,325)
Net income                                             --             --           --              --         --          --
Common Stock issued under
    Employee Benefit Plans                             --             --       19,459         181,831         --          --
Preferred dividends declared
    ($.375 per share)                                  --             --           --              --         --          --
Common dividends declared
    ($.04 per share)                                   --             --           --              --         --          --
Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                     --             --           --              --         --          --
                                                  -------     ----------    ---------    ------------     ------    --------
BALANCE DECEMBER 31, 1998                         984,000     $6,150,000    8,144,958    $ 35,124,941     11,092    $(69,325)
                                                  =======     ==========    =========    ============     ======    ========


                                                    Net unrealized
                                                  gains (losses) on
                                                      Investment
                                                      Securities                         Total
                                                    Available-for-     Retained       Shareholders'
                                                         Sale          Earnings          Equity
                                                       ---------     ------------     ------------

BALANCE  JANUARY 1, 1996                               $ 689,774     $ 15,838,425     $ 27,762,280
Net loss                                                      --       (5,741,731)      (5,741,731)
Dividends declared ($.15 per share)                           --         (692,909)        (692,909)
Common Stock issued under
    Employee Stock Purchase Plan                              --               --           19,502
    Issuance of Common Stock to Directors                     --               --          555,689
 Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                      (830,015)              --         (830,015)
                                                       ---------     ------------     ------------

BALANCE DECEMBER 31, 1996                               (140,241)       9,403,785       21,072,816
 Net income (1)                                               --          962,913          962,913
Preferred stock issued                                        --               --        5,650,000
 Common Stock issued through
    public offering                                           --               --       23,466,963
Common Stock issued under
    Employee Stock Purchase Plan                              --               --           97,550
Preferred dividends declared ($.26 per share)                 --         (251,075)        (251,075)
Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                       348,935               --          348,935
                                                       ---------     ------------     ------------

BALANCE DECEMBER 31, 1997                                208,694       10,115,623       51,348,102
Net income                                                    --        3,852,588        3,852,588
Common Stock issued under
    Employee Benefit Plans                                    --               --          181,831
Preferred dividends declared
    ($.375 per share)                                         --         (369,000)        (369,000)
Common dividends declared
    ($.04 per share)                                          --         (325,315)        (325,315)
Change in net unrealized gains
    (losses) on investment securities
    available-for-sale, net of tax                      (132,726)              --         (132,726)
                                                       ---------     ------------     ------------
BALANCE DECEMBER 31, 1998                              $  75,968     $ 13,273,896     $ 54,555,480
                                                       =========     ============     ============


See accompanying notes to consolidated financial statements

(1)  As restated, see Note 1.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Years ended December 31,
                                                                          -------------------------------------------------
                                                                              1998             1997 (1)           1996
                                                                          -------------     -------------     -------------

  CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                                  $   3,852,588     $     962,913     $  (5,741,731)
       Adjustments to reconcile net income to net cash
        provided by (used in)
        operating activities:
        Provision for loan losses                                             9,450,000        14,435,000        25,127,000
        Depreciation and amortization of premises and equipment               2,291,075         1,979,847         1,481,379
        Amortization of mortgage servicing rights                               910,207           788,201         1,927,250
        Additions of originated mortgage servicing rights                    (1,285,422)         (343,974)         (893,878)
        Securities gains, net                                                  (254,737)         (140,090)         (603,977)
        Gain on loan sales and securitization                                (1,924,424)         (920,983)         (672,012)
        Proceeds from sales of other real estate                                496,730           327,644           345,575
        Net (increase) decrease in loans held-for-sale                      (35,294,494)       33,745,103         9,006,667
        Net (increase) decrease in accrued interest receivable                  (68,195)        1,090,810        (1,430,014)
        Net (decrease) increase in accrued interest payable                      (3,572)         (309,930)          895,829
        Net (decrease) increase in other liabilities                           (203,350)         (540,952)          502,481
        Net decrease (increase) in other assets                               1,850,691         6,076,041        (7,504,116)
        Other, net                                                             (372,677)         (241,953)           54,117
                                                                          -------------     -------------     -------------
            Net cash flows provided by (used in) operating activities       (20,555,580)       56,907,677        22,494,570

  CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of investment securities held-to-maturity                 (17,149,952)      (30,092,474)      (33,294,485)
         Maturities of investment securities held-to-maturity                25,441,717                --        30,375,000
         Sales of investment securities available-for-sale                    4,152,969         9,117,568        43,781,536
         Purchases of investment securities available-for-sale              (31,922,142)      (79,833,616)      (65,077,185)
        Maturities of investment securities available-for-sale               72,393,747        52,983,590         3,728,880
         Net increase in loans                                             (232,894,418)     (146,410,725)     (286,040,758)
        Purchases of premises and equipment                                  (1,417,122)       (2,698,418)      (10,692,025)
        Proceeds from sale of loans                                         160,310,320       125,158,018       203,543,314
                                                                          -------------     -------------     -------------
            Net cash flows used in investing activities                     (21,084,881)      (71,776,057)     (113,675,723)


  CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase (decrease) in demand deposits, money market
                    accounts, and savings accounts                           59,786,522         1,362,961        (5,693,692)
             Net (decrease) increase in time deposits                        (6,840,220)       22,241,035        83,899,712
          Proceeds from issuance of Preferred Stock                                  --         5,650,000                --
          Proceeds from issuance of Common Stock                                181,831        23,564,513           575,191
            Repayment of long-term debt                                        (150,000)         (700,000)         (250,000)
               Increase (decrease) in short-term borrowings                     148,028          (815,930)        8,938,578
              Dividends paid                                                   (817,315)         (128,075)         (692,909)
                                                                          -------------     -------------     -------------
            Net cash flows provided by financing activities                  52,308,846        51,174,504        86,776,880
                                                                          -------------     -------------     -------------
            Net increase (decrease) in cash and cash equivalents             10,668,385        36,306,124        (4,404,273)

  Cash and cash equivalents, beginning of year                               69,261,541        32,955,417        37,359,690
                                                                          -------------     -------------     -------------
  Cash and cash equivalents, end of year                                  $  79,929,926     $  69,261,541     $  32,955,417
                                                                          =============     =============     =============
   Supplemental disclosures of cash flow information:
       Cash paid during the year  for:
            Interest                                                      $  27,748,172     $  26,519,490     $  25,830,947
                                                                          =============     =============     =============
            Income taxes                                                  $   2,000,000           700,000     $   1,375,000
                                                                          =============     =============     =============


See accompanying notes to consolidated financial statements.

(1) As restated, see Note 1.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries (collectively Fidelity). Fidelity National Corporation owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity National Mortgage Corporation is a wholly owned subsidiary of the Bank. Fidelity is a financial services company which offers traditional banking, mortgage, trust, and investment services to its customers, who are generally individuals and small to medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The financial statements have been prepared in conformity with generally accepted accounting principles followed within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, servicing assets, securitization assets and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation.

RESTATEMENT. Fidelity's earnings for 1997 have been reduced $871,236 or $.18 per share. This restatement of prior year earnings is attributable to an error that caused an overstatement in the value of assets related to Fidelity's only securitization asset at year-end 1997. Fidelity performs a quarterly evaluation of its securitization asset. The error occurred as a result of a computational error in determining the fair value of the securitization asset.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold within one-day periods.

INVESTMENT SECURITIES. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Fidelity classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Fidelity had no trading securities at December 31, 1998 or 1997. Held-to-maturity securities are those securities which Fidelity has the ability and positive intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

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

LOANS AND INTEREST INCOME. Loans are reported at principal amounts outstanding net of unearned income and deferred fees and costs. Interest income is recognized in a manner that results in a level yield on principal amounts outstanding. The accrual of interest is discontinued when, in management's judgment, it is determined that the collectibility of interest or principal is doubtful.

         Rate related loan fee income is included in interest income. Loan origination and commitment fees and certain direct origination costs are deferred and the net amount is amortized as an adjustment of the yield over the contractual lives of the related loans, taking into consideration assumed prepayments.

         Current period accrued interest-related income charges on credit card loans are charged off to interest income. Annual fees collected for credit cards are recognized as income on a straight-line basis over the period the fee entitles the cardholder to use the card.

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

CREDIT CARDS. Costs related to the origination of credit cards are capitalized and amortized over one year using the straight-line method. The net amount of capitalized costs remaining as of December 31, 1998 and 1997, is $59,000 and $38,000, respectively.

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

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Fidelity's allowance for loan losses. Such agencies may require Fidelity to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         A substantial portion of Fidelity's loans is secured by real estate located in metropolitan Atlanta, Georgia. In addition, all of Fidelity's other real estate is located in this same market area. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate are susceptible to changes in market conditions in this market area.

LOANS HELD-FOR-SALE. Loans held-for-sale include mortgage loans and certain indirect automobile loans at December 31, 1998, and mortgage loans at December 31, 1997. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 1998 or 1997, and fair values for such loans held-for-sale approximated or exceeded their carrying values.

         Gains and losses on sales of loans are recognized at the settlement date. Gains and losses are determined as the difference between the net sales proceeds, including the estimated value associated with excess or deficient servicing fees to be received, and the carrying value of the loans sold.

PREMISES AND EQUIPMENT. Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the lease term or estimated useful life, whichever is shorter.

OTHER REAL ESTATE. Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of cost or fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value less selling costs of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income.

INCOME TAXES. Fidelity files a consolidated Federal income tax return. Taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER COMMON SHARE. Fidelity has adopted the provisions of SFAS No. 128, "Earnings Per Share." All earnings per share amounts for all periods presented have been restated to conform to the requirements of SFAS 128. The difference between basic earnings per share and diluted earnings per share during 1998 was a result of the dilutive effect of stock options.

MORTGAGE BANKING ACTIVITIES. Effective January 1, 1995, Fidelity adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." On January 1, 1997, Fidelity adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which superseded SFAS No. 122. SFAS No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Prior to the issuance of SFAS No. 122, capitalization of mortgage servicing rights was limited to servicing rights purchased from third parties. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows determined using assumptions that market participants would use in estimating future net servicing income which includes discount rate, prepayment estimate, and per loan cost to service. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the amortized capitalized mortgage servicing rights for each stratum exceeds the current fair value. Impairment losses are recognized as reductions in the carrying value of the asset, through the use of a valuation allowance.

         During 1998, 1997 and 1996, Fidelity capitalized approximately $1,259,000, $343,000 and $894,000, respectively, of originated servicing rights, recorded amortization of approximately $406,000, $429,000 and $573,000, respectively and recorded a valuation allowance of approximately $29,000, $14,000 and $49,000, respectively related to those rights. These amounts are included in other assets. The estimated fair value of originated and purchased mortgage servicing rights at December 31, 1998 and 1997, was approximately $ 3.0 million and $3.2 million, respectively.

STOCK OPTIONS. Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of Fidelity's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Fidelity adopted this statement in 1998, which is a more inclusive financial reporting methodology that includes disclosure of certain financial information that previously has not been recognized in the calculation and reporting of net income. Fidelity's only comprehensive income items are related to unrealized gains and losses on investment securities classified as available-for-sale and reclassification adjustments for gains on securities sales and calls included in net income. All comprehensive income items are tax effected at a rate of 38%.

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities are to use to report information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. The adoption of this standard did not have a significant impact on Fidelity as Fidelity principally operates in one business segment.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for Fidelity's December 31, 2000, financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Adoption is not expected to result in a material financial impact based on Fidelity's limited use of derivatives.

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance as to when it is or is not appropriate to capitalized the cost of software developed or obtained for internal use. The effect of the adoption of SOP 98-1 was not material to Fidelity's financial position or results of operations.


2 - REGULATORY AGREEMENTS

         Fidelity National Bank is a national banking association and is subject to Federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System (the "FRB") and to banks whose deposits are insured by the Federal Deposit Insurance Corporation.

         Fidelity National Bank's principal regulator is the Office of the Comptroller of the Currency (the "OCC"). At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks as part of its oversight responsibilities. Based on its examinations, the OCC can direct a national bank to adjust its financial statements in accordance with the examination's findings. The extent, if any, to which future OCC examinations may ultimately result in adjustments to the consolidated financial statements cannot presently be determined.

         In 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act") was adopted. Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio declines to 2% or less.

         To implement the prompt corrective action provisions of the 1991 Act, the OCC adopted regulations placing financial institutions in five categories based upon capitalization ratios. Undercapitalized institutions are prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles may be expected to maintain capital above the minimum level.

         On December 1, 1998, the OCC terminated the formal agreement dated November 14, 1996, between Fidelity National Bank and the OCC. The formal agreement had provided that Fidelity National Bank (i) appoint an "Oversight Committee"; (ii) achieve and maintain specified higher capital levels; (iii) develop a three-year capital program which included, among other things, certain restrictions on dividend payments by the Bank; and (iv) revise and amend its strategic plan.

         Also, on December 1, 1998, the OCC advised Fidelity National Bank that it was deemed to be "well capitalized." On April 3, 1997, the OCC had notified Fidelity National Bank that since it had not met the minimum capital levels established for an "adequately capitalized" bank as of December 31, 1996, the Bank was then deemed to be "undercapitalized" and was subject to "prompt corrective action." As a result, the Bank had been subject to restrictions on its ability to pay dividends and management fees and to restrictions on asset growth and expansion in 1997 and 1998.

         The table below sets forth the capital requirements for the Bank under OCC regulations, under the formal agreement (which was terminated on December 1, 1998) and the Bank's capital ratios at December 31, 1998 and 1997:

                                  OCC Regulations
                            ---------------------------                             December 31,
                             Adequately        Well            Formal         ------------------------
Capital Ratios              Capitalized     Capitalized      Agreement          1998            1997
-------------------         -----------     -----------      ---------        --------        --------
Leverage                        4.00%           5.00%           6.00%           7.10%           7.49%
Risk-Based Capital:
  Tier 1                        4.00            6.00            7.00            8.68            9.30
  Total                         8.00           10.00           11.00           11.65           12.60


         The Board of Governors of the Federal Reserve System ("FRB") is the principal regulator of Fidelity National Corporation, a bank holding company. The FRB has established capital requirements as a function of its oversight of bank holding companies. Each bank holding company must maintain the minimum capital ratios set forth in the following table. At December 31, 1998 and 1997, Fidelity National Corporation exceeded the minimum capital requirements.

         Fidelity's Board of Directors on February 13, 1997, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("FRB Agreement"). The FRB Agreement, among other things, prohibits Fidelity from redeeming its capital stocks, paying dividends on its common stock or incurring debt without prior approval of the FRB. The FRB Agreement continues until canceled by the FRB.

         The following table depicts Fidelity's capital ratios at December 31, 1998 and 1997, in relation to the minimum capital ratios established by the regulations of the FRB (dollars In thousands):

                                                  December 31, 1998              December 31, 1997
                                               -----------------------       ------------------------
                                                Amount         Percent        Amount          Percent
                                               --------        -------       --------         -------

Tier 1 Capital:
    Actual                                     $ 54,069          9.25%       $ 49,280           9.97%
    Minimum                                      23,385          4.00          19,762           4.00
                                               --------         -----        --------          -----
    Excess                                     $ 30,684          5.25%       $ 29,518           5.97%
                                               ========         =====        ========          =====
Total risk-based capital:
    Actual                                     $ 76,794         13.14%       $ 71,326          14.44%
    Minimum                                      46,770          8.00          39,525           8.00
                                               --------         -----        --------          -----
    Excess                                     $ 30,024          5.14%       $ 31,801           6.44%
                                               ========         =====        ========          =====
Tier 1 Capital  Leverage Ratio:
    Actual                                                       7.57%                          8.04%
    Minimum                                                      3.00                           3.00
                                                                -----                          -----
    Excess                                                       4.57%                          5.04%
                                                                =====                          =====



         Set forth below are Fidelity's pertinent capital ratios under the FRB regulations as of December 31, 1998 and 1997:

                                                                    December 31,
                             Adequately         Well          ------------------------
Capital Ratios               Capitalized     Capitalized        1998            1997
-------------------          -----------     -----------      --------        --------
Leverage                        3.00%           5.00%           7.57%           8.04%
Risk-Based Capital:
  Tier 1                        4.00            6.00            9.25            9.97
  Total                         8.00           10.00           13.14           14.44



         Generally, dividends that may be paid by Fidelity National Bank to Fidelity are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. At December 31, 1998, Fidelity National Bank's total shareholders' equity was $51 million.

3 - INVESTMENT SECURITIES

         Investment securities at December 31, 1998 and 1997, are summarized as follows:

                                                                               Gross         Gross
                                                            Amortized       Unrealized     Unrealized          Fair
                                                              Cost             Gains         Losses            Value
                                                           -----------       --------       --------        -----------
    Securities available-for-sale at December 31, 1998:
       U.S. Treasury securities and obligations of U.S.
         Government corporations and agencies              $23,000,000       $ 58,350       $     --        $23,058,350
       Mortgage-backed securities                           20,282,339        126,239        (62,058)        20,346,520
                                                           -----------       --------       --------        -----------
         Total                                             $43,282,339       $184,589       $(62,058)       $43,404,870
                                                           ===========       ========       ========        ===========

    Securities available-for-sale at December 31, 1997:
       U.S. Treasury securities and obligations of U.S.
         Government corporations and agencies              $73,261,961       $212,240       $(14,376)       $73,459,825
       Mortgage-backed securities                           14,409,423        141,440         (2,703)        14,548,160
                                                           -----------       --------       --------        -----------
         Total                                             $87,671,384       $353,680       $(17,079)       $88,007,985
                                                           ===========       ========       ========        ===========

    Securities held-to-maturity December 31, 1998:
       U.S. Treasury securities and obligations of U.S.
             Government corporations and agencies          $ 9,978,219       $ 71,781       $     --        $10,050,000
         Mortgage-backed securities                         16,659,200         62,399        (30,974)        16,690,625
          Other securities                                   3,015,248             --             --          3,015,248
                                                           -----------       --------       --------        -----------
             Total                                         $29,652,667       $134,180       $(30,974)       $29,755,873
                                                           ===========       ========       ========        ===========

    Securities held-to-maturity at December 1997:
       U.S. Treasury securities and obligations of U.S.
             Government corporation and agencies           $21,010,285       $ 15,540       $     --        $21,025,825
         Mortgage-backed securities                         14,489,939             --        (16,353)        14,473,586
          Other securities                                   2,425,000             --             --          2,425,000
                                                           -----------       --------       --------        -----------
             Total                                         $37,925,224       $ 15,540       $(16,353)       $37,924,411
                                                           ===========       ========       ========        ===========


         Proceeds from sales of investment securities available-for-sale during 1998 and 1997 were $4,152,969 and $9,117,568, respectively. Gross gains of $187,129 and $140,090 for 1998 and 1997, respectively, were realized on those sales. In 1998, an additional gain of $67,608 was realized on $52,500,000 of investment securities called at par. Proceeds from the sale of investment securities were $43,781,536 in 1996 with related gross gains of $603,977. Income tax expense related to the sale of securities was $90,584, $49,816 and $214,776 in 1998, 1997 and 1996, respectively. There were no investments held in trading accounts during 1998, 1997 or 1996.

         The following table depicts amortized cost and estimated fair value of investment securities at December 31, 1998 and 1997, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which primarily consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock, are not included in the following table as they have no stated maturity.

                                                                December 31, 1998                   December 31, 1997
                                                          -----------------------------       -----------------------------
                                                           Amortized           Fair            Amortized           Fair
                                                             Cost              Value             Cost              Value
                                                          -----------       -----------       -----------       -----------

AVAILABLE-FOR-SALE
   U.S. Treasury Securities and obligations of U.S.
     Government corporations and agencies:
     Due in one year or less                              $        --       $        --       $34,850,094       $34,856,375
     Due after five years through ten years                23,000,000        23,058,350        25,441,677        25,577,705
     Due after ten years or more                                   --                --        12,970,190        13,025,745
                                                          -----------       -----------       -----------       -----------
                                                           23,000,000        23,058,350        73,261,961        73,459,825
   Mortgage-backed securities                              20,282,339        20,346,520        14,409,423        14,548,160
                                                          -----------       -----------       -----------       -----------
     Total                                                $43,282,339       $43,404,870       $87,671,384       $88,007,985
                                                          ===========       ===========       ===========       ===========

HELD-TO-MATURITY
   U.S. Treasury securities and obligations of U.S.
     Government corporations and agencies:
     Due after five years through ten years               $ 9,978,219       $10,050,000       $        --       $        --
     Due after ten years                                           --                --        21,010,285        21,025,825
    Mortgage-backed securities                             16,659,200        16,690,625        14,489,939        14,473,586
                                                          -----------       -----------       -----------       -----------
     Total                                                $26,637,419       $26,740,625       $35,500,224       $35,499,411
                                                          ===========       ===========       ===========       ===========


         Investment securities with a carrying value of approximately $70,012,000 and $58,330,000 at December 31, 1998 and 1997, respectively, were pledged as collateral for public deposits, securities sold under agreements to repurchase, and for other purposes required by law.


4 - LOANS

         Loans outstanding, by classification, are summarized as follows:

                                                                         December 31,
                                                               -------------------------------
                                                                   1998               1997
                                                               ------------       ------------
                  Credit cards                                 $104,356,609       $119,864,009
                  Real estate-mortgage                           88,429,607         64,601,854
                  Real estate-construction                       60,695,156         44,535,553
                  Commercial, financial and agricultural         72,801,512         51,696,075
                  Consumer installment                          169,938,023        152,123,174
                                                               ------------       ------------
                     Total loans                                496,220,907        432,820,665
                  Less: Allowance for loan losses                11,910,601         14,319,591
                                                               ------------       ------------
                     Loans, net                                $484,310,306       $418,501,074
                                                               ============       ============

         Loans held-for-sale at December 31, 1998, totaled $39,655,259, of which $9,655,259 were mortgage loans and $30,000,000 were indirect auto loans. Fidelity, through one of its subsidiaries, had loan participations sold without recourse in the amount of $4.7 million and $6.3 million at December 31, 1998 and 1997, respectively. Fidelity, through its mortgage subsidiary, was servicing loans for others of approximately $220 million, $233 million and $580 million at December 31, 1998, 1997 and 1996, respectively.

         Loans in nonaccrual status amounted to approximately $1,848,000, $1,422,000, and $2,940,000 at December 31, 1998, 1997 and 1996, respectively.
The allowance for loan losses related to these impaired loans was $61,000, $56,000, and $561,000 at December 31, 1998, 1997 and 1996, respectively. The average recorded investment in impaired loans during 1998, 1997 and 1996 was $1,869,952, $1,592,000, and $3,135,000, respectively. If such impaired loans had been on a full accrual basis, interest income on these loans would have been approximately $110,000, $73,000, and $278,000 in 1998, 1997 and 1996,
respectively.

         There were no loans transferred to other real estate in 1998. Loans totaling approximately $2,011,000 and $237,600 were transferred to other real estate in 1997 and 1996, respectively. In 1998, Fidelity recorded a write-down of $671,000 on a commercial real estate owned property as a result of an impairment to its value. There were sales of $480,000 from other real estate financed by Fidelity in 1998. Loans are reported net of deferred loan fees of $74,449, $63,591 and $104,669 at December 31, 1998, 1997 and 1996, respectively.

         Fidelity has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk. The following is a summary of activity during 1998 for such loans:

    Loan balances at December 31, 1997          $3,418,633
    New loans                                    2,853,839
    Less loan repayments                         1,970,978
                                                ----------
    Loan balances at December 31, 1998          $4,301,494
                                                ==========


    The following is a summary of activity in the allowance for loan losses:

                                                              December 31,
                                          ----------------------------------------------------
                                              1998                1997                1996
                                          ------------        ------------        ------------
    Balance at beginning of year          $ 14,319,591        $ 16,510,842        $  5,536,504
    Provision for loan losses                9,450,000          14,435,000          25,127,000
    Loans charged off:
      Credit cards                         (12,091,609)        (14,734,739)        (13,156,340)

      Other loans                           (2,472,604)         (3,521,443)         (1,659,492)

    Recoveries on loans charged off          2,705,224           1,629,931             663,170
                                          ------------        ------------        ------------
      Balance at end of year              $ 11,910,601        $ 14,319,591        $ 16,510,842
                                          ============        ============        ============


5 - PREMISES AND EQUIPMENT
    Premises and equipment is summarized as follows:

                                                                  December 31,
                                                         -----------------------------
                                                            1998              1997
                                                         -----------       -----------
    Land                                                 $ 4,019,020       $ 2,735,320
    Buildings and improvements                             9,634,385        11,014,127
    Furniture and equipment                               17,742,752        16,411,152
                                                         -----------       -----------
                                                          31,396,157        30,160,599
    Less accumulated depreciation and amortization        11,752,460         9,642,949
                                                         -----------       -----------
     Premises and equipment, net                         $19,643,697       $20,517,650
                                                         ===========       ===========


         As of December 31, 1998, Fidelity was lessee in two leases at market terms with two corporations, one of which is controlled by a director of Fidelity, and the other corporation of which a director of Fidelity is a majority shareholder. The first lease is for a bank branch, for approximately 35,000 square feet at an approximate annual rate of $17 per square foot, subject to pro rata increases for any increases in taxes, insurance, utilities, and maintenance. The second lease is for a 2,200 square foot bank branch at an approximate annual rate of $11 per square foot, subject to pro rata increases for any increases in taxes and insurance.

6 - DEPOSITS

         Time deposits over $100,000 as of December 31, 1998 and 1997, were $107,599,557 and $98,190,352, respectively. Maturities for time deposits over $100,000 as of December 31, 1998, in excess of one year are as follows:
$11,611,554 in one to two years, $3,930,672 in two to three years, $1,345,772 in three to five years, and $660,653 after five years. Related interest expense was $5,655,764, $5,131,909, and $5,042,964 for the years ended December 31, 1998,
1997 and 1996,
respectively. Included in demand and money market deposits were NOW accounts totaling $49,907,053 and $39,673,545 at December 31, 1998 and 1997,
respectively.

7 - SHORT-TERM BORROWINGS

         At December 31, 1998 and 1997, short-term borrowings consisted of securities sold under agreements to repurchase totaling $16,515,867 and $16,367,839, respectively. Short-term borrowings mature either overnight or on a fixed maturity not to exceed three months. At December 31, 1998, Fidelity had a line of credit with the Federal Home Loan Bank to borrow up to a maximum of $20 million under a line of credit, which requires loans secured by real estate, investment securities or other acceptable collateral. The Bank also has a $15 million collateralized line of credit and a total of $20.4 million in unsecured short term lines of credit available with several financial institutions. Interest expense on Federal Home Loan Bank advances was $26,830 in 1998 and $36,720 in 1997. The weighted average rate on short-term borrowings outstanding at December 31, 1998 1997 and 1996, was 3.16%, 3.17% and 3.06%, respectively.


8 - LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                              December 31,
                                                                                     -----------------------------
                                                                                        1998              1997
                                                                                     -----------       -----------
    Junior subordinated Series A capital notes with interest at prime plus 2%
         due December 15, 1999; interest payable quarterly                           $    50,000       $    50,000
    Subordinated capital notes with interest at 11% through March 27, 2000, and at prime plus 2% thereafter, due March 27, 2002, interest payable
         quarterly                                                                       600,000           750,000
    8.5% subordinated notes due January 31, 2006, interest payable quarterly          15,000,000        15,000,000
                                                                                     -----------       -----------
             Total                                                                   $15,650,000       $15,800,000
                                                                                     ===========       ===========


    Note maturities as of December 31, 1998, are summarized as follows:

                                                                                       Amount
                                                                                     -----------

                                                      1999                           $    50,000
                                                      2000                                    --
                                                      2001                                    --
                                                      2002                               600,000
                                                      2003                                    --
                                                      Thereafter                      15,000,000
                                                                                     -----------
                                                      Total                          $15,650,000
                                                                                     ===========

         On December 12, 1995, Fidelity issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, Fidelity has the right to redeem them on or after January 31, 2001, at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, Fidelity may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of Fidelity for the three-year period ending on the applicable declaration date. The cumulative consolidated net loss of Fidelity for the three-year period ended December 31, 1998, was $926,000 and the dividends paid during such period were $1.6 million. Fidelity violated this provision during 1998 and 1997 with the declaration of preferred stock dividends. Although a technical event of default occurred under the provisions of the Notes, the remedies available do not include acceleration of the debt. In addition, no dividend can be declared on the capital stock of Fidelity if an event of default has occurred and is continuing under the Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million.

         The subordinated notes due March 27, 2002, may be redeemed at the option of Fidelity at any time after March 27, 2000, without penalty. All other subordinated notes may be redeemed at the option of Fidelity without penalty.

         There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 1998.

9 - INCOME TAXES

Income tax expense (benefit) attributable to income from continuing operations consists of:

                                        Current           Deferred             Total
                                      -----------        -----------        -----------
  Year ended December 31, 1998:
         Federal                      $ 1,615,737        $   796,556        $ 2,412,293
         State                                 --           (195,663)          (195,663)
                                      -----------        -----------        -----------
                                      $ 1,615,737        $   600,893        $ 2,216,630
                                      ===========        ===========        ===========
  Year ended December 31, 1997:
        Federal                       $   420,157        $   118,393        $   538,550
        State                                  --            (34,802)           (34,802)
                                      -----------        -----------        -----------
                                      $   420,157        $    83,591        $   503,748
                                      ===========        ===========        ===========
  Year ended December 31, 1996:
         Federal                      $ 1,006,128        $(4,124,579)       $(3,118,451)
         State                                 --           (376,761)          (376,761)
                                      -----------        -----------        -----------
                                      $ 1,006,128        $(4,501,340)       $(3,495,212)
                                      ===========        ===========        ===========



         Income tax expense (benefit) differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                            1998              1997              1996
                                                                         -----------        ---------        -----------
  Taxes at statutory rate                                                $ 2,063,534        $ 498,665        $(3,140,561)
  Increase (reduction) in income taxes resulting from:
       State income tax expense, net of Federal income tax benefit          (129,138)         (22,969)          (248,662)
       Tax exempt income                                                     (22,982)         (23,014)           (22,770)
       Other, net                                                            305,216           51,066            (83,219)
                                                                         -----------        ---------        -----------
            Income tax expense (benefit)                                 $ 2,216,630        $ 503,748        $(3,495,212)
                                                                         ===========        =========        ===========


         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, are presented below:

                                                                        Deferred Tax
                                               -------------------------------------------------------------
                                                          1998                              1997
                                               ----------------------------      ---------------------------
                                                 Assets         Liabilities        Assets        Liabilities
                                               ----------       -----------      ----------      -----------
  State tax credit carry forwards              $  438,556       $       --       $  242,893       $     --
  Allowance for loan losses                     3,424,774               --        3,762,518             --
  Accelerated depreciation                             --          790,032               --        465,718
  Securitization                                  207,895               --          167,677             --
  Deferred loan fees, net                              --          146,598           28,771             --
  Other real estate                               275,791               --           41,050             --
  Unrealized holding gains on securities
      available-for-sale                               --           46,562               --        127,909
  Capitalized mortgage servicing rights                --          561,548               --        206,521
  Other                                           148,312           17,890          142,793         51,963
                                               ----------       ----------       ----------       --------
                                               $4,495,328       $1,562,630       $4,385,702       $852,111
                                               ==========       ==========       ==========       ========



         At December 31, 1998, Fidelity had approximately $855,000 in state tax carryforward credits that have not been utilized. These credits expire in one to five years.

10 - EMPLOYEE BENEFITS

         The Chairman and Chief Executive Officer of Fidelity and the President of the Bank have entered into employment agreements for three-year periods commencing January 1, 1998, and September 15, 1997, respectively, providing for the payment of or reimbursement of certain split-dollar life, term life and disability insurance plans.

         Fidelity maintains a 401(k) defined contribution retirement savings plan for employees age 18 or older who have completed ninety days of service. Employee contributions to the plan are voluntary. Fidelity matches up to 15% of the participants' eligible contributions. For the years ended December 31, 1998, 1997 and 1996, Fidelity contributed $65,135, $62,348, and $71,873, respectively, to the plan.

         Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Fidelity's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Fidelity's 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 500,000 shares of Fidelity's Common Stock. All options granted have 5 to 7 year terms and vest and become fully exercisable at the end of 4 to 5 years of continued employment.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Fidelity had accounted for its employee stock options under the fair value method of that Statement. The effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

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
                                                        =======       =====


         At December 31, 1998 and 1997, there were 250,000 options outstanding at a price ranging from $9.00 to $9.90, with a weighted average price of $9.15. The weighted average remaining contractual term of the options is five years. There were no such options granted, exercised or expired in 1998.


                                                                        Net Income    Net Income
                                                          Net            Per Share     Per Share
                                                        Income             Basic        Diluted
                                                      -----------          ------       -------
      December 31, 1998
      As reported                                     $ 3,852,588          $ 0.43       $ 0.42
      Stock based compensation net of related
            tax effect                                   (137,724)          (0.02)       (0.02)
                                                      -----------          ------       ------
      As adjusted                                     $ 3,714,864          $ 0.41       $ 0.40
                                                      ===========          ======       ======

      December 31, 1997
      As reported                                     $   962,913          $ 0.15       $ 0.15
      Stock based compensation net of related
            tax effect                                    (25,662)          (0.01)       (0.01)
                                                      -----------          ------       ------
      As adjusted                                     $   937,251          $ 0.14       $ 0.14
                                                      ===========          ======       ======

         The per share weighted fair value of stock options granted during 1997 was $2.77 using the Black-Scholes option pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of options using the following assumptions:

                                                                                                1998           1997
                                                                                               ------         ------
                  Risk-free rate                                                                4.76%          5.12%
                  Expected life of the options (in years)                                      5 - 7          5 - 7
                  Expected dividends (as a percent of the fair value of the stock)              1.50%             0%
                  Volatility                                                                   57.90%         27.50%



11 - SHAREHOLDERS' EQUITY

         In addition to the previously mentioned regulatory agreement, dividends that may be paid by Fidelity National Bank to Fidelity are subject to certain other regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. For additional dividend restrictions, see
Note 8. At December 31, 1998, total shareholders' equity of Fidelity National Bank was approximately $51 million. Also, under current Federal Reserve System regulations, Fidelity National Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 1998, there were no loans outstanding from the Bank to Fidelity.

         During mid-1997, Fidelity sold, in a private placement, $6.15 million Non-Cumulative 8% Convertible Preferred Stock, Series A ("Preferred Stock"). In December 1997, Fidelity sold in a public offering 3,450,000 shares of Common Stock at a price of $7.50 per share. The proceeds, net of stock issuance costs, from the Preferred Stock and Common Stock offerings were $5.6 million and $23.5 million, respectively. The proceeds were used to provide additional capital to Fidelity National Bank and for general corporate purposes. In connection with the public offering, Fidelity agreed to issue to the underwriter warrants to purchase 150,000 shares of Common Stock at a purchase price of $8.25 per share. The warrants are exercisable during the four-year period commencing December 12, 1998.

         As of December 31, 1998, there were 984,000 shares of Preferred Stock issued and outstanding. Each share of Preferred Stock may be converted by the holder thereof at any time into .86926 of a share of Common Stock. Holders of Preferred Stock are entitled to vote on each matter on which holders of Common Stock are entitled to vote and are accorded all voting powers and rights of holders of Common Stock. Each share of Preferred Stock has the number of votes equal to the number of shares of Common Stock into which it is convertible.

         The Preferred Stock is redeemable by Fidelity at its stated value of $6.25, in whole or in part, at Fidelity's option, at any time after the later of
(i) the second anniversary of its issuance or (ii) the last day of a period of ten (10) consecutive trading dates on which the closing price of a share of Common Stock on each such day shall equal or exceed $10.00. Any redemption is also subject to the prior approval of the FRB. Fidelity has accorded each holder of Preferred Stock one demand registration right covering the shares of Common Stock acquired upon the conversion of the Preferred Stock into Common Stock.




12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.

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

         The fair value of Fidelity's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Fidelity for debt of the same remaining maturities. The carrying amount of long-term debt approximates its estimated fair value.

                                                                             December 31,
                                                ---------------------------------------------------------------------
                                                             1998                                  1997
                                                -------------------------------       -------------------------------
                                                  Carrying             Fair             Carrying            Fair
                                                   Amount              Value             Amount             Value
                                                ------------       ------------       ------------       ------------

Financial instruments (assets)
   Cash and due from banks                      $ 34,144,180       $ 34,144,180       $ 28,192,714       $ 28,192,714
   Federal funds sold                             45,785,746         45,785,746         41,068,827         41,068,827
   Investment securities available-for-sale       43,404,870         43,404,870         88,007,985         88,007,985
   Investment securities held-to-maturity         29,652,667         29,755,873         37,925,224         37,924,411
   Loans, net of unearned income                 535,876,166        542,232,323        437,181,430        438,831,812
                                                ------------       ------------       ------------       ------------
    Total financial instruments  (assets)        688,863,629       $695,322,992        632,376,180       $634,025,749
    Non-financial instruments (assets)            24,013,924       ============         24,556,587       ============
                                                ------------                          ------------
       Total assets                             $712,877,553                          $656,932,767
                                                ============                          ============

Financial instruments (liabilities)
   Noninterest-bearing demand deposits          $102,424,607       $102,424,607       $ 87,054,288       $ 87,054,288
   Interest-bearing deposits                     518,839,020        521,552,017        481,263,037        482,896,887
                                                ------------       ------------       ------------       ------------
      Total deposits                             621,263,627        623,976,624        568,317,325        569,951,175
   Short-term borrowings                          16,515,867         16,515,867         16,367,839         16,376,839
   Long-term debt                                 15,650,000         15,650,000         15,800,000         15,800,000
                                                ------------       ------------       ------------       ------------
   Total financial instruments (liabilities)     653,429,494       $656,142,491        600,485,164       $602,128,014
                                                                   ============                          ============

   Non-financial instruments (liabilities
      and shareholders' equity)                   59,448,059                            56,447,603
                                                ------------                          ------------
   Total liabilities and shareholders' equity   $712,877,553                          $656,932,767
                                                ============                          ============


         For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of Fidelity's off-balance sheet financial instruments as of December 31, 1998 and 1997, are summarized below (dollars in thousands):

                                       1998              1997
                                    Estimated         Estimated
                                    Fair Value        Fair Value
                                    ----------        ----------

  Unfunded commitments to
      extend credit                  $318,563          $355,552
  Standby letters of credit            10,694             3,465

         This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.




13 - COMMITMENTS AND CONTINGENCIES

         The approximate future minimum rental commitments as of December 31, 1998, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:

                                                                                                   Amount
                                                                                                 -----------
                      1999                                                                       $ 2,346,000
                      2000                                                                         2,377,000
                      2001                                                                         2,299,000
                      2002                                                                         2,176,000
                      Thereafter                                                                   5,589,000
                                                                                                 -----------
                           Total                                                                 $14,787,000
                                                                                                 ===========



         Rental expense for all leases amounted to approximately $2,408,000, $2,282,000, and $1,740,000, in 1998, 1997 and 1996, respectively.

         Due to the nature of their activities, Fidelity is at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 1998. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect Fidelity's financial position.

         The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the banks' average deposits. The Bank's reserve requirements at December 31, 1998 and 1997, were $8,562,000 and $6,625,000, respectively.




14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         Fidelity is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, and forward sales contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments reflect the extent of involvement Fidelity has in particular classes of financial instruments.

         Fidelity's exposure to credit loss, in the event of nonperformance by customers for commitments to extend credit and letters of credit, is represented by the contractual or notional amount of those instruments. Fidelity uses the same credit policies in making commitments and conditional obligations as it does for recorded loans. For forward sales contracts, the contract or notional amounts do not represent exposure to credit loss; however, these financial instruments represent interest rate risk to Fidelity. Fidelity controls the interest rate risk of its forward sales contracts through management approvals, dollar limits, and monitoring procedures.

         Financial instruments with off-balance sheet risk at December 31, 1998, are summatrized as follows (dollars in thousands):

    Financial instruments whose contract amounts represent credit risk:
       Loan commitments
         Credit card lines                                                       $220,704
         Home equity                                                               13,109
         Commercial real estate, construction and land development                 48,535
         Commercial                                                                27,446
         Mortgage loans                                                             7,869
         Lines of credit                                                              900
         Standby letters of credit                                                 10,694
                                                                                 --------
            Total loan commitments                                               $329,257
                                                                                 ========
    Financial instruments whose notional or contractual amounts represent interest rate risk:
       Forward sales contracts                                                   $ 10,700
                                                                                 ========


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Fidelity evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Fidelity upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

         Standby letters of credit are commitments issued by Fidelity to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Fidelity holds collateral supporting those commitments as deemed necessary.

         Forward sales contracts are contracts for delayed delivery of mortgage loans in which Fidelity agrees to make delivery at a specified future date at a specified price. Risks arise from the inability of counterparties to meet the terms of their contracts and from movements in interest rates.

15 - CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION
     (PARENT COMPANY ONLY)


                        CONDENSED STATEMENTS OF CONDITION

                                                                                              December 31,
                                                                                  -----------------------------------
                                                                                      1998                 1997 (1)
                                                                                  ------------           ------------

  ASSETS
      Cash                                                                        $  7,845,408           $  8,345,809
       Land                                                                            419,418                419,418
       Investment in bank subsidiary                                                51,137,047             47,911,567
       Investments in and amounts due from nonbank subsidiaries                        589,135                501,974
       Subordinated loan to bank subsidiary                                         10,000,000             10,000,000
      Other assets                                                                     203,359                482,790
                                                                                  ------------           ------------
        Total assets                                                              $ 70,194,367           $ 67,661,558
                                                                                  ============           ============
  LIABILITIES
      Long-term debt                                                              $ 15,650,000           $ 15,800,000
      Other liabilities                                                                (11,113)               513,456
                                                                                  ------------           ------------
           Total liabilities                                                        15,638,887             16,313,456
  SHAREHOLDERS' EQUITY
      Preferred stock                                                                6,150,000              6,150,000
      Common stock                                                                  35,124,941             34,943,110
      Treasury stock                                                                   (69,325)               (69,325)

      Net unrealized gains  on investment securities available-for-sale,
        net of tax                                                                      75,968                208,694
      Retained earnings                                                             13,273,896             10,115,623
                                                                                  ------------           ------------
        Total shareholders' equity                                                  54,555,480             51,348,102
                                                                                  ------------           ------------
        Total liabilities and shareholders' equity                                $ 70,194,367           $ 67,661,558
                                                                                  ============           ============

  (1) As restated, see Note 1.


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                 Years ended December 31,
                                                                                      ---------------------------------------------
                                                                                         1998           1997 (1)           1996
                                                                                      -----------      -----------      -----------

  INTEREST INCOME
     Loans                                                                            $        --      $        --      $   272,941
     Deposits in bank                                                                     410,467           66,828           46,315
     Subordinated loan to bank                                                            850,000          850,000          768,542
                                                                                      -----------      -----------      -----------
          Total interest income                                                         1,260,467          916,828        1,087,798
  INTEREST EXPENSE - Long-term debt                                                     1,378,688        1,431,971        1,501,488
                                                                                      -----------      -----------      -----------
  NET INTEREST EXPENSE
                                                                                         (118,221)        (515,143)        (413,690)

  NONINTEREST INCOME
     Lease income                                                                         120,000          120,000          120,000
     Dividends from subsidiaries                                                          450,000          428,444        1,600,000
     Management fees                                                                      138,156          108,000           91,740
     Other                                                                                                      --            3,157
                                                                                      -----------      -----------      -----------
       Total other income                                                                 708,156          656,444        1,814,897

  NONINTEREST  EXPENSE                                                                    208,932          275,378          185,462
                                                                                      -----------      -----------      -----------
  Income (loss) before income taxes and undistributed income (loss) of subsidiary         381,003         (134,077)       1,215,745
  Income tax benefit                                                                       26,218          213,758          146,017
                                                                                      -----------      -----------      -----------
     Income before equity in undistributed income (loss) of subsidiaries                  407,221           79,681        1,361,762
  Equity in undistributed income (loss) of subsidiaries                                 3,445,367          883,232       (7,103,493)
                                                                                      -----------      -----------      -----------
  NET INCOME (LOSS)                                                                   $ 3,852,588      $   962,913      $(5,741,731)
                                                                                      ===========      ===========      ===========

  (1) As restated, see Note 1.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Years ended December 31,
                                                                     --------------------------------------------------
                                                                        1998              1997 (1)             1996
                                                                     -----------        ------------        -----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                 $ 3,852,588        $    962,913        $(5,741,731)
     Equity in undistributed income of subsidiaries                   (3,445,367)           (883,232)         7,103,493
     Decrease (increase) in other assets                                 279,431             568,097           (102,509)
     (Decrease) increase in other liabilities                           (401,569)            154,402             76,341
                                                                     -----------        ------------        -----------
       Net cash flows provided by operating activities                   285,083             802,180          1,335,594

CASH  FLOWS FROM INVESTING ACTIVITIES
   Sale  of commercial loans                                                  --                  --          5,574,770
     Net increase in loans to and investment in subsidiaries                  --         (22,000,000)        (5,830,870)
                                                                     -----------        ------------        -----------
       Net cash flows used in investing activities                            --         (22,000,000)          (256,100)

CASH FLOWS FROM FINANCING ACTIVITIES
   Repayment of long-term-debt                                          (150,000)           (700,000)          (250,000)
     Issuance of Common Stock                                            181,831          23,564,513            575,191
     Issuance of Preferred stock                                              --           5,650,000                 --
     Dividends paid                                                     (817,315)           (128,075)          (692,909)
                                                                     -----------        ------------        -----------
     Net cash flows (used in) provided by financing activities          (785,484)         28,386,438           (367,718)
                                                                     -----------        ------------        -----------
     Net increase in cash                                               (500,401)          7,188,618            711,776
Cash, beginning of year                                                8,345,809           1,157,191            445,415
                                                                     -----------        ------------        -----------
Cash, end of year                                                    $ 7,845,408        $  8,345,809        $ 1,157,191
                                                                     ===========        ============        ===========

(1) As restated, see Note 1.

                       CORPORATE INFORMATION                                         AFFILIATE INFORMATION

CORPORATE HEADQUARTERS              AUDITORS                        BANKING SERVICES              SOUTHLAKE
3490 Piedmont Rd.                   Ernst & Young LLP               Mailing Address               1267 Southlake Circle
Suite 1550                          600 Peachtree St.               P.O. Box 105075               Morrow, GA 30260
Atlanta, GA  30305                  Suite 2800                      Atlanta, GA 30348             (770) 961-9040
(404) 639-6500                      Atlanta, GA 30308-2215          (404) 639-6500
                                                                                                  TERRELL MILL
MAILING ADDRESS                     ATTORNEYS                       BUCKHEAD                      1371 Powers Ferry Rd., S.E.
P.O. Box 105075                     Schreeder, Wheeler & Flint      3490 Piedmont Rd.             Marietta, GA 30067
Atlanta, GA  30348-5075             The Candler Building            Atlanta, GA 30305             (770) 952-0212
                                    127 Peachtree St., N.E.         (404) 814-8114
FIDELITY NATIONAL BANK              Sixteenth Floor                                               TOCO HILLS
3500 Holcomb Bridge Rd.             Atlanta, GA 30303-1845          CANTON ROAD                   2936 North Druid Hills Rd.
Norcross, GA  30092                                                 830 Old Piedmont Rd.          Atlanta, GA  30329
(404) 639-6500                      Varner, Stephens, Humphries &   Marietta, GA 30066            (404) 329-9595
                                    White, LLP                      (770) 919-0175
FIDELITY NATIONAL MORTGAGE          3350 Riverwood Parkway                                        VININGS
CORPORATION                         Suite 1700 Riverwood 100        CRABAPPLE                     4300 Paces Ferry Rd.
3 Corporate Square                  Atlanta, GA  30339              10920 Crabapple Rd.           Atlanta, GA 30339
Suite 700                                                           Roswell, GA 30075             (770) 434-7800
Atlanta, GA 30329                   Miller & Martin LLP             (770) 993-3438
(404) 639-6555                      100 Galleria Parkway, N.W.                                    FIDELITY DIRECT
                                    Atlanta, GA  30339-3122         DECATUR                       Telephone Banking
FIDELITY NATIONAL CAPITAL                                           160 Clairemont Ave.           (404) 248-LION
INVESTORS, INC.                     Holland & Knight LLP            Decatur, GA 30030             (1-888) 248-LION-outside Atlanta
3490 Piedmont Rd.                   One Atlantic Center             (404) 371-9333
Suite 1450                          1201 West Peachtree St., N.E.                                 JACKSONVILLE, FL
Atlanta, GA 30305                   Suite 2000                      DUNWOODY                      10151 Deerwood Park Blvd.
(404) 240-1600                      Atlanta, GA  30309-3400         1425 Dunwoody Village Pkwy.   Bldg. 200, Ste. 100
                                                                    Atlanta, GA  30338            Jacksonville, FL 32256
                                    Kilpatrick & Stockton LLP       (770) 668-0527                (904) 996-1000
                                    1100 Peachtree St.
                                    Atlanta, GA 30309-4530          LAWRENCEVILLE                 TAMPA, FL
                                                                    415 Grayson Hwy.              1915 Dale Mabry, Ste.  402
__________________________________________________                  Lawrenceville, GA 30245       Tampa, FL  33607
                                                                    (770) 237-0121                (877) 336-5466

ANNUAL REPORT ON FORM 10-K                                          MERCHANT'S WALK               MORTGAGE SERVICES
Copies of Fidelity's  Annual Report on Form 10-K filed with the     1223 Johnson Ferry Rd.        ATLANTA
Securities and Exchange  Commission and supplemental  quarterly     Marietta, GA 30068            3 Corporate Square
information are available on request without charge.                (770) 973-5494                Ste. 700
                                                                                                  Atlanta, GA 30329(404) 639-6555
ANNUAL MEETING                                                      NORTHLAKE
The annual meeting of shareholders will be held on Thursday,        2255 Northlake Pkwy.          JACKSONVILLE, FLORIDA
April 15, 1999, at three p.m.  in  Fidelity  National               Tucker, GA 30084              10151 Deerwood Park Blvd.
Corporation's Board Room in Suite 1550 at 3490 Piedmont Road,       (770) 491-7770                Bldg. 200, Suite 100
Atlanta, GA.                                                                                      Jacksonville, FL  32256
                                                                    PEACHTREE CENTER
_________________________________________________                   235 Peachtree St., N.E.       TRUST SERVICES
                                                                    Atlanta, GA 30303             BUCKHEAD
                      SENIOR MANAGEMENT                             (404) 524-1171                3490 Piedmont Rd., Ste. 1450
                                                                                                  Atlanta, GA 30305
                                                                    PEACHTREE CORNERS             (404) 240-1519
                                                                    3500 Holcomb Bridge Rd.
JAMES B. MILLER, JR.                M. HOWARD GRIFFITH, JR.         Norcross, GA 30092            INVESTMENT BROKERAGE
Chairman, President and CEO         Chief Financial Officer         (770) 448-0554                BUCKHEAD
                                                                                                  3490 Piedmont Rd., Ste. 1450
LARRY D. PETERSON                   H. PALMER PROCTOR, JR.          PERIMETER CENTER              Atlanta, GA 30305
Vice President                      Vice President                  2 Perimeter Center East       (404) 240-1600
President and CEO, the Bank                                         Atlanta, GA 30346
                                                                    (770) 551-8662                LOAN PRODUCTION OFFICES

                                                                    PERIMETER CENTER WEST         Jacksonville, FL       1,2,3
                                                                    135 Perimeter Center West
                                                                    Atlanta, GA 30346             Tampa Bay, FL            2,3
                                                                    (770) 351-9038
                                                                                                  1. Indirect Automobile Financing
                                                                    RIVER EXCHANGE
                                                                    2080 Riverside Pkwy.          2. Residential Construction
                                                                    Lawrenceville, GA 30043          Lending
                                                                    (770) 338-4037
                                                                                                  3. Home Mortgages
                                                                    ROSWELL
                                                                    1325 Hembree Rd.
                                                                    Roswell, GA 30076
                                                                    (770) 667-9797

                                                                    SANDY SPRINGS
                                                                    225 Sandy Springs Cir.
                                                                    Sandy Springs, GA 30328
                                                                    (404) 252-3602


                             SHAREHOLDER INFORMATION

COMMON STOCK
Fidelity National Corporation's Common Stock is registered with the Securities and Exchange Commission. It is included in the Nasdaq National Market under the symbol "LION." It is listed in The Wall Street Journal under "FidNtl."

FINANCIAL INFORMATION
Analysts, investors and others seeking financial information about Fidelity should contact:

    Martha C. Fleming (404) 240-1504
    or write:
    Fidelity National Corporation
    P.O. Box 105075
    Atlanta, GA  30348

    www.fidelitynational.com


MARKET PRICES - COMMON STOCK

    1998               High              Low
    ----               ----              ---
    Fourth Quarter     10-7/8            7-3/16
    Third Quarter      12-1/2            8-1/4
    Second Quarter     15-1/8            11-1/8
    First Quarter      13-7/8            9-1/8


    1997
    ----
    Fourth Quarter      9-3/4            7-1/2
    Third Quarter       9-3/8            8-3/4
    Second Quarter      9-5/8            7
    First Quarter       13               8-1/2


As of February 28, 1999, there were approximately 575 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity's Common Stock were held by brokers, dealers and their nominees.


DIVIDEND REINVESTMENT PLAN

The Fidelity National Corporation Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase additional shares of stock. The Plan allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity stock for a minimum of $100 up to $50,000 per quarter and $100,000 per year. For more information contact the transfer agent.


SHAREHOLDER ASSISTANCE
Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact Fidelity's transfer agent:


   The Bank of New York
   Investor Relations Department
   P.O. Box 11258
   Church Street Station
   New York, NY 10286-1258
   1-800-524-4458



MARKET MAKERS


Allen C. Ewing & Co.

Herzog, Heine, Geduld, Inc.

Knight Securities LP

Raymond James & Associates, Inc.

Sandler O'Neill & Partners, L.P.

Spear, Leeds & Kellogg Capital Markets

Sterne, Agee & Leach, Inc.