Form 10-K405, Exhibit 13
period 1999-12-31
FIDELITY NATIONAL CORP /GA/
filed 2000-03-24
CIK 822662

                                                                      EXHIBIT 13

                         FIDELITY NATIONAL CORPORATION

                            SELECTED FINANCIAL DATA

                                                                              DECEMBER 31,
                                                     --------------------------------------------------------------
                                                        1999         1998         1997         1996         1995
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)         ----------   ----------   ----------   ----------   ----------
FOR THE YEAR ENDED:
Interest income                                      $   68,458   $   63,772   $   62,153   $   59,800   $   48,080
Net interest income                                      37,237       36,028       35,943       33,073       29,209
Provision for loan losses                                 7,600        9,450       14,435       25,127        8,090
Noninterest income, including securities gains           19,198       18,940       17,379       18,305       11,679
Securities gains, net                                         6          255          140          604          853
Noninterest expense                                      41,343       39,448       37,420       35,489       25,583
Net income (loss)                                         4,873        3,853          963       (5,742)       4,649
Dividends declared - common                               1,329          325            -          693          644
Dividends declared - preferred                              516          369          251            -            -
PER SHARE DATA:
Net income (loss) - basic                            $      .53   $      .43   $      .15   $    (1.24)  $     1.01
Net income (loss) - diluted                                 .53          .42          .15        (1.24)        1.01
Book value                                                 6.22         5.95         5.57         4.53         6.02
Dividends paid common                                       .16          .04            -          .15          .14
Dividend payout ratio                                     37.86%       18.02%       26.07%           *%       13.85%
Average common shares outstanding                     8,277,496    8,123,049    4,831,364    4,619,530    4,608,383
PROFITABILITY RATIOS:
Return on average assets                                    .62%         .57%         .16%           *%        1.01%
Return on average equity                                   8.95         7.26         3.66            *        18.91
Return on average common equity                            8.84         7.43         3.07            *        18.91
Net interest margin                                        5.12         5.78         6.42         5.97         6.87
Efficiency ratio                                          73.26        71.77        70.18        69.07        62.57
ASSET QUALITY RATIOS:
Net charge-offs to average loans                           1.61%        2.60%        3.58%        3.00%        1.91%
Allowance to period-end loans                              1.56         2.40         3.31         3.85         1.54
Nonperforming assets to loans and OREO                      .61          .73         1.06          .91         1.23
Allowance to nonperforming loans and repossessions         3.29x        4.71x        6.04x        4.92x        1.78x
Allowance to nonperforming assets                          2.55         3.29         3.09         4.21         1.25
LIQUIDITY RATIOS:
Total loans to total deposits                            100.33%       86.26%       76.90%       85.80%       87.30%
Net loans to total deposits                               91.26        79.87        76.16        78.81        77.21
Average total loans to average earning assets             86.63        73.02        82.73        85.00        84.60
Noninterest-bearing deposits to total deposits            14.69        16.49        15.30        13.56        16.10
CAPITAL RATIOS:
Leverage                                                   6.49%        7.57%        8.05%        2.67%        5.42%
Risk-based capital
  Tier 1                                                   7.42         9.25         9.99         3.40         6.15
  Total                                                   10.69        13.14        14.46         6.38        10.47
Average equity to average assets                           6.93         7.85         4.63         4.50         5.35
BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                               $  882,597   $  712,878   $  656,933   $  605,420   $  524,822
Earnings assets                                         817,170      656,137      606,533      545,375      428,714
Total loans                                             720,781      535,876      437,182      467,390      407,290
Total deposits                                          718,432      621,264      568,317      544,713      466,507
Long-term debt                                           29,600       15,650       15,800       15,500       16,750
Total shareholders' equity                               54,610       54,555       51,348       21,073       27,762
Common shareholders' equity                              54,610       48,405       45,198       21,073       27,762
Realized shareholders' equity                            56,023       54,479       51,139       21,213       27,073
DAILY AVERAGE:
Assets                                               $  785,200   $  675,769   $  608,569   $  611,517   $  459,251
Earning assets                                          727,879      623,837      560,617      554,354      426,525
Total loans                                             630,563      488,697      463,898      471,200      360,915
Total deposits                                          658,657      579,765      547,216      542,106      411,147
Long-term debt                                           25,774       15,701       15,558       16,500        3,439
Total shareholders' equity                               54,426       53,053       26,330       27,484       24,589

-------------------------

* Not meaningful

                         CONSOLIDATED FINANCIAL REVIEW

     The following management's discussion and analysis reviews important factors affecting the results of operations and financial condition of Fidelity National Corporation and its subsidiaries ("Fidelity") for the periods indicated. The consolidated financial statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW

     Fidelity National Corporation is a bank holding company with headquarters in Atlanta, Georgia. Fidelity commenced operations as Fidelity National Bank ("the Bank"), a full-service banking operation, in 1974. Fidelity National Bank provides traditional deposit, lending, mortgage, international trade services and trust products and services to its commercial and retail customers. Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc., is a securities brokerage operation. Fidelity currently conducts full-service banking and residential mortgage lending businesses through 19 locations in the metropolitan Atlanta area. Fidelity conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers) at its Atlanta, Georgia and Jacksonville, Florida offices. Residential mortgage lending and residential construction lending are conducted through certain of its Atlanta offices and from a loan production office in Jacksonville, Florida.

     The year 1999 was a period of substantial growth. Since its inception, Fidelity has pursued a strategy of growth, primarily through internal expansion built on providing quality financial services in selected market areas. At December 31, 1999, Fidelity had grown total assets to $883 million from $713 million and $525 million in total assets at December 31, 1998, and December 31, 1995, respectively.

     Loan growth is a key component of Fidelity's strategic plan and was the primary growth driver in 1999. During 1999, total loans grew $185 million or 34.5% to $721 million. This growth was experienced in every major loan category except credit card loans. Loan categories excluding credit card loans grew 44.0%.

     Commercial and real estate mortgage loans grew steadily during 1999, increasing $85 million or 53.0% to $247 million compared to 1998. Real estate construction loans, consisting primarily of residential construction loans, grew $6 million or 9.6% during 1999.

     Fidelity has experienced significant growth in indirect automobile lending since 1995, when Fidelity modified its strategic plan for indirect lending to take advantage of its ability to produce high quality indirect automobile loans to enhance both interest income and noninterest income. At December 31, 1999, these loans totaled $284 million, compared to $114 million at December 31, 1995. During 1999, 1998, and 1997, Fidelity sold approximately $176 million, $158 million and $92 million, respectively, of indirect automobile loans with servicing retained. In addition, during 1997, Fidelity sold $33 million of indirect automobile loans servicing released. Fidelity anticipates that it will continue to sell periodically, through whole loan sales, a substantial portion of its indirect automobile loan production. These sales are conducted to enhance noninterest income and manage the relative level of indirect automobile loans in Fidelity's portfolio.

     Historically, credit card loans have been an important part of Fidelity's total loan portfolio. At December 31, 1995, credit card loans represented 34.3% of the total loan portfolio of $407 million. During 1996 and 1997, Fidelity experienced increasing credit card losses from an affinity program that was discontinued in May 1996. Since March 1997, credit card net losses have significantly declined and net credit card loans have declined. At December 31, 1996, credit card loans totaled $144 million or 30.8% of total loans. During 1996, management adopted a strategic initiative focused on reducing credit risk in the loan portfolio. One technique that has been used is to reduce credit cards as a percentage of total loans. At December 31, 1999, credit card loans totaled $99 million or 13.8% of the total loan portfolio.

     Fidelity sold all of its residential mortgage loan servicing portfolio on September 30, 1999, as part of its strategic initiative to improve profitability, reduce interest rate risk and concentrate on other products and services.

     In September 1999, Fidelity National Corporation exercised its rights to redeem the outstanding shares of its Non-Cumulative 8% Convertible Preferred Stock-Series A by paying in cash the sum of $6.25 per share plus any declared but unpaid dividends. The redemption occurred on October 19, 1999. Shareholders owning 710,000 shares of the 984,000 shares of Preferred Stock outstanding elected to convert to Common Stock, resulting in the issuance of 617,165 shares of Common Stock. Shareholders' equity was reduced by $1.7 million as a result of the redemption in cash of 274,000 preferred shares and the payment of fractional interests. This action enhanced common shareholder value by increasing common shareholder book value, earnings per share and dividend potential.

     On January 19, 2000, the Federal Reserve Bank of Atlanta ("FRB") cancelled the agreement with Fidelity which, among other things, had prohibited Fidelity from redeeming its capital stock, paying dividends on its common stock or incurring debt without prior approval of the FRB.

RESULTS OF OPERATIONS

     NET INCOME Fidelity's net income for the year ended December 31, 1999, was $4.9 million or $.53 basic earnings

AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1
(DOLLARS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------------------------
                                                   1999                          1998                          1997
                                        ---------------------------   ---------------------------   ---------------------------
                                        AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                        BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                        --------   -------   ------   --------   -------   ------   --------   -------   ------
ASSETS
INTEREST-EARNING ASSETS:
Loans, net of unearned income(1)(2)
  Taxable                               $629,339   $62,592    9.95%   $487,293   $55,216   11.33%   $462,495   $55,928   12.09%
  Tax-exempt(3)                            1,224       113    9.23       1,404       128    9.11       1,495       134    8.96
                                        --------   -------            --------   -------            --------   -------
    Total loans                          630,563    62,705    9.94     488,697    55,344   11.32     463,990    56,062   12.08
Investment securities - taxable           80,850     4,993    6.18     100,539     6,631    6.60      71,548     4,835    6.76
Interest-bearing deposits                  1,427        57    3.99       3,483       156    4.49       2,712        68    2.51
Federal funds sold                        15,039       746    4.96      31,118     1,689    5.43      22,568     1,239    5.49
                                        --------   -------            --------   -------            --------   -------
    Total interest-earning assets        727,879    68,501    9.40     623,837    63,820   10.23     560,818    62,204   11.09
NONINTEREST-EARNING ASSETS:
Cash and due from banks                   29,565                        27,474                        20,438
Allowance for loan losses                (11,296)                      (13,208)                      (15,865)
Premises and equipment                    18,961                        20,055                        20,734
Other real estate owned                      960                         2,136                         2,010
Other assets                              19,131                        15,475                        20,435
                                        --------                      --------                      --------
    Total assets                        $785,200                      $675,769                      $608,570
                                        ========                      ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand deposits                         $131,269   $ 4,695    3.58%   $103,912   $ 3,590    3.46%   $ 82,298   $ 2,298    2.79%
Savings deposits                          26,579       941    3.54      22,649       762    3.36      28,963     1,032    3.56
Time deposits                            400,340    21,757    5.43     367,484    21,198    5.77     363,148    20,906    5.76
                                        --------   -------            --------   -------            --------   -------
    Total interest-bearing deposits      558,188    27,393    4.91     494,045    25,550    5.17     474,409    24,236    5.11
Federal funds purchased                    3,146       173    5.49         672        36    5.35         715        39    5.46
Securities sold under agreements to
  repurchase                              19,997       689    3.44      20,756       678    3.26      13,266       412    3.11
Other short-term borrowings               17,416       998    5.73         744        47    6.32       1,341        35    2.61
Long-term debt                            25,774     1,968    7.64      15,701     1,434    9.13      15,558     1,488    9.56
                                        --------   -------            --------   -------            --------   -------
    Total interest-bearing liabilities   624,521    31,221    5.00     531,918    27,745    5.22     505,289    26,210    5.19
                                                   -------                       -------                       -------
NONINTEREST-BEARING:
Demand deposits                          100,469                        85,720                        72,807
Other liabilities                          5,784                         5,078                         4,144
Shareholders' equity                      54,426                        53,053                        26,330
                                        --------                      --------                      --------
    Total liabilities and
       shareholders' equity             $785,200                      $675,769                      $608,570
                                        ========                      ========                      ========
Net interest income/spread                         $37,280    4.40               $36,075    5.01               $35,994    5.90
                                                   =======                       =======                       =======
Net interest rate margin                                      5.12                          5.78                          6.42

-------------------------

(1) Fee income relating to loans of $3,940 in 1999, $4,310 in 1998 and $3,720 in 1997 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $43, $49, and $50, for each of the three years ended December 31, 1999, 1998 and 1997, respectively, using a combined tax rate of 38%.

per share compared to $3.9 million or $.43 basic earnings per share for 1998. Diluted earnings per share for 1999 were $.53 compared to $.42 for 1998. The major factors contributing to the improvement in earnings for 1999 were a $1.2 million increase in net interest income and a $1.9 million reduction in the provision for loan losses. Fidelity's net income for the year ended December 31, 1998, was $3.9 million or $.43 basic earnings per share, compared to $963,000 or $.15 per share for 1997. Diluted earnings per share for 1998 were $.42 compared to $.15 for 1997. The major factors contributing to the improved earnings for 1998 were a $5.0 million reduction in the provision for loan losses and a $1.6 million increase in noninterest income.

     NET INTEREST INCOME/MARGIN Taxable-equivalent net interest income was $37.3 million in 1999 compared to $36.1 million in 1998. The $12.6 million increase in interest income attributable to the net growth of $104 million in average interest-earning assets was offset by an 83 basis point decline in the yield on interest-earning assets. The $93 million growth in average interest-bearing liability balances was mitigated in part by the 22 basis point decline in the cost of interest-bearing liabilities. The 83 basis point interest rate decline negatively impacted interest income by $7.9 million and was in part attributable to the credit card portfolio decline in yield and volume.

     Average interest-earning assets increased in 1999 to $728 million, a 16.7% increase. The increase in average interest-earning assets was due to the increase in average loans of $142 million or 29.0% to $631 million.
     Average investment securities declined $20 million or 19.6% and average Federal funds purchased and interest-bearing deposits declined $18 million or 52.4%. These declines resulted from management's decision to redeploy these funds to higher yielding loan products to offset some of the effects of the $5.0 million decline in higher yielding credit card loans and generally lower interest rates during 1999. During 1999, the average yield on interest-earning assets declined 83 basis points, and was caused by the following:

     1) Management's decision to reduce the percentage of credit card loans as a percent of Fidelity's total loan portfolio.

     2) The decline in market rates of interest during the second half of 1998 and the first quarter of 1999.

RATE/VOLUME ANALYSIS                                                     TABLE 2
(DOLLARS IN THOUSANDS)

                                                       1999 COMPARED TO 1998            1998 COMPARED TO 1997
                                                     VARIANCE ATTRIBUTED TO(1)        VARIANCE ATTRIBUTED TO(1)
                                                   ------------------------------   -----------------------------
                                                   VOLUME     RATE     NET CHANGE   VOLUME    RATE     NET CHANGE
                                                   -------   -------   ----------   ------   -------   ----------
Net Loans:
Taxable                                            $14,704   $(7,328)    $7,376     $2,906   $(3,618)    $ (712)
Tax-exempt(2)                                          (17)        2        (15)       (8)         2         (6)
Investment securities - taxable                     (1,184)     (454)    (1,638)    1,900       (104)     1,796
Federal funds sold                                    (826)     (117)      (943)      464        (14)       450
Interest-bearing deposits                              (83)      (16)       (99)       23         65         88
                                                   -------   -------     ------     ------   -------     ------
  Total interest-earning assets                    $12,594   $(7,913)    $4,681     $5,285   $(3,669)    $1,616
                                                   =======   =======     ======     ======   =======     ======
Interest-Bearing Deposits:
Demand                                             $   980   $   125     $1,105     $ 678    $   614     $1,292
Savings                                                137        42        179      (216)       (54)      (270)
Time                                                 1,832    (1,273)       559       260         32        292
                                                   -------   -------     ------     ------   -------     ------
  Total interest-bearing deposits                    2,949    (1,106)     1,843       722        592      1,314
Federal funds purchased                                136         1        137        (2)        (1)        (3)
Securities sold under agreements to repurchase         (26)       37         11       245         21        266
Other short-term borrowings                            956        (5)       951       (21)        33         12
Long-term debt                                         799      (265)       534        14        (68)       (54)
                                                   -------   -------     ------     ------   -------     ------
  Total interest-bearing liabilities               $ 4,814   $(1,338)    $3,476     $ 958    $   577     $1,535
                                                   =======   =======     ======     ======   =======     ======

-------------------------

(1) The change in interest due to both rate and volume has been allocated to the components in proportion to the relationship of the dollar amounts of the change in each.
(2) Reflects fully taxable equivalent adjustments using a combined tax rate of 38%.

     The cost of interest-bearing liabilities increased $3.5 million during 1999 over 1998. The increase was due to a $93 million or 17.4% increase in average interest-bearing liabilities offset in part by a 22 basis point decline in the cost of interest-bearing liabilities.

     Average total loans increased $24.7 million during 1998, but interest income increased only $1.6 million, in part as a result of a decline of 76 basis points in the yield on average total loans. The increase in loans was the result of growth in all loan portfolios except for credit cards.

     The $1.5 million increase in total interest expense in 1998 compared to 1997 was attributable to a three basis point increase in the rates paid on average total interest-bearing liabilities and a $27 million increase in average interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb probable credit losses related to specifically identified loans and losses inherent in the remainder of the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. In determining inherent losses, management considers financial services industry trends, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes.

     The provision for loan losses was $7.6 million in 1999, $9.5 million in 1998 and $14.4 million in 1997. Fidelity was able to reduce the provision for loan losses during 1999 and 1998 as a result of declining credit card and consumer loan net charge-offs, delinquencies, and credit card loans outstanding.

     Fidelity has historically been a lender to the healthcare industry. The federal government's legislation to reduce Medicare reimbursements to healthcare providers had a material adverse financial impact on certain companies in this sector, which are heavily reliant on such reimbursements. The decrease in the 1999 provision was negatively impacted by management making a special $900,000 provision for potential losses to that industry. During 1999, approximately $537,000 in commercial loans related to the healthcare industry were charged off.

     Excluding the effects of these charges, the provision would have been $6.7 million, a decrease of $2.8 million versus 1998.

     Net charge-offs were $9.3 million in 1999 compared to $11.9 million in 1998. Net charge-offs to average loans was 1.61% in 1999 compared to 2.60% in 1998. As a result of declining credit card and consumer loan net charge-offs and declining delinquencies, Fidelity was able to reduce the allowance for loan losses and the allowance for loan losses allocated to credit card loans during 1998. The decline in credit card net charge-offs was primarily due to bringing credit card collections in-house in 1997, the discontinuance of a program of issuing preapproved credit cards in May 1996 to recent home buyers, and the maturing of the pre-approved credit cards in the portfolio. Excluding the effects of net charge-offs related to healthcare credits, net charge-offs would total $8.7 million or 1.51%. Barring a downturn in the economy, management expects net charge-offs to decline in 2000, with the net charge-offs to average loans ratio being in the 1.10% to 1.35% range. For additional information on asset quality, refer to the discussions regarding loans, nonperforming assets and allocation of the allowance for loan losses.

     The following schedule summarizes credit card and total net charge-offs for the past five years by quarter (dollars in thousands):

NET CHARGE-OFFS
----------------------------------------------------------------------------------------------------------------
QUARTER ENDED                     CREDIT CARD   TOTAL     QUARTER ENDED                     CREDIT CARD   TOTAL
-------------                     -----------   ------    -------------                     -----------   ------
March 31, 1995                      $1,348      $1,424    September 30, 1997                  $3,021      $3,597
June 30, 1995                        1,738       1,766    December 31, 1997                    2,466       3,204
September 30, 1995                   1,697       1,749    March 31, 1998                       2,657       3,282
December 31, 1995                    1,806       1,958    June 30, 1998                        3,015       3,522
March 31, 1996                       1,653       1,825    September 30, 1998                   1,690       2,263
June 30, 1996                        2,439       2,690    December 31, 1998                    2,375       2,792
September 30, 1996                   4,471       5,225    March 31, 1999                       1,782       2,379
December 31, 1996                    4,025       4,413    June 30, 1999                        1,394       1,879
March 31, 1997                       4,165       5,262    September 30, 1999                   1,775       2,937
June 30, 1997                        3,748       4,563    December 31, 1999                    1,561       2,062

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3
(DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                              ------------------------------------------------
                                                               1999      1998      1997      1996       1995
                                                              -------   -------   -------   -------   --------
Balance at Beginning of Period                                $11,911   $14,320   $16,511   $ 5,537   $  4,344
Charge-Offs:
Commercial, financial and agricultural                            580        28       154         3         60
Real estate - construction                                          -         -         -         -          -
Real estate - mortgage                                              -         -         -         -          -
Consumer installment                                            2,457     2,444     3,367     1,657        328
Credit cards                                                    7,977    12,092    14,735    13,156      7,051
                                                              -------   -------   -------   -------   --------
  Total charge-offs                                            11,014    14,564    18,256    14,816      7,439
Recoveries:
Commercial, financial and agricultural                             34        29       103        31         42
Real estate - construction                                          -         -         -         -          -
Real estate - mortgage                                              -         -         -         -          -
Consumer installment                                              258       321       192        64         38
Credit cards                                                    1,465     2,355     1,335       568        462
                                                              -------   -------   -------   -------   --------
  Total recoveries                                              1,757     2,705     1,630       663        542
                                                              -------   -------   -------   -------   --------
Net charge-offs                                                 9,257    11,859    16,626    14,153      6,897
Provision for loan losses                                       7,600     9,450    14,435    25,127      8,090
                                                              -------   -------   -------   -------   --------
Balance at end of period                                      $10,254   $11,911   $14,320   $16,511   $  5,537
                                                              =======   =======   =======   =======   ========
Ratio of net charge-offs during period to average loans
  outstanding, net                                               1.61%     2.60%     3.58%     3.00%      1.91%
Allowance for loan losses as a percentage of loans               1.56      2.40      3.31      3.85       1.54

     NONINTEREST INCOME Noninterest income for 1999 was $19.2 million compared to $18.9 million in 1998. Noninterest income in 1999 and 1998 included $6,000 and $255,000 in securities gains, respectively. In 1998, noninterest income also benefited from a non-recurring gain of $654,000. Excluding those non-recurring items, noninterest income for 1999 was $19.2 million compared to $18.0 million in 1998, a 6.4% increase. Fidelity realized increasing noninterest income in 1999 in most operating activities, offset in part by declines in income from brokerage activities, indirect lending activities and securities gains.

     Fidelity's strategic plan calls for increasing noninterest income as a percentage of total revenues (net interest income plus noninterest income). The key components of that growth come from expanding Fidelity's indirect automobile lending loan sales and indirect automobile loan servicing activity. During 1999, Fidelity sold $176 million of its indirect automobile loan production, servicing retained. This compares to sales of $158 million in 1998, servicing retained. The 1999 gains from loan sales were $784,000 compared to $1.9 million for 1998. The decline in gains from loan sales was attributable in large part to increasing market interest rates throughout much of 1999. At December 31, 1999, Fidelity was servicing $285 million of indirect automobile loans it had sold, compared to $236 million at December 31, 1998.

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

     Fidelity sold all of its residential mortgage loan servicing portfolio on September 30, 1999, as part of its strategic initiative to improve profitability, reduce interest rate risk and to concentrate on the origination and sale of residential mortgage loans. The gain from this sale totaled $788,000. The sale improved operating efficiencies and reduced exposure to mortgage servicing rights impairment caused by interest rate movements, resulting in mortgage loan prepayments.

     NONINTEREST EXPENSE Noninterest expense increased $1.9 million or 4.8% in 1999 to $41.3 million from $39.4 million in 1998. Noninterest expense increased $2.0 million or 5.4% in 1998 to $39.4 million from $37.4 million in 1997.

     Salaries and employee benefits increased $1.9 million or 11.2% in 1999 to $19.1 million compared to 1998. This increase was primarily because of branch expansion in mid 1998, the full effects of which were realized in 1999, the substantial growth in loan production and total loan growth in 1999 and 1998 and the addition of various new management positions. The number of full time equivalent employees at December 31, 1999, was 437 compared to 410 and 375 at the end of 1998 and 1997, respectively.

     Furniture and equipment expense and net occupancy costs increased $562,000 in 1999 and $714,000 during 1998 due to general corporate growth including branch bank expansion.

     Professional and other services decreased $202,000 or 6.9% to $2.7 million when compared to 1998, primarily as a result of the reduction in consultant expenses in the latter part of 1999 related to the mitigation of potential risks associated with Fidelity's Year 2000 ("Y2K") preparedness program. Professional and other services increased 22.1% to $2.9 million in 1998 when compared to 1997. Consulting expenses relating to the Y2K preparedness program accounted for much of this increase.

     Regulatory assessments declined $917,000 or 66.4% to $464,000 for the year ended December 31, 1999, compared to 1998 as a result of substantially reduced deposit insurance premiums because of the improved operating, financial and capital positions of Fidelity. Regulatory assessments increased $185,000 during 1998 to $1.4 million when compared to 1997, primarily as a result of deposit growth.

     Expenses related to the amortization of mortgage servicing rights declined 41.3% to $534,000 in the year ended December 31, 1999, primarily as a result of the sale of all servicing rights on September 30, 1999, and to a lesser extent because of declining numbers of mortgage loans sold servicing retained and a declining servicing rights asset balance during the year. Expenses related to the amortization of mortgage servicing rights increased 15.5% to $910,000 in 1998 when compared to 1997, primarily because of substantial loan refinancing activity during the low mortgage interest rate environment experienced in 1998 and increased production volume resulting in an increased servicing rights asset balance.

     Excluding mortgage servicing rights, expenses related to mortgage banking activities were $3.5 million in 1999 compared to $3.5 million in 1998 and $3.8 million in 1997.

     Expenses related to retail brokerage and securities related services totaled $2.6 million in 1999 compared to $2.9 million in 1998 and $3.1 million in 1997.

     Other operating expenses increased $444,000 or 7.4% to $6.4 million in 1999 compared to 1998 due to increased advertising and promotion expense in order to increase loan production and to attract deposits, increased operating and non-income related tax expenses as a result of substantial growth and increased amortization of an asset related to a 1996 indirect automobile loan securitization. Other expenses in 1998 totaled $6.0 million, which is approximately the same amount as in 1997. Impaired assets of Fidelity were written down by $671,000 and $1.3 million in 1998 and 1997, respectively.

     PROVISION FOR INCOME TAXES The provision for income taxes consists of provisions for Federal and state income taxes. The provision for income taxes for 1999, 1998 and 1997 was $2.6 million, $2.2 million and $0.5 million, respectively. Fidelity's effective tax rate approximated statutory rates for all periods.

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

     MARKET RISK Fidelity's primary risk exposures are interest rate risk and credit risk and, to a lesser extent, liquidity risk. Fidelity has little or no risk related to trading accounts, commodities or foreign exchange. Fidelity is not aware of and anticipates no significant adverse operating or financial conditions related to the Year 2000 situation, nor is it aware of and does not anticipate any significant Year 2000 problems associated with customers, suppliers, correspondents or counterparties.

     Interest rate risk, which encompasses price risk, is the exposure of a banking organization's financial condition and earnings ability to withstand adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk can pose a significant threat to Fidelity's assets, earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Fidelity's success.

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

     Fidelity utilizes a statistical research firm specializing in the banking industry to provide various quarterly analyses related to its current and projected financial performance, including a rate shock analysis. Data sources for this and other analyses include quarterly OCC Call Reports and the Federal Reserve Y-9C, management assumptions, industry norms and financial markets data. The standard algebraic formula for calculating present value is used. Present value is the future cash flows of a financial investment, or portfolio of financial instruments, discounted to the present. For purposes of evaluating rate shock, rate change induced sensitivity tables are used in determining repayments, prepayments and early withdrawals.

     The following schedule sets forth an analysis of Fidelity's assumed earnings market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Assumptions have been made as to appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in assumptions significantly affect the estimates and, as such, the derived earnings and fair value may not be indicative of the value negotiated in an actual sale or comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     Rate shock analysis provides only a limited, point in time view of Fidelity's interest rate sensitivity. The gap analysis also does not reflect factors such as the magnitude (versus the timing) of future interest rate changes and asset prepayments. The actual impact of interest rate changes upon Fidelity's earnings and net present value may differ from that implied by any static rate shock measurement. In addition, Fidelity's net interest income and net present value under various future interest rate scenarios are affected by multiple other factors not embodied in a static rate shock analysis, including competition, changes in the shape of the Treasury yield curve, divergent movement among various interest rate indices and the speed with which interest rates change.

     The Rate Shock Analysis schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of Fidelity's assets, liabilities and off-balance sheet items as a result of an immediate increase and an immediate decrease of 200 basis points in market rates of interest:

RATE SHOCK ANALYSIS
(DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1999                     DECEMBER 31, 1998
                                                     ------------------------------------  ------------------------------------
Market rates of interest                             +200 Basis Points  -200 Basis Points  +200 Basis Points  -200 Basis Points
                                                     -----------------  -----------------  -----------------  -----------------
Change in net present value                              $(8,780)            $4,246            $(2,993)             $ 301
                                                     =================  =================  =================  =================
Percent change in net interest income                     (.79)%              .35%               1.22%             (1.46)%
                                                     =================  =================  =================  =================
Percent change in net income                              (3.00)%             1.32%              7.53%             (8.96)%
                                                     =================  =================  =================  =================

     The analysis indicates that an immediate 200 basis point increase in market rates of interest would reduce the net present value of Fidelity, while an immediate 200 basis point decrease in market rates of interest would increase the net present value. The impact on net present value has increased under both scenarios when compared to 1998, primarily because of the relative increases during 1999 in fixed rate indirect automobile loans, real estate mortgage loans and commercial loans. The analysis indicates that a similar rate increase would decrease both net interest income and net income over a one year period, while a similar rate decrease would increase both net interest income and net income. The rate shock analysis as of December 31, 1999, reflects smaller percentage changes in net interest income and in net income than the similar analysis as of December 31, 1998. This is primarily because of the relatively neutral net maturing and repricing structure of the balance sheet over a one year time horizon.

     The interest rate sensitivity analysis indicates a net interest sensitivity asset gap at three months and a net interest sensitivity liability gap at one year, but a relatively neutral net interest sensitivity asset gap at six months. (See "Interest Rate Sensitivity.") Although declining on a percentage basis in both cases when compared to 1998, the rate shock analysis as of December 31, 1999, indicates a reduction in net interest income and in net income if rates increase 200 basis points. It indicates an increase in net interest income and in net income if rates decrease 200 basis points. The analysis as of December 31, 1998, indicates the opposite effects. This is primarily because of the relative increases in fixed rate loans, which will mature or reprice more slowly under either rate scenario as of December 31, 1999, when compared to the loan portfolio mix as of December 31, 1998. The analysis indicates that the effects of either an immediate and sustained increase or decrease in market rates of interest of 200 basis points would not be material to Fidelity's net present value or to operating results over a one year period.

     INTEREST RATE SENSITIVITY The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of these assets and liabilities. It is Fidelity's policy not to invest in derivatives in the ordinary course of business. Fidelity performs a quarterly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances generally are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. However, fixed rate indirect automobile loans, mortgage backed securities and residential mortgage loans are primarily included based on scheduled payments with a prepayment factor incorporated, and credit card loans with a fixed rate are spread based on historical run-off experience over an eight month period. Through such analysis, Fidelity monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

     The interest rate sensitivity structure within Fidelity's balance sheet at December 31, 1999, indicated a cumulative net interest sensitivity liability gap of 21.31% when projecting out one year. In the near term, defined as 90 days, Fidelity had a cumulative net interest sensitivity asset gap of 15.92% as of December 31, 1999. When projecting forward six months, Fidelity had a relatively neutral net interest sensitivity asset gap of 3.34%. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income.

     Fidelity's policy states that the cumulative gap at the six month and one year periods should generally not exceed 10% and 15%, respectively. Any interest rate risk associated with the greater cumulative gap positions at December 31, 1999, was mitigated because of the net interest sensitivity asset gap in the near term and the net interest sensitivity liability gap at one year with a relatively neutral position at six months. Fidelity's interest rate shock analysis, which is generally considered to be a better indicator of interest rate risk, indicates that Fidelity was relatively insensitive to an interest rate shock of plus or minus 200 basis points. (See "Market Risk.") The following table illustrates Fidelity's interest rate sensitivity at December 31, 1999, as well as the cumulative position at December 31, 1999 (dollars in thousands):

INTEREST RATE SENSITIVITY ANALYSIS(1)                                    TABLE 4

                                                                        REPRICING WITHIN
                                -------------------------------------------------------------------------------------------------
                                  0-30      31-60      61-90      91-120    121-150    151-180     181-365      OVER
                                  DAYS       DAYS       DAYS       DAYS       DAYS       DAYS       DAYS      ONE YEAR    TOTAL
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
INTEREST-EARNING ASSETS:
Investment securities
  available-for-sale            $    498   $    491   $    483   $    476   $    469   $    462   $   2,661   $ 38,079   $ 43,619
Investment securities
  held-to-maturity                   189        186        183        180        178        175       1,007     33,631     35,729
Loans                            203,285     15,582     13,695     13,544     13,881     13,379      68,707    313,541    655,614
Loans held-for-sale               25,167     20,000     20,000          -          -          -           -          -     65,167
Federal funds sold                15,662          -          -          -          -          -           -          -     15,662
Due from
  banks - interest-earning         1,379          -          -          -          -          -           -          -      1,379
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
  Total interest-earning
    assets                       246,180     36,259     34,361     14,200     14,528     14,016      72,375    385,251    817,170
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
INTEREST-BEARING LIABILITIES:
Demand deposit accounts            5,276      5,276      5,276      5,276      5,276      5,276      31,656     42,207    105,519
Savings and NOW accounts           1,258      1,258      1,258      1,258      1,258      1,258       7,548     60,382     75,478
Money market                       4,813      4,813      4,813      4,813      4,813      4,813      28,877     38,502     96,257
Time Deposits >$100,000           11,857      9,279     19,741     17,840     26,061      1,998      58,938      9,942    155,656
Time Deposits <$100,000           19,220     11,764     29,511     27,301     11,835      6,466     146,804     32,621    285,522
Long-term debt                         -          -          -          -          -          -           -     29,600     29,600
Short-term borrowings             51,294          -          -          -          -     20,000           -          -     71,294
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
  Total interest-bearing
    liabilities                   93,718     32,390     60,599     56,488     49,243     39,811     273,823    213,254    819,326
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
Interest-sensitivity gap        $152,462   $  3,869   $(26,238)  $(42,288)  $(34,715)  $(25,795)  $(201,448)  $171,997   $ (2,156)
                                ========   ========   ========   ========   ========   ========   =========   ========   ========
Cumulative gap at 12/31/99      $152,462   $156,331   $130,093   $ 87,805   $ 53,090   $ 27,295   $(174,153)  $ (2,156)
                                ========   ========   ========   ========   ========   ========   =========   ========
Ratio of cumulative gap to
  total interest-earning
  assets                           18.66%     19.13%     15.92%     10.75%      6.50%      3.34%     (21.31)%    (0.26)%
Ratio of interest-sensitive
  assets to interest-sensitive
  liabilities (12/31/99)          262.68     111.95      56.70      25.14      29.50      35.21       26.43     180.65

-------------------------

(1) Fidelity follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

     LIQUIDITY Market and public confidence in the financial strength of Fidelity and financial institutions in general will largely determine Fidelity's access to appropriate levels of liquidity. This confidence is significantly dependent on Fidelity's ability to maintain sound asset credit quality and the ability to maintain appropriate levels of capital resources.

     Liquidity is defined as the ability of Fidelity to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures Fidelity's liquidity position by giving consideration to both on-balance sheet and off-balance sheet sources of and demands for funds on a daily and weekly basis.

     Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for sale or pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits and certain interest-sensitive deposits; a collateralized line of credit at the Federal Reserve Bank Discount Window; a collateralized line of credit from the Federal Home Loan Bank of Atlanta; a secured line of credit from a correspondent bank; and borrowings under unsecured overnight Federal funds lines available from correspondent banks. In addition to interest sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 1999, capital ratios exceeded those regulatory levels required for a well-capitalized institution.

     Management seeks to maintain a stable net liquidity position while optimizing operating results, as reflected in net interest income, the net yield on earning assets and the cost of interest-bearing liabilities in particular. Key management meets regularly to review Fidelity's current and projected net liquidity position and to review actions taken by management to achieve this liquidity objective.

     Fidelity's Consolidated Statements of Cash Flows included in the accompanying Consolidated Financial Statements present certain information about cash flows from operating, investing and financing activities. Fidelity's principal cash flows relate to investing and financing activities, rather than operating activities. While the statement presents the periods' net cash flows from lending and deposit activities, it does not reflect certain important aspects of Fidelity's liquidity described above, including (i) anticipated liquidity requirements under outstanding credit commitments to customers, (ii) intra-period volatility of deposits, particularly fluctuations in the volume of commercial customers' noninterest-bearing demand deposits, and (iii) unused borrowings available under unsecured Federal funds lines, secured or collateralized lines, repurchase agreements, and other arrangements. Fidelity's principal source of operating cash flows is net interest income.

     Fidelity National Corporation's (the "Parent Company") liquidity is limited, and it relies primarily on equity sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. Currently the Bank can pay interest on its subordinated debt and cash dividends on its preferred stock and common stock.

     Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses, depreciation, amortization and lower of cost or market adjustments. Net cash provided by operations was negatively impacted in 1999 by the increase in loans held-for-sale of $26 million. Net cash flows provided by investing activities were negatively impacted by a net increase in loans of $351 million, offset in part by $183 million in proceeds from the sale of loans. Net cash flows from financing activities were positively impacted by an increase in deposits of $97 million and by increases in long-term and short-term debt by $14 million and $55 million, respectively. Cash decreased by $30 million during 1999, primarily as a result of loan growth.

     Net cash provided by operations was negatively impacted in 1998 by the increase in loans held-for-sale of $35 million when compared to 1997. Net cash flows provided by investing activities were positively impacted by the net sales and calls of investment securities of $53 million and negatively impacted by a net increase in loans of $233 million, offset in part by $160 million in proceeds from the sale of loans. Net cash flows from financing activities were positively impacted by an increase in deposits of $53 million.

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

     Except for the level of the credit card and indirect automobile loan delinquencies and charge-offs, there are no known trends, events, or uncertainties of which Fidelity is aware that may have or that are likely to have a material adverse effect on Fidelity's liquidity, capital resources or operations.

     LOANS During 1999, total loans outstanding, including loans held-for-sale, increased $185 million or 34.5% to $721 million when compared to 1998. The increase in total loans outstanding was attributable to an aggressive lending focus initiated during 1998 and a strong lending market. During 1999, commercial loans increased $30 million or 41.2% to $103 million, consumer installment loans increased $73 million or 43.0% to $243 million, real estate construction loans, consisting primarily of residential construction loans, increased $6 million or 9.6% to $67 million, and real estate mortgage loans increased $55 million or 62.7% to $144 million. These increases were partially offset by a $5 million or 4.8% decline to $99 million in credit card loans. Average total loans for 1999 increased $142 million or 29.0% to $631 million when compared to 1998. During this period, credit card loans were reduced to 13.8% of the total loan portfolio from 19.5% and 27.4% at December 31, 1998 and 1997, respectively, to increase the percentage of secured loans in the portfolio.

     During 1998, total loans outstanding, including loans held-for-sale, increased $99 million or 22.6% to $536 million. During 1998, commercial loans increased $21 million or 40.8%, consumer installment loans increased $18 million or 11.7%, real estate construction loans increased $16 million or 36.3%, and real estate mortgage loans increased $24 million or 36.9%. These increases were partially offset by a $16 million or 12.9% decline in credit card loans. Average total loans for 1998 increased $25 million or 5.3% to $489 million.

     CREDIT QUALITY Credit quality risk in Fidelity's loan portfolio provides the highest degree of risk for Fidelity. Fidelity manages and controls risk in the loan portfolio through adherence to standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting the strategic growth targets. Fidelity's credit policies establish underwriting standards, place limits on exposure, and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. Fidelity maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification are reviewed quarterly.

     Beginning in 1996, management took numerous steps to reduce credit risk in Fidelity's loan portfolio. They included:

     1. Reducing the relative level of unsecured consumer credit in Fidelity's total loan portfolio

     2. Bringing credit card collections in-house

     3. Increasing quality requirements for consumer credit, and

     4. Improving credit monitoring and approval systems

     As a result of this program, credit card loans as a percent of total loans have declined significantly, charge-offs as a percent of average consumer credit have declined significantly, delinquencies have declined and the average credit scores of indirect automobile loans have increased significantly.

     In addition, credit review regularly reports to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio and the adequacy of the allowance for loan losses. The consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risks associated with delinquent accounts.

     Credit review monitors loan production and loan growth, as well as loan quality. Credit review, independently of the lending departments, reviews all risk ratings and tests credits approved for adherence to Fidelity standards.

     Finally, Fidelity's credit review also performs ongoing, independent reviews of the risk management process and adequacy of documentation. This department is centralized and independent of the lending function. The results of its examinations are reported to the Loan and Discount Committee of the Board and Fidelity's independent auditors.

     NONPERFORMING ASSETS Nonperforming assets consist of nonaccrual and restructured loans, repossessions and other real estate. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated or after full principal has been recovered when collection of interest is in question. Restructured loans are those loans whose terms have been modified, because of economic or legal reasons related to the debtor's financial difficulties, to provide for a reduction in principal, change in terms, or modification of interest rates to below market levels. Repossessions are vehicles which have been repossessed, primarily as a result of payment defaults on indirect automobile loans. Other real estate is real property acquired by foreclosure or directly by title or deed transfer in settlement of debt.

     Nonperforming assets at December 31, 1999, were $4.0 million. Since December 31, 1998, nonperforming assets have increased $395,000 or 10.9%. The 1999 increase in non-accrual loans was primarily due to a single commercial credit. During 1999, other real estate declined $192,000 to $901,000. This decline in other real estate was due to property sales. At December 31, 1999 and 1998, there were no restructured loans. Nonperforming assets declined $1.0 million in 1998 from $4.6 million at December 31, 1997. This decline was due in part to a write-down of approximately $671,000 on a commercial real estate property as a result of a reduction in its appraised value. The ratio of nonperforming assets to total loans and other real estate was .56% at December 31, 1999, compared to 0.68% and 1.05% at December 31, 1998 and 1997, respectively. The ratio of loans past due 90 days and still accruing to total loans was .32% at December 31, 1999. This ratio was .82% and 1.42% at December 31, 1998 and 1997, respectively.

     When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is reduced by the interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is reduced and a charge for that amount is made to the allowance for loan losses. For 1999, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was approximately $136,000.

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

LOANS, BY CATEGORY                                                       TABLE 5
(DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------
                                                            1999       1998       1997       1996       1995
                                                          --------   --------   --------   --------   --------
Commercial:
Commercial, financial and agricultural                    $101,601   $ 71,542   $ 50,169   $ 43,247   $ 37,778
Tax exempt                                                   1,189      1,259      1,527        698      1,517
                                                          --------   --------   --------   --------   --------
  Total commercial                                         102,790     72,801     51,696     43,945     39,295
Real estate - construction                                  66,542     60,695     44,536     56,325     40,955
Real estate - mortgage                                     143,858     88,430     64,602     71,719     61,247
Consumer installment                                       243,031    169,938    152,123    113,513     78,806
Credit cards                                                99,393    104,357    119,864    143,782    139,873
                                                          --------   --------   --------   --------   --------
Loans                                                      655,614    496,221    432,821    429,284    360,176
Allowance for loan losses                                   10,254     11,911     14,320     16,511      5,536
                                                          --------   --------   --------   --------   --------
  Loans, net                                              $645,360   $484,310   $418,501   $412,773   $354,640
                                                          ========   ========   ========   ========   ========
Total loans                                               $655,614   $496,221   $432,821   $429,284   $360,177
Loans held-for-sale:
Mortgage loans                                               4,167      9,655      4,361     13,106     12,113
Consumer installment                                        61,000     30,000          -     25,000     35,000
                                                          --------   --------   --------   --------   --------
  Total loans held-for-sale                                 65,167     39,655      4,361     38,106     47,113
                                                          --------   --------   --------   --------   --------
  Total loans                                             $720,781   $535,876   $437,182   $467,390   $407,290
                                                          ========   ========   ========   ========   ========

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6
(DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31, 1999
                                                              ----------------------------------------------
                                                               WITHIN    ONE THROUGH      OVER
                                                              ONE YEAR   FIVE YEARS    FIVE YEARS    TOTAL
                                                              --------   -----------   ----------   --------
LOAN MATURITY:
Commercial, financial and agricultural                        $30,588      $41,974      $30,228     $102,790
Real estate - construction                                     49,717       15,840          985       66,542
                                                              -------      -------      -------     --------
     Total                                                    $80,305      $57,814      $31,213     $169,332
                                                              =======      =======      =======     ========
INTEREST RATE SENSITIVITY:
Selected loans with:
Predetermined interest rates:
  Commercial, financial and agricultural                      $ 5,698      $23,906      $22,340     $ 51,944
  Real estate - construction                                        -           80           60          140
Floating or adjustable interest rates:
Commercial, financial and agricultural                         24,890       18,068        7,888       50,846
Real estate - construction                                     49,717       15,760          925       66,402
                                                              -------      -------      -------     --------
     Total                                                    $80,305      $57,814      $31,213     $169,332
                                                              =======      =======      =======     ========

NONPERFORMING ASSETS                                                     TABLE 7
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                               1999     1998     1997     1996     1995
                                                              ------   ------   ------   ------   ------
Nonaccrual loans                                              $2,498   $1,848   $1,422   $2,940   $3,105
Repossessions                                                    621      684      949      413        -
Restructured loans                                                 -        -        -        -        -
Other real estate                                                901    1,093    2,260      567    1,339
                                                              ------   ------   ------   ------   ------
  Total nonperforming assets                                  $4,020   $3,625   $4,631   $3,920   $4,444
                                                              ======   ======   ======   ======   ======
Loans past due 90 days or more and still accruing             $2,290   $4,393   $6,194   $6,890   $3,091
                                                              ======   ======   ======   ======   ======
Ratio of past due loans to total loans                           .32%     .82%    1.42%    1.47%     .76%
Ratio of nonperforming assets to total loans and other real
  estate                                                         .56      .68     1.05      .84     1.09

     Management is not aware of any potential problem loans other than those disclosed in the table above, which includes all loans recommended for such classification by regulators, which would have a material impact on asset quality. The trends impacting the consumer portfolio, primarily credit cards and indirect auto loans, have been discussed elsewhere herein.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. This analysis is separately performed for each major loan produced. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequently, recoveries are added to the allowance.

     The evaluation results in an allocation of the allowance for loan losses by product. Management uses a loss migration analysis for credit card loans. For all other loan categories, historical loan loss experience, adjusted for changes in the risk characteristics of each loan category, trends and other factors, are used to determine the level of allowance required. Additional amounts are allocated based on the evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Since the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

     Quarterly, credit review performs a formal review to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. Elements of the review include analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous quarter, reports prepared by the Credit Review Department, consideration of current economic conditions and other pertinent information. The level of allowance to loans outstanding will vary depending on the overall results of this quarterly review. The review is presented to and subsequently approved by senior management and reviewed by the Board of Directors.

     For purposes of the quarterly review, the consumer portfolios are treated as homogenous pools. Specific consumer pools include: direct, credit card, other revolving, indirect, residential first mortgage and home equity loans. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current or anticipated changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan is reviewed for a specific allocation. The allowance is allocated within the commercial portfolio based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance.

     At December 31, 1999, the allowance for loan losses was $10.3 million, or 1.56% of loans compared to $11.9 million or 2.40% of loans at December 31, 1998. At December 31, 1997, Fidelity's allowance for loan losses as a percentage of loans was 3.31%. At December 31, 1999 and 1998, credit card loans totaled $99 million and $104 million, respectively, or 13.8% and 19.5% of total loans, respectively. This is compared to $120 million or 27.4% at December 31, 1997. The amount of the allowance for loan losses allocated to credit cards was $4.9 million at December 31, 1999, compared to $7.8 million at December 31, 1998. Fidelity has reduced its allowance for loan losses and particularly the allowance allocated to credit card loans due to the decline in credit card loans outstanding, declining credit card net charge-offs and delinquencies and the projected decline in net charge-offs on credit card loans. (See "Provision for Loan Losses.")

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8
(DOLLARS IN THOUSANDS)

                                                  DECEMBER 31, 1999    DECEMBER 31, 1998    DECEMBER 31, 1997
                                                  ------------------   ------------------   ------------------
                                                  ALLOWANCE     %*     ALLOWANCE     %*     ALLOWANCE     %*
                                                  ---------   ------   ---------   ------   ---------   ------
Commercial, financial and agricultural             $   634     15.68%   $   174     14.67%   $   154     11.94%
Real estate - construction                              87     10.15         63     12.23         48     10.29
Real estate - mortgage                                 104     21.94         60     17.82         65     14.93
Consumer installment                                 4,159     37.07      3,458     34.25      3,442     35.15
Credit cards                                         4,943     15.16      7,779     21.03      9,436     27.69
Unallocated                                            327         -        377         -      1,175         -
                                                   -------    ------    -------    ------    -------    ------
  Total                                            $10,254    100.00%   $11,911    100.00%   $14,320    100.00%
                                                   =======    ======    =======    ======    =======    ======

                                                  DECEMBER 31, 1996    DECEMBER 31, 1995
                                                  ------------------   ------------------
                                                  ALLOWANCE     %*     ALLOWANCE     %*
                                                  ---------   ------   ---------   ------
Commercial, financial and agricultural             $    98     10.24%   $    97     10.91%
Real estate - construction                              35     13.12         30     11.37
Real estate - mortgage                                 350     16.71          8     17.00
Consumer installment                                 2,282     26.44        357     21.88
Credit cards                                        13,746     33.49      4,875     38.84
Unallocated                                              -         -        169         -
                                                   -------    ------    -------    ------
  Total                                            $16,511    100.00%   $ 5,536    100.00%
                                                   =======    ======    =======    ======

-------------------------

* Percentage of respective loan type to total loans.

     The following schedule summarizes data related to Fidelity's preapproved and other credit card activities (dollars in thousands):

                                                                          DECEMBER 31,
                                                       ---------------------------------------------------
                                                        1999       1998       1997       1996       1995
                                                       -------   --------   --------   --------   --------
LOANS OUTSTANDING:
  Preapproved                                          $31,749   $ 38,156   $ 46,868   $ 57,980   $ 30,690
  Other                                                 67,644     66,201     72,996     85,802    109,183
                                                       -------   --------   --------   --------   --------
     Total                                             $99,393   $104,357   $119,864   $143,782   $139,873
                                                       =======   ========   ========   ========   ========
DELINQUENCIES 30+ DAYS:
  Preapproved                                          $ 2,631   $  5,093   $  6,855   $  8,665   $  1,724
  Other                                                  2,321      3,511      4,197      6,715      6,055
                                                       -------   --------   --------   --------   --------
     Total                                             $ 4,952   $  8,604   $ 11,052   $ 15,380   $  7,779
                                                       =======   ========   ========   ========   ========
NET CHARGE-OFFS:
  Preapproved                                          $ 3,154   $  5,554   $  7,810   $  5,078   $     52
  Other                                                  3,358      4,183      5,590      7,510      6,537
                                                       -------   --------   --------   --------   --------
     Total                                             $ 6,512   $  9,737   $ 13,400   $ 12,588   $  6,589
                                                       =======   ========   ========   ========   ========

     INVESTMENT SECURITIES The levels of taxable securities and short-term investments reflect Fidelity's strategy of maximizing portfolio yields within overall asset and liability management parameters while providing for liquidity needs. Investment securities totaled $79 million and $73 million at December 31, 1999 and 1998, respectively. A significant percentage of the holdings are backed by U.S. Government or Federal agency guarantees, limiting the credit risks associated with these securities. The increase at December 31, 1999, compared to December 31, 1998, was attributable to purchases of investment securities totaling $49.3 million. This increase was offset in part by securities sales of $2.8 million, $27.0 million in securities called by the issuing agencies and $10.9 million in principal payments on mortgage-backed securities. The increase in investment securities was the result of a decision to purchase securities to maintain investment securities totals relative to increasing asset totals and to provide collateral for public deposits and other borrowings.

     The average life of Fidelity's securities portfolio was
7.9 years at December 31, 1999. At year-end 1999, approximately $44 million of investment securities were classified as available-for-sale, compared to $43 million at December 31, 1998. The net unrealized losses on these securities at December 31, 1999, were $2.3 million before taxes compared to net unrealized gains of $0.1 million before taxes at December 31, 1998.

     At December 31, 1999, Fidelity classified all but $36 million of its investment securities as available-for-sale. Fidelity maintains a relatively higher percentage of its investment portfolio as available-for-sale for possible liquidity needs related to loan production.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9
(DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                         1999                  1998                   1997
                                                  -------------------   -------------------   --------------------
                                                  AMORTIZED    FAIR     AMORTIZED    FAIR     AMORTIZED     FAIR
                                                    COST       VALUE      COST       VALUE      COST       VALUE
                                                  ---------   -------   ---------   -------   ---------   --------
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies             $31,108    $29,375    $32,978    $33,108   $ 94,272    $ 94,486
Mortgage-backed securities                          47,340     45,308     36,942     37,037     28,899      29,022
Other investments                                    3,178      3,178      3,015      3,015      2,425       2,425
                                                   -------    -------    -------    -------   --------    --------
  Total                                            $81,626    $77,861    $72,935    $73,160   $125,596    $125,933
                                                   =======    =======    =======    =======   ========    ========

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS(1)    TABLE 10
(DOLLARS IN THOUSANDS)

                                                         DECEMBER 31, 1999                DECEMBER 31, 1998
                                                   ------------------------------   ------------------------------
                                                   AMORTIZED    FAIR     AVERAGE    AMORTIZED    FAIR     AVERAGE
                                                     COST       VALUE    YIELD(2)     COST       VALUE    YIELD(2)
                                                   ---------   -------   --------   ---------   -------   --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies
  Due after one year through five years             $ 4,970    $ 4,717     5.39%     $     -    $     -         -%
  Due after five years through ten years              6,170      5,703     5.39       23,000     23,058      6.75
Mortgage-backed securities                           34,757     33,198     6.30       20,282     20,347      6.13
                                                    -------    -------               -------    -------
     Total                                          $45,897    $43,618               $43,282    $43,405
                                                    =======    =======               =======    =======
HELD-TO-MATURITY:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies
  Due after one year through five years             $ 9,988    $ 9,430     5.98%     $     -    $     -         -%
  Due after five years through ten years              9,980      9,525     6.54        9,978     10,050      6.54
Mortgage-backed securities                           12,583     12,109     6.08       16,659     16,691      6.26
                                                    -------    -------               -------    -------
     Total                                          $32,551    $31,064               $26,637    $26,741
                                                    =======    =======               =======    =======

-------------------------

(1) This table excludes equity investments which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.

     DEPOSITS AND FUNDS PURCHASED Total deposits increased $97 million during 1999 to $718 million or 15.6% from $621 million at December 31, 1998. On an average balance basis, interest-bearing demand deposits grew $27 million, savings deposits grew $4 million and time deposits grew $33 million. Core deposits, Fidelity's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000. Core deposits are obtained from a broad range of customers. Average interest-bearing core deposits were $432 million and $396 million at December 31, 1999 and 1998, respectively.

     Total deposits as of December 31, 1998, increased $54 million or 9.6% from $568 million as of December 31, 1997. On an average balance basis, all categories of deposits except savings deposits reflected volume increases.
     Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts and escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits represented 18.8% of average core deposits in 1999 compared to 17.7% in 1998. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below (dollars in thousands):

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11

                                                                               DECEMBER 31,
                                                            ---------------------------------------------------
                                                                 1999              1998              1997
                                                            ---------------   ---------------   ---------------
                                                            AVERAGE           AVERAGE           AVERAGE
                                                             AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                                            --------   ----   --------   ----   --------   ----
Noninterest-bearing demand deposits                         $100,469      -%  $ 85,720      -%  $ 72,807      -%
Interest-bearing demand deposits                             131,269   3.58    103,912   3.46     82,298   2.81
Savings deposits                                              26,579   3.54     22,649   3.36     28,963   3.56
Time deposits                                                400,340   5.43    367,484   5.77    363,148   5.75
                                                            --------          --------          --------
  Total average deposits                                    $658,657   4.91   $579,765   5.17   $547,216   5.10
                                                            ========          ========          ========

                            DECEMBER 31, 1999
         MATURITY DISTRIBUTION OF TIME DEPOSITS $100,000 OR MORE
--------------------------------------------------------------------------
Three months or less                                         $ 33,129
Over three through six months                                  53,647
Over six through twelve months                                 58,938
Over twelve months                                              9,942
                                                             --------
  Total                                                      $155,656
                                                             ========

SCHEDULE OF SHORT-TERM BORROWINGS(1)                                    TABLE 12
(DOLLARS IN THOUSANDS)

                                    MAXIMUM                                                              WEIGHTED
                                 OUTSTANDING AT                   AVERAGE INTEREST                       AVERAGE
                                      ANY            AVERAGE        RATE DURING         ENDING       INTEREST RATE AT
    YEAR ENDED DECEMBER 31,        MONTH-END         BALANCE            YEAR            BALANCE          YEAR-END
    -----------------------      --------------      -------      ----------------      -------      ----------------
              1999                  $71,294          $40,559            4.58%           $71,294            5.28%
              1998                   46,909           22,172            3.33             16,516            3.16
              1997                   29,020           15,322            3.17             16,368            3.17

-------------------------

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank that mature either overnight or on a fixed maturity not to exceed one year.

     LONG-TERM DEBT Fidelity had $29.6 million of long-term debt outstanding at December 31, 1999, consisting of $15.6 million of subordinated debt and $14.0 million in borrowings from the FHLB.

     On December 12, 1995, Fidelity issued $15 million in 8.5% Subordinated Notes due January 31, 2006. Fidelity loaned $10 million of the proceeds to Fidelity National Bank to enhance the Bank's total capital ratio. The balance of the proceeds was used to retire certain previously issued subordinated notes and for general corporate purposes. The additional $600,000 of subordinated debt matures March 27, 2002.

     On April 12, 1999, Fidelity National Bank entered into a $14 million five year European convertible advance maturing April 12, 2004, with a one-time conversion option at the end of the third year with the FHLB. Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     SHAREHOLDERS' EQUITY Shareholders' equity at December 31, 1999 and 1998, was $55 million. Realized shareholders' equity (shareholders' equity excluding accumulated other comprehensive (loss) income, net of tax) was $56 million at December 31, 1999, and $55 million at December 31, 1998. The increase in realized shareholders' equity in 1999 was a result of net income, common stock issued under employee benefit plans and common stock issued under the dividend reinvestment plan, offset primarily by the declaration of common stock and preferred stock dividends and the redemption in cash of $1.7 million in preferred stock.

     In September 1999, Fidelity National Corporation exercised its rights to redeem the outstanding shares of its Non-Cumulative 8% Convertible Preferred Stock-Series A by paying in cash the sum of $6.25 per share plus any declared but unpaid dividends. The redemption occurred on October 19, 1999. Shareholders owning 710,000 shares of the 984,000 Preferred Stock shares outstanding elected to convert to Common Stock, resulting in the issuance of 617,165 shares of Common Stock. Shareholders' equity was reduced by $1.7 million as a result of the redemption in cash of 274,000 preferred shares and the payment of fractional interests.

     Shareholders' equity at December 31, 1998, was $55 million, an increase of $4 million or 6.2% from $51 million, at December 31, 1997. Realized shareholders' equity (shareholders' equity excluding accumulated other comprehensive (loss) income, net of tax) was $55 million at December 31, 1998, and $51 million at December 31, 1997. The increase in 1998 was due to net income and common stock issued under employee benefit plans, offset primarily by the declaration of common stock and preferred stock dividends.

     Fidelity paid preferred stock dividends of $492,000 in 1999 and 1998 and $128,000 in 1997. During 1999 Fidelity paid $1,329,000 in dividends on common stock compared to $325,000 in 1998 and no dividends in 1997. The following schedule summarizes per share common stock dividends paid for the last three years:

                                                    DIVIDENDS PAID
                                             ----------------------------
                                             1999        1998        1997
                                             ----        ----        ----
First Quarter                                $.04        $  -        $  -
Second Quarter                                .04           -           -
Third Quarter                                 .04           -           -
Fourth Quarter                                .04         .04           -
                                             ----        ----        ----
For the Year                                 $.16        $.04        $  -
                                             ====        ====        ====

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." Adoption of the standard is required for Fidelity's December 31, 2001, financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Adoption is not expected to result in a material financial impact based on Fidelity's limited use of derivatives.

YEAR 2000 READINESS

     Fidelity completed all Year 2000 readiness work during 1999 and has not experienced any significant operating problems during 2000. Total Year 2000 readiness expenses incurred in the years ended December 31, 1999 and 1998, were approximately $458,000 and $816,000, respectively. Fidelity does not have significant continued exposure to the year 2000 issue, did not have customers, suppliers, counterparties or correspondents who were significantly impacted, and does not anticipate material expenditures in the future.

FORWARD-LOOKING STATEMENTS

     This review contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Fidelity's assumptions, but that are beyond Fidelity's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity's market, and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission, including the Annual Report and 10K for 1999.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth, for the periods indicated, certain consolidated quarterly financial information of Fidelity. This information is derived from unaudited Consolidated Financial Statements that include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with Fidelity's Consolidated Financial Statements and the Notes thereto included elsewhere in this report.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13
(DOLLARS IN THOUSANDS)

                                                                    1999                                    1998
                                                    -------------------------------------   -------------------------------------
                                                    FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                                    QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                                    -------   -------   -------   -------   -------   -------   -------   -------
Interest income                                     $18,663   $17,713   $16,242   $15,839   $16,299   $16,578   $15,465   $15,430
Interest expense                                      8,916     8,210     7,181     6,914     7,264     7,298     6,606     6,577
                                                    -------   -------   -------   -------   -------   -------   -------   -------
  Net interest income                                 9,747     9,503     9,061     8,925     9,035     9,280     8,859     8,853
Provision for loan losses                             1,800     2,000     2,100     1,700     2,700     2,000     2,850     1,900
Noninterest income before securities gains            4,370     5,171     4,902     4,750     4,775     4,617     5,201     4,092
Securities gains                                          6         -         -         -       121        41        93         -
                                                    -------   -------   -------   -------   -------   -------   -------   -------
  Total noninterest income                            4,376     5,171     4,902     4,750     4,896     4,658     5,294     4,092
Noninterest expense                                  10,021    10,360    10,666    10,296    10,428    10,091     9,564     9,365
                                                    -------   -------   -------   -------   -------   -------   -------   -------
  Income before income taxes                          2,302     2,314     1,197     1,679       803     1,847     1,739     1,680
Income tax expense                                      788       801       419       611       299       680       623       615
                                                    -------   -------   -------   -------   -------   -------   -------   -------
  Net income                                        $ 1,514   $ 1,513   $   778   $ 1,068   $   504   $ 1,167   $ 1,116   $ 1,065
                                                    =======   =======   =======   =======   =======   =======   =======   =======
Basic earnings per share                            $  0.16   $  0.17   $  0.08   $  0.12   $   .06   $   .13   $   .12   $   .12
                                                    =======   =======   =======   =======   =======   =======   =======   =======
Diluted earnings per share                          $  0.16   $  0.17   $  0.08   $  0.12   $   .05   $   .13   $   .12   $   .12
                                                    =======   =======   =======   =======   =======   =======   =======   =======

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Fidelity National Corporation

     We have audited the accompanying consolidated balance sheets of Fidelity National Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ Ernst & Young
January 25, 2000
Atlanta, Georgia

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
  Cash and due from banks - Note 10                           $ 33,165,476    $ 32,726,501
  Interest-bearing deposits with banks                           1,378,727       1,417,679
  Federal funds sold                                            15,662,352      45,785,746
  Investment securities available-for-sale - Note 2             43,618,492      43,404,870
  Investment securities held-to-maturity (fair values of
     $34,242,569 and $29,755,873 for 1999 and 1998,
     respectively) - Note 2                                     35,729,462      29,652,667
  Loans held-for-sale                                           65,167,204      39,655,259
  Loans, net of unearned income - Note 3                       655,614,120     496,220,907
  Allowance for loan losses - Note 3                           (10,253,541)    (11,910,601)
                                                              ------------    ------------
  Loans, net                                                   645,360,579     484,310,306
  Premises and equipment, net - Note 4                          18,464,276      19,643,697
  Other real estate - Note 3                                       900,990       1,093,264
  Accrued interest receivable                                    5,825,844       4,560,617
  Other assets                                                  17,323,965      10,626,947
                                                              ------------    ------------
          Total assets                                        $882,597,367    $712,877,553
                                                              ============    ============
LIABILITIES
Deposits - Note 5
  Noninterest-bearing demand deposits                         $105,518,934    $102,424,607
  Interest-bearing deposits:
     Demand and money market                                   142,024,365     128,053,878
     Savings                                                    29,710,668      21,867,183
     Time deposits, $100,000 and over                          155,656,275     107,599,557
     Other time deposits                                       285,521,714     261,318,402
                                                              ------------    ------------
       Total deposits                                          718,431,956     621,263,627
  Short-term Federal Home Loan Bank borrowings - Note 6         26,000,000               -
  Short-term borrowings - other - Note 6                        45,294,224      16,515,867
  Long-term debt - Note 7                                       29,600,000      15,650,000
  Accrued interest payable                                       3,995,115       3,189,129
  Other liabilities                                              4,665,699       1,703,450
                                                              ------------    ------------
       Total liabilities                                       827,986,994     658,322,073
                                                              ------------    ------------
Commitments and contingencies - Notes 10 and 14
SHAREHOLDERS' EQUITY - Note 11
Preferred stock, no par value. Authorized 10,000,000; issued and outstanding none and 984,000 shares at December 31,
  1999 and 1998, respectively, of Non-cumulative 8%
  Convertible Preferred Stock - Series A, stated value $6.25             -       6,150,000
Common Stock, no par value. Authorized 50,000,000; issued
  8,789,020 and 8,144,958; outstanding 8,777,928 and
  8,133,866 in 1999 and 1998, respectively                      39,789,954      35,124,941
Treasury stock                                                     (69,325)        (69,325)
Accumulated other comprehensive (loss) income, net of tax       (1,412,393)         75,968
Retained earnings                                               16,302,137      13,273,896
                                                              ------------    ------------
       Total shareholders' equity                               54,610,373      54,555,480
                                                              ------------    ------------
       Total liabilities and shareholders' equity             $882,597,367    $712,877,553
                                                              ============    ============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
INTEREST INCOME:
Loans, including fees                                         $62,661,983   $55,295,291   $56,010,450
Investment securities (taxable)                                 4,993,040     6,631,283     4,835,128
Federal funds sold                                                745,881     1,689,132     1,238,941
Deposits with other banks                                          57,005       156,465        68,463
                                                              -----------   -----------   -----------
  Total interest income                                        68,457,909    63,772,171    62,152,982
INTEREST EXPENSE:
Deposits - Note 5                                              27,392,776    25,550,474    24,236,294
Short-term borrowings                                           1,859,114       759,736       485,593
Long-term debt                                                  1,968,716     1,434,390     1,487,673
                                                              -----------   -----------   -----------
  Total interest expense                                       31,220,606    27,744,600    26,209,560
NET INTEREST INCOME                                            37,237,303    36,027,571    35,943,422
Provision for loan losses - Note 3                              7,600,000     9,450,000    14,435,000
                                                              -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            29,637,303    26,577,571    21,508,422
NONINTEREST INCOME:
Service charges on deposit accounts                             2,696,541     2,376,002     2,096,948
Credit card fees                                                3,769,338     3,277,781     3,083,913
Mortgage banking activities                                     3,693,969     3,345,774     4,902,945
Brokerage activities                                            2,680,558     3,032,084     3,276,829
Indirect lending activities                                     2,852,109     3,786,746     2,247,941
Trust activities                                                1,550,007     1,107,639     1,131,220
Securities gains, net - Note 2                                      6,013       254,737       140,090
Other                                                           1,949,868     1,758,834       498,870
                                                              -----------   -----------   -----------
  Total noninterest income                                     19,198,403    18,939,597    17,378,756
NONINTEREST EXPENSE:
Salaries and employee benefits - Note 9                        19,086,537    17,162,862    17,012,788
Furniture and equipment                                         3,153,341     2,757,686     2,293,866
Net occupancy                                                   3,391,254     3,225,106     2,974,877
Credit card processing and transaction fees                     3,251,833     3,011,844     2,814,563
Communication expenses                                          2,312,873     2,091,842     1,968,448
Professional and other services                                 2,724,914     2,926,444     2,397,399
Regulatory assessments                                            464,203     1,381,174     1,196,001
Amortization of mortgage servicing rights                         534,128       910,207       788,201
Other                                                           6,424,329     5,980,785     5,974,374
                                                              -----------   -----------   -----------
  Total noninterest expense                                    41,343,412    39,447,950    37,420,517
                                                              -----------   -----------   -----------
  Income before income taxes                                    7,492,294     6,069,218     1,466,661
  Income tax expense - Note 8                                   2,619,414     2,216,630       503,748
                                                              -----------   -----------   -----------
NET INCOME                                                    $ 4,872,880   $ 3,852,588   $   962,913
                                                              ===========   ===========   ===========
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                   $ 4,357,290   $ 3,483,588   $   711,835
                                                              ===========   ===========   ===========
BASIC EARNINGS PER SHARE                                      $      0.53   $      0.43   $      0.15
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                                    $      0.53   $      0.42   $      0.15
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                             8,277,496     8,123,049     4,831,364
                                                              ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    PREFERRED STOCK            COMMON STOCK          TREASURY STOCK
                                                 ----------------------   -----------------------   -----------------
                                                  SHARES      AMOUNT       SHARES       AMOUNT      SHARES    AMOUNT
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1996                               -   $         -   4,665,256   $11,878,597   11,092   $(69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive income, net of tax               -             -           -             -        -          -
   Comprehensive income                                 -             -           -             -        -          -
 Preferred Stock issued                           984,000     6,150,000           -      (500,000)       -          -
 Common Stock issued through public offering            -             -   3,450,000    23,466,963        -          -
 Common Stock issued under Employee Stock
   Purchase Plan                                        -             -      10,243        97,550        -          -
 Preferred dividends declared ($.26 per share)          -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1997                         984,000     6,150,000   8,125,499    34,943,110   11,092    (69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive loss, net of tax                 -             -           -             -        -          -
   Comprehensive income                                 -             -           -             -        -          -
 Common Stock issued under Employee Benefit
   Plans                                                -             -      19,459       181,831        -          -
 Preferred dividends declared ($.375 per share)         -             -           -             -        -          -
 Common dividends declared ($.04 per share)             -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1998                         984,000     6,150,000   8,144,958    35,124,941   11,092    (69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive loss, net of tax                 -             -           -             -        -          -
   Comprehensive income                                 -             -           -             -        -          -
 Redemption of Preferred Stock                   (984,000)   (6,150,000)    617,165     4,437,426        -          -
 Common Stock issued under Employee Benefit
   Plans                                                -             -      22,321       196,010        -          -
 Common Stock issued under Dividend
   Reinvestment Plan                                    -             -       4,576        31,577        -          -
 Preferred dividends declared ($.52 per share)          -             -           -             -        -          -
 Common dividends declared ($.16 per share)             -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1999                               -   $         -   8,789,020   $39,789,954   11,092   $(69,325)
                                                 ========   ===========   =========   ===========   ======   ========

                                                  ACCUMULATED
                                                     OTHER
                                                 COMPREHENSIVE
                                                    INCOME
                                                    (LOSS)        RETAINED
                                                  NET OF TAX      EARNINGS        TOTAL
                                                 -------------   -----------   -----------
BALANCE DECEMBER 31, 1996                         $  (140,241)   $ 9,403,785   $21,072,816
 Comprehensive Income:
   Net income                                               -        962,913       962,913
   Other comprehensive income, net of tax             348,935              -       348,935
                                                                               -----------
   Comprehensive income                                     -              -     1,311,848
 Preferred Stock issued                                     -              -     5,650,000
 Common Stock issued through public offering                -              -    23,466,963
 Common Stock issued under Employee Stock
   Purchase Plan                                            -              -        97,550
 Preferred dividends declared ($.26 per share)              -       (251,075)     (251,075)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 1997                             208,694     10,115,623    51,348,102
 Comprehensive Income:
   Net income                                               -      3,852,588     3,852,588
   Other comprehensive loss, net of tax              (132,726)             -      (132,726)
                                                                               -----------
   Comprehensive income                                     -              -     3,719,862
 Common Stock issued under Employee Benefit
   Plans                                                    -              -       181,831
 Preferred dividends declared ($.375 per share)             -       (369,000)     (369,000)
 Common dividends declared ($.04 per share)                 -       (325,315)     (325,315)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 1998                              75,968     13,273,896    54,555,480
 Comprehensive Income:
   Net income                                               -      4,872,880     4,872,880
   Other comprehensive loss, net of tax            (1,488,361)             -    (1,488,361)
                                                                               -----------
   Comprehensive income                                     -              -     3,384,519
 Redemption of Preferred Stock                              -              -    (1,712,574)
 Common Stock issued under Employee Benefit
   Plans                                                    -              -       196,010
 Common Stock issued under Dividend
   Reinvestment Plan                                        -              -        31,577
 Preferred dividends declared ($.52 per share)              -       (515,579)     (515,579)
 Common dividends declared ($.16 per share)                 -     (1,329,060)   (1,329,060)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 1999                         $(1,412,393)   $16,302,137   $54,610,373
                                                  ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  1999            1998            1997
                                                              -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $   4,872,880   $   3,852,588   $     962,913
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Provision for loan losses                                       7,600,000       9,450,000      14,435,000
  Depreciation and amortization of premises and equipment         2,766,684       2,291,075       1,979,847
  Amortization of mortgage servicing rights                         534,128         910,207         788,201
  Additions of originated mortgage servicing rights                (632,286)     (1,285,422)       (343,974)
  Securities gains, net                                              (6,013)       (254,737)       (140,090)
  Gain on loan sales                                               (822,535)     (1,924,424)       (920,983)
  Proceeds from sales of other real estate                          372,632         496,730         327,644
  Net (increase) decrease in loans held-for-sale                (25,511,945)    (35,294,494)     33,745,103
  Net (increase) decrease in accrued interest receivable         (1,265,227)        (68,195)      1,090,810
  Net increase (decrease) in accrued interest payable               805,986          (3,572)       (309,930)
  Net increase (decrease) in other liabilities                    2,962,249        (203,350)       (540,952)
  Net (increase) decrease in other assets                        (6,697,018)      1,850,691       6,076,041
  Other, net                                                        992,818        (372,677)       (241,953)
                                                              -------------   -------------   -------------
     Net cash flows (used in) provided by operating
      activities                                                (14,027,647)    (20,555,580)     56,907,677
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities held-to-maturity             (10,154,681)    (17,149,952)    (30,092,474)
Maturities of investment securities held-to-maturity              4,077,886      25,441,717               -
Sales of investment securities available-for-sale                 2,758,548       4,152,969       9,117,568
Purchases of investment securities available-for-sale           (39,155,387)    (31,922,142)    (79,833,616)
Maturities of investment securities available-for-sale           33,782,630      72,393,747      52,983,590
Net increase in loans                                          (351,018,405)   (232,894,418)   (146,410,725)
Purchases of premises and equipment                              (1,587,263)     (1,417,122)     (2,698,418)
Proceeds from sale of loans                                     183,010,309     160,310,320     125,158,018
                                                              -------------   -------------   -------------
     Net cash flows used in investing activities               (178,286,363)    (21,084,881)    (71,776,057)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market accounts, and
  savings accounts                                               24,908,299      59,786,522       1,362,961
Net increase (decrease) in time deposits                         72,260,030      (6,840,220)     22,241,035
(Redemption of) proceeds from issuance of Preferred Stock        (1,712,574)              -       5,650,000
Proceeds from issuance of Common Stock                              227,587         181,831      23,564,513
Issuance (repayment) of long-term debt                           13,950,000        (150,000)       (700,000)
Increase (decrease) in short-term borrowings                     54,778,357         148,028        (815,930)
Dividends paid                                                   (1,821,060)       (817,315)       (128,075)
                                                              -------------   -------------   -------------
     Net cash flows provided by financing activities            162,590,639      52,308,846      51,174,504
                                                              -------------   -------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS            (29,723,371)     10,668,385      36,306,124
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     79,929,926      69,261,541      32,955,417
                                                              -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $  50,206,555   $  79,929,926   $  69,261,541
                                                              =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                    $  30,414,620   $  27,748,172   $  26,519,490
                                                              =============   =============   =============
  Income taxes                                                $   1,500,000   $   2,000,000   $     700,000
                                                              =============   =============   =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries (collectively "Fidelity"). Fidelity National Corporation owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity is a financial services company which offers traditional banking, mortgage, trust, and investment services to its customers, who are typically individuals and small to medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with generally accepted accounting principles followed within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, securitization assets and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation. Fidelity principally operates in one business segment, which is community banking.

     CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold within one-day periods.

     INVESTMENT SECURITIES In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Fidelity classifies its investment securities in one of two categories: available-for-sale or held-to-maturity. Fidelity had no trading securities at December 31, 1999 or 1998. Held-to-maturity securities are those securities which Fidelity has the ability and positive intent to hold until maturity. All other securities not included in held-to-maturity are classified as available-for-sale.

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

     LOANS AND INTEREST INCOME Loans are reported at principal amounts outstanding net of unearned income and deferred fees and costs. Interest income is recognized in a manner that results in a level yield on principal amounts outstanding. The accrual of interest is discontinued when, in management's judgment, it is determined that the collectibility of interest or principal is doubtful.

     Rate related loan fee income is included in interest income. Loan origination and commitment fees and certain direct origination costs are deferred and the net amount is amortized as an adjustment of the yield over the contractual lives of the related loans, taking into consideration assumed prepayments.

     Current period accrued interest-related income charges on credit card loans to be charged off are charged off to interest income. Annual fees collected for credit cards are recognized as income on a straight-line basis over the period the fee entitles the cardholder to use the card.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," does not apply to large groups of smaller balance, homogeneous loans, which are consumer installment and credit card loans, and which are collectively evaluated for impairment. Interest on these loans is reported on the cash basis as received when the full recovery of principal is anticipated, or after full principal has been recovered when collection of interest is in question.

     CREDIT CARDS Costs related to the origination of credit cards are capitalized and amortized over one year using the straight-line method. The net amount of capitalized costs remaining as of December 31, 1999 and 1998, was $1.1 million and $59,000, respectively.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

     A formal review of the allowance for loan losses is prepared quarterly to assess the credit risk inherent in the loan portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolio is separated by loan type and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, the level of allowance required for each pool is determined based upon trends in charge-off rates for each pool, adjusted for changes in these pools, which includes current information on the payment performance of each pool of loans. Every commercial, commercial real estate and construction loan is assigned a risk rating using established credit policy guidelines. A projected loss allocation factor is determined for each commercial category based on historic charge-off experience, current trends, economic outlook and other factors. These risk factors are periodically reviewed by Credit Review, which is independent of the lending units. The risk factor, when multiplied times the dollar value of loans, results in the amount of the allowance for loan losses allocated to these loans. Every nonperforming loan is reviewed quarterly by Credit Review to determine the level of loan losses required to be specifically allocated to these impaired loans. The amount so determined is then added to the previously allocated allowance by category to determine the required allowance for commercial, commercial real estate and construction loans. The allowance allocated to standby letters of credit is determined by historical loss information associated with these off-balance sheet items. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance. Based on management's periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

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

     LOANS HELD-FOR-SALE Loans held-for-sale include mortgage loans and certain indirect automobile loans at December 31, 1999 and 1998. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 1999 or 1998, and fair values for such loans held-for-sale approximated or exceeded their carrying values.

     Gains and losses on sales of loans are recognized at the settlement date. Gains and losses are determined as the difference between the net sales proceeds and the carrying value of the loans sold.

     PREMISES AND EQUIPMENT Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the lease term or estimated useful life, whichever is shorter.

     OTHER REAL ESTATE Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of cost or fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value less selling costs of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income.

     INCOME TAXES Fidelity files a consolidated Federal income tax return. Taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     INCOME PER COMMON SHARE Earnings per share are presented in accordance with requirements of SFAS 128, "Earnings Per Share." Any difference between basic earnings per share and diluted earnings per share was a result of the dilutive effect of stock options.

     MORTGAGE BANKING ACTIVITIES Effective January 1, 1995, Fidelity adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." On January 1, 1997, Fidelity adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which superseded SFAS No. 122. SFAS No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Prior to the issuance of SFAS No. 122, capitalization of mortgage servicing rights was limited to servicing rights purchased from third parties. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows determined using assumptions that market participants would use in estimating future net servicing income which includes discount rate, prepayment estimate, and per loan cost to service. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the amortized capitalized mortgage servicing rights for each stratum exceeds the current fair value. Impairment losses are recognized as reductions in the carrying value of the asset, through the use of a valuation allowance.

     During 1999, Fidelity discontinued servicing mortgage loans for others and sold its mortgage servicing rights. During 1999, 1998 and 1997, Fidelity capitalized approximately $632,000, $1,285,000 and $344,000, respectively, of originated servicing rights, recorded amortization of approximately $534,000, $910,000 and $788,000, respectively, and recorded a valuation allowance of approximately $29,000 and $14,000 in 1998 and 1997, respectively, related to those rights. These amounts are included in other assets. The estimated fair value of originated and purchased mortgage servicing rights at December 31, 1998, was approximately $3.0 million.

     STOCK OPTIONS Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of Fidelity's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     RECENT ACCOUNTING PRONOUNCEMENTS In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year. Adoption of the standard is required for Fidelity's December 31, 2001, financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Adoption is not expected to result in a material financial impact based on Fidelity's limited use of derivatives.

2. INVESTMENT SECURITIES

     Investment securities at December 31, 1999 and 1998, are summarized as follows:

                                                                            GROSS         GROSS
                                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                               COST         GAINS        LOSSES         VALUE
                                                            -----------   ----------   -----------   -----------
Securities Available-for-Sale at December 31, 1999:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $11,139,997    $      -    $  (719,651)  $10,420,346
Mortgage-backed securities                                   34,756,551      25,343     (1,583,748)   33,198,146
                                                            -----------    --------    -----------   -----------
  Total                                                     $45,896,548    $ 25,343    $(2,303,399)  $43,618,492
                                                            ===========    ========    ===========   ===========

Securities Available-for-Sale at December 31, 1998:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $23,000,000    $ 58,350    $         -   $23,058,350
Mortgage-backed securities                                   20,282,339     126,239        (62,058)   20,346,520
                                                            -----------    --------    -----------   -----------
  Total                                                     $43,282,339    $184,589    $   (62,058)  $43,404,870
                                                            ===========    ========    ===========   ===========

Securities Held-to-Maturity December 31, 1999:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $19,967,737    $      -    $(1,012,815)  $18,954,922
Mortgage-backed securities                                   12,583,375           -       (474,078)   12,109,297
Other securities                                              3,178,350           -              -     3,178,350
                                                            -----------    --------    -----------   -----------
  Total                                                     $35,729,462    $      -    $(1,486,893)  $34,242,569
                                                            ===========    ========    ===========   ===========

Securities Held-to-Maturity December 31, 1998:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $ 9,978,219    $ 71,781    $         -   $10,050,000
Mortgage-backed securities                                   16,659,200      62,399        (30,974)   16,690,625
Other securities                                              3,015,248           -              -     3,015,248
                                                            -----------    --------    -----------   -----------
  Total                                                     $29,652,667    $134,180    $   (30,974)  $29,755,873
                                                            ===========    ========    ===========   ===========

     Proceeds from sales of investment securities available-for-sale during 1999 and 1998 were $2,758,548 and $4,152,969, respectively. Gross gains of $6,013 and $187,129 for 1999 and 1998, respectively, were realized on those sales. In 1998, an additional gain of $67,608 was realized on $52,500,000 of investment securities called at par. Proceeds from the sale of investment securities were $9,117,568 in 1997 with related gross gains of $140,090. Income tax expense related to the sale of securities was $2,285, $96,801 and $53,234 in 1999, 1998 and 1997, respectively.

     The following table depicts amortized cost and estimated fair value of investment securities at December 31, 1999 and 1998, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock, are not included in the following table as they have no stated maturity.

                                                             DECEMBER 31, 1999           DECEMBER 31, 1998
                                                         -------------------------   -------------------------
                                                          AMORTIZED       FAIR        AMORTIZED       FAIR
                                                            COST          VALUE         COST          VALUE
                                                         -----------   -----------   -----------   -----------
AVAILABLE-FOR-SALE:
U.S. Treasury Securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $ 4,970,109   $ 4,716,606   $         -   $         -
Due after five years through ten years                     6,169,888     5,703,740    23,000,000    23,058,350
                                                         -----------   -----------   -----------   -----------
                                                          11,139,997    10,420,346    23,000,000    23,058,350
Mortgage-backed securities                                34,756,551    33,198,146    20,282,339    20,346,520
                                                         -----------   -----------   -----------   -----------
     Total                                               $45,896,548   $43,618,492   $43,282,339   $43,404,870
                                                         ===========   ===========   ===========   ===========
HELD-TO-MATURITY:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $ 9,988,194   $ 9,429,922   $         -   $         -
Due after five years through ten years                     9,979,543     9,525,000     9,978,219    10,050,000
                                                         -----------   -----------   -----------   -----------
                                                          19,967,737    18,954,922     9,978,219    10,050,000
Mortgage-backed securities                                12,583,375    12,109,297    16,659,200    16,690,625
                                                         -----------   -----------   -----------   -----------
     Total                                               $32,551,112   $31,064,219   $26,637,419   $26,740,625
                                                         ===========   ===========   ===========   ===========

     Investment securities with a carrying value of approximately $77,645,000 and $70,012,000 at December 31, 1999 and 1998, respectively, were pledged as collateral for public deposits, securities sold under overnight and term agreements to repurchase, and for other purposes required by law.

3. LOANS

     Loans outstanding, by classification, are summarized as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Credit cards                                                  $ 99,393,260   $104,356,609
Real estate - mortgage                                         143,857,997     88,429,607
Real estate - construction                                      66,541,761     60,695,156
Commercial, financial and agricultural                         102,789,982     72,801,512
Consumer installment                                           243,031,120    169,938,023
                                                              ------------   ------------
  Total loans                                                  655,614,120    496,220,907
Less: Allowance for loan losses                                 10,253,541     11,910,601
                                                              ------------   ------------
  Loans, net                                                  $645,360,579   $484,310,306
                                                              ============   ============

     Loans held-for-sale at December 31, 1999, totaled $65,167,204, of which $4,167,204 were mortgage loans and $61,000,000 were indirect auto loans. Fidelity had loan participations sold without recourse in the amount of $2.6 million and $4.7 million at December 31, 1999 and 1998, respectively. Fidelity was servicing mortgage loans for others of approximately $220 million at December 31, 1998. Fidelity was servicing indirect automobile loans for others of approximately $285 million and $236 million at December 31, 1999 and 1998, respectively.

     Approximately $10,972,000 and $51,668,000 in commercial and residential real estate mortgage loans, respectively, were pledged to the Federal Home Loan Bank of Atlanta at December 31, 1999, as collateral for both short-term and long-term borrowings. There were no similar pledged loans or borrowings at December 31, 1998 or 1997.

     Loans in nonaccrual status amounted to approximately $2,498,000 and $1,848,000 at December 31, 1999 and 1998, respectively. The allowance for loan losses related to these impaired loans was $400,000 and $61,000 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans during 1999, 1998 and 1997 was $2,447,653, $1,869,952 and $1,592,000,
respectively. If such impaired loans had been on a full accrual basis, interest income on these loans would have been approximately $136,000, $110,000, and $73,000 in 1999, 1998 and 1997, respectively.

     Loans totaling approximately $185,000 and $2,011,000 were transferred to other real estate in 1999 and 1997, respectively. There were no loans transferred to other real estate in 1998. In 1998, Fidelity recorded a write-down of $671,000 on a commercial real estate owned property as a result of an impairment to its value. There were sales of $378,000 and $480,000 from other real estate financed by Fidelity in 1999 and 1998, respectively. Loans are reported net of deferred loan fees of $1,367,942 and $74,449 at December 31, 1999 and 1998, respectively.

     Fidelity has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than normal risk. The following is a summary of activity during 1999 for such loans:

Loan balances at December 31, 1998                           $ 4,301,494
  New loans                                                    1,098,610
  Less:
     Loan repayments                                          (1,866,349)
     No longer related                                          (222,192)
                                                             -----------
Loan balances at December 31, 1999                           $ 3,311,563
                                                             ===========

     The following is a summary of activity in the allowance for loan losses:

                                                                            DECEMBER 31,
                                                              -----------------------------------------
                                                                 1999           1998           1997
                                                              -----------   ------------   ------------
Balance at beginning of year                                  $11,910,601   $ 14,319,591   $ 16,510,842
  Provision for loan losses                                     7,600,000      9,450,000     14,435,000
  Loans charged off:
     Credit cards                                              (7,977,239)   (12,091,609)   (14,734,739)
     Other loans                                               (3,036,822)    (2,472,604)    (3,521,443)
  Recoveries on loans charged off                               1,757,001      2,705,223      1,629,931
                                                              -----------   ------------   ------------
Balance at end of year                                        $10,253,541   $ 11,910,601   $ 14,319,591
                                                              ===========   ============   ============

4. PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Land                                                          $ 3,993,667   $ 4,019,020
Buildings and improvements                                      9,742,578     9,634,385
Furniture and equipment                                        19,215,905    17,742,752
                                                              -----------   -----------
                                                               32,952,150    31,396,157
Less accumulated depreciation and amortization                 14,487,874    11,752,460
                                                              -----------   -----------
Premises and equipment, net                                   $18,464,276   $19,643,697
                                                              ===========   ===========

     As of December 31, 1999, Fidelity was lessee in a lease at market terms with a corporation which is controlled by a director of Fidelity. The lease is for a 2,200 square foot bank branch at an approximate annual rate of $11 per square foot, subject to pro rata increases for any increases in taxes and insurance.

5. DEPOSITS

     Time deposits over $100,000 as of December 31, 1999 and 1998, were $155,656,275 and $107,599,557, respectively. Maturities for time deposits over $100,000 as of December 31, 1999, in excess of one year are as follows:
$6,859,035 in one to two years, $742,460 in two to three years, $1,786,046 in three to five years, and $554,249 after five years. Related interest expense was $6,935,251, $5,655,764 and $5,131,909 for the years ended December 31, 1999,
1998 and 1997, respectively. Included in demand and money market deposits were NOW accounts totaling $46,596,485 and $49,907,053 at December 31, 1999 and 1998, respectively.

6. SHORT-TERM BORROWINGS

     Short-term borrowings are summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Overnight reverse repurchase agreements at a rate of 2.96%    $20,771,224   $16,515,867
Term reverse repurchase agreement with a fixed rate of 5.89%
  and a maturity date of January 13, 2000                       9,523,000             -
Borrowing under a secured line of credit with a fixed rate
  of 7.97% and a maturity date of February 14, 2000            15,000,000             -
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 5.63% and a maturity date of June 15, 2000           20,000,000             -
Federal Home Loan Bank collateralized borrowing with a daily variable rate which was 4.55% at December 31, 1999, and a
  maturity date of October 20, 2000; prepayable without
  penalty at any time                                           6,000,000             -
                                                              -----------   -----------
  Total                                                       $71,294,224   $16,515,867
                                                              ===========   ===========

     Short-term borrowings mature either overnight or on a fixed maturity not to exceed one year. At December 31, 1999, Fidelity had a collateralized line of credit with the Federal Home Loan Bank, which requires loans secured by real estate, investment securities or other acceptable collateral, to borrow up to a maximum of $110 million. Fidelity had a line of credit collateralized with consumer loans with the Federal Reserve Bank of Atlanta Discount Window for Year 2000 precautionary purposes only. It also had a $15 million collateralized line of credit and a total of $29 million in unsecured short-term lines of credit available with various financial institutions. The weighted average rate on short-term borrowings outstanding at December 31, 1999, 1998 and 1997, was 5.28%, 3.16%, and 3.17%, respectively.

7. LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Junior subordinated Series A capital notes with interest at
  prime plus 2% due December 15, 1999; interest payable
  quarterly                                                   $         -   $    50,000
Subordinated capital notes with interest at 11% through
  March 27, 2000, and at prime plus 2% thereafter, due March
  27, 2002, interest payable quarterly                            600,000       600,000
8.5% subordinated notes due January 31, 2006, interest
  payable quarterly                                            15,000,000    15,000,000
Federal Home Loan Bank five year European convertible
  advance with interest at 5.26% maturing April 12, 2004,
  with a one-time conversion option at the end of three
  years, interest payable quarterly                            14,000,000             -
                                                              -----------   -----------
  Total                                                       $29,600,000   $15,650,000
                                                              ===========   ===========

     Note maturities as of December 31, 1999, are summarized as follows:

                                         AMOUNT
                                       -----------
2000                                   $         -
2001                                             -
2002                                       600,000
2003                                             -
2004                                    14,000,000
Thereafter                              15,000,000
                                       -----------
  Total                                $29,600,000
                                       ===========

     On December 12, 1995, Fidelity issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, Fidelity has the right to redeem them in whole or in part on or after January 31, 2001, at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, Fidelity may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of Fidelity for the three-year period ending on the applicable declaration date. The cumulative consolidated net income of Fidelity for the three-year period ended December 31, 1999, was $9,688,000 and the dividends paid during such period were $2,790,000. Fidelity violated this provision during 1999, 1998 and 1997 with the declaration of preferred stock dividends and certain common stock dividends. Although a technical event of default occurred under the provisions of the Notes, the remedies available do not include acceleration of the debt. In addition, no dividend can be declared on the capital stock of Fidelity if an event of default has occurred and is continuing under the Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million. At December 31, 1999, Fidelity was not in violation of this provision of the Notes.

     The subordinated notes due March 27, 2002, may be redeemed in whole or in part at the option of Fidelity at any time after March 27, 2000, without penalty.

     On April 12, 1999, Fidelity National Bank entered into a $14,000,000 five year European convertible advance maturing April 12, 2004, with interest at 5.26%, with a one-time conversion option at the end of the third year with the Federal Home Loan Bank ("FHLB"). Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 1999.

8. INCOME TAXES

     Income tax expense (benefit) attributable to income from continuing operations consists of

                                CURRENT      DEFERRED       TOTAL
                               ----------    ---------    ----------
Year Ended December 31, 1999:
Federal                        $2,617,512    $ (10,870)   $2,606,642
State                              92,733      (79,961)       12,772
                               ----------    ---------    ----------
                               $2,710,245    $ (90,831)   $2,619,414
                               ==========    =========    ==========
Year Ended December 31, 1998:
Federal                        $1,615,737    $ 796,556    $2,412,293
State                                   -     (195,663)     (195,663)
                               ----------    ---------    ----------
                               $1,615,737    $ 600,893    $2,216,630
                               ==========    =========    ==========
Year Ended December 31, 1997:
Federal                        $  420,157    $ 118,393    $  538,550
State                                   -      (34,802)      (34,802)
                               ----------    ---------    ----------
                               $  420,157    $  83,591    $  503,748
                               ==========    =========    ==========

     Income tax expense differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999          1998         1997
                                                              ----------    ----------    --------
Taxes at statutory rate                                       $2,547,380    $2,063,534    $498,665
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of Federal income tax
     benefit                                                       8,430      (129,138)    (22,969)
  Tax exempt income                                              (20,446)      (22,982)    (23,014)
  Other, net                                                      84,050       305,216      51,066
                                                              ----------    ----------    --------
     Income tax expense                                       $2,619,414    $2,216,630    $503,748
                                                              ==========    ==========    ========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are presented below:

                                                                                DECEMBER 31,
                                                             ---------------------------------------------------
                                                                       1999                       1998
                                                             ------------------------   ------------------------
                                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                             ----------   -----------   ----------   -----------
State tax credit carry forwards                              $  458,354   $        -    $  438,556   $        -
Allowance for loan losses                                     3,793,810            -     3,424,774            -
Accelerated depreciation                                              -      800,767             -      790,032
Securitization                                                   37,183            -       207,895            -
Deferred loan fees, net                                               -      836,505             -      146,598
Other real estate                                               286,154            -       275,791            -
Unrealized holding losses and gains on securities
  available-for-sale                                            865,662            -             -       46,562
Capitalized mortgage servicing rights                                 -            -             -      561,548
Other                                                           149,370       17,508       148,312       17,890
                                                             ----------   ----------    ----------   ----------
                                                             $5,590,533   $1,654,780    $4,495,328   $1,562,630
                                                             ==========   ==========    ==========   ==========

     At December 31, 1999, Fidelity had approximately $694,000 in state tax carry forward credits that have not been utilized. These credits expire in one to five years.

9. EMPLOYEE BENEFITS

     The Chairman and Chief Executive Officer of Fidelity and the President of the Bank have entered into employment agreements for three-year periods commencing January 1, 1998, and September 15, 1997, respectively, providing for the payment of or reimbursement of certain split-dollar life, term life and disability insurance plans.

     Fidelity maintains a 401(k) defined contribution retirement savings plan for employees age 21 or older who have completed one year of service with at least 1,000 hours of service. Employee contributions to the plan are voluntary. Fidelity, beginning July 1, 1999, matches 50% of the first 2% and 25% of the next 4% of participants' contributions. Prior to July 1, 1999, Fidelity matched 15% of the participants' first 6% of contributions. For the years ended December 31, 1999, 1998 and 1997, Fidelity contributed $161,214, $95,495,and $62,348, respectively, to the plan.

     Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Fidelity's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Fidelity's 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 500,000 shares of Fidelity's Common Stock. All options granted have 5 to 8 year terms and vest and become fully exercisable at the end of 4 to 5 years of continued employment.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Fidelity had accounted for its employee stock options under the fair value method of SFAS No. 123. The effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

     The following schedule summarizes the detail of the incentive stock options granted under the plan:

                                                                     WEIGHTED AVERAGE
                                                    NUMBER GRANTED    EXERCISE PRICE
                                                    --------------   ----------------
January 1, 1997                                              -            $   -
Granted during 1997                                    250,000             9.15
                                                       -------            -----
December 31, 1997                                      250,000             9.15
Granted during 1998                                          -                -
                                                       -------            -----
December 31, 1998                                      250,000             9.15
Granted during 1999                                    180,000             7.06
                                                       -------            -----
December 31, 1999                                      430,000            $8.27
                                                       =======            =====

     No options were exercised or expired during the three year period ended December 31, 1999. Options totaling 124,040 and 52,020 had vested as of December 31, 1999 and 1998, respectively. There were no options vested as of December 31, 1997. At December 31, 1999, there were 430,000 options outstanding at a price ranging from $7.06 to $9.90, with a weighted average price of $8.27. At December 31, 1998 and 1997, there were 250,000 options outstanding at a price ranging from $9.00 to $9.90, with a weighted average price of $9.15. The weighted average remaining contractual term of the options at December 31, 1999, is 5.65 years.

                                                                           NET INCOME   NET INCOME
                                                                 NET       PER SHARE    PER SHARE
                                                                INCOME       BASIC       DILUTED
                                                              ----------   ----------   ----------
December 31, 1999
As reported                                                   $4,872,880     $ 0.53       $ 0.53
Stock based compensation net of related tax effect              (140,308)     (0.02)       (0.02)
                                                              ----------     ------       ------
As adjusted                                                   $4,732,572     $ 0.51       $ 0.51
                                                              ==========     ======       ======
December 31, 1998
As reported                                                   $3,852,588     $ 0.43       $ 0.42
Stock based compensation net of related tax effect              (137,724)     (0.02)       (0.02)
                                                              ----------     ------       ------
As adjusted                                                   $3,714,864     $ 0.41       $ 0.40
                                                              ==========     ======       ======
December 31, 1997
As reported                                                   $  962,913     $ 0.15       $ 0.15
Stock based compensation net of related tax effect               (25,662)     (0.01)       (0.01)
                                                              ----------     ------       ------
As adjusted                                                   $  937,251     $ 0.14       $ 0.14
                                                              ==========     ======       ======

     The per share weighted average fair value of stock options granted during 1999 and 1997 was $2.65 and $2.77, respectively, using the Black-Scholes option pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                              1999         1998         1997
                                                              -----        -----        -----
Risk-free rate                                                 6.55%        4.76%        5.12%
Expected life of the options (in years)                         5-7          5-7          5-7
Expected dividends (as a percent of the fair value of the
  stock)                                                       2.26%        1.50%           -%
Volatility                                                    41.00        57.90        27.50

     During 1999, Fidelity invested in single premium company owned life insurance policies on certain key members of management. Cash surrender values, included in other assets at December 31, 1999, totaled $7.7 million. Tax-exempt income of $266,000, consisting of increases in cash surrender values, was recorded during 1999.

10. COMMITMENTS AND CONTINGENCIES

     The approximate future minimum rental commitments as of December 31, 1999, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:

                                                           AMOUNT
                                                         -----------
2000                                                     $ 2,383,000
2001                                                       2,323,000
2002                                                       2,200,000
2003                                                       2,188,000
Thereafter                                                 4,230,000
                                                         -----------
  Total                                                  $13,324,000
                                                         ===========

     Rental expense for all leases amounted to approximately $2,810,000, $2,408,000, and $2,282,000 in 1999, 1998 and 1997, respectively.

     Due to the nature of its activities, Fidelity is at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 1999. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect Fidelity's financial position.

     The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the banks' average deposits. The Bank's reserve requirements at December 31, 1999 and 1998, were $62,000 and $8,562,000, respectively.

11. SHAREHOLDERS' EQUITY

     The table below sets forth the capital requirements for the Bank under OCC regulations and the Bank's capital ratios at December 31, 1999 and 1998:

                                               OCC REGULATIONS
                                         ----------------------------        DECEMBER 31,
                                         ADEQUATELY          WELL          ----------------
      CAPITAL RATIOS                     CAPITALIZED      CAPITALIZED      1999       1998
      --------------                     -----------      -----------      -----      -----
      Leverage                              4.00%             5.00%         6.80%      7.10%
      Risk-Based Capital:
        Tier 1                              4.00              6.00          7.78       8.68
        Total                               8.00             10.00         10.36      11.65

     The Board of Governors of the Federal Reserve System ("FRB") is the principal regulator of Fidelity National Corporation, a bank holding company. The FRB has established capital requirements as a function of its oversight of bank holding companies. Each bank holding company must maintain the minimum capital ratios set forth in the following table. At December 31, 1999 and 1998, Fidelity National Corporation exceeded the minimum capital requirements.

     Fidelity's Board of Directors on February 13, 1997, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("FRB Agreement"). The FRB Agreement, among other things, prohibited Fidelity from redeeming its capital stocks, paying dividends on its common stock or incurring debt without prior approval of the FRB. The FRB terminated this agreement January 19, 2000.

     The following table depicts Fidelity's capital ratios at December 31, 1999 and 1998, in relation to the minimum capital ratios established by the regulations of the FRB (dollars in thousands):

                                            DECEMBER 31, 1999         DECEMBER 31, 1998
                                           --------------------      --------------------
                                           AMOUNT       PERCENT      AMOUNT       PERCENT
                                           -------      -------      -------      -------
      Tier 1 Capital:
      Actual                               $55,862        7.42%      $54,069        9.25%
      Minimum                               30,134        4.00        23,385        4.00
                                           -------       -----       -------       -----
      Excess                               $25,728        3.42%      $30,684        5.25%
                                           =======       =====       =======       =====
      Total Risk-Based Capital:
      Actual                               $80,529       10.69%      $76,794       13.14%
      Minimum                               60,267        8.00        46,770        8.00
                                           -------       -----       -------       -----
      Excess                               $20,262        2.69%      $30,024        5.14%
                                           =======       =====       =======       =====
      Tier 1 Capital Leverage Ratio:
      Actual                                              6.49%                     7.57%
      Minimum                                             3.00                      3.00
                                                         -----                     -----
      Excess                                              3.49%                     4.57%
                                                         =====                     =====

     Set forth below are Fidelity's pertinent capital ratios under FRB regulations as of December 31, 1999 and 1998:

                                                                             DECEMBER 31,
                                         ADEQUATELY          WELL          ----------------
      CAPITAL RATIOS                     CAPITALIZED      CAPITALIZED      1999       1998
      --------------                     -----------      -----------      -----      -----
      Leverage                              3.00%             5.00%         6.49%      7.57%
      Risk-Based Capital:
        Tier 1                              4.00              6.00          7.42       9.25
        Total                               8.00             10.00         10.69      13.14

     Generally, dividends that may be paid by Fidelity National Bank to Fidelity are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. Based on this rule, at December 31, 1999, the Bank could pay $7.9 million without OCC regulatory approval. At December 31, 1999, Fidelity National Bank's total shareholders' equity was $57 million. In November 1999, Fidelity invested an additional $4.0 million in the Bank in the form of 640,000 shares of the Bank's Non-cumulative 8% Convertible Preferred Stock, Series A, with a stated value of $6.25 per share.

     For additional dividend restrictions, see Note 7. Also, under current Federal Reserve System regulations, Fidelity National Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 1999, there were no loans outstanding from the Bank to Fidelity.

     During mid-1997, Fidelity sold, in a private placement, $6.15 million Non-Cumulative 8% Convertible Preferred Stock, Series A ("Preferred Stock"). In December 1997, Fidelity sold 3,450,000 shares of Common Stock at a price of $7.50 per share in a public offering. The proceeds, net of stock issuance costs, from the Preferred Stock and Common Stock offerings were $5.6 million and $23.5 million, respectively. The proceeds were used to provide additional capital to Fidelity National Bank and for general corporate purposes. In connection with the public offering, Fidelity agreed to issue to the underwriter warrants to purchase 150,000 shares of Common Stock at a purchase price of $8.25 per share. The warrants are exercisable during the four-year period commencing December 12, 1998.

     In September 1999, Fidelity National Corporation exercised its rights to redeem the outstanding shares of its Non-Cumulative 8% Convertible Preferred Stock-Series A by paying in cash the sum of $6.25 per share plus any declared but unpaid dividends. The redemption occurred on October 19, 1999. Shareholders owning 710,000 shares of the 984,000 shares of Preferred Stock outstanding elected to convert to Common Stock, resulting in the issuance of 617,165 shares of Common Stock. Shareholders' equity was reduced by $1.7 million as a result of the redemption in cash of 274,000 preferred shares and the payment of fractional interests. As of December 31, 1999, there were no shares of Preferred Stock issued or outstanding.

12. COMPONENTS OF OTHER COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income, which is defined as non-owner related transactions in equity. Prior periods have been reclassified to reflect the application of the provisions of SFAS No. 130. The only other comprehensive income item for Fidelity is the unrealized gains or losses, net of tax, on securities available-for-sale.

     The amounts of other comprehensive income (loss) included in equity with the related tax effect and the accumulated other comprehensive income (loss) are reflected in the following schedule:

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                                                COMPREHENSIVE
                                                              GAIN/(LOSS)          TAX             INCOME
                                                              BEFORE TAX    (EXPENSE)/BENEFIT      (LOSS)
                                                              -----------   -----------------   -------------
December 31, 1996                                                                                $  (140,241)
  Other comprehensive income:
     Unrealized market adjustments for the period             $   422,708       $(160,629)           262,079
     Less adjustment for net losses included in income            140,090         (53,234)            86,856
                                                              -----------       ---------        -----------
December 31, 1997                                             $   562,798       $(213,863)           208,694
                                                              ===========       =========
     Unrealized market adjustment for the period              $  (468,810)      $ 178,148           (290,662)
     Less adjustments for net gains included in income            254,737         (96,801)           157,936
                                                              -----------       ---------        -----------
December 31, 1998                                             $  (214,073)      $  81,347             75,968
                                                              ===========       =========
     Unrealized market adjustments for the period             $(2,406,595)      $ 914,506         (1,492,089)
     Less adjustment for net gains included in income               6,013          (2,285)             3,728
                                                              -----------       ---------        -----------
December 31, 1999                                             $(2,400,582)      $ 912,221        $(1,412,393)
                                                              ===========       =========        ===========

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     The carrying amounts reported in the Balance Sheet for cash, due from banks, and Federal funds sold, approximate the fair values of those assets. For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the remaining maturities using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans.

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

     The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, interest-bearing demand, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows based on the discount rates currently offered for deposits of similar remaining maturities.

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

                                                                           DECEMBER 31,
                                                     ---------------------------------------------------------
                                                                1999                          1998
                                                     ---------------------------   ---------------------------
                                                       CARRYING         FAIR         CARRYING         FAIR
                                                        AMOUNT         VALUE          AMOUNT         VALUE
                                                     ------------   ------------   ------------   ------------
FINANCIAL INSTRUMENTS (ASSETS):
Cash and due from banks                              $ 34,544,203   $ 34,544,203   $ 34,144,180   $ 34,144,180
Federal funds sold                                     15,662,352     15,662,352     45,785,746     45,785,746
Investment securities available-for-sale               43,618,492     43,618,492     43,404,870     43,404,870
Investment securities held-to-maturity                 35,729,462     34,242,568     29,652,667     29,755,873
Loans, net of unearned income                         720,781,324    720,192,862    535,876,166    542,232,323
                                                     ------------   ------------   ------------   ------------
Total financial instruments (assets)                  850,335,833   $848,260,477    688,863,629   $695,322,992
                                                                    ============                  ============
Non-financial instruments (assets)                     32,261,534                    24,013,924
                                                     ------------                  ------------
  Total assets                                       $882,597,367                  $712,877,553
                                                     ============                  ============
FINANCIAL INSTRUMENTS (LIABILITIES):
Noninterest-bearing demand deposits                  $105,518,934   $105,518,934   $102,424,607   $102,424,607
Interest-bearing deposits                             612,913,022    613,535,992    518,839,020    521,552,017
                                                     ------------   ------------   ------------   ------------
  Total deposits                                      718,431,956    719,054,926    621,263,627    623,976,624
Short-term borrowings                                  71,294,224     71,294,224     16,515,867     16,515,867
Long-term debt                                         29,600,000     29,600,000     15,650,000     15,650,000
                                                     ------------   ------------   ------------   ------------
Total financial instruments (liabilities)             819,326,180   $819,949,150    653,429,494   $656,142,491
                                                                    ============                  ============
Non-financial instruments (liabilities and
  shareholders' equity)                                63,271,187                    59,448,059
                                                     ------------                  ------------
  Total liabilities and shareholders' equity         $882,597,367                  $712,877,553
                                                     ============                  ============

     For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of Fidelity's off-balance sheet financial instruments as of December 31, 1999 and 1998, are summarized below (dollars in thousands):

                                                                 1999         1998
                                                              ESTIMATED    ESTIMATED
                                                              FAIR VALUE   FAIR VALUE
                                                              ----------   ----------
Unfunded commitments to extend credit                          $374,787     $318,563
Standby letters of credit                                         3,663       10,694

     This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     Fidelity is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit and forward sales contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments reflect the extent of involvement Fidelity has in particular classes of financial instruments.

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

     Financial instruments with off-balance sheet risk at December 31, 1999, are summarized as follows (dollars in thousands):

FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT
  CREDIT RISK:
LOAN COMMITMENTS:
  Credit card lines                                           $250,227
  Home equity                                                   21,591
  Commercial real estate, construction and land development     71,620
  Commercial                                                    25,143
  Mortgage loans                                                 5,306
  Lines of credit                                                  900
  Standby letters of credit                                      3,663
                                                              --------
     Total loan commitments                                   $378,450
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

     Forward sales contracts are contracts for delayed delivery of mortgage loans in which Fidelity agrees to make delivery at a specified future date at a specified price. Risks arise from the inability of counterparties to meet the terms of their contracts and from movements in interest rates. Fidelity had no forward sales contracts at December 31, 1999.

15. CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
ASSETS:
Cash                                                          $ 1,794,071   $ 7,845,408
Land                                                              419,418       419,418
Investment in bank subsidiary                                  57,297,229    51,137,047
Investments in and amounts due from nonbank subsidiaries          529,459       589,135
Subordinated loan to bank subsidiary                           10,000,000    10,000,000
Other assets                                                      216,804       203,359
                                                              -----------   -----------
     Total assets                                             $70,256,981   $70,194,367
                                                              ===========   ===========
LIABILITIES:
Long-term debt                                                $15,600,000   $15,650,000
Other liabilities                                                  46,608       (11,113)
                                                              -----------   -----------
     Total liabilities                                         15,646,608    15,638,887
SHAREHOLDERS' EQUITY:
Preferred stock                                                         -     6,150,000
Common stock                                                   39,789,954    35,124,941
Treasury stock                                                    (69,325)      (69,325)
  Accumulated other comprehensive (loss) income, net of tax    (1,412,393)       75,968
Retained earnings                                              16,302,137    13,273,896
                                                              -----------   -----------
     Total shareholders' equity                                54,610,373    54,555,480
                                                              -----------   -----------
     Total liabilities and shareholders' equity               $70,256,981   $70,194,367
                                                              ===========   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
INTEREST INCOME:
Deposits in bank                                              $  321,987   $  410,467   $   66,828
Subordinated loan to bank                                        850,000      850,000      850,000
                                                              ----------   ----------   ----------
  Total interest income                                        1,171,987    1,260,467      916,828
INTEREST EXPENSE - LONG-TERM DEBT                              1,372,987    1,378,688    1,431,971
                                                              ----------   ----------   ----------
Net interest expense                                            (201,000)    (118,221)    (515,143)
NONINTEREST INCOME:
Lease income                                                     120,000      120,000      120,000
Dividends from subsidiaries                                    1,400,000      450,000      428,444
Management fees                                                  107,988      138,156      108,000
Other                                                                575            -            -
                                                              ----------   ----------   ----------
  Total other noninterest income                               1,628,563      708,156      656,444
NONINTEREST EXPENSE:                                             214,620      208,932      275,378
                                                              ----------   ----------   ----------
Income (loss) before income taxes and undistributed income
  of subsidiaries                                              1,212,943      381,003     (134,077)
Income tax benefit                                                71,082       26,218      213,758
                                                              ----------   ----------   ----------
Income before equity in undistributed income of subsidiaries   1,284,025      407,221       79,681
Equity in undistributed income of subsidiaries                 3,588,855    3,445,367      883,232
                                                              ----------   ----------   ----------
NET INCOME                                                    $4,872,880   $3,852,588   $  962,913
                                                              ==========   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1999          1998           1997
                                                              -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $ 4,872,880   $ 3,852,588   $    962,913
Equity in undistributed income of subsidiaries                 (3,588,855)   (3,445,367)      (883,232)
(Increase) decrease in other assets                               (13,448)      279,431        568,097
Increase (decrease) in other liabilities                           34,133      (401,569)       154,402
                                                              -----------   -----------   ------------
  Net cash flows provided by operating activities               1,304,710       285,083        802,180
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans to and investment in subsidiaries        (4,000,000)            -    (22,000,000)
                                                              -----------   -----------   ------------
  Net cash flows used in investing activities                  (4,000,000)            -    (22,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term-debt                                       (50,000)     (150,000)      (700,000)
Issuance of Common stock                                          227,587       181,831     23,564,513
(Redemption of) proceeds from issuance of Preferred stock      (1,712,574)            -      5,650,000
Dividends paid                                                 (1,821,060)     (817,315)      (128,075)
                                                              -----------   -----------   ------------
  Net cash flows (used in) provided by financing activities    (3,356,047)     (785,484)    28,386,438
                                                              -----------   -----------   ------------
  Net (decrease) increase in cash                              (6,051,337)     (500,401)     7,188,618
CASH, BEGINNING OF YEAR                                         7,845,408     8,345,809      1,157,191
                                                              -----------   -----------   ------------
CASH, END OF YEAR                                             $ 1,794,071   $ 7,845,408   $  8,345,809
                                                              ===========   ===========   ============