Form 10-K405, Exhibit 13
period 2000-12-31
FIDELITY NATIONAL CORP /GA/
filed 2001-03-30
CIK 822662

                                      TRUST



                                     LOYALTY



                                     COURAGE



                                     HONESTY



                                    STRENGTH



                                    FIDELITY

                         FIDELITY NATIONAL CORPORATION
                               ABOUT THE COMPANY


FIDELITY'S MESSAGE:

The Number One Community Bank with the Best Customer Service in Town

OUR EMPLOYEES' MISSION STATEMENT:

I will make this the best place to work and serve our community with respect, dignity, truthfulness.

I will provide the kind of service to every customer that will make him or her a supporter by listening, responding, satisfying.

I will know the products and services we offer through enthusiasm, training, cooperation.

I will keep Fidelity strong in capital, service and earnings by owning my job and my company with pride, responsibility, trust.


(LOGO)


Fidelity National Corporation ("Fidelity") is a Georgia corporation incorporated on August 3, 1979, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Through its subsidiaries, Fidelity provides a wide range of personal and corporate financial services, including trust and investment management, mortgage banking and brokerage, as well as traditional deposit and credit services, to a growing customer base. Fidelity National Bank and Fidelity National Capital Investors, Inc. are "Subsidiaries."

Fidelity National Bank ("the Bank"), a national banking association which opened February 10, 1974, has 19 full-service offices in Georgia, and a residential construction lending and indirect car loan office in Florida. The Bank has four mortgage origination offices in Georgia and one in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

As of December 31, 2000, Fidelity had total assets and shareholders' equity of $948 million and $58 million, respectively.

Fidelity is an equal opportunity employer and had 424 full-time employees at December 31, 2000. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, and a 401(k) retirement plan.

TABLE OF CONTENTS

Financial Highlights ..................................    3
To Our Shareholders ...................................    4
Service to the Customer ...............................    6
Service to the Community ..............................    9
Selected Financial Data ...............................   10
Consolidated Financial Review .........................   11
Report of Independent Auditors ........................   31
Consolidated Financial Statements .....................   32
Boards of Directors ...................................   55
Corporate Information .................................   56
Affiliate Information .................................   57
Shareholder Information ...............................   58

                         FIDELITY NATIONAL CORPORATION
                              FINANCIAL HIGHLIGHTS

                                                      YEARS ENDED DECEMBER 31,         PERCENT
                                                  ------------------------------       INCREASE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)          2000               1999         (DECREASE)
                                                  ----------          ----------       ---------
Net Income                                        $    3,828          $    4,873       (21.4)%
Dividends on Preferred Stock (1)                          --                 516      (100.0)
Net Income Applicable to Common Shareholders           3,828               4,357       (12.1)

PER SHARE COMMON DATA
 Net Income Basic and Diluted Earnings            $      .44          $      .53       (17.0)%
 Cash Dividends - Common                                 .20                 .16        25.0
 Book Value                                             6.60                6.22         6.1
 Year-end Price                                         5.02                7.56       (33.6)
 Average Common Shares Outstanding                 8,781,375           8,277,496         6.1

YEAR-END BALANCE SHEET ITEMS
 Assets                                           $  948,131          $  882,597         7.4%
 Securities Available-for-Sale                        52,072              43,618        19.4
 Securities Held-to-Maturity                          33,974              35,729        (4.9)
 Total Loans                                         785,597             720,781         9.0
 Earning Assets                                      886,141             817,170         8.4
 Total Deposits                                      800,541             718,432        11.4
 Common Shareholders' Equity (1)                      57,957              54,610         6.1
 Common Shares Outstanding (1)                     8,781,628           8,777,928          --
FINANCIAL RATIOS
 Return on Average Assets                                .42%                .62%
 Return on Average Common
  Shareholders' Equity                                  6.80                8.84
 Net Interest Margin                                    4.29                5.12
 Net Charge-offs to Average Loans, net                   .95                1.61
 Allowance as % of Loans, net                           1.38                1.56
 Allowance to Nonperforming Loans & Repos               1.50x               3.29x
 Allowance to Nonperforming Assets                      1.16                2.55
 Nonperforming Assets to Loans and OREO                 1.18%                .61%
 Dividend Payout on Common Shares                      45.89               27.27

(1) Preferred Conversion Note: On October 19, 1999, shareholders owning 710,000 of 984,000 shares of Fidelity's preferred stock converted their shares for common stock. The remaining 274,000 shares were redeemed in cash at $6.25 per share.

                        RETURN ON AVERAGE COMMON EQUITY

                                    [GRAPH]

                                 EARNING ASSETS
                                ($ in millions)

                                    [GRAPH]

                        BASIC EARNINGS PER COMMON SHARE
                                  (in dollars)

                                    [GRAPH]

                           DIVIDENDS PER COMMON SHARE
                                  (in dollars)

                                    [GRAPH]

                          BOOK VALUE PER COMMON SHARE
                                  (in dollars)

                                    [GRAPH]

                                  TOTAL LOANS
                                ($ in millions)

                                    [GRAPH]

                         FIDELITY NATIONAL CORPORATION
                            LETTER FROM THE CHAIRMAN


[PHOTO]
James B. Miller, Jr., Chairman


To Our Shareholders:

Shareholder Value

         In my letter to you last year I said, "The foundation of every element of Fidelity's Strategic Plan for the new millennium is building shareholder value." In 2000, Fidelity made significant progress in enhancing shareholder value on a number of fronts.

         As our annual report shows, Fidelity has made significant progress in increasing its customer base and its revenues, while offering superior service with enhanced products and technology.

Credit Risk

         We believe we have significantly reduced credit risk over the last few years. Charge-offs as a percentage of average loans continue to decrease and have done so by more than 40% in each of the last two years. This has been achieved through increasing the secured portion of our loan portfolio and continuing to improve credit quality.

         This will be even more important as we go into an uncertain economic time. The general belief seems to be that this economic slowdown will be short lived. Let's hope so, but plan for other possibilities. We have lived through the greatest speculative bubble in history, and it may not be reasonable to expect an easy or quick correction, even if we are all conditioned to believe that anything else is not acceptable.

         We have modest expectations for lending volumes in 2001, but so far have seen very little fall-off in activity. The increase in 2000 in nonperforming loans appears to be attributable more to individual circumstances than to the economy, and we do not see any increased risk of loss from these loans.

Capital

         Capital, the cornerstone for balance sheet growth, was a primary focus for us in 2000. The Company significantly strengthened its Tier 1 regulatory capital by issuing $20.5 million in Trust Preferred securities.

Trust

         While there were many successes, 2000 proved to be a year of unusual challenge. While successfully meeting or exceeding most of our strategic goals, our organization was tested as it had to dedicate additional internal and external resources to the Trust Department in order to improve operational effectiveness and efficiency and to begin timely and effectively addressing all issues covered in the Office of the Comptroller of the Currency's Consent Order directed at Trust operations. To immediately address those issues and to conduct an in-depth assessment of the Trust line of business, Fidelity incurred consulting and severance costs in 2000 of approximately $1.4 million. In addition, Fidelity anticipates incurring an estimated $1.3 million in related consulting and other professional fees in the first quarter of 2001. Following the first quarter of 2001, earnings should begin to move toward the record levels that were being realized in the first half of 2000.

                         FIDELITY NATIONAL CORPORATION
                            LETTER FROM THE CHAIRMAN


Superior Service

         Fidelity is well positioned for significant growth in its customer and revenue base and for providing superior service to its customers by offering a full array of financial products unmatched by any community bank in this region. For additional information regarding our products and services, refer to our Service to the Customer section of this annual report.

         These products are offered through our 19 branches, supported by 39 ATMs that blanket an even wider area of the Atlanta market, as well as by Fidelity Direct, Fidelity's Telephone and Internet Banking Center. Currently Fidelity Direct services over 26,000 customer calls and e-mail messages each month, while the remainder of its customer requests and inquiries are satisfied through automated processes via menu-driven options.

Internet Banking

         Fidelity National Bank introduced its internet product during 2000. This internet product permits customers to view their accounts and arrange for bill payment services by logging on to www.fidelitynational.com. Through Fidelity's internet banking product and significantly expanded web site, customers can now view rates and apply for credit cards and mortgages. Fidelity's internet service is supported by a strong infrastructure, which is backed by a commitment to personal service in a bricks and mortar banking system.

Imaging

         The implementation of an image-based processing solution at the Bank has provided significant consumer service enhancements and operational efficiencies. This Windows NT-based application enhances and streamlines many phases of Fidelity's item processing procedures. Now customers can view their checks, front and back, on their computers at any time after the check clears. They also now receive digitally prepared bank statements and check copies in an enhanced format that assists in bank account reconcilements. Additionally, Fidelity's image-based system provides a research vehicle to respond more quickly and thoroughly to customers' questions.

The Team

         The final cornerstone of enhancing shareholder value is made possible by the hard work of our employees, the guidance and support of our directors, and the support of our customers and shareholders. While the current setback in our Trust area is disappointing, I have great confidence in our employees and management, who have successfully met every previous challenge and will soon put this issue behind us.

         Fidelity will continue to be a solid company with a total objective of enhancing shareholder value. Our people have dedicated themselves to Fidelity's strategic plan of improving revenue and earnings while managing costs and maintaining superior service. I have every faith that Fidelity will continue to expand its competitive advantage as a community bank in one of the most vibrant economic markets in the country.

         Our goal continues to be the number one community bank with the best customer service in town.



/s/ James B. Miller, Jr.

James B. Miller, Jr.
Chairman
February 21, 2001

                         FIDELITY NATIONAL CORPORATION
                            SERVICE TO THE CUSTOMER


Each and every day, Fidelity's employees work to make the company's message a reality.

Fidelity is the number one community bank with the best customer service in town.

[PHOTO]

OUR BRANCHES
DEVELOPING AND BUILDING RELATIONSHIPS

Fidelity's 19 branches are strategically located across five counties in order to serve some of the fastest-growing sectors of the metropolitan Atlanta market. Nearly 40 ATMs complement these branch locations.

At each branch, Fidelity offers a full array of banking products and services for businesses and consumers, along with our outstanding personalized service that wins and keeps customers for life.

Fidelity's branch network has expanded greatly since the bank was founded in 1974. However, one thing has remained the same: our unwavering commitment to remaining the number one community bank with best customer service in town.

[PHOTO]

COMMERCIAL BANKING
DELIVERING TIMELY, LOCAL RESPONSE

Not just transactions, but relationships...that's the successful vision that drives our Commercial Banking Department.

Targeting small and medium size businesses, Fidelity provides a comprehensive array of products, including lines of credit for short-term needs, term loans for longer-term needs, SBA loans and CRA loans.

Our customers appreciate working with a bank that's large enough to meet their financing needs, yet one which still provides personal service and timely, local decision-making.

Fidelity's strong customer satisfaction is reflected in dynamic growth numbers: portfolio loans outstanding grew 16% in 2000.

                          FIDELITY NATIONAL CORPORATION
                            SERVICE TO THE CUSTOMER


[PHOTO]

DEALER SERVICES

DRIVING FOR GREATER MARKET SHARE

Fidelity provides lending services to car buyers across a five-state area. Fidelity also services automobile loans for other lenders.

Working through more than 700 vehicle dealers in Georgia, Florida, South Carolina, North Carolina and Tennessee, Fidelity offers an array of attractive financing options to prospective vehicle buyers. By providing competitive rates and responsive service, we continue to expand our indirect automobile lending activities.

During the course of the year 2000, Fidelity financing enabled more than 22,000 buyers to purchase vehicles. Fidelity manages more than 54,000 automobile loans for itself and others, with total outstandings in excess of $631 million.


[PHOTO]

CONSTRUCTION LENDING

BUILDING ON A STRONG FOUNDATION

Some of the finest residential development projects in Atlanta and Jacksonville have been made possible by financing from Fidelity.

Fidelity offers residential construction and acquisition and development loans to builders and developers engaged in the construction of detached homes and the development of subdivision lots.

During 2000, Fidelity provided $212.2 million in financing, enabling the construction of 1,272 homes.

Our seasoned construction lenders have built enduring relationships with some of the region's best builders and developers, ensuring revenue growth as well as loan quality. Fidelity is well positioned for continuing growth in this segment.


[PHOTO]

CREDIT CARDS

CREATING INTEREST AMONG CUSTOMERS

As one of the country's largest credit card issuers, Fidelity is pleased to serve more than 73,000 customers. This department added nearly 11,000 new customers during the year 2000.

At the close of the year, the department had $92 million in outstandings.

The year ahead offers great opportunity for Fidelity. The Credit Card Department will continue its focus on profitability by introducing programs to retain and activate current customers.

New customers will be added through creative relationship marketing programs. The department will also begin to issue cards for other community banks.

                          FIDELITY NATIONAL CORPORATION
                            SERVICE TO THE CUSTOMER


[PHOTO]


INTERNET BANKING

DELIGHTING CUSTOMERS WITH "BANK ON-LION"

Fidelity proudly introduced its internet banking solution, as well as a completely redesigned website, in the year 2000.

Fidelity associates have been encouraging customers to "Bank On-Lion," with extremely positive results.

In less than three months, more than 10% of Fidelity's consumer deposit customers had already signed up for the service -- a significantly higher penetration rate than that of comparable banks.

Designed to be extremely user-friendly yet complete, Bank On-Lion is winning rave reviews from customers new and old. We encourage you to visit us at www.fidelitynational.com.


[PHOTO]

MORTGAGE

HELPING HOME BUYERS ACHIEVE THEIR DREAMS

Fidelity's Mortgage Department serves home buyers in two booming metropolitan markets: Atlanta, Georgia, and Jacksonville, Florida.

This department continues to help make the American Dream of home ownership a reality, while enhancing already high levels of customer satisfaction.

In 2000, the Mortgage Department implemented a competitive, successful pricing strategy while reducing non-interest expenditures 48%.

Fidelity's advancement in this sector was marked by its new rank among the top 20 retail residential lenders in the Atlanta area. A firm foundation is in place, permitting even stronger growth in 2001.


[PHOTO]

IMAGING

ENHANCING SERVICE AND CREATING EFFICIENCIES

Fidelity launched a multi-phase imaging project, designed to enhance customer service as well as create significant internal efficiencies, in late 2000.

This project involves the imaging, or computer scanning, of the hundreds of thousands of pieces of paper involved in the business of banking.

The first phase of the project focused on check imaging. As the first community bank in metropolitan Atlanta to provide this service, Fidelity once again has reinforced its position of leadership.

Throughout 2001, Fidelity will expand its usage of imaging technology. This will enhance accuracy, improve our response time to consumers and reduce costs.

                         FIDELITY NATIONAL CORPORATION
                            SERVICE TO THE COMMUNITY

                                    [PHOTO]

ADOPT A SCHOOL
REACHING OUT AND LEADING BY EXAMPLE

Fidelity believes that community service goes hand in hand with customer service. We are completely committed to the communities that we serve, and we support a variety of nonprofit organizations.

Our contributions include both financial resources and volunteer time.

For many years, Fidelity has partnered extensively with two adopted schools, Flat Shoals Elementary and College Heights Elementary. Our support ranges from providing classroom volunteers to funding field trips to leading Career Day activities. Fidelity is proud of these partnerships and pleased to have made a difference in the lives of thousands of children.

                                    [PHOTO]

MEALS ON WHEELS
CARING FOR COMMUNITY SENIORS

Every year, Fidelity National employees donate more than 20,000 hours of time to local community agencies.

One of the organizations that we have long supported is Senior Connections' Meals on Wheels program.

Three to four times each month, Fidelity volunteers visit homebound seniors in the metropolitan Atlanta area who are unable to cook for themselves.

Our colleagues deliver hot, nutritionally-balanced meals, as well as companionship and encouragement. These visits provide support and friendship, and, for many recipients, their only daily contact with the outside world.

Fidelity's commitment to the community is deep and diverse. Among the major philanthropic organizations supported by Fidelity during the year 2000 are:

American Heart Association
Atlanta Historical Society
Atlanta Medical Heritage
Atlanta Opera
Boys and Girls Clubs of Metropolitan Atlanta
Center for the Visually Impaired
Cystic Fibrosis Foundation
Decatur Gridiron Club
DeKalb Library Foundation
DeKalb Partners in Education
Fernbank Museum
Children's Healthcare of Atlanta
Georgia Baptist Healthcare Foundation
Goodwood Museum and Gardens
High Museum of Art
Junior League of Atlanta
Meals on Wheels
Michael C. Carlos Museum
100 Black Men of America
Organization for Rehabilitation Through Training
Prevent Blindness Georgia
Rotarian Activities
Sandy Springs Society
Senior Connections
Shepherd Center
South DeKalb Business Association
USO

                         FIDELITY NATIONAL CORPORATION

                            SELECTED FINANCIAL DATA

                                                                                DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2000         1999         1998         1997         1996
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)           ----------   ----------   ----------   ----------   ----------
FOR THE YEAR ENDED:
Interest income                                        $   79,320   $   68,458   $   63,772   $   62,153   $   59,800
Net interest income                                        36,612       37,237       36,028       35,943       33,073
Provision for loan losses                                   7,135        7,600        9,450       14,435       25,127
Noninterest income, including securities gains             18,720       19,198       18,940       17,379       18,305
Securities gains, net                                           -            6          255          140          604
Noninterest expense                                        42,482       41,343       39,448       37,420       35,489
Net income (loss)                                           3,828        4,873        3,853          963       (5,742)
Dividends declared - common                                 1,757        1,329          325            -          693
Dividends declared - preferred                                  -          516          369          251            -
PER SHARE DATA:
Net income (loss) - basic                              $      .44   $      .53   $      .43   $      .15   $    (1.24)
Net income (loss) - diluted                                   .44          .53          .42          .15        (1.24)
Book value                                                   6.60         6.22         5.95         5.57         4.53
Dividends paid common                                         .20          .16          .04            -          .15
Dividend payout ratio                                       45.89%       37.86%       18.02%       26.07%           *%
Average common shares outstanding                       8,781,375    8,277,496    8,123,049    4,831,364    4,619,530
PROFITABILITY RATIOS:
Return on average assets                                      .42%         .62%         .57%         .16%           *%
Return on average equity                                     6.80         8.95         7.26         3.66            *
Return on average common equity                              6.80         8.84         7.43         3.07            *
Net interest margin                                          4.29         5.12         5.78         6.42         5.97
Efficiency ratio                                            76.78        73.26        71.77        70.18        69.07
ASSET QUALITY RATIOS:
Net charge-offs to average loans                              .95%        1.61%        2.60%        3.58%        3.00%
Allowance to period-end loans                                1.38         1.56         2.40         3.31         3.85
Nonperforming assets to loans and OREO                       1.18          .61          .73         1.06          .91
Allowance to nonperforming loans and repossessions           1.50X        3.29x        4.71x        6.04x        4.92x
Allowance to nonperforming assets                            1.16         2.55         3.29         3.09         4.21
LIQUIDITY RATIOS:
Total loans to total deposits                               98.13%      100.33%       86.26%       76.90%       85.80%
Net loans to total deposits                                 95.31        91.26        79.87        76.16        78.81
Average total loans to average earning assets               89.44        86.63        73.02        82.73        85.00
Noninterest-bearing deposits to total deposits              14.58        14.69        16.49        15.30        13.56
CAPITAL RATIOS:
Leverage                                                     6.09%        6.49%        7.57%        8.05%        2.67%
Risk-based capital
  Tier 1                                                     9.50         7.42         9.25         9.99         3.40
  Total                                                     12.73        10.69        13.14        14.46         6.38
Average equity to average assets                             6.15         6.93         7.85         4.63         4.50
BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                                 $  948,131   $  882,597   $  712,878   $  656,933   $  605,420
Earning assets                                            886,141      817,170      656,137      606,533      545,375
Total loans                                               785,597      720,781      535,876      437,182      467,390
Total deposits                                            800,541      718,432      621,264      568,317      544,713
Long-term debt                                             49,500       29,600       15,650       15,800       15,500
Shareholders' equity                                       57,957       54,610       54,555       51,348       21,073
Common shareholders' equity                                57,957       54,610       48,405       45,198       21,073
Realized shareholders' equity                              58,121       56,023       54,479       51,139       21,213
DAILY AVERAGE:
Assets                                                 $  915,019   $  785,200   $  675,769   $  608,569   $  611,517
Earning assets                                            856,808      727,879      623,837      560,617      554,354
Total loans                                               766,358      630,563      488,697      463,898      471,200
Total deposits                                            757,698      658,657      579,765      547,216      542,106
Long-term debt                                             41,685       25,774       15,701       15,558       16,500
Shareholders' equity                                       56,317       54,426       53,053       26,330       27,484

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

OVERVIEW

     Fidelity National Corporation is a bank holding company headquartered in Atlanta, Georgia. Fidelity commenced operations as Fidelity National Bank ("the Bank"), a full-service banking operation, in 1974. Fidelity National Bank provides a full array of personal and electronic financial services including traditional deposit, lending, mortgage, international trade services and trust products and services to its commercial and retail customers. Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc., is a securities brokerage operation. Fidelity currently conducts full-service banking and residential mortgage lending businesses through 19 locations in the metropolitan Atlanta area. Fidelity conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers) at its Atlanta, Georgia and Jacksonville, Florida offices. Residential mortgage lending and residential construction lending are conducted through certain of its Atlanta offices and from a loan production office in Jacksonville, Florida.

     The year 2000 was a period of moderating growth when compared to the substantial growth experienced in 1999. Since its inception, Fidelity has pursued growth as one of its strategies, primarily through internal expansion built on providing quality financial services in selected market areas. At December 31, 2000, Fidelity had increased total assets to $948 million from $883 million and $713 million in total assets at December 31, 1999 and December 31, 1998, respectively.

     Quality loan growth is a key component of Fidelity's strategic plan and was the primary growth driver in 2000. During 2000, total loans grew $65 million or 9.0% to $786 million. This growth was experienced in every major loan category except loans held-for-sale and credit card loans. Loan categories excluding credit card loans grew 11.5%. Commercial and real estate mortgage loans combined grew steadily during 2000, increasing $40 million or 16.5% to $284 million compared to 1999. Real estate construction loans, consisting primarily of residential construction loans, grew a substantial $29 million or 42.3% to $99 million during 2000.

     Total loans grew $185 million or 34.5% to $721 million during 1999 and $99 million or 22.6% to $536 million during 1998. Commercial and real estate mortgage loans grew steadily during 1999, increasing $83 million or 52.2% to $243 million compared to 1998. Real estate construction loans, consisting primarily of residential construction loans, grew $8 million or 12.3% during 1999.

     Fidelity has experienced significant growth in indirect automobile lending since 1995, when Fidelity modified its strategic plan for indirect lending to take advantage of its ability to produce high quality indirect automobile loans to reduce credit risk in its consumer portfolio and to enhance both interest income and noninterest income. At December 31, 2000 and 1999, these loans totaled $286 million and $284 million, or 36.4% and 39.4% of total loans, respectively. During 2000, 1999, and 1998, Fidelity sold approximately $213 million, $176 million and $158 million, respectively, of indirect automobile loans with servicing retained. Fidelity anticipates that it will continue to sell periodically, through whole loan sales, a substantial portion of its indirect automobile loan production. These sales are conducted to enhance noninterest income and manage the relative level of indirect automobile loans in Fidelity's portfolio.

     At December 31, 2000 and 1999, credit card loans totaled $92 million and $99 million or 11.8% and 13.8% of the total loan portfolio, respectively. Improved credit card quality has resulted in a significant decline in credit card net charge-offs.

     Net charge-offs as a percentage of total loans declined to .95% in 2000 compared to 1.61% and 2.60% in 1999 and 1998, respectively.

     On March 23, 2000, Fidelity issued $10.5 million of 10 7/8% Fixed Rate Capital Trust Pass-through Securities ("TruPS") of FNC Capital Trust I with a liquidation value of $1,000 per share. On July 27, 2000, Fidelity issued $10.0 million of 11.045% Fixed Rate Capital Trust Preferred Securities ("Preferred Securities") of Fidelity National Capital Trust I with a liquidation value of $1,000 per share. The TruPS and the Preferred Securities were sold in private transactions exempt from registration under the Securities Act of 1933, as amended, (the "Act") and were not registered under the Act. Both trusts used the proceeds from the sales to purchase Junior Subordinated Debentures of Fidelity. The proceeds are, to the extent allowable, included in Tier I capital by Fidelity National Corporation ("FNC") in the calculation of regulatory

AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1
(DOLLARS IN THOUSANDS)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------------------------------------------------
                                            2000                          1999                          1998
                                 ---------------------------   ---------------------------   ---------------------------
                                 AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                 BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                 --------   -------   ------   --------   -------   ------   --------   -------   ------
ASSETS
INTEREST-EARNING ASSETS:
Loans, net of unearned
  income(1)(2)
  Taxable                        $765,205   $73,487    9.60%   $629,339   $62,592    9.95%   $487,293   $55,216   11.33%
  Tax-exempt (3)                    1,153       101    8.76       1,224       113    9.23       1,404       128    9.11
                                 --------   -------            --------   -------            --------   -------   -----
     Total loans                  766,358    73,588    9.60     630,563    62,705    9.94     488,697    55,344   11.32
Investment securities - taxable    78,915     5,054    6.23      80,850     4,993    6.18     100,539     6,631    6.60
Interest-bearing deposits           1,370        62    4.50       1,427        57    3.99       3,483       156    4.49
Federal funds sold                 10,165       652    6.42      15,039       746    4.96      31,118     1,689    5.43
                                 --------   -------            --------   -------            --------   -------   -----
     Total interest-earning
       assets                     856,808    79,356    9.26     727,879    68,501    9.40     623,837    63,820   10.23
NONINTEREST-EARNING ASSETS:
Cash and due from banks            26,679                        29,565                        27,474
Allowance for loan losses         (10,029)                      (11,296)                      (13,208)
Premises and equipment             18,308                        18,961                        20,055
Other real estate owned             1,303                           960                         2,136
Other assets                       21,950                        19,131                        15,475
                                 --------                      --------                      --------
     Total assets                $915,019                      $785,200                      $675,769
                                 ========                      ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand deposits                  $141,297   $ 5,596    3.96%   $131,269   $ 4,695    3.58%   $103,912   $ 3,590    3.46%
Savings deposits                   36,474     1,668    4.57      26,579       941    3.54      22,649       762    3.36
Time deposits                     476,408    29,060    5.62     400,340    21,757    5.43     367,484    21,198    5.77
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       deposits                   654,179    36,324    5.55     558,188    27,393    4.91     494,045    25,550    5.17
Federal funds purchased             5,566       368    6.61       3,146       173    5.49         672        36    5.35
Securities sold under
  agreements to repurchase         17,355       564    3.25      19,997       689    3.44      20,756       678    3.26
Other short-term borrowings        29,316     1,955    6.67      17,416       998    5.73         744        47    6.32
Long-term debt                     41,685     3,497    8.39      25,774     1,968    7.64      15,701     1,434    9.13
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       liabilities                748,101    42,708    5.71     624,521    31,221    5.00     531,918    27,745    5.22
                                            -------                       -------                       -------
NONINTEREST-BEARING:
Demand deposit                    103,519                       100,469                        85,720
Other liabilities                   7,082                         5,784                         5,078
Shareholders' equity               56,317                        54,426                        53,053
                                 --------                      --------                      --------
     Total liabilities and
       shareholders' equity      $915,019                      $785,200                      $675,769
                                 ========                      ========                      ========
Net interest income/spread                  $36,648    3.55               $37,280    4.40               $36,075    5.01
                                            =======                       =======                       =======
Net interest rate margin                               4.29                          5.12                          5.78

-------------------------

(1) Fee income relating to loans of $1,690 in 2000, $3,940 in 1999 and $4,310 in 1998 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $35, $43 and $49 for each of the three years ended December 31, 2000, 1999 and 1998, respectively, using a combined tax rate of 35%.

capital ratios. FNC invested $14.5 million of the net proceeds during 2000 in $12.0 million of common stock and in $2.5 million of preferred stock of the Bank, to increase the Bank's capital levels. FNC infused an additional $2.0 million into the Bank on February 13, 2001, to increase the Bank's capital levels. FNC used the remaining net proceeds for general corporate purposes.

     Fidelity reported on December 29, 2000, that the Bank had negotiated and entered into a consent order with the Office of the Comptroller of the Currency ("Consent Order") dated December 21, 2000, relating to its Trust Department. Under the terms of the Consent Order, the Bank temporarily discontinued accepting new trust accounts, engaged independent accountants and legal counsel to review and evaluate its Trust Department business practices, controls, policies and procedures in order to assure regulatory compliance and maintenance of Trust Department books, records and filings on a current basis, and instituted an overall assessment of the current and future risks and benefits of continuing the Bank's Trust Department operations. The Bank appointed a special committee of its Board of Directors to coordinate execution of its obligations under the Consent Order.

RESULTS OF OPERATIONS

     NET INCOME Fidelity's net income for the year ended December 31, 2000, was $3.8 million or $.44 basic and diluted earnings per share compared to $4.9 million or $.53 basic and diluted earnings per share for 1999.

     Earnings for the year ended December 31, 2000, were negatively impacted in the fourth quarter by various factors including: 1) the weakening of the economy, which negatively impacted automobile loan production and credit

RATE/VOLUME ANALYSIS                                                     TABLE 2
(DOLLARS IN THOUSANDS)

                                                      2000 COMPARED TO 1999            1999 COMPARED TO 1998
                                                    VARIANCE ATTRIBUTED TO(1)        VARIANCE ATTRIBUTED TO(1)
                                                  ------------------------------   ------------------------------
                                                  VOLUME     RATE     NET CHANGE   VOLUME     RATE     NET CHANGE
                                                  -------   -------   ----------   -------   -------   ----------
NET LOANS:
Taxable                                           $13,137   $(2,242)   $10,895     $14,704   $(7,328)    $7,376
Tax-exempt(2)                                          (6)       (6)       (12)        (17)        2        (15)
Investment securities - taxable                       (80)      141         61      (1,184)     (454)    (1,638)
Federal funds sold                                   (283)      189        (94)       (826)     (117)      (943)
Interest-bearing deposits                              (2)        7          5         (83)      (16)       (99)
                                                  -------   -------    -------     -------   -------     ------
  Total interest-earning assets                   $12,766   $(1,911)   $10,855     $12,594   $(7,913)    $4,681
                                                  =======   =======    =======     =======   =======     ======

INTEREST-BEARING DEPOSITS:
Demand                                            $   377   $   524    $   901     $   980   $   125     $1,105
Savings                                               408       319        727         137        42        179
Time                                                6,158     1,145      7,303       1,832    (1,273)       559
                                                  -------   -------    -------     -------   -------     ------
  Total interest-bearing deposits                   6,943     1,988      8,931       2,949    (1,106)     1,843
Federal funds purchased                               154        41        195         136         1        137
Securities sold under agreements to repurchase        (88)      (37)      (125)        (26)       37         11
Other short-term borrowings                           772       185        957         956        (5)       951
Long-term debt                                      1,319       210      1,529         799      (265)       534
                                                  -------   -------    -------     -------   -------     ------
  Total interest-bearing liabilities              $ 9,100   $ 2,387    $11,487     $ 4,814   $(1,338)    $3,476
                                                  =======   =======    =======     =======   =======     ======

-------------------------

(1) The change in interest due to both rate and volume has been allocated to the components in proportion to the relationship of the dollar amounts of the change in each.
(2) Reflects fully taxable equivalent adjustments using a combined tax rate of 35%.

quality, primarily in the commercial loan sector; 2) an increase in the planned level of provision for loan losses due to a deterioration in commercial loan credit quality and an increase in nonperforming assets; 3) downward pressure on the net interest margin as a result of market interest rate increases experienced during late 1999 and for much of 2000 and Fidelity's decision to reduce credit card credit risk; 4) an increase in other losses as a result of a technical error made in the processing of a transaction; 5) the dedication of additional internal and external resources to the trust area to improve operational effectiveness and efficiency, to begin timely and effectively addressing all issues covered in the Consent Order and to conduct an in-depth assessment of the trust line of business; and, 6) the incurring of severance and other costs in connection with the divestiture of the self-directed individual retirement account business.

     Several of the above items relate to one-time occurrences. Fidelity incurred $914,000 in Trust Department consulting fees during 2000. Fidelity anticipates additional costs of approximately $1.3 million during the first quarter of 2001 in consulting and other professional services rendered related to first quarter requirements called for by the Consent Order.

     Fidelity's net income for the year ended December 31, 1999, was $4.9 million or $.53 basic earnings per share compared to $3.9 million or $.43 basic earnings per share for 1998. Diluted earnings per share for 1999 were $.53 compared to $.42 for 1998. The major factors contributing to the improvement in earnings for 1999 were a $1.2 million increase in net interest income and a $1.9 million reduction in the provision for loan losses.

     NET INTEREST INCOME/MARGIN Taxable-equivalent net interest income was $36.6 million in 2000 compared to $37.3 million in 1999. The $12.8 million increase in interest income attributable to the net growth of $129 million in average interest-earning assets was offset in part by a 14 basis point decline in the yield on interest-earning assets. The decline in the yield on interest-earning assets is due in part to the declines in balances and yields on the credit card portfolio. The $11.5 million increase in interest expense consists of a $9.1 million increase in interest expense attributable to the $124 million growth in average interest-bearing liability balances and a 71 basis point increase in the cost of interest-bearing liabilities. The increase in the cost of interest-bearing liabilities, which negatively impacted net interest income by $2.4 million, is attributable to higher market interest rates in late 1999 and through much of 2000 and in part to higher cost deposits and the trust preferred securities issued in 2000.

     Average interest-earning assets increased in 2000 to $857 million, a 17.7% increase when compared to 1999. The increase in average interest-earning assets in 2000 was due to the increase in average loans of $136 million or 21.5% to $766 million.

     Average investment securities declined $2 million or 2.4% and average Federal funds purchased and interest-bearing deposits declined $5 million or 30.0%.

     The $12.6 million increase in interest income in 1999 attributable to the net growth of $104 million in average interest-earning assets was partially offset by an 83 basis point decline in the yield on interest-earning assets when compared to 1998. The 83 basis point interest rate decline negatively impacted interest income by $7.9 million and was in part attributable to the credit card portfolio decline in yield and volume. The $4.8 million increase in interest expense attributable to the $93 million growth in average interest-bearing liability balances was mitigated in part by the 22 basis point decline in the cost of interest-bearing liabilities.

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

     The provision for loan losses was $7.1 million in 2000, $7.6 million in 1999 and $9.5 million in 1998. Fidelity reduced the provision for loan losses during 2000 and 1999 as a result of improved overall loan quality exhibited by declining credit card and consumer loan net charge-offs and declining delinquencies in those portfolios from year to year. The softening of the economy in the fourth quarter of 2000 negatively impacted credit quality, primarily in the commercial loan sector, and resulted in an increase in nonperforming assets. This led to an increase in the planned level of provision for loan losses late in the year.

     Net charge-offs were $6.9 million in 2000 compared to $9.3 million in 1999, a 25.8% decline. Net charge-offs to average loans was .95% in 2000 compared to 1.61% in 1999, a 41.0% improvement. As a result of declining consumer loan net charge-offs and declining delinquencies, and notwithstanding some recent deterioration in commercial loan credit quality and an increase in nonperforming assets, Fidelity was able to reduce the overall allowance for loan losses as a percentage of loans.

     The following schedule summarizes credit card and total net charge-offs by quarter for the past five years:

                                                NET CHARGE-OFFS
----------------------------------------------------------------------------------------------------------------
QUARTER ENDED                     CREDIT CARD   TOTAL     QUARTER ENDED                     CREDIT CARD   TOTAL
-------------                     -----------   ------    -------------                     -----------   ------
                                             (DOLLARS IN THOUSANDS)
March 31, 1996                      $1,653      $1,825    September 30, 1998                  $1,690      $2,263
June 30, 1996                        2,439       2,690    December 31, 1998                    2,375       2,792
September 30, 1996                   4,471       5,225    March 31, 1999                       1,782       2,379
December 31, 1996                    4,025       4,413    June 30, 1999                        1,394       1,879
March 31, 1997                       4,165       5,262    September 30, 1999                   1,775       2,937
June 30, 1997                        3,748       4,563    December 31, 1999                    1,561       2,062
September 30, 1997                   3,021       3,597    March 31, 2000                       1,209       1,650
December 31, 1997                    2,466       3,204    June 30, 2000                          964       1,460
March 31, 1998                       2,657       3,282    September 30, 2000                   1,202       1,964
June 30, 1998                        3,015       3,522    December 31, 2000                    1,026       1,811

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3
(DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                              -----------------------------------------------
                                                               2000      1999      1998      1997      1996
                                                              -------   -------   -------   -------   -------
Balance at beginning of period                                $10,254   $11,911   $14,320   $16,511   $ 5,537
Charge-offs:
  Commercial, financial and agricultural                          390       580        28       154         3
  Real estate - construction                                        -         -         -         -         -
  Real estate - mortgage                                            -         -         -         -         -
  Consumer installment                                          2,504     2,457     2,444     3,367     1,657
  Credit cards                                                  5,979     7,977    12,092    14,735    13,156
                                                              -------   -------   -------   -------   -------
     Total charge-offs                                          8,873    11,014    14,564    18,256    14,816
Recoveries:
  Commercial, financial and agricultural                           20        34        29       103        31
  Real estate - construction                                        -         -         -         -         -
  Real estate - mortgage                                            -         -         -         -         -
  Consumer installment                                            390       258       321       192        64
  Credit cards                                                  1,578     1,465     2,355     1,335       568
                                                              -------   -------   -------   -------   -------
     Total recoveries                                           1,988     1,757     2,705     1,630       663
                                                              -------   -------   -------   -------   -------
Net charge-offs                                                 6,885     9,257    11,859    16,626    14,153
Provision for loan losses                                       7,135     7,600     9,450    14,435    25,127
                                                              -------   -------   -------   -------   -------
Balance at end of period                                      $10,504   $10,254   $11,911   $14,320   $16,511
                                                              =======   =======   =======   =======   =======
Ratio of net charge-offs during period to average loans
  outstanding, net                                                .95%     1.61%     2.60%     3.58%     3.00%
Allowance for loan losses as a percentage of loans               1.38      1.56      2.40      3.31      3.85

     For additional information on asset quality, refer to the discussions regarding loans, nonperforming assets and allocation of the allowance for loan losses.

     NONINTEREST INCOME Noninterest income for 2000 was $18.7 million compared to $19.2 million in 1999, a 2.5% decrease. Fidelity sold its entire residential mortgage loan servicing portfolio in 1999 as part of its strategic initiative to improve profitability, reduce interest rate risk and to concentrate on the origination and sale of residential mortgage loans. The gain from this sale totaled $788,000. In addition, noninterest income in 1999 included $6,000 in securities gains. Noninterest income increased 1.7% in 2000 over 1999 when these gains are excluded from 1999 results. Fidelity realized increases in noninterest income during 2000 in most operating activities, offset in part by declines in income from brokerage, trust and mortgage banking activities.

     Fidelity's strategic plan calls for increasing noninterest income as a percentage of total revenues (net interest income plus noninterest income). A key driver of that growth is expansion of Fidelity's indirect automobile lending loan sales and indirect automobile loan servicing activity. During 2000, Fidelity sold $213 million of its indirect automobile loan production, servicing retained. This compares to sales of $176 million in 1999, servicing retained. The 2000 gains from loan sales were $1.1 million compared to $784,000 for 1999. The increase in gains from loan sales was attributable in large part to increased loan sale volume and a relatively stable interest rate market throughout much of 2000 when compared to market interest rates in 1999, which were increasing for much of the year. At December 31, 2000, Fidelity was servicing $346 million of indirect automobile loans it had sold, compared to $285 million at December 31, 1999. Additional increases in noninterest income were realized from service charges on an expanding deposit base and from credit card fees. The increase in credit card fees was primarily due to growth in merchant processing.

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

     NONINTEREST EXPENSE Noninterest expense increased $1.1 million or 2.8% in 2000 to $42.5 million from $41.3 million in 1999. Noninterest expense increased $1.9 million or 4.8% in 1999 to $41.3 million from $39.4 million in 1998.

     Salaries and employee benefits increased $1.0 million or 5.1% in 2000 to $20.1 million compared to 1999. This increase was because of general salary and benefits increases and severance costs in connection with the divestiture of the self-directed individual retirement account business. Excluding severance costs, salaries and employee benefits increased 3.1% in 2000 compared to 1999. Salaries and employee benefits increased $1.9 million or 11.2% in 1999 to $19.1 million compared to 1998. This increase was primarily because of branch expansion in mid 1998, the full effects of which were realized in 1999, the substantial growth in loan production and total loan growth in 1999 and 1998 and the addition of various new management positions. The number of full time equivalent employees at December 31, 2000, was 424 compared to 437 and 410 at the end of 1999 and 1998, respectively.

     Professional and other services increased $475,000 or 17.4% to $3.2 million when compared to 1999. Fidelity incurred $914,000 of consulting and other professional expenses in the trust area to improve operational effectiveness and efficiency, to begin timely and effectively addressing all issues covered in the Consent Order and to conduct an in-depth assessment of the trust line of business. Professional and other services decreased $202,000 or 6.9% to $2.7 million in 1999 when compared to 1998, primarily as a result of the reduction in consultant expenses in the latter part of 1999 related to the mitigation of potential risks associated with Fidelity's Year 2000 preparedness program.

     Regulatory assessments declined $24,000 to $440,000 in 2000 when compared to 1999. Regulatory assessments declined $917,000 or 66.4% to $464,000 for the year ended December 31, 1999, compared to 1998 as a result of substantially reduced deposit insurance premiums because of the improved operating, financial and capital positions of Fidelity.

     There were no expenses related to the amortization of mortgage servicing rights in 2000. Expenses related to the amortization of mortgage servicing rights declined 41.3% to $534,000 in the year ended December 31, 1999, compared to 1998, primarily as a result of the sale of all servicing rights on September 30, 1999, and to a lesser extent because of declining numbers of loans sold servicing retained and a declining servicing rights asset balance during the year.

     Expenses related to retail brokerage and securities related services totaled $2.3 million in 2000 compared to $2.6 million in 1999 and $2.8 million in 1998. The decline in brokerage related expenses was due to declines in brokerage activities.

     Other operating expenses increased $160,000 or 2.5% to $6.6 million in 2000 compared to 1999 due to increased losses as a result of a technical error made in the processing of a transaction, as well as increased operating and non-income related tax expenses as a result of growth. These increases were offset in large part by declines in advertising and promotion expenses and reduced amortization of an asset related to a 1996 indirect automobile loan securitization which was terminated in December 2000. Other operating expenses increased $444,000 or 7.4% to $6.4 million in 1999 compared to 1998 due to increased advertising and promotion expense, increased operating and non-income related tax expenses as a result of substantial growth and increased amortization of an asset related to the securitization asset discussed above.

     PROVISION FOR INCOME TAXES The provision for income taxes consists of provisions for Federal and state income taxes. The provision for income taxes for 2000, 1999 and 1998 was $1.9 million, $2.6 million and $2.2 million, respectively. Fidelity's effective tax rate approximated statutory rates for all periods.

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

     The Board of Governors of the Federal Reserve, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest Rate Risk, effective June 26, 1996. The policy statement, focusing primarily on the impact of changes in economic value or net present value as a result of interest rate changes, provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk.

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

     The following schedule sets forth an analysis of Fidelity's assumed market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Assumptions have been made as to appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in assumptions significantly affect the estimates and, as such, the derived earnings and fair value may not be indicative of the value negotiated in an actual sale or comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Fidelity's policy states that the change in net present value as a result of an immediate and sustained 200 basis point increase or decrease in interest rates should not exceed 1% to 2% of total assets. It also states that a similar increase or decrease in interest rates should not negatively impact net interest income or net income by more than 5% or 15%, respectively.

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

     The following schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of Fidelity's assets, liabilities and off-balance sheet items as a result of an immediate increase and an immediate decrease of 200 basis points in market rates of interest:

RATE SHOCK ANALYSIS
(DOLLARS IN THOUSANDS)

                                                            DECEMBER 31, 2000                     DECEMBER 31, 1999
                                                   ------------------------------------  ------------------------------------
Market rates of interest                           +200 BASIS POINTS  -200 BASIS POINTS  +200 BASIS POINTS  -200 BASIS POINTS
                                                   -----------------  -----------------  -----------------  -----------------
Change in net present value                             $(100)            $(1,881)           $(8,780)            $4,246
                                                   =================  =================  =================  =================
Change as a percent of total assets                      (.01)%              (.20)%             (.99)%              .48%
                                                   =================  =================  =================  =================
Percent change in net interest income                    2.58%              (2.96)%             (.79)%              .35%
                                                   =================  =================  =================  =================
Percent change in net income                             9.68%             (11.12)%            (3.00)%             1.32%
                                                   =================  =================  =================  =================

     The analysis indicates that an immediate 200 basis point increase in market rates of interest would nominally reduce the net present value of Fidelity, while an immediate 200 basis point decrease in market rates of interest would also nominally decrease the net present value. The impact on net present value has decreased under both scenarios when compared to 1999, primarily because of the growth in time deposits with maturities greater than one year, the reduction in shorter-term deposits and short-term borrowings and the increase in longer-term wholesale funding balances, specifically the trust preferred securities issued during 2000. Thus, as a result of more closely matching longer-term liabilities with longer-term assets, the net effect of interest rate changes on net present value is minimized. The analysis indicates that a similar rate increase would increase both net interest income and net income over a one year period, while a similar rate decrease would decrease both net interest income and net income. The rate shock analysis as of December 31, 2000, reflects opposite and greater percentage changes in net interest income and in net income than the similar analysis as of December 31, 1999, primarily because of an increase in the interest sensitivity asset gaps at 90 days and at six months as of December 31, 2000, which totaled 22.62% and 7.85%, respectively, compared to interest sensitivity asset gaps for the same time bands totaling 15.92% and 3.34%, respectively, at December 31, 1999.

     The interest rate sensitivity analysis for 2000 indicates a significant net interest sensitivity asset gap at three months, a substantially reduced interest sensitivity asset gap at six months and a net interest sensitivity liability gap at one year. (See "Interest Rate Sensitivity.") Thus, although the increased net interest sensitivity asset gap at three months and at six months in 2000 compared to 1999 has increased the impact of increasing and decreasing market rates of interest on net interest income and on net income, the effect has been mitigated in part by the net interest sensitivity liability gap at one year. The rate shock analysis for 2000 indicates that the effects of either an immediate and sustained increase or decrease in market rates of interest of 200 basis points fall within established policy parameters and would not be material to Fidelity's net present value or to its operating results over a one year period.

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

     The interest rate sensitivity structure within Fidelity's balance sheet at December 31, 2000, indicated a cumulative net interest sensitivity liability gap of 8.81% when projecting out one year. In the near term, defined as 90 days, Fidelity had a cumulative net interest sensitivity asset gap of 22.62% at December 31, 2000. When projecting forward six months, Fidelity had a reduced net interest sensitivity asset gap of 7.85%. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income.

     Fidelity's policy states that the cumulative gap at the six month and one year period should generally not exceed 10% and 15%, respectively. Any interest rate risk associated with cumulative gap positions was partially mitigated in 2000 because of the net interest sensitivity asset gap in the near term and the net interest sensitivity liability gap at one year with a reduced net interest sensitivity asset position at six months. Fidelity's interest rate shock analysis, which is generally considered to be a better indicator of interest rate risk, indicates that Fidelity has some net interest income and net income exposure, but relatively minor net present value exposure to an interest rate shock of plus or minus 200 basis points. (See "Market Risk" on the preceding page.) The increase in net interest income and net income exposure in 2000 when compared to 1999 is primarily due to the increase in time deposit maturities beyond one year, the $20.5 million issuance of long-term trust preferred securities and the reduction in short-term debt. The following table illustrates Fidelity's interest rate sensitivity at December 31, 2000, as well as the cumulative interest rate sensitivity position.

INTEREST RATE SENSITIVITY ANALYSIS(1)                                    TABLE 4
(DOLLARS IN THOUSANDS)

                                                                        REPRICING WITHIN
                                -------------------------------------------------------------------------------------------------
                                  0-30      31-60      61-90      91-120    121-150    151-180     181-365      OVER
                                  DAYS       DAYS       DAYS       DAYS       DAYS       DAYS       DAYS      ONE YEAR    TOTAL
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
INTEREST-EARNING ASSETS:
Investment securities
  available-for-sale            $    539   $    531   $    523   $    515   $    507   $    500   $   2,887   $ 46,070   $ 52,072
Investment securities
  held-to-maturity                   160        157        155        152        150        148         847     32,205     33,974
Loans                            260,106     17,180     16,255     16,372     17,440     16,087      85,567    334,000    763,007
Loans held-for-sale                3,090     19,500          -          -          -          -           -          -     22,590
Federal funds sold                13,125          -          -          -          -          -           -          -     13,125
Due from banks -
  interest-earning                 1,373          -          -          -          -          -           -          -      1,373
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
  Total interest-earning
    assets                       278,393     37,368     16,933     17,039     18,097     16,735      89,301    412,275    886,141
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
INTEREST-BEARING LIABILITIES:
Demand deposit accounts            5,836      5,836      5,837      5,837      5,836      5,836      35,018     46,691    116,727
Savings and NOW accounts           1,063      1,063      1,063      1,063      1,063     48,031       6,380     51,045    110,771
Money market accounts              4,082      4,082      4,082      4,082      4,082      4,082      24,493     32,658     81,643
Time Deposits >$100,000           13,552      9,529     15,937      5,534     10,211     14,493      50,700     33,508    153,464
Time Deposits <$100,000           15,912      8,986     13,152     16,225     29,041     17,373     120,317    116,929    337,935
Long term debt                         -          -          -          -          -          -           -     49,500     49,500
Short-term borrowings             12,219          -     10,000          -          -     10,000           -          -     32,219
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
  Total interest-bearing
    liabilities                   52,664     29,496     50,071     32,741     50,233     99,815     236,908    330,331    882,259
                                --------   --------   --------   --------   --------   --------   ---------   --------   --------
Interest-sensitivity gap        $225,729   $  7,872   $(33,138)  $(15,702)  $(32,136)  $(83,080)  $(147,607)  $ 81,944   $  3,882
                                ========   ========   ========   ========   ========   ========   =========   ========   ========
Cumulative gap at 12/31/00      $225,729   $233,601   $200,463   $184,761   $152,625   $ 69,545   $ (78,062)  $  3,882
                                ========   ========   ========   ========   ========   ========   =========   ========
Ratio of cumulative gap to
  total interest-earning
  assets                           25.47%     26.36%     22.62%     20.85%     17.22%      7.85%      (8.81)%     0.44%
Ratio of interest-sensitive
  assets to interest sensitive
  liabilities (12/31/00)          528.62     126.69      33.82      52.04      36.03      16.77       37.69     124.81

-------------------------

(1) Fidelity follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame except for approximately $47.0 million in a special savings account with a guaranteed rate through July 4, 2001, at which time the rate will adjust to a market rate of interest. This balance is reflected in the 151-180 day maturity time band, as any change in the rate will be effective for virtually all of the following six months. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

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

     Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for sale or pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits and certain interest-sensitive deposits; a collateralized contingent line of credit at the Federal Reserve Bank Discount Window; a collateralized line of credit from the Federal Home Loan Bank of Atlanta; a secured line of credit from a correspondent bank; and borrowings under unsecured overnight Federal funds lines available from correspondent banks. In addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 2000, capital ratios exceeded those regulatory levels required for a well-capitalized institution.

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

     FNC's liquidity is limited, and it relies primarily on equity, subordinated debt and trust preferred security sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. The Bank pays interest on its subordinated debt and cash dividends on its preferred stock and common stock.

     Net cash from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses, depreciation, amortization and lower of cost or market adjustments. Net cash provided by operations was positively impacted in 2000 by the decrease of $43 million in loans held-for-sale. Net cash flows used in investing activities was negatively impacted by a net increase in loans of $336 million, offset in part by $222 million in proceeds from the sale of loans. Net cash flows provided by financing activities was positively impacted by net increases of $32 million and $50 million in demand deposits, money market and savings accounts and in time deposits, respectively, and by the net increase of $20 million in long-term debt through the issuance of trust preferred securities, offset in part by the $39 million decrease in short-term borrowings. Cash decreased for the year by $7 million, primarily as a result of loan growth and the repayment of short-term borrowings.

     Net cash provided by operations was negatively impacted in 1999 by the increase in loans held-for-sale of $26 million. Net cash flows provided by investing activities was negatively impacted by a net increase in loans of $351 million, offset in part by $183 million in proceeds from the sale of loans. Net cash flows from financing activities were positively impacted by an increase in deposits of $77 million and by increases in long-term and short-term debt by $14 million and $55 million, respectively. Cash decreased by $30 million during 1999, primarily as a result of loan growth.

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

     Except for the level of the credit card and indirect automobile loan delinquencies and charge-offs, a softening economy resulting in some recent deterioration in credit quality, primarily in the commercial loan sector, and an increase in nonperforming assets, there are no known trends, events, or uncertainties of which Fidelity is aware that may have or that are likely to have a material adverse effect on Fidelity's liquidity, capital resources or operations.

     LOANS During 2000, total loans outstanding, which include loans held-for-sale, increased $65 million or 9.0%, to $786 million when compared to 1999. The increase in total loans outstanding was primarily attributable to growth in real estate mortgage loans, consumer installment loans and construction loans. During 2000, commercial loans increased $10 million or 11.5% to $93 million, consumer installment loans, consisting primarily of indirect automobile loans, increased $45 million or 18.3% to $289 million, real estate construction loans increased $29 million or 42.3% to $99 million, and real estate mortgage loans, consisting primarily of residential construction loans, increased $31 million or 19.1% to $191 million. These increases were partially offset by a $7 million or 6.9% decline to $92 million in credit card loans. Average total loans for 2000 increased $136 million or 21.5% to $766 million when compared to 1999. During 2000, credit card loans were reduced to 11.8% of the total loan portfolio from

13.8% and 19.5% at December 31, 1999 and 1998, respectively. The increase in secured consumer installment loans, coupled with the decline in credit card loans, has significantly reduced the credit risk in the consumer loan portfolios.

LOANS, BY CATEGORY                                                       TABLE 5
(DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------
                                                            2000       1999       1998       1997       1996
                                                          --------   --------   --------   --------   --------
LOANS:
Commercial, financial and agricultural                    $ 91,559   $ 81,910   $ 61,944   $ 46,410   $ 40,334
Tax exempt commercial                                        1,114      1,189      1,259      1,527        698
                                                          --------   --------   --------   --------   --------
  Total commercial                                          92,673     83,099     63,203     47,937     41,032
Real estate - construction                                  98,520     69,254     61,654     44,536     56,325
Real estate - mortgage                                     190,865    160,259     96,667     67,958     74,632
Consumer installment                                       288,626    243,890    170,340    152,526    113,513
Credit cards                                                92,323     99,112    104,357    119,864    143,782
                                                          --------   --------   --------   --------   --------
Loans                                                      763,007    655,614    496,221    432,821    429,284
Allowance for loan losses                                   10,504     10,254     11,911     14,320     16,511
                                                          --------   --------   --------   --------   --------
  Loans, net                                              $752,503   $645,360   $484,310   $418,501   $412,773
                                                          ========   ========   ========   ========   ========
TOTAL LOANS:
Loans                                                     $763,007   $655,614   $496,221   $432,821   $429,284
LOANS HELD-FOR-SALE:
Mortgage loans                                               3,090      4,167      9,655      4,361     13,106
Consumer installment                                        19,500     61,000     30,000          -     25,000
                                                          --------   --------   --------   --------   --------
  Total loans held-for-sale                                 22,590     65,167     39,655      4,361     38,106
                                                          --------   --------   --------   --------   --------
  Total loans                                             $785,597   $720,781   $535,876   $437,182   $467,390
                                                          ========   ========   ========   ========   ========

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6
(DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31, 2000
                                                             ------------------------------------------------
                                                                            ONE
                                                              WITHIN      THROUGH         OVER
                                                             ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                                                             --------    ----------    ----------    --------
LOAN MATURITY:
Commercial, financial and agricultural                       $ 32,358    $   41,787     $18,528      $ 92,673
Real estate - construction                                     83,258        15,109         153        98,520
                                                             --------    ----------     -------      --------
     Total                                                   $115,616    $   56,896     $18,681      $191,193
                                                             ========    ==========     =======      ========
INTEREST RATE SENSITIVITY:
Selected loans with:
Predetermined interest rates:
  Commercial, financial and agricultural                     $  4,864    $   21,305     $14,096      $ 40,265
  Real estate - construction                                       68         3,813         153         4,034
Floating or adjustable interest rates:
Commercial, financial and agricultural                         27,494        20,482       4,432        52,408
Real estate - construction                                     83,190        11,296           -        94,486
                                                             --------    ----------     -------      --------
     Total                                                   $115,616    $   56,896     $18,681      $191,193
                                                             ========    ==========     =======      ========

     During 1999, total loans outstanding, including loans held-for-sale, increased $185 million or 34.5%, to $721 million when compared to 1998. During 1999, commercial loans increased $20 million or 31.5% to $83 million, consumer installment loans increased $74 million or 43.2% to $244 million, real estate construction loans increased $8 million or 12.3% to $69 million, and real estate mortgage loans increased $64 million or 65.8% to $160 million. These increases were partially offset by a $5 million or 5.0% decline to $99 million in credit card loans. Average total loans for 1999 increased $142 million to $631 million or 29.0%.

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

     Management has taken numerous steps to reduce credit risk in Fidelity's loan portfolio. As a result of this program, credit card loans as a percent of total loans has declined significantly, charge-offs as a percent of average consumer credit has declined significantly, and the average credit scores of indirect automobile loans have increased significantly. Although rising slightly at the end of 2000, when a softening in the economy resulted in reduced credit quality, particularly in the commercial loan sector, and an increase in nonperforming loans, delinquencies have been declining.

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

     Finally, Fidelity's credit review also performs ongoing, independent reviews of the risk management process and adequacy of documentation. This department is centralized and independent of the lending function. The results of its examinations are reported to the Loan and Discount Committee of the Board.

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

     Nonperforming assets at December 31, 2000, were $9.0 million. Since December 31, 1999, nonperforming assets have increased $5.0 million or 125%. The increase in non-accrual loans was primarily due to two commercial loans impacted by the weakening economy and other market factors, as well as a deterioration in credit quality, particularly in the commercial loan sector. During 2000, other real estate increased $1.1 million to $2.0 million. This increase in other real estate was due to property foreclosures. At December 31, 2000, loans totaling $912,000 were restructured and included in nonaccrual loans. At December 31, 1999 and 1998, there were no restructured loans. Nonperforming assets increased $395,000 in 1999 from $3.6 million at December 31, 1998. This increase was due in part to a single commercial credit.

     The ratio of nonperforming assets to total loans and other real estate was 1.15% at December 31, 2000, compared to .56% and .68% at December 31, 1999 and 1998, respectively. The ratio of loans past due 90 days and still accruing to total loans was .38% at December 31, 2000. This ratio was .32% and .82% at December 31, 1999 and 1998, respectively.

NONPERFORMING ASSETS                                                     TABLE 7
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                               2000     1999     1998     1997     1996
                                                              ------   ------   ------   ------   ------
Nonaccrual loans                                              $6,376   $2,498   $1,848   $1,422   $2,940
Repossessions                                                    615      621      684      949      413
Restructured loans                                                 -        -        -        -        -
Other real estate                                              2,035      901    1,093    2,260      567
                                                              ------   ------   ------   ------   ------
  Total nonperforming assets                                  $9,026   $4,020   $3,625   $4,631   $3,920
                                                              ======   ======   ======   ======   ======
Loans past due 90 days or more and still accruing             $3,016   $2,290   $4,393   $6,194   $6,890
                                                              ======   ======   ======   ======   ======
Ratio of past due loans to total loans                           .38%     .32%     .82%    1.42%    1.47%
Ratio of nonperforming assets to total loans and other real
  estate                                                        1.15      .56      .68     1.05      .84

     When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is reduced by the interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is reduced and a charge for that amount is made to the allowance for loan losses. For 2000, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was approximately $170,000 compared to $136,000 and $110,000 during 1999 and 1998, respectively.

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

     Management is not aware of any potential problem loans other than those disclosed in the table above, which includes all loans recommended for such classification by regulators, which would have a material impact on asset quality. The trends impacting the consumer portfolio, primarily credit cards and indirect auto loans, and the recent softening in the economy resulting in a decline in credit quality, primarily in the commercial loan sector, have been discussed elsewhere herein.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. This analysis is separately performed for each major loan category. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequently, recoveries are added to the allowance.

     The evaluation results in an allocation of the allowance for loan losses by loan category. Management uses a loss migration analysis for credit card loans. For all other loan categories, historical loan loss experience adjusted for changes in the risk characteristics of each loan category, trends and other factors are used to determine the level of allowance required. Additional amounts are allocated based on the evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Since the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

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

     For purposes of the quarterly review, the consumer portfolios are treated as homogenous pools. Specific consumer pools include: direct and indirect automobile loans, credit card, other revolving, residential first mortgage and home equity loans. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current or anticipated changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan is reviewed for a specific allocation. The allowance is allocated within the commercial portfolio based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance, if any, is reflected in the unallocated portion of the allowance.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8
(DOLLARS IN THOUSANDS)

                                                  DECEMBER 31, 2000    DECEMBER 31, 1999    DECEMBER 31, 1998
                                                  ------------------   ------------------   ------------------
                                                  ALLOWANCE     %*     ALLOWANCE     %*     ALLOWANCE     %*
                                                  ---------   ------   ---------   ------   ---------   ------
Commercial, financial and agricultural             $ 2,031     12.15%   $   634     15.68%   $   174     14.67%
Real estate - construction                             122     12.91         87     10.15         63     12.23
Real estate - mortgage                                 160     25.01        104     21.94         60     17.82
Consumer installment                                 3,815     37.83      4,159     37.07      3,458     34.25
Credit cards                                         4,376     12.10      4,943     15.16      7,779     21.03
Unallocated                                              -         -        327         -        377         -
                                                   -------    ------    -------    ------    -------    ------
  Total                                            $10,504    100.00%   $10,254    100.00%   $11,911    100.00%
                                                   =======    ======    =======    ======    =======    ======

                                                   DECEMBER 31, 1997    DECEMBER 31, 1996
                                                   ------------------   ------------------
                                                   ALLOWANCE     %*     ALLOWANCE     %*
                                                   ---------   ------   ---------   ------
Commercial, financial and agricultural              $   154     11.94%   $    98     10.24%
Real estate - construction                               48     10.29         35     13.12
Real estate - mortgage                                   65     14.93        350     16.71
Consumer installment                                  3,442     35.15      2,282     26.44
Credit cards                                          9,436     27.69     13,746     33.49
Unallocated                                           1,175         -          -         -
                                                    -------    ------    -------    ------
  Total                                             $14,320    100.00%   $16,511    100.00%
                                                    =======    ======    =======    ======

-------------------------

* Percentage of respective loan type to total loans.

     At December 31, 2000, the allowance for loan losses was $10.5 million, or 1.38% of loans compared to $10.3 million, or 1.56% of loans at December 31, 1999. At December 31, 1998, Fidelity's allowance for loan losses as a percentage of loans was 2.40%. Fidelity has been able to reduce the allowance for loan losses as a percent of loans because of improving loan quality as evidenced by declining net charge-offs as a percent of average loans outstanding to .95% in 2000 compared to 1.61% and 2.60% for 1999 and 1998, respectively. At December 31, 2000 and 1999, credit card loans totaled $92 million and $99 million, respectively, or 11.8% and 13.8% of total loans, respectively. This is compared to $104 million, or 19.5%, at December 31, 1998. The amount of the allowance for loan losses allocated to credit cards was $4.4 million at December 31, 2000, compared to $4.9 million and $7.8 million at December 31, 1999 and 1998, respectively. Fidelity has reduced the allowance allocated to credit card loans due to the decline in credit card loans outstanding, declining credit card net charge-offs and delinquencies and the projected decline in net charge-offs on credit card loans. See "Provision for Loan Losses." As a result of the softening economy in late 2000 and the deterioration in credit quality in the commercial loan sector, the amount of the allowance for loan losses allocated to commercial loans increased to $2.0 million at December 31, 2000, compared to $.6 million and $.2 million at the end of 1999 and 1998, respectively.

     The following schedule summarizes data related to Fidelity's preapproved and other credit card activities (dollars in thousands):

                                                                           DECEMBER 31,
                                                        --------------------------------------------------
                                                         2000      1999       1998       1997       1996
                                                        -------   -------   --------   --------   --------
LOANS OUTSTANDING:
  Preapproved                                           $27,376   $31,468   $ 38,156   $ 46,868   $ 57,980
  Other                                                  64,947    67,644     66,201     72,996     85,802
                                                        -------   -------   --------   --------   --------
     Total                                              $92,323   $99,112   $104,357   $119,864   $143,782
                                                        =======   =======   ========   ========   ========
DELINQUENCIES 30+ DAYS:
  Preapproved                                           $ 1,932   $ 2,631   $  5,093   $  6,855   $  8,665
  Other                                                   2,376     2,321      3,511      4,197      6,715
                                                        -------   -------   --------   --------   --------
     Total                                              $ 4,308   $ 4,952   $  8,604   $ 11,052   $ 15,380
                                                        =======   =======   ========   ========   ========
NET CHARGE-OFFS:
  Preapproved                                           $ 2,025   $ 3,154   $  5,554   $  7,810   $  5,078
  Other                                                   2,376     3,358      4,183      5,590      7,510
                                                        -------   -------   --------   --------   --------
     Total                                              $ 4,401   $ 6,512   $  9,737   $ 13,400   $ 12,588
                                                        =======   =======   ========   ========   ========

     INVESTMENT SECURITIES The levels of taxable securities and short-term investments reflect Fidelity's strategy of maximizing portfolio yields within overall asset and liability management parameters while providing for liquidity needs. Investment securities totaled $86 million and $79 million at December 31, 2000 and 1999, respectively. A significant percentage of the holdings are backed by U.S. Government or Federal agency guarantees, limiting the credit risks associated with these securities. The increase at December 31, 2000, compared to December 31, 1999, was attributable to purchases of investment securities totaling $11.0 million less $6.3 million in principal payments on mortgage backed securities, coupled with a substantial reduction in the net unrealized loss on securities classified as available-for-sale as discussed below. This increase in investment securities was the result of a decision to purchase securities to replace maturing securities, provide liquidity support and provide collateral for public deposits and other borrowings.

     The average life of Fidelity's securities portfolio was 7.1 years at December 31, 2000, compared to 7.9 years at December 31, 1999. At year-end 2000, approximately $52 million of investment securities were classified as available-for-sale, compared to $46 million at December 31, 1999. The net unrealized losses on these securities at December 31, 2000, were $.3 million before taxes compared to net unrealized losses of $2.3 million before taxes at December 31, 1999.

     At December 31, 2000 and 1999, Fidelity classified all but $31 million and $33 million, respectively, of its investment securities as available-for-sale. Fidelity maintains a relatively higher percentage of its investment portfolio as available-for-sale for possible liquidity needs related primarily to loan production.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                  ------------------------------------------------------------------
                                                           2000                   1999                  1998
                                                  ----------------------   -------------------   -------------------
                                                  AMORTIZED      FAIR      AMORTIZED    FAIR     AMORTIZED    FAIR
                                                    COST        VALUE        COST       VALUE      COST       VALUE
                                                  ---------   ----------   ---------   -------   ---------   -------
U. S. Treasury securities and obligations of
  U. S. Government corporations and agencies       $36,098     $35,897      $31,108    $29,375    $32,978    $33,108
Mortgage-backed securities                          46,846      46,440       47,340     45,308     36,942     37,037
Other investments                                    3,367       3,367        3,178      3,178      3,015      3,015
                                                   -------     -------      -------    -------    -------    -------
  Total                                            $86,311     $85,704      $81,626    $77,861    $72,935    $73,160
                                                   =======     =======      =======    =======    =======    =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS(1)    TABLE 10
(DOLLARS IN THOUSANDS)

                                                         DECEMBER 31, 2000                DECEMBER 31, 1999
                                                   ------------------------------   ------------------------------
                                                   AMORTIZED    FAIR     AVERAGE    AMORTIZED    FAIR     AVERAGE
                                                     COST       VALUE    YIELD(2)     COST       VALUE    YIELD(2)
                                                   ---------   -------   --------   ---------   -------   --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  Due after one year through five years             $ 5,976    $ 5,933     5.62%     $ 4,970    $ 4,717      5.39%
  Due after five years through ten years             10,151     10,200     6.15        6,170      5,703      5.39
Mortgage-backed securities                           36,209     35,939     6.60       34,757     33,198      6.30
                                                    -------    -------               -------    -------
     Total                                          $52,336    $52,072               $45,897    $43,618
                                                    =======    =======               =======    =======
HELD-TO-MATURITY:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  Due after one year through five years             $ 4,989    $ 4,967     5.94%     $ 9,988    $ 9,430      5.98%
  Due after five years through ten years             14,981     14,796     6.36        9,980      9,525      6.54
Mortgage-backed securities                           10,637     10,501     6.69       12,583     12,109      6.08
                                                    -------    -------               -------    -------
     Total                                          $30,607    $30,264               $32,551    $31,064
                                                    =======    =======               =======    =======

-------------------------

(1) This table excludes equity investments totaling $3,367 and $3,178 at December 31,2000 and 1999, respectively, which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.

     DEPOSITS AND FUNDS PURCHASED Total deposits increased $83 million during 2000 to $801 million, or 11.4% from $718 million at December 31, 1999. On an average balance basis, interest-bearing demand deposits grew $10 million, savings deposits grew $10 million and time deposits grew $76 million. Core deposits, Fidelity's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000 and nationally sourced time deposits obtained through investment banking firms. Core deposits are obtained from a broad range of customers. Nationally sourced deposits, all of which were obtained in the second quarter of 2000 through investment banking firms, totaled $50 million at December 31, 2000, and are included in time deposit balances under $100,000. Average interest-bearing core deposits were $467 million and $432 million during 2000 and 1999, respectively.

     Total deposits as of December 31, 1999, increased $97 million or 15.6% from $621 million as of December 31, 1998. On an average balance basis, all categories of deposits reflected volume increases.

     Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts and escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits represented 18.2% of average core deposits in 2000 compared to 18.8% in 1999. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                          ---------------------------------------------------
                                                               2000              1999              1998
                                                          ---------------   ---------------   ---------------
                                                          AVERAGE           AVERAGE           AVERAGE
                                                           AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                                          --------   ----   --------   ----   --------   ----
Noninterest-bearing demand deposits                       $103,519      -%  $100,469      -%  $ 85,720      -%
Interest-bearing demand deposits                           141,297   3.96    131,269   3.58    103,912   3.46
Savings deposits                                            36,474   4.57     26,579   3.54     22,649   3.36
Time deposits                                              476,408   5.62    400,340   5.43    367,484   5.77
                                                          --------          --------          --------
  Total average deposits                                  $757,698   5.55   $658,657   4.91   $579,765   5.17
                                                          ========          ========          ========

                            DECEMBER 31, 2000
         MATURITY DISTRIBUTION OF TIME DEPOSITS $100,000 OR MORE
--------------------------------------------------------------------------
Three months or less                                         $ 39,018
Over three through six months                                  40,027
Over six through twelve months                                 70,911
Over twelve months                                             53,508
                                                             --------
  Total                                                      $203,464
                                                             ========

SCHEDULE OF SHORT-TERM BORROWINGS(1)                                    TABLE 12
(DOLLARS IN THOUSANDS)

                                                                                             WEIGHTED
                                  MAXIMUM                   AVERAGE INTEREST                 AVERAGE
                             OUTSTANDING AT ANY   AVERAGE     RATE DURING      ENDING    INTEREST RATE AT
    YEAR ENDED DECEMBER 31,      MONTH-END        BALANCE         YEAR         BALANCE       YEAR-END
    -----------------------  ------------------   -------   ----------------   -------   ----------------
             2000                 $54,829         $52,237         5.53%        $32,219         5.51%
             1999                  71,294          40,559         4.58          71,294         5.28
             1998                  46,909          22,172         3.33          16,516         3.16

-------------------------

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB") that mature either overnight or on a fixed maturity not to exceed one year.

     TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT Fidelity had $49.5 million of trust preferred securities and other long-term debt outstanding at December 31, 2000, consisting of $20.5 million in trust preferred securities, $15.0 million of subordinated debt securities and $14.0 million in borrowings from the FHLB.

     On April 12, 1999, Fidelity National Bank entered into a $14.0 million five year European convertible advance with the FHLB maturing April 12, 2004, with a one-time conversion option at the end of the third year. Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     On March 23, 2000, Fidelity issued $10.5 million of 10 7/8% Fixed Rate Capital Trust Pass-through Securities ("TruPS") of FNC Capital Trust I with a liquidation value of $1,000 per share. On July 27, 2000, Fidelity issued $10.0 million of 11.045% Fixed Rate Capital Trust Preferred Securities ("Preferred Securities") of Fidelity National Capital Trust I with a liquidation value of $1,000 per share. The TruPS and the Preferred Securities were sold in private transactions exempt from registration under the Securities Act of 1933, as amended (the "Act") and were not registered under the Act. Both trusts used the proceeds from the sales to purchase Junior Subordinated Debentures of Fidelity. The proceeds are, to the extent allowable, included in Tier I capital by FNC in the calculation of regulatory capital ratios and the payments by Fidelity to the TruPS and the Preferred Securities are fully tax deductible. FNC invested $14.5 million of the net proceeds during 2000 in $12.0 million of common stock and in $2.5 million of preferred stock of the Bank, a wholly owned subsidiary of FNC, to increase the Bank's capital levels. FNC infused an additional $2.0 million into the Bank on February 13, 2000, to increase the Bank's capital levels. FNC used the remaining net proceeds for general corporate purposes.

     SHAREHOLDERS' EQUITY Shareholders' equity at December 31, 2000 and 1999 was $58 million and $55 million, respectively. Realized shareholders' equity (shareholders' equity excluding accumulated other comprehensive (loss) income, net of tax) was $58 million at December 31, 2000 and $56 million at December 31, 1999. The increase in realized shareholders' equity in 2000 was a result primarily of net income, offset by the declaration of common stock dividends.

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

     Fidelity paid preferred stock dividends of $24,000 in 2000 and $492,000 in 1999 and 1998. During 2000, Fidelity paid $1,756,554 in dividends on common stock compared to $1,329,000 in 1999 and $325,000 in 1998. The following schedule summarizes per share common stock dividends paid for the last three years:

                                                    DIVIDENDS PAID
                                             ----------------------------
                                             2000        1999        1998
                                             ----        ----        ----
First Quarter                                $.05        $.04        $  -
Second Quarter                                .05         .04           -
Third Quarter                                 .05         .04           -
Fourth Quarter                                .05         .04         .04
                                             ----        ----        ----
For the Year                                 $.20        $.16        $.04
                                             ====        ====        ====

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," ("SFAS No. 138") which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities and is effective simultaneously with SFAS No. 133. Fidelity adopted the standards as of January 1, 2001. The adoption of the new standards by Fidelity as of January 1, 2001, had no material effect on earnings and financial position based on Fidelity's limited use of derivatives.

FORWARD-LOOKING STATEMENTS

     This review contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Fidelity's assumptions, but that are beyond Fidelity's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity's market, and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission, including the Annual Report and Form 10-K for 2000.

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

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13
(DOLLARS IN THOUSANDS)

                                                          2000                                    1999
                                          -------------------------------------   -------------------------------------
                                          FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                          QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                          -------   -------   -------   -------   -------   -------   -------   -------
Interest income                           $20,638   $20,752   $19,485   $18,446   $18,663   $17,713   $16,242   $15,839
Interest expense                           12,018    11,365    10,116     9,209     8,916     8,210     7,181     6,914
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net interest income                       8,620     9,387     9,369     9,237     9,747     9,503     9,061     8,925
Provision for loan losses                   2,935     1,200     1,500     1,500     1,800     2,000     2,100     1,700
Noninterest income before securities
  gains                                     4,470     4,791     4,622     4,837     4,370     5,171     4,902     4,750
Securities gains                                -         -         -         -         6         -         -         -
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Total noninterest income                  4,470     4,791     4,622     4,837     4,376     5,171     4,902     4,750
Noninterest expense                        11,573    10,558    10,052    10,299    10,021    10,360    10,666    10,296
                                          -------   -------   -------   -------   -------   -------   -------   -------
(Loss) income before income taxes          (1,418)    2,420     2,439     2,275     2,302     2,314     1,197     1,679
Income tax (benefit) expense                 (619)      851       859       797       788       801       419       611
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net (loss) income                       $  (799)  $ 1,569   $ 1,580   $ 1,478   $ 1,514   $ 1,513   $   778   $ 1,068
                                          =======   =======   =======   =======   =======   =======   =======   =======
Basic (loss) earnings per share           $  (.09)  $   .18   $   .18   $   .17   $   .16   $   .17   $   .08   $   .12
                                          =======   =======   =======   =======   =======   =======   =======   =======
Diluted (loss) earnings per share         $  (.09)  $   .18   $   .18   $   .17   $   .16   $   .17   $   .08   $   .12
                                          =======   =======   =======   =======   =======   =======   =======   =======

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Fidelity National Corporation

         We have audited the accompanying consolidated balance sheets of Fidelity National Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                             /s/ Ernst & Young


February 21, 2001
Atlanta, Georgia

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
ASSETS
  Cash and due from banks - Note 11                           $ 28,518,760    $ 33,165,476
  Interest-bearing deposits with banks                           1,372,815       1,378,727
  Federal funds sold                                            13,125,196      15,662,352
  Investment securities available-for-sale - Note 3             52,072,109      43,618,492
  Investment securities held-to-maturity (fair values of
     $33,631,788 and $34,242,569 for 2000 and 1999,
     respectively) - Note 3                                     33,974,415      35,729,462
  Loans held-for-sale                                           22,589,939      65,167,204
  Loans, net of unearned income - Note 4                       763,006,975     655,614,120
  Allowance for loan losses - Note 4                           (10,503,527)    (10,253,541)
                                                              ------------    ------------
  Loans, net                                                   752,503,448     645,360,579
  Premises and equipment, net - Note 5                          18,547,668      18,464,276
  Other real estate - Note 4                                     2,035,345         900,990
  Accrued interest receivable                                    7,389,464       5,825,844
  Other assets                                                  16,001,491      17,323,965
                                                              ------------    ------------
          Total assets                                        $948,130,650    $882,597,367
                                                              ============    ============

LIABILITIES
Deposits - Note 6
  Noninterest-bearing demand deposits                         $116,727,168    $105,518,934
  Interest-bearing deposits:
     Demand and money market                                   128,776,867     142,024,365
     Savings                                                    63,637,807      29,710,668
     Time deposits, $100,000 and over                          153,464,274     155,656,275
     Other time deposits                                       337,934,539     285,521,714
                                                              ------------    ------------
          Total deposits                                       800,540,655     718,431,956
  Short-term Federal Home Loan Bank borrowings - Note 7         20,000,000      26,000,000
  Other short-term borrowings - Note 7                          12,218,661      45,294,224
  Trust preferred securities - Note 8                           20,500,000               -
  Other long-term debt - Note 8                                 29,000,000      29,600,000
  Accrued interest payable                                       5,998,013       3,995,115
  Other liabilities                                              1,916,306       4,665,699
                                                              ------------    ------------
          Other total liabilities                              890,173,635     827,986,994
                                                              ------------    ------------
Commitments and contingencies - Notes 11 and 15
SHAREHOLDERS' EQUITY - Note 12
Preferred stock, no par value. Authorized 10,000,000; none
  issued and outstanding                                                 -               -
Common Stock, no par value. Authorized 50,000,000; issued
  8,792,720 and 8,789,020; outstanding 8,781,628 and
  8,777,928 in 2000 and 1999; respectively                      39,816,731      39,789,954
Treasury stock                                                     (69,325)        (69,325)
Accumulated other comprehensive loss, net of tax                  (163,800)     (1,412,393)
Retained earnings                                               18,373,409      16,302,137
                                                              ------------    ------------
          Total shareholders' equity                            57,957,015      54,610,373
                                                              ------------    ------------
          Total liabilities and shareholders' equity          $948,130,650    $882,597,367
                                                              ============    ============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
INTEREST INCOME:
Loans, including fees                                         $73,552,520   $62,661,983   $55,295,291
Investment securities (taxable)                                 5,053,842     4,993,040     6,631,283
Federal funds sold                                                652,420       745,881     1,689,132
Deposits with other banks                                          61,699        57,005       156,465
                                                              -----------   -----------   -----------
  Total interest income                                        79,320,481    68,457,909    63,772,171
INTEREST EXPENSE:
Deposits - Note 6                                              36,324,564    27,392,776    25,550,474
Short-term borrowings                                           2,886,532     1,859,114       759,736
Trust preferred securities                                      1,377,266             -             -
Other long-term debt                                            2,120,061     1,968,716     1,434,390
                                                              -----------   -----------   -----------
  Total interest expense                                       42,708,423    31,220,606    27,744,600
NET INTEREST INCOME                                            36,612,058    37,237,303    36,027,571
Provision for loan losses - Note 4                              7,135,000     7,600,000     9,450,000
                                                              -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            29,477,058    29,637,303    26,577,571
NONINTEREST INCOME:
Service charges on deposit accounts                             3,092,813     2,696,541     2,376,002
Credit card fees                                                4,476,293     3,769,338     3,277,781
Mortgage banking activities                                     1,499,904     3,693,969     3,345,774
Brokerage activities                                            2,176,237     2,680,558     3,032,084
Indirect lending activities                                     4,300,659     2,852,109     3,786,746
Trust activities                                                1,164,886     1,550,007     1,107,639
Securities gains, net - Note 3                                          -         6,013       254,737
Other                                                           2,009,313     1,949,868     1,758,834
                                                              -----------   -----------   -----------
  Total noninterest income                                     18,720,105    19,198,403    18,939,597
NONINTEREST EXPENSE:
Salaries and employee benefits - Note 10                       20,067,163    19,086,537    17,162,862
Furniture and equipment                                         3,000,253     3,153,341     2,757,686
Net occupancy                                                   3,481,606     3,391,254     3,225,106
Credit card processing and transaction fees                     3,419,700     3,251,833     3,011,844
Communication expenses                                          2,288,460     2,312,873     2,091,842
Professional and other services                                 3,200,135     2,724,914     2,926,444
Regulatory assessments                                            439,959       464,203     1,381,174
Amortization of mortgage servicing rights                               -       534,128       910,207
Other                                                           6,584,546     6,424,329     5,980,785
                                                              -----------   -----------   -----------
  Total noninterest expense                                    42,481,822    41,343,412    39,447,950
                                                              -----------   -----------   -----------
  Income before income taxes                                    5,715,341     7,492,294     6,069,218
  Income tax expense - Note 9                                   1,887,732     2,619,414     2,216,630
                                                              -----------   -----------   -----------
NET INCOME                                                    $ 3,827,609   $ 4,872,880   $ 3,852,588
                                                              ===========   ===========   ===========
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                   $ 3,827,609   $ 4,357,290   $ 3,483,588
                                                              ===========   ===========   ===========
BASIC EARNINGS PER SHARE                                      $      0.44   $      0.53   $      0.43
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                                    $      0.44   $      0.53   $      0.42
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                             8,781,375     8,277,496     8,123,049
                                                              ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    PREFERRED STOCK            COMMON STOCK          TREASURY STOCK
                                                 ----------------------   -----------------------   -----------------
                                                  SHARES      AMOUNT       SHARES       AMOUNT      SHARES    AMOUNT
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE JANUARY 1, 1998                           984,000   $ 6,150,000   8,125,499   $34,943,110   11,092   $(69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive loss, net of tax                 -             -           -             -        -          -
   Comprehensive income                                 -             -           -             -        -          -
 Common Stock issued under Employee Benefit
   Plans                                                -             -      19,459       181,831        -          -
 Preferred dividends declared ($.375 per share)         -             -           -             -        -          -
 Common dividends declared ($.04 per share)             -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1998                         984,000     6,150,000   8,144,958    35,124,941   11,092    (69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive loss, net of tax                 -             -           -             -        -          -
   Comprehensive income                                 -             -           -             -        -          -
 Redemption of Preferred Stock                   (984,000)   (6,150,000)    617,165     4,437,426        -          -
 Common Stock issued under Employee Benefit
   Plans                                                -             -      22,321       196,010        -          -
 Common Stock issued under Dividend
   Reinvestment Plan                                    -             -       4,576        31,577        -          -
 Preferred dividends declared ($.52 per share)          -             -           -             -        -          -
 Common dividends declared ($.16 per share)             -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1999                               -             -   8,789,020    39,789,954   11,092    (69,325)
 Comprehensive Income:
   Net income                                           -             -           -             -        -          -
   Other comprehensive gain, net of tax                 -             -           -             -        -          -
   Comprehensive Income                                 -             -           -             -        -          -
 Common Stock issued under Employee Benefit
   Plans                                                -             -       3,700        26,777        -          -
 Common dividends declared ($.20 per share)             -             -           -             -        -          -
                                                 --------   -----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 2000                               -   $         -   8,792,720   $39,816,731   11,092   $(69,325)
                                                 ========   ===========   =========   ===========   ======   ========

                                                  ACCUMULATED
                                                     OTHER
                                                 COMPREHENSIVE
                                                    INCOME
                                                    (LOSS)        RETAINED
                                                  NET OF TAX      EARNINGS        TOTAL
                                                 -------------   -----------   -----------
BALANCE JANUARY 1, 1998                           $   208,694    $10,115,623   $51,348,102
 Comprehensive Income:
   Net income                                               -      3,852,588     3,852,588
   Other comprehensive loss, net of tax              (132,726)             -      (132,726)
                                                                               -----------
   Comprehensive income                                     -              -     3,719,862
 Common Stock issued under Employee Benefit
   Plans                                                    -              -       181,831
 Preferred dividends declared ($.375 per share)             -       (369,000)     (369,000)
 Common dividends declared ($.04 per share)                 -       (325,315)     (325,315)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 1998                              75,968     13,273,896    54,555,480
 Comprehensive Income:
   Net income                                               -      4,872,880     4,872,880
   Other comprehensive loss, net of tax            (1,488,361)             -    (1,488,361)
                                                                               -----------
   Comprehensive income                                     -              -     3,384,519
 Redemption of Preferred Stock                              -              -    (1,712,574)
 Common Stock issued under Employee Benefit
   Plans                                                    -              -       196,010
 Common Stock issued under Dividend
   Reinvestment Plan                                        -              -        31,577
 Preferred dividends declared ($.52 per share)              -       (515,579)     (515,579)
 Common dividends declared ($.16 per share)                 -     (1,329,060)   (1,329,060)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 1999                          (1,412,393)    16,302,137    54,610,373
 Comprehensive Income:
   Net income                                               -      3,827,609     3,827,609
   Other comprehensive gain, net of tax             1,248,593              -     1,248,593
                                                                               -----------
   Comprehensive Income                                     -              -     5,076,202
 Common Stock issued under Employee Benefit
   Plans                                                    -              -        26,777
 Common dividends declared ($.20 per share)                 -     (1,756,337)   (1,756,337)
                                                  -----------    -----------   -----------
BALANCE DECEMBER 31, 2000                         $  (163,800)   $18,373,409   $57,957,015
                                                  ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  2000            1999            1998
                                                              -------------   -------------   -------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:                             $   3,827,609   $   4,872,880   $   3,852,588
  Provision for loan losses                                       7,135,000       7,600,000       9,450,000
  Depreciation and amortization of premises and equipment         2,569,687       2,766,684       2,291,075
  Amortization of mortgage servicing rights                               -         534,128         910,207
  Additions of originated mortgage servicing rights                       -        (632,286)     (1,285,422)
  Securities gains, net                                                   -          (6,013)       (254,737)
  Gain on loan sales                                             (1,202,374)       (822,535)     (1,924,424)
  Proceeds from sales of other real estate                                -         372,632         496,730
  Net decrease (increase) in loans held-for-sale                 42,577,265     (25,511,945)    (35,294,494)
  Net increase in accrued interest receivable                    (1,563,620)     (1,265,227)        (68,195)
  Net increase (decrease) in accrued interest payable             2,002,898         805,986          (3,572)
  Net (decrease) increase in other liabilities                   (2,749,393)      2,962,249        (203,350)
  Net decrease (increase) in other assets                         1,322,474      (6,697,018)      1,850,691
  Other, net                                                       (741,680)        992,818        (372,677)
                                                              -------------   -------------   -------------
     Net cash flows provided by (used in) operating
      activities                                                 53,177,866     (14,027,647)    (20,555,580)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of investment securities held-to-maturity                (189,100)    (10,154,681)    (17,149,952)
Maturities of investment securities held-to-maturity              1,944,147       4,077,886      25,441,717
Sales of investment securities available-for-sale                         -       2,758,548       4,152,969
Purchases of investment securities available-for-sale           (10,782,966)    (39,155,387)    (31,922,142)
Maturities of investment securities available-for-sale            4,343,209      33,782,630      72,393,747
Net increase in loans                                          (335,976,383)   (351,018,405)   (232,894,418)
Purchases of premises and equipment                              (2,653,079)     (1,587,263)     (1,417,122)
Proceeds from sale of loans                                     221,766,533     183,010,309     160,310,320
                                                              -------------   -------------   -------------
     Net cash flows used in investing activities               (121,547,639)   (178,286,363)    (21,084,881)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Net increase in demand deposits, money market accounts, and
  savings accounts                                               31,887,875      24,908,299      59,786,522
Net increase (decrease) in time deposits                         50,220,824      72,260,030      (6,840,220)
Redemption of Preferred Stock                                             -      (1,712,574)              -
Proceeds from issuance of Common Stock                               26,777         227,587         181,831
Issuance (repayment) of long-term debt                           19,900,000      13,950,000        (150,000)
(Decrease) increase in short-term borrowings                    (39,075,563)     54,778,357         148,028
Dividends paid                                                   (1,779,924)     (1,821,060)       (817,315)
                                                              -------------   -------------   -------------
     Net cash flows provided by financing activities             61,179,989     162,590,639      52,308,846
                                                              -------------   -------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS             (7,189,784)    (29,723,371)     10,668,385
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     50,206,555      79,929,926      69,261,541
                                                              -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $  43,016,771   $  50,206,555   $  79,929,926
                                                              =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                    $  40,705,525   $  30,414,620   $  27,748,172
                                                              =============   =============   =============
  Income taxes                                                $   3,925,000   $   1,500,000   $   2,000,000
                                                              =============   =============   =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries (collectively "Fidelity"). Fidelity National Corporation owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity is a financial services company which offers traditional banking, mortgage, trust, and investment services to its customers, who are typically individuals or small to medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States followed within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation. Fidelity principally operates in one business segment, which is community banking.

     CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold within one-day periods.

     INVESTMENT SECURITIES In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Fidelity classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Fidelity does not engage in that activity. Held-to-maturity securities are those securities which Fidelity has the ability and positive intent to hold until maturity. All other securities, not included in trading or held-to-maturity, are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses, net of related income taxes, on available-for-sale securities are excluded from income and are reported as a separate component of shareholders' equity captioned other comprehensive income or loss, net of tax until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in income for transfers into trading securities. The unrealized gains or losses included in the separate component of shareholders' equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into income over the remaining life of the related security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the security.

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

     Current period accrued interest-related income charges on credit card loans charged off, are charged off to interest income. Annual fees collected for credit cards are recognized as income on a straight-line basis over the period the fee entitles the cardholder to use the card.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," does not apply to large groups of smaller balance, homogeneous loans, which are consumer installment and credit card loans, and which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of the statement. Interest on impaired loans is reported on the cash basis as received when the full recovery of principal and interest is anticipated, or after full principal and interest has been recovered when collection of interest is in question.

     CREDIT CARDS Costs related to the origination of credit cards are capitalized and amortized over one year using the straight-line method. The net amount of capitalized costs remaining as of December 31, 2000 and 1999, is $.3 million and $1.1 million, respectively.

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

     A formal review of the allowance for loan losses is prepared quarterly to assess the credit risk inherent in the loan portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly management review, the consumer loan portfolio is separated by loan type and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, the level of allowance required for each pool is determined based upon trends in charge-off rates for each pool, adjusted for changes in these pools, which includes current information on the payment performance of each pool of loans. Every commercial, commercial real estate and construction loan is assigned a risk rating using established credit policy guidelines. A projected loss allocation factor is determined for each commercial category based on historic charge-off experience, current trends, economic outlook and other factors. These risk factors are periodically reviewed by Credit Review, which is independent of the lending units. The risk factor, when multiplied times the dollar value of loans, results in the amount of the allowance for loan losses allocated to these loans. Every nonperforming loan is reviewed quarterly by Credit Review to determine the level of loan losses required to be specifically allocated to these impaired loans. The amount so determined is then added to the previously allocated allowance by category to determine the required allowance for commercial, commercial real estate and construction loans. The allowance allocated to standby letters of credit is determined by historical loss information associated with these off-balance sheet items. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance may be reflected in an unallocated portion of the allowance. Based on management's periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

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

     LOANS HELD-FOR-SALE Loans held-for-sale include mortgage loans and certain indirect automobile loans at December 31, 2000 and 1999. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 2000 or 1999, as fair values for such loans held-for-sale approximated or exceeded their carrying values.

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

     INCOME PER COMMON SHARE Earnings per share are presented in accordance with requirements of SFAS 128, "Earnings Per Share". Any difference between basic earnings per share and diluted earnings per share was a result of the dilutive effect of stock options.

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

     During 1999, Fidelity discontinued servicing mortgage loans for others and sold its existing portfolio of mortgage servicing rights. There was no servicing of mortgage loans for others during 2000. During 1999 and 1998, Fidelity capitalized approximately $632,000 and $1,285,000, respectively, of originated servicing rights, recorded amortization of approximately $534,000 and $910,000, respectively, and recorded a valuation allowance of approximately $29,000 in 1998 related to those rights. These amounts are included in other assets.

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

     RECENT ACCOUNTING PRONOUNCEMENTS In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," ("SFAS No. 137"). SFAS No. 137 delays the effective date of SFAS No. 133 for one year. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," ("SFAS No. 138") which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities and is effective simultaneously with SFAS No. 133. Fidelity adopted the new standards as of January 1, 2001. The adoption of the new standards by Fidelity as of January 1, 2001, had no material effect on earnings and financial position based on Fidelity's limited use of derivatives.

2. ORDER BY THE COMPTROLLER OF THE CURRENCY

     The Bank is a national banking association and is subject to Federal and State statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank's principal regulator is the Office of the Comptroller of the Currency (the "OCC"). At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities. On December 21, 2000, the Bank, through its Board of Directors, consented to the issuance of a Consent Order ("the Order") by the OCC relating to the Trust Department of the Bank.

     The Order provides, among other things, that the Bank (i) appoint a "Compliance Committee;" (ii) shall not solicit or accept any new trust accounts or new trust relationships for an indefinite period; (iii) engage a Certified Public Accounting firm to review and evaluate the Bank's Trust Department accounts and operations including its administration of self-directed individual retirement accounts ("SDIRAs"); (iv) engage the services of a law firm to review and evaluate the Bank's Trust Department accounts and operations including its administration of SDIRAs; (v) Board of Directors shall ensure that the Bank has an appropriate Trust Department manager; (vi) review and revise its written program and policies and procedures as they relate to the Bank Secrecy Act;
(vii) develop, implement and thereafter ensure adherence to written program for filing Suspicious Activity Reports; and (viii) take all necessary actions to ensure that the Trust Department's books, records and management information systems are maintained in a complete and accurate condition, among other things.

     The Compliance Committee is comprised of three members of the Board of Directors of the Bank, none of whom is an employee of the Bank. The Compliance Committee, which meets and reports monthly to the Board of Directors and the OCC, is responsible for monitoring and coordinating compliance by the Bank with the Order. The Bank sold its business of administrating SDIRAs in December 2000, and has taken steps to comply with the other provisions of the Order.

     The Bank periodically submits reports to the OCC evidencing compliance with the Order. Even though the Bank may meet the requirements of the Order, the Order continues to be in effect until such time as it is amended or terminated by the OCC.

3. INVESTMENT SECURITIES

     Investment securities at December 31, 2000 and 1999, are summarized as follows:

                                                                            GROSS         GROSS
                                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                               COST         GAINS        LOSSES         VALUE
                                                            -----------   ----------   -----------   -----------
Securities available-for-sale at December 31, 2000:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $16,127,511    $ 72,147    $   (66,075)  $16,133,583
Mortgage-backed securities                                   36,208,793     129,723       (399,990)   35,938,526
                                                            -----------    --------    -----------   -----------
  Total                                                     $52,336,304    $201,870    $  (466,065)  $52,072,109
                                                            ===========    ========    ===========   ===========

Securities available-for-sale at December 31, 1999:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $11,139,997    $      -    $  (719,651)  $10,420,346
Mortgage-backed securities                                   34,756,551      25,343     (1,583,748)   33,198,146
                                                            -----------    --------    -----------   -----------
  Total                                                     $45,896,548    $ 25,343    $(2,303,399)  $43,618,492
                                                            ===========    ========    ===========   ===========

Securities held-to-maturity at December 31, 2000:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $19,970,532    $      -    $  (207,132)  $19,763,400
Mortgage-backed securities                                   10,636,433       4,608       (140,103)   10,500,938
Other securities                                              3,367,450           -              -     3,367,450
                                                            -----------    --------    -----------   -----------
  Total                                                     $33,974,415    $  4,608    $  (347,235)  $33,631,788
                                                            ===========    ========    ===========   ===========

Securities held-to-maturity at December 31, 1999:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies                      $19,967,737    $      -    $(1,012,815)  $18,954,922
Mortgage-backed securities                                   12,583,375           -       (474,078)   12,109,297
Other securities                                              3,178,350           -              -     3,178,350
                                                            -----------    --------    -----------   -----------
  Total                                                     $35,729,462    $      -    $(1,486,893)  $34,242,569
                                                            ===========    ========    ===========   ===========

     During 2000, there were no sales of investment securities. Proceeds from sales of investment securities available-for-sale during 1999 and 1998 were $2,758,548 and $4,152,969, respectively. Gross gains of $6,013 and $254,737 for
1999 and 1998, respectively, were realized on those sales. Income tax expense related to the sale of securities was $2,285 and $96,801 in 1999 and 1998, respectively. There were no investments held in trading accounts during 2000, 1999 or 1998.

     The following table depicts the amortized cost and estimated fair value of investment securities at December 31, 2000 and 1999, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock totaling $3,367,450 and $3,178,350 at December 31, 2000 and 1999, respectively, are not included in the following table, as they have no stated maturity.

                                                             DECEMBER 31, 2000           DECEMBER 31, 1999
                                                         -------------------------   -------------------------
                                                          AMORTIZED       FAIR        AMORTIZED       FAIR
                                                            COST          VALUE         COST          VALUE
                                                         -----------   -----------   -----------   -----------
AVAILABLE-FOR-SALE:
U.S. Treasury Securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $ 5,976,736   $ 5,934,080   $ 4,970,109   $ 4,716,606
Due after five years through ten years                    10,150,775    10,199,503     6,169,888     5,703,740
                                                         -----------   -----------   -----------   -----------
                                                          16,127,511    16,133,583    11,139,997    10,420,346
Mortgage-backed securities                                36,208,793    35,938,526    34,756,551    33,198,146
                                                         -----------   -----------   -----------   -----------
     Total                                               $52,336,304   $52,072,109   $45,896,548   $43,618,492
                                                         ===========   ===========   ===========   ===========
HELD-TO-MATURITY:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $ 4,989,276   $ 4,967,500   $ 9,988,194   $ 9,429,922
Due after five years through ten years                    14,981,256    14,795,900     9,979,543     9,525,000
                                                         -----------   -----------   -----------   -----------
                                                          19,970,532    19,763,400    19,967,737    18,954,922
Mortgage-backed securities                                10,636,433    10,500,938    12,583,375    12,109,297
                                                         -----------   -----------   -----------   -----------
     Total                                               $30,606,965   $30,264,338   $32,551,112   $31,064,219
                                                         ===========   ===========   ===========   ===========

     Investment securities with a carrying value of approximately $70,967,000 and $77,645,000 at December 31, 2000 and 1999, respectively, were pledged as collateral for public deposits, securities sold under overnight and term agreements to repurchase, and for other purposes required by law.

4. LOANS

     Loans outstanding, by classification, are summarized as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
Credit cards                                                  $ 92,323,004   $ 99,111,854
Real estate - mortgage                                         190,864,447    160,258,555
Real estate - construction                                      98,520,092     69,253,905
Commercial, financial and agricultural                          92,673,050     83,099,519
Consumer installment                                           288,626,382    243,890,287
                                                              ------------   ------------
  Total loans                                                  763,006,975    655,614,120
Less: Allowance for loan losses                                 10,503,527     10,253,541
                                                              ------------   ------------
  Loans, net                                                  $752,503,448   $645,360,579
                                                              ============   ============

     Loans held-for-sale at December 31, 2000 and 1999, totaled $22,589,939 and $65,167,204, respectively, of which $3,089,939 and $4,167,204, respectively, were mortgage loans and $19,500,000 and $61,000,000, respectively, were indirect automobile loans. Fidelity had loan participations sold without recourse in the amount of $3.3 million and $2.6 million at December 31, 2000 and 1999, respectively. Fidelity was servicing no mortgage loans for others at December 31, 2000 and 1999. Fidelity was servicing indirect automobile loans for others of approximately $346 million and $285 million at December 31, 2000 and 1999, respectively.

     Approximately $15,368,000 and $10,972,000 in commercial loans and $57,011,000 and $51,668,000 in residential real estate mortgage loans were pledged to the Federal Home Loan Bank of Atlanta ("FHLB") at December 31, 2000 and 1999, respectively, as collateral for both short-term and long-term borrowings.

     Loans in nonaccrual status amounted to approximately $6,991,000 and $3,331,000 at December 31, 2000 and 1999, respectively. The allowance for loan losses related to these impaired loans was $1,260,000 and $400,000, at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans during 2000, 1999 and 1998 was $3,160,662, $2,447,653 and $1,869,952,
respectively. If such impaired loans had been on a full accrual basis, interest income on these loans would have been approximately $170,000, $136,000 and $110,000 in 2000, 1999 and 1998, respectively.

     Loans totaling approximately $1,199,000 and $185,000 were transferred to other real estate in 2000 and 1999, respectively. There were no loans transferred to other real estate in 1998. In 2000 and 1999, there was no impairment in other real estate assets. In 1998, Fidelity recorded a write-down of $671,000 on a commercial real estate owned property as a result of an impairment to its value. There were no sales from other real estate financed by Fidelity in 2000. There were sales of $378,000 from other real estate financed by Fidelity in 1999. Loans are reported net of deferred loan fees of $702,994 and $1,367,942 at December 31, 2000 and 1999, respectively.

     Fidelity has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk. The following is a summary of activity during 2000 for such loans:

Loan balances at December 31, 1999                            $3,311,563
  New loans                                                    2,075,248
  Less:
     Loan repayments                                           1,325,935
     No longer related                                            69,032
                                                              ----------
Loan balances at December 31, 2000                            $3,991,844
                                                              ==========

     The following is a summary of activity in the allowance for loan losses:

                                                                            DECEMBER 31,
                                                              ----------------------------------------
                                                                 2000          1999           1998
                                                              -----------   -----------   ------------
Balance at beginning of year                                  $10,253,541   $11,910,601   $ 14,319,591
  Provision for loan losses                                     7,135,000     7,600,000      9,450,000
  Loans charged off:
     Credit cards                                              (5,979,325)   (7,977,239)   (12,091,609)
     Other loans                                               (2,894,059)   (3,036,822)    (2,472,604)
  Recoveries on loans charged off                               1,988,370     1,757,001      2,705,223
                                                              -----------   -----------   ------------
Balance at end of year                                        $10,503,527   $10,253,541   $ 11,910,601
                                                              ===========   ===========   ============

5. PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Land                                                          $ 3,993,667   $ 3,993,667
Buildings and improvements                                      9,768,067     9,742,578
Furniture and equipment                                        21,743,142    19,215,905
                                                              -----------   -----------
                                                               35,504,876    32,952,150
Less accumulated depreciation and amortization                 16,957,208    14,487,874
                                                              -----------   -----------
Premises and equipment, net                                   $18,547,668   $18,464,276
                                                              ===========   ===========

     As of December 31, 2000, Fidelity was lessee in a lease at market terms with a corporation which is controlled by a director of Fidelity. The lease is for a 2,200 square foot bank branch at an approximate annual rate of $12 per square foot, subject to pro rata increases for any increases in taxes and insurance. Payments under this lease totaled $24,780, $24,000 and $24,000 in 2000, 1999 and 1998, respectively.

6. DEPOSITS

     Time deposits over $100,000 as of December 31, 2000 and 1999 were $153,464,274 and $155,656,275, respectively. Maturities for time deposits over $100,000 as of December 31, 2000, in excess of one year are as follows:
$30,164,294 in one to two years, $1,682,261 in two to three years, $1,337,355 in three to five years, and $323,973 after five years. Related interest expense was $9,583,505, $6,935,251 and $5,655,764 for the years ended December 2000, 1999 and 1998, respectively. Included in demand and money market deposits were NOW accounts totaling $46,665,157 and $46,596,485 at December 31, 2000 and 1999,
respectively.

     Nationally sourced deposits, all of which were obtained through investment banking firms during the second quarter of 2000 with original maturities of one to two years, totaled $50,000,000 as of December 31, 2000, and are included in other time deposits. Of the $50,000,000 total outstanding at December 31, 2000, all mature within one year except for $20,000,000 maturing in one to two years. The weighted average cost of nationally sourced deposits at December 31, 2000, was 7.35% and related interest expense totaled $2,277,939 during 2000.

7. SHORT-TERM BORROWINGS

     Short-term debt is summarized as follows:

                                                                                DECEMBER 31,
                                                                          -------------------------
                                                                             2000          1999
                                                                          -----------   -----------
Overnight reverse repurchase agreements at a rate of 2.96%                $12,218,661   $20,771,224
Term reverse repurchase agreement with a fixed rate of 5.89%
  and a maturity date of January 13, 2000                                           -     9,523,000
Borrowing under a secured line of credit with a fixed rate
  of 7.97% and a maturity date of February 14, 2000                                 -    15,000,000
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 5.63% and a maturity date of June 15, 2000                                -    20,000,000
Federal Home Loan Bank collateralized borrowing with a daily variable rate which was 4.55% at December 31, 1999 and a
  maturity date of October 20, 2000; prepayable without
  penalty at any time                                                               -     6,000,000
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 7.04% and a maturity date of March 15, 2001                      10,000,000             -
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 7.11% and a maturity date of June 15, 2001                       10,000,000             -
                                                                          -----------   -----------
  Total                                                                   $32,218,661   $71,294,224
                                                                          ===========   ===========

     Short-term borrowings mature either overnight or on a fixed maturity not to exceed one year. At December 31, 2000, Fidelity had a collateralized line of credit with the Federal Home Loan Bank, which requires loans secured by real estate, investment securities or other acceptable collateral, to borrow up to a maximum of approximately $142 million. At December 31, 2000, it had a contingent line of credit collateralized with consumer loans with the Federal Reserve Bank of Atlanta Discount Window. It also had a $15 million collateralized line of credit and a total of $35 million in unsecured short-term lines of credit available with various financial institutions. The weighted average rate on short-term borrowings outstanding at December 31, 2000, 1999 and 1998, was 5.13%, 5.28%, and 3.16%, respectively.

8. TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT

     Trust preferred securities and other long-term debt is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
TRUST PREFERRED SECURITIES
Fixed rate capital pass-through securities ("TruPS") with
  interest at 10 7/8%, payable semi-annually, redeemable in
  whole or part on or after March 8, 2010, at a declining
  redemption price ranging from 105.438% to 100%              $10,500,000   $         -
Fixed rate trust preferred securities ("Preferred
  Securities") with interest at 11.045%, payable
  semi-annually, redeemable in whole or part on or after
  July 19, 2010, at a declining redemption price ranging
  from 105.523% to 100%                                        10,000,000             -
                                                              -----------   -----------
  Trust preferred securities                                   20,500,000             -
                                                              -----------   -----------
OTHER LONG-TERM DEBT
Subordinated capital notes with interest at 11% through
  March 27, 2000, and at prime plus 2% thereafter, due March
  27, 2002, interest payable quarterly                                  -       600,000
8.5% subordinated notes due January 31, 2006, interest
  payable quarterly                                            15,000,000    15,000,000
Federal Home Loan Bank five year European Convertible
  Advance with interest at 5.26% maturing April 12, 2004,
  with a one-time conversion option at the end of three
  years, interest payable quarterly                            14,000,000    14,000,000
                                                              -----------   -----------
  Other long-term debt                                         29,000,000    29,600,000
                                                              -----------   -----------
  Total trust preferred securities and other long-term debt   $49,500,000   $29,600,000
                                                              ===========   ===========

     Note maturities as of December 31, 2000, are summarized as follows:

                                         AMOUNT
                                       -----------
2001                                   $         -
2002                                             -
2003                                             -
2004                                    14,000,000
Thereafter                              35,500,000
                                       -----------
  Total                                $49,500,000
                                       ===========

     On December 12, 1995, Fidelity issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, Fidelity has the right to redeem them in whole or in part on or after January 31, 2001, at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, Fidelity may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of Fidelity for the three-year period ending on the applicable declaration date. The cumulative consolidated net income of Fidelity for the three-year period ended December 31, 2000, was $12,553,000 and the dividends paid during such period were $4.3 million. No dividend can be declared on the capital stock of Fidelity if an event of default has occurred and is continuing under the Notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million. At December 31, 2000, Fidelity was not in violation of this provision.

     The subordinated capital notes totaling $600,000 due March 27, 2002, could be redeemed in whole or in part at the option of Fidelity at any time after March 27, 2000, without penalty. On March 27, 2000, Fidelity elected to prepay these notes in full.

     On April 12, 1999, Fidelity National Bank entered into a $14 million five year European convertible advance maturing April 12, 2004, with interest at 5.26%, with a one-time conversion option at the end of the third year with the FHLB. Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     In March 2000, Fidelity issued $10.5 million of fixed rate capital pass-through securities ("TruPS") through FNC Capital Trust I ("FNC Trust"), a statutory business trust created for the exclusive purpose of issuing and selling these securities and investing the gross proceeds from such sale in subordinated debentures. Distributions on the TruPS are paid semi-annually at an annual rate equal to 10 7/8% of the stated liquidation amount of $1,000 per security. Gross proceeds from the sale of the securities were combined with the entire proceeds from the sale by the FNC Trust to Fidelity of its common securities to purchase $10,825,000 in principal amount of Fidelity's 10 7/8% Junior Subordinated Deferrable Interest Debentures. Cash distributions on the TruPS and FNC Trust's common securities are made to the extent interest on the debentures is received by FNC Trust. The securities are redeemable in whole or part on or after March 8, 2010, at a declining redemption price ranging from 105.438% to 100%. The securities may be redeemed at 100% of the liquidation price on or after March 8, 2020. The proceeds of the TruPS are included in Tier I capital by Fidelity and the payments by Fidelity to the TruPS are fully tax deductible. In the event of certain changes or amendments to regulatory requirements or federal tax laws, the TruPS are redeemable in whole.

     In July 2000, Fidelity issued $10.0 million of fixed rate trust preferred securities ("Preferred Securities") through Fidelity National Capital Trust I ("Trust I"), a statutory business trust created for the exclusive purpose of issuing and selling these securities and investing the gross proceeds from such sale in subordinated debentures. Distributions on the Preferred Securities are paid semi-annually at an annual rate equal to 11.045% of the stated liquidation amount of $1,000 per security. Gross proceeds from the sale of the securities were combined with the entire proceeds from the sale by Trust I to Fidelity of its common securities to purchase $10,309,000 in principal amount of Fidelity's 11.045% Junior Subordinated Notes. Cash distributions on the Preferred Securities and Trust I's common securities are made to the extent interest on the debentures is received by Trust I. The securities are redeemable in whole or part on or after July 19, 2010, at a declining redemption price ranging from 105.523% to 100%. The securities may be redeemed at 100% of the liquidation price on or after July 19, 2020. The proceeds of the Preferred Securities are, to the extent allowable, included in Tier I capital by Fidelity and the payments by Fidelity to the Preferred Securities are fully tax deductible. In the event of certain changes or amendments to regulatory requirements or federal tax laws, the Preferred Securities are redeemable in whole.

     There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 2000.

9. INCOME TAX

     Income tax expense (benefit) attributable to income from continuing operations consists of:

                                CURRENT      DEFERRED       TOTAL
                               ----------    ---------    ----------
Year ended December 31, 2000:
Federal                        $1,853,057    $(196,135)   $1,656,922
State                             236,876       (6,066)      230,810
                               ----------    ---------    ----------
                               $2,089,933    $(202,201)   $1,887,732
                               ==========    =========    ==========
Year ended December 31, 1999:
Federal                        $2,617,512    $ (10,870)   $2,606,642
State                              92,733      (79,961)       12,772
                               ----------    ---------    ----------
                               $2,710,245    $ (90,831)   $2,619,414
                               ==========    =========    ==========
Year ended December 31, 1998:
Federal                        $1,615,737    $ 796,556    $2,412,293
State                                   -     (195,663)     (195,663)
                               ----------    ---------    ----------
                               $1,615,737    $ 600,893    $2,216,630
                               ==========    =========    ==========

     Income tax expense (benefit) differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                 2000          1999          1998
                                                              ----------    ----------    ----------
Taxes at statutory rate                                       $1,943,217    $2,547,380    $2,063,534
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of Federal income tax
     benefit                                                     152,335         8,430      (129,138)
  Tax exempt income                                             (170,602)     (110,878)      (22,982)
  Other, net                                                     (37,218)      174,482       305,216
                                                              ----------    ----------    ----------
     Income tax expense (benefit)                             $1,887,732    $2,619,414    $2,216,630
                                                              ==========    ==========    ==========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are presented below:

                                                                                 DECEMBER 31,
                                                              ---------------------------------------------------
                                                                        2000                       1999
                                                              ------------------------   ------------------------
                                                                ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                              ----------   -----------   ----------   -----------
State tax credit carry forwards                               $  617,132    $      -     $  458,354   $        -
Allowance for loan losses                                      3,886,305           -      3,793,810            -
Accelerated depreciation                                               -     858,513              -      800,767
Securitization                                                         -           -         37,183            -
Deferred loan fees, net                                                -      44,053              -      836,505
Other real estate                                                328,691           -        286,154            -
Unrealized holding gains on securities available-for-sale        100,394           -        865,662            -
Other                                                            114,154      17,508        149,370       17,508
                                                              ----------    --------     ----------   ----------
                                                              $5,046,676    $920,074     $5,590,533   $1,654,780
                                                              ==========    ========     ==========   ==========

     There is no valuation allowance provided for any of the deferred tax assets based on management's belief that all deferred tax asset benefits will be realized.

     At December 31, 2000, Fidelity had approximately $935,000 in state tax carry forward credits that have not been utilized. These credits expire in one to five years.

10. EMPLOYEE BENEFITS

     Fidelity maintains a 401(k) defined contribution retirement savings plan for employees age 21 or older who have completed one year of service with at least 1,000 hours of service. Employee contributions to the plan are voluntary. Fidelity as of July 1, 1999, matches 50% of the first 2% and 25% of the next 4% of participants' contributions. Prior to July 1, 1999, Fidelity matched 15% of the participants' first 6% of contributions. For the years ended December 31, 2000, 1999 and 1998, Fidelity contributed $229,845, $161,214 and $95,495, respectively, to the plan.

     Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Fidelity's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Fidelity's 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 500,000 shares of Fidelity's Common Stock. All options granted have 5 to 8 year terms and vest and become fully exercisable at the end of 4 to 5 years of continued employment.

     The following schedule summarizes the detail of the incentive stock options granted under the plan:

                                                                     WEIGHTED AVERAGE
                                                    NUMBER GRANTED    EXERCISE PRICE
                                                    --------------   ----------------
January 1, 1998                                        250,000            $9.15
Granted during 1998                                          -                -
                                                       -------            -----
December 31, 1998                                      250,000             9.15
Granted during 1999                                    180,000             7.06
                                                       -------            -----
December 31, 1999                                      430,000             8.27
Granted during 2000                                          -                -
Terminated during 2000                                  10,000             7.06
                                                       -------            -----
December 31, 2000                                      420,000            $8.30
                                                       =======            =====

     Options totaling 10,000 were terminated as of December 31, 2000. No options were exercised and none expired during the three year period ended December 31, 2000. Options totaling 198,060, 114,040 and 52,020 had vested and were exercisable as of December 31, 2000, 1999 and 1998, respectively, at a weighted average exercise price of $8.73, $8.99 and $9.18, respectively.

     At December 31, 2000 and 1999, there were 420,000 and 430,000 options outstanding respectively, at prices ranging from $7.06 to $9.90, with a weighted average price of $8.30 and $8.27, respectively. At December 31, 1998 and 1997, there were 250,000 options outstanding at a price ranging from $9.00 to $9.90, with a weighted average price of $9.15. The weighted average remaining contractual term of the options at December 31, 2000, is 4.87 years.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Fidelity had accounted for its employee stock options under the fair value method of that Statement. The effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                                                           NET INCOME   NET INCOME
                                                                 NET       PER SHARE    PER SHARE
                                                                INCOME       BASIC       DILUTED
                                                              ----------   ----------   ----------
December 31, 2000
As reported                                                   $3,827,609     $ .44        $ .44
Stock based compensation, net of related tax effect             (319,049)     (.04)        (.04)
                                                              ----------     -----        -----
Pro forma                                                     $3,508,560     $ .40        $ .40
                                                              ==========     =====        =====
December 31, 1999
As reported                                                   $4,872,880     $ .53        $ .53
Stock based compensation, net of related tax effect             (184,073)     (.02)        (.02)
                                                              ----------     -----        -----
Pro forma                                                     $4,688,807     $ .51        $ .51
                                                              ==========     =====        =====
December 31, 1998
As reported                                                   $3,852,588     $ .43        $ .42
Stock based compensation, net of related tax effect             (102,366)     (.01)        (.01)
                                                              ----------     -----        -----
Pro forma                                                     $3,750,222     $ .42        $ .41
                                                              ==========     =====        =====

     No options were granted in 2000. The per share weighted fair value of stock options granted during 1999 and 1997 was $2.65 and $2.77, respectively, using the Black-Scholes option pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of options using the following assumptions:

                                                                    2000         1999         1998
                                                                    -----        -----        -----
Risk-free rate                                                       6.24%        6.55%        4.76%
Expected life of the options (in years)                               5-7          5-7          5-7
Expected dividends (as a percent of the fair value of the
  stock)                                                             3.00%        2.26%        1.50%
Volatility                                                          40.40        41.00        57.90

11. COMMITMENTS AND CONTINGENCIES

     The approximate future minimum rental commitments as of December 31, 2000, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:

                                                           AMOUNT
                                                         -----------
2001                                                     $ 2,436,000
2002                                                       2,331,000
2003                                                       2,316,000
2004                                                       1,604,000
Thereafter                                                 2,661,000
                                                         -----------
  Total                                                  $11,348,000
                                                         ===========

     Rental expense for all leases amounted to approximately $2,843,000, $2,810,000, and $2,408,000 in 2000, 1999, and 1998, respectively.

     Due to the nature of their activities, Fidelity and its subsidiaries are at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 2000. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect Fidelity's financial position or results of operations.

     The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the banks' average deposits. The Bank's reserve requirements at December 31, 2000 and 1999, were $139,000 and $62,000, respectively.

12. SHAREHOLDERS' EQUITY

     The table below sets forth the capital requirements for the Bank under OCC regulations and the Bank's capital ratios at December 31, 2000 and 1999:

                                               OCC REGULATIONS
                                         ----------------------------        DECEMBER 31,
                                         ADEQUATELY          WELL          ----------------
  CAPITAL RATIOS                         CAPITALIZED      CAPITALIZED      2000       1999
  --------------                         -----------      -----------      -----      -----
  Leverage                                  4.00%             5.00%         7.87%      6.80%
  Risk-Based Capital:
    Tier 1                                  4.00              6.00          9.21       7.78
    Total                                   8.00             10.00         11.69      10.36

     The Board of Governors of the Federal Reserve System ("FRB") is the principal regulator of Fidelity National Corporation, a bank holding company. The FRB has established capital requirements as a function of its oversight of bank holding companies. Each bank holding company must maintain the minimum capital ratios set forth in the following table. At December 31, 2000 and 1999, Fidelity National Corporation exceeded the minimum capital requirements.

     Fidelity's Board of Directors on February 13, 1997, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("FRB Agreement"). The FRB Agreement, among other things, prohibited Fidelity from redeeming its capital stocks, paying dividends on its common stock or incurring debt without prior approval of the FRB. The FRB terminated this agreement January 19, 2000.

     The following table depicts Fidelity's capital ratios at December 31, 2000 and 1999, in relation to the minimum capital ratios established by the regulations of the FRB (dollars in thousands):

                                            DECEMBER 31, 2000         DECEMBER 31, 1999
                                          ---------------------      --------------------
                                           AMOUNT       PERCENT      AMOUNT       PERCENT
                                          --------      -------      -------      -------
      Tier 1 Capital:
      Actual                              $ 77,408        9.50%      $55,862        7.42%
      Minimum                               32,598        4.00        30,134        4.00
                                          --------       -----       -------       -----
      Excess                              $ 44,810        5.50%      $25,728        3.42%
                                          ========       =====       =======       =====
      Total risk-based capital:
      Actual                              $103,747       12.73%      $80,529       10.69%
      Minimum                               65,195        8.00        60,267        8.00
                                          --------       -----       -------       -----
      Excess                              $ 38,552        4.73%      $20,262        2.69%
                                          ========       =====       =======       =====
      Tier 1 Capital Leverage Ratio:
      Actual                                              6.09%                     6.49%
      Minimum                                             3.00                      3.00
                                                         -----                     -----
      Excess                                              3.09%                     3.49%
                                                         =====                     =====

     Set forth below are Fidelity's pertinent capital ratios under FRB regulations as of December 31, 2000 and 1999:

                                               FRB REGULATIONS
                                         ----------------------------        DECEMBER 31,
                                         ADEQUATELY          WELL          ----------------
      CAPITAL RATIOS                     CAPITALIZED      CAPITALIZED      2000       1999
      --------------                     -----------      -----------      -----      -----
      Leverage                              3.00%             5.00%         6.09%      6.49%
      Risk-Based Capital:
        Tier 1                              4.00              6.00          9.50       7.42
        Total                               8.00             10.00         12.73      10.69

     Generally, dividends that may be paid by the Bank to Fidelity are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. Based on this rule, at December 31, 2000, the Bank could pay $8.8 million without OCC regulatory approval. At December 31, 2000, the Bank's total shareholders' equity was $75 million. In March, 2000 and July, 2000, Fidelity invested $7 million and $5 million, respectively, in the Bank in the form of common stock and capital surplus. In March, 2000 and November, 1999, Fidelity invested $2.5 million and $4 million, respectively, in the Bank in the form of 400,000 shares and 640,000 shares, respectively, of the Bank's Non-cumulative 8% Convertible Preferred Stock, Series A, with a stated value of $6.25 per share.

     For additional dividend restrictions, see Note 8. Also, under current Federal Reserve System regulations, the Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 2000, there were no loans outstanding from the Bank to Fidelity.

     During mid-1997, Fidelity sold, in a private placement, $6.15 million Non-Cumulative 8% Convertible Preferred Stock, Series A ("Preferred Stock"). In September 1999, Fidelity exercised its rights to redeem the outstanding shares of its Non-Cumulative 8% Convertible Preferred Stock-Series A by paying in cash the sum of $6.25 per share plus any declared but unpaid dividends. The redemption occurred on October 19, 1999. Shareholders owning 710,000 shares of the Preferred Stock of the 984,000 shares outstanding elected to convert to Common Stock, resulting in the issuance of 617,165 shares of Common Stock. Shareholders' equity was reduced by $1.7 million as a result of the redemption in cash of 274,000 preferred shares and the payment of fractional interests. As of December 31, 2000 and 1999 there were no shares of Preferred Stock issued or outstanding.

     In December 1997, Fidelity sold 3,450,000 shares of Common Stock at a price of $7.50 per share in a public offering. In connection with the public offering, Fidelity agreed to issue to the underwriter warrants to purchase 150,000 shares of

Common Stock at a purchase price of $8.25 per share. The warrants are exercisable during the four-year period commencing December 12, 1998.

13. COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, "Reporting Comprehensive Income", ("SFAS No. 130") establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income, which is defined as non-owner related transactions in equity. Prior periods have been reclassified to reflect the application of the provisions of SFAS No. 130. The only other comprehensive income item for Fidelity is the unrealized gains or losses, net of tax, on securities available-for-sale.

     The amounts of other comprehensive income included in equity with the related tax effect and the accumulated other comprehensive income (loss) are reflected in the following schedule:

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                                                COMPREHENSIVE
                                                              GAIN/(LOSS)          TAX             INCOME
                                                              BEFORE TAX    (EXPENSE)/BENEFIT      (LOSS)
                                                              -----------   -----------------   -------------
December 31, 1997                                                                                $   208,694
  Other comprehensive income:
     Unrealized market adjustments for the period             $  (468,810)      $ 178,148           (290,662)
     Less adjustment for net losses included in income            254,737         (96,801)           157,936
                                                              -----------       ---------        -----------
December 31, 1998                                             $  (214,073)      $  81,347             75,968
                                                              ===========       =========
     Unrealized market adjustment for the period              $(2,406,595)      $ 914,506         (1,492,089)
     Less adjustments for net gains included in income              6,013          (2,285)             3,728
                                                              -----------       ---------        -----------
December 31, 1999                                             $(2,400,582)      $ 912,221         (1,412,393)
                                                              ===========       =========
     Unrealized market adjustments for the period             $ 2,013,858       $(765,265)         1,248,593
     Less adjustment for net gains included in income                   -               -                  -
                                                              -----------       ---------        -----------
December 31, 2000                                             $ 2,013,858       $(765,265)       $  (163,800)
                                                              ===========       =========        ===========

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," ("SFAS No. 107") requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.

     The carrying amounts reported in the Consolidated Balance Sheets for cash, due from banks, and Federal funds sold, approximate the fair values of those assets. For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

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

     The carrying amounts reported in the Consolidated Balance Sheets for short-term debt approximate those liabilities' fair values.

     The fair value of Fidelity's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Fidelity for debt of the same remaining maturities.

                                                                           DECEMBER 31,
                                                     ---------------------------------------------------------
                                                                2000                          1999
                                                     ---------------------------   ---------------------------
                                                       CARRYING         FAIR         CARRYING         FAIR
                                                        AMOUNT         VALUE          AMOUNT         VALUE
                                                     ------------   ------------   ------------   ------------
FINANCIAL INSTRUMENTS (ASSETS):
Cash and due from banks                              $ 29,891,575   $ 29,891,575   $ 34,544,203   $ 34,544,203
Federal funds sold                                     13,125,196     13,125,196     15,662,352     15,662,352
Investment securities available-for-sale               52,072,109     52,072,109     43,618,492     43,618,492
Investment securities held-to-maturity                 33,974,415     33,631,788     35,729,462     34,242,569
Loans, net of unearned income                         785,596,914    781,651,270    720,781,324    720,192,862
                                                     ------------   ------------   ------------   ------------
Total financial instruments (assets)                  914,660,209   $910,371,938    850,335,833   $848,260,478
                                                                    ============                  ============
Non-financial instruments (assets)                     33,470,441                    32,261,534
                                                     ------------                  ------------
  Total assets                                       $948,130,650                  $882,597,367
                                                     ============                  ============
FINANCIAL INSTRUMENTS (LIABILITIES):
Noninterest-bearing demand deposits                  $116,727,168   $116,727,168   $105,518,934   $105,518,934
Interest-bearing deposits                             683,813,487    684,735,105    612,913,022    613,535,992
                                                     ------------   ------------   ------------   ------------
  Total deposits                                      800,540,655    801,462,273    718,431,956    719,054,926
Short-term borrowings                                  32,218,661     32,218,661     71,294,224     71,294,224
Trust preferred securities                             20,500,000     20,500,000              -              -
Other long-term debt                                   29,000,000     28,957,294     29,600,000     29,600,000
                                                     ------------   ------------   ------------   ------------
Total financial instruments (liabilities)             882,259,316   $883,138,228    819,326,180   $819,949,150
                                                                    ============                  ============
Non-financial instruments (liabilities and
  shareholders' equity)                                65,871,334                    63,271,187
                                                     ------------                  ------------
  Total liabilities and shareholders' equity         $948,130,650                  $882,597,367
                                                     ============                  ============

     For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of Fidelity's off-balance sheet financial instruments as of December 31, 2000 and 1999, are summarized below (dollars in thousands):

                                                                 2000         1999
                                                              ESTIMATED    ESTIMATED
                                                              FAIR VALUE   FAIR VALUE
                                                              ----------   ----------
Unfunded commitments to extend credit                          $410,160     $374,787
Standby and import letters of credit                              4,367        3,867

     This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     Financial instruments with off-balance sheet risk at December 31, 2000, are summarized as follows (dollars in thousands):

FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT
  CREDIT RISK:
Loan commitments:
  Credit card lines                                           $249,587
  Home equity                                                   28,881
  Commercial real estate, construction and land development     94,977
  Commercial                                                    28,836
  Mortgage loans                                                 7,379
  Lines of credit                                                  500
  Standby letters of credit                                      4,289
  Import letters of credit                                          78
                                                              --------
     Total loan commitments                                   $414,527
                                                              ========

     Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Fidelity evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Fidelity upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby and import letters of credit are commitments issued by Fidelity to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Fidelity holds collateral supporting those commitments as deemed necessary.

     Forward sales contracts are contracts for delayed delivery of mortgage loans in which Fidelity agrees to make delivery at a specified future date at a specified price. Risks arise from the inability of counterparties to meet the terms of their contracts and from movements in interest rates. Fidelity had no forward sales contracts at December 31, 2000 or 1999.

16. CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
ASSETS:
Cash                                                          $ 7,717,466   $ 1,794,071
Land                                                              419,418       419,418
Investment in bank subsidiary                                  74,809,151    57,297,229
Investments in and amounts due from nonbank subsidiaries          360,712       529,459
Subordinated loan to bank subsidiary                           10,000,000    10,000,000
Other assets                                                      861,974       216,804
                                                              -----------   -----------
     Total assets                                             $94,168,721   $70,256,981
                                                              ===========   ===========
LIABILITIES:
Long-term debt                                                $35,500,000   $15,600,000
Other liabilities                                                 711,706        46,608
                                                              -----------   -----------
     Total liabilities                                         36,211,706    15,646,608
SHAREHOLDERS' EQUITY:
Common stock                                                   39,816,731    39,789,954
Treasury stock                                                    (69,325)      (69,325)
  Accumulated other comprehensive loss, net of tax               (163,800)   (1,412,393)
Retained earnings                                              18,373,409    16,302,137
                                                              -----------   -----------
     Total shareholders' equity                                57,957,015    54,610,373
                                                              -----------   -----------
     Total liabilities and shareholders' equity               $94,168,721   $70,256,981
                                                              ===========   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 2000          1999         1998
                                                              -----------   ----------   ----------
INTEREST INCOME:
Deposits in bank                                              $   255,301   $  321,987   $  410,467
Subordinated loan to bank                                         850,000      850,000      850,000
                                                              -----------   ----------   ----------
  Total interest income                                         1,105,301    1,171,987    1,260,467
INTEREST EXPENSE - LONG-TERM DEBT                               2,692,953    1,372,987    1,378,688
                                                              -----------   ----------   ----------
NET INTEREST EXPENSE                                           (1,587,652)    (201,000)    (118,221)
NONINTEREST INCOME:
Lease income                                                      120,000      120,000      120,000
Dividends from subsidiaries                                     3,175,555    1,400,000      450,000
Management fees                                                   270,000      107,988      138,156
Other                                                                   -          575            -
                                                              -----------   ----------   ----------
  Total noninterest income                                      3,565,555    1,628,563      708,156
NONINTEREST EXPENSE:                                              326,018      214,620      208,932
                                                              -----------   ----------   ----------
Income before income taxes and undistributed income of
  subsidiaries                                                  1,651,885    1,212,943      381,003
Income tax benefit                                                581,143       71,082       26,218
                                                              -----------   ----------   ----------
Income before equity in undistributed income of subsidiaries    2,233,028    1,284,025      407,221
Equity in undistributed income of subsidiaries                  1,594,581    3,588,855    3,445,367
                                                              -----------   ----------   ----------
NET INCOME                                                    $ 3,827,609   $4,872,880   $3,852,588
                                                              ===========   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  2000          1999          1998
                                                              ------------   -----------   -----------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income                                                    $  3,827,609   $ 4,872,880   $ 3,852,588
Equity in undistributed income of subsidiaries                  (1,594,581)   (3,588,855)   (3,445,367)
(Increase) decrease in other assets                               (645,170)      (13,448)      279,431
Increase (decrease) in other liabilities                           688,684        34,133      (401,569)
                                                              ------------   -----------   -----------
  Net cash flows provided by operating activities                2,276,542     1,304,710       285,083
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net increase in loans to and investment in subsidiaries        (14,500,000)   (4,000,000)            -
                                                              ------------   -----------   -----------
  Net cash flows used in investing activities                  (14,500,000)   (4,000,000)            -
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Repayment of long-term-debt                                       (600,000)      (50,000)     (150,000)
Issuance of Trust Preferred Securities                          20,500,000
Issuance of Common Stock                                            26,777       227,587       181,831
Redemption of Preferred stock                                            -    (1,712,574)            -
Dividends paid                                                  (1,779,924)   (1,821,060)     (817,315)
                                                              ------------   -----------   -----------
  Net cash flows provided by (used in) financing activities     18,146,853    (3,356,047)     (785,484)
                                                              ------------   -----------   -----------
  Net increase (decrease) in cash                                5,923,395    (6,051,337)     (500,401)
Cash, beginning of year                                          1,794,071     7,845,408     8,345,809
                                                              ------------   -----------   -----------
Cash, end of year                                             $  7,717,466   $ 1,794,071   $ 7,845,408
                                                              ============   ===========   ===========

FIDELITY NATIONAL CORPORATION

BOARDS OF DIRECTORS


FIDELITY NATIONAL CORPORATION

JAMES B. MILLER, JR.
Chairman, President and CEO, Fidelity National Corporation;
Chairman, Fidelity National Bank and Fidelity National Capital Investors, Inc.

DAVID R. BOCKEL
President, Bockel & Company
Commanding General, 90th Regional Support Command, U.S. Army Reserve

EDWARD G. BOWEN M.D.
Gynecology and Obstetrics

CARL I. GABLE
Private Investor

KEVIN S. KING
Attorney, Dietrick, Evans, Scholz & Williams LLC

LARRY D. PETERSON
President and CEO, Fidelity National Bank

ROBERT J. RUTLAND Founder
Chairman, Allied Holdings, Inc.

W. CLYDE SHEPHERD, JR. Founder
Secretary/Treasurer, Shepherd Construction Company

GORDON M. SHERMAN
Retired January 1999 as Regional Commissioner, Social Security Administration

RANKIN M. SMITH, JR.
Director, Atlanta Falcons
Manager, Seminole Plantation

FELKER W. WARD, JR.
Chairman and CEO, Pinnacle Investment Advisors, Inc.

[PHOTO]

STANDING: Gordon M. Sherman, Felker W. Ward, Jr., James B. Miller, Jr., W. Clyde Shepherd, III, Edward G. Bowen M.D., Kevin S. King, Larry D. Peterson, David
R. Bockel.

SEATED: Alice Shinall, Carl Gable, James W. Anderson, Jr., W. Clyde Shepherd, Jr., Robert J. Rutland.

FIDELITY NATIONAL CORPORATION
DIRECTORS EMERITUS
James W. Anderson, Jr. Founder
Alice Shinall Founder

FIDELITY NATIONAL BANK

James B. Miller, Jr., Chairman
David R. Bockel
Edward G. Bowen M.D.
Kevin S. King
Larry D. Peterson
Robert J. Rutland
W. Clyde Shepherd, III
Gordon M. Sherman
Rankin M. Smith, Jr.
Felker W. Ward, Jr.
DIRECTORS EMERITUS
James W. Anderson, Jr. Founder
W. Clyde Shepherd, Jr. Founder
Alice Shinall Founder

FIDELITY NATIONAL
CAPITAL INVESTORS, INC.

James B. Miller, Jr., Chairman
Sharon R. Denney
Amelia James
Thomas G. McNamara
Karina L. Miller
W. Clyde Shepherd, III
B. Jefferson Russell


 Fidelity expresses its gratitude to the members of its Boards of Directors for their years of guidance, leadership and support.

FIDELITY NATIONAL CORPORATION

CORPORATE INFORMATION


CORPORATE HEADQUARTERS

3490 Piedmont Rd.
Suite 1550
Atlanta, GA  30305
(404) 639-6500

MAILING ADDRESS

P. O. Box 105075
Atlanta, GA  30348-5075

FIDELITY NATIONAL BANK

3500 Holcomb Bridge Rd.
Norcross, GA  30092
(404) 639-6500

FIDELITY NATIONAL CAPITAL
INVESTORS, INC.

3490 Piedmont Rd.
Suite 1450
Atlanta, GA  30305
(404) 240-1600

SENIOR MANAGEMENT

JAMES B. MILLER, JR.
Chairman

LARRY D. PETERSON
President and CEO, FNB
Vice President, FNC

M. HOWARD GRIFFITH, JR.
Chief Financial Officer

H. PALMER PROCTOR, JR.
Senior Vice President, FNB
Vice President, FNC

DAVID BUCHANAN
Senior Vice President, FNB
Vice President, FNC

AUDITORS

Ernst & Young LLP
600 Peachtree St.
Suite 2800
Atlanta, GA  30308-2215

ATTORNEYS

Kilpatrick & Stockton LLP
1100 Peachtree St.
Atlanta, GA  30309-4530

Miller & Martin LLP
1275 Peachtree St.
7th Floor
Atlanta, GA  30309-3576

Stites & Harbison
3350 Riverwood Parkway
Suite 1700
Riverwood 100
Atlanta, GA  30339

Schreeder, Wheeler & Flint
The Candler Building
127 Peachtree St., N.E.
Sixteenth Floor
Atlanta, GA  30303-1845

ANNUAL REPORTS AND FORM 10-K

Copies of Fidelity National Corporation's financial reports and Form 10-K filed with the Securities and Exchange Commission and supplemental quarterly information are available on request or at www.fidelitynational.com.

ANNUAL MEETING

The annual meeting of shareholders will be held on Thursday, April 26, 2001, at three p.m. in the Board Room of the Company in Suite 1550 at 3490 Piedmont Road, Atlanta, GA.

FIDELITY NATIONAL CORPORATION

AFFILIATE INFORMATION


BANKING SERVICES

MAILING ADDRESS
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500

BUCKHEAD
3490 Piedmont Rd.
Atlanta, GA 30305
(404) 814-8114

CANTON ROAD
830 Old Piedmont Rd.
Marietta, GA 30066
(770) 919-0175

CRABAPPLE
10920 Crabapple Rd.
Roswell, GA 30075
(770) 993-3438

DECATUR
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333

DUNWOODY
1425 Dunwoody Village Pkwy.
Dunwoody, GA 30338
(770) 668-0527

LAWRENCEVILLE
415 Grayson Hwy.
Lawrenceville, GA 30045
(770) 237-0121

MERCHANTS WALK
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-5494

NORTHLAKE
2255 Northlake Pkwy.
Tucker, GA 30084
(770) 491-7770

PEACHTREE CENTER
235 Peachtree St., N.E.
Atlanta, GA 30303
(404) 524-1171

PEACHTREE CORNERS
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(770) 448-0554

PERIMETER CENTER
2 Perimeter Center East
Atlanta, GA 30346
(770) 551-8662

PERIMETER CENTER WEST
135 Perimeter Center West
Atlanta, GA 30346
(770) 351-9038

RIVER EXCHANGE
2080 Riverside Pkwy.
Lawrenceville, GA 30043
(770) 338-4037

ROSWELL
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797

SANDY SPRINGS
225 Sandy Springs Cir.
Sandy Springs, GA 30328
(404) 252-3602

SOUTHLAKE
1267 Southlake Circle
Morrow, GA 30260
(770) 961-9040

TERRELL MILL
1371 Powers Ferry Rd., S.E.
Marietta, GA 30067
(770) 952-0212

TOCO HILLS
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595

VININGS
4300 Paces Ferry Rd.
Suite 113
Atlanta, GA 30339
(770) 434-7800

FIDELITY DIRECT
Telephone Banking
(404) 248-LION
(888) 248-LION outside Atlanta

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000

MORTGAGE SERVICES

ATLANTA
3 Corporate Square, Ste. 700
Atlanta, GA 30329
(800) 876-0543

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000

TRUST SERVICES

BUCKHEAD
3490 Piedmont Rd., Ste. 1450
Atlanta, GA 30305
(404) 240-1551

INVESTMENT BROKERAGE

BUCKHEAD
3490 Piedmont Rd., Ste. 1450
Atlanta, GA 30305
(404) 240-1600

DECATUR
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333

LOAN PRODUCTION OFFICE

JACKSONVILLE, FL
Indirect Automobile Financing
Residential Construction Lending
Home Mortgages

FIDELITY NATIONAL CORPORATION

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

FINANCIAL INFORMATION

Analysts, investors and others seeking financial information about the Company should contact:
  Martha C. Fleming
  (404) 240-1504

or write:
  Fidelity National Corporation
  P.O. Box 105075
  Atlanta, GA  30348-5075
  www.fidelitynational.com

MARKET PRICES -
COMMON STOCK

2000                 High      Low
---------------    --------  --------
Fourth Quarter     $  7.50   $  4.75
Third Quarter         8.00      5.75
Second Quarter       10.00      5.75
First Quarter         8.13      5.25

1999                 High      Low
---------------    --------  --------
Fourth Quarter     $  8.88   $  6.63
Third Quarter         9.00      7.63
Second Quarter        9.25      7.81
First Quarter        10.88      7.63

As of March 8, 2001, there were approximately 750 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity's Common Stock were held by brokers, dealers and their nominees.

DIVIDEND REINVESTMENT PLAN

The Fidelity National Corporation Dividend
Reinvestment Plan was established to provide shareholders with an easy way to purchase additional shares of stock.

The Plan allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity stock for a minimum of $100 up to $50,000 per quarter and $100,000 per year.

For more information, contact The Bank of New York.

SHAREHOLDER ASSISTANCE

Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact the Company's transfer agent:
  The Bank of New York
  1-800-524-4458

Address Shareholder Inquiries to:
  Shareholder Relations Dept. - 11E
  P.O. Box 11258
  Church Street Station
  New York, NY  10286

E-Mail Address:
  Shareowner-svcs@bankofny.com

The Bank of New York's
Stock Transfer Website:
  http://stock.bankofny.com

Send Certificates for Transfer
and Address Changes to:
  Receive and Deliver Dept. - 11W
  P. O. Box 11002
  Church Street Station
  New York, NY  10286

MARKET MAKERS

AnPac Securities Inc.

First Tennessee Securities Corp.

Island System Corporation

Knight Securities LP

Raymond James & Associates, Inc.

Sandler O'Neill & Partners, L.P.

Sherwood Securities Corp.

Spear, Leeds & Kellogg

The Robinson Humphrey Co.

Trident Securities, Inc.


                                       58