Form 10-K405, Exhibit 13
period 2001-12-31
FIDELITY NATIONAL CORP /GA/
filed 2002-03-29
CIK 822662

                                                                      Exhibit 13


                                 ANNUAL REPORT

                                      2001




                    [FIDELITY NATIONAL CORPORATION(R) LOGO]

                                  [LION IMAGE]

                                     T H E

                               N U M B E R  O N E

                               C O M M U N I T Y

                                    B A N K

                                    W I T H

                                     T H E

                                    B E S T

                                C U S T O M E R

                                 S E R V I C E

                                      I N

                                    T O W N

             F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                         A B O U T  T H E  C O M P A N Y

OUR VISION:

To Be the Number One Community Bank with the Best Customer Service in Town.

OUR MISSION:

Fidelity's mission is to manage growth and risk to ensure predictability of earnings and quality customer service through a risk management process of strong internal controls and accountability.

                      [FIDELITY NATIONAL CORPORATION LOGO]

Fidelity National Corporation ("Fidelity") is a Georgia corporation incorporated on August 3, 1979, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Through its subsidiaries, Fidelity provides a wide range of personal and corporate financial services, including investment management, mortgage banking and brokerage, as well as traditional deposit and credit services, to a growing customer base. Fidelity National Bank and Fidelity National Capital Investors, Inc. are "Subsidiaries."

Fidelity National Bank ("the Bank"), a national banking association which opened February 10, 1974, has 19 full-service offices in Georgia and a residential construction lending and indirect automobile loan office in Florida. The Bank has four mortgage origination offices in Georgia and one in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

As of December 31, 2001, Fidelity had total assets and shareholders' equity of $994 million and $59 million, respectively.

Fidelity is an equal opportunity employer and had 408 full-time employees at December 31, 2001. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, a 401(k) retirement plan and a stock purchase plan.

TABLE OF CONTENTS

Financial Highlights ------------------------------------------------------------------------    3

To Our Shareholders -----------------------------------------------------------------------      4

Service to the Customer and the Community -------------------------------------------            6

Selected Financial Data -------------------------------------------------------------------     10

Consolidated Financial Review ----------------------------------------------------------        11

Report of Independent Auditors ---------------------------------------------------------        33

Consolidated Financial Statements -----------------------------------------------------         34

Boards of Directors -----------------------------------------------------------------------     58

Corporate Information --------------------------------------------------------------------      59

Affiliate Information ---------------------------------------------------------------------     60

Shareholder Information -----------------------------------------------------------------       61

             F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                     F I N A N C I A L  H I G H L I G H T S

                                                                      YEARS ENDED DECEMBER 31,               PERCENT
                                                               -----------------------------------          INCREASE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                       2001                   2000             (DECREASE)
                                                               ------------           ------------         ----------
Net Income                                                     $      2,510           $      3,828           (34.4)%
PER SHARE COMMON DATA
  Net Income Basic and Diluted Earnings                        $        .29           $        .44           (34.1)%
  Cash Dividends - Common                                               .20                    .20              --
  Book Value                                                           6.68                   6.60             1.2
  Year-end Price                                                       7.30                   5.02            45.4
  Average Common Shares Outstanding                               8,781,628              8,781,375              --

YEAR-END BALANCE SHEET ITEMS
  Assets                                                       $    994,216           $    948,131             4.9%
  Securities Available-for-Sale                                      88,426                 52,072            69.8
  Securities Held-to-Maturity                                        11,903                 33,974           (65.0)
  Total Loans                                                       801,258                785,597             2.0
  Earning Assets                                                    925,465                886,141             4.4
  Total Deposits                                                    818,081                800,541             2.2
  Common Shareholders' Equity                                        58,663                 57,957             1.2
  Common Shares Outstanding                                       8,781,628              8,781,628               *

FINANCIAL RATIOS
  Return on Average Assets                                              .26%                   .42%
  Return on Average Common
  Shareholders' Equity                                                 4.32                   6.80
  Net Interest Margin                                                  3.68                   4.29
  Net Charge-offs to Average Loans, net                                1.01                    .95
  Allowance as a % of Loans, net                                       1.40                   1.38
  Allowance to Nonperforming Loans & Repos                             2.24 x                 1.50 x
  Allowance to Nonperforming Assets                                    1.15                   1.16
  Nonperforming Assets to
      Loans and Repossessions                                          1.20%                  1.18%
  Dividend Payout on Common Shares                                    69.98                  45.89

RETURN ON
AVERAGE COMMON EQUITY

                                    [GRAPH]

EARNING ASSETS
($ in millions)

                                    [GRAPH]

BASIC EARNINGS
PER COMMON SHARE
(in dollars)

                                    [GRAPH]

DIVIDENDS PER COMMON SHARE
(in dollars)

                                    [GRAPH]

BOOK VALUE PER COMMON SHARE
(in dollars)

                                    [GRAPH]

TOTAL LOANS
($ in millions)

                                    [GRAPH]

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                 L E T T E R  F R O M  T H E  C H A I R M A N

To Our Shareholders:

         During 2001, rapidly declining rates put a squeeze on our net interest margin, and consulting and other professional fees continued to make earnings growth difficult. Nevertheless, this has been a year of many accomplishments for Fidelity.

         SEVERAL INITIATIVES WERE BEGUN OR EXPANDED IN 2001 TO ENHANCE SHAREHOLDER VALUE. The importance of these will show over time. They are all measured, prudent and designed to incrementally move us toward our goal of enhancing value by focusing on community banking. That is the right goal because we have the size, expertise and delivery systems to provide superior community banking products and services in greater Atlanta.

         THROUGHOUT 2001, WE STEADILY IMPROVED PROFITABILITY. The focus was on growing noninterest income, controlling costs and increasing the net interest margin. As a result of these efforts, each quarter of 2001 we experienced stronger earnings than the previous quarter. We believe this bodes well for future profitability.

         WE MADE SIGNIFICANT PROGRESS TOWARD INCREASING RATE-RELATED FEE INCOME AND NONINTEREST INCOME. During 2001, Fidelity engaged Carreker Corporation, a leading bank consulting firm, to assist with an ambitious earnings enhancement project. This effort improved the profitability of Fidelity's existing lines of business by bringing Fidelity's raterelated and noninterest fee income more in line with our competitors. Based on fourth quarter 2001 results, management believes pretax income will be increased by more than $2.4 million annually from pre- June 30, 2001, levels as a result of this initiative.

         WE SOLD OUR TRUST BUSINESS TO RELIANCE TRUST COMPANY. We are also in an alliance with Reliance that lets us continue to provide enhanced trust and asset management services. This alliance permits management to focus more time and resources on building traditional community banking services.

         WE ALSO REVIEWED OUR MERCHANT SERVICES STRATEGY. Although we believe this business could be grown successfully (and it has been profitable), a sale and alliance with a third party would offer three benefits. An alliance with a major merchant services provider would let us offer more competitive services to our merchant customers. Also, the capital generated from a sale could be leveraged to increase future earnings. The third benefit would be gaining the ability to again focus resources on community banking. We intend to pursue this.

         WE INVESTED HEAVILY IN THE STRATEGIC DEPLOYMENT OF TECHNOLOGY TOOLS, particularly aimed at improved delivery processes, risk management and internal controls.

         OUR IMPLEMENTATION OF IMAGING TECHNOLOGY ENHANCED OPERATING EFFICIENCIES AND ALLOWED US TO DELIVER IMPROVED CUSTOMER SERVICES. This new Windows NT-based system significantly streamlined Fidelity's item processing procedures. Beginning early in the year, we delivered imaged statements to customers. We also provided consumers with the ability to view their checks, front and back, on their own computers as soon as the check has cleared.

         The continued expansion of the use of imaging provides research vehicles for loan sale support, loan servicing and more timely customer service. Imag-

             FI D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                 L E T T E R  F R O M  T H E  C H A I R M A N

ing technology is not only effectively servicing our direct customers but also the nearly 25,000 indirect auto loan customers we service for other financial institutions.

         WE INCREASED THE USAGE OF OUR INTERNET BANKING SERVICE. During 2001, the number of Fidelity customers with internet banking access nearly quintupled. In addition, daily visits to our website more than doubled. Customers have embraced our user-friendly online banking solution.

         WE BROADENED AND DEEPENED OUR SENIOR MANAGEMENT TEAM with key hires who not only bring essential skills and experience, but leverage the time, knowledge and value of our most senior executives. The additions will particularly help us to improve our initiatives in risk management, commercial loan growth, credit administration, internal controls and growth management.

         WE SUBSTANTIALLY INCREASED OUR MARKETING PROGRAM, thus improving our visibility within our core market. Our 2001 advertising campaign, which focused on our commercial banking capabilities, gained widespread attention, enhanced the corporate image and, most importantly, attracted new business.

         WE MADE SIGNIFICANT PROGRESS IN RESOLVING REGULATORY ISSUES RAISED by the Office of the Comptroller of the Currency and the Federal Reserve Bank in connection with their respective examinations of the Bank as of December 31, 2000. As a result of actions taken by the Board and management, Fidelity is now operating in compliance with the Letter Agreement and the Consent Order issued by regulatory authorities. I am cautiously optimistic that we will begin to see removal of some of the restrictions before midyear, with others to be addressed in connection with the regulatory examinations later in 2002. I am extremely pleased with the way the regulatory agencies and our management team are working together to resolve the issues.

THE TEAM

         Mrs. Alice Shinall, Director Emeritus, retired from the Board in 2001. She is a Founding Director of Fidelity who worked, beginning in 1973, to organize the Bank. She served for 28 years. All of us are in her debt. Also, two of our Directors resigned from the Board in 2001. Messrs. Felker Ward, Jr. and Gordon Sherman provided time, expertise and guidance to Fidelity, and we sincerely thank them.

LOOKING AHEAD

         I assure you management is working hard to maximize the potential value of your Company.

         Thank you to our shareholders for your continued investment, and thank you to our customers and employees for your continued commitment to the Company.

Sincerely,



/s/ James B. Miller, Jr.
James B. Miller, Jr.
Chairman
January 25, 2002

                                    [PHOTO]

                              James B. Miller, Jr.
                                    Chairman

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                  S E R V I C E  T O  T H E  C U S T O M E R

Each and every day, Fidelity employees work to make the company's vision a reality.

Fidelity National is the number one community bank with the best customer service in town.

This vision is alive and well in Fidelity's thriving Commercial Banking Department, as the stories on these pages illustrate.

                                    [PHOTO]

COMMERCIAL BANKING
DELIVERING TIMELY,
LOCAL RESPONSE

Not just transactions, but relationships...that's the successful vision that drives our Commercial Banking Department, led by Bob Byrne (pictured above).

Targeting small and medium size businesses, Fidelity provides a comprehensive array of products, including lines of credit for shortterm needs, term loans for longerterm needs, SBA loans and CRA loans.

Our customers appreciate working with a bank that's large enough to meet their all of their financing needs, yet one which still provides personal service and timely, local decisionmaking.

Fidelity's success is reflected in high levels of customer satisfaction.

                                    [PHOTO]

SBA LENDING
PROVIDING FUNDING TO
GROWING BUSINESSES

Fidelity has long supported small and growing businesses in a variety of ways, particularly through its Small Business Administration (SBA) Lending Program.

In recognition of Fidelity's commitment, the U.S. Small Business Administration designated Fidelity a Preferred Lender in 2001.

As a Preferred Lender, Fidelity now has full authority to approve all SBA loan applications, which results in faster service for Fidelity customers. Fidelity's SBA program is led by Mike Sherman (pictured above, with Commercial Banker Helen
Bush).

Enhanced customer service leads to even more growth. In 2001, Fidelity was honored to be named one of the top 20 SBA lenders in Georgia.

           F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                  S E R V I C E  T O  T H E  C U S T O M E R

                                    [PHOTO]

BRUCE HAGENAU
METCAM
ADVANCED METALWORKING

Bruce Hagenau observed that Fidelity is his business partner, not just his bank. As President of METCAM Advanced Metalworking, Mr. Hagenau was impressed that Fidelity lenders actually came to tour his manufacturing facility.

He said, "I was looking for a bank that would take the time to understand how our business works, and I found that with Fidelity. The service is always very personal. I never feel like I am just another customer." Mr. Hagenau said that's why he always recommends Fidelity to his colleagues and friends.

Mr. Hagenau concluded, "Fidelity looked at our overall value when providing us with a loan, which has contributed to our growth."

                                    [PHOTO]

DR. WAINE KONG
ASSOCIATION OF
BLACK CARDIOLOGISTS

When Dr. Waine Kong, CEO of the Association of Black Cardiologists, shopped for a bank, his first priority was finding exceptional personal service.

Dr. Kong said he found more than he expected at Fidelity National. "Fidelity is just the right size to manage our account. They understand our business needs."

Dr. Kong has been impressed with the prompt response to his concerns. He noted, "It is so nice to go to a bank where people know you."

He added, "We have trust and confidence that we are getting the best deal at Fidelity National. That's the kind of service I continue to receive at Fidelity National."

                                    [PHOTO]

ANDREW SALTZMAN
SPORTSTALK 790
THE ZONE

The President and General Manager of SportsTalk 790/The Zone said he's one of Fidelity's biggest fans.

Andrew Saltzman appreciates the fact that the folks at Fidelity call him by name. He said that the personal service has been wonderful. "If something happened, I know that Fidelity would go to bat for us. You don't find that much anymore."

In 2001, Mr. Saltzman took full advantage of one of the new services Fidelity added. As he observed, "eCASH is great! We can look up our account information online. What a time-saver!"

Mr. Saltzman said that he was so pleased with how Fidelity handled his business accounts that he moved his personal accounts to Fidelity.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                   S E R V I C E  T O  T H E  C U S T O M E R

                                    [PHOTO]

OUR BRANCHES
DEVELOPING AND
BUILDING RELATIONSHIPS

Fidelity's 19 branches are strategically located across five counties in order to serve some of the most active sectors of the metropolitan Atlanta market. Approximately 40 ATMs complement these branch locations.

At each branch, Fidelity offers a full assortment of banking products and services for businesses and consumers, along with outstanding personalized service that wins and keeps customers for life.

Fidelity's branch network has grown since the bank was founded in 1974. However, one thing has remained the same over the years: our unwavering commitment to remaining the number one community bank with the best customer service in town.

                                    [PHOTO]

MORTGAGE
HELPING HOME BUYERS
ACHIEVE THEIR DREAMS

Fidelity's Mortgage Department serves home buyers in two booming metropolitan markets: Atlanta, Georgia, and Jacksonville, Florida.

This department continues to help make the American Dream of home ownership a reality, while enhancing already high levels of customer satisfaction.

The department's 2001 loan volume of $153 million represented 1,125 loans closed. Jacksonville area loan volume was up 84% in 2001, while Atlanta area loan volume increased an impressive 127%.

Fidelity's growth in this sector was reflected in its ranking among the top 25 (out of nearly 2,000) retail residential lenders in the Atlanta area.

                                    [PHOTO]

CONSTRUCTION LENDING
BUILDING ON A
STRONG FOUNDATION

A wide array of residential development projects in Atlanta and Jacksonville have been made possible by financing from Fidelity.

Fidelity offers residential construction and acquisition and development loans to builders and developers engaged in the construction of detached homes and the development of subdivision lots.

During 2001, Fidelity provided $214.7 million in financing, enabling the construction of 1,100 homes.

Our seasoned lenders have built enduring relationships with some of the region's best builders and developers, ensuring revenue growth as well as loan quality. Fidelity is well-positioned for continuing growth in construction lending.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N

                 S E R V I C E  T O  T H E  C O M M U N I T Y

                                    [PHOTO]

GROWING TOGETHER
COLLEGE HEIGHTS
ELEMENTARY SCHOOL

Since adopting College Heights in 1992, Fidelity has contributed both resources and volunteer time.

Fidelity employees participate in a variety of programs, from the Wonderful Wednesday reading program to Career Day activities. Fidelity volunteers also helped paint beautiful murals around the school.

Principal Maury Wills (pictured above) said, "Our partnership with Fidelity has improved school spirit for both staff and students. There are so many things we would not have been able to do without Fidelity."

                                    [PHOTO]

PARTNERS FOR PROGRESS
FLAT SHOALS
ELEMENTARY SCHOOL

Fidelity and Flat Shoals Elementary have been Partners in Education since 1993.

Fidelity's support has made possible a diverse array of programs at Flat Shoals, including the Terrific Tuesday reading program, Honors Days, Career Days and Spelling Bees.

Principal Keith Reynolds (pictured above) commented, "We are grateful for Fidelity's generous support. Fidelity volunteers have added so much positive energy to our school environment."

Each year, Fidelity supports an array of community organizations. One of the most important causes Fidelity supports is local education. Through the Adopted School Program, Fidelity has helped thousands of children at Flat Shoals and College Heights Elementary Schools.

Fidelity's commitment to the community is deep and diverse. Among the major philanthropic organizations supported by Fidelity during the year 2001 are:

American Cancer Society
American Heart Association
American Organization for
  Rehabilitation Through
  Therapy
Atlanta Ballet
Atlanta Medical Heritage
Atlanta Opera
Belmont Abbey College
Big Brothers/Big Sisters of
  Metro Atlanta
Boys and Girls Clubs of
  Metropolitan Atlanta
Center for the Visually Impaired
Children's Healthcare of
  Atlanta
DeKalb Library Foundation
DeKalb Partners in Education
Fernbank Museum
Frazer Center
Georgia Council on Economic
  Education
High Museum of Art
Junior League of Atlanta
Meals on Wheels
Michael C. Carlos Museum
Rotarian Activities
Senior Citizen Services
Senior Connections
Shepherd Center
Spina Bifida Association
State Botanical Garden of
  Georgia
USO of Georgia

                         FIDELITY NATIONAL CORPORATION

                            SELECTED FINANCIAL DATA

                                                                                DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2001         2000         1999         1998         1997
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)           ----------   ----------   ----------   ----------   ----------
FOR THE YEAR ENDED:
Interest income                                        $   78,351   $   79,320   $   68,458   $   63,772   $   62,153
Net interest income                                        33,702       36,612       37,237       36,028       35,943
Provision for loan losses                                   7,450        7,135        7,600        9,450       14,435
Noninterest income, including securities gains             21,681       18,720       19,198       18,940       17,379
Securities gains, net                                         600            -            6          255          140
Noninterest expense                                        44,311       42,482       41,343       39,448       37,420
Net income                                                  2,510        3,828        4,873        3,853          963
Dividends declared - common                                 1,756        1,757        1,329          325            -
Dividends declared - preferred                                  -            -          516          369          251

PER SHARE DATA:
Net income - basic                                     $      .29   $      .44   $      .53   $      .43   $      .15
Net income - diluted                                          .29          .44          .53          .42          .15
Book value                                                   6.68         6.60         6.22         5.95         5.57
Dividends paid common                                         .20          .20          .16          .04            -
Dividend payout ratio                                       69.98%       45.89%       37.86%       18.02%       26.07%
Average common shares outstanding                       8,781,628    8,781,375    8,277,496    8,123,049    4,831,364

PROFITABILITY RATIOS:
Return on average assets                                      .26%         .42%         .62%         .57%         .16%
Return on average equity                                     4.32         6.80         8.95         7.26         3.66
Return on average common equity                              4.32         6.80         8.84         7.43         3.07
Net interest margin                                          3.68         4.29         5.12         5.78         6.42
Efficiency ratio                                            80.01        76.78        73.26        71.77        70.18

ASSET QUALITY RATIOS:
Net charge-offs to average loans                             1.01%         .95%        1.61%        2.60%        3.58%
Allowance to period-end loans                                1.40         1.38         1.56         2.40         3.31
Nonperforming assets to loans and repossessions              1.20         1.18          .61          .73         1.06
Allowance to nonperforming loans and repossessions           2.24X        1.50x        3.29x        4.71x        6.04x
Allowance to nonperforming assets                            1.15         1.16         2.55         3.29         3.09

LIQUIDITY RATIOS:
Total loans to total deposits                               97.94%       98.13%      100.33%       86.26%       76.90%
Net loans to total deposits                                 90.67        95.31        91.26        79.87        76.16
Average total loans to average earning assets               87.21        89.44        86.63        73.02        82.73
Noninterest-bearing deposits to total deposits              13.76        14.58        14.69        16.49        15.30

CAPITAL RATIOS:
Leverage                                                     8.11%        6.09%        6.49%        7.57%        8.05%
Risk-based capital
  Tier 1                                                     9.08         9.50         7.42         9.25         9.99
  Total                                                     11.77        12.73        10.69        13.14        14.46
Average equity to average assets                             5.94         6.15         6.93         7.85         4.63

BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                                 $  994,216   $  948,131   $  882,597   $  712,878   $  656,933
Earning assets                                            925,465      886,141      817,170      656,137      606,533
Total loans                                               801,258      785,597      720,781      535,876      437,182
Total deposits                                            818,081      800,541      718,432      621,264      568,317
Long-term debt                                             67,334       49,500       29,600       15,650       15,800
Shareholders' equity                                       58,663       57,957       54,610       54,555       51,348
Common shareholders' equity                                58,663       57,957       54,610       48,405       45,198
Realized shareholders' equity                              58,874       58,121       56,023       54,479       51,139

DAILY AVERAGE:
Assets                                                 $  976,801   $  915,019   $  785,200   $  675,769   $  608,569
Earning assets                                            917,944      856,808      727,879      623,837      560,617
Total loans                                               800,513      766,358      630,563      488,697      463,898
Total deposits                                            814,684      757,698      658,657      579,765      547,216
Long-term debt                                             63,615       41,685       25,774       15,701       15,558
Shareholders' equity                                       58,038       56,317       54,426       53,053       26,330

                         CONSOLIDATED FINANCIAL REVIEW

     The following management discussion and analysis reviews important factors affecting the results of operations and financial condition of Fidelity National Corporation and its subsidiaries ("Fidelity") for the periods indicated. The consolidated financial statements and related notes should be read in conjunction with this review. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

OVERVIEW

     Fidelity National Corporation is a bank holding company headquartered in Atlanta, Georgia. Fidelity commenced operations in 1974 as Fidelity National Bank ("the Bank" or "FNB"), a full-service banking operation. Fidelity National Bank provides an array of personal and electronic financial services including traditional deposit, lending, mortgage and international trade services to its commercial and retail customers. Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc. ("FNCI"), is a securities brokerage operation. Fidelity currently conducts full-service banking and residential mortgage lending businesses through 19 locations in the metropolitan Atlanta area. Fidelity conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers) in Georgia, Florida and North Carolina through its Atlanta, Georgia, and Jacksonville, Florida, offices. Residential mortgage lending and residential construction lending are conducted through certain of its Atlanta offices and from a loan production office in Jacksonville, Florida.

ECONOMY

     The year 2001 began with the Federal Reserve Board ("Federal Reserve") exhibiting increasing concerns that the economy was slowing and perhaps headed into a recession.

     The Federal Reserve, reflecting its concerns in 2000 with the possibility of an overheated economy and concerns with the risk of inflation, had raised interest rates several times during 2000, peaking with a prime rate of 9.50% during the second half of 2000. A rising interest rate environment during 2000 was a significant contributor to the slowing of economic activity.

     It appears that an economic contraction had begun in mid-year 2000 and the economy had continued to weaken through the last half of 2000. In an effort to counteract the effects of the slowing economy, the Federal Reserve took monetary actions in its meeting on January 3, 2001, which resulted in a fifty basis point reduction in the prime rate. Although consumer confidence, an important factor since consumer spending is a key ingredient in determining the strength or weakness of the economy, was still reasonably positive at that point, the Federal Reserve again lowered its target rates at the end of January 2001. This provided another fifty basis point reduction in the prime rate. Despite these and other Federal Reserve actions during the first quarter of 2001, it appears that the economy moved into a recession in March 2001 for the first time in more than ten years.

     The economy continued to weaken during the second and third quarters of 2001, despite additional interest rate cuts by the Federal Reserve and economic stimulus efforts by the Federal government in the form of tax legislation to include income tax rate reductions and an income tax cash rebate.

     The terrorist attacks on September 11, 2001, seriously slowed the economy, as consumer confidence reached its lowest level of the year and the unemployment rate continued to rise.

     The Federal Reserve continued rate reduction actions throughout the year 2001, reducing interest rates eleven times and effectively reducing the prime rate by four hundred and fifty basis points during the year, to 4.75%.

     The combination of interest rate reductions, income tax legislation, energy cost reductions, the increase in government spending related to the military build-up, the lack of additional disruptions to the economy and the success of the military efforts against the terrorists appears to have halted the economic decline. Consumer confidence and business confidence have improved, the unemployment rate appears to be stabilizing and housing construction and home sales were strong in the fourth quarter of 2001. Barring further economic disruptions, it appears that the national economy is flattening.

     In Georgia, particularly in the Atlanta metropolitan area, the economic decline, as measured by unemployment statistics, was not as severe as in the rest of the country.

     Economic data the fourth quarter of 2001 appear to support the view that Atlanta, and the states of Georgia and Florida will have a more moderate downturn than the U.S. economy generally.

       In Georgia, there was clear evidence of a slowing in the economic decline in the Atlanta area economy by the end of 2001.

CRITICAL ACCOUNTING POLICIES

       The critical accounting policies that are most important to the presentation of Fidelity's financial statements relate to credit quality, the provision for and allocation of the allowance for loan losses and the management of interest rate risk. These policies are discussed in "Provision for Loan Losses", "Allowance for Loan Losses", "Market Risk", "Interest Rate Sensitivity", "Credit Quality", and "Non-Performing Assets."

PERFORMANCE RESULTS

       The year 2001, as discussed earlier, was a challenging year, as the industry began a recessionary period in March, with rising unemployment and an economic slowdown that intensified after September 11, 2001. Fidelity addressed both the economic and regulatory issues for much of the year. For Fidelity, it was a period of moderate growth when compared to the growth experienced over the past several years. Since its inception, Fidelity has pursued managed growth as one of its strategies, primarily through internal expansion built on providing quality financial services in selected market areas. At December 31, 2001, Fidelity had increased total assets to $994 million from $948 million and $883 million in total assets at December 31, 2000, and December 31, 1999, respectively.

       In a slowing economy, credit risk management is an ever more significant component of Fidelity's strategic plan, which may have contributed to slower loan growth in 2001. During 2001, total loans grew $16 million, or 2.0% to $801 million. This growth was experienced primarily in loans held-for-sale and consumer installment loans. Total loans excluding credit card loans grew 3.3%. Consumer installment loans not including loans held-for-sale grew $30 million or 10.5% to $319 million. Credit card loans declined $10 million or 11.4%, reflecting the Bank's emphasis on increasing the secured portion of its consumer loan portfolio.

       Loans held-for-sale grew $37 million or 163.4% to $59 million. Commercial and real estate mortgage loans combined declined $40 million or 14.2% to $244 million, in part due to a slowing economy, accelerating prepayments as a result of historically low interest rates and the sale of $33 million of residential real estate mortgage loans.

       Fidelity experienced some decline in lending activity late in 2001, primarily in indirect automobile lending, because of a softening in the economy and due to aggressive financing plans at low rates or no interest rate by manufacturers to stimulate sales and liquidate inventories. It does not appear that economic conditions will have a material negative impact on 2002 operations or results, barring additional unforeseen disruptions to the economy.

       Total loans grew $65 million or 9.0% to $786 million during 2000. This growth was experienced in every major loan category except loans held-for-sale and credit card loans. Loan categories excluding credit card loans grew 11.5%. Commercial and real estate mortgage loans combined grew steadily during 2000, increasing $40 million or 16.5% to $284 million compared to 1999. Real estate construction loans, consisting primarily of residential construction loans, grew a substantial $29 million or 42.3% to $99 million during 2000.

       Fidelity has experienced significant growth in indirect automobile lending since 1995, when Fidelity modified its strategic plan for indirect lending to take advantage of its ability to produce high quality indirect automobile loans to reduce credit risk in its consumer portfolio and to enhance both interest income and noninterest income. At December 31, 2001 and 2000, these loans totaled $342 million and $286 million, or 42.7% and 36.4% of total loans, respectively. During 2001, 2000, and 1999, Fidelity sold approximately $96 million, $213 million and $176 million, respectively, of indirect automobile loans with servicing retained. Fidelity anticipates that it will continue to sell periodically, through whole loan sales, a substantial portion of its indirect automobile loan production. These sales are conducted to enhance noninterest income and manage the relative level of indirect automobile loans in Fidelity's portfolio.

       At December 31, 2001 and 2000, credit card loans totaled $81 million and $92 million or 10.1% and 11.7% of the total loan portfolio, respectively. Credit card net charge-offs increased in 2001, primarily due to an increase in credit card customer bankruptcies and a softening economy. Improved credit card quality resulted in a significant decline in credit card net charge-offs in 2000 compared to 1999.

       Net charge-offs as a percentage of total loans increased to 1.01% in 2001 compared to .95% in 2000, but declined significantly when compared to 1.61% in 1999. The increase in net charge-offs was primarily due to increases in credit card and commercial loan net charge-offs, particularly as the economy softened in the second half of 2001.

       The Bank, through its Board of Directors, consented to the issuance of a Consent Order ("Order") with the Office of the Comptroller of the Currency (the "OCC") dated December 21, 2000, relating to the Bank's Trust Department. Under the terms of the Order, the Bank temporarily discontinued accepting new trust accounts, engaged independent accountants and legal counsel to review and evaluate its Trust Department business practices, controls, policies and procedures in order to assure regulatory compliance and maintenance of Trust Department books, records and filings on a current basis, and instituted an overall assessment of the current and future risks and benefits of continuing the Bank's Trust Department operations. The Bank appointed a special committee of its Board of Directors to coordinate execution of its obligations under the Order. The Bank sold its business of administrating self-directed individual retirement accounts in December 2000 and on December 1, 2001, entered into a strategic alliance with Reliance Trust Company ("RTC"). Under the agreement, the Bank's trust accounts were divested and became a part of RTC's trust and asset management business.

       Fidelity reported on September 6, 2001, that the Bank had entered into an agreement with the OCC on September 5, 2001, (the "Letter Agreement") stemming from the OCC's examination as of December 31, 2000. The Letter Agreement calls for, among other things (i) the appointment of a Compliance Committee; (ii) total Bank capital of 11% of risk-weighted assets and a leverage ratio of 8% of adjusted total assets; (iii) three-year strategic and capital plans, revised as necessary; (iv) payment of Bank dividends only when there is no supervisory objection; (v) formalizing the process for reviewing new product offerings; (vi) the Board of Directors to review its current organization structure and management capabilities and strengthen management, as required; (vii) a review of loan policies, loan management information systems, and the internal loan review process especially related to criticized assets, nonaccrual loans and the allowance for loan losses; and (viii) revisions to the internal audit process.

       The Bank's Board of Directors has appointed a Compliance Committee comprised of the same committee members appointed to address the Order and has taken steps to comply with the other provisions of the Letter Agreement.

       At December 31, 2001, the Bank had substantially completed or addressed all of the provisions of the Order and the Letter Agreement and continues to be in compliance with the ongoing provisions of both. Fidelity does not expect to incur significant additional costs to comply with the Order or the Letter Agreement, as most items have already been addressed or can be addressed internally. Even though the Bank may meet the requirements of the Order and the Letter Agreement, both continue to be in effect until such time as they are amended or terminated by the OCC.

RESULTS OF OPERATIONS

       NET INCOME Fidelity's net income for the year ended December 31, 2001, was $2.5 million or $.29 basic and diluted earnings per share compared to $3.8 million or $.44 basic and diluted earnings per share for 2000.

       The decline in earnings in 2001 compared to 2000 was primarily attributable to a significant decline in net interest income, an increase in the provision for loan losses and increases in consulting and other professional services, offset in part by an increase in noninterest income. On December 31, 2000, Fidelity was asset sensitive in the near term and the actions of the Federal Reserve Bank Open Market Committee (the "Federal Reserve") in effectively reducing the prime rate eleven times for a cumulative total of 4.75% during 2001, resulted in a significant reduction in net interest income. Deteriorating economic conditions, particularly following the September 11, 2001, terrorist attacks, provided minor increases in delinquencies, although less at December 31, 2001, than the prior year end, and increasing charge-offs, as well as an increase in the provision for loan losses.

       The increase in consulting and other professional services is primarily related to trust activities and the actions taken as a result of the requirements of the Order and the Letter Agreement, and consulting fees incurred in conjunction with the Bank's revenue enhancement initiatives undertaken in the latter part of 2001. As noted, Fidelity has sold or otherwise transferred its trust and asset management line of business. It is in compliance with the ongoing provisions of the Order and the Letter Agreement and anticipates no significant consulting or other professional costs related to these obligations in 2002.

       Noninterest income increased significantly, primarily as a result of increased service charges and other fees primarily related to revenue enhancement initiatives, strong growth in the merchant transaction processing and mortgage banking lines of business and gains from sales of securities and other real estate, offset in part by declines in revenues from trust and brokerage activities.

       Fidelity's net income for the year ended December 31, 2000, was $3.8 million or $.44 basic and diluted earnings per share compared to $4.9 million or $.53 basic and diluted earnings per share for 1999. Earnings for the year ended December 31, 2000, were negatively impacted in the fourth quarter by various factors including: 1) an increase in the planned level of provision for loan losses due to a deterioration in commercial loan credit

AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1
(DOLLARS IN THOUSANDS)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------------------------------------------------
                                            2001                          2000                          1999
                                 ---------------------------   ---------------------------   ---------------------------
                                 AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                 BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                 --------   -------   ------   --------   -------   ------   --------   -------   ------
ASSETS
INTEREST-EARNING ASSETS:
Loans, net of unearned
  income(1)(2)
  Taxable                        $799,445   $71,586    8.95%   $765,205   $73,487    9.60%   $629,339   $62,592    9.95%
  Tax-exempt(3)                     1,080        94    8.68       1,153       101    8.76       1,224       113    9.23
                                 --------   -------            --------   -------            --------   -------
     Total loans                  800,525    71,680    8.95     766,358    73,588    9.60     630,563    62,705    9.94
Investment securities - taxable    90,406     5,685    6.33      78,915     5,054    6.23      80,850     4,993    6.18
Interest-bearing deposits             563        23    4.10       1,370        62    4.50       1,427        57    3.99
Federal funds sold                 26,462       996    3.76      10,165       652    6.42      15,039       746    4.96
                                 --------   -------            --------   -------            --------   -------
     Total interest-earning
       assets                     917,956    78,384    8.54     856,808    79,356    9.26     727,879    68,501    9.40
NONINTEREST-EARNING ASSETS:
Cash and due from banks            26,358                        26,679                        29,565
Allowance for loan losses         (10,602)                      (10,029)                      (11,296)
Premises and equipment             17,556                        18,308                        18,961
Other real estate owned             2,075                         1,303                           960
Other assets                       23,458                        21,950                        19,131
                                 --------                      --------                      --------
     Total assets                $976,801                      $915,019                      $785,200
                                 ========                      ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand deposits                  $128,131     3,788    2.96    $141,297     5,596    3.96    $131,269     4,695    3.58
Savings deposits                   85,618     3,744    4.37      36,474     1,668    4.57      26,579       941    3.54
Time deposits                     496,166    30,595    6.17     476,408    29,060    6.10     400,340    21,757    5.43
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       deposits                   709,915    38,127    5.37     654,179    36,324    5.55     558,188    27,393    4.91
Federal funds purchased             1,888        91    4.82       5,566       368    6.61       3,146       173    5.49
Securities sold under
  agreements to repurchase         14,277       411    2.88      17,355       564    3.25      19,997       689    3.44
Other short-term borrowings        15,113       906    5.99      29,316     1,955    6.67      17,416       998    5.73
Long-term debt                     63,021     5,114    8.11      41,685     3,497    8.39      25,774     1,968    7.64
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       liabilities                804,214    44,649    5.55     748,101    42,708    5.71     624,521    31,221    5.00
                                            -------                       -------                       -------
NONINTEREST-BEARING:
Demand deposit                    104,709                       103,519                       100,469
Other liabilities                   9,840                         7,082                         5,784
Shareholders' equity               58,038                        56,317                        54,426
                                 --------                      --------                      --------
     Total liabilities and
       shareholders' equity      $976,801                      $915,019                      $785,200
                                 ========                      ========                      ========
Net interest income/spread                  $33,735    2.99               $36,648    3.55               $37,280    4.40
                                            =======                       =======                       =======
Net interest rate margin                               3.68                          4.29                          5.12

-------------------------

(1) Fee income relating to loans of $2,823 in 2001, $1,690 in 2000 and $3,940 in 1999 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $33, $35 and $43 for each of the three years ended December 31, 2001, 2000 and 1999, respectively, using a combined tax rate of 35%.

quality and an increase in nonperforming assets; 2) downward pressure on the net interest margin as a result of market interest rate increases leading to higher costs of funds experienced during late 1999 and for much of 2000 and Fidelity's decision to reduce credit card credit risk; 3) an increase in other losses as a result of a bookkeeping error made in the processing of a transaction; 4) the dedication of additional internal and external resources to the trust area to improve operational effectiveness and efficiency, to begin timely and effectively addressing all issues covered in the Order and to conduct an in-depth assessment of the trust line of business; and, 5) the incurring of severance and other costs in connection with the divestiture of the self-directed individual retirement account business.

       NET INTEREST INCOME/MARGIN Taxable-equivalent net interest income was $33.7 million in 2001 compared to $36.6 million in 2000. The $972,000 decrease in interest income was attributable to a 72 basis point decline in the yield on interest-earning assets, offset in part by the net growth of $61 million in average interest-earning assets. The decline in the yield on interest-earning assets is primarily due to the declines in yields on the commercial, construction, installment and open-end loan portfolios and declining balances in the credit card portfolio. The decline in yields is directly attributable to the Federal Reserve Board's eleven rate reduction actions during 2001, resulting in a cumulative 4.75% reduction in the Bank's prime rate for the year. The $1.9 million increase in interest expense consists of a $3.2 million increase in interest expense attributable to the $56 million growth in average interest-bearing liability balances, offset in part by a 16 basis point decrease in the cost of interest-bearing liabilities. The decrease in the prime lending rate, coupled with an increase in the average balances in more costly long-term debt and a slower paced downward repricing of time deposits at maturity contributed to the overall decline in net interest income.
       Average interest-earning assets increased in 2001 to $918 million, a 7.1% increase when compared to 2000. The increase in average interest-earning assets in 2001 was due to the increase in average loans of $34 million or 4.5% to $801 million and an increase in investment securities and short-term investments of $27 million or 29.8% to $117 million. The net interest rate margin declined by 61 basis points to 3.68% in 2001 when compared to 2000;

RATE/VOLUME ANALYSIS                                                     TABLE 2
(DOLLARS IN THOUSANDS)

                                                       2001 COMPARED TO 2000            2000 COMPARED TO 1999
                                                     VARIANCE ATTRIBUTED TO(1)        VARIANCE ATTRIBUTED TO(1)
                                                  -------------------------------   ------------------------------
                                                   VOLUME     RATE     NET CHANGE   VOLUME     RATE     NET CHANGE
                                                  --------   -------   ----------   -------   -------   ----------
NET LOANS:
Taxable                                            $3,188    $(5,089)   $(1,901)    $13,137   $(2,242)   $10,895
Tax-exempt(2)                                          (6)        (1)        (7)         (6)       (6)       (12)
Investment securities - taxable                       566         65        631         (80)      141         61
Federal funds sold                                    709       (365)       344        (283)      189        (94)
Interest-bearing deposits                             (34)        (5)       (39)         (2)        7          5
                                                   ------    -------    -------     -------   -------    -------
  Total interest-earning assets                    $4,423    $(5,395)   $  (972)    $12,766   $(1,911)   $10,855
                                                   ======    =======    =======     =======   =======    =======
INTEREST-BEARING DEPOSITS:
Demand                                             $ (486)   $(1,322)   $(1,808)    $   377   $   524    $   901
Savings                                             2,151        (75)     2,076         408       319        727
Time                                                  459      1,076      1,535       6,158     1,145      7,303
                                                   ------    -------    -------     -------   -------    -------
  Total interest-bearing deposits                   2,124       (321)     1,803       6,943     1,988      8,931
Federal funds purchased                              (196)       (81)      (277)        154        41        195
Securities sold under agreements to repurchase        (93)       (60)      (153)        (88)      (37)      (125)
Other short-term borrowings                          (868)      (181)    (1,049)        772       185        957
Long-term debt                                      1,735       (118)     1,617       1,319       210      1,529
                                                   ------    -------    -------     -------   -------    -------
  Total interest-bearing liabilities               $2,702    $  (761)   $ 1,941     $ 9,100   $ 2,387    $11,487
                                                   ======    =======    =======     =======   =======    =======

-------------------------

(1) The change in interest due to both rate and volume has been allocated to the components in proportion to the relationship of the dollar amounts of the change in each.
(2) Reflects fully taxable equivalent adjustments using a combined tax rate of 35%.

however, the net interest rate margin had improved to 3.79% for the fourth quarter of 2001 and it appears that improvement will continue into 2002.

     Average total interest-bearing deposits increased $56 million or 8.5% to $710 million, while average Federal funds purchased and short-term borrowings declined $21 million or 40.1% to $31 million. Average long-term debt increased $21 million or 51.2% to $63 million.

     The $12.8 million increase in interest income in 2000 attributable to the net growth of $129 million in average interest-earning assets was offset in part by a 14 basis point decline in the yield on interest-earning assets when compared to 1999. The 14 basis point yield decline negatively impacted interest income by $1.9 million and was in part attributable to the credit card portfolio decline in yield and balances. The $9.1 million increase in interest expense attributable to the $124 million growth in average interest-bearing liability balances was exacerbated by a $2.4 million increase in interest expense due to a 71 basis point increase in the cost of interest-bearing liabilities.

     The following schedule summarizes credit card and total net charge-offs by quarter for the past five years:

NET CHARGE-OFFS
----------------------------------------------------------------------------------------------------------------
QUARTER ENDED                     CREDIT CARD   TOTAL     QUARTER ENDED                     CREDIT CARD   TOTAL
-------------                     -----------   ------    -------------                     -----------   ------
                                             (DOLLARS IN THOUSANDS)
March 31, 1997                      $4,165      $5,262    September 30, 1999                  $1,775      $2,937
June 30, 1997                        3,748       4,563    December 31, 1999                    1,561       2,062
September 30, 1997                   3,021       3,597    March 31, 2000                       1,209       1,650
December 31, 1997                    2,466       3,204    June 30, 2000                          964       1,460
March 31, 1998                       2,657       3,282    September 30, 2000                   1,202       1,964
June 30, 1998                        3,015       3,522    December 31, 2000                    1,026       1,811
September 30, 1998                   1,690       2,263    March 31, 2001                       1,260       1,731
December 31, 1998                    2,375       2,792    June 30, 2001                        1,439       1,864
March 31, 1999                       1,782       2,379    September 30, 2001                   1,014       1,955
June 30, 1999                        1,394       1,879    December 31, 2001                    1,288       2,053

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3
(DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                               -----------------------------------------------
                                                                2001      2000      1999      1998      1997
                                                               -------   -------   -------   -------   -------
Balance at beginning of year                                   $10,504   $10,254   $11,911   $14,320   $16,511
Charge-offs:
  Commercial, financial and agricultural                           659       390       580        28       154
  Real estate-construction                                           -         -         -         -         -
  Real estate-mortgage                                               -         -         -         -         -
  Consumer installment                                           2,604     2,504     2,457     2,444     3,367
  Credit cards                                                   6,140     5,979     7,977    12,092    14,735
                                                               -------   -------   -------   -------   -------
     Total charge-offs                                           9,403     8,873    11,014    14,564    18,256
Recoveries:
  Commercial, financial and agricultural                            37        20        34        29       103
  Real estate-construction                                           -         -         -         -         -
  Real estate-mortgage                                               -         -         -         -         -
  Consumer installment                                             623       390       258       321       192
  Credit cards                                                   1,139     1,578     1,465     2,355     1,335
                                                               -------   -------   -------   -------   -------
     Total recoveries                                            1,799     1,988     1,757     2,705     1,630
                                                               -------   -------   -------   -------   -------
Net charge-offs                                                  7,604     6,885     9,257    11,859    16,626
Provision for loan losses                                        7,450     7,135     7,600     9,450    14,435
                                                               -------   -------   -------   -------   -------
Balance at end of year                                         $10,350   $10,504   $10,254   $11,911   $14,320
                                                               =======   =======   =======   =======   =======
Ratio of net charge-offs during period to average loans
  outstanding, net                                                1.01%      .95%     1.61%     2.60%     3.58%
Allowance for loan losses as a percentage of loans                1.40      1.38      1.56      2.40      3.31

     PROVISION FOR LOAN LOSSES Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb probable losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. In determining inherent losses, management considers financial services industry trends, loan concentrations, loan commitments, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes.

     The provision for loan losses was $7.5 million in 2001, $7.1 million in 2000 and $7.6 million in 1999. Fidelity increased the provision for loan losses during 2001 as a result of increased net charge-offs in commercial and credit card loans. The softening of the economy, particularly in the fourth quarter of 2001 following September 11, 2001, negatively impacted credit quality in both the commercial and consumer loan sectors. This led to an increase in the provision for loan losses.

     Net charge-offs were $7.6 million in 2001 compared to $6.9 million in 2000, a 10.4% increase. Net charge-offs to average loans was 1.01% in 2001 compared to ..95% in 2000, a 6.3% increase. The increase in net charge-offs was primarily due to increases in credit card and commercial loan net charge-offs, offset in part by a decline in consumer installment loan net charge-offs. The increase in credit card net charge-offs was primarily due to an increase in credit card customer bankruptcies as a result of a softening economy and pending changes in bankruptcy laws.

     For additional information on asset quality, refer to the discussions regarding loans, nonperforming assets and the allocation of the allowance for loan losses.

     NONINTEREST INCOME Noninterest income for 2001 was $21.7 million compared to $18.7 million in 2000, a 15.8% increase. During 2001, increased income on service charges, credit card fees, mortgage banking activities and gains on sales of investment securities and other real estate were offset in part by declines in revenue from brokerage and trust activities. The decline in operating revenue from trust activities was offset in part as a result of the revenues from the divestiture of the trust and asset management line of business.

     Fidelity's strategic plan calls for increasing noninterest income as a percentage of total revenues (net interest income plus noninterest income). A key driver of that growth in noninterest income is through revenue enhancement initiatives to ensure that Fidelity is charging and realizing fees and service charges for products and services consistent with industry practices. The majority of these revenue enhancement initiatives were not fully implemented until the fourth quarter of 2001. Revenue from service charges increased $920,000 or 29.8% to $4.0 million in 2001 compared to 2000. Revenue from this same source increased 71.8% in the fourth quarter of 2001 when compared to the same period in 2000. Another key driver is Fidelity's indirect automobile lending loan sales and indirect automobile loan servicing activity. During 2001, Fidelity sold $96 million of indirect automobile loan production, servicing retained. This compares to sales of $213 million in 2000, servicing retained. Both production and sales volume decreased in 2001 as a result of weakened economic conditions. The 2001 gains from indirect automobile loan sales were $921,000 compared to $1.1 million for 2000. The decrease in gains from indirect automobile loan sales was attributable in large part to decreased production and decreased loan sale volume. At December 31, 2001, Fidelity was servicing $276 million of indirect automobile loans it had sold, compared to $346 million at December 31, 2000. Revenue from indirect lending activities, which includes gains on sales, servicing fees and ancillary servicing income increased 1.6% to $4.4 million in 2001 compared to 2000. Additional increases in noninterest income were realized from mortgage banking activities, gains from investment security and other real estate sales and credit card fees, offset in part by declines in revenues from trust and brokerage activities. The increase in revenues of 87.3% to $2.8 million from mortgage banking activities was due to a substantial increase in the volume of residential mortgage loans originated and sold. The increase in credit card fees was primarily due to growth in merchant processing.

     Noninterest income for 2000 was $18.7 million compared to $19.2 million in 1999, a 2.5% decrease. Fidelity sold its entire residential mortgage loan-servicing portfolio in 1999 as part of its strategic initiative to improve profitability, reduce interest rate risk and to concentrate on the origination and sale of residential mortgage loans. The gain in 1999 from this sale totaled $788,000. In addition, noninterest income in 1999 included $6,000 in securities gains. Noninterest income increased 1.7% in 2000 over 1999 when these gains are excluded from 1999 results. Fidelity realized increases in noninterest income during 2000 in most operating activities, offset in part by declines in income from brokerage, trust and mortgage banking activities.

     NONINTEREST EXPENSE Noninterest expense increased $1.8 million or 4.3% in 2001 to $44.3 million from $42.5 million in 2000. Noninterest expense increased $1.1 million or 2.8% in 2000 to $42.5 million from $41.3 million in 1999.

     Salaries and employee benefits declined 2.6% in 2001 to $19.6 million compared to 2000. This decrease was the result of the elimination of certain positions through cost containment and efficiency initiatives, offset in part by general salary and benefits increases and severance costs in connection with the divestiture of the trust and asset management line of business. Excluding severance costs, salaries and employee benefits decreased 2.9% in 2001 compared to 2000. Salaries and employee benefits increased $1.1 million or 2.8% in 2000 to $20.1 million compared to 1999. This increase was because of general salary and benefits increases and severance costs in connection with the divestiture of the self-directed individual retirement account business. The number of full time equivalent employees at December 31, 2001, was 408 compared to 424 and 437 at the end of 2000 and 1999, respectively.

     Professional and other services increased $2.6 million or 82.1% to $5.8 million in 2001 when compared to 2000. Fidelity incurred $2.3 million of consulting and other professional fees in 2001 specifically in the trust area to improve operational effectiveness and efficiency, to timely and effectively address all issues covered in the Order and the Letter Agreement and to conduct an in-depth assessment of the trust and asset management line of business. This led to the decision to enter into a strategic alliance with Reliance Trust on December 1, 2001, and the divestiture of the trust and asset management line of business. An additional $764,000 in consulting fees was incurred for services provided by a management review and management search firm that helped Fidelity strengthen its management team and by a leading bank consulting firm for services related to the revenue enhancement initiatives.

     Professional and other services increased $475,000 or 17.4% to $3.2 million in 2000 when compared to 1999. Fidelity incurred $914,000 of consulting and other professional expenses in the trust area in 2000 related to the areas discussed above.

     There were no expenses related to the amortization of mortgage servicing rights in 2001 or 2000. Expenses related to the amortization of mortgage servicing rights were $534,000 in 1999. All mortgage servicing rights were sold on September 30, 1999.

     Expenses related to retail brokerage and securities related services totaled $1.8 million in 2001 compared to $2.3 million in 2000 and $2.6 million in 1999. The decline in brokerage related expenses was due to declines in brokerage activities.

     Other noninterest expenses declined $523,000 or 8.0% to $6.1 million in 2001 compared to 2000. This decrease was primarily due to a decline in other losses in 2001 and a reduction in other expenses through cost containment and efficiency initiatives. The decrease was offset in part by increased advertising and promotion expenses and one-time costs associated with the divestiture of the trust and asset management line of business. Excluding the one-time divestiture costs, other operating expenses declined 13.0% in 2001 compared to 2000. Other operating expenses increased $160,000 or 2.5% to $6.6 million in 2000 compared to 1999 due to increased losses as a result of a technical error made in the processing of a transaction, as well as increased operating and non-income related tax expenses as a result of growth. These increases were offset in large part by declines in advertising and promotion expenses and reduced amortization of an asset related to a 1996 indirect automobile loan securitization which was terminated in December 2000.

     PROVISION FOR INCOME TAXES The provision for income taxes consists of provisions for Federal and state income taxes. The provision for income taxes for 2001, 2000 and 1999 was $1.1 million, $1.9 million and $2.6 million, respectively. Fidelity's effective tax rate approximated statutory rates for all periods.

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

     MARKET RISK Fidelity's primary market risk exposures are interest rate risk and credit risk and, to a lesser extent, liquidity risk. Fidelity has little or no risk related to trading accounts, commodities or foreign exchange.

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

     The following schedule sets forth an analysis of Fidelity's assumed market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Assumptions have been made as to appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in assumptions significantly affect the estimates and, as such, the derived earnings and fair value may not be indicative of the value negotiated in an actual sale or comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Fidelity's policy states that a negative change in net present value as a result of an immediate and sustained 200 basis point increase or decrease in interest rates should not exceed 1% to 2% of total assets. It also states that a similar increase or decrease in interest rates should not negatively impact net interest income or net income by more than 5% or 15%, respectively.

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

The following schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of Fidelity's assets, liabilities and off-balance sheet items as a result of an immediate and sustained increase and an immediate and sustained decrease of 200 basis points in market rates of interest:

RATE SHOCK ANALYSIS
(DOLLARS IN THOUSANDS)

                                             DECEMBER 31, 2001                      DECEMBER 31, 2000
                                    ------------------------------------  --------------------------------------
Market rates of interest            +200 BASIS POINTS  -200 BASIS POINTS  +200 BASIS POINTS   -200 BASIS POINTS
                                    -----------------  -----------------  ------------------  ------------------
Change in net present value              $2,309            $(6,503)             $(100)             $(1,881)
                                    =================  =================  ==================  ==================
Change as a percent of total
  assets                                  .23%              (.65)%              (.01)%              (.20)%
                                    =================  =================  ==================  ==================
Percent change in net interest
  income                                  .19%              (.62)%              2.58 %             (2.96)%
                                    =================  =================  ==================  ==================
Percent change in net income              .83%              (2.76)%             9.68 %             (11.12)%
                                    =================  =================  ==================  ==================

     The analysis indicates that an immediate 200 basis point increase in market rates of interest would have a relatively small positive increase in the net present value of Fidelity, while an immediate 200 basis point decrease in market rates of interest would have a somewhat greater but not significant decrease in the net present value of Fidelity's financial assets and liabilities. The impact on net present value has increased under both scenarios when compared to 2000, primarily because of the substantial growth in shorter-term deposits and short-term borrowings and the decreasing remaining periods to maturity of a large volume of longer-term deposits and borrowings. As a result of more closely matching shorter-term liabilities with shorter-term assets, the net effect of interest rate changes on net present value has increased compared to results in 2000. The analysis indicates that a similar rate increase would only marginally increase both net interest income and net income over a one year period, while a similar rate decrease would result in a relatively small decrease in both net interest income and net income. The rate shock analysis as of December 31, 2001, reflects much smaller percentage impacts on net interest income and in net income than the similar analysis as of December 31, 2000, primarily because of a significant decrease in the interest sensitivity asset gap at 90 days as of December 31, 2001, which totaled 7.35% compared to an interest sensitivity asset gap for the same time band totaling 22.62% at December 31, 2000.

     The interest rate sensitivity analysis for 2001 indicates a relatively small net interest sensitivity asset gap at three months, a modest interest sensitivity liability gap at six months and a moderate net interest sensitivity liability gap at one year. (See "Interest Rate Sensitivity.") Thus, the decreased net interest sensitivity asset gap at three months in 2001 compared to 2000 has substantially decreased the impact of increasing and decreasing market rates of interest on net interest income and on net income. In addition, the effect of the net interest sensitivity asset gap at three months is mitigated substantially by the net interest sensitivity liability gap at six months and one year. The rate shock analysis for 2001 indicates that the effects of either an immediate and sustained increase or decrease in market rates of interest of 200 basis points fall well within established policy parameters and would not be material to Fidelity's net present value or to its operating results over a one year period.

     INTEREST RATE SENSITIVITY The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of these assets and liabilities. It is Fidelity's policy not to invest in derivatives. Fidelity performs a quarterly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances generally are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. However, fixed rate indirect automobile loans, mort gage backed securities and residential mortgage loans are primarily included based on scheduled payments with a prepayment factor incorporated, and credit card loans with a fixed rate are spread based on historical run-off experience over an eight month period. Through such analysis, Fidelity monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

     The following table illustrates Fidelity's interest rate sensitivity at December 31, 2001, as well as the cumulative position at December 31, 2001:

INTEREST RATE SENSITIVITY ANALYSIS(1)                                    TABLE 4
(DOLLARS IN THOUSANDS)

                                                                         REPRICING WITHIN
                                 ------------------------------------------------------------------------------------------------
                                   0-30      31-60      61-90      91-120    121-150    151-180    181-365      OVER
                                   DAYS       DAYS       DAYS       DAYS       DAYS       DAYS       DAYS     ONE YEAR    TOTAL
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
INTEREST-EARNING ASSETS:
Investment securities
  available-for-sale             $  1,201   $  1,184   $  1,165   $  1,148   $  1,131   $  1,114   $  6,515   $ 74,968   $ 88,426
Investment securities
  held-to-maturity                    116        114        113        111        109        108        609     10,623     11,903
Loans                             258,348     18,553     16,771     17,046     17,110     15,591     88,075    310,268    741,762
Loans held-for-sale                14,996     32,000     12,500          -          -          -          -          -     59,496
Federal funds sold                 23,118          -          -          -          -          -          -          -     23,118
Due from
  banks - interest-earning            761          -          -          -          -          -          -          -        761
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
  Total interest-earning assets   298,540     51,851     30,549     18,305     18,350     16,813     95,199    395,859    925,466
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
INTEREST-BEARING LIABILITIES:
Demand deposit accounts             5,628      5,628      5,628      5,628      5,628      5,628     33,767     45,023    112,558
Savings and NOW accounts           80,878      1,263      1,263      1,263      1,263      1,263      7,578     60,622    155,393
Money market accounts               3,294      3,294      3,294      3,294      3,294      3,294     19,762     26,350     65,876
Time Deposits >$100,000            18,788     22,946     26,066     14,137      8,653     11,327     31,444     32,265    165,626
Time Deposits <$100,000            29,189     27,207     36,197     31,278     41,129     25,309     57,104     71,219    318,632
Long term debt                          -          -          -          -          -          -          -     67,334     67,334
Short-term borrowings              32,362          -     10,000          -          -          -          -          -     42,362
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
  Total interest-bearing
    liabilities                   170,139     60,338     82,448     55,600     59,967     46,821    149,655    302,813    927,781
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Interest-sensitivity gap         $128,401   $ (8,487)  $(51,899)  $(37,295)  $(41,617)  $(30,008)  $(54,456)  $ 93,046   $ (2,315)
                                 ========   ========   ========   ========   ========   ========   ========   ========   ========
Cumulative gap at 12/31/01       $128,401   $119,914   $ 68,015   $ 30,720   $(10,897)  $(40,905)  $(95,361)  $ (2,315)
                                 ========   ========   ========   ========   ========   ========   ========   ========
Ratio of cumulative gap to
  total interest-earning assets     13.87%     12.96%      7.35%      3.32%     -1.18%     -4.42%    -10.30%     -0.25%
Ratio of interest-sensitive
  assets to interest sensitive
  liabilities (12/31/01)           175.47      85.93      37.05      32.92      30.60      35.91      63.61     130.73

-------------------------

(1) Fidelity follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame except for approximately $80 million in a special savings account with a guaranteed rate through December 31, 2001, at which time the rate will adjust to a market rate of interest. This balance is reflected in the 0-30 day maturity time band, as any change in the rate will be effective for all of the following three months. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

     The interest rate sensitivity structure within Fidelity's balance sheet at December 31, 2001, indicated a cumulative net interest sensitivity liability gap of 10.30% when projecting out one year. In the near term, defined as 90 days, Fidelity had a cumulative net interest sensitivity asset gap of 7.35% at December 31, 2001. When projecting forward six months, Fidelity had a modest net interest sensitivity liability gap of 4.42%. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income.

     Fidelity's policy states that the cumulative gap at the six month and one year period should generally not exceed 10% and 15%, respectively. Any interest rate risk associated with cumulative gap positions was partially mitigated in 2001 because of the net interest sensitivity asset gap in the near term and the net interest sensitivity liability gap at one year with a reduced net interest sensitivity liability position at six months. Fidelity's interest rate shock analysis, which is generally considered to be a better indicator of interest rate risk, indicates that Fidelity has some net interest income and net income exposure, but relatively minor net present value exposure to an interest rate shock of plus or minus 200 basis points. (See "Market Risk" on the preceding page). The increase in net interest income and net income exposure in 2001 when compared to 2000 is primarily due to the increase in time deposit maturities beyond one year, the $20.5 million issuance of long-term trust preferred securities and the reduction in short-term debt.

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

     Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for sale or pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits and certain interest-sensitive deposits; a collateralized contingent line of credit at the Federal Reserve Bank Discount Window; a collateralized line of credit from the Federal Home Loan Bank of Atlanta (the "FHLB"); and borrowings under unsecured overnight Federal funds lines available from correspondent banks. In addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 2001, capital ratios exceeded those regulatory levels required for a well-capitalized institution. The capital of the Bank also exceeded the levels required under the Letter Agreement.

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

     Fidelity's consolidated statements of cash flows included in the accompanying consolidated financial statements present certain information about cash flows from operating, investing and financing activities. Fidelity's principal cash flows relate to investing and financing activities, rather than operating activities. While the statements present the periods' net cash flows from lending and deposit activities, it does not reflect certain important aspects of Fidelity's liquidity described above, including (i) anticipated liquidity requirements under outstanding credit commitments to customers, (ii) intra-period volatility of deposits, particularly fluctuations in the volume of commercial customers' noninterest-bearing demand deposits, and (iii) unused borrowings available under unsecured Federal funds lines, secured or collateralized lines, repurchase agreements, and other arrangements. Fidelity's principal source of operating cash flows is net interest income.

     The holding company, Fidelity National Corporation ("FNC"), has limited liquidity, and it relies primarily on equity, subordinated debt and trust preferred security sales, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. The Bank pays interest on its subordinated debt and cash dividends on its preferred stock and common stock. Under the Letter Agreement with the OCC, the Bank may pay dividends only when there is no supervisory objection.

     Net cash flow from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses, depreciation, amortization and lower of cost or market adjustments, if any.

     Net cash flow used in operating activities was negatively impacted in 2001 by an increase in loans held-for-sale of $37 million. Indirect automobile loans held-for-sale increased $25 million, as fourth quarter production was reserved for sales in 2002. The balance of the increase was provided by residential mortgage loans originated and held-for-sale. Net cash flow used in investing activities was negatively impacted by increases in investment securities of $14 million, offset in part by a $12 million excess of proceeds from loan sales over increases in net loan balances. Net cash flow provided by financing activities was positively impacted by a net increase of $18 million each in deposits and long-term debt and a $10 million increase in short-term borrowings. Cash and cash equivalents increased $15 million for the year as a result of funds provided by financing activities.

     Net cash flow provided by operating activities was positively impacted in 2000 by the decrease of $43 million in loans held-for-sale. Net cash flow used in investing activities was negatively impacted by a net increase in loans of $336 million, offset in part by $222 million in proceeds from the sale of loans. Net cash flows provided by financing activities was positively impacted by net increases of $32 million and $50 million in demand deposits, money market and savings accounts and in time deposits, respectively, and by a net increase of $20 million in long-term debt through the issuance of trust preferred securities, offset in part by a $39 million decrease in short-term borrowings. Cash and cash equivalents decreased for the year by $7 million, primarily as a result of loan growth and the repayment of short-term borrowings.

     Net cash flow provided by operating activities was negatively impacted in 1999 by an increase in loans held-for-sale of $26 million. Net cash flow provided by investing activities was negatively impacted by a net increase in loans of $351 million, offset in part by $183 million in proceeds from the sale of loans. Net cash flow from financing activities was positively impacted by an increase in deposits of $97 million and by increases in long-term and short-term debt by $14 million and $55 million, respectively. Cash and cash equivalents decreased by $30 million during 1999, primarily as a result of loan growth.

     Except for the level of the commercial, credit card and indirect automobile loan delinquencies and charge-offs and the level of nonperforming assets, there are no known trends, events, or uncertainties of which Fidelity is aware that may have or that are likely to have a material adverse effect on Fidelity's liquidity, capital resources or operations. As noted, the current weakened economy, due in part to the events of September 11, 2001, should have no material adverse effect on Fidelity hereafter, barring additional unforeseen disruptions in the economy.

     LOANS During 2001, total loans outstanding, which include loans held-for-sale, increased $16 million or 2.0%, to $801 million when compared to 2000. The increase in total loans outstanding was attributable to growth in consumer installment loans and originated mortgage loans held-for-sale, which increased $37 million or 163.4% to $59 million and growth in consumer installment loans consisting primarily of indirect automobile loans, which increased $30 million or 10.5% to $319 million during 2001. Real estate construction loans remained constant at $98 million. Commercial loans declined $13 million or 16.4% to $64 million, real estate mortgage loans, consisting primarily of residential construction loans, declined $28 million or 13.4% to $180 million, and credit card loans declined $10 million or 11.4% to $81 million. The declines in commercial loans and real estate mortgage loans were

LOANS, BY CATEGORY                                                       TABLE 5
(DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------
                                                            2001       2000       1999       1998       1997
                                                          --------   --------   --------   --------   --------
LOANS:
Commercial, financial and agricultural                    $ 62,889   $ 75,381   $ 67,079   $ 53,295   $ 45,422
Tax exempt commercial                                        1,043      1,114      1,189      1,259      1,527
                                                          --------   --------   --------   --------   --------
  Total commercial                                          63,932     76,495     68,268     54,554     46,949
Real estate - construction                                  98,051     98,520     69,254     61,654     44,536
Real estate - mortgage                                     179,821    207,722    175,770    105,316     68,946
Consumer installment                                       318,724    288,576    243,839    170,340    152,526
Credit cards                                                81,234     91,694     98,483    104,357    119,864
                                                          --------   --------   --------   --------   --------
Loans                                                      741,762    763,007    655,614    496,221    432,821
Allowance for loan losses                                   10,350     10,504     10,254     11,911     14,320
                                                          --------   --------   --------   --------   --------
  Loans, net                                              $731,412   $752,503   $645,360   $484,310   $418,501
                                                          ========   ========   ========   ========   ========
TOTAL LOANS:
Loans                                                     $741,762   $763,007   $655,614   $496,221   $432,821
LOANS HELD-FOR-SALE:
Mortgage loans                                              14,996      3,090      4,167      9,655      4,361
Consumer installment                                        44,500     19,500     61,000     30,000          -
                                                          --------   --------   --------   --------   --------
  Total loans held-for-sale                                 59,496     22,590     65,167     39,655      4,361
                                                          --------   --------   --------   --------   --------
  Total loans                                             $801,258   $785,597   $720,781   $535,876   $437,182
                                                          ========   ========   ========   ========   ========

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6
(DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31, 2001
                                                              ---------------------------------------------
                                                                            ONE
                                                               WITHIN     THROUGH        OVER
                                                              ONE YEAR   FIVE YEARS   FIVE YEARS    TOTAL
                                                              --------   ----------   ----------   --------
LOAN MATURITY:
Commercial, financial and agricultural                        $ 26,656    $31,984       $5,292     $ 63,932
Real estate - construction                                      87,709     10,238          104       98,051
                                                              --------    -------       ------     --------
     Total                                                    $114,365    $42,222       $5,396     $161,983
                                                              ========    =======       ======     ========
INTEREST RATE SENSITIVITY:
Selected loans with:
Predetermined interest rates:
  Commercial, financial and agricultural                      $  7,280    $15,367       $2,413     $ 25,060
  Real estate - construction                                       323      1,398          104        1,825
Floating or adjustable interest rates:
Commercial, financial and agricultural                          19,376     16,617        2,879       38,872
Real estate - construction                                      87,386      8,840            -       96,226
                                                              --------    -------       ------     --------
     Total                                                    $114,365    $42,222       $5,396     $161,983
                                                              ========    =======       ======     ========

due in part to a slowing economy, accelerating prepayments as a result of historically low interest rates and the sale of $33 million of residential real estate mortgage loans. During 2001, credit card loans were reduced to 10.1% of the total loan portfolio from 11.7% and 13.7% at December 31, 2000 and 1999, respectively. The increase in secured consumer installment loans, coupled with the decline in credit card loans, has significantly reduced the credit risk in the consumer loan portfolios. During 2000, total loans outstanding, including loans held-for-sale, increased $65 million or 9.0%, to $786 million when compared to 1999. The increase in total loans outstanding during 2000 was primarily attributable to growth in real estate mortgage loans, consumer installment loans and real estate construction loans, which increased $32 million, $45 million and $29 million, respectively, to $208 million, $289 million and $99 million, respectively. Those increases were offset in part by declines in loans held-for-sale and credit card outstandings by $42 million and $7 million, respectively, to $23 million and $92 million, respectively.

     CREDIT QUALITY Credit quality risk in Fidelity's loan portfolio provides the highest degree of risk for Fidelity. Fidelity manages and controls risk in the loan portfolio through adherence to standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting the strategic loan quality and growth targets. Fidelity's credit policies establish underwriting standards, place limits on exposures to include concentrations and commitments, and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. Fidelity maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification are reviewed quarterly.

     Management has taken numerous steps to reduce credit risk in Fidelity's loan portfolio and strengthen its credit risk management team and processes. As a result of this program, credit card loans as a percent of total loans has declined significantly and the average credit scores of indirect automobile loans have increased significantly. In addition, all credit policies have been reviewed and revised as necessary and experienced managers have been hired to strengthen commercial lending and Credit Administration. However, with the softening economy and increased personal bankruptcies, both net charge-offs and delinquencies increased during the second half of 2001, although delinquencies at December 31, 2001, were less than at the end of 2000.

     Credit Administration regularly reports to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio and the adequacy of the allowance for loan losses. Credit Administration monitors loan concentration, production and loan growth, as well as loan quality. Credit Administration, independently of the lending departments, reviews all risk ratings and tests credits approved for adherence to Fidelity standards. The consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risks associated with delinquent accounts.

     Finally, Fidelity's Credit Administration also performs ongoing, independent reviews of the risk management process and adequacy of documentation. This department is centralized and independent of the lending function. The results of its examinations are reported to the Loan and Discount Committee of the Board.

     NONPERFORMING ASSETS Nonperforming assets consist of nonaccrual and restructured loans, repossessions and other real estate. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Restructured loans are those loans whose terms have been modified, because of economic or legal reasons related to the debtor's financial difficulties, to provide for a reduction in principal, change in terms, or modification of interest rates to below market levels. Repossessions include vehicles and other personal property which have been repossessed as a result of payment defaults on indirect automobile and commercial loans. Other real estate is real property acquired by foreclosure or directly by title or deed transfer in settlement of debt.

     Nonperforming assets at December 31, 2001 and 2000, were $9.0 million. During 2001, other real estate increased $2.3 million to $4.3 million. This increase in other real estate was due to property foreclosures related primarily to one loan relationship. At December 31, 2000, loans totaling $912,000 were restructured and included in nonaccrual loans. At December 31, 2001 and 1999, there were no restructured loans. Nonperforming assets increased $4.8 million in 2000 from $4.2 million at December 31, 1999. This increase was primarily due to two commercial loans impacted by the weakening economy and other market factors, as well as a deterioration in credit quality, particularly in the commercial loan sector.

     The ratio of nonperforming assets to loans and other real estate was 1.20% at December 31, 2001, compared to 1.18% and .61% at December 31, 2000 and 1999, respectively. The ratio of loans past due 90 days and still accruing to loans was .30% at December 31, 2001. This ratio was .40% and .35% at December 31, 2000 and 1999, respectively.

     When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is reduced by the interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is reduced and a charge for that amount is made to the allowance for loan losses. For 2001, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was approximately $100,000 compared to $155,000 and $136,000 during 2000 and 1999, respectively.

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

NONPERFORMING ASSETS                                                     TABLE 7
(DOLLARS IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                                --------------------------------------------------
                                                                 2001       2000       1999       1998       1997
                                                                ------     ------     ------     ------     ------
Nonaccrual loans                                                $3,654     $6,376     $2,498     $1,848     $1,422
Repossessions                                                      958        615        621        684        949
Other real estate                                                4,371      2,035        901      1,093      2,260
                                                                ------     ------     ------     ------     ------
     Total nonperforming assets                                 $8,984     $9,026     $4,020     $3,625     $4,631
                                                                ======     ======     ======     ======     ======
Loans past due 90 days or more and still accruing               $2,192     $3,016     $2,290     $4,393     $6,194
                                                                ======     ======     ======     ======     ======
Ratio of past due loans to loans                                   .30%       .40%       .35%       .89%      1.43%
Ratio of nonperforming assets to loans and repossessions          1.20       1.18        .61        .73       1.06

     Management is not aware of any potential problem loans other than those disclosed in the table above, which includes all loans recommended for such classification by regulators, which would have a material impact on asset quality. The trends impacting the consumer portfolio, primarily credit cards and indirect auto loans, and the recent softening in the economy resulting in increased charge-offs and delinquencies in the last half of the year, have been discussed elsewhere herein.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio and commitments under current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. This analysis is separately performed for each major loan category. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequently, recoveries are added to the allowance.

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

     Quarterly, Credit Administration performs a formal review to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. Elements of the review include analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, concentrations and commitments, loan activity since the previous quarter, reports prepared by Credit Administration, consideration of current economic conditions and other pertinent information. The level of allowance to loans outstanding will vary depending on the overall results of this quarterly review. The review is presented to and subsequently approved by senior management and reviewed by the Board of Directors.

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

     At December 31, 2001, the allowance for loan losses was $10.3 million, or 1.40% of loans compared to $10.5 million, or 1.38% of loans at December 31, 2000. At December 31, 1999, Fidelity's allowance for loan losses as a percentage of loans was 1.56%. Net charge-offs as a percent of average loans outstanding was 1.01% in 2001 compared to .95% and 1.61% for 2000 and 1999, respectively. At December 31, 2001 and 2000, credit card loans totaled $81 million and $92 million, respectively, or 10.1% and 11.8% of total loans, respectively. This is compared to $99 million, or 13.8%, at December 31, 1999. The amount of the allowance for loan losses allocated to credit cards was $4.8 million at December 31, 2001, compared to $4.4 million and $4.9 million at December 31, 2000 and 1999, respectively. Fidelity has increased the allowance allocated to credit card loans due to the increase in credit card net charge-offs, primarily the result of an increase in bankruptcies. See "Provision for Loan Losses." The allowance allocated to commercial loans was $1.2 million at December 31, 2001. During 2001, commercial loan net charge-offs totaled $622,000. These charge-offs, coupled with the payoff on several loans included in problem loans at December 31, 2000, contributed to the $820,000 decline in the allocated allowance required for commercial loans at December 31, 2001, compared to December 31, 2000. As a result of the softening economy in late 2000 and the deterioration in credit quality in the commercial loan sector, the amount of the allowance for loan losses allocated to commercial loans increased to $2.0 million at December 31, 2000, compared to $.6 million at the end of 1999.

     The preapproved credit card program reflected in the schedule was discontinued in May of 1996 and Fidelity has offered no similar program since.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8
(DOLLARS IN THOUSANDS)

                                                  DECEMBER 31, 2001    DECEMBER 31, 2000    DECEMBER 31, 1999
                                                  ------------------   ------------------   ------------------
                                                  ALLOWANCE     %*     ALLOWANCE     %*     ALLOWANCE     %*
                                                  ---------   ------   ---------   ------   ---------   ------
Commercial, financial and agricultural             $ 1,211      8.62%   $ 2,031     12.15%   $   634     15.68%
Real estate - construction                             259     13.22        122     12.91         87     10.15
Real estate - mortgage                                 228     24.24        160     25.01        104     21.94
Consumer installment                                 3,482     42.97      3,815     37.83      4,159     37.07
Credit cards                                         4,818     10.95      4,376     12.10      4,943     15.16
Unallocated                                            352         -          -         -        327         -
                                                   -------    ------    -------    ------    -------    ------
     Total                                         $10,350    100.00%   $10,504    100.00%   $10,254    100.00%
                                                   =======    ======    =======    ======    =======    ======

                                                  DECEMBER 31, 1998    DECEMBER 31, 1997
                                                  ------------------   ------------------
                                                  ALLOWANCE     %*     ALLOWANCE     %*
                                                  ---------   ------   ---------   ------
Commercial, financial and agricultural             $   174     14.67%   $   154     11.94%
Real estate - construction                              63     12.23         48     10.29
Real estate - mortgage                                  60     17.82         65     14.93
Consumer installment                                 3,458     34.25      3,442     35.15
Credit cards                                         7,779     21.03      9,436     27.69
Unallocated                                            377         -      1,175         -
                                                   -------    ------    -------    ------
  Total                                            $11,911    100.00%   $14,320    100.00%
                                                   =======    ======    =======    ======

-------------------------

* Percentage of respective loan type to total loans.

     The following schedule summarizes data related to Fidelity's preapproved and other credit card activities (dollars in thousands):

                                                                         DECEMBER 31,
                                                     -----------------------------------------------------
                                                      2001       2000       1999        1998        1997
                                                     -------    -------    -------    --------    --------
LOANS OUTSTANDING:
  Preapproved                                        $23,587    $27,376    $31,468    $ 38,156    $ 46,868
  Other                                               57,647     64,318     67,015      66,201      72,996
                                                     -------    -------    -------    --------    --------
     Total                                           $81,234    $91,694    $98,483    $104,357    $119,864
                                                     =======    =======    =======    ========    ========
DELINQUENCIES 30+ DAYS:
  Preapproved                                        $ 1,735    $ 1,932    $ 2,631    $  5,093    $  6,855
  Other                                                2,736      2,376      2,321       3,511       4,197
                                                     -------    -------    -------    --------    --------
     Total                                           $ 4,471    $ 4,308    $ 4,952    $  8,604    $ 11,052
                                                     =======    =======    =======    ========    ========
NET CHARGE-OFFS:
  Preapproved                                        $ 1,768    $ 2,025    $ 3,154    $  5,554    $  7,810
  Other                                                3,233      2,376      3,358       4,183       5,590
                                                     -------    -------    -------    --------    --------
     Total                                           $ 5,001    $ 4,401    $ 6,512    $  9,737    $ 13,400
                                                     =======    =======    =======    ========    ========

     INVESTMENT SECURITIES The levels of taxable securities and short-term investments reflect Fidelity's strategy of maximizing portfolio yields within overall asset and liability management parameters while providing for liquidity needs. Investment securities on an amortized cost basis totaled $101 million and $86 million at December 31, 2001 and 2000, respectively. The majority of the holdings are Agency mortgage-backed securities. The increase at December 31, 2001, compared to December 31, 2000, was attributable to purchases of investment securities totaling

$66 million, less $34 million in principal payments on mortgage-backed securities and calls of Agency callable securities and sales of securities totaling $17 million. This increase in investment securities was the result of a decision to purchase securities to replace maturing, called and sold securities, provide liquidity support and provide collateral for public deposits and other borrowings.

     The average life of Fidelity's securities portfolio was 7.9 years at December 31, 2001, compared to 7.1 years at December 31, 2000. At December 31, 2001, approximately $89 million of investment securities were classified as available-for-sale, compared to $52 million at December 31, 2000. The net unrealized loss on these securities at December 31, 2001 and 2000, was $.3 million before taxes.
     At December 31, 2001 and 2000, Fidelity classified all but $8 million and $31 million, respectively, of its investment securities as available-for-sale. Fidelity maintains a relatively high percentage of its investment portfolio as available-for-sale for possible liquidity needs related primarily to loan production.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9
(DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31,
                                            ----------------------------------------------------------------
                                                    2001                  2000                  1999
                                            --------------------   -------------------   -------------------
                                            AMORTIZED     FAIR     AMORTIZED    FAIR     AMORTIZED    FAIR
                                              COST       VALUE       COST       VALUE      COST       VALUE
                                            ---------   --------   ---------   -------   ---------   -------
U.S. Treasury securities and obligations
  of U.S. Government corporations and
  agencies                                  $   6,233   $  6,401   $ 36,098    $35,897    $31,108    $29,375
Mortgage-backed securities                     88,323     87,879     46,846     46,440     47,340     45,308
Corporate notes - investment grade              1,946      1,942          -          -          -          -
Other investments                               4,167      4,167      3,367      3,367      3,178      3,178
                                            ---------   --------   --------    -------    -------    -------
  Total                                     $ 100,669   $100,389   $ 86,311    $85,704    $81,626    $77,861
                                            =========   ========   ========    =======    =======    =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS(1)    TABLE 10
(DOLLARS IN THOUSANDS)

                                                          DECEMBER 31, 2001                 DECEMBER 31, 2000
                                                   -------------------------------   -------------------------------
                                                   AMORTIZED    FAIR      AVERAGE    AMORTIZED    FAIR      AVERAGE
                                                     COST       VALUE    YIELD(2)      COST       VALUE    YIELD(2)
                                                   ---------   -------   ---------   ---------   -------   ---------
AVAILABLE-FOR-SALE:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  Due after one year through five years             $ 5,000    $ 5,150     5.83%     $  5,976    $ 5,933     5.62%
  Due after five years through ten years              1,233      1,251     5.12        10,151     10,200     6.15
Corporate notes - investment grade
  Due after five years through ten years              1,946      1,942     7.00             -          -        -
Mortgage-backed securities                           80,587     80,083     6.30        36,209     35,939     6.60
                                                    -------    -------               --------    -------
     Total                                          $88,766    $88,426               $ 52,336    $52,072
                                                    =======    =======               ========    =======
HELD-TO-MATURITY:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  Due after one year through five years             $     -    $     -        -%     $  4,989    $ 4,967     5.94%
  Due after five years through ten years                  -          -        -        14,981     14,796     6.36
Mortgage-backed securities                            7,736      7,796     6.08        10,637     10,501     6.69
                                                    -------    -------               --------    -------
     Total                                          $ 7,736    $ 7,796               $ 30,607    $30,264
                                                    =======    =======               ========    =======

-------------------------

(1) This table excludes equity investments totaling $4,167 and $3,367 at December 31, 2001 and 2000, respectively, which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.

     DEPOSITS AND FUNDS PURCHASED Total deposits increased $17 million during 2001 to $818 million, or 2.2% from $801 million at December 31, 2000. On an average balance basis, interest-bearing demand deposits decreased $13 million, savings deposits grew $49 million and time deposits grew $20 million. The growth in the average balance in savings deposits was due to a special premium rate savings program with a three month rate guarantee. Core deposits, Fidelity's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000 and nationally sourced time deposits obtained through investment banking firms. Core deposits are obtained from a broad range of customers. Nationally sourced deposits, all of which were obtained in the second quarter of 2000 through investment banking firms, totaled $20 million and $50 million at December 31, 2001, and 2000, respectively, and are included in time deposit balances under $100,000 in the consolidated balance sheets. Average interest-bearing core deposits were $511 million and $467 million during 2001 and 2000, respectively.
     Total deposits as of December 31, 2000, increased $83 million or 11.4% from $718 million as of December 31, 1999. On an average balance basis, all categories of deposits reflected volume increases.

     Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts and escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits represented 17.0% of average core deposits in 2001 compared to 18.2% in 2000. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11
(DOLLARS IN THOUSANDS)

                                                                           DECEMBER 31,
                                               ---------------------------------------------------------------------
                                                       2001                    2000                    1999
                                               ---------------------   ---------------------   ---------------------
                                               AVERAGE AMOUNT   RATE   AVERAGE AMOUNT   RATE   AVERAGE AMOUNT   RATE
                                               --------------   ----   --------------   ----   --------------   ----
Noninterest-bearing demand deposits               $104,709         -%     $103,519         -%     $100,469         -%
Interest-bearing demand deposits                   128,131      2.96       141,297      3.96       131,269      3.58
Savings deposits                                    85,618      4.37        36,474      4.57        26,579      3.54
Time deposits                                      496,166      6.17       476,408      5.62       400,340      5.43
                                                  --------                --------                --------
  Total average deposits                          $814,624      5.37      $757,698      5.55      $658,657      4.91
                                                  ========                ========                ========

                            DECEMBER 31, 2001
         MATURITY DISTRIBUTION OF TIME DEPOSITS $100,000 OR MORE
--------------------------------------------------------------------------
Three months or less                                         $ 69,804
Over three through six months                                  32,228
Over six through twelve months                                 32,330
Over twelve months                                             31,265
                                                             --------
  Total                                                      $165,627
                                                             ========

SCHEDULE OF SHORT-TERM BORROWINGS(1)                                    TABLE 12
(DOLLARS IN THOUSANDS)

                                                                                             WEIGHTED
                                  MAXIMUM                   AVERAGE INTEREST                 AVERAGE
                             OUTSTANDING AT ANY   AVERAGE     RATE DURING      ENDING    INTEREST RATE AT
    YEAR ENDED DECEMBER 31,      MONTH-END        BALANCE         YEAR         BALANCE       YEAR-END
    -----------------------  ------------------   -------   ----------------   -------   ----------------
             2001                 $49,402         $31,278         4.50%        $42,362        3.47%
             2000                  54,829          52,237         5.53          32,219         5.51
             1999                  71,294          40,559         4.58          71,294         5.28

-------------------------

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB") that mature either overnight or on a fixed maturity not to exceed one year.

     TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT Fidelity had $67 million of trust preferred securities and other long-term debt outstanding at December 31, 2001, consisting of $20.5 million in trust preferred securities, $15 million of subordinated debt securities, $29 million in borrowings from the FHLB and $3 million in first mortgages on other real estate owned.

     On March 23, 2000, Fidelity issued $10.5 million of 10 7/8% Fixed Rate Capital Trust Pass-through Securities ("Trust Preferred Securities") of FNC Capital Trust I with a liquidation value of $1,000 per share. On July 27, 2000, Fidelity issued $10.0 million of 11.045% Fixed Rate Capital Trust Preferred Securities ("TPS") of Fidelity National Capital Trust I with a liquidation value of $1,000 per share. Both issues have thirty year final maturities and are redeemable in whole or in part after ten years at declining redemption prices to 100%. The Trust Preferred Securities and the TPS were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and were not registered under the Act. Both trusts used the proceeds from the sales to purchase Junior Subordinated Debentures of Fidelity. The proceeds are, to the extent allowable, included in Tier I capital by FNC in the calculation of regulatory capital ratios and the payments by Fidelity to the Trust Preferred Securities and the TPS are fully tax deductible.

     Subordinated notes of $15 million at a fixed rate of 8.5% and due January 31, 2006, were outstanding as of December 31, 2001. Fidelity has the right to redeem the subordinated notes in whole or in part at any time at 100% of the principal amount plus accrued interest to the date of the redemption.

     On April 12, 1999, Fidelity entered into a $14 million five year European convertible advance with the FHLB maturing April 12, 2004, at a fixed rate of 5.26% with a one-time conversion option at the end of the third year. Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance on April 12, 2002, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     On February 7, 2001, Fidelity entered into a $15 million two year 5.47% fixed rate advance with the FHLB maturing on February 6, 2003, to extend liability maturities and to provide liquidity.

     During 2001, Fidelity foreclosed on various real estate properties subject to long-term first mortgages totaling $3 million at December 31, 2001.

     SHAREHOLDERS' EQUITY Shareholders' equity at December 31, 2001 and 2000 was $59 million and $58 million, respectively. Realized shareholders' equity (shareholders' equity excluding accumulated other comprehensive loss, net of tax benefit) was $59 million at December 31, 2001 and $58 million at December 31, 2000. The increase in realized shareholders' equity in 2001 was a result of net income, offset by the declaration of common stock dividends.

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

     Fidelity paid preferred stock dividends of $24,000 in 2000 and $492,000 in 1999, the total of $516,000 being declared in 1999. During 2001 and 2000, Fidelity paid $1,756,000 in dividends on common stock compared to $1,329,000 in 1999. The following schedule summarizes per share common stock dividends paid for the last three years:

                                                    DIVIDENDS PAID
                                             ----------------------------
                                             2001        2000        1999
                                             ----        ----        ----
First Quarter                                $.05        $.05        $.04
Second Quarter                                .05         .05         .04
Third Quarter                                 .05         .05         .04
Fourth Quarter                                .05         .05         .04
                                             ----        ----        ----
For the Year                                 $.20        $.20        $.16
                                             ====        ====        ====

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the consolidated balance sheets. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," ("SFAS No. 138") which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities and was effective simultaneously with SFAS No. 133. Fidelity adopted the standards as of January 1, 2001. The adoption of the new standards by Fidelity as of January 1, 2001, had no material effect on earnings and financial position based on Fidelity's limited use of derivatives.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141"), effective for business combinations initiated after June 30, 2001. Under SFAS No. 141, the pooling of interests method of accounting for business combinations is eliminated. The adoption of this statement did not have a material financial impact on Fidelity's results of operations or financial position.

     In July 2001, the FASB issues SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The adoption of this statement did not expected to have a material financial impact on Fidelity's results of operations or financial position.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), effective for fiscal years beginning after December 15, 2001, and applied prospectively. SFAS No. 144 will supercede SFAS No. 121 and APB 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 related to the recognition and measurement of long-lived assets. SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test. Furthermore, SFAS No. 144 requires that operating losses from a "component of an entity" would be recognized in the period in which they occur rather than as of the measurement date as presently required by APB 30. When Fidelity adopts this statement, it is not expected to have a material financial impact on its results of operations or financial position.

FORWARD-LOOKING STATEMENTS

     This review contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Fidelity's assumptions, but that are beyond Fidelity's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity's market, and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission, including the Annual Report and Form 10-K for 2001.

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

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13
(DOLLARS IN THOUSANDS)

                                                          2001                                    2000
                                          -------------------------------------   -------------------------------------
                                          FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                          QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                          -------   -------   -------   -------   -------   -------   -------   -------
Interest income                           $18,255   $19,315   $20,378   $20,403   $20,638   $20,752   $19,485   $18,446
Interest expense                            9,567    10,862    12,105    12,115    12,018    11,365    10,116     9,209
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net interest income                       8,688     8,453     8,273     8,288     8,620     9,387     9,369     9,237
Provision for loan losses                   1,800     2,050     1,800     1,800     2,935     1,200     1,500     1,500
Noninterest income before securities
  gains                                     5,720     5,020     5,436     4,905     4,470     4,791     4,622     4,837
Securities gains                                -       538         -        62         -         -         -         -
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Total noninterest income                  5,720     5,558     5,436     4,967     4,470     4,791     4,622     4,837
Noninterest expense                        11,117    10,606    11,001    11,587    11,573    10,558    10,052    10,299
                                          -------   -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes           1,491     1,355       908      (132)   (1,418)    2,420     2,439     2,275
Income tax expense (benefit)                  497       451       278      (114)     (619)      851       859       797
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net income (loss)                       $   994   $   904   $   630   $   (18)  $  (799)  $ 1,569   $ 1,580   $ 1,478
                                          =======   =======   =======   =======   =======   =======   =======   =======
Basic earnings (loss) per share           $   .12   $   .10   $   .07   $     -   $  (.09)  $   .18   $   .18   $   .17
                                          =======   =======   =======   =======   =======   =======   =======   =======
Diluted earnings (loss) per share         $   .12   $   .10   $   .07   $     -   $  (.09)  $   .18   $   .18   $   .17
                                          =======   =======   =======   =======   =======   =======   =======   =======

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Fidelity National Corporation

     We have audited the accompanying consolidated balance sheets of Fidelity National Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                        /s/ Ernst & Young LLP

January 25, 2002
Atlanta, Georgia

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  2001            2000
                                                              ------------    ------------
ASSETS
  Cash and due from banks                                     $ 34,170,060    $ 28,518,760
  Interest-bearing deposits with banks                             760,507       1,372,815
  Federal funds sold                                            23,117,592      13,125,196
  Investment securities available-for-sale - Note 3             88,425,882      52,072,109
  Investment securities held-to-maturity (fair values of
     $11,962,682 and
     $33,631,788 for 2001 and 2000, respectively) - Note 3      11,903,158      33,974,415
  Loans held-for sale                                           59,496,203      22,589,939
  Loans, net of unearned income - Note 4                       741,762,010     763,006,975
  Allowance for loan losses - Note 4                           (10,349,919)    (10,503,527)
                                                              ------------    ------------
  Loans, net                                                   731,412,091     752,503,448
  Premises and equipment, net - Note 5                          16,352,739      18,547,668
  Other real estate - Note 4                                     4,371,434       2,035,345
  Accrued interest receivable                                    5,870,171       7,389,464
  Other assets                                                  18,335,693      16,001,491
                                                              ------------    ------------
          Total assets                                        $994,215,530    $948,130,650
                                                              ============    ============
LIABILITIES
Deposits - Note 6
  Noninterest-bearing demand deposits                         $112,557,000    $116,727,168
  Interest-bearing deposits:
     Demand and money market                                   120,094,961     128,776,867
     Savings                                                   101,172,071      63,637,807
     Time deposits, $100,000 and over                          165,626,627     153,464,274
     Other time deposits                                       318,630,233     337,934,539
                                                              ------------    ------------
          Total deposits                                       818,080,892     800,540,655
  Short-term Federal Home Loan Bank borrowings - Note 7         10,000,000      20,000,000
  Other short-term borrowings - Note 7                          32,362,467      12,218,661
  Trust preferred securities - Note 8                           20,500,000      20,500,000
  Other long-term debt - Note 8                                 46,833,911      29,000,000
  Accrued interest payable                                       4,441,467       5,998,013
  Other liabilities                                              3,333,372       1,916,306
                                                              ------------    ------------
          Total liabilities                                    935,552,109     890,173,635
                                                              ------------    ------------
Commitments and contingencies - Notes 11 and 15

SHAREHOLDERS' EQUITY - Note 12
Preferred stock, no par value. Authorized 10,000,000; none
  issued
  and outstanding                                                        -               -
Common Stock, no par value. Authorized 50,000,000; issued
  8,792,720;
  outstanding 8,781,628 in 2001 and 2000                        39,816,731      39,816,731
Treasury stock                                                     (69,325)        (69,325)
Accumulated other comprehensive loss, net of tax                  (210,698)       (163,800)
Retained earnings                                               19,126,713      18,373,409
                                                              ------------    ------------
          Total shareholders' equity                            58,663,421      57,957,015
                                                              ------------    ------------
          Total liabilities and shareholders' equity          $994,215,530    $948,130,650
                                                              ============    ============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
INTEREST INCOME:
Loans, including fees                                         $71,647,091   $73,552,520   $62,661,983
Investment securities                                           5,685,062     5,053,842     4,993,040
Federal funds sold                                                995,631       652,420       745,881
Deposits with other banks                                          23,106        61,699        57,005
                                                              -----------   -----------   -----------
  Total interest income                                        78,350,890    79,320,481    68,457,909

INTEREST EXPENSE:
Deposits                                                       38,127,198    36,324,564    27,392,776
Short-term borrowings                                           1,407,488     2,886,532     1,859,114
Trust preferred securities                                      2,269,639     1,377,266             -
Other long-term debt                                            2,844,391     2,120,061     1,968,716
                                                              -----------   -----------   -----------
  Total interest expense                                       44,648,716    42,708,423    31,220,606

NET INTEREST INCOME                                            33,702,174    36,612,058    37,237,303
Provision for loan losses                                       7,450,000     7,135,000     7,600,000
                                                              -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            26,252,174    29,477,058    29,637,303

NONINTEREST INCOME:
Service charges on deposit accounts                             4,013,383     3,092,813     2,696,541
Credit card fees                                                4,994,036     4,476,293     3,769,338
Mortgage banking activities                                     2,809,539     1,499,904     3,693,969
Brokerage activities                                            1,228,513     2,176,237     2,680,558
Indirect lending activities                                     4,370,621     4,300,659     2,852,109
Trust activities                                                  961,160     1,164,886     1,550,007
Securities gains, net                                             599,727             -         6,013
Other                                                           2,704,201     2,009,313     1,949,868
                                                              -----------   -----------   -----------
  Total noninterest income                                     21,681,180    18,720,105    19,198,403

NONINTEREST EXPENSE:
Salaries and employee benefits                                 19,550,433    20,067,163    19,086,537
Furniture and equipment                                         3,241,175     3,000,253     3,153,341
Net occupancy                                                   3,733,463     3,481,606     3,391,254
Credit card processing and transaction fees                     3,556,226     3,419,700     3,251,833
Communication expenses                                          2,006,521     2,288,460     2,312,873
Professional and other services                                 5,828,796     3,200,135     2,724,914
Regulatory assessments                                            333,390       439,959       464,203
Amortization of mortgage servicing rights                               -             -       534,128
Other                                                           6,061,237     6,584,546     6,424,329
                                                              -----------   -----------   -----------
  Total noninterest expense                                    44,311,241    42,481,822    41,343,412
                                                              -----------   -----------   -----------
Income before income taxes                                      3,622,113     5,715,341     7,492,294
Income tax expense                                              1,112,477     1,887,732     2,619,414
                                                              -----------   -----------   -----------
NET INCOME                                                    $ 2,509,636   $ 3,827,609   $ 4,872,880
                                                              ===========   ===========   ===========
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                   $ 2,509,636   $ 3,827,609   $ 4,357,290
                                                              ===========   ===========   ===========
BASIC EARNINGS PER SHARE                                      $      0.29   $      0.44   $      0.53
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                                    $      0.29   $      0.44   $      0.53
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                             8,781,628     8,781,375     8,277,496
                                                              ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     PREFERRED STOCK           COMMON STOCK          TREASURY STOCK
                                                  ---------------------   -----------------------   -----------------
                                                   SHARES      AMOUNT      SHARES       AMOUNT      SHARES    AMOUNT
                                                  --------   ----------   ---------   -----------   ------   --------
BALANCE JANUARY 1, 1999                            984,000   $6,150,000   8,144,958   $35,124,941   11,092   $(69,325)
 Comprehensive Income:
   Net income                                            -            -           -             -        -          -
   Other comprehensive loss, net of tax                  -            -           -             -        -          -
   Comprehensive income                                  -            -           -             -        -          -
 Redemption of Preferred Stock                    (984,000)  (6,150,000)    617,165     4,437,426        -          -
 Common Stock issued under Employee Benefit
   Plans                                                 -            -      22,321       196,010        -          -
 Common Stock issued under Dividend Reinvestment
   Plan                                                  -            -       4,576        31,577        -          -
 Preferred dividends declared ($.52 per share)           -            -           -             -        -          -
 Common dividends declared ($.16 per share)              -            -           -             -        -          -
                                                  --------   ----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 1999                                -            -   8,789,020    39,789,954   11,092    (69,325)
 Comprehensive income:
   Net income                                            -            -           -             -        -          -
   Other comprehensive gain, net of tax                  -            -           -             -        -          -
   Comprehensive income                                  -            -           -             -        -          -
 Common Stock issued under Employee Benefit
   Plans                                                 -            -       3,700        26,777        -          -
 Common dividends declared ($.20 per share)              -            -           -             -        -          -
                                                  --------   ----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 2000                                -            -   8,792,720    39,816,731   11,092    (69,325)
 Comprehensive income:
   Net income                                            -            -           -             -        -          -
   Other comprehensive loss, net of tax                  -            -           -             -        -          -
   Comprehensive income                                  -            -           -             -        -          -
 Common dividends declared ($.20 per share)              -            -           -             -        -          -
                                                  --------   ----------   ---------   -----------   ------   --------
BALANCE DECEMBER 31, 2001                                -   $        -   8,792,720   $39,816,731   11,092   $(69,325)
                                                  ========   ==========   =========   ===========   ======   ========

                                                   ACCUMULATED
                                                      OTHER
                                                  COMPREHENSIVE
                                                     INCOME
                                                     (LOSS)        RETAINED
                                                   NET OF TAX      EARNINGS        TOTAL
                                                  -------------   -----------   -----------
BALANCE JANUARY 1, 1999                            $    75,968    $13,273,896   $54,555,480
 Comprehensive Income:
   Net income                                                -      4,872,880     4,872,880
   Other comprehensive loss, net of tax             (1,488,361)             -    (1,488,361)
                                                                                -----------
   Comprehensive income                                      -              -     3,384,519
 Redemption of Preferred Stock                               -              -    (1,712,574)
 Common Stock issued under Employee Benefit
   Plans                                                     -              -       196,010
 Common Stock issued under Dividend Reinvestment
   Plan                                                      -              -        31,577
 Preferred dividends declared ($.52 per share)               -       (515,579)     (515,579)
 Common dividends declared ($.16 per share)                  -     (1,329,060)   (1,329,060)
                                                   -----------    -----------   -----------
BALANCE DECEMBER 31, 1999                           (1,412,393)    16,302,137    54,610,373
 Comprehensive income:
   Net income                                                -      3,827,609     3,827,609
   Other comprehensive gain, net of tax              1,248,593              -     1,248,593
                                                                                -----------
   Comprehensive income                                      -              -     5,076,202
 Common Stock issued under Employee Benefit
   Plans                                                     -              -        26,777
 Common dividends declared ($.20 per share)                  -     (1,756,337)   (1,756,337)
                                                   -----------    -----------   -----------
BALANCE DECEMBER 31, 2000                             (163,800)    18,373,409    57,957,015
 Comprehensive income:
   Net income                                                -      2,509,636     2,509,636
   Other comprehensive loss, net of tax                (46,898)             -       (46,898)
                                                                                -----------
   Comprehensive income                                      -              -     2,462,738
 Common dividends declared ($.20 per share)                  -     (1,756,332)   (1,756,332)
                                                   -----------    -----------   -----------
BALANCE DECEMBER 31, 2001                          $  (210,698)   $19,126,713   $58,663,421
                                                   ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  2001            2000            1999
                                                              -------------   -------------   -------------
OPERATING ACTIVITIES:
Net income                                                    $   2,509,636   $   3,827,609   $   4,872,880
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Provision for loan losses                                       7,450,000       7,135,000       7,600,000
  Depreciation and amortization of premises and equipment         2,729,454       2,569,687       2,766,684
  Amortization of mortgage servicing rights                               -               -         534,128
  Additions of originated mortgage servicing rights                       -               -        (632,286)
  Securities gains, net                                            (599,727)              -          (6,013)
  Gain on loan sales                                             (1,566,123)     (1,202,374)       (822,535)
  Proceeds from sales of other real estate                        1,412,936               -         372,632
  (Gain) loss on sale of other real estate                         (213,526)              -           4,873
  Net (increase) decrease in loans held-for-sale                (36,906,264)     42,577,265     (25,511,945)
  Net decrease (increase) in accrued interest receivable          1,519,293      (1,563,620)     (1,265,227)
  Net (decrease) increase in accrued interest payable            (1,556,546)      2,002,898         805,986
  Net increase (decrease) in other liabilities                    1,417,066      (2,749,393)      2,962,249
  Net (increase) decrease in other assets                        (2,334,202)      1,322,474      (6,697,018)
  Other, net                                                         27,945        (741,680)        987,945
                                                              -------------   -------------   -------------
     Net cash flows (used in) provided by operating
      activities                                                (26,110,058)     53,177,866     (14,027,647)

INVESTING ACTIVITIES:
Purchases of investment securities held-to-maturity                (800,000)       (189,100)    (10,154,681)
Maturities and calls of investment securities
  held-to-maturity                                               22,898,123       1,944,147       4,077,886
Sales of investment securities available-for-sale                17,465,481               -       2,758,548
Purchases of investment securities available-for-sale           (65,238,125)    (10,782,966)    (39,155,387)
Maturities and calls of investment securities
  available-for-sale                                             11,916,889       4,343,209      33,782,630
Net increase in loans                                          (117,690,799)   (335,976,383)   (351,018,405)
Purchases of premises and equipment                                (534,525)     (2,653,079)     (1,587,263)
Proceeds from sale of loans                                     129,362,780     221,766,533     183,010,309
                                                              -------------   -------------   -------------
     Net cash flows used in investing activities                 (2,620,176)   (121,547,639)   (178,286,363)

FINANCING ACTIVITIES:
Net increase in demand deposits, money market accounts,
  and savings accounts                                           24,682,190      31,887,875      24,908,299
Net (decrease) increase in time deposits                         (7,141,953)     50,220,824      72,260,030
Redemption of Preferred Stock                                             -               -      (1,712,574)
Proceeds from issuance of Common Stock                                    -          26,777         227,587
Issuance of long-term debt                                       17,833,911      19,900,000      13,950,000
Increase (decrease) in short-term borrowings                     10,143,806     (39,075,563)     54,778,357
Dividends paid                                                   (1,756,332)     (1,779,924)     (1,821,060)
                                                              -------------   -------------   -------------
     Net cash flows provided by financing activities             43,761,622      61,179,989     162,590,639
                                                              -------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             15,031,388      (7,189,784)    (29,723,371)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     43,016,771      50,206,555      79,929,926
                                                              -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $  58,048,159   $  43,016,771   $  50,206,555
                                                              =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                    $  46,205,262   $  40,705,525   $  30,414,620
                                                              =============   =============   =============
  Income taxes                                                $     461,289   $   3,985,510   $   1,533,490
                                                              =============   =============   =============
Non-cash transfers to other real estate                       $     790,000   $   1,199,000   $     185,000
                                                              =============   =============   =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION The consolidated financial statements include the accounts of Fidelity National Corporation and its wholly owned subsidiaries (collectively "Fidelity"). Fidelity National Corporation owns 100% of Fidelity National Bank (the "Bank") and Fidelity National Capital Investors, Inc. Fidelity is a financial services company which offers traditional banking, mortgage and investment services to its customers, who are typically individuals or small to medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States followed within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate or other assets acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation. Fidelity principally operates in one business segment, which is community banking.

     CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold within one-day periods.

     INVESTMENT SECURITIES In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Fidelity classifies its investment securities in one of the following three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Fidelity does not engage in that activity. Held-to-maturity securities are those securities which Fidelity has the ability and positive intent to hold until maturity. All other securities, not included in trading or held-to-maturity, are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses, net of related income taxes, on available-for-sale securities are excluded from income and are reported as a separate component of shareholders' equity captioned "other comprehensive income or (loss), net of tax" until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in income for transfers into trading securities. The unrealized gains or losses included in the separate component of shareholders' equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into income over the remaining life of the related security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the security.

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

     Current period accrued interest-related income on charged off credit card loans is charged off to interest income. Annual fees collected for credit cards are recognized as income on a straight-line basis over the period the fee entitles the cardholder to use the card.

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

     CREDIT CARDS Costs related to the origination of credit cards are capitalized and amortized over one year using the straight-line method. The net amount of capitalized costs remaining as of December 31, 2001 and 2000, are $19,000 and $258,000, respectively.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio, including commitments and concentrations, current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

     A formal review of the allowance for loan losses is prepared quarterly to assess the credit risk inherent in the loan portfolio, including commitments and concentrations, and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly management review, the consumer loan portfolio is separated by loan type and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, the level of allowance required for each pool is determined based upon trends in charge-off rates for each pool, adjusted for changes in these pools, which includes current information on the payment performance of each pool of loans. Every commercial, commercial real estate and construction loan is assigned a risk rating using established credit policy guidelines. A projected loss allocation factor is determined for each commercial category based on historic charge-off experience, current trends, economic outlook and other factors. These risk factors are periodically reviewed by Credit Administration, which is independent of the lending units. The risk factor, when multiplied times the dollar value of loans, results in the amount of the allowance for loan losses allocated to these loans. Every nonperforming loan is reviewed quarterly by Credit Administration to determine the level of loan losses required to be specifically allocated to these impaired loans. The amount so determined is then added to the previously allocated allowance by category to determine the required allowance for commercial, commercial real estate and construction loans. The allowance allocated to standby letters of credit is determined by historical loss information associated with these off-balance sheet items. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

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

     A substantial portion of Fidelity's loans is secured by real estate located in metropolitan Atlanta, Georgia. In addition, most of Fidelity's other real estate is located in this same market area. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate are susceptible to changes in market conditions in this market area.

     LOANS HELD-FOR-SALE Loans held-for-sale include originated mortgage loans and certain indirect automobile loans at December 31, 2001 and 2000. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for any uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 2001 or 2000, as the fair values for such loans held-for-sale approximated or exceeded their carrying values.

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

     OTHER REAL ESTATE Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of cost or fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources and may include undivided interests in the fair value of other repossessed assets. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value less selling costs of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income.

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

     INCOME PER COMMON SHARE Earnings per share are presented in accordance with requirements of SFAS 128, "Earnings Per Share". Any difference between basic earnings per share and diluted earnings per share is a result of the dilutive effect of stock options.

     STOCK OPTIONS Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise prices of Fidelity's stock options equal or are greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

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

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141"), effective for business combinations initiated after June 30, 2001. Under SFAS 141, the pooling of interests method of accounting for business combinations is eliminated. The adoption of this statement did not have a material financial impact on Fidelity's results of operations or financial position.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The adoption of this statement did not have a material financial impact on Fidelity's results of operations or financial position.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), effective for fiscal years beginning after December 15, 2001 and applied prospectively. SFAS No. 144 will supercede SFAS No. 121 and APB 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 related to the recognition and measurement of long-lived assets. SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test. Furthermore, SFAS No. 144 requires that operating losses from a "component of an entity" would be recognized in the period in which they occur rather than as of the measurement date as presently required by APB 30. When Fidelity adopts this statement, it is not expected to have a material financial impact on its results of operations or financial position.

2. REGULATORY AGREEMENTS

     The Bank is a national bank and is subject to Federal and State statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency (the "OCC") have established capital adequacy guidelines for bank holding companies and national banks.

     The Bank's principal regulator is the Office of the Comptroller of the Currency. At periodic intervals, the OCC examines and evaluates the financial condition, operations, and policies and procedures of nationally chartered banks, such as the Bank, as part of its legally prescribed oversight responsibilities. In view of the regulatory environment in which banks operate, the extent, if any, to which future OCC examinations may ultimately result in adjustments to the consolidated financial statements cannot presently be determined. In 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Act") was adopted. Additional supervisory powers and regulations mandated by the 1991 Act include a "prompt corrective action" program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are subject to less onerous regulation and supervision than banks with lesser amounts of capital.

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

     On December 21, 2000, the Bank, through its Board of Directors, consented to the issuance of a Consent Order (the "Order") by the OCC relating to the Trust Department of the Bank. On September 5, 2001, the Bank entered into an agreement with the OCC stemming from the OCC's examination as of December 31, 2000 (the "Letter Agreement").

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

     The Bank's Letter Agreement calls for, among other things (i) the appointment of a Compliance Committee; (ii) total Bank capital of 11% of risk-weighted assets and a leverage ratio of 8% of adjusted total assets; (iii) three-year strategic and capital plans, revised as necessary; (iv) payment of Bank dividends only when there is no supervisory objection; (v) formalizing the process for reviewing new product offerings; (vi) the Board of Directors to review its current organization structure and management capabilities and strengthen management, as required; (vii) a review of loan policies, loan management information systems, and the internal loan review process especially related to criticized assets, nonaccrual loans and the allowance for loan losses; and (viii) revisions to the internal audit process.

     The Compliance Committee for both the Order and the Letter Agreement is comprised of three members of the Board of Directors of the Bank, none of whom is an employee of the Bank. The Compliance Committee, which meets and reports monthly to the Board of Directors and the OCC, is responsible for monitoring and coordinating compliance by the Bank with the Order and the Letter Agreement. The Bank sold its business of administrating SDIRAs in December 2000 and on December 1, 2001, entered into a strategic alliance with Reliance Trust Company ("RTC"). Under the agreement, the Bank's trust accounts became a part of RTC's trust and asset management business.

     The Bank periodically submits reports to the OCC evidencing compliance with the Order and the Letter Agreement. At December 31, 2001, the Bank had substantially completed or addressed all of the provisions of the Order and the Letter Agreement and continues to be in compliance with the ongoing provisions of both. Fidelity does not expect to incur significant additional costs to comply with the Order or the Letter Agreement, as most items have already been addressed or can be addressed internally. Even though the Bank may meet the requirements of the Order and the Letter Agreement, both continue to be in effect until such time as they are amended or terminated by the OCC.

     The table below sets forth the capital requirements for the Bank under OCC regulations, the OCC Letter Agreement and the Bank's capital ratios at December 31, 2001 and 2000:

                                                         OCC REGULATIONS
                                              -------------------------------------   DECEMBER 31,
                                              ADEQUATELY       WELL        LETTER     -------------
CAPITAL RATIOS                                CAPITALIZED   CAPITALIZED   AGREEMENT   2001    2000
--------------                                -----------   -----------   ---------   -----   -----
Leverage                                         4.00%          5.00%        8.00%     8.27%   7.87%
Risk-Based Capital:
  Tier 1                                         4.00           6.00            -      9.25    9.21
  Total                                          8.00          10.00        11.00     11.38   11.69

     The Board of Governors of the Federal Reserve System ("FRB") is the principal regulator of Fidelity National Corporation, a bank holding company. The FRB has established capital requirements as a function of its oversight of bank holding companies.

     The following table depicts Fidelity's capital ratios at December 31, 2001 and 2000, in relation to the minimum capital ratios established by the regulations of the FRB (dollars in thousands):

                                                      DECEMBER 31, 2001    DECEMBER 31, 2000
                                                      ------------------   ------------------
                                                       AMOUNT    PERCENT    AMOUNT    PERCENT
                                                      --------   -------   --------   -------
Tier 1 Capital:
  Actual                                              $ 78,505     9.08%   $ 77,408     9.50%
  Minimum                                               34,571     4.00      32,598     4.00
                                                      --------    -----    --------    -----
  Excess                                              $ 43,934     5.08%   $ 44,810     5.50%
                                                      ========    =====    ========    =====
Total Risk-Based Capital:
  Actual                                              $101,725    11.77%   $103,747    12.73%
  Minimum                                               69,141     8.00      65,195     8.00
                                                      --------    -----    --------    -----
  Excess                                              $ 32,584     3.77%   $ 38,552     4.73%
                                                      ========    =====    ========    =====
Tier 1 Capital Leverage Ratio:
  Actual                                                           8.12%                6.09%
  Minimum                                                          3.00                 3.00
                                                                  -----                -----
  Excess                                                           5.12%                3.09%
                                                                  =====                =====

     Set forth below are Fidelity's pertinent capital ratios under FRB regulations as of December 31, 2001 and 2000:

                                                             FRB REGULATIONS
                                                        -------------------------   DECEMBER 31,
                                                        ADEQUATELY       WELL       -------------
CAPITAL RATIOS                                          CAPITALIZED   CAPITALIZED   2001    2000
--------------                                          -----------   -----------   -----   -----
Leverage                                                   3.00%          5.00%      8.12%   6.09%
Risk-Based Capital:
  Tier 1                                                   4.00           6.00       9.08    9.50
  Total                                                    8.00          10.00      11.77   12.73

3. INVESTMENT SECURITIES

     Investment securities at December 31, 2001 and 2000, are summarized as follows:

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                                COST         GAINS        LOSSES        VALUE
                                                             -----------   ----------   ----------   -----------
Securities available-for-sale at December 31, 2001:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                       $ 6,232,519    $168,109    $       -    $ 6,400,628
Corporate notes - investment grade                             1,946,102           -       (4,261)     1,941,841
Mortgage-backed securities                                    80,587,096     239,519     (743,202)    80,083,413
                                                             -----------    --------    ---------    -----------
  Total                                                      $88,765,717    $407,628    $(747,463)   $88,425,882
                                                             ===========    ========    =========    ===========
Securities available-for-sale at December 31, 2000:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                       $16,127,511    $ 72,147    $ (66,075)   $16,133,583
Mortgage-backed securities                                    36,208,793     129,723     (399,990)    35,938,526
                                                             -----------    --------    ---------    -----------
  Total                                                      $52,336,304    $201,870    $(466,065)   $52,072,109
                                                             ===========    ========    =========    ===========

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                                COST         GAINS        LOSSES        VALUE
                                                             -----------   ----------   ----------   -----------
Securities held-to-maturity at December 31, 2001:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                       $         -          -     $       -    $         -
Mortgage-backed securities                                     7,735,708    $60,932        (1,408)     7,795,232
Other securities                                               4,167,450          -             -      4,167,450
                                                             -----------    -------     ---------    -----------
  Total                                                      $11,903,158    $60,932     $  (1,408)   $11,962,682
                                                             ===========    =======     =========    ===========
Securities held-to-maturity at December 31, 2000:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                       $19,970,532          -     $(207,132)   $19,763,400
Mortgage-backed securities                                    10,636,433    $ 4,608      (140,103)    10,500,938
Other securities                                               3,367,450          -             -      3,367,450
                                                             -----------    -------     ---------    -----------
  Total                                                      $33,974,415    $ 4,608     $(347,235)   $33,631,788
                                                             ===========    =======     =========    ===========

     Proceeds from sales of investment securities available-for-sale during 2001 and 1999 were $17,465,481 and $2,758,548, respectively. Gross gains of $599,727 and $6,013 for 2001 and 1999, respectively, were realized on those sales. During 2000, there were no sales of investment securities. Income tax expense related to the sale of securities was $227,896 and $2,285 in 2001 and 1999, respectively. There were no investments held in trading accounts during 2001, 2000, or 1999.

     The following table depicts the amortized cost and estimated fair value of investment securities at December 31, 2001 and 2000, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock totaling $4,167,450 and $3,367,450 at December 31, 2001 and 2000, respectively, are not included in the following table, as they have no stated maturity.

                                                             DECEMBER 31, 2001           DECEMBER 31, 2000
                                                         -------------------------   -------------------------
                                                          AMORTIZED       FAIR        AMORTIZED       FAIR
                                                            COST          VALUE         COST          VALUE
                                                         -----------   -----------   -----------   -----------
AVAILABLE-FOR-SALE:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $ 5,000,000   $ 5,150,000   $ 5,976,736   $ 5,934,080
Due after five years through ten years                     1,232,519     1,250,628    10,150,775    10,199,503
                                                         -----------   -----------   -----------   -----------
                                                           6,232,519     6,400,628    16,127,511    16,133,583
Corporate notes - investment grade, due after five
  years through ten years                                  1,946,102     1,941,841             -             -
Mortgage-backed securities                                80,587,096    80,083,413    36,208,793    35,938,526
                                                         -----------   -----------   -----------   -----------
  Total                                                  $88,765,717   $88,425,882   $52,336,304   $52,072,109
                                                         ===========   ===========   ===========   ===========
HELD-TO-MATURITY:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
Due after one year through five years                    $         -   $         -   $ 4,989,276   $ 4,967,500
Due after five years through ten years                             -             -    14,981,256    14,795,900
                                                         -----------   -----------   -----------   -----------
                                                                   -             -    19,970,532    19,763,400
Mortgage-backed securities                                 7,735,708     7,795,232    10,636,433    10,500,938
                                                         -----------   -----------   -----------   -----------
  Total                                                  $ 7,735,708   $ 7,795,232   $30,606,965   $30,264,338
                                                         ===========   ===========   ===========   ===========

     Investment securities with a carrying value of approximately $68,063,000 and $70,967,000 at December 31, 2001 and 2000, respectively, were pledged as collateral for public deposits, securities sold under overnight and term agreements to repurchase, and for other purposes required by law.

4. LOANS

     Loans outstanding, by classification, are summarized as follows:

                                                   DECEMBER 31,
                                            ---------------------------
                                                2001           2000
                                            ------------   ------------
  Credit cards                              $ 81,233,821   $ 91,693,618
  Real estate - mortgage                     179,821,332    207,721,751
  Real estate - construction                  98,051,190     98,520,091
  Commercial, financial and agricultural      63,932,173     76,495,600
  Consumer installment                       318,723,494    288,575,915
                                            ------------   ------------
    Total loans                              741,762,010    763,006,975
  Less: Allowance for loan losses             10,349,919     10,503,527
                                            ------------   ------------
    Loans, net                              $731,412,091   $752,503,448
                                            ============   ============

     Loans held-for-sale at December 31, 2001 and 2000, totaled $59,496,203 and $22,589,939, respectively, of which $14,996,203 and $3,089,939, respectively, were originated mortgage loans and $44,500,000 and $19,500,000, respectively, were indirect automobile loans. Fidelity had loan participations sold without recourse in the amount of $5.5 million and $3.3 million at December 31, 2001 and 2000, respectively. Fidelity was servicing no mortgage loans for others at December 31, 2001 and 2000. Fidelity was servicing indirect automobile loans for others of approximately $276 million and $346 million at December 31, 2001 and 2000, respectively.

     Approximately $13,562,641 and $15,368,000 in commercial loans and $27,038,695 and $57,011,000 in residential real estate mortgage loans were pledged to the Federal Home Loan Bank of Atlanta ("FHLB") at December 31, 2001 and 2000, respectively, as collateral for both short-term and long-term borrowings.

     Loans in nonaccrual status totaled approximately $3,791,000 and $6,991,000 at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans during 2001, 2000, and 1999 was $5,076,437, $3,160,662, and
$2,447,653, respectively. If such impaired loans had been on a full accrual basis, interest income on these loans would have been approximately $211,000, $170,000 and $136,000 in 2001, 2000 and 1999, respectively.

     Loans totaling approximately $790,000, $1,199,000 and $185,000 were transferred to other real estate in 2001, 2000 and 1999, respectively. In addition, in 2001 Fidelity acquired various real estate through foreclosure subject to long-term first mortgages totaling approximately $2,800,000. These amounts are included in other real estate. In 2001, Fidelity recorded write-downs of $88,000 on commercial and residential real estate owned properties as a result of impairment to their values. There was no impairment in other real estate assets in 2000 and 1999. There were proceeds from sales of $1,413,000 and $373,000 from other real estate financed by Fidelity in 2001 and 1999, respectively. No sales occurred in 2000. Loans are reported net of deferred loan fees of $314,216 and $702,994 at December 31, 2001 and 2000, respectively.

     Fidelity has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk. The following is a summary of activity during 2001 for such loans:

Loan balances at January 1, 2001                             $ 3,991,844
  New loans                                                      617,010
  Less:
     Loan repayments                                          (1,772,020)
     No longer related                                          (885,102)
                                                             -----------
Loan balances at December 31, 2001                           $ 1,951,732
                                                             ===========

     The following is a summary of activity in the allowance for loan losses:

                                                    DECEMBER 31,
                                       ---------------------------------------
                                          2001          2000          1999
                                       -----------   -----------   -----------
  Balance at beginning of year         $10,503,527   $10,253,541   $11,910,601
    Provision for loan losses            7,450,000     7,135,000     7,600,000
    Loans charged off:
       Credit cards                     (6,139,655)   (5,979,325)   (7,977,239)
       Other loans                      (3,262,916)   (2,894,059)   (3,036,822)
    Recoveries on loans charged off      1,798,963     1,988,370     1,757,001
                                       -----------   -----------   -----------
  Balance at end of year               $10,349,919   $10,503,527   $10,253,541
                                       ===========   ===========   ===========

5. PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Land                                                          $ 3,993,667   $ 3,993,667
Buildings and improvements                                      9,840,074     9,768,067
Furniture and equipment                                        21,816,793    21,743,142
                                                              -----------   -----------
                                                               35,650,534    35,504,876
Less accumulated depreciation and amortization                 19,297,795    16,957,208
                                                              -----------   -----------
Premises and equipment, net                                   $16,352,739   $18,547,668
                                                              ===========   ===========

     As of December 31, 2001, Fidelity was lessee in a lease at market terms with a corporation which is controlled by a director of Fidelity. The lease is for a 2,200 square foot bank branch at an approximate annual rate of $12 per square foot, subject to pro rata increases for any increases in taxes and insurance. Payments under this lease totaled $27,125, $24,780 and $24,000 in 2001, 2000 and 1999, respectively.

6. DEPOSITS

     Time deposits over $100,000 as of December 31, 2001 and 2000 were $165,626,627 and $153,464,274, respectively. Maturities for time deposits over $100,000 as of December 31, 2001, in excess of one year are as follows:
$23,979,942 in one to two years, $3,830,153 in two to three years, $2,996,085 in three to five years and $458,389 after five years. Related interest expense was $9,362,649, $9,583,505 and $6,935,251 for the years ended December 2001, 2000 and 1999, respectively. Included in demand and money market deposits were NOW accounts totaling $55,769,547 and $46,665,157 at December 31, 2001 and 2000,
respectively.

     Nationally sourced deposits, all of which were obtained through investment banking firms during the second quarter of 2000 with original maturities of one to two years, totaled $19,950,000 and $50,000,000 as of December 31, 2001 and 2000, respectively, and are included in other time deposits. All nationally sourced deposits outstanding at December 31, 2001, mature in May 2002. The weighted average cost of nationally sourced deposits at December 31, 2001 and 2000, was 7.46% and 7.35%, respectively, and related interest expense totaled $3,053,566 and $2,277,939 during 2001 and 2000, respectively.

7. SHORT-TERM BORROWINGS

     Short-term debt is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Overnight repurchase agreements at a rate of 2.47% and 2.96%
  at December 31, 2001 and 2000, respectively                 $13,602,467   $12,218,661
Term repurchase agreement with a fixed rate of 2.23% and a
  maturity date of January 22, 2002                             9,760,000             -
Term repurchase agreement with a fixed rate of 2.15% and a
  maturity date of February 4, 2002                             9,000,000             -
Federal Home Loan Bank collateralized borrowing with a fixed rate of 4.83% and 7.04% and a maturity date of March 15,
  2002 and 2001, respectively                                  10,000,000    10,000,000
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 7.11% and a maturity date of June 15, 2001                    -    10,000,000
                                                              -----------   -----------
  Total                                                       $42,362,467   $32,218,661
                                                              ===========   ===========

     Short-term borrowings mature either overnight or on a fixed maturity not to exceed one year. At December 31, 2001, Fidelity had a collateralized line of credit with the Federal Home Loan Bank, which requires loans secured by real estate, investment securities or other acceptable collateral, to borrow up to a maximum of approximately $99 million. At December 31, 2001, it had a contingent line of credit collateralized with consumer loans with the Federal Reserve Bank of Atlanta Discount Window. In addition, Fidelity had an unused $20 million repurchase line available at December 31, 2001. Finally, it had $26 million in unsecured Federal funds lines available with various financial institutions. The weighted average rate on short-term borrowings outstanding at December 31, 2001, 2000 and 1999, was 2.91%, 5.13% and 5.28%, respectively.

8. TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT

     Trust preferred securities and other long-term debt is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
TRUST PREFERRED SECURITIES:
Fixed rate thirty year capital pass-through securities
  ("TruPS") with interest at 10 7/8%, payable semi-annually, redeemable in whole or part on or after March 8, 2010, at
  a declining redemption price ranging from 105.438% to 100%  $10,500,000   $10,500,000
Fixed rate thirty year trust preferred securities
  ("Preferred Securities") with interest at 11.045%, payable semi-annually, redeemable in whole or part on or after
  July 19, 2010, at a declining redemption price ranging
  from 105.523% to 100%                                        10,000,000    10,000,000
                                                              -----------   -----------
  Trust preferred securities                                   20,500,000    20,500,000
                                                              -----------   -----------
OTHER LONG-TERM DEBT:
Subordinated notes with interest at 8.5% due January 31,
  2006, interest payable quarterly, redeemable in whole or
  in part at par                                               15,000,000    15,000,000
Federal Home Loan Bank five year European Convertible
  Advance with interest at 5.26% maturing April 12, 2004,
  with a one-time Federal Home Loan Bank conversion option
  at the end of three years, interest payable quarterly        14,000,000    14,000,000
Federal Home Loan Bank two year fixed rate advance with
  interest at 5.47% maturing February 6, 2003, interest
  payable quarterly                                            15,000,000             -
First mortgages on other real estate held                       2,833,911             -
                                                              -----------   -----------
  Other long-term debt                                         46,833,911    29,000,000
                                                              -----------   -----------
  Total trust preferred securities and other long-term debt   $67,333,911   $49,500,000
                                                              ===========   ===========

     Note maturities as of December 31, 2001, are summarized as follows:

                                         AMOUNT
                                       -----------
2003                                   $15,000,000
2004                                    14,000,000
2005                                             -
2006                                    15,000,000
Thereafter                              23,333,911
                                       -----------
  Total                                $67,333,911
                                       ===========

     In March 2000, Fidelity issued $10.5 million of thirty year fixed rate capital pass-through securities ("TruPS") through FNC Capital Trust I ("FNC Trust"), a statutory business trust created for the exclusive purpose of issuing and selling these securities and investing the gross proceeds from such sale in subordinated debentures. Distributions on the TruPS are paid semi-annually at an annual rate equal to 10 7/8% of the stated liquidation amount of $1,000 per security. Gross proceeds from the sale of the securities were combined with the entire proceeds from the sale by the FNC Trust to Fidelity of its common securities to purchase $10,825,000 in principal amount of Fidelity's 10 7/8% Junior Subordinated Deferrable Interest Debentures. Cash distributions on the TruPS and FNC Trust's common securities are made to the extent interest on the debentures is received by FNC Trust. The securities are redeemable in whole or part on or after March 8, 2010, at a declining redemption price ranging from 105.438% to 100%. The securities may be redeemed at 100% of the liquidation price on or after March 8, 2020. The proceeds of the TruPS are included in Tier I capital by Fidelity and the payments by Fidelity to the TruPS are fully tax deductible. In the event of certain changes or amendments to regulatory requirements or federal tax laws, the TruPS are redeemable in whole.

     In July 2000, Fidelity issued $10.0 million of thirty year fixed rate trust preferred securities ("Preferred Securities") through Fidelity National Capital Trust I ("Trust I"), a statutory business trust created for the exclusive purpose of issuing and selling these securities and investing the gross proceeds from such sale in subordinated debentures. Distributions on the Preferred Securities are paid semi-annually at an annual rate equal to 11.045% of the stated liquidation amount of $1,000 per security. Gross proceeds from the sale of the securities were combined with the entire proceeds from the sale by Trust I to Fidelity of its common securities to purchase $10,309,000 in principal amount of Fidelity's 11.045% Junior Subordinated Notes. Cash distributions on the Preferred Securities and Trust I's common securities are made to the extent interest on the debentures is received by Trust I. The securities are redeemable in whole or part on or after July 19, 2010, at a declining redemption price ranging from 105.523% to 100%. The securities may be redeemed at 100% of the liquidation price on or after July 19, 2020. The proceeds of the Preferred Securities are, to the extent allowable, included in Tier I capital by Fidelity and the payments by Fidelity to the Preferred Securities are fully tax deductible. In the event of certain changes or amendments to regulatory requirements or federal tax laws, the Preferred Securities are redeemable in whole.

     On December 12, 1995, Fidelity issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, Fidelity has the right to redeem them in whole or in part at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, Fidelity may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of Fidelity for the three-year period ending on the applicable declaration date. The cumulative consolidated net income of Fidelity for the three-year period ended December 31, 2001, was $11,210,125 and the dividends paid during such period were $5.4 million. No dividend can be declared on the capital stock of Fidelity if an event of default has occurred and is continuing under the notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million. At December 31, 2001, Fidelity was not in violation of this provision.

     On April 12, 1999, Fidelity entered into a $14 million five year European convertible advance maturing April 12, 2004, with interest at 5.26%, with a one-time conversion option at the end of the third year with the FHLB. Under the provisions of the advance, the FHLB has the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity may elect to terminate the agreement on any interest payment date without penalty. If the FHLB elects not to convert the advance, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.

     On February 6, 2001, Fidelity obtained a $15 million two year 5.47% fixed rate FHLB advance with interest payable quarterly. The advance was made to provide liquidity and to extend borrowing maturities.

     During 2001, Fidelity acquired various real estate through foreclosure, subject to long-term first mortgages. The balances of these first mortgages in the amount of $2,833,911 are treated as long-term debt obligations by Fidelity.

     There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 2001.

9. INCOME TAX

     Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                    CURRENT      DEFERRED       TOTAL
                                                   ----------    ---------    ----------
Year ended December 31, 2001:
Federal                                            $  945,675    $ 249,914    $1,195,589
State                                                  29,290     (112,402)      (83,112)
                                                   ----------    ---------    ----------
                                                   $  974,965    $ 137,512    $1,112,477
                                                   ==========    =========    ==========
Year ended December 31, 2000:
Federal                                            $1,853,057    $(196,135)   $1,656,922
State                                                 236,876       (6,066)      230,810
                                                   ----------    ---------    ----------
                                                   $2,089,933    $(202,201)   $1,887,732
                                                   ==========    =========    ==========
Year ended December 31, 1999:
Federal                                            $2,617,512    $ (10,870)   $2,606,642
State                                                  92,733      (79,961)       12,772
                                                   ----------    ---------    ----------
                                                   $2,710,245    $ (90,831)   $2,619,414
                                                   ==========    =========    ==========

     Income tax expense (benefit) differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                 2001         2000         1999
                                                              ----------   ----------   ----------
Taxes at statutory rate                                       $1,231,518   $1,943,217   $2,547,380
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of Federal income tax
     benefit                                                     (54,853)     152,335        8,430
  Tax exempt income                                             (179,441)    (170,602)    (110,878)
  Other, net                                                     115,253      (37,218)     174,482
                                                              ----------   ----------   ----------
     Income tax expense (benefit)                             $1,112,477   $1,887,732   $2,619,414
                                                              ==========   ==========   ==========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are presented below:

                                                                                DECEMBER 31,
                                                             ---------------------------------------------------
                                                                       2001                       2000
                                                             ------------------------   ------------------------
                                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                             ----------   -----------   ----------   -----------
State tax credit carry forwards                              $  729,534   $        -    $  702,492   $        -
Allowance for loan losses                                     3,518,972            -     3,886,305            -
Accelerated depreciation                                              -      762,823             -      858,513
Deferred loan fees, net                                               -      413,293             -      506,307
Other real estate                                               394,418            -       328,691            -
Unrealized holding losses on securities available-for-sale      129,001            -       100,394            -
Other                                                           421,888            -       473,540            -
                                                             ----------   ----------    ----------   ----------
                                                             $5,193,813   $1,176,116    $5,491,422   $1,364,820
                                                             ==========   ==========    ==========   ==========

     There is no valuation allowance provided for any of the deferred tax assets based on management's belief that all deferred tax asset benefits will be realized.

     At December 31, 2001, Fidelity had approximately $1,105,355 in state tax carry forward credits that have not been utilized. These credits expire in one to five years.

10. EMPLOYEE BENEFITS

     Fidelity maintains a 401(k) defined contribution retirement savings plan for employees age 21 or older who have completed one year of service with at least 1,000 hours of service. Employee contributions to the plan are voluntary. Fidelity matches 50% of the first 6% of participants' contributions. For the years ended December 31, 2001, 2000 and 1999, Fidelity contributed $252,503, $229,845 and $161,214 respectively, to the Plan.

     Fidelity has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise prices of Fidelity's employee stock options equal or are greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Fidelity's 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 500,000 shares of Fidelity's common stock. All options granted have 5 to 8 year terms and vest and become fully exercisable at the end of 4 to 5 years of continued employment.

     The following schedule summarizes the detail of the incentive stock options granted under the plan:

                                                                           WEIGHTED AVERAGE
                                                          NUMBER GRANTED    EXERCISE PRICE
                                                          --------------   ----------------
December 31, 1998                                            250,000            $9.15
Granted during 1999                                          180,000             7.06
                                                             -------            -----
December 31, 1999                                            430,000             8.27
Granted during 2000                                                -                -
Terminated during 2000                                        10,000             7.06
                                                             -------            -----
December 31, 2000                                            420,000             8.30
Granted during 2001                                                -                -
                                                             -------            -----
December 31, 2001                                            420,000            $8.30
                                                             =======            =====

     Options totaling 10,000 were terminated as of December 31, 2000. No options were terminated in 2001 or 1999. No options were exercised and none expired during the three year period ended December 31, 2001. Options totaling 282,080, 198,060 and 114,040 had vested and were exercisable as of December 31, 2001, 2000 and 1999, respectively, at a weighted average exercise price of $8.62, $8.73 and $ 8.99, respectively.

     At December 31, 2001 and 2000, there were 420,000 options outstanding at exercise prices ranging from $7.06 to $9.90, with a weighted average price of $8.30. At December 31, 1999 and 1998, there were 430,000 and 250,000 options outstanding respectively, at exercise prices ranging from $7.06 to $9.90, with a weighted average price of $8.27 and $9.15, respectively. The weighted average remaining contractual term of the options at December 31, 2001, is 3.87 years.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Fidelity had accounted for its employee stock options under the fair value method of that Statement. The effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                                                         NET INCOME   NET INCOME
                                                               NET       PER SHARE    PER SHARE
                                                              INCOME       BASIC       DILUTED
                                                            ----------   ----------   ----------
  December 31, 2001
  As reported                                               $2,509,636     $ .29        $ .29
  Stock based compensation, net of related tax effect         (153,846)     (.02)        (.02)
                                                            ----------     -----        -----
  Pro forma                                                 $2,355,790     $ .27        $ .27
                                                            ==========     =====        =====
  December 31, 2000
  As reported                                               $3,827,609     $ .44        $ .44
  Stock based compensation, net of related tax effect         (158,784)     (.02)        (.02)
                                                            ----------     -----        -----
  Pro forma                                                 $3,668,825     $ .42        $ .42
                                                            ==========     =====        =====
  December 31, 1999
  As reported                                               $4,872,880     $ .53        $ .53
  Stock based compensation, net of related tax effect         (100,939)     (.02)        (.02)
                                                            ----------     -----        -----
  Pro forma                                                 $4,771,941     $ .51        $ .51
                                                            ==========     =====        =====

     No options were granted in 2001 and 2000. The per share weighted fair value of stock options granted during 1999 and 1997 was $2.65 and $2.77, respectively, using the Black-Scholes option pricing model. The fair values of the options granted during the years options were granted were based upon the discounted value of future cash flows of options using the following assumptions:

                                                              1999         1997
                                                              -----        -----
Risk-free rate                                                 6.55%        5.12%
Expected life of the options (in years)                           5            5
Expected dividends (as a percent of the fair value of the
  stock)                                                       2.26%           -%
Volatility                                                    41.00        27.50

11. COMMITMENTS AND CONTINGENCIES

     The approximate future minimum rental commitments as of December 31, 2001, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table:

                                                            AMOUNT
                                                          ----------
2002                                                      $2,089,000
2003                                                       2,036,000
2004                                                       1,604,000
2005                                                       1,594,000
Thereafter                                                 1,067,000
                                                          ----------
  Total                                                   $8,390,000
                                                          ==========

     The future minimum rental commitments above are net of sublease revenues of $851,000 and $864,000 in 2002 and 2003, respectively. The sub-lease agreements terminate on December 31, 2003. Rental expense for all leases amounted to approximately $3,075,000, $2,843,000, and $2,810,000 in 2001, 2000, and 1999,
respectively, net of sublease revenues of $714,000, $485,000 and $447,000, respectively.

     Due to the nature of their activities, Fidelity and its subsidiaries are at times engaged in various legal proceedings which arise in the normal course of business, some of which are outstanding at December 31, 2001. While it is difficult to predict or determine the outcome of these proceedings, it is the opinion of management and its counsel that the ultimate liability, if any, will not materially affect Fidelity's financial position or results of operations.

     The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the banks' average deposits. The Bank's reserve requirements at December 31, 2001 and 2000, were $221,000 and $139,000, respectively.

12. SHAREHOLDERS' EQUITY

     Generally, dividends that may be paid by the Bank to Fidelity are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. Based on this rule, at December 31, 2001, the Bank could pay $6.3 million without OCC regulatory approval, except for capital and other requirements related to the Letter Agreement. Under the Letter Agreement with the OCC, the Bank is required to maintain a leverage ratio of 8% and a total capital ratio of 11%. This requirement would restrict the Bank's payment of dividends to approximately $2.5 million. Additionally, the Letter Agreement permits the payment of Bank dividends only when there is no regulatory objection. (See Note 2.) At December 31, 2001, the Bank's total shareholders' equity was $80 million. In 2001 and 2000 Fidelity invested $2 million and $12 million, respectively, in the Bank in the form of common stock and capital surplus. In 2001 and 2000, Fidelity invested $2 million and $2.5 million, respectively, in the Bank in the form of 320,000 shares and 400,000 shares, respectively, of the Bank's Non-cumulative 8% Convertible Preferred Stock, Series A, with a stated value of $6.25 per share.

     For additional dividend restrictions, see Note 8. Also, under current Federal Reserve System regulations, the Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 2001, there were no loans outstanding from the Bank to Fidelity.

     During mid-1997, Fidelity sold, in a private placement, $6.15 million Non-Cumulative 8% Convertible Preferred Stock, Series A ("Preferred Stock"). In September 1999, Fidelity exercised its rights to redeem the outstanding shares of its Non-Cumulative 8% Convertible Preferred Stock-Series A by paying in cash the sum of $6.25 per share plus any declared but unpaid dividends. The redemption occurred on October 19, 1999. Shareholders owning 710,000 shares of the Preferred Stock of the 984,000 shares outstanding elected to convert to common stock, resulting in the issuance of 617,165 shares of common stock. Shareholders' equity was reduced by $1.7 million as a result of the redemption in cash of 274,000 preferred shares and the payment of fractional interests. As of December 31, 2001 and 2000 there were no shares of Preferred Stock issued or outstanding.

     In December 1997, Fidelity sold 3,450,000 shares of common stock at a price of $7.50 per share in a public offering. In connection with the public offering, Fidelity agreed to issue to the underwriter warrants to purchase 150,000 shares of common stock at a purchase price of $8.25 per share. The warrants are exercisable during the four-year period commencing December 12, 1998.

13. COMPONENTS OF OTHER COMPREHENSIVE (LOSS) INCOME

     SFAS No. 130, "Reporting Comprehensive Income", ("SFAS No. 130") establishes standards for reporting comprehensive (loss) income. Comprehensive
(loss) income includes net income and other comprehensive (loss) income, which is defined as non-owner related transactions in equity. Prior periods have been reclassified to reflect the application of the provisions of SFAS No. 130. The only other comprehensive (loss) income item for Fidelity is the unrealized losses or gains, net of tax, on securities available-for-sale.

     The amounts of other comprehensive (loss) income included in equity with the related tax effect and the accumulated other comprehensive (loss) income are reflected in the following schedule:

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                              (LOSS)/GAIN          TAX          COMPREHENSIVE
                                                              BEFORE TAX    BENEFIT/(EXPENSE)   (LOSS)/INCOME
                                                              -----------   -----------------   -------------
December 31, 1998                                                                                $    75,968
  Other comprehensive income:
     Unrealized market adjustment for the period              $(2,406,595)      $ 914,506         (1,492,089)
     Less adjustments for net gains included in income              6,013          (2,285)             3,728
                                                              -----------       ---------        -----------
December 31, 1999                                             $(2,400,582)      $ 912,221         (1,412,393)
                                                              ===========       =========
     Unrealized market adjustments for the period             $ 2,013,858       $(765,265)         1,248,593
     Less adjustment for net gains included in income                   -               -                  -
                                                              -----------       ---------        -----------
December 31, 2000                                             $ 2,013,858       $(765,265)          (163,800)
                                                              ===========       =========
     Unrealized market adjustments for the period             $  (675,369)      $ 256,640           (418,729)
     Less adjustment for net gains included in income             599,727        (227,896)           371,831
                                                              -----------       ---------        -----------
December 31, 2001                                             $   (75,642)      $  28,744        $  (210,698)
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

     The carrying amounts reported in the consolidated balance sheets for cash, due from banks, and Federal funds sold, approximate the fair values of those assets. For investment securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

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

     The fair value of deposits with no stated maturities, such as noninterest-bearing demand deposits, savings, interest-bearing demand, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows based on the discount rates currently offered for deposits of similar remaining maturities.

     The carrying amounts reported in the consolidated balance sheets for short-term debt approximate those liabilities' fair values.

     The fair value of Fidelity's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Fidelity for debt of the same remaining maturities.

                                                                           DECEMBER 31,
                                                     ---------------------------------------------------------
                                                                2001                          2000
                                                     ---------------------------   ---------------------------
                                                       CARRYING         FAIR         CARRYING         FAIR
                                                        AMOUNT         VALUE          AMOUNT         VALUE
                                                     ------------   ------------   ------------   ------------
FINANCIAL INSTRUMENTS (ASSETS):
Cash and due from banks                              $ 34,930,567   $ 34,930,567   $ 29,891,575   $ 29,891,575
Federal funds sold                                     23,117,592     23,117,592     13,125,196     13,125,196
Investment securities available-for-sale               88,425,882     88,425,882     52,072,109     52,072,109
Investment securities held-to-maturity                 11,903,158     11,962,682     33,974,415     33,631,788
Loans, net of unearned income                         801,258,213    808,991,908    785,596,914    781,651,270
                                                     ------------   ------------   ------------   ------------
Total financial instruments (assets)                  959,635,412   $967,428,631    914,660,209   $910,371,938
                                                                    ============                  ============
Non-financial instruments (assets)                     34,580,118                    33,470,441
                                                     ------------                  ------------
  Total assets                                       $994,215,530                  $948,130,650
                                                     ============                  ============
FINANCIAL INSTRUMENTS (LIABILITIES):
Noninterest-bearing demand deposits                  $112,557,000   $112,557,000   $116,727,168   $116,727,168
Interest-bearing deposits                             705,523,892    710,654,554    683,813,487    684,735,105
                                                     ------------   ------------   ------------   ------------
  Total deposits                                      818,080,892    823,211,554    800,540,655    801,462,273
Short-term borrowings                                  42,362,467     42,362,467     32,218,661     32,218,661
Trust preferred securities                             20,500,000     20,500,000     20,500,000     20,500,000
Other long-term debt                                   46,833,911     47,877,138     29,000,000     28,957,294
                                                     ------------   ------------   ------------   ------------
Total financial instruments (liabilities)             927,777,270   $933,951,159    882,259,316   $883,138,228
                                                                    ============                  ============
Non-financial instruments (liabilities and
  shareholders' equity)                                66,438,260                    65,871,334
                                                     ------------                  ------------
  Total liabilities and shareholders' equity         $994,215,530                  $948,130,650
                                                     ============                  ============

     For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of Fidelity's off-balance sheet financial instruments as of December 31, 2001 and 2000, are summarized below (dollars in thousands):

                                                                 2001         2000
                                                              ESTIMATED    ESTIMATED
                                                              FAIR VALUE   FAIR VALUE
                                                              ----------   ----------
Unfunded commitments to extend credit                          $406,979     $410,160
Standby and import letters of credit                              2,638        4,367

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

     Fidelity's exposure to credit loss, in the event of nonperformance by customers for commitments to extend credit and letters of credit, is represented by the contractual or notional amount of those instruments. Fidelity uses the same credit policies in making commitments and conditional obligations as it does for recorded loans. For forward sales contracts, the contract or notional amounts do not represent exposure to credit loss; however, these financial instruments represent interest rate risk to Fidelity. Fidelity controls the interest rate risk of its forward sales contracts through management approvals, dollar limits, and monitoring procedures. Loan commitments and other off-balance sheet exposures are evaluated by Credit Administration quarterly and reserves are provided for risk as deemed appropriate.

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

     Forward sales contracts are contracts for delayed delivery of mortgage loans in which Fidelity agrees to make delivery at a specified future date at a specified price. Risks arise from the inability of counterparties to meet the terms of their contracts and from movements in interest rates. Fidelity had no forward sales contracts at December 31, 2001 or 2000.

     Financial instruments with off-balance sheet risk at December 31, 2001, are summarized as follows (dollars in thousands):

        FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT CREDIT RISK:

Loan commitments:
  Credit card lines                                           $233,763
  Home equity                                                   34,403
  Commercial real estate, construction and land development     91,134
  Commercial                                                    31,368
  Mortgage loans                                                15,811
  Lines of credit                                                  500
  Standby letters of credit                                      2,586
  Import letters of credit                                          52
                                                              --------
     Total loan commitments                                   $409,617
                                                              ========

16. CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
ASSETS:
Cash                                                          $ 3,397,610   $ 7,717,466
Land                                                              419,418       419,418
Investment in bank subsidiary                                  79,615,879    74,809,151
Investments in and amounts due from nonbank subsidiaries          357,484       360,712
Subordinated loan to bank subsidiary                           10,000,000    10,000,000
Other assets                                                    1,444,149       861,974
                                                              -----------   -----------
     Total assets                                             $95,234,540   $94,168,721
                                                              ===========   ===========
LIABILITIES:
Long-term debt                                                $35,500,000   $35,500,000
Other liabilities                                               1,071,119       711,706
                                                              -----------   -----------
     Total liabilities                                         36,571,119    36,211,706

SHAREHOLDERS' EQUITY:
Common stock                                                   39,816,731    39,816,731
Treasury stock                                                    (69,325)      (69,325)
  Accumulated other comprehensive loss, net of tax               (210,698)     (163,800)
Retained earnings                                              19,126,713    18,373,409
                                                              -----------   -----------
     Total shareholders' equity                                58,663,421    57,957,015
                                                              -----------   -----------
     Total liabilities and shareholders' equity               $95,234,540   $94,168,721
                                                              ===========   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   ----------
INTEREST INCOME:
Deposits in bank                                              $   154,307   $   255,301   $  321,987
Subordinated loan to bank                                         850,000       850,000      850,000
                                                              -----------   -----------   ----------
  Total interest income                                         1,004,307     1,105,301    1,171,987

INTEREST EXPENSE - LONG-TERM DEBT                               3,572,126     2,692,953    1,372,987
                                                              -----------   -----------   ----------
NET INTEREST EXPENSE                                           (2,567,819)   (1,587,652)    (201,000)
NONINTEREST INCOME:
Lease income                                                      120,000       120,000      120,000
Dividends from subsidiaries                                     3,600,000     3,175,555    1,400,000
Management fees                                                   319,500       270,000      107,988
Other                                                                   -             -          575
                                                              -----------   -----------   ----------
  Total noninterest income                                      4,039,500     3,565,555    1,628,563

NONINTEREST EXPENSE:                                              251,943       326,018      214,620
                                                              -----------   -----------   ----------
Income before income taxes and undistributed income of
  subsidiaries                                                  1,219,738     1,651,885    1,212,943
Income tax benefit                                                904,500       581,143       71,082
                                                              -----------   -----------   ----------
Income before equity in undistributed income of subsidiaries    2,124,238     2,233,028    1,284,025
Equity in undistributed income of subsidiaries                    385,398     1,594,581    3,588,855
                                                              -----------   -----------   ----------
NET INCOME                                                    $ 2,509,636   $ 3,827,609   $4,872,880
                                                              ===========   ===========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
OPERATING ACTIVITIES:
Net income                                                    $ 2,509,636   $ 3,827,609   $ 4,872,880
Equity in undistributed income of subsidiaries                   (385,398)   (1,594,581)   (3,588,855)
Increase in other assets                                         (582,175)     (645,170)      (13,448)
Increase in other liabilities                                     359,413       688,684        34,133
                                                              -----------   -----------   -----------
  Net cash flows provided by operating activities               1,901,476     2,276,542     1,304,710

INVESTING ACTIVITIES:
Net increase in loans to and investment in subsidiaries        (4,465,000)  (14,500,000)   (4,000,000)
                                                              -----------   -----------   -----------
  Net cash flows used in investing activities                  (4,465,000)  (14,500,000)   (4,000,000)

FINANCING ACTIVITIES:
Repayment of long-term-debt                                             -      (600,000)      (50,000)
Issuance of Trust Preferred Securities                                  -    20,500,000
Issuance of Common Stock                                                -        26,777       227,587
Redemption of Preferred stock                                           -             -    (1,712,574)
Dividends paid                                                 (1,756,332)   (1,779,924)   (1,821,060)
                                                              -----------   -----------   -----------
  Net cash flows (used in) provided by financing activities    (1,756,332)   18,146,853    (3,356,047)
                                                              -----------   -----------   -----------
  Net (decrease) increase in cash                              (4,319,856)    5,923,395    (6,051,337)
Cash, beginning of year                                         7,717,466     1,794,071     7,845,408
                                                              -----------   -----------   -----------
Cash, end of year                                             $ 3,397,610   $ 7,717,466   $ 1,794,071
                                                              ===========   ===========   ===========

           F I D E L I T Y   N A T I O N A L   C O R P O R A T I O N
--------------------------------------------------------------------------------
                     B O A R D S   O F   D I R E C T O R S

FIDELITY NATIONAL CORPORATION

JAMES B. MILLER, JR.
Chairman, President and CEO, Fidelity National Corporation
Chairman, Fidelity National Bank and Fidelity National Capital Investors, Inc.

DAVID R. BOCKEL
President, Bockel & Company
Commanding General, 90th Regional Support Command, U.S. Army Reserve

DR. EDWARD G. BOWEN
Gynecologist and Obstetrician

CARL I. GABLE
Private Investor

KEVIN S. KING
Of Counsel, Dietrick, Evans, Scholz & Williams LLC

LARRY D. PETERSON
President and CEO, Fidelity National Bank

ROBERT J. RUTLAND Founder
Chairman, Allied Holdings, Inc.

W. CLYDE SHEPHERD, JR. Founder
Secretary/Treasurer, Shepherd Construction Company

RANKIN M. SMITH, JR.
Owner and Manager, Seminole Plantation

FIDELITY NATIONAL DIRECTORS

Standing: W. Clyde Shepherd, III, Dr. Edward G. Bowen, Kevin S. King, Larry D. Peterson, David R. Bockel, James B. Miller, Jr.
Seated: Carl I. Gable, James W. Anderson, Jr., W. Clyde Shepherd, Jr., Robert J. Rutland.

FIDELITY NATIONAL CORPORATION
DIRECTOR EMERITUS
James W. Anderson, Jr. Founder

FIDELITY NATIONAL BANK

James B. Miller, Jr., Chairman
David R. Bockel
Dr. Edward G. Bowen
Kevin S. King
Larry D. Peterson
Robert J. Rutland Founder
W.Clyde Shepherd, III
Rankin M. Smith, Jr.
DIRECTORS EMERITUS
James W. Anderson, Jr. Founder
W.Clyde Shepherd, Jr. Founder

FIDELITY NATIONAL
CAPITAL INVESTORS, INC.

James B. Miller, Jr., Chairman
Chetan Boal
Sharon R. Denney
Amelia James
B. Jefferson Russell
W. Clyde Shepherd, III

Fidelity expresses its gratitude to the members of its Boards of Directors for their years of guidance, leadership and support.

          F I D E L I T Y   N A T I O N A L   C O R P O R A T I O N
--------------------------------------------------------------------------------
               C O R P O R A T E   I N F O R M A T I O N

CORPORATE HEADQUARTERS

3490 Piedmont Rd.
Suite 1550
Atlanta, GA 30305
(404) 639-6500

MAILING ADDRESS

P. O. Box 105075
Atlanta, GA 30348-5075

FIDELITY NATIONAL BANK

3490 Piedmont Rd.
Suite 1550
Atlanta, GA 30305
(404) 639-6500

FIDELITY NATIONAL CAPITAL
INVESTORS, INC.

3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6767
(800) 934-3624

---------------------------------

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

AUDITORS

Ernst & Young LLP
600 Peachtree St.
Suite 2800
Atlanta, GA 30308-2215

ATTORNEYS

Kilpatrick & Stockton LLP
1100 Peachtree St.
Atlanta, GA 30309-4530

Nelson, Mullins, Riley &
Scarborough, L.L.P.
999 Peachtree Street N.E.
Suite 1400
Atlanta, GA 30309

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

ANNUAL MEETING

The annual meeting of shareholders will be held on Wednesday, April 24, 2002, at three p.m. in the Board Room of the Company in Suite 1550 at 3490 Piedmont Road, Atlanta, GA 30305.

         F I D E L I T Y   N A T I O N A L   C O R P O R A T I O N
--------------------------------------------------------------------------------
                A F F I L I A T E   I N F O R M A T I O N

BANKING SERVICES

MAILING ADDRESS
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500

BUCKHEAD
3490 Piedmont Rd.
Atlanta, GA 30305
(404) 814-8114

CANTON ROAD
830 Old Piedmont Rd., N.E.
Marietta, GA 30066
(770) 919-0175

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

PERIMETER CENTER
2 Perimeter Center
Atlanta, GA 30346
(770) 551-8662

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

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000

MORTGAGE SERVICES

ATLANTA
3 Corporate Square, Ste. 700
Atlanta, GA 30329
(800) 876-0543

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Bldg. 200, Ste. 100
Jacksonville, FL 32256
(904) 996-1000

INVESTMENT BROKERAGE

ATLANTA
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6767
(800) 934-3624

DECATUR
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333

LOAN PRODUCTION OFFICE

JACKSONVILLE, FL
Indirect Automobile Financing
Residential Construction Lending
Home Mortgages

        F I D E L I T Y   N A T I O N A L   C O R P O R A T I O N
--------------------------------------------------------------------------------
              S H A R E H O L D E R   I N F O R M A T I O N

COMMON STOCK

Fidelity National Corporation's
common stock is registered with the
Securities and Exchange Commission.
It is included in the Nasdaq National
Market under the symbol "LION." It is
listed in The Wall Street Journal under
"FdltyNtl."

FINANCIAL INFORMATION

Analysts, investors and others
seeking financial information about
the Company should contact:
  Martha C. Fleming
  (404) 240-1504
or write:
  Fidelity National Corporation
  P.O.Box 105075
  Atlanta, GA 30348
  www.fidelitynational.com


MARKET PRICES -
COMMON STOCK

2001                         HIGH           LOW
---------------             ------        ------
FOURTH QUARTER              $ 7.68        $ 6.01
THIRD QUARTER                 7.75          5.70
SECOND QUARTER                7.30          5.28
FIRST QUARTER                 6.38          4.89

2000                         High           Low
---------------             ------        ------
Fourth Quarter              $ 7.50        $ 4.75
Third Quarter                 8.00          5.75
Second Quarter               10.00          5.75
First Quarter                 8.13          5.25

As of March 7, 2002, there were
approximately 750 shareholders of
record. In addition, shares of
approximately 2,000 beneficial owners
of Fidelity's Common Stock were held
by brokers, dealers and their
nominees.

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

Address Shareholder Inquiries to:
  Shareholder Relations Dept.
  P.O.Box 11258
  Church Street Station
  New York, NY 10286

E-Mail Address:
Shareowner-svcs@bankofny.com

The Bank of New York's
Stock Transfer Website:
  http://stockbny.com

Send Certificates for Transfer
and Address Changes to:
  Receive and Deliver Dept.
  P. O. Box 11002
  Church Street Station
  New York, NY 10286

MARKET MAKERS

AnPac Securities Group, Inc.
Herzog, Heine, Geduld, Inc.
Island System Corporation
Keefe, Bruyette & Woods, Inc.
Knight Securities LP
Midwest Res. First Tennessee
Raymond James & Associates, Inc.
Sandler O'Neill & Partners, L.P.
Sherwood Securities Corp.
Spear, Leeds & Kellogg
Sterne, Agee & Leach
Sun Trust Capital Markets, Inc.
Trident Securities, Inc.

                                     T H E

                              N U M B E R   O N E

                               C O M M U N I T Y

                                    B A N K

                                    W I T H

                                     T H E

                                    B E S T

                                C U S T O M E R

                                 S E R V I C E

                                      I N

                                    T O W N