Form 10-K, Exhibit 13
period 2002-12-31
FIDELITY NATIONAL CORP /GA/
filed 2003-03-25
CIK 822662

               (PHOTO OF BUILDING WITH IMAGE OF LION ON BUILDING)

                      (FIDELITY NATIONAL CORPORATION LOGO)

                         FIDELITY NATIONAL CORPORATION
                               2002 ANNUAL REPORT

                            (PHOTO OF LION IN GRASS)

                                    T R U S T

                                  L O Y A L T Y

                                  C O U R A G E

                                I N T E G R I T Y

                                 S T R E N G T H

                                 F I D E L I T Y

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            A  B  O  U  T        T  H  E        C  O  M  P  A  N  Y

WE ARE:

Atlanta's Community Bank


OUR VISION:

To Be the Number One Community Bank with the Best Customer Service in Town.


OUR MISSION:

Fidelity's mission is to manage growth and risk to ensure predictability of earnings and quality customer service through a risk management process of strong internal controls and accountability.

(FIDELITY NATIONAL CORPORATION LOGO)

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

Fidelity National Bank ("the Bank"), a national banking association which opened February 10, 1974, has 19 full-service offices in Georgia, and a residential construction lending and indirect automobile loan office in Florida. The Bank has two mortgage origination offices in Georgia and two in Florida. Fidelity National Capital Investors, Inc., a Georgia corporation organized in 1992, provides retail brokerage and other securities related services.

As of December 31, 2002, Fidelity had total assets and shareholders' equity of $1.066 billion and $71 million, respectively.

Fidelity is an equal opportunity employer and had 394 full-time employees at December 31, 2002. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, a 401(k) retirement plan and a stock purchase plan.

TABLE OF CONTENTS

Financial Highlights                                           3
Chairman's Letter                                              4
Service to the Customer and Community                          6
Selected Financial Data                                        10
Consolidated Financial Review                                  11
Report of Independent Auditors                                 35
Consolidated Financial Statements                              36
Corporate Information                                          63
Boards of Directors                                            64
Affiliate Information                                          65
Shareholder Information                                        66

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            F I N A N C I A L                   H I G H L I G H T S

                                                     YEARS ENDED DECEMBER 31,             PERCENT
                                               ----------------------------------        INCREASE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)        2002                2001             (DECREASE)
                                                -------------       -------------        ----------
Income from Continuing Operations               $       3,179       $       1,602          98.4 %
Net Income                                      $      11,395       $       2,510           354.0
PER SHARE COMMON DATA
Income from Continuing Operations
  Basic Earnings                                $         .36       $         .18           100.0
  Diluted Earnings                                        .36                 .18           100.0
Net Income
  Basic Earnings                                         1.29                 .29           344.8
  Diluted Earnings                                       1.28                 .29           341.4
Cash Dividends - Common                                   .20                 .20              --
Book Value                                               8.04                6.68            20.4
Year-end Price                                           9.98                7.30            36.7
Average Common Shares Outstanding                   8,832,309           8,781,628              .6

YEAR-END BALANCE SHEET DATA

  Assets                                        $   1,066,361       $     994,046           7.3 %
  Securities Available for Sale                       110,866              88,426            25.4
  Securities Held-to-Maturity                           8,888              11,903           (25.3)
  Total Loans                                         790,296             717,849            10.1
  Earning Assets                                    1,004,845             842,668            19.2
  Total Deposits                                      906,094             818,081            10.8
  Common Shareholders' Equity(1)                       71,167              58,663            21.3
  Common Shares Outstanding(1)                      8,855,532           8,781,628              .8

FINANCIAL RATIOS(1)

  Return on Average Assets                                .34%                .18%
  Return on Average Common
    Shareholders' Equity                                 5.10                2.76
  Net Interest Margin                                    3.43                2.93
  Net Charge-offs to Average Loans                        .36                 .39
  Allowance as % of Loans                                1.28                 .84
  Allowance to Nonperforming Loans & Repos               2.08x               1.35x
  Allowance to Nonperforming Assets                      1.33                 .65
  Nonperforming Assets to Total
    Loans and Repossessions                               .92%               1.18%
  Dividend Payout on Common Shares                      55.57              109.62

(1) from continuing operations

RETURN ON AVERAGE COMMON EQUITY(1)

2000                 4.44%
2001                 2.76%
2002                 5.10%

AVERAGE EARNING ASSETS
($ in millions)

2000                 766
2001                 833
2002                 883

BASIC EARNINGS PER COMMON SHARE(1)
(in dollars)

2000                 .28
2001                 .18
2003                 .36

DIVIDENDS PER COMMON SHARE
(in dollars)

2000                 .20
2001                 .20
2002                 .20

BOOK VALUE PER COMMON SHARE
(in dollars)

2000                 6.60
2001                 6.68
2002                 8.04

TOTAL LOANS
($ in millions)

2000                 692
2001                 718
2002                 790

(1) from continuing operations

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            L E T T E R     F R O M      T H E      C H A I R M A N

                        [PHOTO OF JAMES B. MILLER, JR.]

TO OUR SHAREHOLDERS:
JANUARY 16, 2003

         Your Company has fundamentally sound risk management and internal control systems, a sound balance sheet, and a well-developed infrastructure. The year 2002 was one of intensive activity as we streamlined our Company, which increased shareholder value and set the course to improve our position as Atlanta's community bank.

         We expanded product lines, reduced product risk, enhanced operational efficiencies, improved our delivery systems, and prepared ourselves for increased focus on our competitive position in the market place where we are the leader among community banks.

         THE RESTRUCTURING OF THE COMPANY HAS BUILT SHAREHOLDER VALUE. The credit card, merchant processing services, and trust lines of business have been sold with substantial gains. The marketing alliances formed provide Fidelity's growing base of customers enhanced and expanded credit card, merchant processing, and trust products and services.

         We plan next to streamline Fidelity's delivery of brokerage products by partnering with Raymond James & Associates, Inc.

         YOUR MANAGEMENT IS COMMITTED TO IMPROVING SHAREHOLDER VALUE. Last year, we increased shareholders' equity by 21.4% and significantly increased Fidelity's book value to $8.04 per share compared to $6.68 at December 31, 2001. Over the past two years, our stock has outperformed both the NASDAQ Index and the NASDAQ Bank Stock Index.

         Fidelity's income from continuing operations was $3.179 million or $.36 per share for the year ended December 31, 2002, a 98.4% increase compared to $1.602 million or $.18 a share for 2001. Net income for 2002 was $11.395 million or $1.29 per share compared to $2.510 million or $.29 per share for 2001. Net income includes revenue from credit cards and the gain on the sale of the credit card portfolio.

         While operating during a period of economic uncertainty and increased unemployment, FIDELITY INCREASED ITS NET INTEREST INCOME AND NET INTEREST MARGIN. This improvement was accomplished while the Federal Reserve aggressively lowered rates over the past two years. As we solidified our operations and financial position and refocused our strategic initiatives, it became clear that Fidelity was in an excellent position to invest its energies and resources in expanding our core businesses.

         A major part of the restructuring was to reduce financial risk by the sale of the unsecured credit card portfolio. This was done to enhance the predictability of earnings and reduce the net charge-offs to loans outstanding ratio to under .40%, from the 1.00% range.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            L E T T E R     F R O M      T H E      C H A I R M A N

         During this time of change and growth, FIDELITY HAS STILL MANAGED TO EXERCISE STRONG COST CONTROLS AS DEMONSTRATED BY THE 4.4% DECLINE IN OPERATING EXPENSES.

         Significant progress was made on the regulatory front. In June 2002, the Trust Department Consent Order issued by the Comptroller of the Currency ("OCC") in December 2000 was lifted. Also, significant progress has been made in addressing issues raised in the September 5, 2001, Letter Agreement with the OCC. We believe we are in substantial compliance with that agreement.

         WE HAVE ACHIEVED THESE RESULTS WHILE PROVIDING THE BEST AND MOST PERSONABLE CUSTOMER SERVICE IN TOWN. We bring added value to banking services, which means we can more than hold our own against the large bank competition. It's a simple matter of attitude. We want to do what our customers want done. The Golden Rule is what we preach and practice. That means a lot to our customers who want their bank to know who they are and serve their specific needs. That is what we do. Our customer service exceeds our customers' expectations.

         A COMPANY, LIKE A SOCIETY, LIKE AN INDIVIDUAL, HAS TO CHANGE AND, MORE IMPORTANT, LEARN FROM THE CHANGE. Over the last decade, Fidelity has certainly changed and grown and learned. We have increased shareholder value. We have continued to build on our unique Atlanta position and on the vision of our Founders.

         I thank our shareholders, customers, and employees for joining with us in our vision of being Atlanta's community bank. A special thank you to Clyde Shepherd, Jr. for guiding us this far. The good things we have done carry his fingerprints. We have been blessed with leaders who are remarkably strong and steadfast. We've also been blessed with employees who have created what we are, like Sherry Dederich, who just completed her 25th anniversary in our Decatur office.

Again, thank you,

/s/ JAMES MILLER
-----------------------------
James B. Miller, Jr.
Chairman of the Board

                       [PHOTO OF W. CLYDE SHEPHERD, JR.]

                    W. CLYDE SHEPHERD, JR., FOUNDER ELECTED
                               DIRECTOR EMERITUS

         Mr. Shepherd was named Director Emeritus by the Board on December 19, 2002.

         Clyde Shepherd, Jr. was a founding Board member of the Bank, serving from 1973 until his retirement in 2002. He worked steadfastly to make Fidelity a better company for 29 years and he truly exemplifies the ideals of the Company. His countless contributions to the community have set a standard, not only for the Bank, but for the other Board members and employees to follow.

         We look forward to his continuing counsel.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            S E R V I C E      T O      T H E       C U S T O M E R

Fidelity employees work to make the Company's vision a reality:

to be the number one community bank with the best customer service in town.

                   [PHOTO OF CUSTOMER SERVICE REPRESENTATIVE]

            [PHOTO OF MOTHER WITH PHONE AND CHILD IN FRONT OF COMPUTER]

                      FIDELITY IS ATLANTA'S COMMUNITY BANK

         As the only community bank with a significant branch franchise within the metropolitan area, we are well positioned to deliver a full array of business and personal financial products to Atlanta. Our personnel, although well trained on our sophisticated product offerings, maintain the personal touch of true community bankers.

         Throughout 2002, Fidelity invested in and focused on numerous improvements to take advantage of our position as the number one community bank in Atlanta. We strengthened our commitment to deliver the finest in personal and commercial banking products. We affiliated with Bank One, NOVA, and Reliance Trust to ensure that Fidelity customers have the best credit card, merchant service and trust products in the market place. To improve our delivery system, Fidelity relocated two branches to bigger, more convenient locations.

         Our infrastructure was also enhanced during the year. Infrastructure improvements throughout 2002 included upgrading e-Cash, our online solution, giving commercial customers real-time access to their accounts, and new imaging technology providing customers the ability to see copies of their checks online. Looking to the future, Fidelity continued its internal system upgrades. We installed a new customer contact solution for our telephone banking area and replaced our voice response unit to provide real time quotes to our customers.

         All of these improvements are representative of the Fidelity goal of meeting the financial needs of

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            S E R V I C E      T O      T H E       C U S T O M E R

                         [PHOTO OF MAN AT ATM MACHINE]

                            [PHOTO OF MAN AND WOMAN]

                        [PHOTO OF NUMBERS AND PERCENTS]

Atlantans, who want all of the advantages of dealing with a large financial institution, but who also greatly value the personal service Fidelity delivers every day.

FIDELITY'S FOCUS IS ON ATLANTA

         Fidelity's five counties of operation in metropolitan Atlanta are home to three million residents, or 35.8% of the population of Georgia. From 1990 to 2002, the population in Fidelity's market place increased by almost 40%--one of the highest rates of any major U.S. metropolitan area. Georgia was the only state to rank in the top ten in both population growth and gross state product growth over the past twelve years. In terms of deposit market share, Fidelity ranks eleventh in Atlanta and twelfth in Georgia.

         Atlanta is home to 12 Fortune 500 Companies. In recent years, many corporations have relocated their headquarters or expanded their operations in the area, induced by inexpensive land, a developed infrastructure and transportation system, and the low cost of doing business. One result is that Atlanta's single family housing permit totals are among the highest in the country. That has meant increased business for the Bank in terms of construction loans as well as additional retail and commercial accounts.

         Fidelity's products and services include depository accounts, direct and indirect automobile lending, home equity lending, secured and unsecured installment loans, credit card loans, construction and residential real estate loans, commercial loans (including commercial loans secured by real estate), securities brokerage services, and international trading services. Fidelity conducts its full-service banking and residential mortgage lending through 19 locations in the metropolitan Atlanta area.

         Fidelity also conducts its indirect automobile lending (the purchase of automobile installment sales contracts from automobile dealers), residential mortgage lending, and residential construction lending from its Jacksonville, Florida, locations.

         At December 31, 2002, Fidelity had over one billion dollars of total assets, with total loans of $790 million, total deposits of $906 million, and shareholders' equity of $71 million.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            S E R V I C E     T O      T H E      C O M M U N I T Y

                          [PHOTO OF CHILDREN PLAYING]

               [PHOTO OF ELDERLY WOMAN IN ROCKING CHAIR ON PORCH]

                       [PHOTO MAN TOSSING CHILD INTO AIR]

                      FIDELITY SHAREHOLDER VALUE INCREASES

         The year 2002 was a period of strong increases in shareholder value and capital at Fidelity. During the year, total shareholders' equity grew 21.4% to $71 million. The Company's book value per common share increased from $6.68 to $8.04. Meanwhile, for the past two years, the Company's stock outperformed both the NASDAQ total U.S. and NASDAQ Bank Indexes.

         Further, shareholder value was enhanced as Fidelity significantly reduced its balance sheet risk. We divested the trust activity and significantly reduced exposure to unsecured consumer lending by the sale of the credit card portfolio.

         Fidelity benefits from a distinct combination of strengths: an enviable franchise in one of the most attractive markets in the country, a strong financial product mix, enhanced capital and balance sheet strength, and advanced technology and infrastructure, supported by a strong management team. These strengths position Fidelity well as it focuses on being Atlanta's community bank.

                          FIDELITY SERVES THE COMMUNITY

         Fidelity places great emphasis on supporting community organizations. At Fidelity, living up to the goal of being Atlanta's community bank means giving back to the community as effectively and generously as possible. That's why Fidelity supports and sponsors a large number of organizations as dedicated to improving the overall well-being of Atlanta as is Fidelity. In fact, our employees donated well over 20,000 hours throughout 2002 in support of many community service projects, including our adopted schools in Dekalb County and in the City of Decatur.

         We also continued our participation in Meals on Wheels, delivering food to the housebound elderly members of the community; we read to children on Volunteer Days at the Frazer Center; and we assisted in the National Academy Foundation's high school program, including their mentoring program, summer internships and hosting students on "Job Shadow Day."

         Fidelity was the number one corporate fundraiser for the Muscular Dystrophy Association (MDA) in Atlanta in 2002. Our fundraising efforts throughout our branch network and company enabled 42 children with MD to attend Camp Twin Lakes over the summer.

            F I D E L I T Y  N A T I O N A L  C O R P O R A T I O N
            -------------------------------------------------------
            S E R V I C E     T O      T H E      C O M M U N I T Y

                          [PHOTO OF LARGE LION BALLOON]

                                [PHOTO OF SIGN]

         With a focus on local education, we were the first business partner in the city of Decatur to adopt an elementary school, College Heights, and also partner with a DeKalb County School, Flat Shoals Elementary. This long-standing commitment will be celebrated this year at our 20th anniversary with College Heights and our 10th anniversary with Flat Shoals.

                             FIDELITY'S GOLDEN RULE

         Fidelity was founded on the principle of the Golden Rule. We want to treat our community, our customers, and each other as we want to be treated ourselves. We know people bank with people. One great example is SHERRY DEDERICH, a Fidelity employee who celebrated her 25th anniversary this year. Sherry has been serving the Atlanta community by living the Golden Rule.

                      [PHOTO OF MALE TEACHER WITH STUDENTS]

                    [PHOTO OF FEMALE TEACHER WITH STUDENTS]

Fidelity serves the community. Among the philanthropic organizations supported by Fidelity during the year 2002 were:

American Heart Association
American ORT
Atlanta History Center Center for the Visually Impaired Foundation Carlos Museum at Emory
Children's Healthcare of Atlanta
College Heights Elementary
DeKalb Library Foundation
DeKalb Rotary Council
Flat Shoals Elementary
Frazer Center
Georgia Baptist College of Nursing of Mercer University
Georgia Council on Economic Education
Junior League of Atlanta
Meals on Wheels
MDA
National Academy Foundation
Olmsted Linear Park Alliance
100 Black Men of America
Senior Citizen Services
Senior Connections
Shepherd Center
Special Needs Schools of Gwinnett
Special Olympics, Georgia
Teaching Museum North Fulton
University of Georgia Foundation for the State Botanical Gardens
Women's Auxiliary of Piedmont Hospital
Woodruff Arts Center

                         FIDELITY NATIONAL CORPORATION

                            SELECTED FINANCIAL DATA

                                                                                DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2002         2001         2000         1999         1998
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)           ----------   ----------   ----------   ----------   ----------
FOR THE YEAR ENDED:
Interest income                                        $   57,784   $   63,925   $   65,132   $   52,020   $   44,434
Interest expense                                           27,539       39,584       37,374       26,312       22,087
Net interest income                                        30,245       24,341       27,758       25,708       22.347
Provision for loan losses                                   6,668        2,007        3,301        3,924        1,370
Noninterest income, including securities gains             19,450       20,080       17,150       17,711       16,946
Securities gains, net                                         300          600            -            6          255
Noninterest expense                                        38,475       40,255       38,036       37,108       36,432
Income from continuing operations                           3,179        1,602        2,498        1,708        1,014
Income from discontinued operations, net of taxes           8,216          908        1,330        3,165        2,839
Net income                                                 11,395        2,510        3,828        4,873        3,853
Dividends declared - common                                 1,767        1,756        1,757        1,329          325
Dividends declared - preferred                                  -            -            -          516          369

PER SHARE DATA:
Income from continuing operations:
Basic earnings                                         $      .36   $      .18   $      .28   $      .14   $      .08
Diluted earnings                                              .36          .18          .28          .14          .08
Net income:
Basic earnings                                               1.29          .29          .44          .53          .43
Diluted earnings                                             1.28          .29          .44          .53          .42
Book value                                                   8.04         6.68         6.60         6.22         5.95
Dividends paid - common                                       .20          .20          .20          .16          .04
Dividend payout ratio                                       55.57%      109.62%       70.32%      108.00%       68.46%
Average common shares outstanding                       8,832,309    8,781,628    8,781,375    8,277,496    8,123,049

PROFITABILITY RATIOS:
Return on average assets                                      .34%         .18%         .30%         .25%         .18%
Return on average equity                                     5.10         2.76         4.44         3.14         1.91
Return on average common equity                              5.10         2.76         4.44         3.45         2.16
Net interest margin                                          3.43         2.93         3.63         4.08         4.34
Efficiency ratio                                            77.42        90.62        84.70        85.46        92.72

ASSET QUALITY RATIOS:
Net charge-offs to average loans                              .36%         .39%         .39%         .57%         .61%
Allowance to period-end loans                                1.28          .84          .91          .95         1.05
Nonperforming assets to total loans and repossessions         .92         1.18         1.27          .59          .66
Allowance to nonperforming loans and repossessions           2.08X        1.35x         .91x        1.93x        2.37x
Allowance to nonperforming assets                            1.33          .65          .70         1.45         1.46

LIQUIDITY RATIOS:
Total loans to total deposits                               87.22%       87.75%       86.47%       86.64%       69.39%
Average total loans to average earning assets               85.78        85.89        88.19        84.55        73.78
Noninterest-bearing deposits to total deposits              12.59        13.76        14.58        14.69        16.49

CAPITAL RATIOS:
Leverage                                                     8.46%        8.12%        6.09%        6.49%        7.57%
Risk-based capital:
  Tier 1                                                    10.42         9.08         9.50         7.42         9.25
  Total                                                     12.61        11.77        12.73        10.69        13.14

Average equity to average assets                             6.16         5.94         6.15         6.93         7.85
BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                                 $1,066,361   $  994,046   $  947,978   $  882,478   $  712,835
Earning assets                                          1,004,845      842,668      793,802      719,697      552,065
Total loans                                               790,296      717,849      692,266      622,475      431,121
Total deposits                                            906,094      818,081      800,541      718,432      621,264
Long-term debt                                             61,008       67,334       49,500       29,600       15,650
Shareholders' equity                                       71,167       58,663       57,957       54,610       54,555

DAILY AVERAGE:
Assets, net of discontinued operations                 $  937,452   $  891,176   $  824,063   $  687,063   $  567,404
Earning assets                                            882,947      832,530      766,124      629,742      515,472
Total loans                                               757,430      715,099      675,674      532,426      380,332
Total deposits                                            845,619      814,477      757,623      658,657      579,765
Long-term debt                                             61,360       63,021       41,685       25,774       15,701
Shareholders' equity                                       62,317       58,038       56,317       54,426       53,053

                         CONSOLIDATED FINANCIAL REVIEW

     The following management discussion and analysis reviews important factors affecting the results of operations and financial condition of Fidelity National Corporation and its subsidiaries ("Fidelity") for the periods indicated. The consolidated financial statements and related notes should be read in conjunction with this review.

OVERVIEW

     Fidelity National Corporation is a bank holding company headquartered in Atlanta, Georgia. Fidelity commenced operations in 1974 as Fidelity National Bank ("the Bank" or "FNB"), a full-service banking operation. With $1 billion in assets, Fidelity National Bank provides an array of personal and electronic financial services including traditional deposit, lending, mortgage and international trade services to its commercial and retail customers. Fidelity National Corporation's wholly owned subsidiary, Fidelity National Capital Investors, Inc. ("FNCI"), is a securities brokerage operation. Fidelity currently conducts full-service banking and residential mortgage lending businesses through 19 locations in the Metropolitan Atlanta area. Fidelity conducts indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers) in Georgia, Florida and North Carolina through its Atlanta, Georgia, and Jacksonville, Florida, offices. Residential mortgage lending and residential construction lending are conducted through certain of its Atlanta offices and from two loan production offices in Jacksonville, Florida.

     Fidelity is Atlanta's community bank. Fidelity's banking franchise spans five counties in the Metropolitan Atlanta market. In terms of market share, Fidelity's deposit base is ranked eleventh in the Atlanta market and twelfth in the state of Georgia. Eight of the top ten banks in Atlanta are national or super-regional in scope.

     Fidelity serves one of the most vibrant markets in the U.S. Georgia ranks ninth in both Gross State Product ("GSP") and average annual percent growth in GSP. Georgia was the only state to rank in the top ten in both population growth and GSP growth over the past twelve years.

     The five counties served by Fidelity account for 35.8% of the population of Georgia. From 1990 to 2002, Fidelity's market place population growth has been 39.9%. During the past two years, Atlanta's economy has felt the impact of the 2001 recession, the September 11, 2001 terrorist attack, which seriously slowed Atlanta's economy, and rising unemployment. The recession and slow recovery have negatively impacted some of Fidelity's commercial and construction customers. As Fidelity enters 2003, there are still lingering economic uncertainties due to when and how fast the economy will recover, what is the potential impact of the continuing war on terrorism and whether consumers will continue spending at current levels.

     The Federal Reserve continued interest rate reduction actions initiated in 2001 with eleven interest rate reductions totaling 475 basis points. The Federal Reserve further reduced interest rates in November 2002 by 50 basis points, effectively reducing the prime rate to 4.25% as of December 31, 2002.

STRATEGIC FOCUS

     Several significant strategic initiatives were taken during 2001 and especially 2002 to better position Fidelity to take increased advantage of its outstanding market place. These strategic initiatives included the sales of certain lines of business, which significantly increased capital while reducing risk exposures. Fidelity sold its trust, merchant processing and credit card lines of business over the course of the last two years. In each case, strategic alliances were formed with the acquirers of these lines of business, alliances which result in expanded and improved products and services to better serve current customers and to enhance the growth of the customer base. The results of the initiatives taken included:

     1. Expanding Fidelity's product offerings by entering into partnership alliances or arrangements

     2. Reducing product delivery risk

     3. Significantly reducing unsecured consumer credit risk

     4. Strengthening Fidelity's and the Bank's capital positions

     5. Addressing most of the regulatory concerns raised by the Consent Order, which was lifted in June 2002, and the Letter Agreement. See "Performance Results."

     As noted, strategic alliances formed with acquirers at the time of the divestiture of certain business lines accounted for most of the repositioning. During 2001 and 2002, Fidelity reconfigured its delivery of three product lines: trust, merchant processing services and credit cards.

     On December 1, 2001, Reliance Trust Company, an Atlanta based Georgia state-chartered bank and trust company, assumed the management, operations and ownership of Fidelity's trust accounts. Today, Fidelity offers an expanded array of trust products to its customers through its strategic alliance with Reliance.

     On March 22, 2002, Fidelity entered into an alliance and sales agreement with NOVA Information Systems ("NOVA"). In forming this alliance, Fidelity sold its existing merchant processing agreements to NOVA and recognized a pretax gain of approximately $3.5 million. Under the terms of the agreement, Fidelity will continue to market its expanded line of merchant services products in the Atlanta market through NOVA. Under the agreement, Fidelity maintained an interest in the net revenues from new customers referred through this alliance.

     On December 20, 2002, Fidelity sold its credit card line of business, including its $74 million in credit card portfolio balances, to Bank One. In connection with the sale, Fidelity realized a $7.1 million after tax gain. Fidelity and Bank One also agreed on a long-term agent bank relationship to offer Fidelity-branded credit cards to customers, with servicing provided by, and the accounts owned and carried by, Bank One.

     In summary, these alliances and the related sales of certain lines of business have significantly broadened and improved Fidelity's product lines, improved shareholder value through profitability and capital growth and heightened Fidelity's community bank growth focus on Atlanta, one of the best banking markets in the country.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     In December 2002, Fidelity sold its credit card business, including all of its credit card accounts and outstanding balances. In accordance with accounting principles generally accepted in the United States, the gain on sale, earnings after taxes and net assets of the credit card business are discussed and presented separately from continuing operations in this financial analysis and in the audited financial statements and notes to the financial statements for all periods presented. Accordingly, all information in this annual report, including all supplemental information, reflects continuing operations only, unless otherwise noted. In the discussion, net interest income and net interest margin are presented on a fully taxable-equivalent basis.

CRITICAL ACCOUNTING POLICIES

     The critical accounting policies that are most important to the presentation of Fidelity's financial statements relate to the provision for and allocation of the allowance for loan losses and the management of interest rate risk. These policies are discussed in "Provision for Loan Losses", "Allowance for Loan Losses", "Market Risk", "Interest Rate Sensitivity", "Credit Quality", and "Non-Performing Assets."

PERFORMANCE RESULTS

     As discussed above, 2002 was a year of significant change for Fidelity. It was a year punctuated by many achievements, while management had to address the impacts of the economic downturn on the Bank's commercial and construction portfolios. Fidelity addressed the economic and regulatory issues and prepared for the future. For Fidelity, it was a period of strengthening the organization during a period of significant change and asset growth. Since its inception, Fidelity has pursued managed growth as one of its strategies, primarily through internal expansion built on providing quality financial services in selected market areas. At December 31, 2002, Fidelity had increased total assets by $72 million or 7.3% to $1,066 million, compared to $994 million in total assets at December 31, 2001. During 2002, Fidelity's shareholders equity grew 21.3% and its book value grew from $6.68 per share at December 31, 2001, to $8.04 per share at year-end 2002, an increase of 20.4%. During 2002, management increased the net interest margin by 50 basis points to 3.43%, and grew capital by $13 million to $71 million while reducing expenses from continuing operations by 4.4%.

     In a soft economy, credit risk management is an ever more significant component of Fidelity's strategic plan. During 2002, total loans grew $72 million, or 10.1% to $790 million. This growth was experienced in every major loan category except loans held-for-sale. Consumer installment loans, the largest driver of loan growth in 2002, increased $63 million or 19.8% to $381 million compared to $319 million at December 31, 2001. Real estate mortgage loans increased $9 million or 5.1% to $189 million when compared to year-end 2001. Real estate construction loans increased $13 million or 13.7% to $112 million compared to year-end 2001. Commercial loans increased $11 million or 17.5% to $74 million. Loans held-for-sale declined $24 million or 40.4% to $35 million, primarily due to declining indirect automobile loan production. Management has also made the decision to retain a larger percentage of indirect automobile loan production in its portfolio on an ongoing basis.

     Fidelity has experienced significant growth in indirect automobile lending since 1995, when Fidelity modified its strategic plan for indirect lending to take advantage of its ability to produce high quality indirect automobile loans, which reduced credit risk in its consumer portfolio while enhancing both interest income and noninterest income. At December 31, 2002 and 2001, these loans totaled $388 million and $310 million, or 49.2% and 43.2% of total loans, respectively. During 2002, 2001, and 2000, Fidelity sold approximately $59 million, $96 million and $213 million, respectively, of indirect automobile loans with servicing retained. In addition, approximately $28 million in indirect automobile loans were sold with servicing released in 2002. Indirect automobile loan sales were less in 2002 and 2001 compared to 2000 due to declining production. Management has made the decision to retain a larger percentage of production as well. Fidelity anticipates that it will continue to sell periodically, through whole loan sales, a substantial portion of its indirect automobile loan production. These sales are conducted to enhance noninterest income and manage the relative level of indirect automobile loans in Fidelity's portfolio.

     Net charge-offs from continuing operations as a percentage of total loans decreased to .36% in 2002 compared to .39% in 2001 and 2000. The decrease in net charge-offs was primarily due to decreases in commercial loan and real estate mortgage loan net charge-offs.

     The Bank, through its Board of Directors, consented to the issuance of a Consent Order ("the Order") with the Office of the Comptroller of the Currency (the "OCC") dated December 21, 2001, relating to the Bank's Trust Department. The Order was lifted by the OCC in June 2002, following Fidelity's divestiture of the trust line of business and its compliance with other provisions of the Order.

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

     The Compliance Committee for the Letter Agreement is comprised of three members of the Board of Directors of the Bank, none of whom is an employee of the Bank. The Compliance Committee, which meets monthly and reports to the Board of Directors and the OCC, is responsible for monitoring and coordinating compliance by the Bank with the Letter Agreement.

     The Bank periodically submits reports to the OCC evidencing compliance with the Letter Agreement. While not complete at December 31, 2002, the Bank had substantially addressed the provisions of the Letter Agreement and was in compliance with many of its provisions. Fidelity is working to complete the remaining issues. Fidelity does not expect to incur significant additional costs to comply with the Letter Agreement, as most items have already been addressed or can be addressed internally. Even though the Bank may meet many of the requirements of the Letter Agreement, it continues to be in effect until such time as it is amended or terminated by the OCC.

     Fidelity's Board of Directors on March 21, 2002, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("Board Resolution"). The Board Resolution, which followed the Federal Reserve Bank inspection of Fidelity as of December 31, 2000 and September 30, 2001, among other things, prohibits Fidelity from redeeming its common stock, paying dividends on its common stock or incurring debt without the prior approval of the FRB. The Board Resolution continues until cancelled by the FRB.

RESULTS OF OPERATIONS

     NET INCOME Fidelity's net income from continuing operations for the year ended December 31, 2002, was $3.2 million or $.36 basic and diluted earnings per share. Net income from continuing operations for the year ended December 31, 2001, was $1.6 million or $.18 basic and fully diluted earnings per share. Net income for the year ended December 31, 2002, was $11.4 million or $1.29 basic earnings per share and $1.28 diluted earnings per share. Net income for the year ended December 31, 2001, was $2.5 million or $.29 basic and diluted earnings per share. As noted, Fidelity's credit card line of business was sold in December 2002. Generally accepted accounting principles accepted in the United States require that income after taxes from discontinued operations and the net gain on disposal of discontinued operations be reported in the Statements of Income after net income from continuing operations for all periods presented. Interest expense for all periods presented was assigned based on the average net asset balances of the credit card line of business proportionally funded by all interest bearing liabilities at an interest rate equal to the interest cost of each applied to its average balance for the period. Expenses include all direct costs of the credit card business and certain other allocated costs estimated to be eliminated as a result of the sale.

     The increase in earnings from continuing operations in 2002 compared to 2001 was primarily attributable to an increase in net interest income, an increase in revenues from service charges on deposit accounts, the gain on the March 2002 sale of the merchant processing line of business and the attendant reduction in merchant processing expenses and the decline in professional and other services expenses, offset in part by the increase in the provision for loan losses, the decline in revenues from mortgage banking, brokerage and indirect lending activities and the increase in other operating expenses.

     Net interest income increased significantly during 2002 compared to 2001 as the cost of interest bearing liabilities declined more rapidly than did the yield on interest earning assets in a period of historically low interest rates. Although nonperforming assets declined somewhat in 2002 as did net charge-offs when compared to 2001, the provision for loan losses increased as a result of the negative impact of the slowing economy on the commercial and construction loan portfolios.

     Revenue from service charges and other deposit related fees increased in 2002 primarily due to increased fees charged and the emphasis on collecting all fees charged as a result of a revenue enhancement project initiated in the summer of 2001 and implemented in late 2001.

     Revenue from merchant processing activities increased, primarily due to the sale of the merchant processing line of business resulting in a pretax gain of $3.5 million in March 2002. Merchant processing operating revenues and expenses declined significantly in 2002 following the sale. The ongoing income from merchant processing is not expected to be significant.

     The decline in revenue from brokerage activities was due to fewer brokers and reduced volume in general, due primarily to the poorly performing stock markets. Revenue from indirect lending activities declined as a result of reduced servicing and ancillary fees, a reduced volume of indirect automobile loan sales and a reduced profit margin on sales.

     The decline in consulting and other professional services expenses in 2002 was primarily because of the non-recurring expenses incurred in 2001 related to effectively addressing the issues regarding trust activities and the actions taken as a result of the Order, which has been lifted, and the Letter Agreement, as well as consulting fees incurred in conjunction with revenue enhancement initiatives undertaken in the latter part of 2001. The increase in other operating expenses in 2002 was primarily related to increases in other real estate and repossession related expenses, including a regulatory required charge-off of $781,000 on an asset acquired as additional collateral from a problem loan relationship workout.

     The after-tax income on the credit card line of business increased as a result of a reduction in the cost of funds assigned to the credit card line of business based on Fidelity's average cost of interest bearing liabilities. This operating income is reported as income from discontinued operations after taxes. The after-tax gain on the sale of the credit card line of business in December 2002, reported as net gain on disposal after taxes was $7.1 million.

     Fidelity's net income from continuing operations was $1.6 million or $.18 basic and diluted earnings per share for the year ended December 31, 2001, compared to $2.5 million or $.28 basic and diluted earnings per share in 2000. Net income for the year ended December 31, 2001, was $2.5 million or $.28 basic and diluted earnings per share compared to $3.8 million or $.44 basic and diluted earnings per share for 2000.

     The decline in earnings in 2001 compared to 2000 was primarily attributable to a significant decline in net interest income and increases in consulting and other professional services, offset in part by an increase in noninterest income. On December 31, 2000, Fidelity was asset sensitive in the near term and the actions of the Federal Reserve Bank Open Market Committee (the "Federal Reserve") in effectively reducing the prime rate eleven times for a cumulative total of 4.75% during 2001 resulted in a significant reduction in net interest income. Deteriorating economic conditions, particularly following the September 11, 2001, terrorist attacks, provided minor increases in delinquencies, although less at December 31, 2001, than the prior year-end, and increasing charge-offs, as well as an increase in the provision for loan losses.

     The increase in consulting and other professional services in 2001 compared to 2000 was primarily related to trust activities and the actions taken as a result of the requirements of the OCC Order (which Order was lifted in June
2002) and the Letter Agreement, and consulting fees incurred in conjunction with the Bank's revenue enhancement initiatives undertaken in the latter part of 2001.

     Noninterest income increased significantly, primarily as a result of increased service charges and other fees primarily related to revenue enhancement initiatives, strong growth in the merchant processing services and mortgage banking lines of business and gains from sales of securities and other real estate, offset in part by declines in revenues from trust and brokerage activities.

AVERAGE BALANCES, INTEREST AND YIELDS                                    TABLE 1
(DOLLARS IN THOUSANDS)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------------------------------------------------
                                            2002                          2001                          2000
                                 ---------------------------   ---------------------------   ---------------------------
                                 AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                 BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                 --------   -------   ------   --------   -------   ------   --------   -------   ------
ASSETS
INTEREST-EARNING ASSETS:
Loans, net of unearned
  income(1)(2)
  Taxable                        $756,425   $51,477    6.81%   $714,019   $57,160    8.01%   $674,521   $59,299    8.79%
  Tax-exempt(3)                     1,005        86    8.60       1,080        94    8.68       1,153       101    8.76
                                 --------   -------            --------   -------            --------   -------
     Total loans                  757,430    51,563    6.81     715,099    57,254    8.01     675,674    59,400    8.79
Investment securities - taxable    99,902     5,861    5.94      90,406     5,685    6.33      78,915     5,054    6.23
Interest-bearing deposits           4,378        67    1.54         563        23    4.10       1,370        62    4.50
Federal funds sold                 21,237       323    1.52      26,462       996    3.76      10,165       652    6.42
                                 --------   -------            --------   -------            --------   -------
     Total interest-earning
       assets                     882,947    57,814    6.55     832,530    63,958    7.68     766,124    65,168    8.51
NONINTEREST-EARNING ASSETS:
Cash and due from banks            23,533                        26,356                        26,679
Allowance for loan losses         (13,827)                      (13,483)                      (12,275)
Premises and equipment             15,383                        16,948                        17,530
Other real estate owned             3,891                         2,075                         1,303
Net assets of discontinued
  operations                        2,481                         3,841                         3,318
Other assets                       23,044                        22,909                        21,384
                                 --------                      --------                      --------
          Total assets           $937,452                      $891,176                      $824,063
                                 ========                      ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand deposits                  $140,240     2,516    1.79    $128,131     3,788    2.96    $141,298     5,596    3.96
Savings deposits                  103,869     2,652    2.55      85,473     3,739    4.37      36,401     1,666    4.58
Time deposits                     494,885    19,210    3.88     496,166    30,600    6.17     476,408    29,063    6.10
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       deposits                   738,994    24,378    3.30     709,770    38,127    5.37     654,107    36,325    5.55
Federal funds purchased             1,528        32    2.08       1,888        91    4.82       5,566       368    6.61
Securities sold under
  agreements to repurchase         19,388       379    1.96      14,277       411    2.88      17,355       564    3.25
Other short-term borrowings        13,031       796    6.11      15,113       906    5.99      29,316     1,955    6.67
Long-term debt                     61,360     4,774    7.78      63,021     5,114    8.11      41,685     3,497    8.39
Cost of funds assigned to
  discontinued operations         (73,727)   (2,819)            (85,425)   (5,065)            (90,685)   (5,334)
                                 --------   -------            --------   -------            --------   -------
     Total interest-bearing
       liabilities                760,574    27,540    3.62     718,644    39,584    5.51     657,344    37,375    5.69
                                            -------                       -------                       -------
NONINTEREST-BEARING LIABILITIES
  AND SHAREHOLDERS' EQUITY:
Demand deposit                    106,625                       104,707                       103,516
Other liabilities                   7,936                         9,787                         6,886
Shareholders' equity               62,317                        58,038                        56,317
                                 --------                      --------                      --------
     Total liabilities and
       shareholders' equity      $937,452                      $891,176                      $824,063
                                 ========                      ========                      ========
Net interest income/spread                  $30,274    2.93               $24,374    2.17               $27,793    2.82
                                            =======                       =======                       =======
Net interest rate margin                               3.43                          2.93                          3.63

-------------------------

(1) Fee income relating to loans of $2,755 in 2002, $2,823 in 2001, and $1,690 in 2000 is included in interest income.
(2) Nonaccrual loans are included in average balances and income on such loans, if recognized, is recognized on a cash basis.
(3) Interest income includes the effects of taxable-equivalent adjustments of $30, $33, and $35 for each of the three years ended December 31, 2002, 2001 and 2000, respectively, using a combined tax rate of 35%.

     NET INTEREST INCOME/MARGIN Taxable-equivalent net interest income was $30.3 million in 2002 compared to $24.4 million in 2001, an increase of $5.9 million or 24.3%. As previously noted, the credit card line of business was sold in December 2002. The income from that line of business must be reported as net income from discontinued operations in accordance with generally accepted accounting principles accepted in the United States. Thus, the data in Table 1 "Average Balances, Interest and Yields" does not reflect the average balances, interest income or yields related to the credit card line of business. The interest expense for credit card net asset average balances for financial statement reporting was assigned based on average credit card net asset balances proportionately funded by all interest bearing liabilities at an interest rate equal to the cost of each applied to its average balance for the period. Table 1 reflects the actual average balances, interest expense and rate on each category of interest bearing liabilities, with the aggregate average net credit card balance and aggregate assigned interest expense deducted as a single line item ("Cost of funds assigned to discontinued operations"). Table 2 "Rate/Volume Analysis" was prepared on the same basis as was Table 1. The $6.1 million decrease in interest income was attributable to a 113 basis point decline in the yield on interest-earning assets, offset in part by the net growth of $50.4 million in average interest-earning assets. The decline in the yield on interest-earning assets was primarily due to the declines in yields on the commercial, construction, installment and open-end loan portfolios. The decline in yields was directly attributable to the historically low interest rate environment during 2002. The $12.0 million decrease in interest expense was attributable to a 187 basis point decrease in the cost of interest-bearing liabilities, offset in part by a $41.9 million growth in average interest-bearing liability balances. The decline in the cost of funds, attributable in large part to a 207 basis point decline in the average cost of interest-bearing deposits, was the primary contributor to the overall increase in net interest income. Average interest-earning assets increased in 2002 to $882.9 million, a 6.1% increase when compared to 2001. The increase in average interest-earning assets in 2002 was due to the increase in average loans of $42.3 million or 5.9% to $757.4 million and an increase in average investment securities and short-term investments of $8.1 million or 6.9% to $125.5 million. The net interest rate margin increased by 50 basis points to 3.43% in 2002 when compared to 2001.

     Average total interest-bearing deposits increased $29.2 million or 4.1% to $739.0 million during 2002, while average Federal funds purchased and short-term borrowings increased $2.7 million or 8.5% to $33.9 million. Average long-term debt decreased $1.7 million or 2.6% to $61.4 million during 2002.

     Net interest income declined $3.4 million in 2001 to $24.4 million when compared to 2000. Interest income declined $1.2 million in 2001 compared to 2000 as the $4.6 million increase in interest income attributable to the net growth of $66.4 million in average interest-earning assets was more than offset by an 83 basis point decline in the yield on interest-earning assets when compared to 2000. The 83 basis point yield decline negatively impacted interest income by $5.8 million. The $2.2 million increase in interest expense in 2001 compared to 2000 occurred as the $3.8 million increase in interest expense attributable to the $61.3 million growth in average interest-bearing liability balances was mitigated in part by a $1.6 million decrease in interest expense due to an 18 basis point decrease in the cost of interest-bearing liabilities.

RATE/VOLUME ANALYSIS                                                     TABLE 2
(DOLLARS IN THOUSANDS)

                                                       2002 COMPARED TO 2001             2001 COMPARED TO 2000
                                                     VARIANCE ATTRIBUTED TO(1)         VARIANCE ATTRIBUTED TO(1)
                                                  --------------------------------   -----------------------------
                                                   VOLUME      RATE     NET CHANGE   VOLUME    RATE     NET CHANGE
                                                  --------   --------   ----------   ------   -------   ----------
NET LOANS:
Taxable                                            $3,252    $ (8,935)   $ (5,683)   $3,333   $(5,472)   $(2,139)
Tax-exempt(2)                                          (7)         (1)         (8)      (6)        (1)        (7)
Investment securities - taxable                       555        (379)        176      568         63        631
Federal funds sold                                   (168)       (505)       (673)     709       (365)       344
Interest-bearing deposits                              67         (23)         44      (34)        (5)       (39)
                                                   ------    --------    --------    ------   -------    -------
  Total interest-earning assets                    $3,699    $ (9,843)   $ (6,144)   $4,570   $(5,780)   $(1,210)
                                                   ======    ========    ========    ======   =======    =======
INTEREST-BEARING DEPOSITS:
Demand                                             $  333    $ (1,605)   $ (1,272)   $(487)   $(1,321)   $(1,808)
Savings                                               690      (1,777)     (1,087)   2,153        (80)     2,073
Time                                                  (79)    (11,311)    (11,390)   1,202        333      1,535
                                                   ------    --------    --------    ------   -------    -------
  Total interest-bearing deposits                     944     (14,693)    (13,749)   2,868     (1,068)     1,800
Federal funds purchased                               (15)        (44)        (59)    (196)       (81)      (277)
Securities sold under agreements to repurchase        122        (154)        (32)     (93)       (60)      (153)
Other short-term borrowings                          (128)         18        (110)    (867)      (182)    (1,049)
Long-term debt                                       (134)       (206)       (340)   1,737       (120)     1,617
Less cost of funds assigned to discontinued
  operations                                          624       1,623       2,247      311        (40)       271
                                                   ------    --------    --------    ------   -------    -------
  Total interest-bearing liabilities               $1,413    $(13,456)   $(12,043)   $3,760   $(1,551)   $ 2,209
                                                   ======    ========    ========    ======   =======    =======

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

     The provision for loan losses was $6.7 million in 2002, $2.0 million in 2001 and $3.3 million in 2000. Fidelity increased the provision for loan losses during 2002 as a result of the negative impact of the slowing economy on the commercial and construction loan portfolios, although both net charge-offs and the ratio of net charge-offs to average loans outstanding in 2002 declined when compared to 2001.

     Net charge-offs were $2.5 million in 2002 compared to $2.6 million in 2001, a 2.7% decrease. Net charge-offs to average loans outstanding was .36% in 2002 compared to .39% in 2001. The decrease in net charge-offs was primarily due to a decrease in commercial loan net charge-offs, offset in part by small increases in consumer installment loan and real estate mortgage loan net charge-offs.

     For additional information on asset quality, refer to the discussions regarding loans, nonperforming assets and the allocation of the allowance for loan losses.

     NONINTEREST INCOME Noninterest income for 2002 was $19.4 million compared to $20.1 million in 2001, a 3.1% decrease. During 2002, increased income on service charges and merchant processing activities were more than

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                                TABLE 3
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                               2002     2001     2000     1999     1998
                                                              ------   ------   ------   ------   ------
Balance at beginning of year                                  $5,532   $6,128   $5,311   $4,132   $4,884
Charge-offs:
  Commercial, financial and agricultural                         340      659      390      580       28
  Real estate-construction                                         2        -        -        -        -
  Real estate-mortgage                                            63        -        -        -        -
  Consumer installment                                         2,647    2,604    2,504    2,457    2,444
                                                              ------   ------   ------   ------   ------
     Total charge-offs                                         3,052    3,263    2,894    3,037    2,472
Recoveries:
  Commercial, financial and agricultural                           2       37       20       34       29
  Real estate-construction                                         -        -        -        -        -
  Real estate-mortgage                                             3        -        -        -        -
  Consumer installment                                           513      623      390      258      321
                                                              ------   ------   ------   ------   ------
     Total recoveries                                            518      660      410      292      350
                                                              ------   ------   ------   ------   ------
Net charge-offs                                                2,534    2,603    2,484    2,745    2,122
Provision for loan losses                                      6,667    2,007    3,301    3,924    1,370
                                                              ------   ------   ------   ------   ------
Balance at end of year                                        $9,665   $5,532   $6,128   $5,311   $4,132
                                                              ======   ======   ======   ======   ======
Allowance for loan losses as a percentage of loans              1.28%     .84%     .91%     .95%    1.05%
Ratio of net charge-offs during period to average loans
  outstanding, net                                               .36      .39      .39      .57      .61

offset by declines in revenue from mortgage banking, brokerage and indirect lending activities, as well as declines in securities gains and other operating income.

     Fidelity's strategic plan calls for increasing noninterest income as a percentage of total revenues (net interest income plus noninterest income). A key driver of that growth in noninterest income is through revenue enhancement initiatives to ensure that Fidelity approximates charges and realizes fees and service charges for products and services consistent with industry practices. Revenue from service charges increased $.9 million or 22.6% to $4.9 million in 2002 compared to 2001.

     Income from merchant processing activities increased $1.9 million to $5.1 million or 61.9%. The $1.9 million increase is the result of the $3.5 million pretax gain realized from the sale of the merchant processing line of business in March 2002, offset in part by the decline in revenues after the sale. The strategic alliance with the purchaser is not expected to result in significant merchant processing revenues from this source in the near term.

     Revenue from mortgage banking activities declined 9.2% to $2.6 million because of a decline in production volume exacerbated by the lack of any gains from sales of portfolio mortgage loans in 2002, while a sale in 2001 generated a gain of $388,000. Revenue from brokerage activities declined 41.2% to $.7 million, due primarily to a decline in production volume.

     An important source of noninterest revenue is Fidelity's indirect automobile lending loan sales and indirect automobile loan servicing activity. During 2002, Fidelity sold approximately $87 million of indirect automobile loan production, approximately $59 million of which was sold servicing retained. This compares to sales of $96 million in 2001, all of which was servicing retained. Both production and sales volume decreased in 2002 as a result of weakened economic conditions and retention of a greater portion of production as Fidelity increased consumer installment loans in order to leverage the capital generated by the sale of the merchant processing line of business. The 2002 gains from indirect automobile loan sales were $325,000 compared to $921,000 for 2001. The decrease in gains from indirect automobile loan sales was attributable in large part to declining market rates, decreased production and decreased loan sale volume. At December 31, 2002, Fidelity was servicing for others $206 million of indirect automobile loans it had sold, compared to $276 million at December 31, 2001. Revenue from indirect lending activities, which includes gains on sales, servicing fees and ancillary servicing income, decreased $1.4 million or 32.6% to $2.9 million in 2002 compared to 2001. Revenue from servicing fees and ancillary income declined $.8 million or 24.0% to $2.6 million in 2002 compared to 2001.

     Other operating income declined $1.0 million or 25.1% to $2.9 million, primarily due to no revenue generated in 2002 from the trust line of business, which was sold in December 2001.

     Noninterest income for 2001 was $20.1 million compared to $17.1 million in 2000, a 17.1% increase. During 2001, increased income on service charges, merchant processing activities, mortgage banking activities and gains on sales of investment securities and other operating income were offset in part by a decline in revenue from brokerage activities.

     Revenue from service charges increased $920,000 or 29.8% to $4.0 million in 2001 compared to 2000. This increase was due in part to increased service charge revenue in the latter part of 2001 as a result of a revenue enhancement project and to increased volume. The increase in revenues of 87.3% to $2.8 million from mortgage banking activities was due to a substantial increase in the volume of residential mortgage loans originated and sold as a result of low and declining market interest rates and a gain of approximately $368,000 on the bulk sale of approximately $24.0 million in residential mortgage loans in the second quarter of 2001.

     During 2001, Fidelity sold $96 million of indirect automobile loan production, servicing retained. This compares to sales of $213 million in 2000, servicing retained. Both production and sales volume decreased in 2001 as a result of weakened economic conditions. The 2001 gains from indirect automobile loan sales were $.9 million compared to $1.1 million for 2000. The decrease in gains from indirect automobile loan sales was attributable in large part to decreased production and decreased loan sale volume. The decline in gains on indirect automobile loan sales was offset by increased fees, primarily related to the servicing portfolio. At December 31, 2001, Fidelity was servicing for others $276 million of indirect automobile loans it had sold, compared to $346 million at December 31, 2000. Revenue from indirect lending activities, which includes gains on sales, servicing fees and ancillary servicing income increased 1.6% to $4.4 million in 2001 compared to 2000.

     NONINTEREST EXPENSE Noninterest expense decreased $1.8 million or 4.4% in 2002 to $38.5 million from $40.3 million in 2001. Noninterest expense increased $2.2 million or 5.8% in 2001 to $40.3 million from $38.0 million in 2000.

     Salaries and employee benefits increased 1.8% in 2002 to $18.0 million compared to 2001. This increase was the result of general salary and benefits increases. Salaries and employee benefits declined 2.6% to $17.7 million in 2001 when compared to 2000. This decrease was the result of the elimination of certain positions through cost containment measures, offset in part by general increases and severance costs related to the divestiture of the trust and asset management line of business. The number of full time equivalent employees at December 31, 2002, was 394 compared to 408 and 424 at the end of 2001 and 2000, respectively. The decline in the number of full time equivalent employees in 2002 occurred in the latter part of the year and had an insignificant impact on salaries and employee benefits in 2002. Since 2000, the number of employees has declined 7.1%, while total assets for the same period increased 12.5%.

     As noted, the merchant processing line of business was sold in March 2002, resulting in a decline of $1.0 million or 47.8% to $1.2 million in merchant processing expenses in 2002 compared to 2001. Merchant processing expenses increased 13.8% to $2.2 million in 2001 compared to 2000 due to growth.

     Professional and other services expense decreased $1.7 million or 29.4% to $4.1 million in 2002 when compared to 2001. Fidelity incurred $2.3 million of consulting and other professional fees in 2001 specifically in the trust area to improve operational effectiveness and efficiency and to timely and effectively address all issues covered in the Order, which was lifted in June 2002, and the Letter Agreement. An additional $.9 million in consulting fees was incurred in 2001 for services provided by a management review and management search firm that helped Fidelity strengthen its management team and by a leading bank consulting firm for services in connection with revenue enhancement initiatives. These declines in professional and other services expenses were offset in part by increased internal audit costs for credit quality and other special reviews and for legal fees related to various issues.

     Other operating expenses increased $1.3 million or 22.4% to $7.2 million in 2002 compared to 2001. The increases were primarily due to costs related to other real estate and repossession related expenses, including a regulatory requirement to charge off $.8 million on an asset acquired as additional collateral from a problem loan relationship workout, and increased regulatory fees and assessments. Other operating expenses declined 7.3% to $5.9 million in 2001 compared to 2000 due to a decline in other losses and a reduction in other expenses through cost containment and efficiency initiatives, offset in part by increases in marketing expenses and costs related to the sale of the trust line of business.

     DISCONTINUED OPERATIONS As noted, the credit card line of business was sold in December 2002. Accounting principles generally accepted in the United States require that income after taxes from discontinued operations and the net gain on disposal of discontinued operations be reported in the Statements of Income after net income from continuing operations for all periods presented.

     Income from discontinued operations after taxes increased 23.4% to $1.1 million in 2002 when compared to 2001. The 14.3% decline in interest income to $12.4 million, primarily because of declining average balances, was more than offset by the decline of 44.3% to $2.8 million in assigned interest expense in 2002 compared to 2001. Interest expense for all periods presented was assigned based on the average net asset balances of the credit card line of business proportionally funded by all interest bearing liabilities at an interest rate equal to the cost of each applied to its average balance for the period. The provision for loan losses and noninterest income declined 4.5% and 10.9% to $5.2 million and $1.4 million, respectively, for 2002 when compared to 2001, while noninterest expenses were virtually unchanged at $4.1 million for both years.

     Income from discontinued operations after taxes declined 31.8% to $.9 million in 2001 compared to 2000. While interest income increased 1.7% to $14.4 million due to an increase in yield, offset in part by a decline in average balances, interest expense declined 5.0% to $5.1 million due to a decrease in average balances funded, and operating expenses declined 8.8% to $4.1 million. The provision for loan losses increased a significant 42.0% to $5.4 million due to increasing bankruptcies and increasing net charge-offs as a result of pending bankruptcy legislation and a slowing economy.

     The net after-tax gain on the sale of the credit card line of business, including approximately $74 million of outstanding balances, was $7.1 million.

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

     Fidelity's Asset/Liability Management Committee ("ALCO") meets regularly to review Fidelity's interest rate sensitivity positions and its current and projected liquidity. The ALCO, which includes senior management representatives, monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in portfolio values and net interest income with changes in interest rates.

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

     As noted, the ALCO monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in portfolio values and net interest income with changes in interest rates. A primary purpose of the ALCO is to manage interest rate risk, to effectively invest Fidelity's capital and to preserve the value created by its core business operations. Fidelity's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors.

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

     As discussed, the credit card line of business was sold on December 20, 2002, with cash proceeds in excess of $80 million. Fidelity has historically been asset sensitive to six months; however, it has been liability sensitive from six months to one year, largely mitigating the potential negative impact on net interest income and net income over a full year from a sudden and sustained decrease in interest rates. Likewise, historically the potential positive impact on net interest income and net income of a sudden and sustained increase in interest rates has been reduced over a one year period as a result of Fidelity's liability sensitivity in the six month to one year time frame.

     Due to the infusion of the proceeds from the credit card sale, which were placed in very short-term investments until they could be efficiently and effectively redeployed, Fidelity was highly asset sensitive at December 31, 2002. This asset sensitivity is reflected in the results of the plus 200 basis point and minus 200 basis point rate shock analysis, which indicates that an increase in interest rates would have a substantial positive impact on both net interest income and net income, while a decrease in interest rates would have an extremely negative impact on both net interest income and on net income.

     Fidelity plans to utilize approximately two-thirds of the proceeds from the credit card sale to acquire investment grade mortgage backed securities early in the first quarter of 2003. Likewise, approximately twenty percent of the proceeds will be utilized for secured consumer loan growth early in the first quarter of 2003, while the remainder of the proceeds will be utilized to reduce higher costing deposits in January 2003. Thus, the proceeds from the sale of the credit card line of business will be fully deployed early in the first quarter and the potential impact of interest rate increases and decreases will return to more normal levels.

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

     The following schedule illustrates the effects on annual earnings over a one year period and the effects on net present value of Fidelity's assets, liabilities and off-balance sheet items as a result of an immediate and sustained increase or decrease of 200 basis points in market rates of interest:

RATE SHOCK ANALYSIS
(DOLLARS IN THOUSANDS)

                                                DECEMBER 31, 2002                     DECEMBER 31, 2001
                                       ------------------------------------  ------------------------------------
Market rates of interest               +200 BASIS POINTS  -200 BASIS POINTS  +200 BASIS POINTS  -200 BASIS POINTS
                                       -----------------  -----------------  -----------------  -----------------
Change in net present value                $(8,720)            $1,876            $(10,516)           $6,322
                                       =================  =================  =================  =================
Change as a percent of total assets          .82%               .18%               1.06%              .64%
                                       =================  =================  =================  =================
Percent change in net interest income        6.65%             (9.19)%             .19%              (.62)%
                                       =================  =================  =================  =================
Percent change in net income                24.73%            (34.18)%             .83%              (2.76)%
                                       =================  =================  =================  =================

     The analysis indicates that an immediate 200 basis point increase in market rates of interest would have a negative impact on the net present value of Fidelity, while an immediate 200 basis point decrease in market rates of interest at December 31, 2002, would have a relatively small positive impact on the net present value of Fidelity's financial assets and liabilities. The impact on net present value has decreased under both scenarios when compared to 2001, primarily because of the growth in short-term investments, shorter-term deposits and short-term borrowings and the decreasing remaining periods to maturity of a large volume of longer-term deposits and borrowings. As a result of more closely matching shorter-term liabilities with shorter-term assets, the net effect of interest rate changes on net present value has decreased compared to results in 2001.

     As discussed, the proceeds from the sale of the credit card line of business has substantially increased short-term interest earning assets and greatly increased the impact of immediate and sustained 200 basis point interest rate increases and decreases on net interest income and net income over a one year period. A rate increase would have a significant positive effect, as short-term investments could be redeployed at higher rates. However, a rate decrease of similar magnitude would have a similar negative effect. The interest sensitivity asset gap at ninety days and six months was 20.9% and 13.7%, respectively at December 31, 2002, mitigated in part by a net sensitivity liability gap of 4.0% at one year. The rate shock analysis at December 31, 2002, indicates that the effects of an immediate and sustained increase or decrease of 200 basis points in market rates of interest would fall outside policy parameters for net income and net interest income and reflected unacceptable interest volatility. As discussed, Fidelity intends to redeploy the proceeds from the sale of the credit card line of business early in the first quarter of 2003, at which time interest rate volatility will adjust to acceptable and more typical levels. The analysis indicated that a 200 basis point increase or decrease in market rates of interest would not be material to Fidelity's net present value.

     Management believes that a 200 basis point decline in interest rates is not probable, given the historically low interest rates at December 31, 2002; therefore, a 100 basis point rate shock analysis was prepared. This analysis indicates that an immediate and sustained 100 basis point decline in interest rates would have a negative impact of 4.6% and 17.1% on net interest income and net income at December 31, 2002.

     INTEREST RATE SENSITIVITY The major elements used to manage interest rate risk include the mix of fixed and variable rate assets and liabilities and the maturity pattern of these assets and liabilities. It is Fidelity's policy not to invest in derivatives. Fidelity performs a quarterly review of assets and liabilities that reprice and the time bands within which the repricing occurs. Balances generally are reported in the time band that corresponds to the instrument's next repricing date or contractual maturity, whichever occurs first. However, fixed rate indirect automobile loans, mortgage backed securities and residential mortgage loans are primarily included based on scheduled payments with a prepayment factor incorporated. Through such analysis, Fidelity monitors and manages its interest sensitivity gap to minimize the effects of changing interest rates.

     The interest rate sensitivity structure within Fidelity's balance sheet at December 31, 2002, indicated a cumulative net interest sensitivity liability gap of 4.0% when projecting out one year. In the near term, defined as 90 days, Fidelity had a significant cumulative net interest sensitivity asset gap of 20.9% at December 31, 2002. When projecting forward six months, Fidelity had a net interest sensitivity asset gap of 13.7%. As discussed, these high asset sensitivity levels have been created for a short period as the result of proceeds from the sale of the credit card line of business initially placed in short-term investments. This information represents a general indication of repricing characteristics over time; however, the sensitivity of certain deposit products may vary during extreme swings in the interest rate cycle. Since all interest rates and yields do not adjust at the same velocity, the interest rate sensi-tivity gap is only a general indicator of the potential effects of interest rate changes on net interest income. Fidelity's policy states that the cumulative gap at the six month and one year period should generally not exceed 10% and 15%, respectively. Any interest rate risk associated with cumulative gap positions was marginally mitigated in 2002 because of the net interest sensitivity asset gap in the near term and the net interest sensitivity liability gap at one year with a reduced net interest sensitivity asset position at six months. The six month net interest sensitivity asset gap was not within policy parameters; however, this exception will be corrected early in the first quarter of 2003. Fidelity's interest rate shock analysis is generally considered to be a better indicator of interest rate risk. (See "Market Risk" on page 20).
     The following table illustrates Fidelity's interest rate sensitivity at December 31, 2002, as well as the cumulative position at December 31, 2002:

INTEREST RATE SENSITIVITY ANALYSIS(1)                                    TABLE 4
(DOLLARS IN THOUSANDS)

                                                                       REPRICING WITHIN
                              ---------------------------------------------------------------------------------------------------
                                0-30      31-60      61-90      91-120    121-150    151-180     181-365    OVER ONE
                                DAYS       DAYS       DAYS       DAYS       DAYS       DAYS       DAYS        YEAR       TOTAL
                              --------   --------   --------   --------   --------   --------   ---------   --------   ----------
INTEREST-EARNING ASSETS:
Investment securities
  available-for-sale          $ 21,243   $  1,233   $  1,214   $  2,191   $  1,178   $  1,161   $   6,860   $ 75,786   $  110,866
Investment securities
  held-to-maturity                 133        132        129        127        125        124         704      7,414        8,888
Loans                          290,961     21,331     19,674     19,276     18,314     17,313      81,483    286,478      754,830
Loans held-for-sale             17,967          -          -          -          -     17,500           -          -       35,467
Federal funds sold              69,455          -          -          -          -          -           -          -       69,455
Due from
  banks - interest-earning      25,339          -          -          -          -          -           -          -       25,339
                              --------   --------   --------   --------   --------   --------   ---------   --------   ----------
  Total interest-earning
    assets                     425,098     22,696     21,017     21,594     19,617     36,098      89,047    369,678    1,004,845
                              --------   --------   --------   --------   --------   --------   ---------   --------   ----------
INTEREST-BEARING
  LIABILITIES:
Demand deposit accounts          5,702      5,701      5,702      5,702      5,702      5,702      34,210     45,614      114,035
Savings and NOW accounts        85,678      1,526      1,526      1,526      1,526      1,526       9,158     73,261      175,727
Money market accounts            4,387      4,387      4,387      4,387      4,387      4,387      26,320     35,093       87,735
Time Deposits >$100,000         16,422     20,250     10,958      8,234      9,461     26,865      49,899     35,334      177,423
Time Deposits <$100,000         21,731     37,295     16,076     18,719      8,249     43,482     146,945     58,677      351,174
Long-term debt                       -          -          -          -          -          -           -     61,008       61,008
Short-term borrowings           17,326          -          -          -          -          -           -          -       17,326
                              --------   --------   --------   --------   --------   --------   ---------   --------   ----------
  Total interest-bearing
    liabilities                151,246     69,159     38,649     38,568     29,325     81,962     266,532    308,987      984,428
                              --------   --------   --------   --------   --------   --------   ---------   --------   ----------
Interest-sensitivity gap      $273,852   $(46,463)  $(17,632)  $(16,974)  $ (9,708)  $(45,864)  $(177,485)  $ 60,691   $   20,417
                              ========   ========   ========   ========   ========   ========   =========   ========   ==========
Cumulative gap at 12/31/02    $273,852   $227,389   $209,757   $192,783   $183,075   $137,211   $ (40,274)  $ 20,417
                              ========   ========   ========   ========   ========   ========   =========   ========
Ratio of cumulative gap to
  total interest-earning
  assets                         27.25%     22.63%     20.87%     19.19%     18.22%     13.65%      (4.01)%     2.03%
Ratio of interest-sensitive
  assets to interest
  sensitive liabilities
  (12/31/02)                    281.06      32.82      54.38      55.99      66.90      44.04       33.41     119.64

-------------------------

(1) Fidelity follows FDIC guidelines for non-maturity deposit accounts across multiple time bands. Savings and NOW accounts are equally distributed over 60 months with a limit of 40% of the total balance in the three to five year time frame except for approximately $84 million in a special savings account with a guaranteed rate through December 31, 2002, at which time the rate will adjust to a market rate of interest. This balance is reflected in the 0-30 day maturity time band, as any change in the rate will be effective for all of the following three months. Demand deposits and money market accounts are distributed over 36 months with a limit of 40% of the total balance in the one to three year time frame.

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

     Sources of liquidity include cash and cash equivalents, net of Federal requirements to maintain reserves against deposit liabilities; investment securities eligible for sale or pledging to secure borrowings from dealers and customers pursuant to securities sold under agreements to repurchase ("repurchase agreements"); loan repayments; loan sales; deposits and certain interest-sensitive deposits; nationally sourced deposits; a collateralized contingent line of credit at the Federal Reserve Bank Discount Window; a collateralized line of credit from the Federal Home Loan Bank of Atlanta (the "FHLB"); and borrowings under unsecured overnight Federal funds lines available from correspondent banks. In addition to interest rate-sensitive deposits, the Bank's principal demand for liquidity is anticipated fundings under credit commitments to customers.

     Maintaining appropriate levels of capital is an important factor in determining the availability of critical sources of liquidity. At December 31, 2002, capital ratios exceeded those regulatory levels required for a well-capitalized institution. The capital of the Bank also exceeded the levels required under the Letter Agreement.

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

     Fidelity's consolidated statements of cash flows included in the accompanying consolidated financial statements present certain information about cash flows from operating, investing and financing activities. Fidelity's principal cash flows primarily relate to investing and financing activities, rather than operating activities. While the statements present the periods' net cash flows from lending and deposit activities, it does not reflect certain important aspects of Fidelity's liquidity described above, including (i) anticipated liquidity requirements under outstanding credit commitments to customers, (ii) intra-period volatility of deposits, particularly fluctuations in the volume of commercial customers' noninterest-bearing demand deposits, and
(iii) unused borrowings available under unsecured Federal funds lines, secured or collateralized lines, repurchase agreements, nationally sourced deposits and other arrangements. Fidelity's principal source of operating cash flows is net interest income.

     The holding company, Fidelity National Corporation ("FNC"), has limited liquidity, and it relies primarily on equity, subordinated debt and trust preferred security issuance, interest income, management fees, and dividends from the Bank as sources of liquidity. Interest and dividends from subsidiaries ordinarily provide a source of liquidity to a bank holding company. The Bank pays to FNC interest on its subordinated debt and cash dividends on its preferred stock and common stock. Under the Letter Agreement with the OCC, the Bank may pay dividends only when there is no supervisory objection. If dividends received from the Bank were reduced or eliminated, Fidelity's ability to pay dividends to its shareholders would be adversely affected.

     Net cash flow from operating activities primarily results from net income or loss adjusted for the following noncash items: the provision for loan losses, depreciation, amortization and lower of cost or market adjustments, if any.

     Net cash flow used in operating activities was positively impacted in 2002 by a decrease in loans held-for-sale of $24 million. Indirect automobile loans held-for-sale decreased $27 million, based on the management decision to retain a greater percentage of reduced production in order to increase the portfolio held-for-investment. This decrease was offset in part by a $3 million increase in residential mortgage loans originated and held-for-sale. Net cash flow used in investing activities was negatively impacted by increases in investment securities of $16 million, exacerbated by a $99 million excess of increases in net loan balances compared to proceeds from loan sales. Net cash flow from investing activities was positively impacted by $80 million in net cash provided by discontinued operations from the sale of the credit card line of business. Net cash flow provided by financing activities was positively impacted by a net increase of $88 million in deposits, offset in part by a decrease of $6 million and $25 million in long-term debt and short-term borrowings, respectively. Cash and cash equivalents increased $69 million for the year, primarily as a result of funds provided by financing activities.

     Net cash flow used in operating activities was negatively impacted in 2001 by an increase in loans held-for-sale of $37 million. Indirect automobile loans held-for-sale increased $25 million, as fourth quarter production was reserved for sales in 2002. The balance of the increase was provided by residential mortgage loans originated and held-for-sale. Net cash flow used in investing activities was negatively impacted by increases in investment securities of $14 million, offset by a $7 million excess of proceeds from loan sales over increases in net loan balances and $11 million provided by discontinued operations, primarily is a result of declining credit card balances. Net cash flow provided by financing activities was positively impacted by a net increase of $18 million each in deposits and long-term debt and a $10 million increase in short-term borrowings. Cash and cash equivalents increased $15 million for the year, primarily as a result of funds provided by financing activities.

     Net cash flow provided by operating activities was positively impacted in 2000 by the decrease of $43 million in loans held-for-sale. Net cash flow used in investing activities was negatively impacted by a net increase in loans of $337 million, offset in part by $222 million in proceeds from the sale of loans and $5 million provided by discontinued operations; primarily as a result of declining credit card balances. Net cash flows provided by financing activities was positively impacted by net increases of $32 million and $50 million in demand deposits, money market and savings accounts and in time deposits, respectively, and by a net increase of $20 million in long-term debt through the issuance of trust preferred securities, offset in part by a $39 million decrease in short-term borrowings. Cash and cash equivalents decreased for the year by $7 million, primarily as a result of loan growth and the repayment of short-term borrowings.

     Except for the level of the commercial and indirect automobile loan delinquencies and charge-offs, the level of nonperforming assets and concerns with commercial and construction portfolios related to the soft economy, there are no known trends, events, or uncertainties of which Fidelity is aware that may have or that are likely to have a material adverse effect on Fidelity's liquidity, capital resources or operations. As noted, the current weakened economy should have no material adverse effect on Fidelity hereafter, barring further unforeseen significant declines or disruptions in the economy.

     LOANS During 2002, total loans outstanding, which include loans held-for-sale, increased $72 million or 10.1% to $790 million when compared to 2001. The increase in total loans outstanding was attributable to growth in consumer installment loans consisting primarily of indirect automobile loans including held-for-sale, which increased $47 million or 13.9% to $389 million, commercial loans which increased $11 million or 17.5% to $74 million, real estate construction loans which increased $13 million or 13.7% to $112 million and real estate mortgage loans which increased $9 million or 5.1% to $189 million. These increases were offset in part by a decrease in loans held-for-sale consisting of consumer installment loans and originated mortgage loans, which decreased $24 million or 40.4% to $35 million.

     During 2001, total loans outstanding including loans held-for-sale, increased $26 million or 3.7% to $718 million when compared to 2000. The increase was attributable to loans held-for-sale, which grew $37 million or 163.36% to $59 million and consumer installment loans which grew $30 million or 10.3% to $318 million. These increases were partially offset by declines in commercial and real estate mortgage loans of $13 million and $28 million, respectively. Real estate construction remained constant at $98 million.

LOANS, BY CATEGORY                                                       TABLE 5
(DOLLARS IN THOUSANDS)

                                                                        DECEMBER 31,
                                                  --------------------------------------------------------
                                                    2002        2001        2000        1999        1998
                                                  --------    --------    --------    --------    --------
LOANS:
Commercial, financial and agricultural            $ 72,751    $ 61,685    $ 74,242    $ 66,092    $ 53,295
Tax exempt commercial                                  967       1,043       1,114       1,189       1,259
                                                  --------    --------    --------    --------    --------
  Total commercial                                  73,718      62,728      75,356      67,281      54,554
Real estate - construction                         111,510      98,051      98,520      69,254      61,654
Real estate - mortgage                             189,038     179,821     207,722     175,770     105,316
Consumer installment                               380,563     317,752     288,078     245,003     169,942
                                                  --------    --------    --------    --------    --------
Loans                                              754,829     658,352     669,676     557,308     391,466
Allowance for loan losses                            9,665       5,532       6,128       5,311       4,132
                                                  --------    --------    --------    --------    --------
  Loans, net                                      $745,164    $652,820    $663,548    $551,997    $387,334
                                                  ========    ========    ========    ========    ========
TOTAL LOANS:
Loans                                             $754,829    $658,352    $669,676    $557,308    $391,466
LOANS HELD-FOR-SALE:
Mortgage loans                                      17,967      14,996       3,090       4,167       9,655
Consumer installment                                17,500      44,500      19,500      61,000      30,000
                                                  --------    --------    --------    --------    --------
  Total loans held-for-sale                         35,467      59,496      22,590      65,167      39,655
                                                  --------    --------    --------    --------    --------
  Total loans                                     $790,296    $717,848    $692,266    $622,475    $431,121
                                                  ========    ========    ========    ========    ========

LOAN MATURITY AND INTEREST RATE SENSITIVITY                              TABLE 6
(DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31, 2002
                                                             ------------------------------------------------
                                                                            ONE
                                                              WITHIN      THROUGH         OVER
                                                             ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                                                             --------    ----------    ----------    --------
LOAN MATURITY:
Commercial, financial and agricultural                       $ 36,240     $32,775        $4,703      $ 73,718
Real estate - construction                                     84,950      24,799         1,761       111,510
                                                             --------     -------        ------      --------
     Total                                                   $121,190     $57,574        $6,464      $185,228
                                                             ========     =======        ======      ========
INTEREST RATE SENSITIVITY:
Selected loans with:
Predetermined interest rates:
  Commercial, financial and agricultural                     $ 15,416     $17,977        $3,378      $ 36,771
  Real estate - construction                                      323       1,398           104         1,825
Floating or adjustable interest rates:
Commercial, financial and agricultural                         20,824      14,798         1,325        36,947
Real estate - construction                                     84,627      23,401         1,657       109,685
                                                             --------     -------        ------      --------
     Total                                                   $121,190     $57,574        $6,464      $185,228
                                                             ========     =======        ======      ========

     CREDIT QUALITY Credit quality risk in Fidelity's loan portfolio provides the highest degree of risk for Fidelity. Fidelity manages and controls risk in the loan portfolio through adherence to standards established by senior management, combined with a commitment to producing quality assets, monitoring loan performance, developing profitable relationships and meeting the strategic loan quality and growth targets. Fidelity's credit policies establish underwriting standards, place limits on exposures, which include concentrations and commitments, and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. Fidelity maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification are reviewed quarterly.

     Management has taken numerous steps to reduce credit risk in Fidelity's loan portfolio and strengthen its credit risk management team and processes. As a result of this program, the average credit scores of indirect automobile loans have increased significantly over the years, to an average Beacon of 723 at December 31, 2002. Likewise, the sale of the merchant processing line of business and the credit card line of business have substantially reduced Fidelity's exposure to unsecured credit risk. In addition, all credit policies have been reviewed and revised as necessary and experienced managers have been put in place to strengthen commercial lending and Credit Administration. However, with the softening economy and the resulting negative impact on the commercial and construction loan portfolios, the provision and the allowance have been increased significantly compared to 2001. Net charge-offs declined in 2002. However, nonaccrual loans at December 31, 2002, were significantly increased compared to the end of 2001.

     Credit Administration regularly reports to senior management and the Loan and Discount Committee of the Board regarding the credit quality of the loan portfolio as well as trends in the portfolio and the adequacy of the allowance for loan losses. Credit Administration monitors loan concentration, production and loan growth, as well as loan quality. Credit Administration, independently of the lending departments, reviews all risk ratings and tests credits approved for adherence to Fidelity standards. Finally, Fidelity's Credit Administration also performs ongoing, independent reviews of the risk management process and adequacy of documentation. The results of its examinations are reported to the Loan and Discount Committee of the Board. The consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risks associated with delinquent accounts.

     NONPERFORMING ASSETS Nonperforming assets consist of nonaccrual and restructured loans, repossessions and other real estate. Nonaccrual loans are loans on which the interest accruals have been discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Restructured loans are those loans whose terms have been modified, because of economic or legal reasons related to the debtor's finan-cial difficulties, to provide for a reduction in principal, change in terms, or modification of interest rates to below market levels. Repossessions include vehicles and other personal property which have been repossessed as a result of payment defaults on indirect automobile and commercial loans. Other real estate is real property acquired by foreclosure or directly by title or deed transfer in full or partial settlement of debt.

     Nonperforming assets at December 31, 2002 and 2001, were $7.3 million and $8.5 million, respectively. During 2002, other real estate decreased $1.7 million to $2.6 million. This decrease in other real estate was due to the sale of foreclosed property. There was also a decline in repossessed assets, more than offset by an increase in nonaccrual loans. At December 31, 2000, loans totaling $912,000 were restructured and included in nonaccrual loans. At December 31, 2002 and 2001, there were no restructured loans. Nonperforming assets declined to $8.5 million in 2001 from $8.8 million at December 31, 2000. This decline was primarily due to a decrease in nonaccrual loans, largely offset by an increase in foreclosed property and an increase in repossessions.

     The ratio of nonperforming assets to loans and other real estate was .92% at December 31, 2002, compared to 1.18% and 1.27% at December 31, 2001 and 2000, respectively. The ratio of loans past due 90 days and still accruing to loans was .04% at December 31, 2002, compared to .09% and .19% at December 31, 2001 and 2000, respectively.
     When a loan is classified as nonaccrual, to the extent collection is in question, previously accrued interest is reversed and interest income is reduced by the interest accrued in the current year. If any portion of the accrued interest had been accrued in the previous year, accrued interest is reduced and a charge for that amount is made to the allowance for loan losses. For 2002, the gross amount of interest income that would have been recorded on nonaccrual and restructured loans, if all such loans had been accruing interest at the original contract rate, was approximately $64,000 compared to $185,000 and $136,000 during 2001 and 2000, respectively.

NONPERFORMING ASSETS                                                     TABLE 7
(DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                               2002     2001     2000     1999     1998
                                                              ------   ------   ------   ------   ------
Nonaccrual loans                                              $3,756   $2,155   $5,760   $1,916   $1,056
Repossessions                                                    886    1,940      992      832      684
Other real estate                                              2,629    4,371    2,035      901    1,093
                                                              ------   ------   ------   ------   ------
     Total nonperforming assets                               $7,271   $8,467   $8,786   $3,650   $2,833
                                                              ======   ======   ======   ======   ======
Loans past due 90 days or more and still accruing             $  334   $  664   $1,482   $  296   $  935
                                                              ======   ======   ======   ======   ======
Ratio of loans past due 90 days or more and still accruing
  to loans                                                       .04%     .09%     .19%     .05%     .19%
Ratio of nonperforming assets to total loans and
  repossessions                                                  .92     1.18     1.27      .59      .66

     Management is not aware of any potential problem loans other than those disclosed in the table above, which would have a material adverse impact on asset quality.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's and Credit Administration's evaluation of the loan portfolio and commitments under current economic conditions, past loan loss experience, adequacy of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. This analysis is separately performed for each major loan category. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequently, recoveries are added to the allowance.
     The evaluation results in an allocation of the allowance for loan losses by loan category. For all loan categories, historical loan loss experience adjusted for changes in the risk characteristics of each loan category, trends and other factors are used to determine the level of allowance required. Additional amounts are allocated based on the evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Since the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

     In determining the allocated allowance, the consumer portfolios are treated as homogenous pools. Specific consumer pools include: direct and indirect automobile loans, other revolving, residential first mortgage and home equity loans. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current or anticipated changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan is reviewed for a specific allocation. The allowance is allocated within the commercial portfolio based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance, if any, is reflected in the unallocated portion of the allowance.

     At December 31, 2002, the allowance for loan losses was $9.7 million, or 1.28% of loans compared to $5.5 million, or .84% of loans at December 31, 2001. At December 31, 2000, Fidelity's allowance for loan losses as a percentage of loans was .91%. Net charge-offs as a percent of average loans outstanding was ..36% in 2002 compared to .39% for 2001 and 2000. The allowance allocated to commercial loans was $3.6 million at December 31, 2002. During 2002, commercial loan net charge-offs totaled $338,000. These charge-offs, coupled with specific provisions on several commercial loans included in adversely rated and problem loans at December 31, 2002, contributed to the $2.4 million increase in the allocated allowance required for commercial loans at December 31, 2002, compared to December 31, 2001. The allocated allowance for real estate construction loans increased $1.4 million to $1.7 million at December 31, 2002 when compared to 2001, reflecting specific provisions on adversely rated loans. See "Provision for Loan Losses." The amount of the allowance for loan losses allocated to commercial loans decreased to $1.2 million at December 31, 2001, compared to $1.7 million at the end of 2000.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                              TABLE 8
(DOLLARS IN THOUSANDS)

                                                DECEMBER 31, 2002     DECEMBER 31, 2001     DECEMBER 31, 2000
                                               -------------------   -------------------   -------------------
                                               ALLOWANCE     %*      ALLOWANCE     %*      ALLOWANCE     %*
                                               ---------   -------   ---------   -------   ---------   -------
Commercial, financial and agricultural          $3,575        9.76%   $1,211        9.69%   $1,736       13.82%
Real estate - construction                       1,665       14.77       259       14.84       122       14.69
Real estate - mortgage                             189       25.11       228       27.22       160       28.46
Consumer installment                             3,777       50.36     3,482       48.25     3,815       43.03
Unallocated                                        459           -       352           -       295           -
                                                ------     -------    ------     -------    ------     -------
  Total                                         $9,665      100.00%   $5,532      100.00%   $6,128      100.00%
                                                ======     =======    ======     =======    ======     =======

                                                  DECEMBER 31, 1999     DECEMBER 31, 1998
                                                 -------------------   -------------------
                                                 ALLOWANCE     %*      ALLOWANCE     %*
                                                 ---------   -------   ---------   -------
Commercial, financial and agricultural            $  634       18.49%   $  174       18.58%
Real estate - construction                            87       11.96        63       15.49
Real estate - mortgage                               104       25.86        60       22.57
Consumer installment                               4,159       43.69     3,458       43.36
Unallocated                                          327           -       377           -
                                                  ------     -------    ------     -------
  Total                                           $5,311      100.00%   $4,132      100.00%
                                                  ======     =======    ======     =======

-------------------------

* Percentage of respective loan type to loans.

     INVESTMENT SECURITIES The levels of taxable securities and short-term investments reflect Fidelity's strategy of maximizing portfolio yields within overall asset and liability management parameters while providing for liquidity needs. Investment securities on an amortized cost basis totaled $117 million and $101 million at December 31, 2002 and 2001, respectively. The majority of the holdings are Agency mortgage-backed securities. The increase at December 31, 2002, compared to December 31, 2001, was attributable to purchases of investment securities totaling $51 million, less $26 million in principal payments on mortgage-backed securities and sales of securities totaling $9 million. This increase in investment securities was the result of a decision to purchase securities to replace maturing and sold securities, provide liquidity support and provide collateral for public deposits and other borrowings.

     The average life of Fidelity's securities portfolio was 4.3 years at December 31, 2002, compared to 7.9 years at December 31, 2001. At December 31, 2002, approximately $111 million of investment securities were classified as available-for-sale, compared to $89 million at December 31, 2001. The net unrealized gain on these securities at December 31, 2002 was $3.2 million before taxes, compared to a net unrealized loss of $.3 million before taxes at December 31, 2001.

     At December 31, 2002 and 2001, Fidelity classified all but $9 million and $12 million, respectively, of its investment securities as available-for-sale. Fidelity maintains a relatively high percentage of its investment portfolio as available-for-sale for possible liquidity needs related primarily to loan production.

DISTRIBUTION OF INVESTMENT SECURITIES                                    TABLE 9
(DOLLARS IN THOUSANDS)

                                                                        DECEMBER 31,
                                   ---------------------------------------------------------------------------------------
                                              2002                          2001                          2000
                                   ---------------------------   ---------------------------   ---------------------------
                                     AMORTIZED         FAIR        AMORTIZED         FAIR        AMORTIZED         FAIR
                                        COST          VALUE           COST          VALUE           COST          VALUE
                                   --------------   ----------   --------------   ----------   --------------   ----------
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies           $ 27,220       $ 27,421      $   6,233       $  6,401       $36,098        $35,897
Mortgage-backed securities              85,149         88,397         88,323         87,879        46,846         46,440
Corporate notes - investment
  grade                                      -              -          1,946          1,942             -              -
Other investments                        4,134          4,134          4,167          4,167         3,367          3,367
                                      --------       --------      ---------       --------       -------        -------
  Total                               $116,503       $119,952      $ 100,669       $100,389       $86,311        $85,704
                                      ========       ========      =========       ========       =======        =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AND AVERAGE YIELDS(1)    TABLE 10
(DOLLARS IN THOUSANDS)

                                                     DECEMBER 31, 2002                    DECEMBER 31, 2001
                                              -------------------------------   -------------------------------------
                                              AMORTIZED     FAIR     AVERAGE    AMORTIZED        FAIR        AVERAGE
                                                COST       VALUE     YIELD(2)     COST          VALUE        YIELD(2)
                                              ---------   --------   --------   ---------   --------------   --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies:
  Due in less than one year                   $ 20,992    $ 20,990     1.19%     $     -       $     -            -%
  Due after one year through five years          5,000       5,067     5.83        5,000         5,150         5.83
  Due after five years through ten years         1,228       1,364     5.12        1,233         1,251         5.12
Corporate notes - investment grade
  Due after five years through ten years             -           -        -        1,946         1,942         7.00
Mortgage-backed securities                      80,395      83,446     5.93       80,587        80,083         6.30
                                              --------    --------               -------       -------
     Total                                    $107,615    $110,867               $88,766       $88,426
                                              ========    ========               =======       =======
HELD-TO-MATURITY:
     Total mortgage-backed securities         $  4,754    $  4,952               $ 7,736       $ 7,796
                                              ========    ========               =======       =======

-------------------------

(1) This table excludes equity investments in the Federal Reserve Bank of Atlanta and the Federal Home Loan Bank of Atlanta totaling $4,134 and $4,167 at December 31, 2002 and 2001, respectively, which have no maturity date.
(2) Weighted average yields are calculated on the basis of the carrying value of the security.

     DEPOSITS AND FUNDS PURCHASED Total deposits increased $88 million or 10.8% during 2002 to $906 million, from $818 million at December 31, 2001. On an average balance basis, interest-bearing demand deposits increased $12 million, primarily as a result of commercial account growth, savings deposits increased $18 million and time deposits decreased $1 million. The growth in the average balance in savings deposits was due to the continued success of the super savings account paying a premium rate with a three month guarantee. Core deposits, Fidelity's largest source of funding, consist of all interest-bearing and noninterest-bearing deposits except time deposits over $100,000 and nationally sourced time deposits obtained through investment banking firms. Core deposits are obtained from a broad range of customers. Nationally sourced deposits totaled $30 million and $20 million at December 31, 2002 and 2001, respectively, and are included in time deposit balances under $100,000 in the consolidated balance sheets. Nationally sourced deposits held at December 31, 2002 and 2001 were obtained through investment brokerage firms. Average interest-bearing core deposits were $544 million and $511 million during 2002 and 2001, respectively.

     Total deposits as of December 31, 2001, increased $17 million or 2.2% to $818 million from $801 million as of December 31, 2000. On an average balance basis, interest-bearing demand deposits decreased $13 million, savings deposits increased $49 million and time deposits increased $20 million. Noninterest-bearing deposits are comprised of certain business accounts, including correspondent bank accounts and escrow deposits, as well as individual accounts. Average noninterest-bearing demand deposits represented 16.4% of average core deposits in 2002 compared to 17.0% in 2001. The average amount of, and average rate paid on, deposits by category for the periods shown are presented below:

SELECTED STATISTICAL INFORMATION FOR DEPOSITS                           TABLE 11
(DOLLARS IN THOUSANDS)

                                                                         DECEMBER 31,
                                             ---------------------------------------------------------------------
                                                     2002                    2001                    2000
                                             ---------------------   ---------------------   ---------------------
                                             AVERAGE AMOUNT   RATE   AVERAGE AMOUNT   RATE   AVERAGE AMOUNT   RATE
                                             --------------   ----   --------------   ----   --------------   ----
Noninterest-bearing demand deposits             $106,625         -%     $104,707         -%     $103,516         -%
Interest-bearing demand deposits                 140,240      1.79       128,131      2.96       141,298      3.96
Savings deposits                                 103,869      2.55        85,473      4.37        36,401      4.58
Time deposits                                    494,885      3.88       496,166      6.17       476,408      6.10
                                                --------                --------                --------
  Total average deposits                        $845,619      3.30      $814,477      5.37      $757,623      5.55
                                                ========                ========                ========

                                                                        DECEMBER 31, 2002
                                                              MATURITY DISTRIBUTION OF TIME DEPOSITS
                                                            ------------------------------------------
                                                             OTHER       $100,000 OR MORE      TOTAL
                                                            --------   --------------------   --------
Three months or less                                        $ 76,938         $ 48,285         $125,223
Over three through six months                                 69,929           44,206          114,135
Over six through twelve months                               146,389           49,711          196,100
Over twelve months                                            57,919           35,221           93,140
                                                            --------         --------         --------
  Total                                                     $351,175         $177,423         $528,598
                                                            ========         ========         ========

SCHEDULE OF SHORT-TERM BORROWINGS(1)                                    TABLE 12
(DOLLARS IN THOUSANDS)

                                                                                             WEIGHTED
                                  MAXIMUM                   AVERAGE INTEREST                 AVERAGE
                             OUTSTANDING AT ANY   AVERAGE     RATE DURING      ENDING    INTEREST RATE AT
    YEAR ENDED DECEMBER 31,      MONTH-END        BALANCE         YEAR         BALANCE       YEAR-END
    -----------------------  ------------------   -------   ----------------   -------   ----------------
             2002                 $39,331         $33,947        3.56%         $17,326        1.01%
             2001                  49,402          31,278         4.50          42,362         3.47
             2000                  54,829          52,237         5.53          32,219         5.51

-------------------------

(1) Consists of Federal funds purchased, securities sold under agreements to repurchase and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB") that mature either overnight or on a fixed maturity not to exceed one year.

     TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT Fidelity had $61.0 million of trust preferred securities and other long-term debt outstanding at December 31, 2002, consisting of $20.5 million in trust preferred securities,

$15.0 million of subordinated debt securities, $24.0 million in borrowings from the FHLB and $1.5 million in first mortgages on other real estate owned.

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

     Subordinated notes of $15 million at a fixed rate of 8.5% and due January 31, 2006, were outstanding as of December 31, 2002. Fidelity has the right to redeem the subordinated notes in whole or in part at any time at 100% of the principal amount plus accrued interest to the date of the redemption.

     On April 12, 1999, Fidelity entered into a $14 million five year European convertible advance with the FHLB maturing April 12, 2004, at a fixed rate of 5.26% with a one-time conversion option at the end of the third year. Under the provisions of the advance, the FHLB had the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity could have elected to terminate the agreement on any interest payment date without penalty. The FHLB elected not to convert the advance; however, Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date.
     On March 15, 2002, Fidelity renewed a $10 million two year 4.12% fixed rate advance with the FHLB maturing March 15, 2004 to extend liability maturities. On February 7, 2001, Fidelity entered into a $15 million two year 5.47% fixed rate advance with the FHLB maturing on February 6, 2003, to extend liability maturities and to provide liquidity. Fidelity prepaid this advance on November 1, 2002. The penalty associated with this prepayment totaled approximately $146,000 and was included in other operating expenses.

     During 2001, Fidelity foreclosed on various real estate properties subject to long-term first mortgages. The balances of these first mortgages in the amount of $1.5 million and $2.8 million at December 31, 2002 and December 31, 2001, respectively, are treated as long-term debt obligations.

     SHAREHOLDERS' EQUITY Shareholders' equity at December 31, 2002 and 2001 was $71 million and $59 million, respectively. Realized shareholders' equity (shareholders' equity excluding accumulated other comprehensive gain (loss), net of taxes (tax benefit)) was $69 million at December 31, 2002 and $58 million at December 31, 2001. The increase in realized shareholders' equity in 2002 was a result of net income, including net income from discontinued operations and the gain on the disposal of discontinued operations, offset by the declaration of common stock dividends.

     During 2002, Fidelity declared $1,767,000 in dividends on common stock compared to $1,756,000 in 2001

                                                  DIVIDENDS DECLARED
                                             ----------------------------
                                             2002        2001        2000
                                             ----        ----        ----
First Quarter                                $.05        $.05        $.05
Second Quarter                                .05         .05         .05
Third Quarter                                 .05         .05         .05
Fourth Quarter                                .05         .05         .05
                                             ----        ----        ----
For the Year                                 $.20        $.20        $.20
                                             ====        ====        ====

and 2000. The following schedule summarizes per share common stock dividends declared for the last three years:

     Under the Letter Agreement with the OCC, the Bank may pay dividends only when there is no supervisory objection. If dividends received from the Bank were reduced or eliminated, Fidelity's ability to pay dividends to its shareholders would be adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 prohibits the use of the pooling-of-interest method to account for business combinations initiated after June 30, 2001. SFAS 142 provides guidance for the amortization of goodwill arising from the use of the purchase method to account for business combinations. Goodwill arising from purchase business combinations completed after June 30, 2001, will not be amortized. The accounting for goodwill and other intangible assets required under SFAS 142 was effective for the fiscal year beginning January 1, 2002. The adoption of SFAS 142 did not have a material impact on the financial condition or results of operations of Fidelity.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), effective for fiscal years beginning after December 15, 2001 and applied prospectively. SFAS 144 supercedes SFAS 121 and APB 30. SFAS 144 retains the fundamental provisions of SFAS 121 related to the recognition and measurement of long-lived assets. SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test. Furthermore, SFAS 144 requires that operating losses from a "component of an entity" be recognized in the period in which they occur rather than as of the measurement date as presently required by APB 30. Fidelity adopted this statement on January 1, 2002 and applied it for financial statement and other reporting purposes in regard to the December 2002 sale of the credit card line of business. See the consolidated financial statements, Note 3 "Discontinued Operations."

     FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), was issued in July, 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. Fidelity adopted SFAS 146 on January 1, 2003 and it did not have a material effect on its financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS 147"). SFAS 147 became effective at issuance and required companies to cease amortization of unidentifiable intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. In addition, SFAS 147 amends SFAS 144, to include in its scope long-term customer-relationship intangible assets of financial institutions. The adoption of SFAS 147 did not have a material effect on Fidelity's financial position or results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition to SFAS 123's fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the statement does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of Opinion 25. SFAS 148's amendment of the transition and annual disclosure requirements of SFAS 123 are effective for fiscal years ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the financial position or results of operations of Fidelity (See Note 11 to the consolidated financial statements).

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. This recognition and measurement provision did not have a material impact on Fidelity's financial condition or operating results.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are qualifying special purpose entities ("QSPEs") subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs created or entered into after January 31, 2003, and for pre-existing VIEs in the first reporting period beginning after June 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities. The adoption of this interpretation will not have a material impact on the financial condition or operating results of Fidelity.

FORWARD-LOOKING STATEMENTS

     This review contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "estimates," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Fidelity's assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity's market, and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission, including this Annual Report and Form 10-K for 2002.

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

     The differences between the quarterly consolidated financial information that follows and the financial information included in Form 10-Q's and 10-K filed for respective quarters are due solely to the separate reporting of income from discontinued operations. See "Discontinued Operations" and Note 3 to the consolidated financial statements.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                TABLE 13
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          2002                                    2001
                                          -------------------------------------   -------------------------------------
                                          FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                          QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                          -------   -------   -------   -------   -------   -------   -------   -------
Interest income                           $14,524   $14,949   $14,121   $14,190   $14,549   $15,743   $16,795   $16,838
Interest expense                            6,625     6,821     6,633     7,461     8,502     9,633    10,773    10,677
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net interest income                       7,899     8,128     7,488     6,729     6,047     6,110     6,022     6,161
Provision for loan losses                   2,844     1,623       937     1,264       500       619       298       590
Noninterest income before securities
  gains                                     3,735     3,677     3,921     7,818     5,334     4,607     4,992     4,547
Securities gains                                -       205        32        63         -       538         -        62
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Total noninterest income                  3,735     3,882     3,953     7,881     5,334     5,145     4,992     4,609
Noninterest expense                         9,144    10,362     9,338     9,631    10,156     9,636     9,948    10,515
                                          -------   -------   -------   -------   -------   -------   -------   -------
(Loss) income from continuing operations
  before income taxes                        (354)       25     1,166     3,715       725     1,000       768      (335)
Income tax (benefit) expense                 (243)       26       367     1,223       206       316       225      (191)
                                          -------   -------   -------   -------   -------   -------   -------   -------
(Loss) income from continuing operations     (111)       (1)      799     2,492       519       684       543      (144)
                                          -------   -------   -------   -------   -------   -------   -------   -------
Discontinued Operations:
(Loss) income from discontinued
  operations after taxes                     (124)      383       483       377       475       220        87       126
Net gain on disposal after taxes            7,097         -         -         -         -         -         -         -
                                          -------   -------   -------   -------   -------   -------   -------   -------
Income from discontinued operations         6,973       383       483       377       475       220        87       126
                                          -------   -------   -------   -------   -------   -------   -------   -------
  Net income (loss)                       $ 6,862   $   382   $ 1,282   $ 2,869   $   994   $   904   $   630   $   (18)
                                          =======   =======   =======   =======   =======   =======   =======   =======
(Loss) earnings per share from
  continuing operations:
Basic (loss) earnings per share           $  (.01)  $     -   $   .09   $   .28   $   .06   $   .08   $   .06   $  (.02)
                                          =======   =======   =======   =======   =======   =======   =======   =======
Diluted (loss) earnings per share         $  (.01)  $     -   $   .09   $   .28   $   .06   $   .08   $   .06   $  (.02)
                                          =======   =======   =======   =======   =======   =======   =======   =======
Earnings per share:
Basic earnings per share                  $   .78   $   .04   $   .14   $   .33   $   .11   $   .10   $   .07   $     -
                                          =======   =======   =======   =======   =======   =======   =======   =======
Diluted earnings per share                $   .77   $   .04   $   .14   $   .33   $   .11   $   .10   $   .07   $     -
                                          =======   =======   =======   =======   =======   =======   =======   =======
Weighted average shares outstanding         8,855     8,852     8,840     8,782     8,782     8,782     8,782     8,782

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Fidelity National Corporation

     We have audited the accompanying consolidated balance sheets of Fidelity National Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Corporation and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                        /s/ Ernest & Young LLP

January 16, 2003
Atlanta, Georgia

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                   2002            2001
                                                              --------------   ------------
ASSETS
Cash and due from banks                                       $   32,143,830   $ 33,557,752
Interest-bearing deposits with banks                              25,339,194      1,372,815
Federal funds sold                                                69,455,481     23,117,592
Investment securities available-for-sale - Note 4                110,866,468     88,425,882
Investment securities held-to-maturity (fair values of
  $9,085,799 and $11,962,682 for 2002 and 2001,
  respectively) - Note 4                                           8,887,858     11,903,158
Loans held-for sale                                               35,466,743     59,496,203
Loans, net of unearned income - Note 5                           754,829,651    658,352,406
Allowance for loan losses - Note 5                                (9,665,476)    (5,531,919)
                                                              --------------   ------------
Loans, net                                                       745,164,175    652,820,487
Premises and equipment, net - Note 6                              14,744,439     15,969,891
Other real estate - Note 5                                         2,628,799      4,371,434
Net (liabilities) assets of discontinued operations - Note 3      (1,189,483)    78,351,792
Accrued interest receivable                                        4,896,250      5,204,692
Other assets - Note 17                                            17,957,429     19,454,336
                                                              --------------   ------------
          Total assets                                        $1,066,361,183   $994,046,034
                                                              ==============   ============
LIABILITIES
Deposits - Note 7
  Noninterest-bearing demand deposits                         $  114,034,591   $112,557,000
  Interest-bearing deposits:
     Demand and money market                                     157,652,135    120,094,961
     Savings                                                     105,810,127    101,172,071
     Time deposits, $100,000 and over                            177,422,755    165,626,627
     Other time deposits                                         351,174,778    318,630,233
                                                              --------------   ------------
          Total deposits                                         906,094,386    818,080,892
Short-term Federal Home Loan Bank borrowings - Note 8                      -     10,000,000
Other short-term borrowings - Note 8                              17,326,379     32,362,467
Trust preferred securities - Note 9                               20,500,000     20,500,000
Other long-term debt - Note 9                                     40,507,500     46,833,911
Accrued interest payable                                           4,300,977      4,441,467
Other liabilities - Note 17                                        6,464,919      3,163,876
                                                              --------------   ------------
          Total liabilities                                      995,194,161    935,382,613
                                                              --------------   ------------
Commitments and contingencies - Notes 12 and 16
SHAREHOLDERS' EQUITY - Note 13
Common Stock, no par value. Authorized 50,000,000; issued
  8,866,624 and 8,792,720; outstanding 8,855,532 and
  8,781,628 in 2002 and 2001, respectively                        40,334,910     39,816,731
Treasury stock                                                       (69,325)       (69,325)
Accumulated other comprehensive gain (loss), net of tax            2,145,928       (210,698)
Retained earnings                                                 28,755,509     19,126,713
                                                              --------------   ------------
          Total shareholders' equity                              71,167,022     58,663,421
                                                              --------------   ------------
          Total liabilities and shareholders' equity          $1,066,361,183   $994,046,034
                                                              ==============   ============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2002          2001          2000
                                                              -----------   -----------   -----------
INTEREST INCOME:
Loans, including fees                                         $51,533,346   $57,220,913   $59,364,210
Investment securities                                           5,860,929     5,685,062     5,053,842
Federal funds sold                                                322,634       995,631       652,420
Deposits with other banks                                          67,330        23,106        61,699
                                                              -----------   -----------   -----------
  Total interest income                                        57,784,239    63,924,712    65,132,171

INTEREST EXPENSE:
Deposits                                                       22,105,601    33,801,131    31,687,991
Short-term borrowings                                           1,096,445     1,248,035     2,575,212
Trust preferred securities                                      2,067,301     2,018,941     1,225,297
Other long-term debt                                            2,270,348     2,516,078     1,886,086
                                                              -----------   -----------   -----------
  Total interest expense                                       27,539,695    39,584,185    37,374,586

NET INTEREST INCOME                                            30,244,544    24,340,527    27,757,585
Provision for loan losses                                       6,667,598     2,007,499     3,300,956
                                                              -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            23,576,946    22,333,028    24,456,629

NONINTEREST INCOME:
Service charges on deposit accounts                             4,919,127     4,013,383     3,092,813
Merchant processing activities                                  5,072,123     3,133,758     2,906,038
Mortgage banking activities                                     2,552,044     2,809,539     1,499,904
Brokerage activities                                              722,491     1,228,513     2,176,237
Indirect lending activities                                     2,945,002     4,370,621     4,300,659
Securities gains, net                                             299,993       599,727             -
Other operating income                                          2,939,408     3,924,905     3,174,199
                                                              -----------   -----------   -----------
  Total noninterest income                                     19,450,188    20,080,446    17,149,850

NONINTEREST EXPENSE:
Salaries and employee benefits                                 18,042,938    17,717,554    18,188,005
Furniture and equipment                                         3,012,826     3,075,840     2,811,564
Net occupancy                                                   3,442,498     3,732,826     3,480,637
Merchant processing                                             1,160,980     2,224,136     1,954,109
Communication expenses                                          1,485,331     1,782,777     2,043,830
Professional and other services                                 4,108,605     5,821,677     3,189,598
Other operating expenses                                        7,221,673     5,900,127     6,368,179
                                                              -----------   -----------   -----------
  Total noninterest expense                                    38,474,851    40,254,937    38,035,922
                                                              -----------   -----------   -----------
Income from continuing operations before income tax expense     4,552,283     2,158,537     3,570,557
Income tax expense                                              1,373,537       556,318     1,072,713
                                                              -----------   -----------   -----------
Income from continuing operations                               3,178,746     1,602,219     2,497,844
Discontinued Operations:
Income from discontinued operations after taxes                 1,119,363       907,417     1,329,765
Net gain on disposal after taxes                                7,097,249             -             -
                                                              -----------   -----------   -----------
Income from discontinued operations (net of income taxes of
  $4,914,447, $556,159 and $815,019, respectively)              8,216,612       907,417     1,329,765
                                                              -----------   -----------   -----------
NET INCOME                                                    $11,395,358   $ 2,509,636   $ 3,827,609
                                                              ===========   ===========   ===========
EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
BASIC EARNINGS PER SHARE                                      $      0.36   $      0.18   $      0.28
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                                    $      0.36   $      0.18   $      0.28
                                                              ===========   ===========   ===========
EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE                                      $      1.29   $      0.29   $      0.44
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                                    $      1.28   $      0.29   $      0.44
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                             8,832,309     8,781,628     8,781,375
                                                              ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         ACCUMULATED
                                                                                            OTHER
                                                                                        COMPREHENSIVE
                                               COMMON STOCK          TREASURY STOCK        INCOME
                                          -----------------------   -----------------      (LOSS)        RETAINED
                                           SHARES       AMOUNT      SHARES    AMOUNT     NET OF TAX      EARNINGS        TOTAL
                                          ---------   -----------   ------   --------   -------------   -----------   -----------
BALANCE JANUARY 1, 2000                   8,789,020   $39,789,954   11,092   $(69,325)   $(1,412,393)   $16,302,137   $54,610,373
  Comprehensive income:
    Net income from continuing
      operations                                  -             -        -          -              -      2,497,844     2,497,844
    Net income from discontinued
      operations                                  -             -        -          -              -      1,329,765     1,329,765
    Other comprehensive gain, net of tax          -             -        -          -      1,248,593              -     1,248,593
                                                                                                                      -----------
    Comprehensive income                          -             -        -          -              -              -     5,076,202
  Common stock issued under employee
    benefit plans                             3,700        26,777        -          -              -              -        26,777
  Common dividends declared ($.20 per
    share)                                        -             -        -          -              -     (1,756,337)   (1,756,337)
                                          ---------   -----------   ------   --------    -----------    -----------   -----------
BALANCE DECEMBER 31, 2000                 8,792,720    39,816,731   11,092    (69,325)      (163,800)    18,373,409    57,957,015
  Comprehensive income:
    Net income from continuing
      operations                                  -             -        -          -              -      1,602,219     1,602,219
    Net income from discontinued
      operations                                  -             -        -          -              -        907,417       907,417
    Other comprehensive loss, net of tax          -             -        -          -        (46,898)             -       (46,898)
                                                                                                                      -----------
    Comprehensive income                          -             -        -          -              -              -     2,462,738
  Common dividends declared ($.20 per
    share)                                        -             -        -          -              -     (1,756,332)   (1,756,332)
                                          ---------   -----------   ------   --------    -----------    -----------   -----------
BALANCE DECEMBER 31, 2001                 8,792,720    39,816,731   11,092    (69,325)      (210,698)    19,126,713    58,663,421
  Comprehensive income:
    Net income from continuing
      operations                                  -             -        -          -              -      3,178,746     3,178,746
    Net income from discontinued
      operations                                  -             -        -          -              -      1,119,363     1,119,363
    Net income on disposal of
      discontinued operations                     -             -        -          -              -      7,097,249     7,097,249
    Other comprehensive gain, net of tax          -             -        -          -      2,356,626              -     2,356,626
                                                                                                                      -----------
    Comprehensive income                          -             -        -          -              -              -    13,751,984
  Common stock issued under:
    Employee benefit plans                    5,656        53,828        -          -              -              -        53,828
    Exercise of stock options                 4,000        28,250        -          -              -              -        28,250
    Dividend reinvestment                     2,389        23,601        -          -              -              -        23,601
    Stock warrants                           61,859       412,500        -          -              -              -       412,500
  Common dividends declared ($.20 per
    share)                                        -             -        -          -              -     (1,766,562)   (1,766,562)
                                          ---------   -----------   ------   --------    -----------    -----------   -----------
BALANCE DECEMBER 31, 2002                 8,866,624   $40,334,910   11,092   $(69,325)   $ 2,145,928    $28,755,509   $71,167,022
                                          =========   ===========   ======   ========    ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  2002            2001            2000
                                                              -------------   -------------   -------------
OPERATING ACTIVITIES:
Net income from continuing operations                         $   3,178,746   $   1,602,219   $   2,497,844
Net income from discontinued operations                           8,216,612         907,417       1,329,765
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Provision for loan losses                                       6,667,598       2,007,499       3,300,956
  Depreciation and amortization of premises and equipment         2,113,922       2,292,557       2,266,644
  Securities gains, net                                            (299,993)       (599,727)              -
  Gains on loan sales                                              (780,637)     (1,566,123)     (1,202,374)
  Proceeds from sales of other real estate                        2,606,609       1,412,936               -
  Gain on sale of other real estate                                 (68,845)       (213,526)              -
  Net decrease (increase) in loans held-for-sale                 24,029,460     (36,906,264)     42,577,265
  Net decrease (increase) in accrued interest receivable            308,442       1,376,637      (1,640,817)
  Net (decrease) increase in accrued interest payable              (140,490)     (1,556,546)      2,002,898
  Net increase (decrease) in other liabilities                    3,301,043       1,400,536      (2,783,029)
  Net (increase) decrease in other assets                         1,496,907      (2,461,100)      1,163,567
  Other, net                                                     (1,677,401)         27,945        (741,680)
                                                              -------------   -------------   -------------
     Net cash flows provided by (used in) operating
       activities                                                48,951,973     (32,275,540)     48,771,039
INVESTING ACTIVITIES:
Purchases of investment securities held-to-maturity                       -        (800,000)       (189,100)
Maturities and calls of investment securities
  held-to-maturity                                                3,014,033      22,898,123       1,944,147
Sales of investment securities available-for-sale                 8,559,571      17,465,481               -
Purchases of investment securities available-for-sale           (51,170,055)    (65,238,125)    (10,782,966)
Maturities and calls of investment securities
  available-for-sale                                             24,062,400      11,916,889       4,343,209
Net increase in loans                                          (188,109,539)   (122,611,636)   (336,550,007)
Purchases of premises and equipment                                (888,470)       (386,699)     (2,448,139)
Proceeds from sale of loans                                      89,083,761     129,362,780     221,766,533
Net cash provided by discontinued operations                     79,541,285      10,938,493       4,775,511
                                                              -------------   -------------   -------------
     Net cash flows (used in) provided by investing
       activities                                               (35,907,014)      3,545,306    (117,140,812)
FINANCING ACTIVITIES:
Net increase in demand deposits, money market accounts, and
  savings accounts                                               43,672,821      24,682,190      31,887,875
Net increase (decrease) in time deposits                         44,340,673      (7,141,953)     50,220,824
Proceeds from issuance of common stock                              518,179               -          26,777
(Repayment) issuance of long-term debt                           (6,326,411)     17,833,911      19,900,000
(Decrease) increase in short-term borrowings                    (25,036,088)     10,143,806     (39,075,563)
Dividends paid                                                   (1,323,787)     (1,756,332)     (1,779,924)
                                                              -------------   -------------   -------------
     Net cash flows provided by financing activities             55,845,387      43,761,622      61,179,989
                                                              -------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             68,890,346      15,031,388      (7,189,784)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     58,048,159      43,016,771      50,206,555
                                                              -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $ 126,938,505   $  58,048,159   $  43,016,771
                                                              =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                    $  30,499,497   $  46,205,262   $  40,705,525
                                                              =============   =============   =============
  Income taxes                                                $   3,400,000   $     461,289   $   3,985,510
                                                              =============   =============   =============
Non-cash transfers to other real estate                       $     996,174   $   3,558,444   $   1,199,000
                                                              =============   =============   =============

See accompanying notes to consolidated financial statements.

                 FIDELITY NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2002

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

     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States followed within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate or other assets acquired in connection with foreclosures or in satisfaction of loans. Certain previously reported amounts have been restated to conform to current presentation. The credit card line of business was sold in December 2002. In accordance with the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the gain on the sale, earnings and net assets of the credit card business are shown separately in the financial statements, notes and supplemental schedules. Accordingly, all information in the annual report reflects continuing operations only, unless otherwise noted. See Note 3 "Discontinued Operations." Fidelity principally operates in one business segment, which is community banking.

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

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses, net of related income taxes, on available-for-sale securities are excluded from income and are reported as a separate component of shareholders' equity captioned "other comprehensive income (loss), net of tax" until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in income for transfers into trading securities. The unrealized gains or losses included in the separate component of shareholders' equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into income over the remaining life of the related security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the security.

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

     The credit card line of business was sold in December 2002. In accordance with the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the gain on the sale, earnings and net assets of the credit card business are shown separately in the financial statements, notes and supplemental schedules. Accordingly, all information in the annual report reflects continuing operations only, unless otherwise noted. See Note 3 "Discontinued Operations." Current period accrued interest-related income on charged off credit card loans was charged off to interest income. Annual fees collected for credit cards were recognized as income on a straight-line basis over the period the fee entitled the cardholder to use the card.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that Fidelity will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," does not apply to large groups of smaller balance, homogeneous loans, which are consumer installment loans, and which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of the statement. Interest on impaired loans is reported on the cash basis as received when the full recovery of principal and interest is anticipated, or after full principal and interest has been recovered when collection of interest is in question.

     CREDIT CARDS Costs related to the origination of credit cards were capitalized and amortized over one year using the straight-line method. Unamortized credit card costs of $33,000 were netted in the gain on the sale of the credit card line of business in December 2002. See Note 3 "Discontinued Operations." The unamortized balance at December 31, 2001 was $19,000.

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

     A formal review of the allowance for loan losses is prepared quarterly to assess the credit risk inherent in the loan portfolio, including commitments and concentrations, and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly management review, the consumer loan portfolio is separated by loan type and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, the level of allowance required for each pool is determined based upon trends in charge-off rates for each pool, adjusted for changes in these pools, which includes current information on the payment performance of each pool of loans. Every commercial, commercial real estate and construction loan is assigned a risk rating using established credit policy guidelines. A projected loss allocation factor is determined for each commercial category based on historic charge-off experience, current trends, economic outlook and other factors. These risk factors are periodically reviewed by Credit Administration, which is independent of the lending units. The risk factor, when multiplied times the dollar value of loans, results in the amount of the allowance for loan losses allocated to these loans. Every nonperforming loan is reviewed quarterly by Credit Administration to determine the level of loan losses required to be specifically allocated to these impaired loans. The amount so determined is then added to the previously allocated allowance by category to determine the required allowance for commercial, commercial real estate and construction loans. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio, as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

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

     Management believes that the allowance for loan losses is adequate considering losses inherent in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Fidelity's allowance for loan losses. Such agencies may require Fidelity to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     A substantial portion of Fidelity's loans is secured by real estate located in the Metropolitan Atlanta, Georgia area. In addition, most of Fidelity's other real estate is located in this same market area. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate are susceptible to changes in market conditions in this market area.

     LOANS HELD-FOR-SALE Loans held-for-sale include originated mortgage loans and certain indirect automobile loans at December 31, 2002 and 2001. Those loans held-for-sale are recorded at the lower of cost or market. For mortgage loans, this is determined by outstanding commitments from investors for committed loans and on the basis of current delivery prices in the secondary mortgage market for any uncommitted loans. For indirect automobile loans, the lower of cost or market is determined based on evaluating the market value of the pool selected for sale. Based upon available market information, no valuation adjustment was required at December 31, 2002 or 2001, as the fair values for such loans held-for-sale approximated or exceeded their carrying values. There are certain regulatory capital requirements which must be met in order to qualify to originate certain loans and these capital requirements are monitored to assure compliance.

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

     INCOME PER COMMON SHARE Earnings per share are presented in accordance with requirements of SFAS No. 128, "Earnings Per Share". Any difference between basic earnings per share and diluted earnings per share is a result of the dilutive effect of stock options.

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

     RECENT ACCOUNTING PRONOUNCEMENTS In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 prohibits the use of the pooling-of-interest method to account for business combinations initiated after June 30, 2001. SFAS 142 provides guidance for the amortization of goodwill arising from the use of the purchase method to account for business combinations.

Goodwill arising from purchase business combinations completed after June 30, 2001, will not be amortized. The accounting for goodwill and other intangible assets required under SFAS 142 was effective for the fiscal year beginning January 1, 2002. The adoption of SFAS 142 did not have a material impact on the financial condition or results of operations of Fidelity.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), effective for fiscal years beginning after December 15, 2001 and applied prospectively. SFAS 144 supercedes SFAS 121 and APB 30. SFAS 144 retains the fundamental provisions of SFAS 121 related to the recognition and measurement of long-lived assets. SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test. Furthermore, SFAS 144 requires that operating losses from a "component of an entity" be recognized in the period in which they occur rather than as of the measurement date as presently required by APB 30. Fidelity adopted this statement on January 1, 2002 and applied it for financial statement and other reporting purposes in regard to the December 2002 sale of the credit card line of business. See the consolidated financial statements, Note 3 "Discontinued Operations."

     FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), was issued in July, 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. Fidelity adopted SFAS 146 on January 1, 2003 and it did not have a material effect on its financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS 147"). SFAS 147 became effective at issuance and required companies to cease amortization of unidentifiable intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. In addition, SFAS 147 amends SFAS 144, to include in its scope long-term customer-relationship intangible assets of financial institutions. The adoption of SFAS 147 did not have a material effect on Fidelity's financial position or results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition to SFAS 123's fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the statement does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of Opinion 25. SFAS 148's amendment of the transition and annual disclosure requirements of SFAS 123 are effective for fiscal years ending after December 15, 2002. The adoption of this SFAS 148 did not have a material impact on financial position or results of operations of Fidelity (See Note 11 to the consolidated financial statements).

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. This recognition and measurement provision did not have a material impact on Fidelity's financial condition or operating results.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are qualifying special purpose entities ("QSPEs") subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs created or entered into after January 31, 2003, and for pre-existing VIEs in the first reporting period beginning after June 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities. The adoption of this interpretation will not have a material impact on the financial condition or operating results of Fidelity.

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

     To implement the prompt corrective action provisions of the 1991 Act, the OCC adopted regulations, which became effective on December 19, 1992, placing financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 4%; (iii) an "undercapitalized" institution has a total risk-based ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 3%; (iv) a "significantly undercapitalized" institution has a total risk-based ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories are prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

     Capital leverage ratio standards require a minimum ratio of capital to adjusted total assets ("leverage ratio") for the Bank of 4.0%. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles may be expected to maintain capital above the minimum levels.

     On December 21, 2000, the Bank, through its Board of Directors, consented to the issuance of a Consent Order (the "Order") by the OCC relating to the Trust Department of the Bank. The Order was lifted by the OCC in June 2002, following Fidelity's divestiture of the trust line of business and its compliance with other provisions of the Order. On September 5, 2001, the Bank entered into an agreement with the OCC stemming from the OCC's examination as of December 31, 2000 (the "Letter Agreement"). The Letter Agreement calls for, among other things (i) the appointment of a Compliance Committee; (ii) total Bank capital of 11% of risk-weighted assets and a leverage ratio of 8% of adjusted total assets; (iii) three-year strategic and capital plans, revised as necessary; (iv) payment of dividends by the Bank to Fidelity only when there is no supervisory objection; (v) formalizing the process for reviewing new product offerings; (vi) the Board of Directors to review its current organization structure and management capabilities and strengthen management, as required;
(vii) a review of loan policies, loan management information systems, and the internal loan review process especially related to criticized assets, nonaccrual loans and the allowance for loan losses; and (viii) revisions to the internal audit process.

     The Compliance Committee for the Letter Agreement is comprised of three members of the Board of Directors of the Bank, none of whom is an employee of the Bank. The Compliance Committee, which meets and reports monthly to the Board of Directors and the OCC, is responsible for monitoring and coordinating compliance by the Bank with the Letter Agreement.

     The Bank periodically submits reports to the OCC evidencing compliance with the Letter Agreement. While not complete, at December 31, 2002, the Bank had substantially addressed the provisions of the Letter Agreement and was in compliance with many of its provisions. Fidelity is working to complete the remaining issues. Fidelity does not expect to incur significant additional costs to comply with the Letter Agreement, as most items have already been addressed or can be addressed internally. Even though the Bank may meet the requirements of the Letter Agreement, it continues to be in effect until such time as it is amended or terminated by the OCC.

     The table below sets forth the capital requirements for the Bank under OCC regulations, the OCC Letter Agreement and the Bank's capital ratios at December 31, 2002 and 2001:

                                                           OCC REGULATIONS
                                                      -------------------------      OCC      DECEMBER 31,
                                                      ADEQUATELY       WELL        LETTER     -------------
CAPITAL RATIOS                                        CAPITALIZED   CAPITALIZED   AGREEMENT   2002    2001
--------------                                        -----------   -----------   ---------   -----   -----
Leverage                                                 4.00%          5.00%        8.00%     8.64%   8.27%
Risk-Based Capital:
  Tier 1                                                 4.00           6.00            -     10.64    9.25
  Total                                                  8.00          10.00        11.00     12.49   11.38

     The Board of Governors of the Federal Reserve System ("FRB") is the principal regulator of Fidelity National Corporation, a bank holding company. The FRB has established capital requirements as a function of its oversight of bank holding companies.

     Fidelity's Board of Directors on March 21, 2002, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("Board Resolution"). The Board Resolution, which followed the Federal Reserve Bank inspection of Fidelity as of December 31, 2000 and September 30, 2001, among other things, prohibits Fidelity from redeeming its common stock, paying dividends on its common stock or incurring debt without the prior approval of the FRB. The Board Resolution continues until cancelled by the FRB.

     The following table depicts Fidelity's capital ratios at December 31, 2002 and 2001, in relation to the minimum capital ratios established by the regulations of the FRB (dollars in thousands):

                                                              DECEMBER 31, 2002    DECEMBER 31, 2001
                                                              ------------------   ------------------
                                                               AMOUNT    PERCENT    AMOUNT    PERCENT
                                                              --------   -------   --------   -------
Tier 1 Capital:
  Actual                                                      $ 89,522    10.42%   $ 78,505     9.08%
  Minimum                                                       34,378     4.00      34,571     4.00
                                                              --------    -----    --------    -----
  Excess                                                      $ 55,144     6.42%   $ 43,934     5.08%
                                                              ========    =====    ========    =====
Total Risk-Based Capital:
  Actual                                                      $108,369    12.61%   $101,725    11.77%
  Minimum                                                       68,755     8.00      69,141     8.00
                                                              --------    -----    --------    -----
  Excess                                                      $ 39,614     4.61%   $ 32,584     3.77%
                                                              ========    =====    ========    =====
Tier 1 Capital Leverage Ratio:
  Actual                                                                   8.46%                8.12%
  Minimum                                                                  3.00                 3.00
                                                                          -----                -----
  Excess                                                                   5.46%                5.12%
                                                                          =====                =====

     Set forth below are Fidelity's pertinent capital ratios under FRB regulations as of December 31, 2002 and 2001:

                                                                   FRB REGULATIONS
                                                              -------------------------   DECEMBER 31,
                                                              ADEQUATELY       WELL       -------------
CAPITAL RATIOS                                                CAPITALIZED   CAPITALIZED   2002    2001
--------------                                                -----------   -----------   -----   -----
Leverage                                                         3.00%          5.00%      8.46%   8.12%
Risk-Based Capital:
  Tier 1                                                         4.00           6.00      10.42    9.08
  Total                                                          8.00          10.00      12.61   11.77

3. DISCONTINUED OPERATIONS

     In December 2002, Fidelity sold its credit card business, including all of its credit card accounts and outstanding balances. Fidelity recorded a net gain after taxes of $7,097,249 as a result of this transaction.

     In accordance with accounting principles generally accepted in the United States, the gain on sale, earnings and net assets of the credit card business are shown separately in the Consolidated Statements of Income and the Consolidated Balance Sheets, respectively, for all periods presented. Accordingly, all information in these consolidated financial statements reflects continuing operations only, unless otherwise noted.

     The condensed statements of net assets and income statements for the credit card business follow. For purposes of calculating an imputed cost of funds, the average annual net assets of the credit card business were assumed to have been funded proportionately by all interest bearing liabilities of Fidelity at an interest rate equal to the annual cost of each applied to its average annual balance. Expenses include all direct costs of the credit card business and certain other allocated costs estimated to be eliminated as a result of the sale.

CONDENSED STATEMENTS OF NET ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
Loans                                                         $         -   $82,290,961
Allowance for loan losses                                               -    (4,818,000)
                                                              -----------   -----------
Loans, net                                                              -    77,472,961
Accrual interest receivable                                             -       665,479
Other assets, net                                                (236,290)      382,848
                                                              -----------   -----------
  Total assets                                                   (236,290)   78,521,288
Other liabilities                                                 953,193       169,496
                                                              -----------   -----------
  Net (liabilities) assets                                    $(1,189,483)  $78,351,792
                                                              ===========   ===========

CONDENSED INCOME STATEMENTS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2002          2001          2000
                                                              -----------   -----------   -----------
Interest income                                               $12,365,065   $14,426,178   $14,188,309
Interest expense                                               (2,819,253)   (5,064,531)   (5,333,837)
                                                              -----------   -----------   -----------
Net interest income                                             9,545,812     9,361,647     8,854,472
Provision for loan losses                                      (5,199,404)   (5,442,501)   (3,834,044)
                                                              -----------   -----------   -----------
Net interest income after provision for loan losses             4,346,408     3,919,146     5,020,428
Noninterest income                                              1,426,252     1,600,734     1,570,254
Noninterest expense                                            (4,088,777)   (4,056,303)   (4,445,900)
                                                              -----------   -----------   -----------
Income before income tax expense                                1,683,883     1,463,577     2,144,782
Income tax expense                                               (564,520)     (556,160)     (815,017)
                                                              -----------   -----------   -----------
Net income before gain on sale                                  1,119,363       907,417     1,329,765
Gain on sale, net of taxes                                      7,097,249             -             -
                                                              -----------   -----------   -----------
Net income                                                    $ 8,216,612   $   907,417   $ 1,329,765
                                                              ===========   ===========   ===========

     In connection with the sale of the credit card line of business, an allowance of $5,038,000 was relieved as part of the computation of the gain on the sale. Net charge-offs for credit cards were $4,979,000, $5,001,000 and $4,401,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

4. INVESTMENT SECURITIES

     Investment securities at December 31, 2002 and 2001, are summarized as follows:

                                                                           GROSS        GROSS
                                                           AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                              COST         GAINS        LOSSES        VALUE
                                                          ------------   ----------   ----------   ------------
Securities available-for-sale at December 31, 2002:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                    $ 27,219,758   $  202,775   $   (1,277)  $ 27,421,256
Mortgage-backed securities                                  80,395,303    3,049,909            -     83,445,212
                                                          ------------   ----------   ----------   ------------
  Total                                                   $107,615,061   $3,252,684   $   (1,277)  $110,866,468
                                                          ============   ==========   ==========   ============
Securities available-for-sale at December 31, 2001:
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                    $  6,232,519   $  168,109   $        -   $  6,400,628
Corporate notes - investment grade                           1,946,102            -       (4,261)     1,941,841
Mortgage-backed securities                                  80,587,096      239,519     (743,202)    80,083,413
                                                          ------------   ----------   ----------   ------------
  Total                                                   $ 88,765,717   $  407,628   $ (747,463)  $ 88,425,882
                                                          ============   ==========   ==========   ============
Securities held-to-maturity at December 31, 2002:
Mortgage-backed securities                                $  4,753,608   $  197,941   $        -   $  4,951,549
Other securities                                             4,134,250            -            -      4,134,250
                                                          ------------   ----------   ----------   ------------
  Total                                                   $  8,887,858   $  197,941   $        -   $  9,085,799
                                                          ============   ==========   ==========   ============
Securities held-to-maturity at December 31, 2001:
Mortgage-backed securities                                $  7,735,708   $   60,932   $   (1,408)  $  7,795,232
Other securities                                             4,167,450            -            -      4,167,450
                                                          ------------   ----------   ----------   ------------
  Total                                                   $ 11,903,158   $   60,932   $   (1,408)  $ 11,962,682
                                                          ============   ==========   ==========   ============

     Proceeds from sales of investment securities available-for-sale during 2002 and 2001 were $8,559,571 and $17,465,481, respectively. Gross gains of $299,993 and $599,727 for 2002 and 2001, respectively, were realized on those sales.
During

2000, there were no sales of investment securities. Income tax expense related to the sale of securities was $101,998 and $227,896 in 2002 and 2001, respectively. There were no investments held in trading accounts during 2002, 2001, or 2000.

     The following table depicts the amortized cost and estimated fair value of investment securities at December 31, 2002 and 2001, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, other securities, which consist of Federal Reserve Bank common stock and Federal Home Loan Bank common stock totaling $4,134,250 and $4,167,450 at December 31, 2002 and 2001, respectively, are not included in the following table, as they have no stated maturity.

                                                    DECEMBER 31, 2002            DECEMBER 31, 2001
                                               ---------------------------   -------------------------
                                                AMORTIZED         FAIR        AMORTIZED       FAIR
                                                   COST          VALUE          COST          VALUE
                                               ------------   ------------   -----------   -----------
AVAILABLE-FOR-SALE
U.S. Treasury securities and obligations of
  U.S.
  Government corporations and agencies:
  Due in less than one year                    $ 20,991,691   $ 20,990,556   $         -   $         -
  Due after one year through five years           5,000,000      5,067,200     5,000,000     5,150,000
  Due after five years through ten years          1,228,067      1,363,500     1,232,519     1,250,628
Corporate notes - investment grade
  Due after five years through ten years                  -              -     1,946,102     1,941,841
                                               ------------   ------------   -----------   -----------
                                                 27,219,758     27,421,256     8,178,621     8,342,469
Mortgage-backed securities                       80,395,303     83,445,212    80,587,096    80,083,413
                                               ------------   ------------   -----------   -----------
          Total                                $107,615,061   $110,866,468   $88,765,717   $88,425,882
                                               ============   ============   ===========   ===========
HELD-TO-MATURITY
          Total mortgage-backed securities     $  4,753,608   $  4,951,549   $ 7,735,708   $ 7,795,232
                                               ============   ============   ===========   ===========

     Investment securities with a carrying value of approximately $91,601,000 and $87,515,000 at December 31, 2002 and 2001, respectively, were pledged as collateral for public deposits totaling $52,352,000 and $36,330,000, respectively; securities sold under overnight and term agreements to repurchase totaling $21,728,000 and $33,977,000, respectively; Federal Home Loan Bank borrowings totaling $14,101,000 and $9,539,000, respectively; and for other purposes required by law totaling $3,420,000 and $7,669,000, respectively.

5. LOANS

     Loans outstanding, by classification, are summarized as follows:

                                                                    DECEMBER 31,
                                                             ---------------------------
                                                                 2002           2001
                                                             ------------   ------------
Real estate - mortgage                                       $189,037,950   $179,821,332
Real estate - construction                                    111,510,200     98,051,190
Commercial, financial and agricultural                         73,718,486     62,727,978
Consumer installment                                          380,563,015    317,751,906
                                                             ------------   ------------
  Total loans                                                 754,829,651    658,352,406
Less: Allowance for loan losses                                 9,665,476      5,531,919
                                                             ------------   ------------
  Loans, net                                                 $745,164,175   $652,820,487
                                                             ============   ============

     Loans held-for-sale at December 31, 2002 and 2001, totaled $35,466,743 and $59,496,203, respectively, of which $17,966,743 and $14,996,203, respectively, were originated mortgage loans and $17,500,000 and $44,500,000, respectively, were indirect automobile loans. Fidelity had loan participations sold without recourse in the amount of $7.9 million and $5.5 million at December 31, 2002 and 2001, respectively. Fidelity was servicing for others approximately 20,000 indirect automobile loans totaling $206 million and 40,000 credit card loans totaling $74 million on an interim servicing basis for the acquirer at December 31, 2002, and 25,000 indirect automobile loans totaling $276 million at December 31, 2001.

     Approximately $10,805,000 and $13,563,000 in commercial loans and $17,007,000 and $27,039,000 in residential real estate mortgage loans were pledged to the Federal Home Loan Bank of Atlanta ("FHLB") at December 31, 2002 and 2001, respectively, as collateral for both short-term and long-term borrowings. Approximately $110,898,000 and $84,913,000 in indirect automobile loans were pledged to the Federal Reserve Bank of Atlanta at December 31, 2002 and 2001, respectively, as collateral for Discount Window contingent borrowings.

     Loans in nonaccrual status totaled approximately $3,756,000 and $2,155,000 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during 2002, 2001 and 2000 was approximately $2,032,000, $3,735,000 and $1,986,000, respectively. If such impaired loans had been on a full accrual basis, interest income on these loans would have been approximately $64,000, $185,000 and $136,000 in 2002, 2001 and 2000, respectively. Any interest recognized on impaired loans during 2002, 2001 and 2000 was not significant and impaired loans were not material.

     Loans totaling approximately $996,000, $3,558,000 and $1,199,000 were transferred to other real estate in 2002, 2001 and 2000, respectively. In addition, in 2001 Fidelity acquired various real estate through foreclosure subject to long-term first mortgages. These amounts totaling approximately $1,500,000 and $2,800,000 at December 31, 2002 and 2001, respectively, are included in other real estate. In 2002 and 2001, Fidelity recorded write-downs of $209,500 and $88,000, respectively, on commercial and residential real estate owned properties as a result of impairment to their values. There were proceeds from sales of $2,607,000 and $1,413,000 from other real estate owned by Fidelity in 2002 and 2001, respectively. Loans are reported net of deferred loan fees of $641,209 and $560,545 at December 31, 2002 and 2001, respectively.

     Fidelity has loans outstanding to various executive officers, directors, and their associates. Management believes that all of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk. The following is a summary of activity during 2002 for such loans:

Loan balances at January 1, 2002                              $1,884,208
  New loans                                                      614,286
  Less:
     Loan repayments                                            (887,187)
                                                              ----------
Loan balances at December 31, 2002                            $1,611,307
                                                              ==========

     The following is a summary of activity in the allowance for loan losses:

                                                                  DECEMBER 31,
                                                     --------------------------------------
                                                        2002          2001          2000
                                                     ----------   ------------   ----------
Balance at beginning of year                         $5,531,919    $6,127,527    $5,310,541
  Provision for loan losses                           6,667,598     2,007,499     3,300,956
  Loans charged off                                  (3,052,494)   (3,262,916)   (2,894,059)
  Recoveries on loans charged off                       518,453       659,809       410,089
                                                     ----------    ----------    ----------
Balance at end of year                               $9,665,476    $5,531,919    $6,127,527
                                                     ==========    ==========    ==========

6. PREMISES AND EQUIPMENT

     Premises and equipment is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
Land                                                          $ 3,993,667   $ 3,993,667
Buildings and improvements                                     10,147,651     9,840,074
Furniture and equipment                                        16,112,543    21,099,015
                                                              -----------   -----------
                                                               30,253,861    34,932,756
Less accumulated depreciation and amortization                 15,509,422    18,962,865
                                                              -----------   -----------
Premises and equipment, net                                   $14,744,439   $15,969,891
                                                              ===========   ===========

     As of December 31, 2002 and 2001, Fidelity was lessee in a lease at market terms with a corporation which is controlled by a director of Fidelity. The lease is for a 2,200 square foot bank branch at an approximate annual rate of $12 per square foot, subject to pro rata increases for any increases in taxes and insurance. Payments under this lease totaled $27,125, $27,125 and $24,780 in 2002, 2001 and 2000, respectively. In addition, Fidelity was a lessee at market terms with a corporation, the chairman of which is a director of Fidelity. The lease is for 5,040 square feet for a branch location in an office building at an approximate annual rate of $20 per square foot. Payments under this lease totaled $102,915, $99,834 and $99,415 in 2002, 2001 and 2000, respectively.

7. DEPOSITS

     Note 3 "Discontinued Operations" describes the accounting treatment for the December 2002 sale of the credit card line of business. In accordance with that treatment, the operating results for the credit card line of business was reported separately for all periods presented. The interest expense for credit card net asset average balances for reporting purposes was assigned based on average credit card net asset balances proportionately funded by all interest bearing liabilities at an interest rate equal to the cost of each applied to its average balance for the period. The interest expense on deposits assigned to the credit card line of business and included in income from discontinued operations after taxes was $2,272,760, $4,326,067 and $4,636,573 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Time deposits over $100,000 as of December 31, 2002 and 2001 were $177,422,755 and $165,626,627, respectively. Maturities for time deposits over $100,000 as of December 31, 2002, in excess of one year are as follows:
$24,346,680 in one to two years, $1,644,678 in two to three years, $8,739,370 in three to five years and $489,948 after five years. Related interest expense was $6,523,984, $9,362,649 and $9,583,505 for the years ended December 2002, 2001 and 2000, respectively. Included in demand and money market deposits were NOW accounts totaling $70,597,964 and $55,769,547 at December 31, 2002 and 2001,
respectively.

     Nationally sourced deposits, obtained through investment banking firms totaled $29,960,000 and $19,950,000 as of December 31, 2002 and 2001,
respectively, and are included in other time deposits. Nationally sourced deposits outstanding at December 31, 2002, were acquired in the second and third quarters of 2002 with original maturities of six to eighteen months. Nationally sourced deposits outstanding at December 31, 2001, were acquired during the second quarter of 2000 with original maturities of one to two years. The weighted average cost of nationally sourced deposits at December 31, 2002, 2001 and 2000, was 3.01%, 7.46% and 7.35%, respectively, and related interest expense totaled $1,112,728, $3,053,566 and $2,277,939 during 2002, 2001 and 2000, respectively. Fidelity may obtain additional nationally sourced deposits to a maximum total of $50 million.

8. SHORT-TERM BORROWINGS

     Note 3 "Discontinued Operations" describes the accounting treatment for the December 2002 sale of the credit card line of business. In accordance with that treatment, the operating results for the credit card line of business was reported separately for all periods presented. The interest expense for credit card net asset average balances for reporting purposes was assigned based on average credit card net asset balances proportionately funded by all interest bearing liabilities at an interest rate equal to the cost of each applied to its average balance for the period. The interest expense on short-term borrowings assigned to the credit card line of business and included in income from discontinued operations after taxes was $110,399, $159,453 and $311,320 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Short-term borrowings mature either overnight or on a fixed maturity not to exceed one year. Overnight repurchase agreements consist of balances in the transaction accounts of commercial customers swept nightly to an overnight investment account, while term repurchase agreements consist of collateralized borrowings from other financial institutions. All repurchase agreements are collateralized with investment securities having a market value equal to or greater than, but approximating, the balance borrowed. At December 31, 2002 and 2001, Fidelity had a collateralized line of credit with the Federal Home Loan Bank, which required loans secured by real estate, investment securities or other acceptable collateral, to borrow up to a maximum of approximately $107 million and $99 million, respectively. At December 31, 2002 and 2001, it had a contingent line of credit collateralized with consumer loans with the Federal Reserve Bank of Atlanta Discount Window. In addition, Fidelity had an unused $20 million repurchase line available at December 31, 2002 and 2001. Finally, it had $26 million in unsecured Federal funds lines available with various financial institutions. The weighted average rate on short-term borrowings outstanding at December 31, 2002, 2001 and 2000, was 1.02%, 2.91% and 5.13%, respectively.

     Short-term debt is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
Overnight repurchase agreements at a rate of 1.02% and 2.47%
  at December 31, 2002 and 2001, respectively                 $17,326,379   $13,602,467
Term repurchase agreement with a fixed rate of 2.23% and a
  maturity date of January 22, 2002                                     -     9,760,000
Term repurchase agreement with a fixed rate of 2.15% and a
  maturity date of February 4, 2002                                     -     9,000,000
Federal Home Loan Bank collateralized borrowing with a fixed
  rate of 4.83% and a maturity date of March 15, 2002                   -    10,000,000
                                                              -----------   -----------
  Total                                                       $17,326,379   $42,362,467
                                                              ===========   ===========

9. TRUST PREFERRED SECURITIES AND OTHER LONG-TERM DEBT

     Note 3 "Discontinued Operations" describes the accounting treatment for the December 2002 sale of the credit card line of business. In accordance with that treatment, the operating results for the credit card line of business was reported separately for all periods presented. The interest expense for credit card net asset average balances for reporting purposes was assigned based on average credit card net asset balances proportionately funded by all interest bearing liabilities at an interest rate equal to the cost of each applied to its average balance for the period. The interest expense on trust preferred securities assigned to the credit card line of business and included in income from discontinued operations after taxes was $202,338, $250,698 and $151,969 for the years ended December 31, 2002, 2001 and 2000, respectively. The interest expense on other long-term debt assigned to the credit card line of business and included in income from discontinued operations after taxes was $233,755, $328,313 and $233,975 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Trust preferred securities and other long-term debt are summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
TRUST PREFERRED SECURITIES
Fixed rate thirty year capital pass-through securities
  ("TruPS") with interest at 10.875%, payable semi-annually, redeemable in whole or part on or after March 8, 2010, at
  a declining redemption price ranging from 105.438% to 100%  $10,500,000   $10,500,000
Fixed rate thirty year trust preferred securities
  ("Preferred Securities") with interest at 11.045%, payable semi-annually, redeemable in whole or part on or after
  July 19, 2010, at a declining redemption price ranging
  from 105.523% to 100%                                        10,000,000    10,000,000
                                                              -----------   -----------
          Trust preferred securities                           20,500,000    20,500,000
                                                              -----------   -----------
OTHER LONG-TERM DEBT
Subordinated notes with interest at 8.5% due January 31,
  2006, interest payable quarterly, redeemable in whole or
  in part at par                                               15,000,000    15,000,000
Federal Home Loan Bank five year European Convertible
  Advance with interest at 5.26% maturing April 12, 2004,
  with a one-time Federal Home Loan Bank conversion option
  at the end of three years, interest payable quarterly        14,000,000    14,000,000
Federal Home Loan Bank two year fixed rate advance with
  interest at 5.47% maturing February 6, 2003, interest
  payable quarterly                                                     -    15,000,000
Federal Home Loan Bank two year fixed rate advance with
  interest at 4.12% maturing March 15, 2004, interest
  payable quarterly                                            10,000,000             -
First mortgages on other real estate held                       1,507,500     2,833,911
                                                              -----------   -----------
  Other long-term debt                                         40,507,500    46,833,911
                                                              -----------   -----------
  Total trust preferred securities and other long-term debt   $61,007,500   $67,333,911
                                                              ===========   ===========

     Note maturities as of December 31, 2002, are summarized as follows:

                                         AMOUNT
                                       -----------
2004                                   $24,000,000
2005                                             -
2006                                    15,000,000
Thereafter                              22,007,500
                                       -----------
  Total                                $61,007,500
                                       ===========

     In March 2000, Fidelity issued $10.5 million of thirty year fixed rate capital pass-through securities ("TruPS") through FNC Capital Trust I ("FNC Trust"), a statutory business trust created for the exclusive purpose of issuing and selling these securities and investing the gross proceeds from such sale in subordinated debentures. Distributions on the TruPS are paid semi-annually at an annual rate equal to 10.875% of the stated liquidation amount of $1,000 per security. Gross proceeds from the sale of the securities were combined with the entire proceeds from the sale by the FNC Trust to Fidelity of its common securities to purchase $10,825,000 in principal amount of Fidelity's 10 7/8% Junior Subordinated Deferrable Interest Debentures. Cash distributions on the TruPS and FNC Trust's common securities are made to the extent interest on the debentures is received by FNC Trust. The securities are redeemable in whole or part on or after March 8, 2010, at a declining redemption price ranging from 105.438% to 100%. The securities may be redeemed at 100% of the liquidation price on or after March 8, 2020. The proceeds of the TruPS are included in Tier I capital by Fidelity and the payments by Fidelity to the TruPS are fully tax deductible. In the event of certain changes or amendments to regulatory requirements or Federal tax laws, the TruPS are redeemable in whole.

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

     On December 12, 1995, Fidelity issued $15,000,000 in 8.5% Subordinated Notes due January 31, 2006. Under the terms of the notes, Fidelity has the right to redeem them in whole or in part at 100% of the principal amount plus accrued interest to the date of redemption. Under the provisions of the notes, Fidelity may declare or pay dividends on any of its capital stock as long as the amounts of dividends paid cumulatively for the three-year period ending on the declaration date of the dividend does not exceed cumulative consolidated net income of Fidelity for the three-year period ending on the applicable declaration date. The cumulative consolidated net income of Fidelity for the three-year period ended December 31, 2002, was $17,732,603 and the dividends declared during such period were $5.3 million. No dividend can be declared on the capital stock of Fidelity if an event of default has occurred and is continuing under the notes, including the failure to pay interest on such indebtedness or default on other indebtedness exceeding $1 million. At December 31, 2002, Fidelity was not in violation of this provision.

     On April 12, 1999, Fidelity entered into a $14 million five year European convertible advance maturing April 12, 2004, with interest at 5.26%, with a one-time FHLB conversion option at the end of the third year. Under the provisions of the advance, the FHLB had the option to convert the advance into a three month LIBOR-based floating rate advance effective April 12, 2002, at which time Fidelity could have elected to terminate the agreement on any interest payment date without penalty. The FHLB elected not to convert the advance; however, prior to maturity Fidelity has the option of paying a substantial prepayment fee and terminating the transaction on any interest payment date prior to maturity.

     On February 6, 2001, Fidelity obtained a $15 million two year 5.47% fixed rate FHLB advance with interest payable quarterly. The advance was made to provide liquidity and to extend borrowing maturities. The $15 million Federal Home Loan Bank two year fixed rate advance scheduled to mature February 6, 2003, was prepaid on November 1, 2002. The penalty associated with this prepayment totaled approximately $146,000 and was included in other operating expenses. On March 15, 2002, Fidelity renewed a $10 million two year 4.12% fixed rate advance with the FHLB maturing March 15, 2004.

     During 2001, Fidelity acquired various real estate through foreclosure, subject to long-term first mortgages. The balances of these first mortgages in the amount of $1,507,500 and $2,833,911 at December 31, 2002 and 2001,
respectively, are treated as long-term debt obligations by Fidelity.

     There was no indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 2002 or 2001.

10. INCOME TAX

     Income tax expense attributable to income from continuing operations consists of:

                                                      CURRENT      DEFERRED       TOTAL
                                                     ----------   -----------   ----------
Year ended December 31, 2002:
Federal                                              $2,655,657   $(1,175,314)  $1,480,343
State                                                    39,806      (146,612)    (106,806)
                                                     ----------   -----------   ----------
                                                     $2,695,463   $(1,321,926)  $1,373,537
                                                     ==========   ===========   ==========
Year ended December 31, 2001:
Federal                                              $  134,876   $   562,512   $  697,388
State                                                    29,290      (170,360)    (141,070)
                                                     ----------   -----------   ----------
                                                     $  164,166   $   392,152   $  556,318
                                                     ==========   ===========   ==========
Year ended December 31, 2000:
Federal                                              $1,014,260   $   (87,820)  $  926,440
State                                                   236,876       (90,999)     145,877
                                                     ----------   -----------   ----------
                                                     $1,251,136   $  (178,819)  $1,072,317
                                                     ==========   ===========   ==========

     Income tax expense differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from continuing operations as a result of the following:

                                                                 2002        2001         2000
                                                              ----------   ---------   ----------
Taxes at statutory rate                                       $1,547,776   $ 733,903   $1,213,989
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of Federal income tax
     benefit                                                     (70,492)    (93,106)      96,279
  Tax exempt income                                             (187,686)   (179,441)    (170,602)
  Other, net                                                      83,939      94,962      (67,349)
                                                              ----------   ---------   ----------
     Income tax expense                                       $1,373,537   $ 556,318   $1,072,317
                                                              ==========   =========   ==========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are presented below:

                                                                                DECEMBER 31,
                                                             ---------------------------------------------------
                                                                       2002                       2001
                                                             ------------------------   ------------------------
                                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                             ----------   -----------   ----------   -----------
State tax credit carry forwards                              $  356,246   $        -    $  729,534   $        -
Allowance for loan losses                                     3,669,015            -     3,518,972            -
Accelerated depreciation                                              -    1,157,857             -      762,823
Deferred loan fees, net                                               -      539,794             -      413,293
Other real estate                                               463,344            -       394,418            -
Unrealized holding losses on securities available-for-sale            -    1,105,478       129,001            -
Other                                                           284,507                    421,888            -
                                                             ----------   ----------    ----------   ----------
                                                             $4,773,112   $2,803,129    $5,193,813   $1,176,116
                                                             ==========   ==========    ==========   ==========

     There is no valuation allowance provided for any of the deferred tax assets based on management's belief that all deferred tax asset benefits will be realized.

     At December 31, 2002, Fidelity had approximately $540,000 in state tax carry forward credits that have not been utilized. These credits expire in one to five years.

11. EMPLOYEE BENEFITS

     Fidelity maintains a 401(k) defined contribution retirement savings plan for employees age 21 or older who have completed one year of service with at least 1,000 hours of service. Employee contributions to the plan are voluntary. Fidelity matches 50% of the first 6% of participants' contributions. For the years ended December 31, 2002, 2001 and 2000, Fidelity contributed $257,210, $252,503 and $229,845 respectively, to the Plan.

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

     Options totaling 2,000 and 10,000 were terminated as of December 31, 2002 and 2000, respectively. No options were terminated in 2001. During 2002, options exercised were 4,000 and options expired were 40,400. No options were exercised and none expired during the year ended December 31, 2001 and 2000. Options totaling 311,600, 282,080 and 198,060 had vested and were exercisable as of December 31, 2002, 2001 and 2000, respectively, at a weighted average exercise price of $8.37, $8.62 and $8.73, respectively.

     At December 31, 2002, there were 417,600 options outstanding at an exercise price ranging from $7.06 to $10.75, with a weighted average price of $8.39. At December 31, 2001 and 2000, there were 420,000 options outstanding at exercise prices ranging from $7.06 to $9.90, with a weighted average price of $8.30. The weighted average remaining contractual term of the options at December 31, 2002, is 3.50 years.

     The following schedule summarizes the detail of the incentive stock options granted under the plan:

                                                              NUMBER    WEIGHTED AVERAGE
                                                              GRANTED    EXERCISE PRICE
                                                              -------   ----------------
January 1, 2000                                               430,000        $ 8.27
Granted during 2000                                                 -             -
Terminated during 2000                                         10,000          7.06
                                                              -------        ------
December 31, 2000                                             420,000          8.30
Granted during 2001                                                 -             -
                                                              -------        ------
December 31, 2001                                             420,000          8.30
Granted during 2002                                            44,000         10.46
Exercised during 2002                                           4,000          7.06
Terminated during 2002                                          2,000          7.68
Expired during 2002                                            40,400          9.90
                                                              -------        ------
December 31, 2002                                             417,600        $ 8.39
                                                              =======        ======

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and No. 148, and has been determined as if Fidelity had accounted for its employee stock options under the fair value method of that Statement. The effects of applying SFAS No. 123 and No. 148 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                                                    NET INCOME   NET INCOME
                                                          NET       PER SHARE    PER SHARE
                                                        INCOME        BASIC       DILUTED
                                                      -----------   ----------   ----------
December 31, 2002
As reported                                           $11,395,358     $1.29        $1.28
Stock based compensation, net of related tax effect      (132,642)     (.01)        (.01)
                                                      -----------     -----        -----
Pro forma                                             $11,262,716     $1.28        $1.27
                                                      ===========     =====        =====
December 31, 2001
As reported                                           $ 2,509,636     $ .29        $ .29
Stock based compensation, net of related tax effect      (153,846)     (.02)        (.02)
                                                      -----------     -----        -----
Pro forma                                             $ 2,355,790     $ .27        $ .27
                                                      ===========     =====        =====
December 31, 2000
As reported                                           $ 3,827,609     $ .44        $ .44
Stock based compensation, net of related tax effect      (158,784)     (.02)        (.02)
                                                      -----------     -----        -----
Pro forma                                             $ 3,668,825     $ .42        $ .42
                                                      ===========     =====        =====

     No options were granted in 2001 and 2000. The per share weighted fair value of stock options granted during 2002 was $3.81 using the Black-Scholes option pricing model. The fair values of the options granted during 2002 were based upon the discounted value of future cash flows of options using the following assumptions:

                                                              2002
                                                              -----
Risk-free rate                                                 4.69%
Expected life of the options (in years)                           5
Expected dividends (as a percent of the fair value of the
  stock)                                                       1.90%
Volatility                                                    40.80

12. COMMITMENTS AND CONTINGENCIES

     The approximate future minimum rental commitments as of December 31, 2002, for all noncancellable leases with initial or remaining terms of one year or more are shown in the following table. The decline in rental commitments for the years ending 2004, 2005, 2006 and thereafter, is the result of several leases expiring during 2003. These leases are being renegotiated, however the terms are not final at this time.

                                                            AMOUNT
                                                          ----------
2003                                                      $2,586,000
2004                                                       1,740,000
2005                                                       1,730,000
2006                                                         972,000
Thereafter                                                   831,000
                                                          ----------
  Total                                                   $7,859,000
                                                          ==========

     The future minimum rental commitments above are net of sublease revenues of $449,000 in 2003. The sub-lease agreements terminate on December 31, 2003. Rental expense for all leases amounted to approximately $2,218,000, $2,361,000, and $2,358,000 in 2002, 2001, and 2000, respectively, net of sublease revenues of $903,000, $714,000 and $485,000, respectively.

     Fidelity is a party to claims and lawsuits arising in the course of normal business activities. Such claims and lawsuits include certain complaints filed against Fidelity's securities broker subsidiary by former customers and others, seeking to assert claims regarding allegations of improprieties involving a former customer. The majority of these claims were settled through arbitration or agreements in 2002, resulting in payments by the securities broker subsidiary to third parties of $1,010,000. Recovery of these payments is expected through an insurance claim currently in negotiation.

     As of December 31, 2002, the securities broker subsidiary has an insurance receivable recorded for the $1,010,000, less an allowance of $250,000. In addition, there were other settlements made to claimants aggregating $54,250 recorded in 2002. Other remaining claims against the securities broker subsidiary are outstanding and the amount of losses, if any, and the nature of regulatory sanctions, if any, cannot be determined at this time. In addition, the SEC is conducting an investigation of the actions taken by the securities broker subsidiary which are the subjects of these complaints. Such investigation by the SEC may result in fines and other sanctions.

     Although the ultimate outcome of all claims and lawsuits outstanding on December 31, 2002 cannot be ascertained at this time, it is the opinion of management that none of these matters when resolved will have a material adverse effect on Fidelity's results of operations or financial condition.

     The Federal Reserve Board requires that banks maintain cash on hand and reserves in the form of average deposit balances at the Federal Reserve Bank based on the banks' average deposits. The Bank's reserve requirements at December 31, 2002, and 2001, were $508,000 and $221,000, respectively.

13. SHAREHOLDERS' EQUITY

     Generally, dividends that may be paid by the Bank to Fidelity are subject to certain regulatory limitations. Under Federal banking law, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years, subject to the maintenance of minimum required regulatory capital. Based on this rule, at December 31, 2002, the Bank could pay $13.0 million without OCC regulatory approval, except for capital and other requirements related to the Letter Agreement. Under the Letter Agreement with the OCC, the Bank is required to maintain a leverage ratio of 8% and a total capital ratio of 11%. This requirement would restrict the Bank's payment of dividends to approximately $6.85 million. Additionally, the Letter Agreement permits the payment of Bank dividends only when there is no regulatory objection (See Note 2.). At December 31, 2002, the Bank's total shareholder's equity was $93.3 million. In 2002 and 2001 Fidelity invested $1 million and $2 million, respectively, in the Bank in the form of common stock and capital surplus. In 2001, Fidelity invested $2 million in the Bank in the form of 320,000 shares of the Bank's Non-cumulative 8% Convertible Preferred Stock, Series A, with a stated value of $6.25 per share.

     Fidelity is prohibited from redeeming its common stock, paying dividends on its common stock or insuring debt without the prior approval of the FRB. See
Note 2 for additional information.

     For additional dividend restrictions, see Note 9. Also, under current Federal Reserve System regulations, the Bank is limited in the amount it may loan to its nonbank affiliates, including Fidelity. As of December 31, 2002, there were no loans outstanding from the Bank to Fidelity.

     In December 1997, Fidelity sold 3,450,000 shares of common stock at a price of $7.50 per share in a public offering. In connection with the public offering, Fidelity agreed to issue to the underwriter warrants to purchase 150,000 shares of common stock at a purchase price of $8.25 per share. The warrants were exercisable during the four-year period commencing December 12, 1998, either in cash for the aggregate purchase price or in a cashless exercise. On April 11, 2002, the warrants were exercised by sending payment of $412,500 for 50,000 shares and tendering shares for the cashless exercise of 100,000 shares. This resulted in the issuance of 61,859 shares.

14. COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

     SFAS 130, "Reporting Comprehensive Income", ("SFAS 130") establishes standards for reporting comprehensive income (loss). Comprehensive income (loss) includes net income and other comprehensive income (loss), which is defined as non-owner related transactions in equity. The only other comprehensive income
(loss) item for Fidelity is the unrealized gains or losses, net of tax, on securities available-for-sale.

     The amounts of other comprehensive income (loss) included in equity with the related tax effect and the accumulated other comprehensive income (loss) are reflected in the following schedule:

                                                                                                 ACCUMULATED
                                                                                   TAX              OTHER
                                                              GAIN/(LOSS)      (EXPENSE)/       COMPREHENSIVE
                                                              BEFORE TAX         BENEFIT        INCOME/(LOSS)
                                                              -----------   -----------------   -------------
January 1, 2000                                                                                  $(1,412,393)
  Other comprehensive income:
     Unrealized market adjustment for the period              $2,013,858       $  (765,265)        1,248,593
     Less adjustments for net gains included in income                 -                 -                 -
                                                              ----------       -----------       -----------
December 31, 2000                                             $2,013,858       $  (765,265)         (163,800)
                                                              ==========       ===========
     Unrealized market adjustments for the period             $  524,085       $  (199,152)          324,933
     Less adjustment for net gains included in income            599,727          (227,896)          371,831
                                                              ----------       -----------       -----------
December 31, 2001                                             $  (75,642)      $    28,744          (210,698)
                                                              ==========       ===========
     Unrealized market adjustments for the period             $3,870,639       $(1,316,018)        2,554,621
     Less adjustment for net gains included in income            299,993          (101,998)          197,995
                                                              ----------       -----------       -----------
December 31, 2002                                             $3,570,646       $(1,214,020)      $ 2,145,928
                                                              ==========       ===========       ===========

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, "Disclosures about Fair Value of Financial Instruments," ("SFAS 107") requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.

     The carrying amounts reported in the consolidated balance sheets for cash, due from banks, and Federal funds sold, approximate the fair values of those assets. For investment securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

                                                                          DECEMBER 31,
                                                  -------------------------------------------------------------
                                                               2002                            2001
                                                  -------------------------------   ---------------------------
                                                     CARRYING           FAIR          CARRYING         FAIR
                                                      AMOUNT           VALUE           AMOUNT         VALUE
                                                  --------------   --------------   ------------   ------------
FINANCIAL INSTRUMENTS (ASSETS):
Cash and due from banks                           $   57,483,024   $   57,483,024   $ 34,930,567   $ 34,930,567
Federal funds sold                                    69,455,481       69,455,481     23,117,592     23,117,592
Investment securities available-for-sale             110,866,468      110,866,468     88,425,882     88,425,882
Investment securities held-to-maturity                 8,887,858        9,085,799     11,903,158     11,962,682
Loans, net of unearned income                        790,296,394      806,037,348    717,848,609    725,582,304
                                                  --------------   --------------   ------------   ------------
Total financial instruments (assets)               1,036,989,225   $1,052,928,120    876,225,808   $884,019,027
                                                                   ==============                  ============
Non-financial instruments (assets)                    29,371,958                     117,820,226
                                                  --------------                    ------------
  Total assets                                    $1,066,361,183                    $994,046,034
                                                  ==============                    ============
FINANCIAL INSTRUMENTS (LIABILITIES):
Noninterest-bearing demand deposits               $  114,034,591   $  114,034,591   $112,557,000   $112,557,000
Interest-bearing deposits                            792,059,795      797,866,971    705,523,892    710,654,554
                                                  --------------   --------------   ------------   ------------
  Total deposits                                     906,094,386      911,901,562    818,080,892    823,211,554
Short-term borrowings                                 17,326,379       17,326,379     42,362,467     42,362,467
Trust preferred securities                            20,500,000       20,500,000     20,500,000     20,500,000
Other long-term debt                                  40,507,500       41,337,995     46,833,911     47,877,138
                                                  --------------   --------------   ------------   ------------
Total financial instruments (liabilities)            984,428,265   $  991,065,936    927,777,270   $933,951,159
                                                                   ==============                  ============
Non-financial instruments (liabilities and
  shareholders' equity)                               81,932,918                      66,268,764
                                                  --------------                    ------------
  Total liabilities and shareholders' equity      $1,066,361,183                    $994,046,034
                                                  ==============                    ============

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

     For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit. The estimated fair values of Fidelity's off-balance sheet financial instruments as of December 31, 2002 and 2001, are summarized below (dollars in thousands):

                                                                 2002         2001
                                                              ESTIMATED    ESTIMATED
                                                              FAIR VALUE   FAIR VALUE
                                                              ----------   ----------
Unfunded commitments to extend credit.......................   $186,140     $406,979
Standby and import letters of credit........................      2,148        2,638

     This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     Fidelity is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments, which include commitments to extend credit and letters of credit, involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments reflect the extent of involvement Fidelity has in particular classes of financial instruments.

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

     Financial instruments with off-balance sheet risk at December 31, 2002, are summarized as follows (dollars in thousands):

FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT CREDIT RISK:

Loan commitments
  Home equity                                                 $ 37,852
  Commercial real estate, construction and land development     81,461
  Commercial                                                    33,339
  Mortgage loans                                                32,988
  Lines of credit                                                  500
  Standby letters of credit                                      2,148
                                                              --------
          Total loan commitments                              $188,288
                                                              ========

17. OTHER ASSETS, OTHER LIABILITIES AND OTHER OPERATING EXPENSES

     Other assets and other liabilities at December 31, 2002 and 2001, consisted of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
OTHER ASSETS
Bank owned and other life insurance                           $ 9,793,208   $ 9,310,461
Receivables and prepaids                                        2,606,246     2,087,521
Deferred tax assets, net                                        1,969,983     4,017,697
Other                                                           3,587,992     4,038,657
                                                              -----------   -----------
     Total                                                    $17,957,429   $19,454,336
                                                              ===========   ===========
OTHER LIABILITIES
Payables and accrued expenses                                 $ 1,848,806   $ 1,558,353
Taxes payable                                                   2,746,494     1,179,942
Other                                                           1,869,619       425,581
                                                              -----------   -----------
     Total                                                    $ 6,464,919   $ 3,163,876
                                                              ===========   ===========

     Other expenses for the years ended December 31, 2002, 2001 and 2000, consisted of the following:

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2002         2001         2000
                                                              ----------   ----------   ----------
OTHER OPERATING EXPENSES
Other real estate, repossession and other losses, expenses
  and write-downs                                             $1,436,986   $  511,458   $  845,755
Stationery, printing and supplies                                770,129      766,834      760,830
Regulatory fees and assessments                                  796,623      333,390      439,959
Other operating expenses                                       4,217,935    4,288,445    4,321,635
                                                              ----------   ----------   ----------
     Total                                                    $7,221,673   $5,900,127   $6,368,179
                                                              ==========   ==========   ==========

     The increase in other real estate, repossession and other losses, expenses and write-downs in 2002 compared to 2001 and 2000 was primarily due to a single problem loan relationship workout, including a regulatory required charge-off of $781,000 on an asset acquired as additional collateral.

18. CONDENSED FINANCIAL INFORMATION OF FIDELITY NATIONAL CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2002          2001
                                                              ------------   -----------
ASSETS:
Cash                                                          $  2,524,026   $ 3,397,610
Land                                                               419,418       419,418
Investment in bank subsidiary                                   93,314,146    79,615,879
Investments in and amounts due from nonbank subsidiaries            80,441       357,484
Subordinated loans to subsidiaries                              11,010,000    10,000,000
Other assets                                                       920,828     1,444,149
                                                              ------------   -----------
     Total assets                                             $108,268,859   $95,234,540
                                                              ============   ===========
LIABILITIES:
Long-term debt                                                $ 35,500,000   $35,500,000
Other liabilities                                                1,601,837     1,071,119
                                                              ------------   -----------
     Total liabilities                                          37,101,837    36,571,119

SHAREHOLDERS' EQUITY:
Common stock                                                    40,334,910    39,816,731
Treasury stock                                                     (69,325)      (69,325)
  Accumulated other comprehensive gain (loss), net of tax        2,145,928      (210,698)
Retained earnings                                               28,755,509    19,126,713
                                                              ------------   -----------
     Total shareholders' equity                                 71,167,022    58,663,421
                                                              ------------   -----------
     Total liabilities and shareholders' equity               $108,268,859   $95,234,540
                                                              ============   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2002          2001          2000
                                                              -----------   -----------   -----------
INTEREST INCOME:
Deposits in bank                                              $    32,192   $   154,307   $   255,301
Subordinated loan to bank                                         850,000       850,000       850,000
                                                              -----------   -----------   -----------
  Total interest income                                           882,192     1,004,307     1,105,301

INTEREST EXPENSE - LONG-TERM DEBT                               3,572,126     3,572,126     2,692,953
                                                              -----------   -----------   -----------
NET INTEREST EXPENSE                                           (2,689,934)   (2,567,819)   (1,587,652)
NONINTEREST INCOME
Lease income                                                      120,000       120,000       120,000
Dividends from subsidiaries                                     3,680,000     3,600,000     3,175,555
Management fees                                                   257,400       319,500       270,000
Other                                                              32,433             -             -
                                                              -----------   -----------   -----------
  Total noninterest income                                      4,089,833     4,039,500     3,565,555

NONINTEREST EXPENSE                                               629,592       251,943       326,018
                                                              -----------   -----------   -----------
Income before income taxes and equity in undistributed
  income of subsidiaries                                          770,307     1,219,738     1,651,885
Income tax benefit                                              1,010,452       904,500       581,143
                                                              -----------   -----------   -----------
Income before equity in undistributed income of subsidiaries    1,780,759     2,124,238     2,233,028
Equity in undistributed income of subsidiary, continuing
  operations                                                    1,397,987      (522,019)      264,816
Discontinued operations                                         1,119,363       907,417     1,329,765
Net gain on disposal of discontinued operations                 7,097,249             -             -
                                                              -----------   -----------   -----------
NET INCOME                                                    $11,395,358   $ 2,509,636   $ 3,827,609
                                                              ===========   ===========   ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 2002          2001           2000
                                                              -----------   -----------   ------------
OPERATING ACTIVITIES:
Net income                                                    $11,395,358   $ 2,509,636   $  3,827,609
Equity in undistributed income of subsidiary, continuing
  operations                                                   (1,397,987)      522,019       (264,816)
Discontinued operations                                        (1,119,363)     (907,417)    (1,329,765)
Net gain on disposal of discontinued operations                (7,097,249)            -              -
Decrease (increase) in other assets                               523,324      (582,175)      (645,170)
Increase in other liabilities                                     530,718       359,413        688,684
                                                              -----------   -----------   ------------
  Net cash flows provided by operating activities               2,834,801     1,901,476      2,276,542
INVESTING ACTIVITIES:
Net increase in loans to and investment in subsidiaries        (2,460,000)   (4,465,000)   (14,500,000)
                                                              -----------   -----------   ------------
  Net cash flows used in investing activities                  (2,460,000)   (4,465,000)   (14,500,000)
FINANCING ACTIVITIES:
Repayment of long-term-debt                                             -             -       (600,000)
Issuance of Trust Preferred Securities                                  -             -     20,500,000
Issuance of Common Stock                                          518,179             -         26,777
Dividends paid                                                 (1,323,787)   (1,756,332)    (1,779,924)
Dividends declared - not paid                                    (442,777)            -              -
                                                              -----------   -----------   ------------
  Net cash flows (used in) provided by financing activities    (1,248,385)   (1,756,332)    18,146,853
                                                              -----------   -----------   ------------
  Net (decrease) increase in cash                                (873,584)   (4,319,856)     5,923,395
Cash, beginning of year                                         3,397,610     7,717,466      1,794,071
                                                              -----------   -----------   ------------
Cash, end of year                                             $ 2,524,026   $ 3,397,610   $  7,717,466
                                                              ===========   ===========   ============

                         FIDELITY NATIONAL CORPORATION
                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS

3490 Piedmont Rd.
Suite 1550
Atlanta, GA  30305
(404) 639-6500

MAILING ADDRESS

P. O. Box 105075
Atlanta, GA  30348-5075

WEBSITE

www.fidelitynational.com

FIDELITY NATIONAL BANK

3490 Piedmont Rd.
 Suite 1550
Atlanta, GA  30305
(404) 639-6500

FIDELITY NATIONAL CAPITAL INVESTORS, INC.

3 Corporate Square
7th Floor
Atlanta, GA  30329
(404) 639-6767
(800) 934-3624

SENIOR MANAGEMENT

JAMES B. MILLER, JR.
Chairman, President and CEO

LARRY D. PETERSON
President and CEO, FNB
Vice President, FNC

M. HOWARD GRIFFITH, JR.
Chief Financial Officer

H. PALMER PROCTOR, JR.
Senior Vice President, FNB
Vice President, FNC

DAVID BUCHANAN
Senior Vice President, FNB
Vice President, FNC

AUDITORS

Ernst & Young LLP
600 Peachtree St.
Suite 2800
Atlanta, GA  30308-2215

ATTORNEYS

Kilpatrick & Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, GA  30309-4530

Nelson, Mullins, Riley &
Scarborough, L.L.P.
First Union Plaza, Suite 1400
999 Peachtree Street, N.E.
Atlanta, GA 30309

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

ANNUAL MEETING

The annual meeting of shareholders will be held on Thursday, April 24, 2003, at three p.m. in the Board Room of the Company in Suite 1550 at 3490 Piedmont Road, Atlanta, GA.

                         FIDELITY NATIONAL CORPORATION
                              BOARDS OF DIRECTORS



                         [PHOTO OF JAMES B. MILLER JR.]

                              James B. Miller, Jr.
                                    Chairman

                           [PHOTO OF DAVID R. BOCKEL]
                                 David R. Bockel

                         [PHOTO OF DR. EDWARD G. BOWEN]
                               Dr. Edward G. Bowen

                            [PHOTO OF KEVIN S. KING]
                                  Kevin S. King


                          [PHOTO OF LARRY D. PETERSON]
                               Larry D. Peterson

                          [PHOTO OF ROBERT J. RUTLAND]
                               Robert J. Rutland
                                     Founder

                        [PHOTO OF W. CLYDE SHEPHERD, III]
                             W. Clyde Shepherd, III

                        [PHOTO OF RANKIN M. SMITH, JR.]
                              Rankin M. Smith, Jr.


FIDELITY NATIONAL CORPORATION

JAMES B. MILLER, JR.
Chairman, President and CEO,
Fidelity National Corporation;
Chairman, Fidelity National Bank and
Fidelity National Capital Investors, Inc.
Director of Interface, Inc. and American
Software

DAVID R. BOCKEL
President, Bockel & Company
Commanding General, 90th Regional
Support Command, U.S. Army Reserve

DR. EDWARD G. BOWEN
Retired, Gynecologist and Obstetrician
Duke University Board of Trustees

KEVIN S. KING
Atlanta Attorney

LARRY D. PETERSON
President and CEO
Fidelity National Bank

ROBERT J. RUTLAND, Founder
Chairman, Allied Holdings, Inc.

W. CLYDE SHEPHERD, III
President, Plant Improvement Co., Inc.
Vice President and Secretary,
Toco Hill, Inc.

RANKIN M. SMITH, JR.
Owner and Manager,
Seminole Plantation

DIRECTORS EMERITI
James W. Anderson, Jr . Founder
W. Clyde Shepherd, Jr. Founder


FIDELITY NATIONAL BANK

James B. Miller, Jr., Chairman
David R. Bockel
Dr. Edward G. Bowen
Kevin S. King
Larry D. Peterson
Robert J. Rutland Founder
W. Clyde Shepherd, III
Rankin M. Smith, Jr.
DIRECTORS EMERITI
James W. Anderson, Jr. Founder
W. Clyde Shepherd, Jr. Founder

FIDELITY NATIONAL CAPITAL INVESTORS, INC.

James B. Miller, Jr., Chairman
Sharon R. Denney
Amelia James
W. Clyde Shepherd, III
B. Jefferson Russell
Chetan Boal

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

NORTHLAKE
2255 Northlake Pkwy.
Tucker, GA 30084
(770) 491-7770

PEACHTREE CENTER
235 Peachtree St., N.E.
Atlanta, GA 30303
(404) 524-1171

PEACHTREE CORNERS
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(770) 448-0554

PERIMETER CENTER
2 Perimeter Center East
Atlanta, GA 30346
(770) 551-8662

PERIMETER WEST
135 Perimeter Center West
Atlanta, GA 30346
(770) 351-9038

RIVER EXCHANGE
2080 Riverside Pkwy.
Lawrenceville, GA 30043
(770) 338-4031

ROSWELL
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797

SANDY SPRINGS
225 Sandy Springs Circle
Sandy Springs, GA 30328
(404) 252-3602

SOUTHLAKE
1267 Southlake Circle
Morrow, GA 30260
(770) 961-9040

TERRELL MILL
1642 Powers Ferry Rd., S.E.
Suite 230
Marietta, GA 30067
(770) 952-0212

TOCO HILLS
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595

VININGS
3020 Paces Ferry Rd.
Suite 150
Atlanta, GA 30339
(770) 434-7800

FIDELITY DIRECT
Telephone Banking
(404) 248-LION
(888) 248-LION outside Atlanta

MORTGAGE SERVICES

ATLANTA
3 Corporate Square
Suite 700
Atlanta, GA 30329
(800) 876-0543

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000

1857 Wells Road
Suite 226
Orange Park, FL  32073
(904) 215-7755

INVESTMENT BROKERAGE

ATLANTA
3 Corporate Square
7th Floor
Atlanta, GA  30329
(404) 639-6767
(800) 934-3624

INDIRECT AUTOMOBILE AND
RESIDENTIAL CONSTRUCTION
LOAN PRODUCTION OFFICE

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000

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

or e-mail:

    www.FidelityNational.com

MARKET PRICES - COMMON STOCK

2002                                       HIGH             LOW
FOURTH QUARTER                            $10.45           $8.00
THIRD QUARTER                              10.50            7.82
SECOND QUARTER                             11.05            8.98
FIRST QUARTER                               9.25            7.15

2001                                       High             Low
Fourth Quarter                            $7.68            $6.01
Third Quarter                              7.75             5.70
Second Quarter                             7.30             5.28
First Quarter                              6.38             4.89

As of March 7, 2003, there were approximately 750 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity's Common Stock were held by brokers, dealers and their nominees.

DIVIDEND REINVESTMENT PLAN

The Fidelity National Corporation Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase additional shares of stock.

The Plan allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity stock for a minimum of $100 up to $50,000 per quarter and $100,000 per year.

For more information, contact the Bank of New York at 1-800-524-4458.

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

E-Mail Address:

    Shareowner-svcs@bankofny.com

The Bank of New York's
Stock Transfer Website:

    http://www.stockbny.com

Send Certificates for Transfer
and Address Changes to:

    Receive and Deliver Dept.
    P.O. Box 11002
    Church Street Station
    New York, NY  10286

MARKET MAKERS

Raymond, James & Associates
Sandler O'Neill & Partners
The Robinson Humphrey Co.
Trident Securities, Inc.
Alternate Display Facility
AnPac Securities Group, Inc.
Cincinnati Stock Exchange
First Tennessee Securities Cor.
Goldman, Sachs & Co.
Keefe, Bruyette & Woods, Inc.
Knight Securities L. P.
Sterne, Agee & Leach
Wiley Brothers, Inc.

                                 [GRAPHIC LOGO]

                         FIDELITY NATIONAL CORPORATION
                            www.fidelitynational.com