Form 10-K, Exhibit 13
period 2003-12-31
FIDELITY SOUTHERN CORP
filed 2004-03-23
CIK 822662

                                     TRUST

                                    LOYALTY

                                    COURAGE

                                   INTEGRITY

                                    STRENGTH


                                      2003
[PHOTO OF SIGN]                  Annual Report                  [PHOTO OF LION]


       [FIDELITY SOUTHERN CORPORATION LOGO] FIDELITY SOUTHERN CORPORATION

ABOUT THE COMPANY


WE ARE:

Atlanta's Community Bank


OUR VISION:

To Be the Number One Community Bank with the Best Customer Service in Town.


OUR MISSION:

Fidelity's mission is to manage growth and risk to ensure predictability of earnings and quality customer service through a management process of strong internal controls and accountability.


[FIDELITY SOUTHERN CORPORATION LOGO] Fidelity Southern Corporation ("Fidelity"),
                                     a Georgia corporation incorporated on
                                     August 3, 1979, is registered as a bank
                                     holding company under the Bank Holding
                                     Company Act of 1956, as amended.

Through its wholly-owned subsidiary, Fidelity Bank ("the Bank"), Fidelity provides a wide range of personal and corporate financial services, including mortgage banking, traditional deposit and credit services, and has a growing customer base.

Fidelity Bank, which became a state bank on May 9, 2003, originally opened on February 10, 1974. The Bank has 19 full-service branches and two indirect automobile loan offices in Georgia and a residential construction lending and indirect automobile loan office in Florida. The Bank has two mortgage origination offices in Georgia and two in Florida.

As of December 31, 2003, Fidelity had total assets and shareholders' equity of $1.1 billion and $71 million, respectively.

Fidelity is an equal opportunity employer and had 332 full-time equivalent employees at December 31, 2003. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, a 401(k) retirement plan, a flexible spending plan for child care and out-of-pocket medical expenses, and a stock purchase plan.

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Financial Highlights.........................................................  2
Chairman's Letter............................................................  3
Consolidated Balance Sheets.................................................. 11
Consolidated Statements of Income............................................ 12
Selected Financial Data...................................................... 13
Corporate and Shareholder Information........................................ 14
Boards of Directors.......................................................... 15
Affiliate Information........................................................ 16


                                              Fidelity Southern Corporation -- 1

FINANCIAL HIGHLIGHTS

                                                  YEARS ENDED DECEMBER 31,
                                             -----------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)    2003          2002      % CHANGE
                                             ----------    ----------   --------
Income from Continuing Operations            $    3,753    $    3,179     18.1%
Net Income                                        3,831        11,395    (66.4)
PER SHARE COMMON DATA
Income from Continuing Operations
  Basic Earnings                             $      .42    $      .36     16.7%
  Diluted Earnings                                  .42           .36     16.7
Net Income
  Basic Earnings                                    .43          1.29    (66.7)
  Diluted Earnings                                  .43          1.28    (66.4)
Cash Dividends Declared - Common                    .20           .20       --
Bank Value                                         8.01          7.99       .3
Year-end Price                                    13.25          9.98     32.8
Average Common Shares Outstanding             8,865,059     8,832,309       .4

YEAR-END BALANCE SHEET DATA
Assets                                       $1,091,919    $1,065,727      2.5%
Securities Available-for-Sale                   145,280       110,866     31.0
Securities Held-to-Maturity                      45,749         8,888    414.7
Total Loans                                     833,029       789,401      5.5
Earning Assets                                1,043,543     1,003,950      3.9
Total Deposits                                  887,979       906,095     (2.0)
Shareholders' Equity                             71,126        70,774       .5
Common Shares Outstanding                     8,877,847     8,855,532       .3

FINANCIAL RATIOS(1)
Return on Average Assets                            .36%          .34%
Return on Average Common
  Shareholders' Equity                             5.29          5.10
Net Interest Margin                                3.35          3.43
Net Charge-offs to Average Loans                    .54           .38
Allowance as % of Loans                            1.25          1.25
Allowance to Nonperforming Loans/Repos             3.14x         2.03x
Allowance to Nonperforming Assets                  2.42          1.29
Nonperforming Assets to Total Loans
  and Repossessions                                 .49%          .92%
Dividend Payout on Common Shares                  47.27         55.57

BASIC EARNINGS
PER COMMON SHARE(1)
(in dollars)

'99            .14
'00            .28
'01            .18
'02            .36
'03            .42

DIVIDENDS PER COMMON SHARE
(in dollars)

'99            .16
'00            .20
'01            .20
'02            .20
'03            .20

BOOK VALUE PER COMMON SHARE
(in dollars)

'99           6.18
'00           6.56
'01           6.64
'02           7.99
'03           8.01

RETURN ON
AVERAGE COMMON EQUITY(1)
(%)

'99            3.32
'00            4.32
'01            2.76
'02            5.10
'03            5.29

(1) from continuing operations

AVERAGE EARNING ASSETS
($ in millions)

'99            630
'00            766
'01            833
'02            883
'03            986

AVERAGE TOTAL LOANS
($ in millions)

'99            532
'00            676
'01            715
'02            757
'03            831


Fidelity Southern Corporation - 2

LETTER FROM THE CHAIRMAN


[PHOTO OF JAMES B. MILLER, JR.]

James B. Miller, Jr.
Chairman



To our Shareholders:

- The year 2003 was exceptionally good for Fidelity Southern Corporation and for our shareholders.

- It was a year in which regulatory issues were resolved, a highly successful brand awareness advertising campaign was conducted, and Fidelity began a new growth era.

- Fidelity's progress and performance were good and improving, as measured by the increased profits from continuing operations, the growth of capital while reducing costs, and the strengthening of the management team and sales force.

LETTER FROM THE CHAIRMAN (continued...)


  This past year was a watershed year for your company. There was a change of attitude, objectives, and leadership in several areas. Because of a renewed agreement about Fidelity's future, I look forward to 2004, our 30th year, with excitement and optimism. Fidelity's 2004 earnings should increase by better than 50%. This earnings growth will come from a significant increase in net interest income, continued maintenance of strong loan quality, improvements in noninterest income, and a continued emphasis on cost containment.

  Fidelity's earning performance continued to improve. Income from continuing operations for the year ended December 31, 2003, was $3,753,000 compared to $3,179,000 for 2002, an 18.1% increase. Basis and fully diluted earnings per share from continuing operations for the year ended December 31, 2003, were $.42 compared to $.36 in 2002. Income from continuing operations for 2002 benefited from a $2.3 million after-tax gain related to the sale of merchant services activities. Excluding this gain, income from continuing operations increased 131.2% in 2003. The improvements in income from continuing operations came primarily from increases in net interest income and effective expense control.

                                                       '99       '00       '01       '02       '03
INCOME FROM CONTINUING OPERATIONS ($ in thousands)     1,644     2,432     1,602     3,179     3,753

                                                       '99       '00       '01       '02       '03
NET INTEREST INCOME ($ in millions)                    25.6      27.7      24.3      30.2      32.9

                                                       '99       '00       '01       '02       '03
NONINTEREST EXPENSE ($ in millions)                    37.1      38.0      40.3      38.5      36.6

  A significant event occurred on May 9, 2003, when Fidelity National Bank became a Georgia state bank and changed its name to Fidelity Bank. This change was made possible by demonstrating that prior regulatory issues had been effectively addressed and resolved. The conversion to a state bank was made because Fidelity's Board of Directors felt state banking regulatory oversight was a better fit with Fidelity Bank's community bank focus. Additionally, Fidelity National Corporation changed its name to Fidelity Southern Corporation.


Fidelity Southern Corporation >> 4

     Over the past several years, we have increased shareholder value by increasing capital, reducing risk, and strengthening the management team, while positioning the company for growth and increased profitability. We have focused on those aspects of banking which we know best, manage best, and see as businesses we can profitably grow. This has been recognized in the market as Fidelity's total shareholder return since December 31, 2000, with dividends reinvested, has outperformed the cumulative total return of the NASDAQ Bank index, the S&P 500, and the NASDAQ total U.S. index. Since December 31, 2000, the Fidelity stock price has grown from $5.00 to $13.25 at December 31, 2003. Looking further back to December 31, 1998, our stock growth has matched the NASDAQ bank index and far exceeded the S&P 500.

     THE CORE OF FIDELITY'S STRATEGIC PLAN IS THE FOCUS ON SHAREHOLDER VALUE. The 2004-2006 Strategic Plan is being achieved because the management team is working with dedication and passion to provide competitive products and services to customers. This plan will provide shareholders with strong earnings growth and greater value while maintaining an appropriate risk profile and strong internal controls.

[LEVERAGE CAPITAL RATIO GRAPH]

[PRICE PER SHARE GRAPH]

[TOTAL RETURN PERFORMANCE GRAPH]

                                                Fidelity Southern Corporation  5

LETTER FROM THE CHAIRMAN (continued...)

     Even with the previous regulatory constraints on growth and other activities, total loans, excluding credit card loans, grew at a five-year compound average rate of 14.1% to $833 million at December 31, 2003. This speaks to the dynamics of the Atlanta market and the strength of our team. Meanwhile, loan quality as measured by nonperforming assets to total assets has improved significantly since 2000. We now see a clear improvement in the business climate. Indirect automobile, commercial, construction, and retail lending benefited from this improvement in the fourth quarter of 2003. There is positive momentum as we enter 2004. The challenge now is to execute, and we will.

[GRAPH: TOTAL ASSETS - YEAR END]

[GRAPH: TOTAL LOANS - YEAR END]

[GRAPH: NONPERFORMING ASSET TO TOTAL ASSETS]

     INDIRECT AUTOMOBILE LENDING HAS BEEN A STRONG AREA FOR THE COMPANY. This portfolio includes both consumer and commercial indirect automobile loans. Total indirect automobile loans, including loans held-for-sale, experienced a FIVE-YEAR AVERAGE COMPOUND GROWTH RATE OF 19.9%, reaching a total of $444 million at December 31, 2003. Including loans held-for-sale at December 31, 2003, indirect loans comprised 53.3% of the company's total loan portfolio.

[GRAPH: TOTAL INDIRECT AUTOMOBILE LOANS]

     The indirect automobile loans held-for-sale are sold to third parties. Since becoming an indirect automobile lender in 1993, Fidelity has sold $1.1 billion in indirect automobile loans, primarily with servicing retained. During 2003, the company produced $336 million in indirect automobile loans while profitably selling $76 million, all with servicing retained. This process contributes significantly to Fidelity's noninterest income. At December 31, 2003, Fidelity was servicing $185 million of indirect automobile loans sold to others.


Fidelity Southern Corporation  6

     During 2003, noninterest income from indirect lending activities declined as Fidelity retained a higher-than-normal percentage of its indirect loan production. This was done to employ a portion of the proceeds from the year-end 2002 divestiture of our credit card line of business.


Indirect Automobile Net Charge-Offs/Indirect Loans(1)(%)
[LINE GRAPH]

     Fidelity's indirect loan program has been a major contributor to the company's improving asset quality. During 2003, net charge-offs on this portfolio as a percentage of loans outstanding were approximately .65%. This percentage is significantly below industry norms.

     To further support Fidelity's indirect lending activities, WE OPENED A NEW INDIRECT LOAN PRODUCTION OFFICE IN ATLANTA IN EARLY 2004. This office was staffed with a team of three experienced loan production officers and one support person, all of whom were recently hired to further strengthen the indirect lending management and production team.

     During the coming year, there will be a balanced emphasis on growing the core bank, including commercial loans, retail loans, and construction lending, while continuing to expand the company's profitable indirect lending niche.


Commercial Loans
[LINE GRAPH]


     THE COMMERCIAL BANKING FUNCTION IS A KEY TO OUR STRATEGIC PLAN FOCUS on growing the core community bank. Fidelity provides commercial, small business, and new business borrowers with a wide range of loan products, sophisticated cash management services, and internet based services. The five-year average compound growth rate for commercial loans, excluding indirect automobile commercial loans, through December 31, 2003, is 8.24%.

     The new leadership for commercial banking has expanded the staff with experienced lenders, reorganized Fidelity's Small Business Administration ("SBA") lending, and restructured the management processes. The effects of the new commercial banking structure are reflected by the reduction in the level of commercial loan related nonperforming assets. During 2003, commercial loan net charge-offs were $1.3 million, primarily due to two relationships.

[PICTURE FIDELITY BANK SIGN]



                                              Fidelity Southern Corporation >> 7

LETTER FROM THE CHAIRMAN (CONTINUED...)

     RESIDENTIAL CONSTRUCTION LENDING, another key element of Fidelity's strategy to grow the core bank, experienced significant success during the past five years. THE FIVE-YEAR COMPOUND AVERAGE GROWTH RATE FOR CONSTRUCTION LOANS THROUGH DECEMBER 31, 2003, IS 18.1%. Balances grew to $145 million. During that time, Fidelity had an insignificant amount of net charge-offs from construction lending activities.

     As was true commercial loans, construction loans began showing significant growth toward the end of 2003. In fact, Fidelity recorded its highest ever level of new loan production in construction lending during October 2003. After declining slightly at the beginning of 2003, construction loans continued to grow year over year due to the 6.5% growth realized from July 1st to December 31st, 2003.

[COMMERCIAL LOAN NET CHARGE-OFFS/AVERAGE COMMERCIAL LOAN NONPERFORMING ASSETS(%) GRAPHIC]


     MORTGAGE LOAN ORIGINATIONS, after several years of strong production driven by steadily declining interest rates, declined in the third quarter of 2003 to their lowest levels in many years. As a result, income from mortgage banking activities dropped in the second half of 2003. We analyzed our mortgage lending business model and concluded we wanted to be a strong mortgage lender. A new leader was promoted to manage the mortgage function. He has restructured the management process, refocused on the purchase mortgage business and on plans to market share.

[CONSTRUCTION LOANS ($ IN MILLIONS) GRAPHIC]


     THE BRANCH NETWORK IS OUR MOST VISIBLE SOURCE OF STRENGTH. During 2003, a new leader was brought in to help execute that component of the Strategic Plan. Fidelity began reenergizing its strong branch network by launching an aggressive multi-media brand awareness advertising campaign in July. This campaign differentiated Fidelity Bank from the competition by emphasizing its community focus of responding to individual needs. The highly successful campaign featured outdoor, radio, and local newspaper and magazine advertisements. As a symbol of the customer service and hospitality that Fidelity Bank offers its customers, all of the branches began baking fresh cookies on site. The "cookie" was


[GRAPHIC]


Fidelity Southern Corporation -- 8

[FIDELITY BANK PHOTO]

featured in the outdoor and radio campaigns as well. The campaign provided a boost to Fidelity's current customer base by bringing to the branches additional customers who opened new accounts. Fidelity will focus on specific product and product delivery campaigns during 2004.

     Since the founding of your company, your Board of Directors has stressed strong internal controls and emphasized operating by the "Golden Rule." One of the biggest issues facing all public companies during the past two years has been the increased government and regulatory focus on corporate governance. Fidelity strongly supports efforts to improve corporate integrity. Each year we review our policies and procedures, as well as conduct internal reviews and tests, to determine that we are doing everything possible to ensure the integrity of our financial statements and that we provide proper and complete disclosure of all material information to shareholders.

     Atlanta is a highly competitive market place. We feel that we have built the proper foundation with a strong management team, systems, controls, and products to compete with and succeed against both our community bank competitors and the largest financial services companies.

     We are sincerely thankful for the dedication of our employees as they put our customers' needs first - year in and year out. We appreciate their teamwork, support, energy, and guidance, all of which help to make Fidelity a success. We are also most appreciative of the support that we receive year round from our customers, our best sales agents. And, of course, we are appreciative of you our shareholders for your continued support of and belief in Fidelity.

     The culture of Fidelity is remarkably demonstrated by Jim Anderson and his influence on your company. He was a living example of integrity, honesty, and concern for others. He died in his 92nd year, but his example lives on.

Sincerely,


-s- Jim Miller

James B. Miller, Jr.
Chairman

January 14, 2004


                                              Fidelity Southern Corporation >> 9

IN MEMORIAM


         JIM ANDERSON, a founding member and a director of Fidelity Bank since before the Bank opened in 1974, passed away on Sunday, September 28th.

         MR. ANDERSON served as a director until 1998,         [PHOTO]
when he was elected Director Emeritus. He served on the Bank, Corporation, and Mortgage Boards as well as the Audit, Security, and CRA Committees.

         JIM ANDERSON, the 1990 recipient of the          JAMES W. ANDERSON, JR.
Scott Candler "Mr. DeKalb" Citizenship Award,                  1911-2003
exemplified citizenship and integrity in his service to DeKalb County and its citizens.

         Of his many accomplishments, JIM ANDERSON was proudest of his 67-year marriage, two children - daughter Mary, a noted rehabilitation specialist, and son Bill, a country music star and member of the Grand Ole Opry and his five grandchildren.

         JIM MILLER said, "JIM ANDERSON changed my life for the better in 1977, when he hired me to run Fidelity. And then he did his best to keep me on track and to support me and the company over the years that followed." JIM ANDERSON was an integral member of the Fidelity family. His presence will be missed.



REPORT OF INDEPENDENT AUDITORS


[ERNST & YOUNG LOGO]

The Board of Directors and Shareholders
Fidelity Southern Corporation

         We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheets of Fidelity Southern Corporation and subsidiaries at December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003, (not presented separately herein) and in our report dated January 14, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

January 14, 2004                                    /s/ Ernst & Young LLP
Atlanta, Georgia


Fidelity Southern Corporation -- 10

CONSOLIDATED BALANCE SHEETS


(Dollars in Thousands)                                                            December 31,
                                                                            -------------------------
                                                                               2003          2002
                                                                            ----------     ----------
ASSETS
Cash and due from banks                                                     $   20,529     $   32,144
Interest-bearing deposits with banks                                               921         25,339
Federal funds sold                                                              18,566         69,455
Investment securities available-for-sale (amortized cost of $144,860 and
  $107,615 at December 31, 2003 and 2002, respectively)                        145,280        110,866
Investment securities held-to-maturity (approximate fair value of
  $46,010 and $9,086 at December 31, 2003 and 2002, respectively)               45,749          8,888
Loans held-for-sale                                                             37,291         35,467
Loans                                                                          795,738        753,935
Allowance for loan losses                                                       (9,920)        (9,404)
                                                                            ----------     ----------
Loans, net                                                                     785,818        744,531
Premises and equipment, net                                                     13,916         14,744
Other real estate                                                                  938          2,629
Net liabilities of discontinued operations                                          --         (1,189)
Accrued interest receivable                                                      4,897          4,896
Other assets                                                                    18,014         17,957
                                                                            ----------     ----------
      Total assets                                                          $1,091,919     $1,065,727
                                                                            ==========     ==========


LIABILITIES
Deposits
  Noninterest-bearing demand deposits                                       $  111,500     $  114,035
  Interest-bearing deposits:
    Demand and money market                                                    169,357        157,652
    Savings                                                                    130,992        105,810
    Time deposits, $100,000 and over                                           159,223        177,423
    Other time deposits                                                        316,907        351,175
                                                                            ----------     ----------
      Total deposits                                                           887,979        906,095
Federal Home Loan Bank short-term borrowings                                    24,500             --
Other short-term borrowings                                                     23,396         17,326
Trust preferred securities                                                      35,500         20,500
Other long-term debt                                                            45,425         40,508
Accrued interest payable                                                         2,786          4,301
Other liabilities                                                                1,207          6,223
                                                                            ----------     ----------
      Total liabilities                                                      1,020,793        994,953

SHAREHOLDERS' EQUITY
Common Stock, no par value. Authorized 50,000,000; issued 8,888,939 and 8,866,624; outstanding 8,877,847 and 8,855,532 in 2003 and
  2002, respectively                                                            40,516         40,335
Treasury stock                                                                     (69)           (69)
Accumulated other comprehensive gain, net of tax                                   259          2,146
Retained earnings                                                               30,420         28,362
                                                                            ----------     ----------
    Total shareholders' equity                                                  71,126         70,774
                                                                            ----------     ----------
    Total liabilities and shareholders' equity                              $1,091,919     $1,065,727
                                                                            ==========     ==========



                                            Fidelity Southern Corporation -- 11

CONSOLIDATED STATEMENTS OF INCOME


(Dollars in Thousands)                                                 December 31,
                                                       -----------------------------------------------
                                                         2003                2002                 2001
                                                        ------              ------               ------
INTEREST INCOME:
Loans, including fees                                   $  49,913          $  51,533            $  57,221
Investment securities                                       6,610              5,861                5,685
Federal funds sold                                            155                323                  996
Deposits with other banks                                      40                 67                   23
                                                        ---------           ---------           ---------
     Total interest income                                 56,718             57,784               63,925

INTEREST EXPENSE:
Deposits                                                   18,817             22,106               33,801
Short-term borrowings                                       1,307              1,096                1,248
Trust preferred securities                                  2,614              2,067                2,019
Other long-term debt                                        1,100              2,270                2,516
                                                        ---------           ---------           ---------
     Total interest expense                                23,838             27,539               39,584
NET INTEREST INCOME                                        32,880             30,245               24,341
Provision for loan losses                                   4,750              6,668                2,007
                                                        ---------           ---------           ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        28,130             23,577               22,334

NONINTEREST INCOME:
Service charges on deposit accounts                         4,989              4,919                4,013
Merchant activities                                             -              5,072                3,134
Mortgage banking activities                                 2,808              2,552                2,810
Brokerage activities                                          437                722                1,229
Indirect lending activities                                 2,574              2,945                4,371
Securities gains, net                                         331                300                  600
Other operating income                                      2,428              2,940                3,923
                                                        ---------           ---------           ---------
     Total noninterest income                              13,567             19,450               20,080

NONINTEREST EXPENSE:
Salaries and employee benefits                             18,755             18,043               17,717
Furniture and equipment                                     2,756              3,013                3,076
Net occupancy                                               3,891              3,442                3,733
Merchant processing                                             -              1,161                2,224
Communication expenses                                      1,433              1,485                1,783
Professional and other services                             3,043              4,109                5,822
Other operating expenses                                    6,724              7,222                5,900
                                                        ---------           ---------           ---------
     Total noninterest expense                             36,602             38,475               40,255
                                                        ---------           ---------           ---------
Income from continuing operations before income
  tax expense                                               5,095              4,552                2,159
Income tax expense                                          1,342              1,373                  556
                                                        ---------           ---------           ---------
Income from continuing operations                           3,753              3,179                1,603

DISCONTINUED OPERATIONS:
Income from discontinued operations after taxes                78              1,119                  907
Net gain on disposal after taxes                                -              7,097                    -
                                                        ---------           ---------           ---------
Income from discontinued operations (net of
 income taxes of $37, $4,914 and $556, respectively)           78              8,216                  907
                                                        ---------           ---------           ---------
NET INCOME                                              $   3,831           $ 11,395            $   2,510
                                                        =========           =========           =========

EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
BASIC EARNINGS PER SHARE                                $    0.42           $   0.36            $    0.18
                                                        =========           =========            =========
DILUTED EARNINGS PER SHARE                              $    0.42           $   0.36            $    0.18
                                                        =========           =========            =========
EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE                                $    0.43           $   1.29            $    0.29
                                                        =========           =========            =========
DILUTED EARNINGS PER SHARE                              $    0.43           $   1.28            $    0.29
                                                        =========           =========            =========
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC             8,865,059           8,832,309            8,781,628
                                                        =========           =========            =========
WEIGHTED AVERAGE SHARES OUTSTANDING - FULLY DILUTED     8,966,419           8,878,186            8,782,235
                                                        =========           =========            =========


Fidelity Southern Corporation - 12

SELECTED FINANCIAL DATA


                                                                                          DECEMBER 31,
                                                          ----------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                 2003           2002           2001           2000           1999
FOR THE YEAR ENDED:                                       ----------     ----------     ----------     ----------     ----------
Interest income                                           $   56,718     $   57,784     $   63,925     $   65,066     $   51,956
Net interest income                                           32,880         30,245         24,341         27,692         25,644
Provision for loan losses                                      4,750          6,668          2,007          3,301          3,924
Noninterest income, including securities gains                13,567         19,450         20,080         17,150         17,711
Securities gains, net                                            331            300            600             --              6
Noninterest expense                                           36,602         38,475         40,255         38,036         37,108
Income from continuing operations                              3,753          3,179          1,603          2,432          1,644
Income from discontinued operations                               78          8,216            907          1,330          3,165
Net Income                                                     3,831         11,395          2,510          3,762          4,809
Dividends declared -- common                                   1,774          1,767          1,756          1,757          1,329
Dividends declared -- preferred                                   --             --             --             --            516

PER SHARE DATA:
Income from continuing operations:
  Basic earnings                                          $      .42     $      .36     $      .18     $      .28     $      .14
  Diluted earnings                                               .42            .36            .18            .28            .14
Net Income:
  Basic earnings                                                 .43           1.29            .29            .43            .52
  Diluted earnings                                               .43           1.28            .29            .43            .52
Book value                                                      8.01           7.99           6.64           6.56           6.18
Dividends declared                                               .20            .20            .20            .20            .16
Dividend payout ratio                                          47.27%         55.57%        109.62%         72.22%        112.22%
Average common shares outstanding                          8,865,059      8,832,309      8,781,628      8,781,375      8,277,496

PROFITABILITY RATIOS:
Return on average assets                                         .36%           .34%           .18%           .30%           .24%
Return on average shareholders' equity                          5.29           5.10           2.76           4.32           3.02
Return on average common equity                                 5.29           5.10           2.76           4.32           3.32
Net interest margin                                             3.35           3.43           2.93           3.63           4.08
Efficiency ratio                                               78.80          77.42          90.62         84.70           85.46

ASSET QUALITY RATIOS:
Net charge-offs to average loans                                 .54%           .38%           .41%           .39%           .57%
Allowance to period-end loans                                   1.25           1.25            .82            .91            .95
Nonperforming assets to total loans & repossessions              .49            .92           1.18           1.27            .59
Allowance to nonperforming loans & repossessions                3.14x          2.03x          1.32x           .91x          1.93x
Allowance to nonperforming assets                               2.42           1.29            .64            .70           1.45

LIQUIDITY RATIOS:
Total loans to total deposits                                  93.81%         87.12%         87.65%         86.40%         86.57%
Net loans to total deposits                                    89.61          83.21          80.38          83.57          77.50
Average total loans to average earning assets                  84.26          85.78          85.89          88.19          84.55

CAPITAL RATIOS:
Leverage                                                        9.03%          8.42%          8.08%          8.09%          6.45%
Risk-based capital
  Tier 1                                                       10.33          10.38           9.05           9.46           7.38
  Total                                                        12.74          12.55          11.72          12.69          10.65
Average equity to average assets                                6.86           6.16           5.94           6.15           6.93

BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                                    $1,091,919     $1,065,727     $  993,412     $  947,344     $  881,950
Earning assets                                             1,043,543      1,003,950        841,907        793,168        719,169
Total loans                                                  833,029        789,402        717,088        691,632        621,947
Total deposits                                               887,979        906,095        818,081        800,541        718,432
Long-term debt                                                80,925         61,008         67,334         49,500         29,600
Shareholders' equity                                          71,126         70,774         58,270         57,564         54,283

DAILY AVERAGE:
Assets, net of discontinued operations                    $1,034,527     $  937,452     $  891,176     $  824,063     $  687,063
Earning assets                                               986,485        882,947        832,530        766,124        629,742
Total loans                                                  831,243        757,430        715,099        675,674        532,426
Total deposits                                               865,182        845,619        814,477        757,623        658,657
Long-term debt                                                46,906         61,360         63,021         41,685         25,774
Shareholders' equity                                          70,967         62,317         58,038         56,317         54,426


                                             Fidelity Southern Corporation -- 13

CORPORATE AND SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
3490 Piedmont Rd.
Suite 1550
Atlanta, GA 30305
(404) 639-6500

MAILING ADDRESS
P.O. Box 105075
Atlanta, GA 30348

FIDELITY BANK
3490 Piedmont Rd.
Suite 1550
Atlanta, GA 30305
(404) 639-6500

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Ernst & Young LLP
Atlanta, GA

LEGAL COUNSEL
Nelson, Mullins, Riley & Scarbrough, LLP
Atlanta, GA

EQUAL OPPORTUNITY EMPLOYER
Fidelity Southern Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers, and all other personnel policies will continue to be free from all discriminatory practices.

ANNUAL REPORTS & FORM 10-K
Copies of Fidelity Southern Corporation's financial reports and form 10-K filed with the Securities and Exchange Commission and supplemental quarterly information are available on request or at www.fidelitysouthern.com.

ANNUAL MEETING
The annual meeting of shareholders will be held on Thursday, April 22, 2004, at three p.m. in Fidelity's Board Room, Suite 1550, at 3490 Piedmont Road, Atlanta, GA.

COMMON STOCK
Fidelity Southern Corporation's Common Stock is registered with the Securities and Exchange Commission. It is included in the Nasdaq National Market under the symbol "LION." It is listed in The Wall Street Journal under "FdltySo."

FINANCIAL INFORMATION
Analysts, investors, and others seeking financial information about the company should contact:
     Martha C. Fleming
     (404) 240-1504

or write:
     Fidelity Southern Corporation
     P.O. Box 105075
     Atlanta, GA 30348

OR VISIT FIDELITY SOUTHERN WEBSITE, WWW.FIDELITYSOUTHERN.COM, for information concerning Fidelity's products and services, news releases, financial information, and other material relating to Fidelity Southern Corporation.

MARKET PRICES - COMMON STOCK

     2003            HIGH      LOW
-------------       ------    -----
FOURTH QUARTER      $14.05    $12.35
THIRD QUARTER        13.55     11.20
SECOND QUARTER       12.08      8.85
FIRST QUARTER        10.40      8.60


     2002            High      Low
-------------       ------    -----
Fourth Quarter      $10.45    $ 8.00
Third Quarter        10.50      7.82
Second Quarter       11.05      8.98
First Quarter         9.25      7.15


As of March 5, 2004, there were approximately 350 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity's Common Stock were held by brokers, dealers and their nominees.

DIVIDEND REINVESTMENT PLAN
The Fidelity Southern Corporation Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase additional shares of stock.

The Plan allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity stock for a minimum of $100 up to $50,000 per quarter and $100,000 per year.

TRANSFER AGENT & REGISTRAR
Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact the company's transfer agent:
     The Bank of New York
     (800) 524-4458
     (610) 382-7833
     (Outside the U.S. may call collect)
     (888) 269-5221
     (TDD phone - Hearing Impaired)

Address Shareholder Inquiries to:
     Shareholder Relations Dept.
     P.O. Box 11258
     Church Street Station
     New York, NY 10286

E-Mail Address:
     Shareowners@bankofny.com

The Bank of New York's Stock Transfer Website, HTTP://WWW.STOCKBNY.COM

Send Certificates for Transfer and Address Changes to:
     Receive and Deliver Department
     P.O. Box 11002
     Church Street Station
     New York, NY 10286

This Annual Report includes forward-looking statements which are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons. Information and factors that could affect future financial results are included in Fidelity Southern Corporation's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


Fidelity Southern Corporation - 14

BOARDS OF DIRECTORS

                                                              FIDELITY SOUTHERN CORPORATION
                                                              FIDELITY BANK

                                                              JAMES B. MILLER, JR.               KEVIN S. KING
[JAMES B. MILLER, JR. PHOTO]  [DAVID R. BOCKEL PHOTO]         Chairman, President and CEO        Attorney
                                                                Fidelity Southern Corporation
                                                                Fidelity Bank                    ROBERT J. RUTLAND, Founder
James B. Miller, Jr.          David R. Bockel                 Director                           Chairman
     Chairman                                                   Interface, Inc.                    Allied Holdings, Inc.
                                                                American Software
                                                                                               W. CLYDE SHEPHERD, III
                                                              DAVID R. BOCKEL                    President
[EDWARD G. BOWEN, M.D. PHOTO] [KEVIN S. KING PHOTO]           Director of Army Affairs             Plant Improvement Co., Inc.
                                                                Reserve Officers Association     Vice President and Secretary
                                                                of United States,                  Toco Hill, Inc.
Edward G. Bowen, M.D.         Kevin S. King                     Washington, D.C.
                                                                                                 RANKIN M. SMITH, JR.
                                                              EDWARD G. BOWEN, M.D.              Owner and Manager
                                                              Retired                             Seminole Plantation
                                                                Gynecologist and
                                                                 Obstetrician
[ROBERT J. RUTLAND PHOTO]     [W. CLYDE SHEPHERD, III PHOTO]  Board Member
                                                                Duke University Board of         DIRECTOR EMERITUS
                                                                 Trustees
Robert J. Rutland             W. Clyde Shepherd, III                                             [W. CLYDE SHEPHERD, JR. PHOTO]
    Founder
                                                                                                 W. Clyde Shepherd, Jr.
                                                                                                         Founder

[RANKIN M. SMITH, JR. PHOTO]                                  ----------------------------------------------------------------------
                                                              SENIOR MANAGEMENT
Rankin M. Smith, Jr.
                                                              JAMES B. MILLER, JR.               H. PALMER PROCTOR, JR.
                                                              Chairman, President and CEO        Senior Vice President
                                                                Fidelity Southern Corporation      Fidelity Bank
                                                                Fidelity Bank                    Vice President
                                                                                                   Fidelity Southern Corporation
                                                              M. HOWARD GRIFFITH, JR.
                                                              Chief Financial Officer            DAVID BUCHANAN
                                                                Fidelity Southern Corporation    Senior Vice President
                                                                Fidelity Bank                      Fidelity Bank
                                                                                                 Vice President
                                                                                                   Fidelity Southern Corporation

                                             Fidelity Southern Corporation -- 15

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

PEACHTREE CENTER
260 Peachtree St., Suite 100
Atlanta, GA 30303
(404) 524-1171

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

TERRELL MILL
1642 Powers Ferry Rd.
Suite 230
Marietta, GA 30067
(770) 952-0212

TOCO HILLS
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595

VININGS
3020 Paces Mill Road
Suite 150
Atlanta, GA 30339
(770) 434-7800

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


INVESTMENT BROKERAGE

ATLANTA
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6767
(800) 934-3624


INDIRECT AUTOMOBILE AND
RESIDENTIAL CONSTRUCTION
LOAN PRODUCTION OFFICE

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000



Fidelity Southern Corporation -- 16

                      [FIDELITY SOUTHERN CORPORATION LOGO]
                                    FIDELITY
                                    SOUTHERN
                                  CORPORATION
                              fidelitysouthern.com