Form 10-K, Exhibit 13
period 2004-12-31
FIDELITY SOUTHERN CORP
filed 2005-03-16
CIK 822662

                                                                     Exhibit 13

                                  ANNUAL REPORT
--------------------------------------------------------------------------------
                                      2004

                                     [LOGO]

                         FIDELITY SOUTHERN CORPORATION

                                      TRUST

                                     LOYALTY

                                     COURAGE

                                    INTEGRITY

                                    STRENGTH

                                    FIDELITY

ABOUT THE COMPANY

WE ARE:

Atlanta's Community Bank

OUR VISION:

To Be the Number One Community Bank with the Best Customer Service in Town.

OUR MISSION:

Fidelity's mission is to continue growth, improve earnings and increase shareholder value; to treat customers, employees, community and shareholders according to the Golden Rule; and to operate within a culture of strong internal controls.

[LOGO]

      Fidelity Southern Corporation ("Fidelity"), a Georgia corporation incorporated on August 3, 1979, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      Through its wholly-owned subsidiary, Fidelity Bank ("the Bank"), Fidelity provides a wide range of personal and corporate financial services, including mortgage banking, traditional deposit and credit services, to a growing customer base.

      Fidelity Bank, which became a state bank on May 9, 2003, originally opened on February 10, 1974. The Bank has 19 full-service branches and two indirect automobile loan offices in Georgia and a residential construction lending and indirect automobile loan office in Florida. The Bank has a mortgage origination office in Georgia and one in Florida.

      As of December 31, 2004, Fidelity had total assets and shareholders' equity of $1.2 billion and $79 million, respectively.

      Fidelity is an equal opportunity employer and had 349 full-time equivalent employees at December 31, 2004. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, a 401 (k) retirement plan, a flexible spending plan for child care and out-of-pocket medical expenses, and a stock purchase plan.

TABLE OF CONTENTS

Financial Highlights .................................    2

Letter from the Chairman .............................    3

Report of Independent Auditors .......................    9

Consolidated Balance Sheets ..........................   10

Consolidated Statements of Income ....................   11

Selected Financial Data ..............................   12

Corporate and Shareholder Information ................   13

Boards of Directors and Senior Management ............   14

Offices ..............................................   15

FINANCIAL HIGHLIGHTS

                                                      YEAR-TO-DATE DECEMBER 31,
                                                --------------------------------------
(Dollars in Thousands Except Per Share Data)       2004           2003        % Change
                                                ----------     ----------     --------
Income from Continuing Operations               $    7,632     $    3,753      103.4%
Net Income                                           7,632          3,831       99.2
PER SHARE COMMON DATA
Income from Continuing Operations
   Basic Earnings                               $      .85     $      .42      102.4%
   Diluted Earnings                                    .84            .42      100.0
Net income
   Basic Earnings                                      .85            .43       97.7
   Diluted Earnings                                    .84            .43       95.3
Cash Dividends Declared - Common                       .20            .20         --
Book Value                                            8.64           8.01        7.9
Year-end Price                                       19.00          13.25       43.4
Average Common Shares O/S - Diluted              9,097,733      8,966,419        1.5

YEAR-END BALANCE SHEET DATA
Assets                                          $1,223,717     $1,091,919       12.1%
Investment Securities                              166,050        191,029      (13.1)
Total Loans                                        995,289        833,029       19.5
Earning Assets                                   1,170,534      1,043,543       12.2
Total Deposits                                   1,016,377        887,979       14.5
Shareholders' Equity                                78,809         71,126       10.8
Common Shares Outstanding                        9,120,135      8,877,847        2.7

FINANCIAL RATIOS(1)
Return on Average Assets                               .66%           .36%
Return on Average Common
   Shareholders' Equity                              10.29           5.29
Net Interest Margin                                   3.22           3.35
Efficiency Ratio                                     67.75          78.89
Net Charge-offs to Average Loans                       .29            .54
Allowance as % of Loans                               1.27           1.25
Allowance to Nonperforming Loans/Repos                5.53x          3.14x
Allowance to Nonperforming Assets                     4.25           2.42
Nonperforming Assets to Total Loans
   and Repossessions                                   .29%           .49%
Dividend Payout on Common Shares                     23.56          47.27

DILUTED EARNINGS PER COMMON SHARE(1)
(in dollars)

[BAR CHART]

'00     .28

'01     .18

'02     .36

'03     .42

'04     .84

DIVIDENDS PER COMMON SHARE
(in dollars)

[BAR CHART]

'00     .20

'01     .20

'02     .20

'03     .20

'04     .20

BOOK VALUE PER COMMON SHARE
(in dollars)

[BAR CHART]

'00     6.56

'01     6.64

'02     7.99

'03     8.01

'04     8.64

RETURN ON AVERAGE COMMON EQUITY(1)
(%)

[BAR CHART]

'00      4.32

'01      2.76

'02      5.10

'03      5.29

'04     10.29

AVERAGE EARNING ASSETS
($ in millions)

[BAR CHART]

'00       766

'01       833

'02       883

'03       986

'04     1,115

AVERAGE TOTAL LOANS
($ in millions)

[BAR CHART]

'00     676

'01     715

'02     757

'03     831

'04     923

(1) from continuing operations

                                              Fidelity Southern Corporation -- 2

LETTER FROM THE CHAIRMAN                              [PHOTO OF JAMES B. MILLER]

March 4, 2005

To Our Shareholders:

      Performance was the good news in 2004: profitability, growth, asset quality, expense controls. We continued the solid improvements begun in 2003.

      The objectives remain the same. Continue our steady march to achieving at least peer comparable earnings, and continue our march to put our strategic footprint all around Atlanta.

      The attitude remains the same. Determined, focused, and consistent teamwork execution will continue to build the foundation.

      The leadership has been strengthened. Palmer Proctor was named President of the Bank and a member of the boards of directors of Fidelity Southern Corporation and of Fidelity Bank. He has worn many hats since joining Fidelity in 1990. He was most recently Senior Vice President of Commercial Lending.

      Our team has also had another year to learn, to grow, and to add a few more top folks to our group. The quality of people in the market and in our organization now is the best we have ever seen.

      Competition remains fierce with even more companies coming to Atlanta. Pricing is low. The other banks have built branches everywhere. All the more reason for us to be deliberate in all we do, and to build on our relationship-banking model.

      How we compete in 2005 and beyond is the important question. In 2005, we are looking to add three branches, two inside the perimeter. These branches will be placed to build on our service to professionals and businesses. We have also staffed the branch system with more bilingual bankers. Although our primary focus continues to be on business banking, we believe we can garner much more individual banking as a natural extension of our business banking relationships. The aim remains to grow core bank assets at a greater pace than the indirect automobile business to better balance Fidelity's product lines.

INCOME FROM CONTINUING
OPERATIONS ($ in thousands)

[BAR CHART]

'00     2,432

'01     1,603

'02     3,179

'03     3,753

'04     7,632

NET INTEREST INCOME
($ in millions)

[BAR CHART]

'00     27.7

'01     24.3

'02     30.2

'03     32.9

'04     35.7

Fidelity Southern Corporation -- 3

LETTER FROM THE CHAIRMAN (continued...)

      The only new business line we are looking at is a modest effort in insurance, which would be designed, in part, to capture premiums that now go to third parties and to cross sell existing customers. A skilled and proven team will have to be found before we proceed and an insurance agency will have to be incrementally profitable.

      The year 2004 was most positive in terms of core earnings growth, loan growth, deposit growth, and strengthening fundamentals. Fidelity's income from continuing operations grew 103.4% to $7,632,000 when compared to 2003. Total loans grew $162 million or 19.5% and deposits grew 14.5%. It was a year of significant organic growth and a year in which our stock outperformed major stock indices for the fourth consecutive year.

      During 2004, each significant line of business grew while loan quality improved and expenses were lowered. As a result, net income nearly doubled. We ended 2004 feeling reasonably comfortable that 2005 earnings will outpace the industry by increasing more than 20% over 2004 earnings. This growth will come from increases in average earnings assets, continued strong loan quality, and improving noninterest income. However, following four years of reducing costs each year while Fidelity grew significantly, expenses will increase somewhat in 2005 because of our expansion initiative.

      Your Board of Directors on January 20, 2005, voted a 40% increase in the quarterly dividend per share from $.05 to $.07. The plan is for a steady improvement in dividends as Fidelity continues to perform strongly. The total performance of Fidelity's stock is outpacing the S&P 500 and the NASDAQ bank indices.

      Your management and Board of Directors are dedicated to providing a highly ethical operating environment. In this first year of compliance with the Sarbanes-Oxley Act, we have done even more work than we anticipated. The paperwork is truly monumental. It does, however, make for a

NONINTEREST INCOME
($ in millions)

[BAR CHART]

'00     17.2

'01     20.2

'02     19.6

'03     13.8

'04     14.6

NONINTEREST EXPENSE
($ in millions)

[BAR CHART]

'00     38.1

'01     40.4

'02     38.6

'03     36.8

'04     34.1

TOTAL ASSETS - YEAR END
($ in millions)

[BAR CHART]

'00       947

'01       993

'02     1,065

'03     1,092

'04     1,224

                                              Fidelity Southern Corporation -- 4

LETTER FROM THE CHAIRMAN (continued...)

tighter control environment. With more laws and regulations, we may not be able to make people honest, but we can increase their awareness that being honest is a safer alternative.

      At Fidelity, corporate governance extends beyond legislation and governmental requirements. It is reflected in our business practices, our activities, our practicing the "Golden Rule."

      Commercial banking is the primary growth engine. This business produces loan growth, deposit growth, increased fee income generation, and is the link to many of our consumer products. Fidelity provides professionals, commercial businesses, and new business borrowers a wide range of loan products, sophisticated cash management services, and Internet based services. During 2004, commercial loans, which include commercial mortgage loans, grew 17.5% to $185 million. The five-year compound average growth rate for commercial loans through December 31, 2004, was 8.5%. Additionally, record revenue of $768,000 was generated from SBA lending activities for the year ended December 31, 2004, compared to $35,000 for 2003. While commercial loan quality was outstanding during 2004, with recoveries actually exceeding charge-offs, we do not anticipate further quality improvement from these very good levels.

      Construction lending, another area of high focus, had an excellent year. Construction loans, including construction loans on pre-sold homes, grew 35.0% to $162 million at December 31,

TOTAL LOANS - YEAR END
($ in millions)

[BAR CHART]

'00     692

'01     717

'02     789

'03     833

'04     995

NONPERFORMING ASSETS TO TOTAL ASSETS (%)

[BAR CHART]

'00     .93

'01     .85

'02     .68

'03     .38

'04     .23

COMMERCIAL LOANS - FINANCE AND REAL ESTATE
($ in millions)

[BAR CHART]

'00     124

'01     129

'02     145

'03     157

'04     185

COMMERCIAL LOAN NET CHARGE-OFFS/AVERAGE COMMERCIAL LOANS NONPERFORMING ASSETS
(%)

[BAR CHART]

'00      .28

'01      .47

'02      .24

'03      .93

'04     (.04)

CONSTRUCTION LOANS
($ in millions)

[BAR CHART]

'00      98

'01      98

'02     112

'03     120

'04     162

Fidelity Southern Corporation -- 5

LETTER FROM THE CHAIRMAN (continued...)

2004, compared to $120 million at year-end 2003. During the past two years, Fidelity has experienced no charge-offs from its residential construction lending activities. The five-year compound average growth rate for construction loans through December 31, 2004, was 13.4%. For the second year in a row, construction lending experienced record new loan production.

      Indirect automobile lending activity is a major contributor to our profitability. This portfolio includes both consumer and commercial indirect automobile loans. During the year ended December 31, 2004, total indirect automobile loans, including those loans held-for-sale, grew 17.4% to $522 million at December 31, 2004. The five-year average compound growth rate for indirect automobile loans including loans held-for-sale through December 31, 2004, was 13.0%.

      As a part of our indirect automobile lending business model, we produce significantly more indirect automobile loans than we retain. We regularly sell about a third of the loans produced to third parties with servicing retained. The production of $448 million in indirect automobile loans during 2004 represented a 33.3% increase over 2003 production. During 2004, Fidelity sold $149 million in automobile loans with servicing retained. At December 31, 2004, Fidelity was servicing $233 million in indirect automobile loans sold to others, representing a 25.8% increase over the total serviced at December 31, 2003. The 42.2% increase in noninterest income from indirect lending activities in 2004 compared to 2003 was the result of selling $149 million in indirect automobile loans during 2004 compared to $76 million during 2003, coupled with increased revenues from servicing and ancillary loan fees over the prior year.

      During 2004, indirect automobile loan asset quality improved significantly as net charge-offs on this portfolio as a percentage of outstanding loans was approximately .47%

TOTAL INDIRECT AUTOMOBILE LOANS ($ in millions)

[BAR CHART]

'00     285

'01     340

'02     388

'03     444

'04     522

INDIRECT AUTOMOBILE NET CHARGE-OFFS/INDIRECT LOANS(1) (%)

[BAR CHART]

'00     .74

'01     .66

'02     .66

'03     .65

'04     .47

(1) excludes held - for - sale

PRICE PER SHARE
(in dollars)

[BAR CHART]

'00      5.00

'01      7.30

'02      9.99

'03     13.25

'04     19.00

                                             Fidelity Southern Corporation --  6

LETTER FROM THE CHAIRMAN (continued...)

compared to .65% during 2003. Net charge-offs for the year were $2.2 million compared to $2.6 million in 2003.

                               [PERFORMANCE GRAPH]

      Residential mortgage lending volume has nowhere to go but up. We have struggled to cut costs as volume has dropped. For 2004, mortgage-banking income declined $891,000 or 31.7% to $1,917,000 compared to 2003. Part of the decline in noninterest expense is attributable to lower salaries related to the mortgage-banking activities as commissions paid declined and we reduced the level of back-office support. The plan is to increase loan originations.

      There were a number of technology initiatives completed during 2004. Branch teller and platform software was replaced in 2004 to improve the delivery of deposit and loan products. Internet banking services were enhanced significantly during 2004. ATM and POS transaction authorization and processing activity was brought in-house to provide quicker access to customer accounts. Automated loan application processing for indirect automobile loans was implemented, enhancing the loan approval process. In addition to other safeguards in place, Internet intrusion detection and prevention technology enhancements were installed to continue to assure confidential, safe and secure handling of customer financial data. Fidelity also has the technology in place to respond quickly to most electronic banking opportunities, including the Federal Reserve Check 21 initiative to implement imaging and electronic banking technology in the settlement of checks and other cash items nationwide during 2005.

      We have added several enhancements to our Direct Stock Purchase and Dividend Reinvestment Plan. These include the ability to buy shares directly from Fidelity with no commission charges and allowing

[PHOTO OF SHERRY DEDERICH]
 27 years with the bank

[PHOTO OF GLORIA O'NEAL]
 24 years with the bank

[PHOTO OF CATHY HARRIS AND RHONDA HINTON]
         22 years with the bank

Fidelity Southern Corporation -- 7

LETTER FROM THE CHAIRMAN (continued...)

first-time shareholders to make their initial investment using the plan. Please take an opportunity to look at our revised Direct Stock Purchase and Dividend Reinvestment Plan. The Employee Stock Purchase Plan was also improved.

      This year's successes are due to our employees' efforts, to the way they treat our customers, and to the way they do business. They are the key to the successes at Fidelity and I want to congratulate them, and celebrate with you their efforts and accomplishments. Many of our employees are shareholders. I sincerely appreciate their positive attitude, their efforts, and contributions. Here are some of the long-time Fidelity team members.

      We all appreciate the opportunity to work together for you and for our community.

                                            Sincerely,

                                            /s/ James B. Miller
                                            James B. Miller, Jr., Chairman

                                   [PICTURE]

PICTURED (L TO R):

1st row - Ted Skopinski, Georgia Green, Diane Compton, Marti Beard, Bobbie Cleveland, Ralph Thurmond

2nd row - Kathy Pressley, Cynthia Mudie, Laurie Hornbeck, Jewel Rhinehart, Martha McCart-Routhe, Ginny McNary, Angela Peoples, Maxine Brown, Martha Fleming

3rd row - Sam Mathis, Dan Ford, Ron Allen, Pat Vatter, Gloria O'Neal, Howard Griffith, Jim Miller, Palmer Proctor, Cathy Harris, Betsy Edwards, Janice Stephens-Wofford, Lorna Crawford, Judy Edwards, Sharon Soesbee

                                              Fidelity Southern Corporation -- 8

IN MEMORIAM

"We will miss our former director. We thank him and salute him,"
JIM MILLER.



                       WALTER PHILLIP MCCURDY, JR.           [PHOTO OF
                               1938-2004            WALTER PHILLIP MCCURDY, JR.]

                                Director
                                1975-1987

REPORT OF INDEPENDENT AUDITORS

[ERNST & YOUNG LOGO]

The Board of Directors and Shareholders
Fidelity Southern Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Fidelity Southern Corporation and subsidiaries at December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004, (not presented separately herein) and in our report dated March 4, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Fidelity Southern Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005, expressed an unqualified opinion thereon.

March 4, 2005
Atlanta, Georgia                                       /s/ Ernst & Young LLP

Fidelity Southern Corporation -- 9

 CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                              ----------------------------
(Dollars in Thousands)                                                           2004              2003
                                                                              -----------      -----------
ASSETS
Cash and due from banks                                                       $    23,445      $    20,529
Interest-bearing deposits with banks                                                1,020              921
Federal funds sold                                                                  9,274           18,566
Investment securities available-for-sale (amortized cost of $114,304 and
  $144,860 at December 31, 2004 and 2003, respectively)                           114,137          145,280
Investment securities held-to-maturity (approximate fair value of $52,250
  and $46,010 at December 31, 2004 and 2003, respectively)                         51,913           45,749
Loans held-for-sale                                                                34,063           37,291
Loans                                                                             961,226          795,738
Allowance for loan losses                                                         (12,174)          (9,920)
                                                                              -----------      -----------
Loans, net                                                                        949,052          785,818
Premises and equipment, net                                                        13,512           13,916
Other real estate                                                                     665              938
Accrued interest receivable                                                         5,233            4,897
Other assets                                                                       21,403           18,014
                                                                              -----------      -----------
        Total assets                                                          $ 1,223,717      $ 1,091,919
                                                                              ===========      ===========
LIABILITIES
Deposits
  Noninterest-bearing demand deposits                                         $   116,420      $   111,500
  Interest-bearing deposits:
     Demand and money market                                                      251,308          169,357
     Savings                                                                      126,761          130,992
     Time deposits, $ 100,000 and over                                            201,780          172,315
     Other time deposits                                                          320,108          303,815
                                                                              -----------      -----------
        Total deposits                                                          1,016,377          887,979
Federal Home Loan Bank short-term borrowings                                       14,000           24,500
Other short-term borrowings                                                        38,212           23,396
Trust preferred securities                                                              -           35,500
Subordinated debt                                                                  36,598                -
Other long-term debt                                                               34,000           45,425
Accrued interest payable                                                            2,864            2,786
Other liabilities                                                                   2,857            1,207
                                                                              -----------      -----------
        Total liabilities                                                       1,144,908        1,020,793

SHAREHOLDERS' EQUITY
Common Stock, no par value. Authorized 50,000,000; issued 9,130,689 and 8,888,939; outstanding 9,120,135 and 8,877,847 in 2004 and
  2003, respectively                                                               42,725           40,516
Treasury stock                                                                        (66)             (69)
Accumulated other comprehensive (loss) gain, net of tax                              (103)             259
Retained earnings                                                                  36,253           30,420
                                                                              -----------      -----------
     Total shareholders' equity                                                    78,809           71,126
                                                                              -----------      -----------
     Total liabilities and shareholders' equity                               $ 1,223,717      $ 1,091,919
                                                                              ===========      ===========

                                             Fidelity Southern Corporation -- 10

CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------
(Dollars in Thousands Except Per Share Data)                       2004           2003           2002
                                                                ----------     ----------     ----------
INTEREST INCOME:
Loans, including fees                                           $   50,843     $   49,913     $   51,533
Investment securities                                                8,727          6,610          5,861
Federal funds sold                                                     115            155            323
Deposits with other banks                                               15             40             67
                                                                ----------     ----------     ----------
       Total interest income                                        59,700         56,718         57,784
INTEREST EXPENSE:
Deposits                                                            18,797         18,817         22,106
Short-term borrowings                                                  669          1,307          1,096
Trust preferred securities                                               -          2,614          2,067
Subordinated debt                                                    3,084            789          1,358
Other long-term debt                                                 1,114            311            912
                                                                ----------     ----------     ----------
       Total interest expense                                       23,961         23,838         27,539
                                                                ----------     ----------     ----------
NET INTEREST INCOME                                                 35,739         32,880         30,245
Provision for loan losses                                            4,800          4,750          6,668
                                                                ----------     ----------     ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 30,939         28,130         23,577
NONINTEREST INCOME:
Service charges on deposit accounts                                  4,454          4,989          4,919
Merchant activities                                                      -              -          5,072
Other fees and charges                                               1,134          1,159          1,346
Mortgage banking activities                                          1,917          2,808          2,574
Brokerage activities                                                   683            437            722
Indirect lending activities                                          4,321          3,039          3,364
SBA lending activities                                                 768             35            455
Securities gains, net                                                  384            331            300
Other                                                                  889            958            871
                                                                ----------     ----------     ----------
       Total noninterest income                                     14,550         13,756         19,623
NONINTEREST EXPENSE:
Salaries and employee benefits                                      17,876         18,755         18,043
Furniture and equipment                                              2,953          2,756          3,013
Net occupancy                                                        3,616          3,891          3,442
Merchant processing                                                      -              -          1,161
Communication expenses                                               1,375          1,433          1,485
Professional and other services                                      2,340          3,043          4,109
Stationery, printing and supplies                                      661            886            760
Insurance expenses                                                     780          1,059            499
Other                                                                4,469          4,968          6,136
                                                                ----------     ----------     ----------
       Total noninterest expense                                    34,070         36,791         38,648
                                                                ----------     ----------     ----------
Income from continuing operations before income tax expense         11,419          5,095          4,552
Income tax expense                                                   3,787          1,342          1,373
                                                                ----------     ----------     ----------
Income from continuing operations                                    7,632          3,753          3,179
DISCONTINUED OPERATIONS:
Income from discontinued operations after taxes                          -             78          1,119
Net gain on disposal after taxes                                         -              -          7,097
                                                                ----------     ----------     ----------
Income from discontinued operations (net of income taxes of
   $37 and $4,914 for 2003 and 2002, respectively)                       -             78          8,216
                                                                ----------     ----------     ----------
NET INCOME                                                      $    7,632     $    3,831     $   11,395
                                                                ==========     ==========     ==========
EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
BASIC EARNINGS PER SHARE                                        $      .85     $      .42     $      .36
                                                                ==========     ==========     ==========
DILUTED EARNINGS PER SHARE                                      $      .84     $      .42     $      .36
                                                                ==========     ==========     ==========
EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE                                        $      .85     $      .43     $     1.29
                                                                ==========     ==========     ==========
DILUTED EARNINGS PER SHARE                                      $      .84     $      .43     $     1.28
                                                                ==========     ==========     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC                      9,003,626      8,865,059      8,832,309
                                                                ==========     ==========     ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - FULLY DILUTED              9,097,733      8,966,419      8,878,186
                                                                ==========     ==========     ==========

Fidelity Southern Corporation -- 11

SELECTED FINANCIAL DATA

                                                                          YEARS ENDED DECEMBER 31 ,
                                                   ----------------------------------------------------------------------
                                                       2004           2003           2002           2001           2000
(Dollars in Thousands Except Per Share Data)       ----------     ----------     ----------     ----------     ----------
FOR THE YEARS ENDED:
Interest income                                    $   59,700     $   56,718     $   57,784     $   63,925     $   65,066
Interest expense                                       23,961         23,838         27,539         39,584         37,374
Net interest income                                    35,739         32,880         30,245         24,341         27,692
Provision for loan losses                               4,800          4,750          6,668          2,007          3,301
Noninterest income, including securities gains         14,550         13,756         19,623         20,207         17,188
Securities gains, net                                     384            331            300            600              -
Noninterest expense                                    34,070         36,791         38,648         40,381         38,074
Income from continuing operations                       7,632          3,753          3,179          1,603          2,432
Income from discontinued operations                         -             78          8,216            907          1,330
Net Income                                              7,632          3,831         11,395          2,510          3,762
Dividends declared - common                             1,799          1,774          1,767          1,756          1,757

PER SHARE DATA:
Income from continuing operations:
   Basic earnings                                  $      .85     $      .42     $      .36     $      .18     $      .28
   Diluted earnings                                       .84            .42            .36            .18            .28
Net income:
   Basic earnings                                         .85            .43           1.29            .29            .43
   Diluted earnings                                       .84            .43           1.28            .29            .43
Book value                                               8.64           8.01           7.99           6.64           6.56
Dividends declared                                        .20            .20            .20            .20            .20
Dividend payout ratio                                   23.56%         47.27%         55.57%        109.62%         72.22%
Average common shares outstanding                   9,003,626      8,865,059      8,832,309      8,781,628      8,781,375

PROFITABILITY RATIOS(1):
Return on average assets                                  .66%           .36%           .34%           .18%           .30%
Return on average shareholders' equity                  10.29           5.29           5.10           2.76           4.32
Net interest margin                                      3.22           3.35           3.43           2.93           3.63
Efficiency ratio                                        67.75          78.89          77.50          90.65          84.71

ASSET QUALITY RATIOS:
Net charge-offs to average loans                          .29%           .54%           .38%           .41%           .39%
Allowance to period-end loans                            1.27           1.25           1.25            .82            .91
Nonperforming assets to total loans &
 repossessions                                            .29            .49            .92           1.18           1.27
Allowance to nonperforming loans &
 repossessions                                           5.53 x         3.14 x         2.03 x         1.32 x          .91 x

LIQUIDITY RATIOS:
Total loans to total deposits                           97.93%         93.81%         87.12%         87.65%         86.40%
Net loans to total deposits                             94.57          89.61          83.21          80.38          83.57
Average total loans to average earning assets           82.78          84.26          85.78          85.89          88.19

CAPITAL RATIOS:
Leverage                                                 8.74%          9.03%          8.42%          8.08%          8.09%
Risk-based capital
   Tier 1                                                9.88          10.33          10.38           9.05           9.46
   Total                                                11.91          12.74          12.55          11.72          12.69
Average equity to average assets                         6.38           6.86           6.16           5.94           6.15

BALANCE SHEET DATA (AT END OF PERIOD):
Assets                                             $1,223,717     $1,091,919     $1,065,727     $  993,412     $  947,344
Earning assets                                      1,170,534      1,043,543      1,003,950        841,907        793,168
Total loans                                           995,289        833,029        789,402        717,088        691,632
Total deposits                                      1,016,377        887,979        906,095        818,081        800,541
Long-term debt                                         70,598         80,925         61,008         67,334         49,500
Shareholders' equity                                   78,809         71,126         70,774         58,270         57,564

DAILY AVERAGE:
Assets, net of discontinued operations             $1,162,651     $1,034,527     $  937,452     $  891,176     $  824,063
Earning assets                                      1,115,149        986,485        882,947        832,530        766,124
Total loans                                           923,103        831,243        757,430        715,099        675,674
Total deposits                                        969,815        865,182        845,619        814,477        757,623
Long-term debt                                         80,205         46,906         61,360         63,021         41,685
Shareholders' equity                                   74,137         70,967         62,317         58,038         56,317

(1) from continuing operations

                                             Fidelity Southern Corporation -- 12

CORPORATE AND SHAREHOLDER INFORMATION

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Fidelity Southern Corporation's Direct Stock Purchase and Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase shares of stock. This Plan allows shareholders to make initial direct stock purchases of $1,000 to $10,000. It also allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity's stock for a minimum of $100 up to $10,000 per transaction and $120,000 per year. Go to www.stockbny.com.

EXECUTIVE OFFICES                    TELEPHONE BANKING
3490 Piedmont Road                   404-248-LION
Suite 1550                           888-248-LION
Atlanta, GA 30305
404-639-6500

MAIN OFFICE NUMBER                   INTERNET BANKING
404-639-6500                         ACCESSED AT:
                                     www.lionbank.com

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Ernst & Young LLP
Atlanta, GA

LEGAL COUNSEL
Hunton & Williams LLP
Atlanta, GA

COMMON STOCK

Fidelity Southern Corporation's common stock is registered with the Securities and Exchange Commission and listed on the Nasdaq National Market System, symbol LION. It is also listed in the Wall Street Journal under "FdltySo."

FINANCIAL INFORMATION

Shareholders and others seeking financial information about Fidelity may call Martha Fleming at 404-240-1504, write her at Fidelity Southern Corporation, P.O. Box 105075, Atlanta, Georgia 30348, or go to www.fidelitysouthern.com and see investor relations for more information concerning Fidelity's products and services, news releases, financial information, and other material relating to Fidelity Southern Corporation.

SHAREHOLDER ASSISTANCE

Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact Fidelity's transfer agent:

The Bank of New York
           1-800-524-4458
           1-610-382-7833 (Outside the U.S. may call collect)
           1-888-269-5221 (TDD phone - Hearing Impaired)
           E-mail Address: shareowners@bankofny.com

Address Shareholder Inquiries to:
           Shareholder Relations Department
           P.O. Box 11258
           Church Street Station
           New York, NY  10286

The Bank of New York's Stock Transfer Website: http://www.stockbny.com

Send Certificates for Transfer and Address Changes to:
           Receive and Deliver Department
           P.O. Box 11002
           Church Street Station
           New York, NY 10286

MARKET PRICE - COMMON STOCK

2004              HIGH      LOW
----             ------   ------
FOURTH QUARTER   $19.60   $15.01
THIRD QUARTER     15.24    12.85
SECOND QUARTER    15.99    12.76
FIRST QUARTER     15.00    12.91

2003              High      Low
----             ------   ------
Fourth Quarter   $14.05   $12.35
Third Quarter     13.55    11.20
Second Quarter    12.08     8.85
First Quarter     10.40     8.60

As of March 10, 2005, there were approximately 650 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity's Common Stock were held by brokers, dealers, and their nominees.

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

ANNUAL MEETING

The annual meeting of shareholders will be held on Thursday, April 28, 2005, at three p.m. in Fidelity's Board Room, Suite 1550, at 3490 Piedmont Road, Atlanta, GA.

This Annual Report includes forward-looking statements which are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons. Information and factors that could affect future financial results are included in Fidelity Southern Corporation's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Fidelity Southern Corporation -- 13

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK

[PHOTO OF JAMES B. MILLER, JR.]
            Chairman

[PHOTO OF DAVID R. BOCKEL]

[PHOTO OF EDWARD G. BOWEN, M.D.]

[PHOTO OF KEVIN S. KING]

[PHOTO OF H. PALMER PROCTOR, JR.]
            President

[PHOTO OF ROBERT J. RUTLAND]
            Founder

[PHOTO OF W. CLYDE SHEPHERD III]

[PHOTO OF RANKIN M. SMITH, JR.]

[PHOTO OF W. CLYDE SHEPHERD, JR.]
            Founder

BOARDS OF DIRECTORS

JAMES B. MILLER, JR.
 Chairman and CEO
   Fidelity Southern Corporation
   Fidelity Bank
Board Member
   Berlin American Companies
   Interface, Inc.
   American Software

DAVID R. BOCKEL
Director of Army Affairs
   Reserve Officers Association
   of the United States,
   Washington, D.C.

EDWARD G. BOWEN, M.D.
Retired
   Gynecologist and
    Obstetrician
Board Member
   Duke University Board of
    Trustees

KEVIN S. KING
Attorney

H. PALMER PROCTOR, JR.
Vice President
   Fidelity Southern Corporation
President
   Fidelity Bank

ROBERT J. RUTLAND, Founder
Chairman
  Allied Holdings, Inc.

W. CLYDE SHEPHERD III
President
   Plant Improvement Co., Inc.
Vice President and Secretary
   Toco Hill, Inc.

RANKIN M. SMITH, JR.
Owner and Manager
  Seminole Plantation

W. CLYDE SHEPHERD, JR.
  Director Emeritus

SENIOR MANAGEMENT

JAMES B. MILLER, JR.
Chairman and CEO
   Fidelity Southern Corporation
   Fidelity Bank

H. PALMER PROCTOR, JR.
Vice President
   Fidelity Southern Corporation
President
   Fidelity Bank

M. HOWARD GRIFFITH, JR.
Chief Financial Officer
   Fidelity Southern Corporation
   Fidelity Bank

DAVID BUCHANAN
Vice President
   Fidelity Southern Corporation
Executive Vice President
   Fidelity Bank

                                             Fidelity Southern Corporation -- 14

OFFICES

BANKING SERVICES

MAILING ADDRESS
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500

BUCKHEAD
3490 Piedmont Rd. NE
Atlanta, GA 30305
(404) 814-8114

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

TERRELL MILL
1642 Powers Ferry Road SE
Suite 230
Marietta, GA 30067
(770) 952-0212

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

INVESTMENT BROKERAGE*

ATLANTA
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6767
(800) 934-3624

INDIRECT AUTOMOBILE AND RESIDENTIAL CONSTRUCTION LOAN PRODUCTION OFFICE

JACKSONVILLE, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000

INSURANCE SERVICES

LIONMARK INSURANCE
(NOT YET OPEN)
3490 Piedmont Rd. NE
Suite 1550
Atlanta, GA 30305
(404) 240-1504

*Raymond James Financial Services, located at Fidelity Bank, is not a bank. Securities offered exclusively through Raymond James Financial Services Inc., member NASD/SIPC, an independent broker/dealer, are not deposits or other obligations of or guaranteed by Fidelity Bank or any bank, are not guaranteed or insured by the FDIC or any other government agency, and involve investment risk, including the possible loss of the principal amount invested.

Fidelity Southern Corporation -- 15

                                     [LOGO]

                                    FIDELITY
                                    SOUTHERN
                                   CORPORATION

                              fidelitysouthern.com