Form 10-K, Exhibit 13
period 2005-12-31
FIDELITY SOUTHERN CORP
filed 2006-03-15
CIK 822662

FIDELITY SOUTHERN CORPORATION

Building Value

ANNUAL REPORT 2005

ABOUT THE COMPANY
Common Stock:
     Fidelity’s common stock trades on the Nasdaq National Market under the symbol LION.
Annual Meeting:
     The annual meeting of shareholders will be held on Thursday, April 27, 2006, at three p.m. in Fidelity’s Board Room, Suite 1550, at 3490 Piedmont Road NE, Atlanta, GA.
Our Mission:
     Fidelity’s mission is to continue growth, improve earnings and increase shareholder value; to treat customers, employees, community and shareholders according to the Golden Rule; and to operate within a culture of strong internal controls.
We are:
     Atlanta’s Community Bank
     Fidelity Southern Corporation (“Fidelity”), a Georgia corporation incorporated on August 3, 1979, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
     Through Fidelity’s wholly-owned subsidiaries, Fidelity Bank (“the Bank”) and LionMark Insurance Company, Fidelity provides a wide range of personal and corporate financial services, including mortgage banking, traditional deposit and credit services, investment services, and a credit related insurance product to a growing customer base.
     Fidelity Bank, which became a Georgia state chartered bank on May 9, 2003, originally opened on February 10, 1974. The Bank has 19 full-service branches, an internet branch at www.lionbank.com, two indirect automobile loan offices, and a Small Business Administration Loan office in Conyers, Georgia. The Bank also has a residential construction lending and indirect automobile loan office in Florida and has a mortgage origination office in Georgia and one in Florida.
     As of December 31, 2005, Fidelity had total assets and shareholders’ equity of $1.4 billion and $87 million, respectively.
     Fidelity is an equal opportunity employer and had 356 full-time equivalent employees at December 31, 2005. Employees are provided a variety of benefits including hospitalization, medical-surgical, major medical, dental, group life and disability income, a 401(k) retirement plan, a deferred compensation plan, a flexible spending plan for child care and out-of-pocket medical expenses, and a stock purchase plan.
Table of Contents

Financial Highlights	2
Letter from the Chairman	3
Report of Independent Registered Public Accounting Firm	10
Consolidated Balance Sheets	11
Consolidated Statements of Income	12
Selected Financial Data	13
Corporate and Shareholder Information	14
Boards of Directors and Senior Management	15
Offices	16

FINANCIAL HIGHLIGHTS

	Years Ended December 31,
(Dollars in Thousands Except Per Share)	2005	2004		% Change

For the Year
Net Income	$10,326	$7,632		35.3%
Earnings Per Share, Basic	1.13	.85		32.9
Earnings Per Share, Diluted	1.12	.84		33.3
Cash Dividends — Common	.28	.20		40.0
Book Value	9.39	8.64		8.7
Closing Stock Price	17.90	19.00		(5.8)
Average Common Shares O/S — Diluted	9,223,723	9,097,733		1.4

Year-End Balances
Assets	$1,405,703	$1,223,717		14.9%
Investment Securities	168,860	166,050		1.7
Total Loans	1,129,777	995,289		13.5
Earning Assets	1,343,743	1,170,534		14.8
Total Deposits	1,124,013	1,016,377		10.6
Shareholders’ Equity	86,739	78,809		10.1
Common Shares Outstanding	9,237,727	9,120,135		1.3

Financial Ratios[1]
Return on Average Common Shareholders’ Equity	12.59%	10.29%
Efficiency Ratio	65.22	67.75
Return on Average Assets	.79	.66
Net Interest Margin	3.17	3.22
Net Charge-offs to Average Loans	.23	.29
Allowance as % of Loans	1.15	1.27
Allowance to Nonperforming Loans/Repos	4.50x	5.53	x
Allowance to Nonperforming Assets	4.50	4.25
Nonperforming Assets to Total Loans and Repossessions	.25%	.29%
Dividend Payout on Common Shares	24.86	23.56
Diluted Earnings Per Common Share[1]
(in Dollars)
Dividends Per Common Share
(in Dollars)
Book Value Per Common Share
(in Dollars)
Average Total Loans
($ in Millions)
Average Earning Assets
($ in Millions)
Return on
Average Common Equity[1]
(%)
[1] from continuing operations
Fidelity Southern Corporation 8 2

LETTER FROM THE CHAIRMAN
March 10, 2006
To Our Shareholders:
     The business of this company is growing value for its owners. Management believes the best way to do that is to pay close attention to our customers, our employees, and the communities we serve, and to have clear plans for the future, which are followed.
     Net income increased 34.5% to $10.3 million for 2005 over 2004. For the five-year period ended December 31, 2005, Fidelity’s compounded earnings growth rate was 33.5%. These results were achieved while we continued to invest in the future. During 2005, earning assets grew 12.0% to $1.4 billion, asset quality was maintained, operational and compliance efforts were strengthened, and we added to our great group of experienced bankers. One of the ways Palmer Proctor, Fidelity Bank’s President, demonstrated his leadership is by attracting these bankers.

2005 INITIATIVES
8	Strengthened our Board of Directors by adding a new member
8	Used new and improved technology to reduce costs
8	Significantly expanded the SBA lending team
8	Established an SBA loan production office in Conyers, Georgia
8	Strengthened the retail banking and brokerage staffs
8	Began constructing a Duluth, Georgia, full-service branch
8	Set in motion the planning for two to four additional branches over the next 24 months
8	Expanded credit administration and hired a general counsel
8	Opened LionMark Insurance Company
8	Entered into a marketing agreement to promote significant transaction deposit growth
     We strengthened our board of directors when James H. Miller III was elected to the Board of Directors on June 17, 2005.
Fidelity Southern Corporation 8 3

LETTER FROM THE CHAIRMAN (continued...)
Mr. Miller has a fine name, but we are not related. He is Senior Vice President and General Counsel of Georgia Power Company. After earning a bachelor’s degree in marketing from the University of Alabama, Mr. Miller spent three years in the U. S. Navy and later earned the rank of Lieutenant Commander in the U. S. Navy Reserves. He subsequently earned a law degree from the University of Alabama. He is also a graduate of the Advanced Management Program at Oxford University, England.
     One of the reasons that we are able to continually improve our operating efficiencies and lower our efficiency ratios is our effective use of new technology. This year was no exception, as Ben Davis and his team implemented front-end systems to improve loan processing efficiency, improved our antifraud systems, and upgraded our hardware, software, and other systems. On July 27, 2005, we became the first Atlanta-based depositor to clear imaged checks through the Federal Reserve Bank of Atlanta. This process has helped us reduce our overall check clearing times and processing expenses.
     Danny Preston, Jr. joined us as Director of our SBA Division. He is a seasoned SBA lender, with over ten years of SBA experience. By year-end 2005, Preston had built his team, improved our SBA control systems, and opened a loan production office in Conyers, Georgia. The SBA department is expected to be a significant contributor to the objective of increasing our noninterest income in 2006 and beyond.
     A primary 2005 initiative was to develop and implement a program to lower our cost of deposits by increasing the number and volume of both personal and business transaction accounts. In July, Janet Sanchez Wilcoxson joined our Bank as Director of Retail Banking to lead our drive to significantly increase our transaction accounts and balances. She has added several experienced retail bankers to her staff, revamped our retail training program, reorganized the branch management structure, and has begun to build a strong marketing and sales culture. During 2005, we began construction on our first new branch in several years. It is
Fidelity Southern Corporation 8 4

LETTER FROM THE CHAIRMAN (continued...)
located in Duluth, Georgia, and should open in the second quarter of 2006. We are currently looking at sites for several other branches slated to open in 2006 and beyond.
     During the second quarter of 2005, David Buchanan formed LionMark Insurance Company. LionMark currently provides a credit related insurance product to our indirect automobile customers. We have no plans now to grow this company beyond our initial efforts.
     In 2005, our indirect automobile lending activity, the major contributor to our profitability, showed significant loan growth, although this growth was outpaced by commercial and construction loan growth. This portfolio includes both consumer and commercial indirect automobile loans. During the year ended December 31, 2005, total indirect automobile loans, including those loans held-for-sale, grew 12.6% to $588 million. The five-year average compound growth rate for indirect automobile loans, including loans held-for-sale, through December 31, 2005, was 15.6%. During 2005, indirect automobile loan asset quality improved significantly, as net charge-offs on this portfolio as a percentage of average indirect automobile loans outstanding were approximately .39% compared to .47% during 2004.
     We produce indirect automobile loans for both our portfolio and to sell. We currently sell about a third of the loans produced, with servicing retained. The production of $453 million in indirect automobile loans during 2005 represented a 1.2% increase over 2004 production.
     Sam Mathis’ area, construction lending, another area of high focus, had an excellent year. Construction loans, which do not include construction loans on pre-sold homes, grew 27.6% to $207 million at December 31, 2005. The five-year compound average growth rate for construction loans through December 31, 2005, was 15.9%. For the third year in a row, construction lending experienced record new loan production. During the past three years, Fidelity has experienced no charge-
Fidelity Southern Corporation 8 5

LETTER FROM THE CHAIRMAN (continued...)
offs from its residential construction lending activities. While home sales continue to be strong, of late there has been some slowing in the housing markets we serve.
     During 2005, Michael Pierson and his team grew commercial loans, which includes commercial mortgage loans, 13.0% to $209 million. The five-year compound average growth rate for commercial loans through December 31, 2005, was 10.5%. Commercial loan quality, as measured by net charge-offs as a percent of average commercial loans of .05% for 2005, continues to be outstanding. During 2004, commercial loan recoveries actually exceeded charge-offs. This favorable loss experience is due to quality loans and the expertise of Rusty Bramlett and Gary Wetherholt.
     During 2005, every major line of business grew, while loan quality improved and net income increased significantly. The following schedule depicts the strong growth in loans by category ($ in thousands):
Loan Growth by Catagory

	December 31,
Loan Catagory	2004	2005	% Increase
Commercial	$85,842	$100,790	17.4%
Real Estate — Commercial	98,770	107,817	9.2
Total Commercial	184,612	205,044	11.1
Real Estate — Construction	162,176	206,865	27.6
Real Estate — Residential	81,447	83,873	3.0
Real Estate — Home Equity	46,564	49,237	5.7
Consumer	520,490	581,194	11.7

Total Loans	$995,289	$1,129,776	13.5

     In 2005, net interest income increased $3.7 million or 10.4% over 2004. The increase in net interest income was driven by our earning assets, primarily as a result of strong loan growth. This loan growth was the primary contributor to the 2005 net income increase of 35.4% over 2004.
     During 2005, the Federal Reserve Bank (“FRB”) increased the Federal funds rate eight times and advised that rates would
Fidelity Southern Corporation 8 6

LETTER FROM THE CHAIRMAN (continued...)
continue rising into 2006. The competitive demand for deposits in the Atlanta market was such that the cost side was rising faster than loan yields, causing the net interest margin to contract. At Fidelity, the net interest margin declined five basis points during 2005 to 3.17% when compared to 2004.
     Our unwavering commitment to building value through operating and compliance soundness provided credit quality improvements in 2005 over 2004. Richard McCrea has joined us as Chief Credit Officer to strengthen that function. He has more than 33 years of strong credit experience.
     Following last year’s strong credit quality performance, we did not anticipate further credit quality improvements in 2005. That was not the case. Nonperforming assets declined to .20% of total assets at year-end 2005 and net charge-offs as a percentage of average loans outstanding declined to .23% for 2005 from .29% during 2004. Total loans criticized, as determined through our internal risk classification process, decreased by $5.8 million or 19.9% to $23.6 million by December 31, 2005, compared to year-end 2004. At December 31, 2005, we had no foreclosed real estate assets on our books. As a result of our strong credit quality and lower net charge-offs, our provision for loan losses in 2005 declined $1.9 million or 39.6% to $2.9 million when compared to 2004.
     Lower than anticipated noninterest income of $14.2 million for 2005, compared to $14.6 million in 2004, was an earnings disappointment. Noninterest income improvements in brokerage activities, debit card and merchant services, income from corporate owned life insurance, and from two non-recurring items were more than offset by declines in revenues from mortgage banking activities, indirect lending activities, and SBA lending activities in 2005 compared to 2004.
     Noninterest expenses, while increasing 2.73% during 2005 over 2004, continued to show significant improvement by declining to 2.68% of average assets in 2005 compared to 2.78% in 2004. The major expense increases were in salaries,
Fidelity Southern Corporation 8 7

LETTER FROM THE CHAIRMAN (continued...)
benefits, professional services, and communication expenses due primarily to growth. As a result of the numerous 2005 initiatives discussed, the ratio of noninterest expenses to average assets is expected to increase moderately in 2006.
     Since December 31, 2001, the total performance of our stock has significantly outpaced the S&P 500 and the NASDAQ bank indices as indicated below:
     In July we announced that Fidelity was selected for inclusion in the Russell Microcap Index. Russell Investment Group launched this new index, which reflects a Fidelity four-year return of 73.6% versus 43.8% for all small corporations. Being selected underscores our success in achieving the objective of significantly increasing shareholder value.
     After two years of extremely strong earnings growth, we expect the earnings growth rate to moderate. However, we continue to expect earnings to improve over time as we move toward our goals of 1% ROA and 15% ROE by year-end 2007. This steady growth will continue to come from increases in average earnings assets, strong loan quality, and improving noninterest income, largely as a result of the
Fidelity Southern Corporation 8 8

LETTER FROM THE CHAIRMAN (continued...)
initiatives mentioned above. And, of course, Atlanta and Jacksonville are two of the best banking markets. We are fortunate to be there.
     We thank you for your confidence in owning shares in the Company. It is important to spread the word about the Company in the markets we serve and to have more customers as shareholders — and shareholders as customers.
     We all appreciate the opportunity to work together for you and for our community.

Sincerely,

James B. Miller, Jr.,
Chairman
Building Value
Our New Duluth Branch
Opening Second Quarter 2006
Fidelity Southern Corporation 8 9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Fidelity Southern Corporation
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Fidelity Southern Corporation and subsidiaries at December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, (not presented separately herein) and in our report dated March 10, 2006, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Fidelity Southern Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2006, expressed an unqualified opinion thereon.
March 10, 2006
Atlanta, Georgia
Fidelity Southern Corporation 8 10

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in Thousands)	2005	2004
Assets
Cash and due from banks	$20,250	$23,445
Interest-bearing deposits with banks	929	1,020
Federal funds sold	44,177	9,274
Investment securities available-for-sale (amortized cost of $126,514 and $114,304 at December 31, 2005 and 2004, respectively)	124,200	114,137
Investment securities held-to-maturity (approximate fair value of $43,998 and $52,250 at December 31, 2005 and 2004, respectively)	44,660	51,913
Loans held-for-sale	30,608	34,063
Loans	1,099,169	961,226
Allowance for loan losses	(12,643)	(12,174)

Loans, net	1,086,526	949,052
Premises and equipment, net	14,068	13,512
Other real estate	—	665
Accrued interest receivable	6,736	5,233
Bank owned life insurance	24,734	13,908
Other assets	8,815	7,495

Total assets	$1,405,703	$1,223,717

Liabilities
Deposits
Noninterest-bearing demand deposits	$120,970	$116,420
Interest-bearing deposits:
Demand and money market	224,511	251,308
Savings	176,760	126,761
Time deposits, $100,000 and over	225,162	201,780
Other time deposits	376,610	320,108

Total deposits	1,124,013	1,016,377
Federal funds purchased	15,000	5,000
Other short-term borrowings	77,488	47,212
Subordinated debt	46,908	36,598
Other long-term debt	48,000	34,000
Accrued interest payable	4,469	2,864
Other liabilities	3,086	2,857

Total liabilities	1,318,964	1,144,908

Shareholders’ Equity
Preferred Stock, no par value. Authorized 10,000,000: no shares issued and outstanding	—	—
Common Stock, no par value. Authorized 50,000,000; issued 9,240,527 and 9,130,689; outstanding 9,237,727 and 9,120,135 in 2005 and 2004, respectively	44,178	42,725
Treasury stock	(17)	(66)
Accumulated other comprehensive loss, net of tax	(1,434)	(103)
Retained earnings	44,012	36,253

Total shareholders’ equity	86,739	78,809

Total liabilities and shareholders’ equity	$1,405,703	$1,223,717

Fidelity Southern Corporation 8 11

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
(Dollars in Thousands)	2005	2004	2003
Interest Income:
Loans, including fees	$66,112	$50,843	$49,913
Investment securities	7,670	8,727	6,610
Federal funds sold and bank deposits	347	130	195

Total interest income	74,129	59,700	56,718
Interest Expense:
Deposits	27,948	18,797	18,817
Short-term borrowings	1,593	669	1,307
Trust preferred securities	—	—	2,614
Subordinated debt	3,814	3,084	789
Other long-term debt	1,329	1,411	311

Total interest expense	34,684	23,961	23,838

Net Interest Income	39,445	35,739	32,880
Provision for loan losses	2,900	4,800	4,750

Net Interest Income After Provision for Loan Losses	36,545	30,939	28,130
Noninterest Income:
Service charges on deposit accounts	4,059	4,454	4,989
Other fees and charges	1,492	1,134	1,159
Mortgage banking activities	1,246	1,917	2,808
Brokerage activities	949	683	437
Indirect lending activities	3,995	4,321	3,039
SBA lending activities	559	768	35
Bank owned life insurance	946	579	479
Securities gains, net	32	384	331
Other	948	310	479

Total noninterest income	14,226	14,550	13,756
Noninterest Expense:
Salaries and employee benefits	19,170	17,876	18,755
Furniture and equipment	2,733	2,953	2,756
Net occupancy	3,368	3,616	3,891
Communication expenses	1,392	1,375	1,433
Professional and other services	2,848	2,340	3,043
Stationery, printing and supplies	662	661	886
Insurance expenses	372	780	1,059
Other	4,456	4,469	4,968

Total noninterest expense	35,001	34,070	36,791

Income from continuing operations before income taxes	15,770	11,419	5,095
Income taxes	5,444	3,787	1,342

Income from continuing operations	10,326	7,632	3,753
Income from discontinued operations (net of income taxes of $37 for 2003)	—	—	78
Net Income	$10,326	$7,632	$3,831

Earnings per share from continuing operations:
Basic earnings per share	$1.13	$.85	$.42

Diluted earnings per share	$1.12	$.84	$.42

Earnings per share:
Basic earnings per share	$1.13	$.85	$.43

Diluted earnings per share	$1.12	$.84	$.43

Weighted average shares outstanding — Basic	9,176,771	9,003,626	8,865,059

Weighted average shares outstanding — Fully Diluted	9,223,723	9,097,733	8,966,419

Fidelity Southern Corporation 8 12

SELECTED FINANCIAL DATA

	Years Ended December 31,
(Dollars in Thousands Except Per Share Data)	2005		2004		2003		2002		2001
For the Years Ended:
Interest income	$74,129		$59,700		$56,718		$57,784		$63,925
Interest expense	34,684		23,961		23,838		27,539		39,584
Net interest income	39,445		35,739		32,880		30,245		24,341
Provision for loan losses	2,900		4,800		4,750		6,668		2,007
Noninterest income, including securities gains	14,226		14,550		13,756		19,623		20,207
Securities gains, net	32		384		331		300		600
Noninterest expense	35,001		34,070		36,791		38,648		40,381
Income from continuing operations	10,326		7,632		3,753		3,179		1,603
Income from discontinued operations	—		—		78		8,216		907
Net Income	10,326		7,632		3,831		11,395		2,510
Dividends declared – common	2,567		1,799		1,774		1,767		1,756

Per Share Data:
Income from continuing operations:
Basic earnings	$1.13		$.85		$.42		$.36		$.18
Diluted earnings	1.12		.84		.42		.36		.18
Net income:
Basic earnings	1.13		.85		.43		1.29		.29
Diluted earnings	1.12		.84		.43		1.28		.29
Book value	9.39		8.64		8.01		7.99		6.64
Dividends declared	.28		.20		.20		.20		.20
Dividend payout ratio	24.86%		23.56%		47.27%		55.57%		109.62%
Average common shares outstanding	9,176,771		9,003,626		8,865,059		8,832,309		8,781,628

Profitability Ratios[1]:
Return on average assets	.79%		.66%		.36%		.34%		.18%
Return on average shareholders’ equity	12.59		10.29		5.29		5.10		2.76
Net interest margin	3.17		3.22		3.35		3.43		2.93
Efficiency ratio	65.22		67.75		78.89		77.50		90.65

Asset Quality Ratios:
Net charge-offs to average loans	.23%		.29%		.54%		.38%		.41%
Allowance to period-end loans	1.15		1.27		1.25		1.25		.82
Nonperforming assets to total loans & repossessions	.25		.29		.49		.92		1.18
Allowance to nonperforming loans & repossessions	4.50	x	5.53	x	3.14	x	2.03	x	1.32	x

Liquidity Ratios:
Total loans to total deposits	100.51%		97.93%		93.81%		87.12%		87.65%
Net loans to total deposits	97.79		94.57		89.61		83.21		80.38
Average total loans to average earning assets	86.48		82.78		84.26		85.78		85.89

Capital Ratios:
Leverage	8.64%		8.74%		9.03%		8.42%		8.08%
Risk-based capital
Tier 1	9.60		9.88		10.33		10.38		9.05
Total	11.97		11.91		12.74		12.55		11.72
Average equity to average assets	6.29		6.38		6.86		6.16		5.94

Balance Sheet Data (At End of Period):
Assets	$1,405,703		$1,223,717		$1,091,919		$1,065,727		$993,412
Earning assets	1,343,743		1,170,534		1,043,543		1,003,950		841,907
Total loans	1,129,777		995,289		833,029		789,402		717,088
Total deposits	1,124,013		1,016,377		887,979		906,095		818,081
Long-term debt	94,908		70,598		80,925		61,008		67,334
Shareholders’ equity	86,739		78,809		71,126		70,774		58,270

Daily Average:
Assets, net of discontinued operations	$1,304,090		$1,162,651		$1,034,527		$937,452		$891,176
Earning assets	1,248,811		1,115,149		986,485		882,947		832,530
Total loans	1,080,025		923,103		831,243		757,430		715,099
Total deposits	1,072,695		969,815		865,182		845,619		814,477
Long-term debt	81,817		80,205		46,906		61,360		63,021
Shareholders’ equity	82,002		74,137		70,967		62,317		58,038

[1]	from continuing operations
Fidelity Southern Corporation 8 13

CORPORATE AND SHAREHOLDER INFORMATION
Direct Stock Purchase and Dividend Reinvestment Plan
Fidelity Southern Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase shares of stock. This Plan allows shareholders to make initial direct stock purchases of $1,000 to $10,000. It also allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity’s common stock for a minimum of $100 up to $10,000 per transaction and $120,000 per year. Go to www.stockbny.com.

Executive Offices	Telephone Banking
3490 Piedmont Road, NE	404-248-LION
Suite 1550	888-248-LION
Atlanta, GA 30305
404-639-6500

Main Office Number	Internet Banking
404-639-6500	accessed at:
www.lionbank.com
Independent Registered Public Accounting Firm
Ernst & Young LLP
Atlanta, GA
Legal Counsel
Hunton & Williams LLP
Atlanta, GA
Financial Information
Shareholders and others seeking financial information about Fidelity may call Martha Fleming at 404-240-1504, write her at Fidelity Southern Corporation, P. O. Box 105075, Atlanta, Georgia, 30348, or go to www.fidelitysouthern.com and see investor relations for more information concerning Fidelity’s products and services, news releases, financial information, and other material relating to Fidelity Southern Corporation.
Shareholder Assistance
Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact Fidelity’s transfer agent:

The Bank of New York
1-800-524-4458 1-610-382-7833 (Outside the U.S.)
1-888-269-5221 (TDD phone — Hearing Impaired)
E-mail Address: Shareowners@bankofny.com

Address Shareholder Inquiries to:
Shareholder Relations Department
P.O. Box 11258
Church Street Station
New York, NY 10286
The Bank of New York’s Stock Transfer Website: http://www.stockbny.com

Send Certificates for Transfer and Address Changes to:
Receive and Deliver Department
P.O. Box 11002
Church Street Station
New York, NY 10286
Market Price — Common Stock

2005	High	Low
Fourth Quarter	$18.00	$16.40
Third Quarter	18.00	15.04
Second Quarter	17.71	14.50
First Quarter	19.57	15.90

2004	High	Low
Fourth Quarter	$19.60	$15.01
Third Quarter	15.24	12.85
Second Quarter	15.99	12.76
First Quarter	15.00	12.91
As of March 10, 2006, there were approximately 650 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity’s Common Stock were held by brokers, dealers, and their nominees.
Equal Opportunity Employer
Fidelity Southern Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers, and all other personnel policies will continue to be free from all discriminatory practices.
Annual Reports, Forms 10-K & 10-Q
Copies of Fidelity Southern
Corporation’s financial reports and Forms 10-K and 10-Q filed with the Securities and Exchange Commission and supplemental quarterly information are available on request or at www.fidelitysouthern.com. (investor relations)
This Annual Report includes forward-looking statements which are subject to risks and uncertainties. Actual results could differ materially for many reasons from those projected Information and factors that could affect future financial results are included in Fidelity Southern Corporation’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Fidelity Southern Corporation 8 14

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK

BOARDS OF DIRECTORS

James B. Miller, Jr.
Chairman and CEO
Fidelity Southern Corporation
Fidelity Bank
Board Member
Berlin American Companies
Interface, Inc.
American Software

Major General (Ret) David R. Bockel
Deputy Executive Director
Reserve Officers Association
of the United States
Washington, D.C.

Edward G. Bowen, M.D.
Retired
Gynecologist and
Obstetrician
Board Member
Duke University Board of
Trustees

Kevin S. King
Attorney

James H. Miller III
Senior Vice President
General Counsel
Georgia Power Company

H. Palmer Proctor, Jr.
Senior Vice President
Fidelity Southern Corporation
President
Fidelity Bank

Robert J. Rutland, Founder
Chairman
Allied Holdings, Inc.

W. Clyde Shepherd III
President
Plant Improvement Co., Inc.
Vice President and Secretary
Toco Hill, Inc.

Rankin M. Smith, Jr.
Owner and Manager
Seminole Plantation

W. Clyde Shepherd, Jr.
Director Emeritus

SENIOR MANAGEMENT

James B. Miller, Jr.
Chairman and CEO
Fidelity Southern Corporation
Fidelity Bank

H. Palmer Proctor, Jr.
Senior Vice President
Fidelity Southern Corporation
President
Fidelity Bank

M. Howard Griffith, Jr.
Chief Financial Officer
Fidelity Southern Corporation
Fidelity Bank

David Buchanan
Vice President
Fidelity Southern Corporation
Executive Vice President
Fidelity Bank
President
LionMark Insurance Company
Fidelity Southern Corporation 8 15

OFFICES
BANKING SERVICES
Mailing Address
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500
Internet Banking
www.lionbank.com
Buckhead
3490 Piedmont Rd. NE
Atlanta, GA 30305
(404) 814-8114
Canton Road
830 Old Piedmont Rd.
Marietta, GA 30066
(770) 919-0175
Crabapple
10920 Crabapple Rd.
Roswell, GA 30075
(770) 993-3438
Decatur
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333
Dunwoody
1425 Dunwoody Village Pkwy.
Dunwoody, GA 30338
(770) 668-0527
Lawrenceville
415 Grayson Hwy.
Lawrenceville, GA 30045
(770) 237-0121
Merchants Walk
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-5494
Northlake
2255 Northlake Pkwy.
Tucker, GA 30084
(770) 491-7770
Peachtree Center
260 Peachtree St.
Suite 100
Atlanta, GA 30303
(404) 524-1171
Peachtree Corners
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(770) 448-0554
Perimeter Center
2 Perimeter Center East
Atlanta, GA 30346
(770) 551-8662
Perimeter West
135 Perimeter Center West
Atlanta, GA 30346
(770) 351-9038
River Exchange
2080 Riverside Pkwy.
Lawrenceville, GA 30043
(770) 338-4031
Roswell
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797
Sandy Springs
225 Sandy Springs Cir.
Sandy Springs, GA 30328
(404) 252-3602
Southlake
1267 Southlake Circle
Morrow, GA 30260
(770) 961-9040
Sugarloaf
1115 Old Peachtree Rd.
Duluth, GA 30097
(Opening 2nd Quarter)
Terrell Mill
1642 Powers Ferry Road SE
Suite 230
Marietta, GA 30067
(770) 952-0212
Toco Hills
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595
Vinings
3020 Paces Mill Road
Suite 150
Atlanta, GA 30339
(770) 434-7800
Telephone Banking
(404) 248-LION
(888) 248-LION outside Atlanta
MORTGAGE SERVICES
Atlanta
3 Corporate Square
Suite 700
Atlanta, GA 30329
(800) 876-0543
Jacksonville, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-10001
INDIRECT AUTOMOBILE AND
RESIDENTIAL CONSTRUCTION LOAN
PRODUCTION OFFICE
Jacksonville, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000I
SBA LOAN PRODUCTION OFFICE
1498 Klondike Rd.
Suite 103
Conyers, GA 30094
(678) 413-2609
CREDIT INSURANCE
LionMark Insurance Company
3490 Piedmont Rd. NE
Suite 1550
Atlanta, GA 30305
(404) 240-1504
INVESTMENT BROKERAGE*
Atlanta
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6767
(800) 934-3624

*	Raymond James Financial Services, located at Fidelity Bank, is not a bank. Securities offered exclusively through Raymond James Financial Services, Inc., member NASD/SIPC, an independent broker/dealer, are not deposits or other obligations of or guaranteed by Fidelity Bank or any bank, are not guaranteed or insured by the FDIC or any other government agency, and involve investment risk, including the possible loss of the principal amount invested.
Fidelity Southern Corporation 8 16

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road
Atlanta, GA 30305
Phone: 404-248-LION
Web Site: www.fidelitysouthern.com