Form 10-K, Exhibit 13
period 2006-12-31
FIDELITY SOUTHERN CORP
filed 2007-03-15
CIK 822662

ABOUT THE COMPANY

Common Stock:
Fidelity’s common stock
trades on the NASDAQ
Global Select Market
under the symbol LION.
Annual Meeting:
The Annual Meeting of
Shareholders will be held
on Thursday, April 26,
2007, at 3:00 p.m. in
Fidelity’s Board Room,
Suite 1550, at 3490
Piedmont Road, NE,
Atlanta, Georgia 30305.

Fidelity Southern Corporation (“Fidelity”), a Georgia corporation incorporated on August 3, 1979, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Through Fidelity’s wholly owned subsidiaries, Fidelity Bank (“the Bank”) and LionMark Insurance Company, Fidelity provides a wide range of personal and corporate financial services, including consumer, commercial, construction, and mortgage lending, traditional deposit and other credit services, investment services, and a credit related insurance product, to a growing customer base.
     Fidelity Bank, which became a Georgia state chartered bank on May 9, 2003, originally opened on February 10, 1974. The Bank has 22 full-service branches and an Internet branch at www.lionbank.com. We provide indirect automobile loans and small business administration loans throughout the Southeast. The Bank also has a loan production office in Jacksonville, Florida.
     As of December 31, 2006, Fidelity had total assets and shareholders’ equity of $1.6 billion and $95 million, respectively.

LETTER FROM THE CHAIRMAN
March 12, 2007
To Our Shareholders:
     We remember George Dillard who passed away on November 30, 2006. He was a faithful shareholder, faithful customer, and a founder of the Bank. George was larger than life and consequently led an extraordinary life. It would be impossible to overstate his efforts, his influence, and his contribution to positive results in the early life of the Company. We will miss him.
     Palmer Proctor, his senior management staff, and the whole Fidelity family make one of the best teams in community banking. Fidelity has been built with the help of a lot of very good people and is the only community bank in the Atlanta market that has the area-wide presence, products, and services to have earned the title of Atlanta’s Community Bank.
     The past year has truly been one of successful growth in so many respects. The investments made in:
     • talented, productive people,
     • the transaction account acquisition marketing program,
     • our selective branch expansion initiatives,
     • our technology, particularly that related to product and service delivery, and
     • the significant expansion of our SBA lending division,
are all paying dividends and will translate into increasing long-term shareholder value.
     Our challenge for 2007 and beyond is to balance growth, expenses, and use of capital with our earnings goals. As always, our decisions will be driven by long-term shareholder value. We will continue to expand our market presence through selective branching in the metropolitan Atlanta market, an area fueling an economic engine providing growth rivaling that of any area in the nation.
Growth in Experienced and Productive Staff
     Metropolitan Atlanta’s robust growth over the past decade has brought many de novo financial institutions and the influx of numerous financial institutions from this country and, in fact, from other nations. Although this creates a fierce competitiveness for resources and loan and deposit customers, we see it as an opportunity to attract and retain talented and productive people, including lenders and branch administration and operations personnel.
Fidelity Southern Corporation 8 1

     We are able to attract talent because of our team approach. Also, our culture supports individual responsibility and personal growth opportunities, and we offer quick, responsive, and personal service to our individual and business customers alike. We will continue to seek and selectively hire talent as it becomes available and fits within our business plan.
Growth in the Branch Network
     We added two new branches in 2006 — the Sugarloaf Branch and the Conyers Branch — and both of them have grown far more than planned. We select our branches based on local markets and current and anticipated growth in those markets, the acquisition of appropriate sites and facilities, and, most importantly, the availability of experienced people who can immediately bring new customers and business to those branches. We plan to open more branches in 2007, including our new Newnan Branch opening in April and a branch in Winder.
Growth in Loans
     The year 2006 was another year of substantial growth in total loans, with outstandings increasing by approximately 23% to almost $1.4 billion. We take pride in the fact that all of our growth over the years has been purely organic, with no growth obtained through acquisition or loan participations purchased. Much of the growth in 2006 was provided through core bank lending products. Our expanding SBA division contributed significantly to our commercial and commercial real estate loan growth, as well as to our noninterest income through SBA loan sales and servicing. We anticipate only moderate loan growth through the first half of 2007. This is due in part to SBA and indirect automobile loan sales, but mostly due to a decline in residential construction loans outstanding as the slowing in the residential housing market will result in fewer new residential construction loans. Growth in lending opportunities in the second half of 2007 should put us back on a stronger growth path.
Growth in Deposits
     Our direct mail transaction account acquisition program started in early 2006 and is continuing through 2007. Over the past year, it has brought us many new individual and business customers, coupled with a 27% growth in both lower costing and fee generating noninterest-bearing and interest-bearing transaction account balances. The deposit acquisition marketing program, training, and program maintenance are provided by a nationally recognized consultant with many years of experience in this arena. A major contributor to the success of the program is that our people have migrated swiftly toward a sales and relationship banking mentality and are consistently “asking for the business.” Thus, we are realizing growth not only in our transaction account balances, but also in all our deposit products through this program.
Fidelity Southern Corporation 8 2

Growth in Delivery Systems
     We continue to add to and improve our delivery of products and services through technological advances. For several years, we have provided telephone banking and Internet banking, including bill pay and transaction account management capabilities, to both individual customers and businesses. These systems continue to improve.
     Our most important addition to our delivery systems in 2006 was the implementation of “remote deposit capture” for our business customers. A small machine we place in the business office can scan check deposits, cancel the checks, provide deposit detail, and then transmit the deposit image electronically to us. We immediately reflect this deposit in the business customer’s account. There are numerous advantages to this process, including the convenience of not having to leave the office to make a deposit drop, extending the same-day deposit credit into the late afternoon, and more rapid availability of collected funds to the business.
     This new technology has been enthusiastically embraced by our current business customers and is generating new customers on a regular basis. The demand has been so great that there is a waiting list for installations. We believe this opens up a large business segment opportunity because remote deposit capture, coupled with our electronic banking and account management systems, largely overcome any concerns that businesses could have regarding branch availability. Already, nearly five percent of deposit transactions are processed not in the branch but on remote deposit machines.
Growth in Earnings
     There should be continuing increases in net interest income. Consumer loan yields will increase in this flat rate environment, which is expected to continue for the foreseeable future. The net interest margin should stabilize as the cost of funds moderates significantly. The many banks that are dependent on construction lending will not need funding as before.
     Asset quality continues to be carefully monitored as we assess the impact of the slowing residential housing market on construction lending in particular and the economy in general. We do not anticipate the need to significantly increase the allowance for loan losses through increases in the provision, in part because of our conservative lending practices and in part because of the vitality in our metropolitan Atlanta economy.
     Noninterest income will continue to grow, particularly through our SBA and indirect lending activities and through service charges and fees related to growing numbers of transaction accounts.
Fidelity Southern Corporation 8 3

     We still anticipate earnings growth in the range of 15%. We could improve short-term earnings by limiting growth and market expansion, but, as I said earlier, our plans are to build for the future success of our Company and to build long-term shareholder value.
     As we continue to grow through market and product expansion, we will rely on the strengths that have been successful for you and the Bank for over 33 years — well-positioned products and personal service delivered by dedicated employees who truly care about the customers and communities they serve. Our personal and professional service is our greatest attribute. Certainly, as it has been since 1974, IT’S ALL ABOUT SERVICE.
     Howard Griffith understood service. He was one of the great leaders of the Company, and he made significant contributions to its success. He retired in 2006 after serving as CFO through both difficult and good times. He and his wife have moved to their beloved Chesapeake Bay and we wish them many years of happy activity there.
     Please know all of us, your employees, thank each of you for your interest and for your continuing support.
Sincerely,
James B. Miller, Jr.
Chairman
Fidelity Southern Corporation 8 4

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK

BOARDS OF DIRECTORS

James B. Miller, Jr.
Chairman and CEO
Fidelity Southern Corporation
Fidelity Bank
Board Member
Berlin American Companies
Interface, Inc.
American Software

Major General (Ret) David R. Bockel
Deputy Executive Director
Reserve Officers Association
of the United States
Washington, D.C.

Edward G. Bowen, M.D.	SENIOR MANAGEMENT
Retired
Gynecologist and	James B. Miller, Jr.
Obstetrician	Chairman and CEO
Fidelity Southern Corporation
Kevin S. King	Fidelity Bank
Attorney
Chief Operating Officer	H. Palmer Proctor, Jr.
Project Vision, Inc.	President
Development Director	Fidelity Southern Corporation
Temima High School	Fidelity Bank

James H. Miller III	B. Rodrick Marlow
Senior Vice President	Chief Financial Officer
General Counsel	Fidelity Southern Corporation
Georgia Power Company	Fidelity Bank

H. Palmer Proctor, Jr.	David Buchanan
President	Vice President
Fidelity Southern Corporation	Fidelity Southern Corporation
Fidelity Bank	Executive Vice President
Fidelity Bank
Robert J. Rutland, Founder
Chairman
Allied Holdings, Inc.

W. Clyde Shepherd III
President
Plant Improvement Co., Inc.
President and Chief Financial Officer
Toco Hill, Inc.

Rankin M. Smith, Jr.
Owner and Manager
Seminole Plantation

W. Clyde Shepherd, Jr., Founder
Director Emeritus

OFFICES

BANKING SERVICES	Peachtree Center	OPERATIONS CENTER
260 Peachtree St.
Mailing Address	Suite 100	Atlanta
P.O. Box 105075	Atlanta, GA 30303	3 Corporate Square
Atlanta, GA 30348	(404) 524-1171	7th Floor
(404) 639-6500		Atlanta, GA 30329
	Peachtree Corners	(404) 639-6500
Internet Banking	3500 Holcomb Bridge Rd.
www.lionbank.com	Norcross, GA 30092
	(770) 448-0554	MORTGAGE SERVICES
Telephone Banking
(404) 248-LION	Perimeter Center	(404) 248-5466
(888) 248-LION outside Atlanta	2 Perimeter Center East	(888) 248-5466
Atlanta, GA 30346
Buckhead	(770) 551-8662
3490 Piedmont Rd. NE
Atlanta, GA 30305	Perimeter West	INVESTMENT BROKERAGE*
(404) 814-8114	135 Perimeter Center West
	Atlanta, GA 30346	(404) 639-6767
Canton Road	(770) 351-9038	(800) 934-3624
830 Old Piedmont Rd. NE
Marietta, GA 30066	River Exchange
(770) 919-0175	2080 Riverside Pkwy.	CREDIT INSURANCE
Lawrenceville, GA 30043
Conyers	(770) 338-4031	LionMark Insurance Company
1955 GA Highway 138, North		(404) 639-6782
Suite 1200	Roswell
Conyers, GA 30013	1325 Hembree Rd.
(770) 918-2440	Roswell, GA 30076	SBA LOAN PRODUCTION OFFICE
(770) 667-9797
Crabapple		Conyers, GA
10920 Crabapple Rd.	Sandy Springs	1498 Klondike Rd.
Roswell, GA 30075	225 Sandy Springs Cir.	Suite 103
(770) 993-3438	Sandy Springs, GA 30328	Conyers, GA 30094
	(404) 252-3602	(678) 413-2609
Decatur
160 Clairemont Ave.	Southlake
Decatur, GA 30030	1267 Southlake Circle	LOAN PRODUCTION OFFICE
(404) 371-9333	Morrow, GA 30260
	(770) 961-9040	Jacksonville, FL
Dunwoody		10151 Deerwood Park Blvd.
1425 Dunwoody Village Pkwy.	Sugarloaf	Building 200
Dunwoody, GA 30338	1115 Old Peachtree Rd.	Suite 100
(770) 668-0527	Suwanee, GA 30024	Jacksonville, FL 32256
	(678) 512-7000	(904) 996-1000
Lawrenceville
415 Grayson Hwy.	Terrell Mill
Lawrenceville, GA 30045	1642 Powers Ferry Road SE
(770) 237-0121	Suite 230	*Raymond James Financial Services,
	Marietta, GA 30067	located at Fidelity Bank, is not a bank.
Merchants Walk	(770) 952-0212	Securities offered exclusively through
1223 Johnson Ferry Rd.		Raymond James Financial Services, Inc.,
Marietta, GA 30068		member NASD/SIPC, an independent
(770) 973-5494	Toco Hills	broker/dealer, are not deposits or
	2936 North Druid Hills Rd.	other obligations of or guaranteed
Newnan	Atlanta, GA 30329	by Fidelity Bank or any bank, are not
102 Newnan Crossing Bypass	(404) 329-9595	guaranteed or insured by the FDIC or
Newnan, GA 30265		any other government agency, and
(770) 254-5520	Vinings	involve investment risk, including the
	3020 Paces Mill Road	possible loss of the principal
Northlake	Suite 150	amount invested.
2255 Northlake Pkwy.	Atlanta, GA 30339
Tucker, GA 30084	(770) 434-7800
(770) 491-7770

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

Executive Offices	Telephone Banking
3490 Piedmont Road, NE	404-248-LION
Suite 1550	888-248-LION
Atlanta, GA 30305
404-639-6500

Main Office Number	Internet Banking
404-639-6500	www.lionbank.com
Independent Registered Public Accounting Firm
Ernst & Young LLP
Atlanta, GA
Legal Counsel
Kilpatrick Stockton LLP
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
Shareholder Assistance
Shareholders requiring a change of address, records or information about lost certificates or dividend checks may contact Fidelity’s transfer agent:
The Bank of New York
1-800-524-4458
1-212-815-3700 (Outside the U.S. and Canada)
1-888-269-5221 (TDD phone — Hearing Impaired)
E-mail Address: shareowners@bankofny.com
Web Address: www.stockbny.com
Address Shareholder Inquiries to:
The Bank of New York
Shareholder Services Department
P.O. Box 11258
New York, NY 10286-1258
Send Certificates for Transfer and Address Changes to:
Receive and Deliver Department
P.O. Box 11002
New York, NY 10286-1002
Market Price — Common Stock

2006	High	Low
Fourth Quarter	$19.00	$18.00
Third Quarter	19.40	17.00
Second Quarter	18.60	17.00
First Quarter	18.60	16.90

2005	High	Low
Fourth Quarter	$18.00	$16.40
Third Quarter	18.00	15.04
Second Quarter	17.71	14.50
First Quarter	19.57	15.90
As of March 8, 2007, there were approximately 650 shareholders of record. In addition, shares of approximately 2,000 beneficial owners of Fidelity’s common stock were held by brokers, dealers, and their nominees.
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
We are:
Atlanta’s
Community Bank

FIDELITY SOUTHERN CORPORATION

3490 Piedmont Road, NE · Suite 1550 · Atlanta, Georgia 30305

(404) 248-LION

www.fidelitysouthern.com