Form 10-K, Exhibit 13
period 2007-12-31
FIDELITY SOUTHERN CORP
filed 2008-03-14
CIK 822662

Exhibit 13

About The Company

Fidelity Southern Corporation (“Fidelity”), a Georgia corporation incorporated on August 3, 1979, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Fidelity Bank was founded in 1974 and is one of the largest community banks in metro Atlanta.
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank (www.lionbank.com) and LionMark Insurance Company, provides a wide range of banking, mortgage and investment services, and credit-related insurance products to a growing customer base through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. Mortgage and construction loans are also offered through the office in Jacksonville, Florida. In addition, the Bank provides automobile and SBA loans through employees located throughout the Southeast.
As of December 31, 2007, Fidelity had total assets and shareholders’ equity of $1.7 billion and $100 million, respectively.
Common Stock:
Fidelity’s common stock trades on the NASDAQ Global Select Market under the symbol LION.
Annual Meeting:
The Annual Meeting of Shareholders will be held on Thursday, April 24, 2008, at 3:00 p.m. in Fidelity’s Board Room, Suite 1550, at 3490 Piedmont Road, NE, Atlanta, Georgia 30305.

Letter From The Chairman

March 13, 2008
To Our Shareholders:
     This is a sobering time for those of us who work in the banking business, and even more sobering for those of us who own stock in a bank. Our stock is selling at a steep and unjustified discount to book value, a book value that we believe will continue to grow. This is an historic time for investment.
     When I came to work at this bank in the 1970’s, the country’s economy was in a very difficult stretch, but things recovered then and after each subsequent economic slowdown. We can safely assume it will recover again.
     The good news is the Federal Reserve policy of lowering interest rates will, in time, restart the capital markets that are barely functioning, the excess supply of new homes and lots will be absorbed, the great credit excesses and inflated property values will return to historic norms, and we will all feel better and, hopefully, wiser then. In the meantime, our loan loss reserves will continue to grow, keeping earnings under stress, although earnings are expected to be positive. Earnings will benefit because we have a relatively diversified portfolio of loans and securities that has amongst the lowest concentrations of commercial and residential real estate loans in community banks in the Atlanta region.
     During a very difficult economic and financial environment, we have kept on course, building for the future. The goal has been to grow residential mortgage, SBA, and commercial lending, and especially to broaden the core deposit base.
     Following is a restatement of where we are and what we have done in the last year, outlining some of our strengths. It shows why we believe we will successfully make it through the present problems and come out even stronger — to continue on our mission to be the “Number One Community Bank With The Best Customer Service In Town.”
     Jimmy Fincher has re-energized our mortgage-lending program and has hired a team that will be able to make residential mortgages the way it used to be done when there was an on-going relationship between the borrower and the lender. Those residential mortgages that are now on our books, including home equity lines of credit, continue to perform well.
     Danny Preston has built one of the finest SBA lending and servicing groups in the country. Credit quality in this geographically diversified portfolio remains very good, and although demand has slackened somewhat, the portfolio will continue to grow.
     Michael Pierson continues to steadily build our commercial lending business. The total relationships established are instrumental in helping to increase deposits. We are not transactional lenders but want a full relationship that includes deposits.

Letter From The Chairman
     Janet Wilcoxson has done a most remarkable job with our branch network. She has created and fine-tuned a deposit-gathering machine. Three branches were opened and two branches, Sandy Springs and Decatur, were remodeled in 2007. The Northlake Branch, after 29 years, was extensively remodeled and reoccupied this year. An attitude of providing the best customer service possible does work. Look at the numbers.
     Sam Mathis has had his hands full with residential construction lending, but is aggressively and effectively managing the problems in that portfolio. Atlanta is one of the most overbuilt markets in the country. The oversupply of lots will be with us for years. The housing market may finish its correction this year, but a return to the levels of the recent past is not in the cards. The bottom line, however, is that the reality of the market is not as bad as those caught up in full panic are saying.
     David Buchanan continues to carefully control the production of indirect automobile loans, which in our case requires frequent sales to third parties. We now service $282 million in loans for others. Collections is often an overlooked area until tough times come along. Fortunately for us, Sheila White has an absolutely first class, seasoned collections and recovery team, which is doing an outstanding job in controlling and minimizing problems in the consumer loan portfolio.
     Gloria O’Neal, head of risk management, believes that controlling through careful monitoring, measuring, and reporting will ultimately minimize risk, and the team she has built over many years is one of the greatest strengths we have.
     Our President Palmer Proctor, his senior management staff, and all of the employees make Fidelity one of the best teams in community banking. Our success is due to the quality and teamwork of our people. Indeed, our commitment to serve our customers distinguishes Fidelity Bank from all other banks in this crowded market, and sets the standard that our customers have come to expect over the last 34 years.
     The present economic environment is creating opportunities. We are seeing new talented and experienced bankers in the market. We will continue to seek and selectively hire talent as it becomes available and fits within our business plan. Our culture supports individual responsibility and personal growth opportunities. We offer quick, responsive, and personal service to our individual and business customers alike. Likewise, we are finding many businesses and consumers looking for a stable and consistent bank to provide the products and services they need.
     We note that all of our growth over the years has been purely organic, with no growth obtained through acquisition or loan participation purchases. We underwrite each of our loans internally and have no subprime lending programs or portfolios. Our loan portfolio is well diversified. Construction lending, a portfolio under stress due to the residential housing slowdown, represents slightly less than 20% of the total loan portfolio. Our consumer loan portfolio, although suffering some stress due to the impact of the housing and economic slowdown, consists of predominately fixed rate loans providing solid margin compression insulation as market interest rates have fallen rapidly. We are monitoring and aggressively and decisively addressing all problem, and potential problem, loans.
     The industry-wide housing problems are resulting in deteriorating credit quality in our residential construction portfolio, with increasing balances in non performing loans and increasing balances in our other real estate owned portfolio. Wherever possible, we are working with financially stressed builders and developers to work through their inventories. We have had to take back some houses and lots because the builders just could not, in some cases, continue operations. Only if necessary are we taking the assets and improving, selling, or holding them based on our determination of the action necessary to maximize ultimate value.

Letter From The Chairman
     In the first half of 2007, we added two new branches in Newnan and Winder, Georgia, and one in Jacksonville, Florida, following the opening of two new branches in the second half of 2006. These branches have, for the most part, grown rapidly, with several already providing net positive earnings. Our branch locations are selected based on local markets, current and anticipated growth in those markets, the acquisition of appropriate sites and facilities, and, most importantly, the availability of experienced people who can immediately bring new customers and business to those branches. Our 24 branch locations are key to our strategic plan.
     Our deposit acquisition program has brought us many new individual and business customers, together with a 6.5% growth in both lower costing and fee generating noninterest-bearing and interest-bearing transaction accounts. Service charge revenue from deposit accounts in 2007 increased 13.9% over 2006. Our noninterest revenues continue to grow fueled by revenue from SBA and indirect lending activities and by fees and charges from growing numbers of transaction accounts.
     We continue to add to and improve our delivery of products and services through technological advances. In 2007, we aggressively promoted “Remote Deposit Capture” to our business customers. This new technology has been enthusiastically embraced by our existing business customers and generates new accounts on a regular basis. The demand has been so great that there is a waiting list for installations. We believe this opens up a significant business development opportunity because remote deposit capture, coupled with our electronic banking and account management systems, largely overcomes concerns that businesses could have regarding branch availability. Already, nearly 6% of deposit transactions and 40% of our dollar volume are processed through remote deposit capture.
     In 2008, we will launch a completely updated and redesigned website, providing both individual customers and businesses better navigation and greater transaction account management capabilities, while at the same time giving the Bank better presence on the World Wide Web.
     We decided in 2007 to outsource completely our brokerage activities and have concluded this year an agreement with Reliance Securities, LLC, ending our relationship with another brokerage firm. They will hire our brokers as their employees. We believe we will be even better able to offer superior brokerage and trust services, while generating fee revenue with little accompanying overhead expenses. Reliance Trust acquired our trust activities several years ago, and this move will be an effective expansion of our affiliation.
     When Fidelity Bank was started in 1974, the U.S. economy was on the brink of recession and oil prices were at historic levels. Thirty-four years later, many of the same issues exist. Despite the cyclical nature of the economy, Fidelity Bank has not only weathered the recurring ups and downs, but has grown exponentially to become one of Atlanta’s oldest and most respected community banks. We were here for you then, and we are here for you now. We remain committed to serving our customers and the interest of our shareholders.
     Please know all of us — your employees — thank each of you for your interest and for your continuing support.
Sincerely,

James B. Miller, Jr.
Chairman

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
BOARDS OF DIRECTORS
James B. Miller, Jr.
Chairman and CEO
     Fidelity Southern Corporation
     Fidelity Bank
     LionMark Insurance Company
Board Member
     Interface, Inc.
     American Software
Major General (Ret) David R. Bockel
Deputy Executive Director
     Reserve Officers Association
     of the United States
Edward G. Bowen, M.D.
Retired
     Gynecologist and
     Obstetrician
Kevin S. King
Executive Director
     Greenfield Hebrew Academy
Chief Operating Officer
     Project Vision, Inc.
Attorney
James H. Miller III
Senior Vice President
General Counsel
     Georgia Power Company
H. Palmer Proctor, Jr.
President
     Fidelity Southern Corporation
     Fidelity Bank
Secretary/Treasurer
     LionMark Insurance Company
Robert J. Rutland, Founder
Chairman and CEO
     Greyland Development Group
W. Clyde Shepherd III
President
     Plant Improvement Co., Inc.
     Toco Hill, Inc.
Rankin M. Smith, Jr.
Owner and Manager
     Seminole Plantation
W. Clyde Shepherd, Jr., Founder
     Director Emeritus
SENIOR MANAGEMENT
James B. Miller, Jr.
Chairman and CEO
     Fidelity Southern Corporation
     Fidelity Bank
     LionMark Insurance Company
H. Palmer Proctor, Jr.
President
     Fidelity Southern Corporation
     Fidelity Bank
Secretary/Treasurer
     LionMark Insurance Company
B. Rodrick Marlow
Chief Financial Officer
     Fidelity Southern Corporation
     Fidelity Bank
     LionMark Insurance Company
David Buchanan
Vice President
     Fidelity Southern Corporation
Executive Vice President
     Fidelity Bank
President
     LionMark Insurance Company

OFFICES
BANKING SERVICES
Mailing Address
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500
Internet Banking
www.lionbank.com
Telephone Banking
(404) 248-LION
(888) 248-LION outside Atlanta
Buckhead
3490 Piedmont Rd. NE
Atlanta, GA 30305
(404) 814-8114
Canton Road
830 Old Piedmont Rd. NE
Marietta, GA 30066
(770) 919-0175
Conyers
1955 GA Highway 138, North
Suite 1200
Conyers, GA 30013
(770) 918-2440
Crabapple
10920 Crabapple Rd.
Roswell, GA 30075
(770) 993-3438
Decatur
160 Clairemont Ave.
Decatur, GA 30030
(404) 371-9333
Dunwoody
1425 Dunwoody Village Pkwy.
Dunwoody, GA 30338
(770) 668-0527
Jacksonville, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000
Lawrenceville
415 Grayson Hwy.
Lawrenceville, GA 30045
(770) 237-0121
Merchants Walk
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-5494
Newnan
102 Newnan Crossing Bypass
Newnan, GA 30265
(770) 254-5520
Northlake
2255 Northlake Pkwy.
Tucker, GA 30084
(770) 491-7770
Peachtree Center
260 Peachtree St.
Suite 100
Atlanta, GA 30303
(404) 524-1171
Peachtree Corners
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(770) 448-0554
Perimeter Center
2 Perimeter Center East
Atlanta, GA 30346
(770) 551-8662
Perimeter West
135 Perimeter Center West
Atlanta, GA 30346
(770) 351-9038
River Exchange
2080 Riverside Pkwy.
Lawrenceville, GA 30043
(770) 338-4031
Roswell
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797
Sandy Springs
225 Sandy Springs Cir.
Sandy Springs, GA 30328
(404) 252-3602
Southlake
1267 Southlake Circle
Morrow, GA 30260
(770) 961-9040
Sugarloaf
1115 Old Peachtree Rd.
Suwanee, GA 30024
(678) 512-7000
Terrell Mill
1642 Powers Ferry Road SE
Suite 230
Marietta, GA 30067
(770) 952-0212
Toco Hills
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 329-9595
Vinings
3020 Paces Mill Road
Suite 150
Atlanta, GA 30339
(770) 434-7800
Winder
133 West Athens Street
Suite C
Winder, GA 30680
(678) 963-0925
OPERATIONS CENTER
Atlanta
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6500
MORTGAGE SERVICES
(404) 248-5466
(888) 248-5466
INVESTMENT SERVICES*
(404) 639-6767
(800) 934-3624
CREDIT INSURANCE
LionMark Insurance Company
(404) 639-6872
SBA LOAN PRODUCTION OFFICE
Covington, GA
1122 Pace Street
Covington, GA 30014
(770) 784-1956

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

CORPORATE AND SHAREHOLDER INFORMATION
Direct Stock Purchase and Dividend Reinvestment Plan
Fidelity Southern Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase shares of stock. This Plan allows shareholders to make initial direct stock purchases of $1,000 to $10,000. It also allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity’s common stock for a minimum of $100 up to $10,000 per transaction and $120,000 per year. Go to www.bnymellon.com/shareowner/isd.

Executive Offices 3490 Piedmont Road, NE Suite 1550 Atlanta, GA 30305 404-639-6500	Telephone Banking 404-248-LION (5466) 888-248-LION (5466)

Main Office Number 404-639-6500	Internet Banking www.lionbank.com
Independent Registered Public Accounting Firm
Ernst & Young LLP
Atlanta, GA
Legal Counsel
Kilpatrick Stockton LLP
Atlanta, GA
Financial Information
Shareholders and others seeking financial information about Fidelity may call Martha Fleming at 404-240-1504, write her at 3490 Piedmont Rd, N.E., Suite 1550, Atlanta, Georgia 30305, or go to www.fidelitysouthern.com and see Investor Relations for more information concerning Fidelity’s products and services, news releases, financial information, and other material relating to Fidelity Southern Corporation.
Transfer Agent and Registrar
BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, New Jersey 07310-1900
(800) 203-4394
(201) 680-6685 (Outside the U.S. and Canada)
(800) 231-5469 (TDD phone — Hearing Impaired)
www.bnymellon.com/shareowner/isd
As a Fidelity Southern Corporation shareholder, you are invited to take advantage of our convenient shareholder services or request more information about Fidelity Southern Corporation.
BNY Mellon Shareowner Services maintains the records for our registered shareholders and can help you with a variety of shareholder related services at no charge, including:
•	Change of name or address

•	Consolidation of accounts

•	Duplicate mailings

•	Dividend reinvestment enrollment

•	Lost stock certificates

•	Transfer of stock to another person

•	Additional administrative services
Access your investor statements online 24 hours a day, 7 days a week with MLinkSM. For more information, go to www.bnymellon.com/shareowner/isd.
You can also send mail to BNY Mellon at:
Fidelity Southern Corporation
c/o BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015
Market Price — Common Stock

2007	High	Low
Fourth Quarter	$15.20	$8.53
Third Quarter	17.61	13.11
Second Quarter	19.35	16.62
First Quarter	19.19	18.21

2006	High	Low
Fourth Quarter	$19.00	$18.00
Third Quarter	19.40	17.00
Second Quarter	18.60	17.00
First Quarter	18.60	16.90
As of March 6, 2008, there were approximately 750 shareholders of record. In addition, shares of approximately 1,500 beneficial owners of Fidelity’s common stock were held by brokers, dealers, and their nominees.
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
We are:
Atlanta’s Community Bank

FIDELITY SOUTHERN CORPORATION

3490 Piedmont Road NE • Suite 1550 • Atlanta, Georgia 30305

(404) 248-LION

www.fidelitysouthern.com