Form 10-K, Exhibit 13
period 2008-12-31
FIDELITY SOUTHERN CORP
filed 2009-03-17
CIK 822662

Exhibit 13

Fidelity Southern Corporation (“Fidelity”), a Georgia corporation incorporated on August 3, 1979, is registered as a bank holding company under the Bank Holding CompanyAct of 1956, as amended.
Fidelity Bank was founded in 1974 and is one of the largest community banks in metro Atlanta.
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank (www.lionbank.com) and LionMark Insurance Company, provides a wide range of banking, mortgage and investment services, and credit-related insurance products to a growing customer base through 23 branches in Atlanta, Georgia, and a branch in Jacksonville, Florida.
As of December 31, 2008, Fidelity had total assets and shareholders’ equity of $1.76 billion and $136.6 million, respectively.
Common Stock:
Fidelity’s common stock trades on the NASDAQ Global Select Market under the symbol LION.
Annual Meeting:
The Annual Meeting of Shareholders will be held on Thursday, April 23, 2009, at 3:00 p.m. in Fidelity’s Board Room, Suite 1550, at 3490 Piedmont Road, NE, Atlanta, Georgia 30305.

LETTER FROM THE CHAIRMAN
March 16, 2009
To Our Shareholders:
     We have talked about the strengths of your company repeatedly over the last several years and those strengths have now put us in a unique position in the Atlanta market. We are a public company with the transparency that brings. And with our 23 branches and their professional bankers, we have the only substantial deposit generating capacity of all the community banks here. Our back office is, in fact, front and center with sophisticated technology, systems, and controls in place, with well-trained and motivated professionals.
     The most unique distinguishing feature is, however, our diversified loan portfolio which is contrary to other community banks in Atlanta, as they have concentrated on real estate loans, both residential and commercial.
     Just as important as what we do is what we do not do. We have not owned subprime mortgages nor any of the so-called toxic assets. Our securities portfolio is plain vanilla which means, among other things, no derivatives. We do not have a non-owner occupied commercial real estate portfolio. We have not bought loan participations from others.
     We do have increased focus in our business lending, SBA lending, mortgage lending, and indirect automobile lending. Though at a greatly reduced level, we continue to make residential construction loans. Our residential construction business is clearly laid out in this report with its risk level easy to measure and easy to monitor. We examine this portfolio rigorously and mark it to market at least quarterly. Our efforts to sell properties we now own are aggressive and we extend help to our builders in their sales efforts, too. House prices have already declined to historical trend lines and the oversupply continues to decline. For us, not selling at liquidation prices has been a prudent decision.
     Again, contrary to some banks, it is important that our home equity portfolio is very small and was generated in-house.
     Commercial business lending has continued its steady growth and margins have begun to expand. Lenders have been added this year and we look to hire others.
     SBA lending slowed with the freeze-up of the financial markets. Those markets now are functioning again and should improve. We have added lenders here this year and plan on having continuing contributions from this decision.
     Mortgage lending has significantly increased in 2009 with the refinance boom. We sell these loans to others as we do with some of our SBA loans and automobile loans. As the mortgage market develops, we expect to take market share. We have planned for well over a year to expand our effort in mortgage finance, as many smaller mortgage shops closed, leaving a natural void for a bank mortgage lender.

     Our indirect automobile lending has been the safety valve for us during this recession, because it had about thirty million dollars in loans which paid off each month, providing liquidity and, effectively, capital. We now have stepped up our effort in automobile lending with hiring more people and signing up new dealerships as customers. Charge-offs have indeed increased, but the business remains profitable.
     The actions we took in 2007 and 2008 were necessary so that we could absorb the losses caused by residential real estate. Overhead was reduced substantially by the painful trimming of staff and by controlling loan production. However, the taking of $48.2 million in TARP funding has altered the picture, making the steps in lending activities outlined above possible. Contrary to the beliefs of some, TARP funding is a loan from the government with warrants attached and an interest rate of 5%.
     For us, taking this loan was prudent. Risk based capital improved from 10.29% at December 31, 2007, to 12.92% at December 31, 2008. Our focus has shifted again to providing for slow and steady growth. If we are able to find the right fit, we want to add to our footprint here in Atlanta or perhaps in Florida where we have one branch in Jacksonville and substantial loan business there.
     Dr. Don Harp was elected to the Board of Directors in August 2008. Dr. Harp is Minister Emeritus of Peachtree Road United Methodist Church, after having served as its Senior Minister for twenty years. After graduating from Young Harris Junior College, Dr. Harp received his Bachelor of Arts degree from Huntingdon College, his Masters of Divinity from Emory University, and his Doctorate of Divinity from McCormick Theological Seminary at the University of Chicago. Dr. Harp is a member of the Buckhead Coalition and a Trustee of Young Harris College. He teaches at the Candler School of Theology at Emory University. Dr. Harp’s deep involvement in the community and understanding of the role of institutions will be immensely valuable to our organization.
     We also learned in March this year that James H. Miller III will not stand for re-election to our Board. He has been named President of Southern Nuclear Operating Company, a division of Southern Company, and has moved to Birmingham, Alabama. We will miss his insightful advice, but know he and his wife Kathy will thrive in Birmingham.
     Stephen H. Brolly was promoted to Chief Financial Officer in December. Prior to being named Interim CFO in August 2008, Steve had been Treasurer for the Company since May 2006. He has almost ten years of financial institution management experience with a publicly traded (NASDAQ) financial institution. He is a certified public accountant, having worked approximately 13 years in the audit practice of Deloitte & Touche’s Philadelphia office. He received his Bachelor of Science degree in accounting from Drexel University in Philadelphia.
     We have had much hurt throughout the bank over the last year with many deaths affecting our families. Rod Marlow, our Chief Financial Officer until August 2008, after long service as Controller, died in January 2009. We are all saddened by this terrible loss.
     Karina Lichirie Miller, my wife, died suddenly in November 2008. She had served on the board of a subsidiary, Fidelity National Capital Investors, and attended bank board meetings for years. She was an integral part of this bank’s success since 1976 and is directly responsible for many of our customers being here. For the outpouring of sympathy and support, my family and I are forever grateful.

     We understand that we will need to remain resilient as we have been since 1974, as we face a changing environment. We will continue to do those things that have contributed to our being able to weather this recession. Following The Golden Rule is first. Training and motivating all our people is second. Third is making loans; that is what banks do. Fourth is being persistent and keeping our eye on the long view. I want us to be a bank owned by customer shareholders and employee shareholders, which will lead to a better recognition of the value of the company in its share price. I see the future as full of opportunity. People still want to do business where they are known and are treated with respect. Your President, Palmer Proctor, and your Board of Directors have the vision to get us to that future.
     Please know all of us, your employees, thank each of you for your interest and for your support.
Sincerely,

James B. Miller, Jr.
Chairman

FIDELITY SOUTHERN CORPORATION FIDELITY BANK

James B. Miller, Jr.	Major General (Ret)
Chairman	David R. Bockel

Edward G. Bowen, M.D.	Dr. Donald A. Harp, Jr.

Kevin S. King	James H. Miller III

H. Palmer Proctor, Jr.	Robert J. Rutland
President	Founder

W. Clyde Shepherd III	Rankin M. Smith, Jr.
Boards of Directors

James B. Miller, Jr.
Chairman and CEO Fidelity Southern Corporation Fidelity Bank LionMark Insurance Company
Board Member Berlin American Companies Interface, Inc. American Software

Major General (Ret) David R. Bockel
Deputy Executive Director Reserve Officers Association of the United States Washington, D.C.

Edward G. Bowen, M.D.
Retired Gynecologist and Obstetrician

Dr. Donald A. Harp, Jr. Minister Emeritus
Adjunct Professor Candler School of Theology Emory University

Kevin S. King
Attorney
Executive Director Greenfield Hebrew Academy

James H. Miller III
President and CEO Southern Nuclear Operating Company

H. Palmer Proctor, Jr.
President Fidelity Southern Corporation Fidelity Bank
Secretary and Treasurer LionMark Insurance Company

Robert J. Rutland, Founder
Chairman and CEO Greyland Development Group

W. Clyde Shepherd III
President Plant Improvement Co., Inc.
President Toco Hill, Inc.

Rankin M. Smith, Jr.
Owner and Manager Seminole Plantation

W. Clyde Shepherd, Jr.
Founder

W. Clyde Shepherd, Jr.,
Founder
Director Emeritus

Senior Management

James B. Miller, Jr.
Chairman and CEO Fidelity Southern Corporation Fidelity Bank LionMark Insurance Company

H. Palmer Proctor, Jr.
President Fidelity Southern Corporation Fidelity Bank
Secretary and Treasurer LionMark Insurance Company

Stephen H. Brolly
Chief Financial Officer Fidelity Southern Corporation Fidelity Bank LionMark Insurance Company

David Buchanan
Vice President Fidelity Southern Corporation
Executive Vice President Fidelity Bank
President LionMark Insurance Company

OFFICES

Banking Services
Mailing Address
P.O. Box 105075
Atlanta, GA 30348
(404) 639-6500
Internet Banking
www.lionbank.com
Telephone Banking
(404) 248-LION
(888) 248-LION outside Atlanta
Buckhead
3490 Piedmont Rd. NE
Atlanta, GA 30305
(404) 814-8114
Canton Road
830 Old Piedmont Rd.
Marietta, GA 30066
(770) 919-0175
Conyers
1945 GA Highway 138, North
Conyers, GA 30013
(404) 553-2300
Crabapple
10920 Crabapple Rd.
Roswell, GA 30075
(404) 553-2175
Decatur
160 Clairemont Ave.
Decatur, GA 30030
(404) 553-2025
Dunwoody
1425 Dunwoody Village Pkwy.
Dunwoody, GA 30338
(404) 553-2100
Jacksonville, FL
10151 Deerwood Park Blvd.
Building 200
Suite 100
Jacksonville, FL 32256
(904) 996-1000
Lawrenceville
415 Grayson Hwy.
Lawrenceville, GA 30045
(770) 237-0121
Merchants Walk
1223 Johnson Ferry Rd.
Marietta, GA 30068
(770) 973-5494
Newnan
102 Newnan Crossing Bypass
Newnan, GA 30265
(404) 553-2325
Northlake
2255 Northlake Pkwy.
Tucker, GA 30084
(404) 553-2050
Peachtree Center
260 Peachtree St.
Suite 100
Atlanta, GA 30303
(404) 524-1171
Peachtree Corners
3500 Holcomb Bridge Rd.
Norcross, GA 30092
(404) 553-2150
Perimeter Center
2 Perimeter Center East
Atlanta, GA 30346
(404) 553-2075
Perimeter West
135 Perimeter Center West
Atlanta, GA 30346
(404) 553-2200
River Exchange
2080 Riverside Pkwy.
Lawrenceville, GA 30043
(404) 553-2125
Roswell
1325 Hembree Rd.
Roswell, GA 30076
(770) 667-9797
Sandy Springs
225 Sandy Springs Cir.
Sandy Springs, GA 30328
(404) 553-2250
Southlake
1267 Southlake Circle
Morrow, GA 30260
(404) 553-2225
Sugarloaf
1115 Old Peachtree Rd.
Suwanee, GA 30024
(678) 512-7000
Terrell Mill
1642 Powers Ferry Road SE
Suite 230
Marietta, GA 30067
(770) 952-0212
Toco Hills
2936 North Druid Hills Rd.
Atlanta, GA 30329
(404) 553-2275
Vinings
3020 Paces Mill Road
Suite 150
Atlanta, GA 30339
(770) 434-7800
Winder
133 West Athens Street
Suite C
Winder, GA 30680
(404) 553-2000
Operations Center
Atlanta
3 Corporate Square
7th Floor
Atlanta, GA 30329
(404) 639-6500
Mortgage Services

(404) 248-5466
(888) 248-5466
Investment Services*

(404) 248-5466
(888) 248-5466
Credit Insurance

LionMark Insurance Company
(404) 639-6872
SBA Loan Production Office
Covington, GA
1122 Pace Street
Covington, GA 30014
(770) 784-1956

*	Investment services offered exclusively through Reliance Corporation, LLC, member NASD/SIPC, an independent broker/dealer, and: are not FDIC insured or insured by any Federal Government Aggency; are not deposits or guaranteed by Fidelity Bank; and are subject to risk and my lose value.

Direct Stock Purchase and Dividend Reinvestment Plan
Fidelity Southern Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan was established to provide shareholders with an easy way to purchase shares of stock. This Plan allows shareholders to make initial direct stock purchases of $1,000 to $10,000. It also allows shareholders to reinvest their quarterly dividends and make cash investments in Fidelity’s common stock for a minimum of $100 up to $10,000 per transaction and $120,000 per year. Go to www.bnymellon.com/shareowner/isd or www.fidelitysouthern.com to get more information and purchase online.

Executive Offices	Telephone Banking
3490 Piedmont Road, NE	404-248-LION (5466)
Suite 1550	888-248-LION (5466)
Atlanta, GA 30305
404-639-6500

Online Banking
Main Office Number	www.lionbank.com
404-639-6500

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
Transfer Agent and Registrar
BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, New Jersey 07310-1900
(866) 203-4394
(201) 680-6685 (Outside the U.S. and Canada)
(800) 231-5469 (TDD phone – Hearing Impaired)
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
You can also send mail to BNY Mellon at:
Fidelity Southern Corporation
c/o BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015
Market Price — Common Stock

2008	High	Low
Fourth Quarter	$4.89	$1.49
Third Quarter	6.68	2.26
Second Quarter	8.68	4.26
First Quarter	10.30	7.24

2007	High	Low
Fourth Quarter	$15.05	$8.45
Third Quarter	17.44	12.98
Second Quarter	19.16	16.46
First Quarter	19.00	18.03
As of March 5, 2009, there were approximately 750 shareholders of record. In addition, shares of approximately 1,400 beneficial owners of Fidelity’s common stock were held by brokers, dealers, and their nominees.
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
We are:
Atlanta’s
Community Bank

FIDELITY SOUTHERN CORPORATION

3490 Piedmont Road NE | Suite 1550 | Atlanta, Georgia 30305

(404) 248-LION

www.fidelitysouthern.com